UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant    ☒

Filed by a Party other than the registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

ENERGY XXI (BERMUDA) LIMITED

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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(1)	Amount previously paid:

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JOINT PROXY STATEMENT/PROSPECTUS

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

The board of directors of Energy XXI (Bermuda) Limited (“EXXI”) and the board of directors of EPL Oil & Gas, Inc. (“EPL”) have each approved an Agreement and Plan of Merger between EXXI, Energy XXI Gulf Coast, Inc., a Delaware corporation and an indirect wholly owned subsidiary of EXXI (“OpCo”), Clyde Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of OpCo (“Merger Sub”), and EPL (the “merger agreement”), which provides for the acquisition of EPL by EXXI. Pursuant to the terms of the merger agreement, Merger Sub will merge with and into EPL, with EPL surviving as an indirect wholly owned subsidiary of EXXI (the “merger”).

If the merger is completed, each share of EPL common stock, par value $0.001 per share issued and outstanding, will be converted into the right to receive, at the election of the holder, but subject to proration with respect to the stock and cash portion so that approximately 65% of the aggregate merger consideration is paid in cash and approximately 35% in common shares of EXXI, par value $0.005 per share: (i) (x) 0.584 of a share of EXXI common stock and (y) $25.35 in cash without interest; (ii) $39.00 cash without interest; or (iii) 1.669 shares of EXXI common stock (collectively, the “merger consideration”). The merger consideration is fixed and will not be adjusted to reflect stock price changes prior to the closing of the merger. Shares of EXXI common stock outstanding before the completion of the merger will remain outstanding and will not be exchanged, converted or otherwise changed in the merger. EXXI common stock and EPL common stock are currently trading on the NASDAQ Global Select Market and the New York Stock Exchange, respectively, under the symbols “EXXI” and “EPL,” respectively. We urge you to obtain current market quotations of EXXI and EPL common stock.

Based on the estimated number of shares of EXXI and EPL common stock that will be outstanding immediately prior to the closing of the merger, we estimate that following the merger, existing EXXI shareholders will own approximately 75% of EXXI and former EPL stockholders will own approximately 25% of EXXI.

At a special meeting of EXXI shareholders, EXXI shareholders will be asked to vote on the proposals to (i) approve the issuance of shares of EXXI common stock to EPL stockholders in connection with the merger, and (ii) elect Scott A. Griffiths to serve as a class II director on the EXXI board of directors. Approval of each of these proposals requires the affirmative vote of a majority of the shares of EXXI common stock, present in person or represented by proxy at the EXXI special meeting and entitled to vote thereon, assuming there is a quorum.

All of the executive officers and directors and certain other members of management of EXXI have entered into agreements with EPL under which, subject to the terms and conditions of the agreement, they have agreed to vote all of their EXXI shares in favor of the issuance of shares of EXXI common stock to EPL stockholders in connection with the merger and for the election of Scott A. Griffiths to serve as a class II director to the EXXI board of directors. As of the date of this document, the executive officers, directors and specified other members of management of EXXI hold in the aggregate approximately 3.9% of the outstanding shares of EXXI common stock.

At a special meeting of EPL stockholders, EPL stockholders will be asked to vote on the adoption of the merger agreement. Approval of this proposal requires the affirmative vote of a majority of the shares of EPL common stock entitled to vote at the EPL special meeting. At the EPL special meeting, EPL stockholders will also be asked to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to EPL’s named executive officers that is based on or otherwise relates to the proposed transactions. At the EPL special meeting, EPL stockholders may also be asked to approve an adjournment of the EPL special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

All of the executive officers and directors of EPL have entered into agreements with EXXI, OpCo, and Merger Sub, under which, subject to the terms and conditions of the agreement, they have agreed to vote all of their EPL shares in favor of the adoption of the merger agreement and in favor of the merger. As of the date of this document, the executive officers and directors of EPL have voting power with respect to an aggregate of approximately 0.9% of the outstanding shares of EPL common stock.

The EXXI board of directors has unanimously approved the merger and the merger agreement and unanimously recommends that EXXI shareholders vote “FOR” the proposal to approve the issuance of shares of EXXI common stock to EPL stockholders in connection with the merger and “FOR” the proposal to elect Scott A. Griffiths to serve as a class II director on the EXXI board of directors.

The EPL board of directors has unanimously adopted and approved the merger and the merger agreement and unanimously recommends that the EPL stockholders vote “FOR” the proposal to adopt the merger agreement, “FOR” the approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to EPL’s named executive officers that is based on or otherwise relates to the proposed transactions and “FOR” the proposal to approve the adjournment of the EPL special meeting, if necessary or appropriate, to permit further solicitation of proxies in favor of the proposal to adopt the merger agreement.

The obligations of EXXI and EPL to complete the merger are subject to the satisfaction or waiver of several conditions. The accompanying joint proxy statement/prospectus contains detailed information about EXXI, EPL, the special meetings, the merger agreement and the merger. EXXI and EPL encourage you to read the joint proxy statement/prospectus carefully and in its entirety before voting, including the section titled “Risk Factors” beginning on page 37.

We look forward to the successful combination of EXXI and EPL.

Sincerely,

John D. Schiller, Jr. Chairman and Chief Executive Officer Energy XXI (Bermuda) Limited	Gary C. Hanna Chairman, President and Chief Executive Officer EPL Oil & Gas, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the joint proxy statement/prospectus or determined if the joint proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The joint proxy statement/prospectus is dated April 21, 2014 and is first being mailed to EXXI shareholders and EPL stockholders on or about April 23, 2014.

Energy XXI (Bermuda) Limited

Canon’s Court, 22 Victoria Street, PO Box HM

1179, Hamilton HM EX, Bermuda

(441) 295-2244

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS To Be Held On May 30, 2014

To the Shareholders of Energy XXI (Bermuda) Limited:

You are cordially invited to attend a Special Meeting of Shareholders at Canon’s Court, 22 Victoria Street Hamilton HM EX, Bermuda, on May 30, 2014, at 9 a.m., local time, for the following purposes:

•	to vote on a proposal to approve the issuance of shares of EXXI common stock, par value $0.005 per share, to the stockholders of EPL Oil & Gas, Inc., a Delaware corporation (“EPL”), as part of the merger consideration in connection with the merger contemplated by the Agreement and Plan of Merger, dated March 12, 2014, by and among EXXI, Energy XXI Gulf Coast, Inc., a Delaware corporation and indirect wholly owned subsidiary of EXXI (“OpCo”), Clyde Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of OpCo (“Merger Sub”), and EPL, as it may be amended from time to time (the “merger agreement”), a copy of which is included as Annex A to the joint proxy statement/prospectus of which this notice is a part; and

•	to vote on a proposal to elect Scott A. Griffiths to serve as a class II director on the EXXI board of directors.

EXXI will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournment or postponement thereof. Please refer to the joint proxy statement/prospectus of which this notice is a part for further information with respect to the business to be transacted at the special meeting.

The EXXI board of directors has fixed the close of business on April 21, 2014 as the record date for the special meeting. Only EXXI shareholders of record at that time are entitled to receive notice of, and to vote at, the special meeting or any adjournment or postponement thereof.

All of the executive officers and directors and certain other members of management of EXXI have entered into agreements with EPL under which, subject to the terms and conditions of the agreement, they have agreed to vote all of their EXXI shares in favor of the issuance of shares of EXXI common stock to EPL stockholders in connection with the merger and for the election of Scott A. Griffiths to serve as a class II director on the EXXI board of directors. As of the date of this document, the executive officers, directors and specified other members of management of EXXI hold in the aggregate approximately 3.9% of the outstanding shares of EXXI common stock.

Completion of the merger is conditioned on, among other things, approval of the issuance of shares of EXXI common stock shares to EPL stockholders and the election of Scott A. Griffiths to serve as a class II director on the EXXI board of directors, which requires the approval of a majority of the votes cast at the special meeting, assuming there is a quorum.

The EXXI board of directors has unanimously approved the merger and the merger agreement and unanimously recommends that EXXI shareholders vote “FOR” the proposal to approve the issuance of shares of EXXI common stock to EPL stockholders in connection with the merger and “FOR” the proposal to elect Scott A. Griffiths to serve as a class II director on the EXXI board of directors.

Your vote is very important, regardless of the number of shares that you own. Whether or not you expect to attend the special meeting in person, to ensure your representation at the special meeting, we urge you to review the accompanying materials carefully and submit a proxy to vote your shares as promptly as possible by any of the following methods:

Internet. You may submit a proxy electronically on the Internet by following the instructions at www.proxyvote.com. You will need the control number that appears on your proxy card to vote online. Internet voting facilities will be available 24 hours a day and will close at 11:59 p.m., Eastern Time, on the day before the EXXI special meeting.

Telephone. You may submit a proxy by telephone (from U.S. and Canada only) using the toll-free number: 888-859-0724. The telephone number is toll free, at no charge to our shareholders. Please have your proxy card in hand when you call. Telephone voting facilities will be available 24 hours a day and will close at 11:59 p.m., Eastern Time, on the day before the EXXI special meeting. An agent will be available to answer questions from 8:00 a.m. through 8:00 p.m. (Eastern Time), Monday through Friday.

Mail. You may indicate your vote by completing, signing and dating your proxy card and returning it in the enclosed reply envelope.

Submitting a proxy will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. Any eligible record holder of EXXI common stock who is present at the special meeting may vote in person, thereby canceling any previous proxy. In any event, a proxy may be revoked in writing at any time before the special meeting in the manner described in the accompanying document. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished by the bank, broker or other nominee.

The enclosed joint proxy statement/prospectus provides a detailed description of the merger and the merger agreement and the other matters to be considered at the special meeting. We urge you to carefully read the joint proxy statement/prospectus, including any documents incorporated by reference, and the Annexes in their entirety. If you have any questions concerning the merger or the joint proxy statement/prospectus, would like additional copies or need help voting your shares of EXXI common stock, please contact EXXI’s proxy solicitor:

Eagle Rock Proxy Advisors LLC

12 Commerce Drive

Cranford, NJ 07016

Please Call Toll Free at 888-859-0724.

By Order of the EXXI Board of Directors,

John D. Schiller, Jr. Chairman and Chief Executive Officer

Houston, Texas

April 21, 2014

EPL Oil & Gas, Inc.

919 Milam Street, Suite 1600

Houston, Texas 77002

(713) 228-0711

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS To Be Held On May 30, 2014

To the Stockholders of EPL Oil & Gas, Inc.:

We are pleased to invite you to attend the special meeting of stockholders of EPL, at The Four Seasons Hotel, 1300 Lamar St., Houston, Texas on May 30, 2014, at 9:30 a.m., local time, for the following purposes:

•	to vote on a proposal to adopt the Agreement and Plan of Merger, dated as of March 12, 2014, by and among EPL, Energy XXI (Bermuda) Limited, an exempted company under the laws of Bermuda (“EXXI”), Energy XXI Gulf Coast, Inc., a Delaware corporation and indirect wholly owned subsidiary of EXXI (“OpCo”), and Clyde Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of OpCo (“Merger Sub”), as it may be amended from time to time (the “merger agreement”), a copy of which is included as Annex A to the joint proxy statement/prospectus of which this notice is a part;

•	to consider and cast an advisory (non-binding) vote on the compensation that may be paid or become payable to EPL’s named executive officers that is based on or otherwise relates to the proposed transactions; and

•	to vote on a proposal to approve the adjournment of the EPL special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the first proposal listed above.

EPL will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournment or postponement thereof. Please refer to the joint proxy statement/prospectus of which this notice is a part for further information with respect to the business to be transacted at the EPL special meeting.

The EPL board of directors has fixed the close of business on April 21, 2014 as the record date for the EPL special meeting. Only EPL stockholders of record at that time are entitled to receive notice of, and to vote at, the EPL special meeting or any adjournment or postponement thereof. A complete list of such stockholders will be available for inspection by any EPL stockholder for any purpose germane to the special meeting during ordinary business hours at EPL’s offices at 919 Milam, Suite 1600, Houston, Texas 77002 for the ten days preceding the EPL special meeting. The eligible EPL stockholder list will also be available at the EPL special meeting for examination by any stockholder present at such meeting.

All of the executive officers and directors of EPL have entered into agreements with EXXI, OpCo and Merger Sub under which, subject to the terms and conditions of the merger agreement, they have agreed to vote all of their EPL shares in favor of the merger agreement. As of the date of this document, the executive officers and directors of EPL have voting power with respect to an aggregate of approximately 0.9% of the issued and outstanding shares of EPL common stock entitled to vote at the EPL special meeting.

Completion of the merger is conditioned on adoption of the merger agreement by the EPL stockholders, which requires the affirmative vote of a majority of the issued and outstanding shares of EPL common stock that are entitled to vote at the EPL special meeting.

The EPL board of directors has unanimously adopted and approved the merger and the merger agreement and unanimously recommends that EPL stockholders vote “FOR” the proposal to adopt the merger agreement, “FOR” the approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to EPL’s named executive officers that is based on or otherwise relates to the proposed transactions and “FOR” the proposal to approve the adjournment of the EPL special meeting, if necessary or appropriate, to permit further solicitation of proxies in favor of the proposal to adopt the merger agreement.

Your vote is very important, regardless of the number of shares that you own. Regardless of whether you expect to attend the EPL special meeting in person, to ensure your representation at the EPL special meeting, we urge you to submit a proxy to vote your shares as promptly as possible by (i) accessing the internet site listed on the EPL proxy card, (ii) calling the toll-free number listed on the EPL proxy card or (iii) submitting your EPL proxy card by mail by using the provided self-addressed, stamped envelope.

Submitting a proxy will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. Any eligible record holder of EPL stock who is present at the EPL special meeting may vote in person, thereby revoking any previous proxy. In any event, a proxy may be revoked in writing at any time before the EPL special meeting in the manner described in the accompanying joint proxy statement/prospectus. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished by such bank, broker or other nominee.

The enclosed joint proxy statement/prospectus provides a detailed description of the merger and the merger agreement and the other matters to be considered at the EPL special meeting. We urge you to carefully read the joint proxy statement/prospectus, including any documents incorporated by reference, and the Annexes in their entirety. If you have any questions concerning the merger or the joint proxy statement/prospectus, would like additional copies or need help voting your shares of EPL common stock, please contact EPL’s proxy solicitor:

MacKenzie Partners Inc.

105 Madison Avenue

New York, NY 10016

proxy@mackenziepartners.com

Stockholders, please call toll free: (800) 322-2885

Banks and Brokerage Firms, please call collect: (212) 929-5500

By Order of the EPL Board of Directors,

David P. Cedro Senior Vice President, Chief Accounting Officer and Corporate Secretary

Houston, Texas

April 21, 2014

ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates important business and financial information about EXXI and EPL from other documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference into this joint proxy statement/prospectus free of charge by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

Eagle Rock Proxy Advisors LLC 12 Commerce Drive Cranford, NJ 07016 Please Call Toll Free at 888-859-0724. Outside of the U.S., Call Collect at 908-497-2340	MacKenzie Partners Inc. 105 Madison Avenue New York, NY 10016 proxy@mackenziepartners.com Please Call Toll Free at (800) 322-2885 Please Call Collect at (212) 929-5500

Investors may also consult EXXI’s or EPL’s website for more information about EXXI or EPL, respectively. EXXI’s website is www.energyxxi.com. EPL’s website is www.eplweb.com. Information included on these websites is not incorporated by reference into this joint proxy statement/prospectus.

If you would like to request any documents, please do so by May 25, 2014, in order to receive them before the special meetings.

For a more detailed description of the information incorporated by reference in this joint proxy statement/ prospectus and how you may obtain it, see “Where You Can Find More Information” beginning on page 209.

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (the “SEC”) by EXXI, constitutes a prospectus of EXXI under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of EXXI common stock to be issued to EPL stockholders in connection with the merger. This joint proxy statement/ prospectus also constitutes a joint proxy statement for both EXXI and EPL under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and notices of meeting with respect to the special meetings of EXXI shareholders and EPL stockholders.

You should rely only on the information contained in or incorporated by reference into this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/ prospectus is dated April 21, 2014. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this joint proxy statement/prospectus is accurate as of any date other than the date of the incorporated document. Neither our mailing of this joint proxy statement/prospectus to EXXI shareholders or EPL stockholders nor the issuance by EXXI of shares of common stock pursuant to the merger agreement will create any implication to the contrary.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation. Information contained in this joint proxy statement/ prospectus regarding EXXI has been provided by EXXI and information contained in this joint proxy statement/prospectus regarding EPL has been provided by EPL.

All references in this joint proxy statement/prospectus to “EXXI” refer to Energy XXI (Bermuda) Limited, an exempt company formed under the laws of Bermuda; all references in this joint proxy statement/prospectus to “OpCo” refer to Energy XXI Gulf Coast, Inc., a Delaware corporation and an indirect wholly owned subsidiary of EXXI; all references in this joint proxy statement/prospectus to “Merger Sub” refer to Clyde Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of OpCo formed for the sole purpose of effecting the merger; all references in this joint proxy statement/prospectus to “EPL” refer to EPL Oil & Gas, Inc., a Delaware corporation. Unless otherwise indicated or as the context requires, all references in this joint proxy statement/prospectus to “we,” “our” and “us” refer to EXXI and EPL collectively; and, unless otherwise indicated or as the context requires, all references to the “merger agreement” refer to the Agreement and Plan of Merger, dated as of March 12, 2014, by and among Energy XXI (Bermuda) Limited, Energy XXI Gulf Coast, Inc., Clyde Merger Sub, Inc. and EPL Oil & Gas, Inc., which is incorporated by reference into this joint proxy statement/prospectus and a copy of which is included as Annex A to this joint proxy statement/ prospectus, as the same may be amended from time to time. EXXI and EPL, subject to and following completion of the merger, are sometimes referred to in this joint proxy statement/prospectus as the “combined company.”

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QUESTIONS AND ANSWERS

The following are some questions that you, as an EXXI shareholder or an EPL stockholder, may have regarding the merger and the other matters being considered at the special meetings and the answers to those questions. EXXI and EPL urge you to carefully read the remainder of this joint proxy statement/ prospectus, including any documents incorporated by reference, and the Annexes in their entirety because the information in this section does not provide all of the information that might be important to you with respect to the merger agreement, the merger and the other matters being considered at the special meetings.

Q:	Why am I receiving this joint proxy statement/prospectus?

A:	EXXI and EPL have agreed to a business combination pursuant to the terms of the merger agreement that is described in this joint proxy statement/prospectus. A copy of the merger agreement is included in this joint proxy statement/prospectus as Annex A.

In order to complete the merger, among other conditions:

•	EXXI shareholders must approve the issuance of EXXI common shares to EPL stockholders in connection with the merger;

•	EXXI shareholders must elect Scott A. Griffiths to serve as a class II director on the EXXI board of directors; and

•	EPL stockholders must adopt the merger agreement.

EXXI and EPL will hold separate special meetings of their shareholders or stockholders, as the case may be, to obtain these approvals. This joint proxy statement/prospectus, including its Annexes, contains and incorporates by reference important information about EXXI and EPL, the merger and the special meetings of EXXI and EPL. You should read all of the available information carefully and in its entirety.

Q:	What effect will the merger have?

A:	EXXI and EPL have entered into the merger agreement pursuant to which EPL will become an indirect wholly owned subsidiary of EXXI and EPL stockholders will receive the merger consideration in exchange for their shares of EPL common stock.

Q:	What will I receive in the merger?

A:	EXXI Shareholders: Whether or not the merger is completed, EXXI shareholders will retain the EXXI common stock that they currently own. They will not receive any merger consideration, and they will not receive any additional shares of EXXI common stock in the merger.

A:	EPL Stockholders: At the effective time of the merger (the “effective time”), each share of EPL common stock issued and outstanding immediately prior to such effective time (excluding shares held by EPL in treasury, any shares held by EXXI, OpCo or Merger Sub and any shares held by any other subsidiary of EXXI or EPL and dissenting shares in accordance with Delaware law) will be converted into the right to receive, at the election of the holder but subject to proration with respect to the stock and cash portion so that approximately 65% of the aggregate merger consideration is paid in cash and approximately 35% is paid in shares of EXXI common stock, one of the following:

•	1.669 shares of EXXI common stock (which, based on $23.46, the closing price of shares of EXXI common stock as of April 16, 2014, had a value of $39.15 on a rounded basis) (any such election referred to as a “stock election”);

•	$39.00 in cash without interest (any such election referred to as a “cash election”); or

•	0.584 of a share of EXXI common stock (which, based on $23.46, the closing price of shares of EXXI common stock as of April 16, 2014, had a value of $13.70 on a rounded basis) and $25.35 in cash without interest (any such election referred to as a “mixed election”).

The closing price of EPL common stock as of April 16, 2014 was $38.78 per share.

The greater the oversubscription of the stock election, the less stock and more cash an EPL stockholder making the stock election will receive. Reciprocally, the greater the oversubscription of the cash election, the less cash and more stock an EPL stockholder making the cash election will receive. However, in no event will an EPL stockholder who makes the cash election receive less cash and more shares of EXXI common stock than a stockholder who makes the mixed election. Furthermore, in no event will an EPL stockholder who makes the stock election receive fewer shares of EXXI common stock and more cash than a stockholder who makes the mixed election.

For a more complete description of what EPL stockholders will be entitled to receive pursuant to the merger, see “The Merger Agreement—Terms of the Merger; Merger Consideration” on page 133.

Q:	What is the value of the merger consideration?

A:	EPL stockholders who make a cash election will, subject to proration, receive $39.00 per share of EPL common stock. Because EXXI will issue approximately 23.4 million shares of EXXI common stock as part of the merger consideration in exchange for all of the shares of EPL common stock, the value of the merger consideration that EPL stockholders who make a stock election or a mixed election (or a cash election, if over-subscribed) receive will depend on the price per share of EXXI common stock at the effective time. That price will not be known at the time of the special meetings and may be greater or less than the current price or the price at the time of the special meetings. We urge you to obtain current market quotations of EXXI common stock and EPL common stock. See “Risk Factors” beginning on page 37.

Q:	When and where will the special meetings be held?

A:	EXXI Shareholders: The special meeting of EXXI shareholders (the “EXXI special meeting”) will be held at Canon’s Court, 22 Victoria Street Hamilton HM EX, Bermuda on May 30, 2014, at 9 a.m., local time.

EPL Stockholders: The special meeting of EPL stockholders (the “EPL special meeting”) will be held at The Four Seasons Hotel, 1300 Lamar St., Houston, Texas on May 30, 2014, at 9:30 a.m., local time.

Q:	Who is entitled to vote at the special meetings?

A:	EXXI Shareholders: The record date for the EXXI special meeting is April 21, 2014. Only record holders of shares of EXXI common stock at the close of business on such date are entitled to notice of, and to vote at, the EXXI special meeting or any adjournment or postponement thereof.

EPL Stockholders: The record date for the EPL special meeting is April 21, 2014. Only record holders of shares of EPL common stock at the close of business on such date are entitled to notice of, and to vote at, the EPL special meeting or any adjournment or postponement thereof.

Q:	What constitutes a quorum at the special meetings?

A:	EXXI Shareholders: Shareholders who hold shares representing at least 33 and 1/3% of the voting power of all outstanding shares of capital stock entitled to vote at the EXXI special meeting must be present in person or represented by proxy to constitute a quorum. All shares of EXXI common stock represented at the EXXI special meeting, including shares that are represented but that vote to abstain and broker non-votes, will be treated as present for purposes of determining the presence or absence of a quorum.

EPL Stockholders: Stockholders who hold shares representing at least a majority of the outstanding voting power of all outstanding classes of capital stock entitled to vote at the EPL special meeting must be present in person or represented by proxy to constitute a quorum. In connection with the EPL special meeting, shares of EPL common stock represented at the EPL special meeting, including shares that are represented but abstain, will be treated as present for purposes of determining the presence or absence of a quorum. Broker non-votes will not be treated as present for purposes of determining the presence or absence of a quorum.

Additional information on the quorum requirements can be found under “The EXXI Special Meeting—Quorum” on page 50 with respect to EXXI and “The EPL Special Meeting—Quorum” on page 55 with respect to EPL.

Q:	How do I vote if I am a shareholder or stockholder of record?

A:	EXXI Shareholders: Record holders may vote or submit a proxy to have their shares of EXXI common stock voted by one of the following methods:

•	Internet. You may submit a proxy electronically on the Internet by following the instructions at www.proxyvote.com. You will need the control number that appears on your proxy card to vote online. Internet voting facilities will be available 24 hours a day and will close at 11:59 p.m., Eastern Time, on the day prior to the EXXI special meeting.

•	Telephone. You may submit a proxy by telephone (from U.S. and Canada only) using the toll-free number: 888-859-0724. The telephone number is toll free, at no charge to EXXI shareholders. Please have your proxy card in hand when you call. Telephone voting facilities will be available 24 hours a day and will close at 11:59 p.m., Eastern Time, on the day prior to the EXXI special meeting. An agent will be available to answer questions from 8:00 a.m. through 8:00 p.m. (Eastern Time), Monday through Friday.

•	Mail. You may indicate your vote by completing, signing and dating your proxy card and returning it in the enclosed reply envelope.

•	In person. You may vote in person at the EXXI special meeting by completing a ballot; however, attending the meeting without completing a ballot will not count as a vote.

If you hold shares of EXXI common stock in “street name” through a bank, broker or other nominee, please follow the voting instructions provided by your bank, broker or other nominee to ensure that your shares are represented at the EXXI special meeting.

EPL Stockholders: If you were a record holder of EPL stock at the close of business on the record date for the EPL special meeting, you may vote in person by attending the EPL special meeting or, to ensure that your shares are represented at the EPL special meeting, you may authorize a proxy to vote by:

•	Internet. You may submit a proxy electronically on the Internet by following the instructions at www.proxyvote.com. You will need the control number that appears on your proxy card to vote online. Internet voting facilities will be available 24 hours a day and will close at 11:59 p.m., Eastern Time, on the day prior to the EPL special meeting.

•	Telephone. You may submit a proxy by telephone (from U.S. and Canada only) using the toll-free number: (800) 322-2885. The telephone number is toll free, at no charge to EPL stockholders. Please have your proxy card in hand when you call. Telephone voting facilities will be available 24 hours a day and will close at 11:59 p.m., Eastern Time, on the day prior to the EPL special meeting. An agent will be available to answer questions from 8:00 a.m. through 8:00 p.m. (Eastern Time), Monday through Friday.

•	Mail. You may indicate your vote by completing, signing and dating your proxy card and returning it in the enclosed reply envelope.

•	In person. You may vote in person at the EPL special meeting by completing a ballot; however, attending the meeting without completing a ballot will not count as a vote.

If you hold EPL shares in “street name” through a bank, broker or other nominee, please follow the voting instructions provided by your bank, broker or other nominee to ensure that your shares are represented at the EPL special meeting.

Q:	How many votes do I have?

A:	EXXI Shareholders: With respect to each proposal to be presented at the EXXI special meeting, holders of EXXI common stock are entitled to one vote for each share of EXXI common stock owned at the close of business on the EXXI record date. At the close of business on the EXXI record date, there were 70,340,943 shares of EXXI common stock outstanding and entitled to vote at the EXXI special meeting.

EPL Stockholders: With respect to each proposal to be presented at the EPL special meeting, holders of EPL common stock as of the EPL record date are entitled to one vote for each share of EPL common stock owned at the close of business on the EPL record date. At the close of business on the EPL record date, there were 39,206,958 shares of EPL common stock outstanding and entitled to vote at the EPL special meeting.

Q:	Who will serve on the board of directors of EXXI following the completion of the merger?

A:	The merger agreement provides that, upon completion of the merger, the board of directors of EXXI will consist of seven members, including, (i) six members who are the current members of the existing EXXI board of directors (currently five of whom are independent for purposes of the rules of the NASDAQ) and (ii) one member designated by the current members of the EPL board of directors, subject to the consent of the EXXI nomination committee, who will stand for election as a class II director at the special meeting. Prior to the initial filing of this joint proxy statement/prospectus, the EPL board of directors designated, and the EXXI nomination committee approved, Scott A. Griffiths to stand for election to the EXXI board of directors at the EXXI special meeting. The election of Mr. Griffiths by the EXXI shareholders at the special meeting to serve as a class II director on the EXXI board until the EXXI shareholder meeting in the fall of 2016 is a condition to the consummation of the merger. As of the date of this joint proxy statement/prospectus, it is anticipated that John D. Schiller, Jr., William Colvin, Paul Davison, Cornelius Dupré II, Hill A. Feinberg, Kevin Flannery, and Scott A. Griffiths will serve as members of the board of directors of EXXI following the merger.

Q:	Who will serve as executive management of EXXI following the completion of the merger?

A:	Following the completion of the merger, it is anticipated that each of the EXXI executive officers will continue in their current positions, and under the same compensation plans and arrangements that were in place prior to the merger.

Q:	What vote is required to approve each proposal?

A:	EXXI Shareholders: The approval of each of (i) the issuance of EXXI common shares to EPL stockholders in connection with the merger and (ii) the election of Scott A. Griffiths to serve as a class II director on the EXXI board of directors requires the affirmative vote of a majority of the shares of EXXI common stock, present in person or represented by proxy at the EXXI special meeting and entitled to vote thereon, assuming there is a quorum.

A failure to vote, abstentions and broker non-votes will not be counted and will not affect the outcome of the vote on these proposals.

EPL Stockholders: The adoption of the merger agreement requires the affirmative vote of a majority of the issued and outstanding shares of EPL common stock that are entitled to vote at the EPL special meeting. Failures to vote, broker non-votes and abstentions will have the same effect as a vote “AGAINST” the approval of such proposal.

The approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to EPL’s named executive officers that is based on or otherwise relates to the proposed transactions requires the affirmative vote of the holders of a majority of the outstanding voting power of all classes of EPL stock present, in person or represented by proxy, at the special meeting and entitled to vote at the meeting and which has actually been voted, assuming there is a quorum present. Failures to vote, abstentions and broker non-votes will have no effect on the vote for this proposal.

The adjournment of the EPL special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding voting power of all classes of stock entitled to vote thereon, present in person or represented by proxy and entitled to vote at the meeting and which has actually been voted at the EPL special meeting. If a quorum is not present, EPL’s bylaws permit the Chairman to adjourn the meeting without a stockholder vote. Failures to vote, abstentions and broker non-votes will have no effect on the vote for this proposal.

Q:	How does the EXXI board of directors recommend that EXXI shareholders vote?

A:	The EXXI board of directors has unanimously approved the merger and the merger agreement and unanimously recommends that EXXI shareholders vote “FOR” the proposal to approve the issuance of shares of EXXI common stock to EPL stockholders in connection with the merger and “FOR” the proposal to elect Scott A. Griffiths to serve as a class II director on the EXXI board of directors.

Q:	How does the EPL board of directors recommend that EPL stockholders vote?

A:	The EPL board of directors has unanimously adopted and approved the merger agreement and determined that, on the terms and subject to the conditions set forth in the merger agreement, the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to and in the best interests of EPL and its stockholders. Accordingly, the EPL board of directors unanimously recommends that EPL stockholders vote “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to EPL’s named executive officers that is based on or otherwise relates to the proposed transactions and “FOR” the proposal to approve the adjournment of the EPL special meeting, if necessary or appropriate, to permit further solicitation of proxies in favor of the proposal to adopt the merger agreement.

Q:	My shares are held in “street name” by my bank, broker or other nominee. Will my bank, broker or other nominee automatically vote my shares for me?

A:	No. If your shares are held through a bank, broker or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” The “record holder” of such shares is your bank, broker or other nominee, and not you. If this is the case, this joint proxy statement/prospectus has been forwarded to you by your bank, broker or other nominee. You must provide the record holder of your shares with instructions on how to vote your shares. Otherwise, your bank, broker or other nominee may not vote your shares on any of the proposals to be considered at the EXXI special meeting or the EPL special meeting, as applicable, and a broker non-vote will result.

In connection with the EXXI special meeting, broker non-votes will have no effect on the proposals to be considered at the EXXI special meeting.

In connection with the EPL special meeting, broker non-votes will have (i) the same effect as a vote “AGAINST” the proposal to adopt the merger agreement, (ii) no effect on the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to EPL’s named executive officers that is based on or otherwise relates to the proposed transactions and (iii) no effect on the proposal to approve the adjournment of the EPL special meeting, if necessary or appropriate, to permit further solicitation of proxies in favor of the proposal to adopt the merger agreement.

Please follow the voting instructions provided by your bank, broker or other nominee so that it may vote your shares on your behalf. Please note that you may not vote shares held in street name by returning a proxy card directly to EXXI or EPL or by voting in person at the special meeting unless you first obtain a “legal proxy” from your bank, broker or other nominee.

Q:	What will happen if I fail to vote or I abstain from voting?

A:	EXXI Shareholders: If you fail to vote, attend the EXXI special meeting and abstain or mark your proxy or voting instructions to abstain, it will not have any effect on the vote for the proposals.

EPL Stockholders: If you fail to vote or abstain from voting, it will have (i) the same effect as a vote “AGAINST” the proposal to adopt the merger agreement, (ii) no effect on the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to EPL’s named executive officers that is based on or otherwise relates to the proposed transactions and (iii) no effect on the proposal to approve the adjournment of the EPL special meeting, if necessary or appropriate, to permit further solicitation of proxies in favor of the proposal to adopt the merger agreement.

Q:	What will happen if I return my proxy card without indicating how to vote?

A:	EXXI Shareholders: If you properly complete and sign your proxy card but do not indicate how your shares of EXXI common stock should be voted on a proposal, the shares of EXXI common stock represented by your proxy will be voted as the EXXI board of directors recommends and, therefore, “FOR” (i) the issuance of EXXI common shares to EPL stockholders in connection with the merger and (ii) the election of Scott A. Griffiths to serve as a class II director on the EXXI board of directors.

EPL Stockholders: If you properly complete and sign your proxy card but do not indicate how your shares of EPL common stock should be voted on a proposal, the shares of EPL common stock represented by your proxy will be voted as the EPL board of directors recommends and, therefore, “FOR” (i) the proposal to adopt the merger agreement, (ii) the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to EPL’s named executive officers that is based on or otherwise relates to the proposed transactions and (iii) the proposal to approve the adjournment of the EPL special meeting, if necessary or appropriate, to permit further solicitation of proxies in favor of the proposal to adopt the merger agreement.

Q:	Can I change my vote or revoke my proxy after I have returned a proxy or voting instruction card?

A:	Yes.

If you are the record holder of either EXXI or EPL common stock, you can change your vote or revoke your proxy at any time before your proxy is voted at the applicable special meeting. You can do this by:

•	timely delivering a signed written notice of revocation;

•	timely delivering a new, valid proxy bearing a later date (including by telephone or through the internet); or

•	attending the special meeting and voting in person, which will automatically cancel any proxy previously given, or revoking your proxy in person. Simply attending the EXXI special meeting or the EPL special meeting without voting will not revoke any proxy that you have previously given or change your vote.

If you choose either of the first two methods, your notice of revocation or your new proxy must be received by the Secretary of EXXI or EPL, as applicable, no later than the beginning of the applicable special meeting.

Regardless of the method used to deliver your previous proxy, you may revoke your proxy by any of the above methods.

If you hold shares of EXXI or EPL in “street name”: If your shares are held in street name, you must contact your bank, broker or other nominee to change your vote.

Q:	What are the expected material U.S. federal income tax consequences of the merger to a U.S. holder of EPL common stock?

A:	The receipt of the merger consideration by a U.S. holder (as such term is defined below under “Material U.S. Federal Income Tax Consequences”) of EPL common stock in exchange for shares of EPL common stock pursuant to the merger will be a fully taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder who receives the merger consideration in exchange for shares of EPL common stock pursuant to the merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between (i) the sum of the fair market value as of the effective time of any EXXI common stock received and the amount of any cash received, and (ii) the U.S. holder’s adjusted tax basis in its shares of EPL common stock.

For a more detailed discussion of the material U.S. federal income tax consequences of the merger to U.S. holders of EPL common stock, see the section titled “Material U.S. Federal Income Tax Consequences” beginning on page 163. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. You are encouraged to consult your tax advisor to determine the tax consequences of the merger to you.

Q:	What are the expected material U.S. federal income tax consequences of the merger to a non-U.S. holder of EPL common stock?

A:	A non-U.S. holder (as such term is defined below under “Material U.S. Federal Income Tax Consequences”) of EPL common stock is not expected to be subject to U.S. federal income tax as a result of its receipt of the merger consideration in exchange for shares of EPL common stock pursuant to the merger, unless the non-U.S. holder (i) is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year of the merger and certain other conditions are met, (ii) is engaged in trade or business in the United States (and, if required by an applicable tax treaty, maintains a permanent establishment in the United States), or (iii) actually or constructively owns, or owned at any time during the five-year period ending on the date of the merger or, if shorter, the non-U.S. holder’s holding period for its EPL common stock, more than 5% of the shares of EPL common stock.

For a more detailed discussion of the material U.S. federal income tax consequences of the merger to non-U.S. holders of EPL common stock, see the section titled “Material U.S. Federal Income Tax Consequences” beginning on page 163. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. You are encouraged to consult your tax advisor to determine the tax consequences of the merger to you.

Q:	When do you expect the merger to be completed?

A:	EXXI and EPL hope to complete the merger as soon as reasonably possible and expect the closing of the merger to occur on or about June 3, 2014. However, the merger is subject to the satisfaction or waiver of other conditions, and it is possible that factors outside the control of EXXI and EPL could result in the merger being completed at an earlier time, a later time or not at all.

Q:	Do I need to do anything with my shares of common stock other than vote for the proposals at the special meeting?

A:	EXXI Shareholders: If you are an EXXI shareholder, after the merger is completed, you are not required to take any action with respect to your shares of EXXI common stock.

EPL Stockholders: A form of election was included in the mailing with this joint proxy statement/prospectus. You should carefully review and follow the instructions accompanying that form of election.

You will make your cash, stock or mixed election by properly completing, signing and returning the form of election to either Continental Stock Transfer & Trust Co. (“Continental”) as exchange agent for EXXI’s common stock in the United States or Capita Asset Services (“Capita”) as exchange agent for EXXI’s common stock in the United Kingdom.

Do NOT submit any stock certificates (or evidence of shares in book-entry form) with your proxy card.

For more details on the election procedures, see “The Merger Agreement—Exchange Procedures” on page 134.

Q:	If I am an EPL stockholder, when must I elect the type of merger consideration that I prefer to receive?

A:	Not less than 30 days prior to the anticipated effective time (the “election form mailing date”), EPL will mail an election form to each holder of record of EPL common stock (including any restricted shares and any holders of phantom shares and net exercise shares, but excluding any excluded shares) as of a record date that is five business days prior to the election form mailing date. Holders of EPL common stock who wish to elect the type of merger consideration they prefer to receive pursuant to the merger should review and follow carefully the instructions set forth in the election form. These instructions require that a properly completed and signed election form be received by the exchange agent by the election deadline, which is 5:00 p.m., Eastern Time, on the second business day prior to the effective time. If an EPL stockholder does not submit a properly completed and signed election form to the exchange agent by the election deadline, that stockholder will receive a mix of cash and stock consideration consisting of $25.35 in cash and 0.584 of a share of EXXI common stock in exchange for each EPL share.

Q:	Can I change my election after the form of election has been submitted?

A:	Yes. You may revoke your election prior to the election deadline by submitting a written notice of revocation to the exchange agent or by submitting new election materials. Revocations must specify the name in which your shares of EPL common stock are registered on the stock transfer books of EPL and such other information as the exchange agent may request. If you wish to submit a new election, you must do so in accordance with the election procedures described in this joint proxy statement/prospectus and in the form of election you received with this joint proxy statement/prospectus. If you instructed a broker, bank, trustee or other nominee to submit an election for your shares of EPL common stock, you must follow the directions of your broker, bank, trustee or other nominee for changing those instructions. Whether you revoke your election by submitting a written notice of revocation or by submitting new election materials, the notice of materials must be received by the exchange agent by the election deadline in order for the revocation or new election to be valid. See “The Merger—EPL Stockholders Making Elections—Election Revocation and Changes” on page 127.

Q:	How may I transfer shares of EPL common stock after I make my election?

A:	EPL stockholders who have made elections will be unable to sell or otherwise transfer their shares after making the election, unless the election is properly revoked before the election deadline or unless the merger agreement is terminated. See “The Merger—EPL Stockholders Making Elections—Impact of Selling Shares as to which an Election has Already Been Made” on page 127.

Q:	What if I do not send a form of election or it is not received?

A:	If the exchange agent does not receive a properly completed form of election from you before the election deadline, then you will have no control over the type of merger consideration you receive. EPL stockholders not making an election will be deemed to have made a mixed election. See “The Merger—EPL Stockholders Making Elections—Non-Electing Holders.” You bear the risk of delivery and should send any form of election by courier or by hand to the appropriate address shown in the form of election.

If you do not make a valid election with respect to any shares of EPL common stock you own of record, you will receive written instructions from the exchange agent after completion of the proposed transactions on how to exchange your shares of EPL common stock for the merger consideration.

Q:	May I submit a form of election even if I do not vote to adopt the merger agreement?

A:	Yes. You may submit a form of election even if you vote against the adoption of the merger agreement or if you abstain from voting.

Q:	How will I receive the merger consideration to which I am entitled?

A:	You will be paid the merger consideration as promptly as practicable after the effective time and after receipt by the exchange agent of your stock certificates (or evidence of shares in book-entry form), a duly executed letter of transmittal and any additional documents required by the procedures set forth in the form of election or the letter of transmittal. In lieu of any fractional shares of EXXI common stock to which an EPL stockholder would otherwise be entitled, such stockholder will receive cash. No interest will be paid or accrued on any cash amounts received as merger consideration or in lieu of any fractional shares. See “The Merger Agreement— Exchange Procedures.”

Q:	Should I send in my share certificates now?

A:	No. If EXXI and EPL complete the merger, former EPL stockholders will receive written instructions for exchanging their EPL share certificates. EXXI will issue shares of EXXI common stock to former holders of EPL common stock in uncertificated form as a notation on the EXXI shareholders register.

Q:	What will happen to EPL’s stock options and restricted stock in the merger?

A:	Immediately prior to the effective time, each outstanding option to purchase shares of EPL common stock will be deemed exercised pursuant to a cashless exercise and be converted into the right to receive all cash, with such cash paid out of the cash portion of the merger consideration, without being subject to proration.

Immediately prior to the effective time, each outstanding share of EPL restricted stock will become fully vested and be treated as a share of EPL common stock for all purposes under the merger agreement, including the right to receive the merger consideration.

Q:	Are EPL stockholders entitled to appraisal rights?

A:	Yes. Under Delaware law, if the merger is completed, in lieu of receiving the merger consideration provided by the merger agreement, holders of record of EPL common stock who do not vote in favor of adopting the merger agreement and who comply with the requirements set forth in Section 262 of the Delaware General Corporation Law (the “DGCL”) will have the right to have the fair value of their shares determined by the Delaware Court of Chancery and to receive a cash payment of the amount determined by the Court of Chancery as the fair value, together with interest on that amount from the effective time until such payment is made. Appraisal rights will be available only to holders of EPL common stock who deliver a written demand for appraisal to EPL prior to the special meeting of EPL stockholders to vote on the proposal to adopt the merger agreement and who comply with the other procedures and requirements set forth in Section 262 of the DGCL. These procedures and requirements are summarized beginning on page 200 in this joint proxy statement/prospectus. If the holders of more than 10% of the outstanding shares of EPL common stock demand appraisal, then EXXI is not required to consummate the merger. The fair value amount as determined by the Delaware Court of Chancery could be more than, the same as or less than the amount a stockholder would be entitled to receive under the terms of the merger agreement. A copy of Section 262 of the DGCL is included as Annex E to this joint proxy statement/prospectus. For additional information, see the section titled “Appraisal Rights” beginning on page 200.

Q:	What happens if I sell my shares of EPL common stock before the EPL special meeting?

A:	The record date for the EPL special meeting is earlier than the date of the EPL special meeting and the date that the merger is expected to be completed. If you transfer your EPL shares after the EPL record date but before the EPL special meeting, you will retain your right to vote at the EPL special meeting, but will have transferred the right to receive the merger consideration in the merger and will lose your appraisal rights. In order to receive the merger consideration, you must hold your shares through the effective time.

Q:	What does it mean if I receive more than one set of materials?

A:	This means you own shares of both EXXI and EPL common stock or you own shares of EXXI or EPL common stock that are registered under different names. For example, you may own some shares directly as a shareholder or stockholder of record and other shares through a bank, broker or other nominee or you may own shares through more than one bank, broker or other nominee. In these situations, you will receive multiple sets of proxy materials. You must complete, sign and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the voting instruction forms you receive in order to vote all of the shares of EXXI and/or EPL common stock that you own. Each proxy card you receive will come with its own self-addressed, stamped envelope; if you submit your proxy by mail, make sure you return each proxy card in the return envelope that accompanied that proxy card.

Q:	How can I find out more information?

A:	For more information about EXXI and EPL, see the section titled “Where You Can Find More Information” beginning on page 209.

Q:	Who can help answer my questions?

A:	EXXI Shareholders: Shareholders who have questions about the merger, the other matters to be voted on at the special meetings, how to submit a proxy or desire additional copies of this joint proxy statement/prospectus or additional proxy cards should contact: Eagle Rock Proxy Advisors LLC, 12 Commerce Drive, Cramford, New Jersey 07016.

EPL Stockholders: Stockholders who have questions about the merger, the other matters to be voted on at the special meetings, how to submit a proxy or desire additional copies of this joint proxy statement/prospectus or additional proxy cards should contact: MacKenzie Partners Inc., 105 Madison Avenue, New York, NY 10016.

SUMMARY

This summary highlights information contained elsewhere in this joint proxy statement/prospectus and may not contain all the information that is important to you with respect to the merger and the other matters being considered at the EXXI and EPL special meetings. EXXI and EPL urge you to read the remainder of this joint proxy statement/prospectus carefully, including the attached Annexes, and the other documents to which we have referred you. See also the section titled “Where You Can Find More Information” beginning on page 209. We have included page references in this summary to direct you to a more complete description of the topics presented below.

The Companies

Energy XXI (Bermuda) Limited

EXXI is an independent oil and natural gas exploration and production company with operations focused in the U.S. Gulf Coast and the Gulf of Mexico. EXXI’s business strategy includes: (1) acquiring producing oil and gas properties; (2) exploiting and exploring its core assets to enhance production and ultimate recovery of reserves; and (3) utilizing a portion of its capital program to explore the ultra-deep shelf and onshore area for potential oil and gas reserves.

At June 30, 2013, EXXI’s total proved reserves were 178.5 MMBOE based on SEC pricing, of which 75% were oil and 61% were classified as proved developed. EXXI operated or had an interest in 463 gross producing wells on 272,262 net developed acres, including interests in 41 producing fields. All of EXXI’s properties are primarily located on the U.S. Gulf Coast and in the Gulf of Mexico, with approximately 93% of its proved reserves located offshore. This concentration facilitates EXXI’s ability to manage the operated fields efficiently and its high number of wellbore locations provides diversification of its production and reserves. EXXI believes operating its assets is key to its strategy, and approximately 94% of EXXI’s proved reserves were on properties it operated. EXXI has a seismic database covering approximately 7,460 square miles, primarily focused on its existing operations. This database has helped EXXI identify approximately 243 drilling opportunities. EXXI believes the mature legacy fields on its acquired properties will lend themselves well to its aggressive exploitation strategy, and EXXI expects to identify incremental exploration opportunities on the properties.

EXXI’s common stock is traded on the NASDAQ under the symbol “EXXI.”

The principal executive offices of EXXI are located at Canon’s Court, 22 Victoria Street, PO Box HM 1179, Hamilton HM EX, Bermuda, and EXXI’s telephone number is (441) 295-2244. Additional information about EXXI and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” on page 209.

EPL Oil & Gas, Inc.

EPL was incorporated as a Delaware corporation in January 1998 and operates as an independent oil and natural gas exploration and production company based in Houston, Texas and New Orleans, Louisiana. Effective September 1, 2012, EPL changed its legal corporate name from “Energy Partners, Ltd.” to “EPL Oil & Gas, Inc.” through a short-form merger pursuant to Section 253 of the General Corporation Law of the State of Delaware. EPL’s current operations are concentrated in the U.S. Gulf of Mexico shelf focusing on state and federal waters offshore Louisiana, which it considers to be its core area. EPL has focused on acquiring and developing assets in this region, because the region is characterized by established exploitation, development and exploration opportunities in both productive horizons and deeper geologic formations. EPL’s management professionals and technical staff have considerable geological, geophysical and operational experience that is specific to the Gulf of Mexico and Gulf Coast region, and it has acquired and developed geophysical and geological data relating to these areas.

As of December 31, 2013, EPL had estimated total proved reserves of 80.4 MMBOE, of which 64% were oil and 71% were proved developed. Of these proved developed reserves, 69% were oil reserves.

EPL’s common stock is traded on the NYSE under the symbol “EPL.”

The principal executive offices of EPL are located at 919 Milam Street, Suite 1600, Houston, Texas 77002 and EPL’s telephone number is (713) 228-0711. Additional information about EPL and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” on page 209.

Energy XXI Gulf Coast, Inc.

Energy XXI Gulf Coast, Inc. is a Delaware corporation and wholly owned subsidiary of EXXI. OpCo is the primary subsidiary by which EXXI conducts its operations. Following the merger, EPL will be a direct wholly owned subsidiary of OpCo.

Clyde Merger Sub, Inc.

Clyde Merger Sub, Inc., a wholly owned subsidiary of OpCo, is a Delaware corporation that was formed on March 10, 2014 for the sole purpose of effecting the merger. In the merger, Merger Sub will be merged with and into EPL, with EPL surviving as an indirect wholly owned subsidiary of EXXI.

The Meetings

The EXXI Special Meeting (see page 49)

The special meeting of EXXI shareholders will be held at Canon’s Court, 22 Victoria Street Hamilton HM EX, Bermuda, on May 30, 2014, at 9 a.m., local time. The special meeting of EXXI shareholders is being held to consider and vote on:

•	a proposal to approve the issuance of shares of EXXI common stock, par value $0.005 per share, to EPL stockholders in connection with the merger contemplated by the merger agreement, a copy of which is included as Annex A to this joint proxy statement/prospectus; and

•	the election of Scott A. Griffiths to serve as a class II director on the EXXI board of directors.

Completion of the merger is conditioned on, among other things, approval of the issuance of shares of EXXI common shares to EPL stockholders and the election of Scott A. Griffiths to serve as class II director on the EXXI board of directors.

The record date for the EXXI special meeting is April 21, 2014. Only record holders of shares of EXXI common stock at the close of business on such date are entitled to notice of, and to vote at, the EXXI special meeting or any adjournment or postponement thereof. At the close of business on the record date, the only outstanding voting securities of EXXI were common stock, and 70,340,943 shares of EXXI common stock were issued and outstanding.

Each share of EXXI common stock outstanding on the record date of the EXXI special meeting is entitled to one vote on each proposal and any other matter coming before the EXXI special meeting.

Each of the executive officers and directors and certain other members of management of EXXI have entered into agreements with EPL under which, subject to the terms and conditions of the agreement, each has agreed to vote all of the EXXI shares it holds in favor of the issuance of shares of EXXI common stock to EPL stockholders in connection with the merger and for the election of Scott A. Griffiths to serve as a class II director on the EXXI board of directors. As of the date of this document, the executive officers, directors and specified other members of management hold in the aggregate approximately 3.9% of the outstanding shares of EXXI common stock.

No business may be transacted at the EXXI special meeting unless a quorum is present. Shareholders who hold shares representing at least 33 and 1/3% of the voting power of all outstanding shares of capital stock entitled to vote at the EXXI special meeting must be present in person or represented by proxy to constitute a quorum. If a quorum is not present, the EXXI special meeting shall be adjourned to such other day, time and place as the Chairman may determine, provided that at least five clear days’ notice shall be given for such adjourned meeting. At any adjourned meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the EXXI special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the adjourned meeting.

EXXI’s Reasons for the Merger; Recommendation of the Board of Directors of EXXI (see page 71)

After careful consideration, the EXXI board of directors unanimously determined that the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of EXXI and its shareholders, approved the merger and the merger agreement and recommended to the holders of EXXI common stock (i) the approval of the issuance of EXXI common stock to EPL stockholders in connection with the merger, and (ii) the election of Scott A. Griffiths to serve as class II director on the EXXI board of directors. For more information regarding the factors considered by the EXXI board of directors in reaching its decisions relating to its recommendations, see the section titled “The Merger—EXXI’s Reasons for the Merger; Recommendation of the EXXI Board of Directors.” Accordingly the EXXI board of directors unanimously recommends that EXXI shareholders vote “FOR” the proposal to approve the issuance of EXXI common shares to EPL stockholders in connection with the merger and “FOR” the proposal to elect Scott A. Griffiths to serve as a class II director on the EXXI board of directors.

Opinions of EXXI’s Financial Advisors (see page 74)

In connection with the merger, EXXI engaged Credit Suisse Securities (USA) LLC (“Credit Suisse”) and Citigroup Global Markets Inc. (“Citi”) as its financial advisors in connection with the proposed transaction with EPL.

Credit Suisse Securities (USA) LLC

On March 11, 2014, Credit Suisse rendered its oral opinion to the EXXI board of directors (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion addressed to the EXXI board of directors dated the same date) as to, as of March 11, 2014, the fairness, from a financial point of view, to EXXI of the merger consideration to be issued or paid by EXXI in the merger pursuant to the merger agreement. For purposes of Credit Suisse’s analyses and opinion, Credit Suisse, with EXXI’s agreement, assumed that all outstanding shares of EPL common stock would be converted into the right to receive the mixed election.

Credit Suisse’s opinion was directed to the EXXI board of directors (in its capacity as such), and only addressed the fairness, from a financial point of view, to EXXI of the merger consideration to be issued or paid by EXXI in the merger pursuant to the merger agreement and did not address any other aspect or implication of the merger. The summary of Credit Suisse’s opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this joint proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Credit

Suisse in preparing its opinion. However, neither Credit Suisse’s written opinion nor the summary of its opinion and the related analyses set forth in this joint proxy statement/prospectus are intended to be, and they do not constitute, advice or a recommendation to any holder of EXXI common stock as to how such shareholder should vote or act on any matter relating to the merger.

See “The Merger—Opinions of EXXI’s Financial Advisors – Credit Suisse” beginning on page 74.

Citigroup Global Markets Inc.

Citi also delivered a written opinion, dated March 11, 2014, to the EXXI board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to EXXI of the merger consideration to be paid by EXXI pursuant to the merger agreement. The full text of Citi’s written opinion, dated March 11, 2014, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached as Annex C to this joint proxy statement/prospectus and is incorporated herein by reference. The description of Citi’s opinion set forth below is qualified in its entirety by reference to the full text of Citi’s opinion. Citi’s opinion was provided for the information of the EXXI board of directors (in its capacity as such) in connection with its evaluation of the merger consideration from a financial point of view to EXXI and did not address any other terms, aspects or implications of the merger. Citi was not requested to consider, and its opinion did not address, the underlying business decision of EXXI to effect the merger, the relative merits of the merger as compared to any alternative business strategies or opportunities that might exist for EXXI or the effect of any other transaction in which EXXI might engage or consider. Under the terms of its engagement, Citi has acted as an independent contractor, not as an agent or fiduciary. Citi’s opinion and analyses are not intended to be and do not constitute a recommendation as to how any shareholder should vote or act on any matters relating to the proposed merger or otherwise.

See “The Merger—Opinions of EXXI’s Financial Advisors–Citi” beginning on page 83.

The EPL Special Meeting (see page 54)

The special meeting of EPL stockholders will be held at The Four Seasons Hotel, 1300 Lamar St., Houston, Texas on May 30, 2014, at 9:30 a.m., local time. The special meeting of EPL stockholders is being held in order to consider and vote on:

•	a proposal to adopt the merger agreement, which is further described in the sections titled “The Merger” and “The Merger Agreement,” beginning on pages 59 and 133, respectively;

•	an advisory (non-binding) proposal to approve the compensation that may be paid or become payable to EPL’s named executive officers that is based on or otherwise relates to the proposed transactions; and

•	a proposal to approve the adjournment of the EPL special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the first proposal listed above.

Only record holders of shares of EPL common stock at the close of business on April 21, 2014, the record date for the EPL special meeting, are entitled to notice of, and to vote at, the EPL special meeting or any adjournment or postponement thereof. At the close of business on the record date, the only outstanding voting securities of EPL were common stock, and 39,206,958 shares of EPL common stock were issued and outstanding. Each of the executive officers and directors of EPL have entered into agreements with EXXI, OpCo and Merger Sub under which, subject to the terms and conditions of the merger agreement, each has agreed to vote all of the EPL shares it holds in favor of the proposal to adopt the merger agreement. As of the date of this document, such parties have voting power with respect to an aggregate of approximately 0.9% of the issued and outstanding shares of EPL common stock entitled to vote at the EPL special meeting.

With respect to each EPL proposal listed above, EPL stockholders may cast one vote for each share of EPL common stock that they own as of the EPL record date. The proposal to adopt the merger agreement requires the affirmative vote of a majority of the issued and outstanding shares of EPL common stock that are entitled to vote thereon at the EPL special meeting. No business may be transacted at the EPL special meeting unless a quorum is present. If a quorum is not present, or if fewer shares are voted in favor of the proposal to adopt the merger agreement than is required, to allow additional time for obtaining additional proxies, the special meeting will be adjourned to solicit additional proxies in favor of the proposal to adopt the merger agreement. If a quorum is not present, EPL’s bylaws permit the Chairman to adjourn the meeting without a stockholder vote. No notice of an adjourned meeting need be given unless the adjournment is for more than 30 days or, if after the adjournment, a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

EPL’s Reasons for the Merger; Recommendation of the Board of Directors of EPL (see page 93)

After careful consideration, the EPL board of directors unanimously adopted and approved the merger agreement, determined that, on the terms and subject to the conditions set forth in the merger agreement, the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to and in the best interests of EPL and its stockholders, and recommended that the merger agreement be adopted by EPL’s stockholders. For more information regarding the factors considered by the EPL board of directors in reaching its decision to recommend the approval of the merger agreement, see the section titled “The Merger—EPL’s Reasons for the Merger; Recommendation of the EPL Board of Directors.” The EPL board of directors unanimously recommends that the EPL stockholders vote “FOR” the proposal to adopt the merger agreement at the EPL special meeting, “FOR” the proposal to approve on an advisory (non-binding) basis, the compensation that may be paid or become payable to EPL’s named executive officers that is based on or otherwise related to the proposed transactions and “FOR” the proposal to approve the adjournment of the EPL special meeting, if necessary or appropriate, to permit further solicitation of proxies in favor of the proposal to adopt the merger agreement.

Opinion of EPL’s Financial Advisor (see page 97)

EPL’s financial advisor, Barclays Capital Inc. (“Barclays”), has conducted financial analyses and, on March 11, 2014, delivered its oral opinion to the EPL board of directors, which opinion was subsequently confirmed by delivery of a written opinion dated March 11, 2014, to the effect that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the merger consideration to be offered to the stockholders of EPL was fair, from a financial point of view, to such stockholders. The full text of Barclays’ opinion, dated as of March 11, 2014, is attached as Annex D to this joint proxy statement/prospectus and is incorporated by reference herein in its entirety. Barclays’ written opinion sets forth, among other things, the procedures followed, factors considered, assumptions made and qualifications and limitations upon the review undertaken by Barclays in rendering its opinion. Holders of EPL common stock are encouraged to read the opinion and the description carefully and in their entirety. This summary and the description of the opinion are qualified in their entirety by reference to the full text of the opinion.

The Merger

A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus. EXXI and EPL encourage you to read the entire merger agreement carefully because it is the principal document governing the merger. For more information on the merger agreement, see the section titled “The Merger Agreement” beginning on page 133.

Effects of the Merger (see page 59)

The merger agreement provides that, on the terms and subject to the conditions in the merger agreement, at the effective time, Merger Sub will merge with and into EPL. EPL will be the surviving corporation in the merger and will become an indirect wholly owned subsidiary of EXXI.

Merger Consideration (see page 133)

Upon completion of the merger, each share of EPL common stock issued and outstanding immediately prior to the effective time (excluding shares held by EPL in treasury, any shares held by EXXI, OpCo or Merger Sub and any shares held by any other subsidiary of EXXI or EPL and dissenting shares in accordance with Delaware law) will be converted into the right to receive, at the election of the holder but subject to proration with respect to the stock and cash portion so that approximately 65% of the aggregate merger consideration is paid in cash and approximately 35% is paid in EXXI common stock, one of the following:

•	1.669 shares of EXXI common stock (which, based on $23.46, the closing price of shares of EXXI common stock as of April 16, 2014, had a value of $39.15 on a rounded basis);

•	$39.00 in cash without interest; or

•	0.584 of a share of EXXI common stock (which, based on $23.46, the closing price of shares of EXXI common stock as of April 16, 2014, had a value of $13.70 on a rounded basis) and $25.35 in cash without interest.

The closing price of EPL common stock as of April 16, 2014, 2014 was $38.78 per share.

See the section titled “The Merger Agreement—Terms of the Merger; Merger Consideration” beginning on page 133.

Election and Proration Procedures

Election Forms

Not less than 30 days prior to the anticipated effective time (the “election form mailing date”), EPL will mail an election form to each holder of record of EPL common stock (including any restricted shares, and any holders of phantom shares and net exercise shares, but excluding any excluded shares) as of a record date that is five business days prior to the election form mailing date.

Potential Impact of Proration

EPL stockholders should be aware that cash elections or stock elections they make may be subject to the proration and adjustment procedures provided in the merger agreement.

Treatment of Mixed Elections and No Elections

Each share of EPL common stock with respect to which a mixed election is made will receive $25.35 per share in cash and 0.584 of a share of EXXI common stock. These shares are not subject to proration.

Shares of EPL common stock with respect to which no election is made are treated as if a mixed election was made for those shares and will have exactly the same treatment as described in the paragraph above.

Treatment of Excluded Shares and Provisional Dissenters Shares

Excluded shares will be canceled in the merger for no consideration. “Excluded shares” are those shares of EPL common stock held by EPL in treasury, any shares held by EXXI, OpCo or Merger Sub and any shares held by any other subsidiary of EXXI or EPL.

Shares of EPL common stock with respect to which appraisal rights have been properly exercised will not receive any merger consideration. Therefore, no election may be made with respect to those shares. In the event that an EPL stockholder with appraisal shares fails to perfect, withdraws or otherwise loses its right to appraisal, that stockholder’s appraisal shares will no longer be “appraisal shares” and will become no election shares. Any such no election shares will be treated as being subject to a mixed election.

Treatment of Net Exercise Shares Resulting from the Cashless Exercise of Stock Options

Holders of stock option net exercise shares may make only a cash election for those shares. However, net exercise shares are treated differently than other shares of EPL common stock for which a cash election has been made. Specifically, each net exercise share will receive $39.00 per share in cash and will not be subject to the proration and adjustment procedures set forth below.

Stock Election and Cash Election Shares are Subject to Proration

Taken as a whole, the shares of EPL common stock outstanding at the effective time (other than excluded shares) will be converted into a total amount of merger consideration that consists of approximately 65% in cash and approximately 35% in shares of EXXI common stock (valuing the EXXI common stock at a fixed price of $23.37 per share).

Proration Adjustment if Cash Election is Oversubscribed

Shares of EXXI common stock may be issued to EPL stockholders who make cash elections if the cash elections are oversubscribed. Cash elections are oversubscribed if the EPL stockholders elect to receive more cash at $39.00 per share than remains after:

•	$25.35 per share is allocated to each mixed election share;

•	$39.00 per share is allocated to each net exercise share; and

•	$39.00 per share is set aside for each share for which an EPL stockholder has perfect appraisal rights.

If an oversubscription occurs, then those stockholders electing to receive only cash will be prorated and will receive a portion of their merger consideration in the form of EXXI common stock. In that event, each EPL stockholder will receive for each cash election share (other than a net exercise share, which does not count as a cash election share for proration purposes):

•	cash equal to (i) the amount of cash remaining after deducting the cash allocated for mixed election shares, net exercise shares and appraisal shares, divided by (ii) the number of cash election shares; and

•	a number of shares of EXXI common stock (valued at $23.37 per share) equal to (i) $39.00 minus (ii) the prorated cash amount described above.

Proration Adjustment if Stock Consideration is Oversubscribed

Cash may be issued to EPL stockholders who make stock elections if the stock election is oversubscribed.

Shares of EXXI common stock may be issued to EPL stockholders who make cash elections if the cash elections are oversubscribed. Stock elections are oversubscribed if the EPL stockholders elect to receive more stock at 1.669 shares of EXXI common stock per EPL common share than remains after 0.584 shares of EXXI common stock are allocated to each mixed election share.

If that occurs, then those stockholders electing to receive only stock will be prorated and will receive a portion of their merger consideration in the form of cash. In that event, each EPL stockholder will receive for each stock election share:

•	a number of shares of EXXI common stock equal to (i) the number of shares of EXXI common stock to be issued as merger consideration remaining after deducting the EXXI common shares to be issued upon conversion of mixed election shares, divided by (ii) the number of stock election shares; and

•	an amount of cash equal to (i) $39.00 minus (ii) the value of the prorated share amount described above (valuing those shares at $23.37 per EXXI common share).

The greater the oversubscription of the stock election, the less stock and more cash an EPL stockholder making the stock election will receive. Reciprocally, the greater the oversubscription of the cash election, the less cash and more stock an EPL stockholder making the cash election will receive. However, in no event will an EPL stockholder who makes the cash election receive less cash and more shares of EXXI common stock than a stockholder who makes the mixed election. Furthermore, in no event will an EPL stockholder who makes the stock election receive fewer shares of EXXI common stock and more cash than a stockholder who makes the mixed election.

For additional detail and an illustrative example, see “The Merger—EPL Stockholders Making Elections” and “The Merger—Exchange of Shares” and “Appraisal Rights” beginning on pages 126, 130 and 200, respectively, of this joint proxy statement/prospectus.

EXXI will not issue any fractional shares of EXXI common stock in the merger. Instead, a stockholder of EPL who otherwise would have received a fractional share of EXXI common stock will be entitled to receive, from the exchange agent appointed by EXXI pursuant to the merger agreement, a cash payment in lieu of such fractional shares representing such holder’s proportionate interest in the proceeds from the sale by the exchange agent of the number of excess shares of EXXI common stock represented by the aggregate amount of fractional shares of EXXI common stock.

Because the merger consideration, including the exchange ratio used to calculate the stock portion of the merger consideration, was fixed at the time the merger agreement was executed and because the market value of EXXI common stock and the EPL common stock will fluctuate during the pendency of the transactions, EPL stockholders cannot be sure of the value of the merger consideration they elect to receive relative to the value of the shares of EPL common stock that they are exchanging. For example, for EPL stockholders receiving EXXI common stock as part of the merger consideration, decreases in the market value of EXXI common stock will negatively affect the value of the merger consideration that EPL stockholders receive, and increases in the market value of EPL common stock may mean that the merger consideration that EPL stockholders receive will be worth less than the market value of the shares of EPL common stock such stockholders are exchanging. See “Risk Factors—Risk Factors Relating to the Merger—Because the merger consideration is fixed and because the market price of EXXI common stock and EPL common stock common stock will fluctuate, EPL stockholders receiving EXXI common stock as part of the merger consideration cannot be sure of the market value of such merger consideration relative to the value of their shares of EPL common stock that they are exchanging” beginning on page 37. EPL stockholders are urged to obtain current market quotations for EXXI common stock when they make their elections.

Treatment of EPL Stock Options and Other Equity-Based Awards (see page 124)

Restricted Shares and Phantom Shares. At or immediately prior to the effective time, each outstanding restricted share of EPL common stock will become fully vested and treated as a share of EPL common stock for all purposes of the merger agreement, including the right to receive the merger consideration and each outstanding phantom share of EPL common stock will become fully vested and converted into the right to receive the applicable merger consideration, and such merger consideration will be held within EPL’s deferral plan for non-employee directors and subject to such plan.

Stock Options. At or immediately prior to the effective time, each outstanding option for the purchase of EPL common stock issued pursuant to any EPL stock plan outstanding (whether or not then vested or exercisable), by virtue of the occurrence of the closing of the merger and without any action on the part of any holder of any EPL stock option, will be deemed exercised pursuant to a cashless exercise for that number of shares of EPL common stock equal to (i) the number of shares of EPL common stock subject to such EPL stock option immediately prior to the effective time minus (ii) the number of whole and partial shares of EPL common stock subject to such EPL stock option that, when multiplied by $39.00 per share, is equal to the aggregate exercise price of such EPL stock option. Each such share will be deemed to be an outstanding share of EPL common stock for purposes of electing the form of consideration and for purposes of proration of merger consideration; provided, however, that only a cash election may be made in respect of such share.

See the section titled “The Merger Agreement—Treatment of EPL Stock Options and Other Equity-Based Awards.”

Expected Timing of the Merger

EXXI and EPL currently expect the closing of the merger to occur on or about June 3, 2014. However, the merger is subject to the satisfaction or waiver of conditions as described in the merger agreement, and it is possible that factors outside the control of EXXI and EPL could result in the merger being completed at an earlier time, a later time or not at all. See the section titled “The Merger Agreement—Completion of the Merger” for a discussion of the closing of the merger.

Conditions to Completion of the Merger (see page 152)

The obligations of EPL, EXXI, OpCo and Merger Sub to consummate the merger are subject to the satisfaction or waiver of the following conditions on or prior to the closing date, any or all of which may be waived jointly by the parties to the merger agreement, in whole or in part, to the extent permitted by applicable law:

•	the adoption of the merger agreement by the affirmative vote of holders of a majority of the outstanding shares of EPL common stock;

•	the approval, by a majority of the votes cast at a duly called meeting of the shareholders of EXXI at which a quorum is present, of (i) the issuance of EXXI common stock to EPL stockholders in connection with the merger and (ii) the election of Scott A. Griffiths to serve as class II director on the EXXI board of directors;

•	the expiration of any waiting periods or the receipt of any consent required to be obtained for the consummation of the merger and the other transactions contemplated by the merger agreement under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (on April 4, 2014, EXXI and EPL were notified by U.S. antitrust authorities that the Hart-Scott-Rodino waiting period had expired);

•	the absence of any order restraining, enjoining or otherwise prohibiting the consummation of the merger and no law making the consummation of the merger illegal or otherwise prohibited;

•	the effectiveness of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part and the absence of any stop order or proceedings pending before the SEC for that purpose; and

•	authorization for the listing on the NASDAQ Global Select Market of the shares of EXXI common stock to be issued in the merger.

In addition, the obligations of EXXI and Merger Sub to consummate the merger are further subject to the satisfaction or waiver of the following conditions at the closing date:

•	each of the representations and warranties of EPL set forth in the merger agreement being true and correct as of the date of the merger agreement and as of the closing date as though made on and as of the closing date, unless otherwise specified, except for (i) such failures to be true and correct (without regard to qualification or exceptions contained therein as to materiality or material adverse effect) that has not had and could not be reasonably expected to have, individually or in the aggregate, a material adverse effect; provided, however, that the foregoing clause (i) does not apply to EPL’s representations and warranties regarding (A) organization, standing and power, (B) information supplied, (C) absence of certain changes since December 31, 2013, (D) brokers, (E) anti-takeover statutes and certificate restrictions and (F) related party transactions; and (ii) failures to be true and correct in respect of the representations and warranties contained regarding EPL’s capital structure that would result in the payment of not more than $1,000,000 of additional merger consideration and equity award consideration in the aggregate;

•	EPL having performed or complied with, in all material respects, all obligations required to be performed or complied with by it under the merger agreement;

•	absence of any event, change or development after the date of the merger agreement that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect;

•	absence of any proceeding by any governmental authority in which such governmental authority is (i) challenging or seeking to make illegal, to delay materially or otherwise restrain or prohibit the consummation of the transaction, (ii) seeking to prohibit or limit in any material respect EXXI’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to EPL capital stock, or (iii) seeking to compel EPL, EXXI or any of their subsidiaries to dispose of or hold separate any material assets as a result of any of the transactions contemplated by the merger agreement;

•	the aggregate number of shares of EPL common stock properly demanding appraisal not exceeding 10% of the shares of EPL common stock outstanding as of the record date for the EPL stockholders meeting;

•	the receipt of EPL’s certified verification that its EBITDAX for the four consecutive fiscal quarter periods ending prior to the closing date for which information is available not being less than 70% of EPL’s EBITDAX for the year ended December 31, 2013, and EPL having furnished EXXI with a certificate dated the closing date, signed on its behalf by its chief executive officer or chief financial officer, certifying that this condition has been satisfied and setting forth EPL’s calculation of EPL’s EBITDAX, which calculation will be presented in the form of Exhibit C to the merger agreement; and

•	the receipt of a certificate executed by EPL’s chief executive officer or chief financial officer as to the satisfaction of the conditions described above.

In addition, the obligation of EPL to consummate the merger is subject to the satisfaction or waiver of the following conditions at the closing date:

•	each of the representations and warranties of EXXI, OpCo and Merger Sub set forth in the merger agreement being true and correct as of the date of the merger agreement and as of the closing date as though made on and as of the closing date, unless otherwise specified, except for such failures to be true and correct (without regard to qualification or exceptions contained therein as to materiality or material adverse effect) that have not had and could not be reasonably expected to have, individually or in the aggregate, a material adverse effect;

•	EXXI and Merger Sub each having performed or complied with, in all material respects, all obligations required to be performed by it under the merger agreement;

•	absence of any event, change or development after the date of the merger agreement that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect; and

•	the receipt of a certificate executed by EXXI’s chief executive officer or chief financial officer as to the satisfaction of the conditions described above.

No Solicitation of Competing Proposals (see page 141)

The merger agreement precludes EPL from soliciting or engaging in discussions or negotiations with respect to a competing proposal regarding an alternative transaction. However, if EPL receives an unsolicited competing proposal from a third party, and EPL’s board of directors, as applicable, among other things, reasonably determines in good faith (after consultation with its outside legal counsel and independent financial advisors) that such competing proposal is, or is reasonably likely to lead to, a superior proposal to the merger and EPL’s board of directors determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, EPL may furnish non-public information to and enter into discussions with that third party regarding such competing proposal. See the section titled “The Merger Agreement—No Solicitation of Competing Proposals” for a discussion of these and related rights of EPL to terminate the merger agreement.

Termination of the Merger Agreement (see page 154)

EXXI and EPL may mutually agree to terminate the merger agreement at any time, whether before or after the receipt of the required shareholder approvals. Additionally, either EXXI or EPL can terminate the merger agreement if (a) there is a permanent injunction or adoption of any law that prohibits the merger, (b) EXXI’s shareholders do not approve the proposal to issue shares of EXXI common stock as part of the merger consideration or the election of Scott A. Griffiths to serve as a class II director on the EXXI board of directors, (c) EPL’s stockholders do not approve the proposal to adopt the merger agreement, (d) the merger is not consummated by August 1, 2014, subject to certain exceptions or extensions or (e) the other party has breached the merger agreement and such breach would cause the conditions to the closing of the merger not to be satisfied. EXXI may also terminate the merger agreement if EPL’s board changes its recommendation to the EPL stockholders. EPL may terminate the merger agreement (i) if EXXI’s board changes its recommendation to the EXXI shareholders or (ii) prior to the EPL special meeting, in order to enter into an agreement with respect to a superior proposal (and EPL concurrently pays the termination fee to EXXI). See the section titled “The Merger Agreement—Termination of the Merger Agreement” for a discussion of these and other rights of each of EXXI and EPL to terminate the merger agreement.

Effect of Termination of the Merger Agreement (see page 155)

If the merger agreement is terminated by any party in accordance with its terms, the merger agreement will become void, and there will be no liability or obligation on the part of any party to the merger agreement, except with respect to: EXXI’s unauthorized use of information for purposes unrelated to the transactions under the merger agreement; (ii) any applicable termination fees; and (iii) the general provisions of the merger agreement; provided, however, that such termination will not relieve any party from liability for any damages of the parties to the merger agreement for a willful and material breach under the merger agreement.

Termination Fees and Expenses (see page 155)

Generally, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring those expenses, whether or not the merger is completed. However, in certain circumstances a party may be required to pay the other party a termination fee of $45 million or a party may be required to reimburse the other party for its reasonable expenses up to $6 million. See the section titled “The Merger Agreement —Termination Fees and Expenses” for a discussion of the circumstances under which such termination fee or expense reimbursement will be required to be paid.

Comparison of Shareholder Rights and Corporate Governance Matters (see page 184)

EXXI is a Bermuda exempted company, and EPL is a Delaware corporation. EPL stockholders receiving merger consideration will have different rights once they become shareholders of EXXI due to (a) differences between the governing corporate documents of EPL and the governing corporate documents of EXXI and (b) the differences between the DGCL and Bermuda corporate law. These differences are described in detail under the section titled “Comparison of Rights of EXXI Shareholders and EPL Stockholders.”

Listing of Shares of EXXI Common Stock; De-Listing and Deregistration of Shares of EPL Common Stock (see page 126)

It is a condition to the completion of the merger that the shares of EXXI common stock to be issued to EPL stockholders pursuant to the merger be authorized for listing on the NASDAQ Global Select Market, subject to official notice of issuance. Upon completion of the merger, the shares of EPL common stock currently listed on the NYSE will cease to be listed on the NYSE and will subsequently be deregistered under the Exchange Act.

Interests of EXXI Directors and Executive Officers in the Merger (see page 114)

EXXI’s directors and executive officers have no financial interests in the merger that are different from, or in addition to, those of EXXI’s shareholders generally. See “The Merger—Interests of EXXI Directors and Executive Officers in the Merger.”

All of the executive officers and directors and certain other members of management of EXXI have entered into voting agreements with EPL in connection with the execution of the merger agreement. As of the date of this document, the executive officers, directors and specified other members of management of EXXI beneficially owned and were entitled to vote 2,762,436 shares of EXXI common stock, collectively representing approximately 3.9% of the shares of EXXI common stock outstanding and entitled to vote at the EXXI special meeting. In order to (i) approve the issuance of EXXI common stock to EPL stockholders in connection with the merger and (ii) to elect Scott A. Griffiths to serve as a class II director on the EXXI board of directors in connection with the merger, the affirmative vote of a majority of the shares of EXXI common stock, present in person or represented by proxy at the EXXI special meeting and entitled to vote on the proposal is required. See “The EXXI Special Meeting—Required Vote” below on page 50.

Interests of EPL Directors and Executive Officers in the Merger (see page 114)

Some of EPL’s directors and executive officers have financial interests in the merger that are different from, or in addition to, those of EPL’s stockholders generally. The EPL board of directors was aware of and considered these potential interests, among other matters, in evaluating the merger agreement, the merger and the other transactions contemplated by the merger agreement and in recommending to you that you approve the proposals submitted for the EPL stockholder vote set forth in this joint proxy statement/prospectus, with the exception of the matters described below in “Positions with the Combined Company,” which did not occur until several days after the merger agreement was executed. These interests include:

•	Bonuses. The compensation committee of the EPL board of directors established two cash bonus pools under EPL’s annual incentive plan to cover the period from January 1, 2014 until the effective date of the merger: a $5 million aggregate bonus pool for EPL’s ten most highly-compensated officers and a $2 million aggregate bonus pool for EPL’s other employees. In order to receive this payment under the EPL annual incentive plan, participants must perform services for EPL up through the effective date of the merger. It is expected that the bonus payments will be paid contemporaneously with the merger effective date or shortly afterward.

•	Equity Awards. The merger agreement provides that (i) each option to purchase shares of EPL common stock that is outstanding immediately prior to the effective date will be deemed exercised pursuant to a cashless exercise and be converted into the right to receive the cash portion of the merger consideration, without being subject to proration and (ii) each outstanding restricted stock and phantom stock award will become fully vested and each holder will have the right to make the same election described in “The Merger Agreement — Terms of the Merger; Merger Consideration.”

•	Change of Control Plan and Employment Agreement. EPL’s Key Employee Change of Control Severance Plan and the Employment Agreement between Gary Hanna, EPL’s Chairman, President and Chief Executive Officer, and EPL both provide for certain cash payments and other severance benefits (including the accelerated vesting of certain equity-based awards) in the event of certain qualifying terminations of employment following the merger.

•	Indemnification. EPL’s directors and executive officers are entitled to indemnification and insurance coverage under EPL’s certificate of incorporation and bylaws, indemnification agreements and the merger agreement.

•	Positions with the Combined Company. Following the completion of the merger, it is anticipated that Scott A. Griffiths will serve as a director of the combined company, and will serve on the remuneration committee of that board, as described under “The Merger — Board of Directors and Executive Management Following the Merger.” In accordance with the merger agreement, on March 29, 2014, the EPL board of directors designated Mr. Griffiths as its designee to serve on the EXXI board of directors. Additionally, on April 15, 2014, Gary Hanna entered into a consulting agreement with EXXI to provide consulting services to the combined company for 12 months following the consummation of the merger. Furthermore, on April 15, 2014, T.J. Thom, EPL’s Executive Vice President and Chief Financial Officer, entered into a consulting agreement with EXXI to provide consulting services to the combined company for six months following the consummation of the merger.

For a more detailed discussion of these interests, see “The Merger—Interests of EPL Directors and Executive Officers in the Merger” beginning on page 114.

Board of Directors and Executive Management Following the Merger (see page 122)

The directors and executive officers of EXXI prior to the merger will continue as the directors and executive officers of EXXI immediately after the merger. In addition, the merger agreement provides that EXXI will take all action necessary, including nominating and recommending for election at the EXXI shareholder meeting a current member of EPL’s board of directors to be designated by EPL, subject to approval by the nomination committee of EXXI’s board of directors, to elect such EPL director to serve on the EXXI board of directors following the merger. EPL has designated Scott A. Griffiths to stand for election to serve as a class II director on the EXXI board of directors and the nomination committee of EXXI’s board of directors has approved Mr. Griffiths to stand for election as a class II director. The EXXI board of directors will appoint Mr. Griffiths to serve on the remuneration committee upon his election to the EXXI board of directors. Certain general information about the director nominee, Mr. Griffiths and the individual qualifications and skills that Mr. Griffiths would contribute to the EXXI board of directors’ effectiveness as a whole is described below in his biographical information under “Information About the Director Nominee.”

As of the date of this joint proxy statement/prospectus and assuming that the merger is completed, it is anticipated that John D. Schiller, Jr., William Colvin, Paul Davison, Cornelius Dupré II, Hill A. Feinberg, Kevin Flannery, and Scott A. Griffiths will serve as members of the board of directors of EXXI following the merger and serve in the following roles on the following committees. See “The Merger—Board of Directors and Executive Management Following the Merger.”

Name	Audit	Nomination	Remuneration
John D. Schiller, Jr.
William Colvin	Chairman	Member
Paul Davison	Member		Member
Cornelius Dupré II		Member	Chairman
Hill A. Feinberg		Chairman	Member
Kevin Flannery	Member	Member
Scott A. Griffiths			Member

Appraisal Rights (see page 200)

Under Delaware law, holders of shares of EPL common stock are entitled to appraisal rights in connection with the merger, provided that such holders satisfy fully all of the conditions set forth in Section 262 of the DGCL. A holder of EPL common stock who properly demands appraisal and complies precisely with the applicable requirements under Delaware law (which we refer to as a “dissenting stockholder”) will not be entitled to receive the merger consideration provided by the merger agreement and instead will receive a cash payment of the amount determined by the Delaware Court of Chancery to be the fair value of the stockholder’s shares of EPL common stock at the effective time, together with interest on such amount from the effective time until paid. The ultimate amount dissenting stockholders receive in an appraisal proceeding may be more or less than, or the same as, the amount such holders would have received under the merger agreement. A detailed description of the appraisal rights available to holders of EPL common stock and procedures required to exercise statutory appraisal rights is included in the section titled “Appraisal Rights,” beginning on page 200.

To perfect appraisal rights, an EPL stockholder of record must, among other things, deliver a written demand for appraisal to EPL before the vote on the merger agreement at the EPL special meeting, not vote in favor of the proposal to adopt the merger agreement, continuously hold the shares of EPL common stock through the date the merger is completed, and otherwise comply with the procedures set forth in Section 262 of the DGCL. Failure to follow exactly the procedures specified under Delaware law will result in the loss of appraisal rights.

Exchange Procedures (see page 134)

Prior to the effective time, EXXI will designate a national bank or trust company reasonably acceptable to EPL to act as exchange agent for the holders of EPL common stock in connection with the merger to receive the cash necessary to make the cash payments contemplated by the merger agreement. At the effective time, shares of EPL common stock will be converted into the right to receive the applicable merger consideration without the need for any action by the holders of EPL common stock.

As soon as reasonably practicable after the effective time, and in any event within five business days thereafter, EPL, as the surviving corporation after the merger, will cause the exchange agent to mail to each holder of a certificate formerly representing a share of EPL common stock or any corresponding book-entry share of EPL common stock (“book-entry share”) a letter of transmittal specifying, among other things, that delivery will be effected, and risk of loss and title to any certificates representing EPL common stock will pass, only upon proper delivery of such certificates to the exchange agent or, in the case of book-entry shares, upon adherence to the procedures set forth in such letter. The letter will also include instructions explaining the procedure for surrendering EPL stock certificates or book-entry Shares in exchange for the merger consideration. Each holder of EPL stock certificates or book-entry shares may thereafter until the first anniversary of the effective time surrender such certificates or book-entry shares to the exchange agent, as agent for such holder, under cover of the letter of transmittal.

After the effective time, shares of EPL common stock will no longer be outstanding, will be automatically canceled and will cease to exist and each certificate, if any, that previously represented shares of EPL common stock will represent only the right to receive the merger consideration as described above and any cash in lieu of fractional shares of EXXI common stock.

Anticipated Accounting Treatment (see page 169)

EXXI prepares its financial statements in accordance with GAAP. The merger will be accounted for using the acquisition method of accounting with EXXI being considered the acquirer of EPL for accounting purposes. This means that EXXI will allocate the purchase price to the fair value of EPL’s tangible and intangible assets and liabilities at the acquisition date, with the excess purchase price being recorded as goodwill. There is additional goodwill booked due to the difference between the tax basis in the assets and the consideration paid for the stock. Under the acquisition method of accounting, goodwill is not amortized but is tested for impairment at least annually.

Material U.S. Federal Income Tax Consequences (see page 163)

The receipt of the merger consideration by a U.S. holder (as such term is defined below under “Material U.S. Federal Income Tax Consequences”) of EPL common stock in exchange for shares of EPL common stock pursuant to the merger will be a fully taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder who receives the merger consideration in exchange for shares of EPL common stock pursuant to the merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between (i) the sum of the fair market value as of the effective time of any EXXI common stock received and the amount of any cash received and (ii) the U.S. holder’s adjusted tax basis in its shares of EPL common stock.

A non-U.S. holder (as such term is defined below under “Material U.S. Federal Income Tax Consequences”) of EPL common stock is not expected to be subject to U.S. federal income tax as a result of its receipt of the merger consideration in exchange for shares of EPL common stock pursuant to the merger, unless the non-U.S. holder (i) is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year of the merger and certain other conditions are met, (ii) is engaged in trade or business in the United States (and, if required by an applicable tax treaty, maintains a permanent establishment in the United States), or (iii) actually or constructively owns, or owned at any time during the five-year period ending on the date of the merger or, if shorter, the non-U.S. holder’s holding period for its EPL common stock, more than 5% of the shares of EPL common stock.

For a more detailed discussion of the material U.S. federal income tax consequences of the merger to holders of EPL common stock, see the section titled “Material U.S. Federal Income Tax Consequences” beginning on page 163. Holders of EPL common stock are encouraged to consult their own tax advisors to determine the specific tax consequences to them of the merger and of the ownership and disposition of EXXI common stock, including the effect of any federal, state, local, foreign or other tax laws. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. You are encouraged to consult your tax advisor to determine the tax consequences of the merger to you.

Risk Factors (see page 37)

In evaluating the merger, in addition to the other information contained in this joint proxy statement/prospectus, you should carefully consider the risk factors relating to the merger and each of EXXI and EPL beginning on page 37.

Summary Selected Consolidated Historical Financial Data of EXXI

The following selected statement of income data for the years ended June 30, 2013, 2012 and 2011 and selected balance sheet data as of June 30, 2013 and 2012 have been derived from the audited consolidated financial statements of EXXI contained in its Annual Report on Form 10-K for the fiscal year ended June 30, 2013, which is incorporated into this joint proxy statement/prospectus by reference. The selected statement of income data for the years ended June 30, 2010 and 2009 and selected balance sheet data as of June 30, 2011, 2010 and 2009 have been derived from EXXI’s audited consolidated financial statements for such years, which have not been incorporated into this joint proxy statement/prospectus by reference.

The selected statement of income data for the six months ended December 31, 2013 and 2012, and selected balance sheet data as of December 31, 2013 have been derived from EXXI’s unaudited interim consolidated financial statements contained in its Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2013, which is incorporated into this joint proxy statement/prospectus by reference. The selected balance sheet data as of December 31, 2013 has been derived from EXXI’s unaudited interim consolidated financial statements contained in its Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2013, which has not been incorporated into this joint proxy statement/prospectus by reference. These financial statements are unaudited, but, in the opinion of EXXI’s management, contain all adjustments necessary to fairly state EXXI’s financial position and results of operations for the periods indicated.

You should read this summary financial data together with the financial statements that are incorporated by reference into this joint proxy statement/prospectus and their accompanying notes and management’s discussion and analysis of financial condition and results of operations of EXXI contained in such reports. See “Where You Can Find More Information” beginning on page 209.

	Six Months Ended December 31,		Twelve Months Ended June 30,
	2013	2012	2013	2012	2011	2010	2009
	(In thousands)
Income Statement Data
Revenues	$621,408	$590,746	$1,208,845	$1,303,403	$859,370	$498,931	$433,830
Depreciation, Depletion and Amortization (“DD&A”)	203,729	190,651	376,224	367,463	293,479	181,640	217,207
Operating Income (Loss)	160,933	150,188
Other Income (Expense)—Net	(71,305)	(54,866)	(113,091)	(108,811)	(132,006)	(58,483)	(76,751)
Net Income (Loss)	53,634	59,592	162,081	335,827	64,655	27,320	(571,629)
Basic Earnings (Loss) per Common Share	$0.64	$0.68	$1.90	$4.10	$0.42	$0.56	$(19.77)
Diluted Earnings (Loss) per Common Share	$0.64	$0.68	$1.86	$3.85	$0.42	$0.56	$(19.77)
Cash Flow Data
Provided by (Used in)
Operating Activities	$261,700	$241,636	$638,148	$785,514	$387,725	$121,213	$245,835

Investing Activities
Acquisitions	(12,564)	(41,156)	(161,164)	(6,401)	(1,012,262)	(293,037)	—
Investment in properties	(388,227)	(379,050)	(816,105)	(570,670)	(281,233)	(145,112)	(266,012)
Other	(10,764)	(15,169)	(16,734)	7,478	38,423	53,989	2,935

Total Investing Activities	(411,555)	(435,375)	(994,003)	(569,593)	(1,255,072)	(384,160)	(263,077)

Financing Activities	507,683	117,547	238,768	(127,241)	881,530	188,246	(62,795)

Increase (Decrease) in Cash	357,828	(76,192)	$(117,087)	$88,680	$14,183	$(74,701)	$(80,037)

Dividends Paid per Average Common Share	$0.12	$0.07	$0.0825	$0.07	—	—	$0.075

	As of December 31,		As of June 30,
	2013	2012	2013	2012	2011	2010	2009
	(In thousands)
Balance Sheet Data
Total Assets	$4,161,708	$3,265,303	$3,611,711	$3,130,947	$2,798,86	$1,566,491	$1,328,662
Long-term Debt Including Current Maturities	2,011,929	1,148,954	1,370,045	1,018,344	1,113,387	774,600	862,827
Shareholders’ Equity	1,366,188	1,419,106	1,437,246	1,405,840	946,697	436,561	127,500
Common Shares Outstanding	71,513	79,356	76,486	78,838	76,203	50,637	29,150

Summary Selected Consolidated Historical Financial Data of EPL

The following selected statement of operations data for the years ended December 31, 2013, 2012 and 2011 and selected balance sheet data as of December 31, 2013 and 2012 have been derived from the audited consolidated financial statements of EPL contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which is incorporated into this joint proxy statement/prospectus by reference. The selected statement of operations data for the year ended December 31, 2010, the nine months ended September 30, 2009 (Predecessor Company) and the three months ended December 31, 2009 (Successor Company), and the balance sheet data at December 31, 2011, 2010 and 2009 have been derived from EPL’s audited financial statements for such years, which have not been incorporated into this joint proxy statement/prospectus by reference. In connection with EPL’s Chapter 11 reorganization in 2009, EPL adopted fresh-start accounting effective on September 30, 2009 in accordance with ASC Topic 852, “Reorganizations.” The adoption of fresh-start accounting resulted in EPL becoming a new entity for financial reporting purposes. Accordingly, EPL’s financial statements for periods prior to September 30, 2009 are not comparable with its financial statements for periods on or after September 30, 2009.

You should read this summary financial data together with the financial statements that are incorporated by reference into this joint proxy statement/prospectus and their accompanying notes and management’s discussion and analysis of financial condition and results of operations of EPL contained in such reports. See “Where You Can Find More Information” beginning on page 209.

	Successor Company					Predecessor Company
	Year Ended December 31, 2013	Year Ended December 31, 2012	Year Ended December 31, 2011	Year Ended December 31, 2010	Period from October 1, 2009 through December 31, 2009	Period from January 1, 2009 through September 30, 2009
	(In thousands, except per share data)
Statement of Operations Data
Revenue	$693,038	$423,633	$348,327	$239,909	$56,750	$134,885
Depreciation, Depletion and Amortization	200,359	113,581	104,624	104,561	28,448	95,944
Income (Loss) from Operations	219,591	130,447	67,126	7,309	(4,523)	(51,323)
Other Income (Expense)—Net	(84,630)	(41,737)	(25,693)	(20,186)	(27,024)	(15,038)
Net Income (Loss)	85,274	58,810	26,611	(8,468)	(21,012)	(36,114)
Basic Earnings (Loss) per Common Share	$2.18	$1.50	$0.66	$(0.21)	$(0.53)	$(1.12)
Diluted Earnings (Loss) per Common Share	$2.15	$1.50	$0.66	$(0.21)	$(0.53)	$(1.12)
Cash Flow Data
Provided by (Used in)
Operating Activities	$387,559	$213,871	$171,252	$127,380	$16,868	$14,366
Investing Activities	(306,339)	(764,965)	(310,591)	(45,903)	(2,808)	(29,751)
Financing Activities	(73,929)	472,487	185,914	(74,669)	(31,250)	57,329

Increase (Decrease) in Cash	7,291	(78,607)	46,575	6,808	(17,190)	41,944

Cash Dividends per Common Share	—	—	—	—	—	—

	As of December 31
	2013	2012	2011	2010	2009
	(In thousands)
Balance Sheet Data
Total Assets	$1,857,831	$1,705,627	$915,220	$626,906	$709,228
Long-term Debt, Including Current Maturities	627,355	689,911	204,390	—	77,340
Stockholders’ Equity	629,213	545,973	491,045	473,116	480,087
Common Shares Outstanding	39,097	39,103	39,404	40,092	40,022

Summary Selected Unaudited Pro Forma Combined Financial Information

The following table presents selected unaudited pro forma combined financial information including EXXI’s consolidated balance sheet and statements of income, after giving effect to the merger with EPL and the other adjustments described below.

The unaudited pro forma condensed combined balance sheet at December 31, 2013 is based on the unaudited condensed consolidated balance sheet of EXXI as of December 31, 2013 and the audited condensed consolidated balance sheet of EPL as of December 31, 2013, adjusted to reflect the following items as though they had occurred on December 31, 2013: (i) EXXI’s acquisition of all outstanding EPL common stock in exchange for the merger consideration, (ii) $614.8 million of additional borrowings under EXXI’s revolving credit facility and the issuance of $300 million of new senior notes and the use of proceeds from these financings to fund the cash portion of the merger consideration and transaction expenses, and (iii) EPL’s acquisition on January 15, 2014 of certain shallow-water central Gulf of Mexico shelf oil and natural gas assets for $70.4 million from Nexen Petroleum Offshore U.S.A., Inc. (“Nexen”).

The unaudited pro forma condensed combined statements of operations for the six months ended December 31, 2013 and the year ended June 30, 2013 are based on the historical financial information of EXXI and EPL, recast to match the accounting periods to those of EXXI as discussed below, and to give effect to the adjustments described below as if they occurred on July 1, 2012.

The EPL historical information included in the unaudited pro forma condensed combined statement of operations for the twelve months ended June 30, 2013 was derived by adding EPL’s audited statement of operations for the twelve months ended December 31, 2012 to its unaudited condensed consolidated statement of operations for the six months ended June 30, 2013, and then subtracting its unaudited condensed consolidated statement of operations for the six months ended June 30, 2012.

The EPL historical information included in the unaudited pro forma condensed combined statement of operations for the six months ended December 31, 2013 was derived by adding EPL’s audited statement of operations for the twelve months ended December 31, 2013 and then subtracting its unaudited condensed consolidated statement of operations for the six months ended June 30, 2013.

The unaudited pro forma condensed combined statements of operations for the year ended June 30, 2013 and the six months ended December 31, 2013 have been adjusted to reflect the following items as though they had occurred on July 1, 2012: (i) EXXI’s acquisition of all outstanding shares of EPL common stock in exchange for the merger consideration, (ii) $614.8 million of additional borrowings under EXXI’s revolving credit facility and the issuance of $300 million of new senior notes and the use of proceeds from these financings to fund the cash portion of the merger consideration and transaction expenses and (iii) the Nexen acquisition and certain acquisitions and dispositions completed by EPL subsequent to July 1, 2012 described in greater detail in the notes to the unaudited pro forma condensed combined statement of operations (the “Other EPL GOM Transactions”).

The pro forma financial statements have been prepared using the acquisition method of accounting for business combinations under accounting principles generally accepted in the United States (“US GAAP”), with EXXI treated as the acquirer. Under the acquisition method of accounting, EXXI will record all assets acquired and liabilities assumed at their respective acquisition-date fair values at the effective time of closing. The acquisition method of accounting is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measure. The sources and amounts of actual financing used to fund the merger consideration and merger transaction expenses may also differ from that assumed in the following pro forma adjustments. Accordingly, the pro forma adjustments are preliminary, have been made solely for the purpose of providing pro forma financial statements, and are subject to revision based on a final determination of fair value and sources and uses of financing as of the date of acquisition. Differences between these preliminary estimates and the final acquisition accounting may have a material impact on the accompanying pro forma financial statements and the combined company’s future results of operations and financial position.

The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and are not intended to represent or be indicative of the results of operations or financial position of the combined company that would have been recorded had the merger or the Other EPL GOM Transactions been completed as of the dates presented and should not be taken as representative of future results of operations or financial position of the combined company. The unaudited pro forma condensed combined financial statements do not reflect the impacts of any potential operational efficiencies, asset dispositions, cost savings or economies of scale that the combined company may achieve with respect to the combined operations.

	Six Months Ended December 31, 2013	Year Ended June 30, 2013
	(In thousands, except per share data)
Pro Forma Statement of Operations Data:
Oil, natural gas and natural gas liquids sales	$973,441	$1,927,235
Net income available to common shareholders	25,169	211,562
Net income per share of common stock
Basic	$0.26	$2.06
Diluted	$0.26	$2.02
Pro Forma Balance Sheet Data:
Total assets	$7,277,510
Long-term debt	3,596,430
Total shareholders’ equity	1,869,817

Summary Pro Forma Combined Oil and Natural Gas Reserves and Production Data

The following table presents selected unaudited pro forma information regarding EXXI’s proved reserves as of June 30, 2013 giving effect to the acquisition of EPL’s proved reserves (including the proved reserves associated with the properties acquired by EPL from Nexen on January 15, 2014) as if they were acquired on June 30, 2013. The following estimates of the June 30, 2013 net proved oil and natural gas reserves of EXXI’s oil and gas properties are based on evaluations prepared by EXXI’s internal reservoir engineers and were audited by Netherland, Sewell & Associates, Inc., independent oil and gas consultants (“NSAI”).

The following estimates of the net proved oil and natural gas reserves of EPL and Nexen’s oil and gas properties as of June 30, 2013 are based on a reserve report prepared as of December 31, 2013 by NSAI for the EPL properties and internal reserve estimates prepared by EPL as of December 31, 2013 for the Nexen properties (Eugene Island 258/259, January 15, 2014 acquisition). EPL reserves as of June 30, 2013 were calculated by adding EPL’s production for the six months ended December 31, 2013 to EPL’s proved reserves as of December 31, 2013. The proved reserves associated with the Nexen properties as of June 30, 2013 were calculated by the same method as described above for the EPL proved reserves as of June 30, 2013. For both the EPL proved reserves and the Nexen proved reserves, reserves associated with lease use gas (gas consumed for operations) were also excluded from the reserve estimates (consistent with EXXI’s reserves methodology). No adjustments were made with respect to proved undeveloped reserves for EPL and Nexen as of December 31, 2013 reserve amounts when calculating the EPL and Nexen reserves as of June 30, 2013.

There are numerous uncertainties inherent in estimating quantities and values of proved reserves and in projecting future rates of production and the amount and timing of development expenditures, including many factors beyond the property owner’s control. The following reserve data represents estimates only and should not be construed as being precise. The assumptions used in preparing these estimates may not be realized, causing the quantities of oil and gas that are ultimately recovered, the timing of the recovery of oil and gas reserves, the production and operating costs incurred and the amount and timing of future development expenditures to vary from the estimates presented herein. Actual production, revenues and expenditures with respect to reserves will vary from estimates and the variances may be material.

These estimates were calculated using the twelve-month average of the first-day-of-the-month reference prices as adjusted for location and quality differentials. Any significant price changes will have a material effect on the quantity and present value of the reserves. These estimates depend on a number of variable factors and assumptions, including historical production from the area compared with production from other comparable producing areas, the assumed effects of regulations by governmental agencies, assumptions concerning future oil and gas prices, and assumptions concerning future operating costs, transportation costs, severance and excise taxes, development costs and workover and remedial costs.

	Estimated Quantities of Reserves as of June 30, 2013
	EXXI Historical	EPL Adjusted	Nexen Adjusted	EXXI Pro Forma Combined
Estimated Proved Reserves:
Oil (MBbl)	133,647	54,549	3,617	191,813
Natural Gas (MMcf)	269,121	143,407	1,707	414,235
Total (MBOE)	178,501	78,450	3,902	260,852
Estimated Proved Developed Reserves:
Oil (MBbl)	80,223	42,471	2,551	125,245
Natural Gas (MMcf)	175,623	81,930	1,467	259,020
Total (MBOE)	109,494	56,126	2,796	168,415
Estimated Proved Undeveloped Reserves:
Oil (MBbl)	53,424	12,078	1,066	66,568
Natural Gas (MMcf)	93,498	61,478	240	155,216
Total (MBOE)	69,007	22,324	1,106	92,437

The following table sets forth summary pro forma information with respect to EXXI’s and EPL’s combined oil and natural gas production for the year ended June 30, 2013 and six months ended December 31, 2013. This pro forma information gives effect to the merger and each of the Other EPL GOM Transactions as if each had occurred on July 1, 2012.

The EXXI production data presented below was derived from its Annual Report on Form 10-K for the year ended June 30, 2013 and its quarterly report on Form 10-Q for the six months ended December 31, 2013, which have not been incorporated by reference in this joint proxy/prospectus.

The EPL production data for the twelve months ended June 30, 2013 was derived by adding EPL’s production from EPL’s Annual Report on Form 10-K for the twelve months ended December 31, 2012 to its production on EPL’s Form 10-Q for the six months ended June 30, 2013, and then subtracting its production from EPL’s Form 10-Q for the six months ended June 30, 2012. EPL’s historical production for the six months ended December 31, 2013 was derived by adding the production in EPL’s Form 10-K for the twelve months ended December 31, 2013 and subtracting production from EPL’s Form 10-Q for the six months ended June 30, 2013.

	Production for the Year Ended June 30, 2013
	EXXI Historical	EPL Historical	EXXI Pro Forma Combined(a)
Sales Volumes per Day
Oil (MBbls)	28.3	14.4	45.7
Natural Gas (MMcf)	88.6	27.0	124.8
Total (MBOE)	43.1	18.9	66.5

	Production for the Six Months Ended December 31, 2013
	EXXI Historical	EPL Historical	EXXI Pro Forma Combined(a)
Sales Volumes per Day
Oil (MBbls)	30.0	16.3	47.6
Natural Gas (MMcf)	95.1	31.4	127.3
Total (MBOE)	45.9	21.5	68.8

(a)	Includes adjustments for EPL’s Other GOM Transactions made subsequent to July 1, 2012 described in greater detail in the notes to the unaudited pro forma condensed combined statement of operations.

Unaudited Comparative Per Share Data

The following table sets forth certain historical net income (loss) per share of EXXI and EPL and per share book value information on an unaudited pro forma combined basis after giving effect to the merger.

Historical per share data of EXXI for the six months ended December 31, 2013 and the year ended June 30, 2013 was derived from EXXI’s historical financial statements for the respective periods. Historical per share data of EPL for the six months ended December 31, 2013 and the twelve months ended June 30, 2013 was calculated based on historical financial information included in its financial statements. This information should be read together with the consolidated financial statements and related notes of EXXI and EPL that are incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 209.

Unaudited pro forma combined per share data for the six months ended December 31, 2013 and the twelve months ended June 30, 2013 was derived and should be read in conjunction with the unaudited pro forma condensed combined financial data included under “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 170. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the beginning of the period.

	Six Months Ended December 31, 2013	Twelve Months Ended June 30, 2013
EXXI — Historical
Net income per share from continuing operations:
Basic	$0.64	$1.90
Diluted	0.64	1.86
Cash dividends	0.12	0.0825

	Six Months Ended December 31, 2013	Twelve Months Ended June 30, 2013
EPL — Historical
Net income (loss) per share from continuing operations:
Basic	$(0.35)	$3.08
Diluted	(0.35)	3.05
Cash dividends

	Six Months Ended December 31, 2013	Twelve Months Ended June 30, 2013
EXXI Unaudited Pro Forma Combined Amounts
Net income per share from continuing operations:
Basic	$0.26	$2.06
Diluted	0.26	2.02

Comparable Market Prices

The following table shows the closing sale prices of EXXI common stock as reported on the NASDAQ and EPL common stock as reported on the NYSE as of March 11, 2014, the last trading day before public announcement of the merger, and as of April 16, 2014, the last trading day before the printing of this joint proxy statement/prospectus.

	EXXI Common Stock	EPL Common Stock	Implied Value for Each Share of EPL Common Stock
March 11, 2014	$23.37	$29.11	$39.00
April 16, 2014	$23.46	$38.78	$39.15

The market price of EXXI and EPL common stock will fluctuate prior to the merger. EXXI shareholders and EPL stockholders are urged to obtain current market quotations for the shares prior to making any decision with respect to the merger.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus contain forward-looking statements within the meaning of the federal securities laws that are not limited to historical facts, but reflect EXXI’s and/or EPL’s current beliefs, expectations or intentions regarding future events. Words such as “may,” “will,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursue,” “target,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, EXXI’s and EPL’s expectations with respect to the synergies, costs and other anticipated financial impacts of the proposed transaction; future financial and operating results of the combined company; the combined company’s plans, objectives, expectations and intentions with respect to future operations and services; approval of the proposed transaction by shareholders; the satisfaction of the closing conditions to the proposed transaction; and the timing of the completion of the proposed transaction.

Although EXXI and EPL believe the expectations reflected in such forward-looking statements are reasonable, such expectations may not occur. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the combined company to be materially different from actual future results expressed or implied by the forward-looking statements. These risks and uncertainties also include those set forth under “Risk Factors,” beginning on page 37, as well as, among others, risks and uncertainties relating to:

•	declines in the prices for oil and gas affecting operating results and cash flows;

•	cash flow and liquidity;

•	economic slowdowns that can adversely affect consumption of oil and gas by businesses and consumers;

•	uncertainties in estimating oil and gas reserves;

•	replacing oil and gas reserves;

•	uncertainties in exploring for and producing oil and gas;

•	inability to obtain additional financing necessary to fund operations, capital expenditures and to meet other obligations;

•	ability to make acquisitions and to integrate acquisitions;

•	availability of drilling and production equipment and field service providers;

•	disruption of operations and damages due to hurricanes or tropical storms;

•	availability, cost and adequacy of insurance coverage;

•	competition in the oil and gas industry;

•	ability to retain and attract key personnel;

•	the effects of government regulation and permitting and other legal requirements;

•	costs associated with perfecting title for mineral rights;

•	estimates of proved reserve quantities and net present values of those reserves;

•	incorporation under the laws of Bermuda and the limited rights to relief that may be available compared to U.S. laws;

•	availability and value of certain forms of the merger consideration elected by EPL stockholders;

•	reduced ownership and voting interest for EPL stockholders in the combined company after the merger;

•	the loss of key management in connection with the merger;

•	ability to complete the merger in the anticipated timeframe or at all;

•	ability to realize fully or at all the anticipated benefits of the merger;

•	lawsuits relating to the merger;

•	ability to obtain financing for the merger;

•	business uncertainties and contractual restrictions while the merger is pending;

•	ability to obtain consents and clearance from regulatory authorities for the merger;

•	potential triggering of change of control provisions in certain agreements to which EPL is a party;

•	the financial flexibility of the combined company;

•	integration of the combined company;

•	management of the combined company’s expanded operations following the merger;

•	expenses related to the merger and the integration of EXXI and EPL; and

•	other financial, operational and legal risks and uncertainties detailed from time to time in either EXXI’s or EPL’s SEC filings.

EXXI and EPL caution that the foregoing list of factors is not exclusive. Additional information concerning these and other risk factors is contained in EXXI’s and EPL’s most recently filed Annual Reports on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K and other SEC filings. The forward-looking statements speak only as of the date made and, other than as required by law, neither EXXI nor EPL undertake any obligation to update publicly or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements concerning EXXI, EPL, the proposed transaction or other matters and attributable to EXXI or EPL or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above.

RISK FACTORS

You should carefully consider the following risks before deciding whether to vote for the proposal to (i) approve the issuance of shares of EXXI common stock to EPL stockholders in connection with the merger and (ii) elect Scott A. Griffiths to serve as a class II director on the EXXI board of directors in the case of EXXI shareholders, or for the proposal to adopt the merger agreement, in the case of EPL stockholders. You should also read and consider the risks associated with each of the businesses of EXXI and EPL because these risks will also affect the combined company following the merger. In addition, you should read and consider the other information and documents included or incorporated by reference into this joint proxy statement/prospectus, including the matters addressed in the section titled “Special Note Regarding Forward-Looking Statements.” See the section titled “Where You Can Find More Information” beginning on page 209. Realization of any of the risks described below, any of the events described under “Special Note Regarding Forward-Looking Statements” or any of the risks or events described in the information incorporated by reference could have a material adverse effect on EXXI’s, EPL’s or the combined company’s respective businesses, financial condition, cash flows and results of operations and could result in a decline in the trading price of their respective shares of common stock.

Risk Factors Relating to EXXI and EPL

EXXI’s and EPL’s businesses are and will be subject to the risks described in EXXI’s and EPL’s Annual Reports on Form 10-K for the fiscal years ended June 30, 2013 and December 31, 2013, respectively. These risks are also updated or supplemented in each company’s subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. See “Where You Can Find More Information” beginning on page 209.

Risk Factors Relating to the Merger

EPL stockholders may not receive all of their consideration in the form they elect, and the form of consideration that they receive may have a lower value than the form of consideration they elect to receive.

EPL stockholders that make either the cash election or the stock election will be subject to proration if holders of EPL common stock, in the aggregate, elect to receive more or less than the aggregate amount of cash consideration or the aggregate amount of stock consideration, as applicable, to be paid in the transaction. Accordingly, some of the consideration EPL stockholders receive in the transaction is likely to differ from the type of consideration they select and such difference may be significant. In addition, the relative proportion of stock and cash that an EPL stockholder receives may also have a value that is higher or lower than the relative proportion of stock and cash that the EPL stockholder elected to receive. However, in no event will an EPL stockholder who makes the cash election receive less cash and more shares of EXXI common stock than a stockholder who makes the mixed election. Furthermore, in no event will an EPL stockholder who makes the stock election receive fewer shares of EXXI common stock and more cash than a stockholder who makes the mixed election. For a discussion of the proration mechanism, see “The Merger—EPL Stockholders Making Elections— Proration and Adjustment Procedures” beginning on page 127.

Because the merger consideration is fixed and because the market price of EXXI common stock and EPL common stock will fluctuate, EPL stockholders receiving EXXI common stock as part of the merger consideration cannot be sure of the market value of such merger consideration relative to the value of their shares of EPL common stock that they are exchanging.

If the transaction is completed, each share of EPL common stock may, depending on the election of the EPL stockholder and subject to proration, be converted into the right to receive a fixed number of shares (as opposed to a fixed market value) of EXXI common stock. During the pendency of the transaction, the market value of EXXI common stock will fluctuate, and decreases in the market value of EXXI common stock will negatively affect the value of the merger consideration that EPL stockholders receive. The market value of EPL common stock will also fluctuate during the pendency of the transaction, and increases in the market value of EPL common stock may mean that the merger consideration issued to EPL stockholders will be worth less than the market value of the shares of EPL common stock such stockholders are exchanging. The merger consideration, including the exchange ratio used to calculate the stock portion of the merger consideration, was fixed at the time the merger agreement was executed, and the value of EXXI and EPL stock may vary significantly from their values on the date of the merger agreement, the date of this joint proxy statement/prospectus, the date on which EPL stockholders vote on the merger agreement, the date on which EPL stockholders make their election and the date on which EPL stockholders receive the merger consideration. Neither EPL nor EXXI is permitted to terminate the merger agreement solely due to changes in the market price of either party’s shares of common stock.

There will be a time lapse between the date on which EPL stockholders make an election with respect to the form of merger consideration to be received by them in exchange for their EPL common stock and the date on which EPL stockholders actually receive, depending on their election and subject to proration, shares of EXXI common stock. Fluctuations in the market value of EXXI stock or EPL common stock during this time period will also affect the value of the merger consideration, once it is actually received.

If an EPL stockholder makes a stock election or mixed election and the market value of EXXI common stock falls between the time of the election and the time the merger consideration is actually received, the value of the merger consideration received may be less than the value of the merger consideration such stockholder would have received under a cash election. Conversely, if a EPL stockholder makes a cash election and the market value of EXXI common stock rises between the time of the election and the time the merger consideration is actually received, the value of the merger consideration received may be less than the value of the merger consideration such stockholder would have received under a stock election or mixed election. Stock price changes may result from, among other things, changes in the business, operations or prospects of EXXI or EPL prior to or following the merger, litigation or regulatory considerations, general business, market, industry or economic conditions and other factors both within and beyond the control of EXXI and EPL. EPL stockholders are urged to obtain current market quotations for EXXI common stock when they make their elections.

Current EXXI shareholders and EPL stockholders will have a reduced ownership and voting interest in the combined company after the merger.

Based on the estimated number of shares of EPL common stock and EPL equity awards that will be outstanding immediately prior to the closing of the merger, we estimate that EXXI will issue or reserve for issuance approximately 23.4 million shares of EXXI common stock to EPL stockholders in the merger. As a result of these issuances, current EXXI shareholders and EPL stockholders are expected to hold approximately 75% and 25%, respectively, of the combined company’s outstanding common stock immediately following completion of the merger.

EXXI shareholders and EPL stockholders currently have the right to vote for their respective directors and on other matters affecting the applicable company. When the merger occurs, each EPL stockholder that receives shares of EXXI common stock will become a shareholder of EXXI with a percentage ownership of the combined company that will be smaller than the stockholder’s percentage ownership of EPL. Correspondingly, each EXXI shareholder will remain a shareholder of EXXI with a percentage ownership of the combined company that will be smaller than the shareholder’s percentage of EXXI prior to the merger. As a result of these reduced ownership percentages, EXXI shareholders will have less voting power in the combined company than they now have with respect to EXXI, and EPL stockholders will have less voting power in the combined company than they now have with respect to EPL.

Shares of EXXI common stock to be received by EPL stockholders as a result of the merger will have rights different from the shares of EPL common stock.

Upon completion of the merger, the rights of former EPL stockholders who become EXXI shareholders will be governed by the memorandum of association and bye-laws of EXXI and by Bermuda law. The rights associated with shares of EPL common stock are different from the rights associated with shares of EXXI common stock. Material differences between the rights of stockholders of EPL and the rights of shareholders of EXXI include differences with respect to, among other things, dividends, the election of directors, the removal of directors, the fiduciary and statutory duties of directors, conflicts of interests of directors, the indemnification of directors and officers, limitations on director liability, the convening of annual meetings of shareholders or stockholders and special shareholder or stockholder meetings, notice provisions for meetings, the quorum for shareholder or stockholder meetings, the exercise of voting rights, shareholder or stockholder action by written consent, shareholder or stockholder derivative suits, shareholder or stockholder approval of certain transactions, rights of dissenting shareholders or stockholders, antitakeover measures, access to books and records and provisions relating to the ability to amend the memorandum of association and the bye-laws. See “Comparison of Rights of EXXI Shareholders and EPL Stockholders” beginning on page 184 of this joint proxy statement/prospectus for a discussion of the different rights associated with shares of EXXI common stock and EPL common stock.

Uncertainties associated with the merger may cause a loss of management personnel and other key employees, which could adversely affect the future business and operations of the combined company.

EXXI and EPL are dependent on the experience and industry knowledge of their officers and other key employees to execute their business plans. Each company’s success until the merger is consummated and the combined company’s success after the merger is consummated will depend in part upon the ability of EXXI and EPL to retain key management personnel and other key employees. Current and prospective employees of EXXI and EPL may experience uncertainty about their roles within the combined company following the merger, which may have an adverse effect on the ability of each of EXXI and EPL to attract or retain key management and other key personnel. Accordingly, no assurance can be given that the combined company will be able to attract or retain key management personnel and other key employees of EXXI and EPL to the same extent that EXXI and EPL have previously been able to attract or retain their own employees.

The transactions are subject to conditions, including certain conditions that may not be satisfied, or completed on a timely basis, if at all.

The merger is subject to a number of conditions, such as clearances, approvals or authorizations required to consummate the merger under applicable antitrust and securities laws, beyond EXXI’s and EPL’s control that may prevent, delay or otherwise adversely affect its completion. We cannot predict whether and when these conditions will be satisfied. Any delay in completing the merger could cause the combined company not to realize some or all of the synergies that we expect to achieve if the merger is successfully completed within its expected time frame. See “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 152.

Failure to complete the merger could negatively impact the future business and financial results of EXXI and EPL.

Neither EXXI nor EPL can make any assurances that it will be able to satisfy all of the conditions to the merger or succeed in any litigation brought in connection with the merger. If the merger is not completed, the financial results of EXXI and EPL may be adversely affected and EXXI and EPL will be subject to several risks, including but not limited to:

•	being required to pay a termination fee of $45 million under certain circumstances provided in the merger agreement;

•	payment of the other party’s reasonable expenses relating to the merger, such as legal, accounting, financial advisor and printing fees, in an amount not to exceed $6 million;

•	having had the focus of each company’s management on the merger instead of on pursuing other business opportunities that could have been beneficial to each company; and

•	being subject to litigation related to any failure to complete the merger. See “The Merger—Litigation Related to the Merger” on page 131.

If the merger is not completed, EXXI and EPL cannot assure their shareholders that these risks will not materialize and will not materially and adversely affect the business, financial results and stock prices of EXXI or EPL.

Two lawsuits have been filed against EXXI and EPL challenging the merger, and an adverse ruling may prevent or delay the completion of the merger.

On March 19, 2014, an alleged EPL stockholder (the “Lopez plaintiff”) filed a class action lawsuit on behalf of EPL stockholders against EPL, its directors, EXXI, OpCo, and Merger Sub (collectively, the “defendants”). This lawsuit is styled Antonio Lopez v. EPL Oil & Gas, Inc., et al., C.A. No. 9460, in the Court of Chancery of the State of Delaware (the “Lopez lawsuit”). On April 14, 2014, another alleged EPL stockholder (the “Lewandoski plaintiff”) filed a class action lawsuit on behalf of EPL stockholders against the defendants. This lawsuit is styled David Lewandoski v. EPL Oil & Gas, Inc., et al., C.A. No. 9533, in the Court of Chancery of the State of Delaware (the “Lewandoski lawsuit” and, collectively with the Lopez lawsuit, the “lawsuits”). For a more detailed description of the lawsuits, see the section titled “The Merger—Litigation Related to the Merger” beginning on page 131. Neither EXXI nor EPL can predict the outcome of the lawsuits or any others that might be filed subsequent to the date of the printing of this joint proxy statement/prospectus, nor can either EXXI or EPL predict the amount of time and expense that will be required to resolve the lawsuits. If the defendants cannot successfully defend themselves against the lawsuits and the Delaware Court of Chancery makes an adverse ruling, the merger could be delayed or prevented or, if the adverse ruling is made after completion of the merger, the merger could be rescinded.

The merger agreement contains provisions that limit each party’s ability to pursue alternatives to the merger transaction, could discourage a potential competing acquirer of either EXXI or EPL from making a favorable alternative transaction proposal and, in specified circumstances, could require either party to pay a termination fee to the other party.

The merger agreement contains a “no solicitation” provision that, subject to limited exceptions, restricts EPL’s ability to initiate, solicit, facilitate, or knowingly encourage any inquiry or proposal in respect of a competing third-party proposal for the acquisition of EPL’s common stock or assets. In addition, EPL is generally required to negotiate in good faith with EXXI to modify the terms of the merger agreement in response to any competing acquisition proposals before the EPL board of directors may withdraw or qualify its recommendation with respect to the merger. For its part, EXXI is not permitted to participate or engage in any discussions or negotiations with respect to a merger, combination, acquisition or other extraordinary transaction with a third party if such transaction would reasonably be likely to impair or impede EXXI’s ability to consummate or finance the merger on or prior to the outside date under the merger agreement. In certain circumstances, upon termination of the merger agreement, a termination fee in the amount of $45 million will be required to be paid from one party to the other. See “The Merger Agreement—No Solicitation of Competing Proposals” beginning on page 141, “The Merger Agreement—Termination of the Merger Agreement” beginning on page 154, “The Merger Agreement—Termination Fees and Expenses”; and “The Merger Agreement—Effect of Termination” beginning on page 155.

These provisions and other deal protection provisions in the merger agreement could discourage a potential third-party acquirer that might have an interest in acquiring all or a significant portion of EXXI or EPL from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share cash or market value than the market value proposed to be received or realized in the merger. These provisions might also result in a potential third-party acquirer proposing to pay a lower price to the shareholders or stockholders than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances.

If the merger agreement is terminated and either EXXI or EPL decides to seek another business combination, it may not be able to negotiate a transaction with another party on terms comparable to, or better than, the terms of the merger.

If EXXI’s financing for the transaction is not funded, the merger may not be completed.

EXXI intends to finance the cash required in connection with the merger with borrowings under its new revolving credit facility and proceeds from the issuance of new senior notes. On March 12, 2014, EXXI entered into a debt commitment letter with Credit Suisse Securities (USA) LLC, Credit Suisse AG, Cayman Islands Branch, and Citigroup Global Markets Inc. Upon the terms and subject to the conditions set forth therein, pursuant to the debt commitment letter, (i) Citigroup Global Markets Inc. has committed to provide $293.75 million increase to the borrowing base under an amended revolving credit facility of EXXI, to vote its commitments under EXXI’s existing credit agreement in favor of an amendment thereto permitting consummation of the merger and to provide $200 million of the principal amount of the commitments under a bridge facility; and (ii) Credit Suisse Securities (USA) LLC and Credit Suisse AG, Cayman Islands Branch, have committed to provide an aggregate of $293.75 million increase to the borrowing base under an amended revolving credit facility of EXXI, to vote its commitments under EXXI’s existing credit agreement in favor of an amendment thereto permitting consummation of the merger and to provide $200 million of the principal amount of the commitments under a bridge facility. To the extent one or more of the lenders does not fund its portion of the debt financing commitments, the other lenders are not obligated to assume the unfunded commitments and EXXI may be required to seek alternative financing or fund such commitments itself. The commitment letter includes certain conditions, including obtaining an amendment under EXXI’s existing credit agreement, the negotiation of definitive documentation and other customary closing conditions consistent with the merger agreement. For a description of the debt financing, please refer to “The Merger—Treatment of EXXI and EPL Credit Agreements” beginning on page 124.

In the event some or all of the financing contemplated by the commitment letter is not available, EXXI is obligated to use its reasonable best efforts to obtain alternative financing in an amount that will enable EXXI to consummate the merger and on terms and conditions not less favorable to EXXI than those described in the debt commitment letter. However, such alternative financing may not be available to EXXI or, if available, may not be available on satisfactory terms. Further, EXXI’s ability to raise capital by accessing the capital markets may be limited by a number of factors, including its credit rating, interest rates, investors’ willingness to purchase EXXI’s securities, the condition of the global economy and a number of other factors that may be beyond EXXI’s control. Though the receipt by EXXI of financing is not a condition to closing, if EXXI is unable to access the capital markets or obtain funding from its financing sources for the cash required in connection with the transaction, the merger may not be completed.

The indenture governing EPL’s 8.25% senior notes due 2018 includes restrictive covenants, which could adversely affect the future business and operations of the combined company.

The covenants included in the indenture governing EPL’s 8.25% senior notes due 2018 (“EPL senior notes”) include certain restrictive covenants that would provide the combined company less operational flexibility than the covenants governing EXXI’s outstanding indebtedness. While we do not expect EPL’s notes to affect our ability to consummate the merger, we expect to seek consents to amend the covenants governing these notes or to replace or refinance these notes to provide the combined company greater operational flexibility. In the event that we are unable to obtain the requisite consents for an amendment or are unable to replace or refinance these notes, the notes’ restrictive covenants could make it more difficult to integrate the operations of EXXI and EPL and operate the combined company in the most efficient manner. Our failure in this regard could adversely affect the future business and operations of the combined company.

EPL is subject to business uncertainties and contractual restrictions while the merger is pending, which could adversely affect EPL’s business and operations.

Under the terms of the merger agreement, EPL is subject to certain restrictions on the conduct of its business prior to completing the merger, which may adversely affect its ability to execute certain of its business strategies, including the ability in certain cases to enter into contracts or incur capital expenditures to grow its business. Such limitations could negatively affect EPL’s businesses and operations prior to the consummation of the merger. Furthermore, the process of planning to integrate two businesses and organizations for the post-merger period can divert management attention and company resources and could ultimately have an adverse effect on each of EXXI and EPL.

In connection with the pending transaction, it is possible that some customers, suppliers and other persons with whom EPL has a business relationship may delay or defer certain business decisions or might decide to seek to terminate, change or renegotiate their relationships with EPL as a result of the proposed merger, which could negatively affect EPL’s revenues, earnings and cash flows, as well as the market price of shares of its common stock, regardless of whether the transaction is completed.

EXXI’s and EPL’s executive officers and directors have interests in the merger that may be different from, or in addition to, the interests of EXXI shareholders and EPL stockholders generally.

While the executive officers and directors of EXXI and EPL negotiated and approved the terms of the merger agreement, EXXI’s and EPL’s executive officers and directors have interests in the merger that may be different from, or in addition to, the interests of EXXI shareholders and EPL stockholders generally. These interests include, among others, continued service as a director or an executive officer of the combined company. For example, John D. Schiller, Jr. will remain as Chairman and Chief Executive Officer of the combined company and Scott A. Griffiths, who is a member of EPL’s current EPL board of directors, will be nominated to be elected to serve as a class II director on the board of directors of the combined company. In accordance with the merger agreement, on March 29, 2014, the EPL board of directors designated Mr. Griffiths as its designee to serve on the EXXI board of directors. Additionally, on April 15, 2014, Gary Hanna, EPL’s Chairman, President and Chief Executive Officer, and T.J. Thom, EPL’s Executive Vice President and Chief Financial Officer, entered into consulting agreements with EXXI to provide consulting services to the combined company for 12 months and six months, respectively, following the consummation of the merger. In addition, certain of EPL’s compensation and benefit plans and arrangements provide for payments or accelerated vesting or distribution of certain benefits upon completion of the merger. Executive officers and directors of EPL will also have rights to indemnification and the benefit of a six-year tail insurance policy covering directors’ and officers’ liability.

Upon completion of the merger, John D. Schiller, Jr. will serve as Chairman of the board of directors and Chief Executive Officer of the combined company and D. West Griffin will serve as the Chief Financial Officer of the combined company. Immediately following the effective time, the board of directors of the combined company will consist of seven members, including John D. Schiller, Jr., William Colvin, Paul Davison, Cornelius Dupré, II, Hill A. Feinberg, and Kevin Flannery, who are members of the current EXXI board of directors, and Scott A. Griffiths, who is a member of the current EPL board of directors.

All of the executive officers and directors and certain other members of management of EXXI have entered into voting agreements with EPL in connection with the execution of the merger agreement. Additionally, all of the executive officers and directors of EPL have entered into voting agreements with EXXI, OpCo, and Merger Sub in connection with the execution of the merger agreement. For more information, see below under “The Merger Agreement—Shareholder Voting Agreements.”

The EXXI and EPL boards of directors were aware of these interests at the time each approved the merger and the transactions contemplated by the merger agreement, with the exception of the matters described above regarding the positions of Scott Griffiths and certain EPL officers with the combined company, which did not occur until over two weeks after the merger agreement was executed. These interests may cause EXXI’s and

EPL’s directors and executive officers to view the merger proposal differently and more favorably than you may view it. See “The Merger—Interests of EXXI Directors and Executive Officers in the Merger” and “The Merger—Interests of EPL Directors and Executive Officers in the Merger” beginning on page 114 for more information.

The merger is subject to the receipt of consents and clearances from regulatory authorities that may impose conditions that could have an adverse effect on EXXI, EPL, or the combined company or, if not obtained, could prevent completion of the merger.

Before the merger may be completed, applicable waiting periods must expire or terminate under antitrust and competition laws. In deciding whether to grant antitrust or regulatory clearance, the relevant government entities will consider the effect of the merger on competition within their relevant jurisdiction. Further, the terms and conditions of the approvals that are granted may impose requirements, limitations or costs or place restrictions on the conduct of the combined company’s business. While seeking such approvals, EXXI or EPL are not required by the merger agreement to, among other things, (i) divest any assets or businesses (other than assets or businesses that are not material in the aggregate), (ii) terminate existing relationships, contractual rights or obligations, (iii) terminate any venture or other arrangement, or (iv) effectuate any change or restructuring of EPL or EXXI. See “The Merger—Regulatory Clearances Required for the Merger” beginning on page 123 for more information. EXXI and EPL can provide no assurance that all required regulatory approvals will be obtained or that either party will agree to the terms or conditions of approval. In addition, EXXI and EPL can provide no assurance that regulators will not impose conditions, terms, obligations or restrictions that will have the effect of delaying the completion of the merger or imposing additional material costs on or materially limiting the revenues of the combined company following the merger, if such conditions, terms, obligations or restrictions were agreed to. For a more detailed description of the regulator review process, see the section titled “The Merger—Regulatory Clearances Required for the Merger” beginning on page 123.

Completion of the transactions may trigger change in control or other provisions in certain agreements to which EPL is a party.

The completion of the transactions may trigger change in control or other provisions in certain agreements to which EPL is a party. If EXXI and EPL are unable to negotiate waivers of those provisions, or, in the case of debt, refinance or pay off such debt, the counterparties may exercise their rights and remedies under the agreements, potentially terminating the agreements or seeking monetary damages. Even if EXXI and EPL are able to negotiate waivers or refinance or repay EPL’s debt, the counterparties may require a fee for such waivers or seek to renegotiate the agreements on terms less favorable to EPL or the combined company or incur significant costs to refinance or repay such debt.

Risk Factors Relating to the Combined Company Following the Merger

The combined company’s debt may limit its financial flexibility.

EXXI and EPL each have a significant amount of debt outstanding. As of March 12, 2014, EPL had $745 million principal amount of long-term indebtedness net of cash, including $510 million principal amount of bonds, $235 million of secured debt under its credit facility and de minimis cash. As of the same date, EXXI had $1,809 million principal amount of long-term indebtedness net of cash including $1,900 million principal amount of bonds, $217 million of secured debt under its credit facility, $8 million of other indebtedness, and $316 million of cash. To finance the merger, EXXI has entered into a debt commitment letter pursuant to which and upon the terms and subject to the conditions set forth therein, lenders have committed to provide an aggregate of $587.5 million increase to the borrowing base under its amended revolving credit facility and to provide an aggregate of $400 million of the principal amount of the commitments under a bridge facility. EXXI has also committed to backstop the EPL change of control put right on EPL’s $510 million aggregate principal amount of outstanding 8.25% senior notes due in 2018. Assuming the transaction closed as of March 12, 2014, the pro-forma total principal amount of long-term indebtedness net of cash following the consummation of the merger will be approximately $3,623 million, consisting of $2,710 million of bond financing, $1,067 million drawn on its revolver, $8 million of other indebtedness and $162 million of cash. In either case, the combined company will have significantly more long-term debt and will be highly leveraged.

In addition, the combined company may incur additional debt from time to time in connection with the financing of operations, acquisitions, recapitalizations and refinancings. The level of the combined company’s debt could have several important effects on future operations, including, among others:

•	a significant portion of the combined company’s cash flow from operations may be applied to the payment of principal and interest on the debt and will not be available for other purposes;

•	covenants contained in the combined company’s existing and future debt arrangements may require the combined company to meet financial tests that may affect its flexibility in planning for and reacting to changes in its business, including possible acquisition opportunities;

•	the combined company’s ability to obtain additional financing for capital expenditures, acquisitions, general corporate and other purposes may be limited or burdened by increased costs or more restrictive covenants;

•	the combined company may be at a competitive disadvantage to similar companies that have less debt;

•	the combined company’s vulnerability to adverse economic and industry conditions may increase; and

•	the combined company may face limitations on its flexibility to plan for and react to changes in its business and the industries in which it operates.

For more information regarding the risks related to the combined company’s indebtedness and access to capital and financing, see the risks described in EXXI’s and EPL’s Annual Reports on Form 10-K for the fiscal years ended June 30, 2013 and December 31, 2013, respectively, and any updates or supplements to those risks described in each company’s subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.

The failure to integrate successfully the businesses of EXXI and EPL in the expected timeframe would adversely affect the combined company’s future results following the merger.

The merger involves the integration of two companies that currently operate independently. The success of the merger will depend, in large part, on the ability of the combined company following the merger to realize the anticipated benefits, including synergies, cost savings, innovation and operational efficiencies, from combining the businesses of EXXI and EPL. To realize these anticipated benefits, the businesses of EXXI and EPL must be successfully integrated. This integration will be complex and time-consuming. The failure to integrate successfully and to manage successfully the challenges presented by the integration process may result in the combined company not achieving the anticipated benefits of the merger.

•	Potential difficulties that may be encountered in the integration process include the following:

•	the inability to successfully integrate the businesses of EXXI and EPL in a manner that permits the combined company to achieve the full benefit of synergies, cost savings and operational efficiencies that are anticipated to result from the merger;

•	complexities associated with managing the larger, more complex, combined business;

•	complexities associated with integrating the workforces of the two companies;

•	potential unknown liabilities and unforeseen expenses, delays or regulatory conditions associated with the merger, including one-time cash costs to integrate the two companies that may exceed the anticipated range of such one-time cash costs that EXXI and EPL estimated as of the date of execution of the merger agreement;

•	difficulty or inability to refinance the debt of the combined company or comply with the covenants thereof;

•	performance shortfalls at one or both of the companies as a result of the diversion of management’s attention caused by completing the merger and integrating the companies’ operations; and

•	the disruption of, or the loss of momentum in, each company’s ongoing business or inconsistencies in standards, controls, procedures and policies.

Any of these difficulties in successfully integrating the businesses of EXXI and EPL, or any delays in the integration process, could adversely affect the combined company’s ability to achieve the anticipated benefits of the merger and could adversely affect the combined company’s business, financial results, financial condition and stock price. Even if the combined company is able to integrate the business operations of EXXI and EPL successfully, there can be no assurance that this integration will result in the realization of the full benefits of synergies, cost savings, innovation and operational efficiencies that Energy XXI and EPL currently expect from this integration or that these benefits will be achieved within the anticipated time frame.

The future results of the combined company will suffer if the combined company does not effectively manage its expanded operations following the merger.

Following the merger, the size of the business of the combined company will increase significantly beyond the current size of either EXXI’s or EPL’s business. The combined company’s future success depends, in part, upon its ability to manage this expanded business, which will pose substantial challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. There can be no assurances that the combined company will be successful or that it will realize the expected operating efficiencies, cost savings, revenue enhancements and other benefits currently anticipated from the merger.

The combined company is expected to incur substantial expenses related to the merger and the integration of EXXI and EPL.

The combined company is expected to incur substantial expenses in connection with the merger and the integration of EXXI and EPL. There are a large number of processes, policies, procedures, operations, technologies and systems that must be integrated, including purchasing, accounting and finance, sales, billing, payroll, pricing, revenue management, maintenance, marketing and benefits. While EXXI and EPL have assumed that a certain level of expenses would be incurred, there are many factors beyond their control that could affect the total amount or the timing of the integration expenses. Moreover, many of the expenses that will be incurred are, by their nature, difficult to estimate accurately. These expenses could, particularly in the near term, exceed the savings that the combined company expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings. These integration expenses likely will result in the combined company taking significant charges against earnings following the completion of the merger, and the amount and timing of such charges are uncertain at present.

The pro forma financial information included in this document is presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations following the merger.

The pro forma financial information contained in this document are presented for illustrative purposes only, are based on various adjustments, assumptions and preliminary estimates and may not be an indication of the combined company’s financial condition or results of operations following the merger for several reasons. See “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 170. The actual financial condition and results of operations of the combined company following the merger may not be consistent with, or evident from, this pro forma financial information. In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect the combined company’s financial condition or results of operations following the merger. Any potential decline in the combined company’s financial condition or results of operations may cause significant variations in the stock price of the combined company.

Uncertainty about the merger and diversion of management could harm the combined company following the merger.

The combined company’s success will be dependent upon the experience and industry knowledge of its officers and other key employees. The merger could result in current and prospective employees experiencing uncertainty about their future with the combined company following the merger. These uncertainties may impair the ability of the combined company to retain, recruit or motivate key personnel. In addition, completion of the merger and integrating the companies’ operations will require a significant amount of time and attention from management of the two companies. The diversion of management’s attention away from ongoing operations could adversely affect business relationships of the combined company following the merger.

THE COMPANIES

Energy XXI (Bermuda) Limited

EXXI is an independent oil and natural gas exploration and production company with operations focused in the U.S. Gulf Coast and the Gulf of Mexico. EXXI’s business strategy includes: (1) acquiring producing oil and gas properties; (2) exploiting and exploring its core assets to enhance production and ultimate recovery of reserves; and (3) utilizing a portion of its capital program to explore the ultra-deep shelf for potential oil and gas reserves.

At June 30, 2013, EXXI’s total proved reserves were 178.5 MMBOE based on SEC pricing, of which 75% were oil and 61% were classified as proved developed. EXXI operated or had an interest in 463 gross producing wells on 272,262 net developed acres, including interests in 41 producing fields. All of EXXI’s properties are primarily located on the U.S. Gulf Coast and in the Gulf of Mexico, with approximately 93% of its proved reserves located offshore. This concentration facilitates EXXI’s ability to manage the operated fields efficiently and its high number of wellbore locations provides diversification of its production and reserves. EXXI believes operating its assets is key to its strategy, and approximately 94% of EXXI’s proved reserves are on properties operated by it. EXXI has a seismic database covering approximately 7,460 square miles, primarily focused on its existing operations. This database has helped EXXI identify approximately 243 drilling opportunities. EXXI believes the mature legacy fields on its acquired properties will lend themselves well to its aggressive exploitation strategy, and EXXI expect to identify incremental exploration opportunities on the properties.

EXXI’s common stock is traded on the NASDAQ under the symbol “EXXI.”

The principal executive offices of EXXI are located at Canon’s Court, 22 Victoria Street, Hamilton HM EX, Bermuda, and EXXI’s telephone number is (441) 295-2244. Additional information about EXXI and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” on page 209.

EPL Oil & Gas, Inc.

EPL was incorporated as a Delaware corporation in January 1998 and operates as an independent oil and natural gas exploration and production company based in Houston, Texas and New Orleans, Louisiana. Effective September 1, 2012, EPL changed its legal corporate name from “Energy Partners, Ltd.” to “EPL Oil & Gas, Inc.” through a short-form merger pursuant to Section 253 of the General Corporation Law of the State of Delaware. EPL’s current operations are concentrated in the U.S. Gulf of Mexico shelf focusing on state and federal waters offshore Louisiana, which it considers to be its core area. EPL has focused on acquiring and developing assets in this region, because the region is characterized by established exploitation, development and exploration opportunities in both productive horizons and deeper geologic formations. EPL’s management professionals and technical staff have considerable geological, geophysical and operational experience that is specific to the Gulf of Mexico and Gulf Coast region, and it has acquired and developed geophysical and geological data relating to these areas.

As of December 31, 2013, EPL had estimated proved reserves of 80.4 Mmboe, of which 64% were oil and 71% were proved developed. Of these proved developed reserves, 69% were oil reserves.

EPL’s common stock is traded on the NYSE under the symbol “EPL.”

The principal executive offices of EPL are located at 919 Milam Street, Suite 1600, Houston, Texas 77002, and EPL’s telephone number is (713) 228-0711. Additional information about EPL and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” on page 209.

Energy XXI Gulf Coast, Inc.

Energy XXI Gulf Coast, Inc. is a Delaware corporation and wholly owned subsidiary of EXXI. OpCo is the primary subsidiary by which EXXI conducts its operations. Following the merger, EPL will be a direct wholly owned subsidiary of OpCo.

Clyde Merger Sub, Inc.

Clyde Merger Sub, Inc., a wholly owned subsidiary of OpCo, is a Delaware corporation that was formed on March 10, 2014 for the sole purpose of effecting the merger. In the merger, Merger Sub will be merged with and into EPL, with EPL surviving as an indirect wholly owned subsidiary of EXXI.

THE EXXI SPECIAL MEETING

This joint proxy statement prospectus is being provided to the EXXI shareholders as part of a solicitation of proxies by the EXXI board of directors for use at the EXXI special meeting to be held at the time and place specified below and at any properly convened meeting following an adjournment or postponement thereof. This joint proxy statement/prospectus provides EXXI shareholders with information they need to know to be able to vote or instruct their vote to be cast at the EXXI special meeting.

Date, Time and Place

The EXXI special meeting will be held at Canon’s Court, 22 Victoria Street Hamilton HM EX, Bermuda, on May 30, 2014, at 9 a.m., local time.

Purpose of the EXXI Special Meeting

At the EXXI special meeting, EXXI shareholders will be asked to consider and vote on the following:

•	a proposal to approve the issuance of shares of EXXI common stock, par value $0.005 per share, to EPL stockholders in connection with the merger contemplated by the merger agreement, a copy of which is included as Annex A to this joint proxy statement/prospectus; and

•	a proposal to elect Scott A. Griffiths to serve as class II director on the EXXI board of directors.

Completion of the merger is conditioned on, among other things, approval of the issuance of shares of EXXI common stock to EPL stockholders and the election of Scott A. Griffiths to serve as a class II director on the EXXI board of directors.

Recommendation of the EXXI Board of Directors

At a board of directors meeting held on March 11, 2014, the EXXI board of directors determined that the merger and the other transactions contemplated by the merger agreement, including the issuance of shares of EXXI common stock to EPL stockholders in connection with the merger, are in the best interests of EXXI and its shareholders. Accordingly, the EXXI board of directors unanimously recommends that EXXI shareholders vote “FOR” the proposal to approve the issuance of EXXI common shares to EPL stockholders in connection with the merger and “FOR” the proposal to elect Scott A. Griffiths to serve as a class II director on the EXXI board of directors.

EXXI shareholders should carefully read this joint proxy statement/prospectus, including any documents incorporated by reference, and the Annexes in their entirety for more detailed information concerning the merger and the transactions contemplated by the merger agreement.

EXXI Record Date; Shareholders Entitled to Vote

The record date for the EXXI special meeting is April 21, 2014. Only record holders of shares of EXXI common stock at the close of business on such date are entitled to notice of, and to vote at, the EXXI special meeting or any adjournment or postponement thereof. At the close of business on the record date, the only outstanding voting securities of EXXI were common stock, and 70,340,943 shares of EXXI common stock were issued and outstanding.

Each share of EXXI common stock outstanding on the record date of the EXXI special meeting is entitled to one vote on each proposal and any other matter coming before the EXXI special meeting.

Voting by EXXI’s Directors and Executive Officers

At the close of business on the record date of the EXXI special meeting, EXXI directors and executive officers and their affiliates were entitled to vote 2,762,436 shares of EXXI common stock or approximately 3.9% of the shares of EXXI common stock outstanding on that date. We currently expect that EXXI directors and executive officers and their affiliates will vote their shares in favor of all EXXI proposals.

All of the executive officers and directors and certain other members of management of EXXI have entered into agreements with EPL under which, subject to the terms and conditions of the agreement, they have agreed to vote all of their EXXI shares in favor of the issuance of shares of EXXI common stock to EPL stockholders in connection with the merger and for the election of Scott A. Griffiths to serve as a class II director on the EXXI board of directors. As of the date of this document, such parties held in the aggregate approximately 3.9% of the outstanding shares of EXXI common stock.

Quorum

No business may be transacted at the EXXI special meeting unless a quorum is present. Shareholders who hold shares representing at least 33 and 1/3% of the voting power of all outstanding shares of capital stock entitled to vote at the EXXI special meeting must be present in person or represented by proxy to constitute a quorum. If a quorum is not present, the special meeting shall be adjourned to such other day, time and place as the chairman may determine, provided that at least five clear days’ notice shall be given for such adjourned meeting. At any adjourned meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the adjourned meeting.

All shares of EXXI common stock represented at the EXXI special meeting, including shares that are represented but that vote to abstain and broker non-votes, will be treated as present for purposes of determining the presence or absence of a quorum.

Required Vote

The required votes to approve the EXXI proposals are as follows:

•	The issuance of shares of EXXI common stock to EPL stockholders in connection with the merger requires the affirmative vote of a majority of the shares of EXXI common stock, present in person or represented by proxy at the EXXI special meeting and entitled to vote on the proposal, assuming there is a quorum. Each share of EXXI common stock outstanding on the record date of the EXXI special meeting is entitled to one vote on this proposal. Failures to vote, abstentions, and broker non-votes will have no effect on the vote for this proposal.

•	Under Bermuda law and the EXXI bye-laws, approval of the election of Scott A. Griffiths to serve as a class II director on the EXXI board of directors requires the affirmative vote of a majority of the shares of EXXI common stock, present in person or represented by proxy at the EXXI special meeting and entitled to vote on the proposal, assuming there is a quorum Each share of EXXI common stock outstanding on the record date of the EXXI special meeting is entitled to one vote on this proposal. Failures to vote, abstentions and broker non-votes will have no effect on the vote for this proposal.

Voting of Proxies by Holders of Record

If you were a record holder of EXXI stock at the close of business on the record date of the EXXI special meeting, a proxy card is enclosed for your use. EXXI requests that you vote your shares as promptly as possible by the following methods:

•	Internet. You may submit a proxy electronically on the Internet by following the instructions at www.proxyvote.com. You will need the control number that appears on your proxy card to vote online. Internet voting facilities will be available 24 hours a day and will close at 11:59 p.m., Eastern Time, on the day prior to the EXXI special meeting.

•	Telephone. You may submit a proxy by telephone (from U.S. and Canada only) using the toll-free number: 888-859-0724. The telephone number is toll free, at no charge to EXXI shareholders. Please have your proxy card in hand when you call. Telephone voting facilities will be available 24 hours a day and will close at 11:59 p.m., Eastern Time, on the day prior to the EXXI special meeting. An agent will be available to answer questions from 8:00 a.m. through 8:00 p.m. (Eastern Time), Monday through Friday.

•	Mail. You may indicate your vote by completing, signing and dating your proxy card and returning it in the enclosed reply envelope.

When the accompanying proxy is returned properly executed, the shares of EXXI common stock represented by it will be voted at the EXXI special meeting or any adjournment or postponement thereof in accordance with the instructions contained in the proxy card. Your internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

If a proxy is returned without an indication as to how the shares of EXXI common stock represented are to be voted with regard to a particular proposal, the EXXI common stock represented by the proxy will be voted in accordance with the recommendation of the EXXI board of directors and, therefore, “FOR” the proposals to be considered at the EXXI special meeting.

At the date hereof, the EXXI board of directors has no knowledge of any business that will be presented for consideration at the EXXI special meeting and that would be required to be set forth in this joint proxy statement/prospectus or the related proxy card other than the matters set forth in EXXI’s notice of EXXI special meeting of shareholders. If any other matter is properly presented at the EXXI special meeting for consideration, it is intended that the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their best judgment on such matter.

Your vote is important. Accordingly, if you were a record holder of EXXI common stock on the record date of the EXXI special meeting, please sign and return the enclosed proxy card or vote via the internet or telephone whether or not you plan to attend the EXXI special meeting in person. Proxies submitted through the specified internet website or by phone must be received by 11:59 p.m., Eastern Time, on the day before the EXXI special meeting.

Shares Held in Street Name

If you hold shares of EXXI common stock through a stock brokerage account or a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” The “record holder” of such shares is your broker, bank or other nominee, and not you, and you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to EXXI or by voting in person at the EXXI special meeting unless you have a “legal proxy,” which you must obtain from your broker, bank or other nominee. Furthermore, brokers, banks or other nominees who hold shares of EXXI common stock on behalf of their customers may not give a proxy to EXXI to vote those shares without specific instructions from their customers.

If you are an EXXI shareholder and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee may not vote your shares on any of the EXXI proposals.

Voting in Person

If you plan to attend the EXXI special meeting and wish to vote in person, you will be given a ballot at the special meeting. If you are a registered shareholder, please be prepared to provide proper identification, such as a driver’s license, at the EXXI special meeting. If your shares are held in “street name,” you must bring to the special meeting a proxy executed in your favor from the record holder (your broker, bank or other nominee) of the shares authorizing you to vote at the special meeting.

Revocation of Proxies

If you are the record holder of EXXI common stock, you can change your vote or revoke your proxy at any time before your proxy is voted at the special meeting. You can do this by:

•	timely delivering a signed written notice of revocation;

•	timely delivering a new, valid proxy bearing a later date (including by telephone or through the internet); or

•	attending the EXXI special meeting and voting in person, which will automatically cancel any proxy previously given, or revoking your proxy in person. Simply attending the EXXI special meeting without voting will not revoke any proxy that you have previously given or change your vote.

A registered shareholder may revoke a proxy by any of these methods, regardless of the method used to deliver the shareholder’s previous proxy. Written notices of revocation and other communications with respect to the revocation of proxies should be addressed as follows:

Energy XXI (Bermuda) Limited

Canon’s Court, 22 Victoria Street

PO Box HM 1179

Hamilton HM EX Bermuda

If your shares are held in “street name” through a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your broker, bank or nominee in accordance with its established procedures. If your shares are held in the name of a broker, bank or other nominee and you decide to change your vote by attending the special meeting and voting in person, your vote in person at the special meeting will not be effective unless you have obtained and present an executed proxy issued in your name from the record holder (your broker, bank or nominee).

Tabulation of Votes

EXXI has appointed Continental to serve as the inspector of election for the EXXI special meeting. Continental will independently tabulate affirmative and negative votes and abstentions.

Solicitation of Proxies

EXXI is soliciting proxies for the EXXI special meeting from its shareholders. In accordance with the merger agreement, EXXI will pay its own cost of soliciting proxies, including the cost of mailing this joint proxy statement/prospectus, from its shareholders. In addition to solicitation of proxies by mail, proxies may be solicited by EXXI’s officers, directors and regular employees, without additional remuneration, by personal interview, telephone or other means of communication.

EXXI will make arrangements with brokerage houses, custodians, nominees and fiduciaries to forward proxy solicitation materials to beneficial owners of EXXI common stock. EXXI may reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding the proxy materials.

To help assure the presence in person or by proxy of the largest number of shareholders possible, we have engaged Eagle Rock Proxy Advisors LLC, a proxy solicitation firm (“Eagle Rock”), to solicit proxies on EXXI’s behalf. We have agreed to pay Eagle Rock a proxy solicitation fee not to exceed $6,500. We will also reimburse Eagle Rock for its reasonable out-of-pocket costs and expenses.

Adjournments

The chairman of the EXXI special meeting may (if a quorum is present), with the consent by a resolution approved by a simple majority of those shareholders present in person or by proxy, (and shall if so directed by the meeting) adjourn the meeting from time to time (or sine die) and from place to place but no business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting from which the adjournment took place. In addition to any other power of adjournment conferred by law, the chairman of the EXXI special meeting may at any time without consent adjourn the meeting (whether or not it has commenced or a quorum is present) to another time and/or place (or sine die) if, in his opinion, it would facilitate the conduct of the business of the meeting to do so or if he is so directed (prior to or at the meeting) by the board of directors. When a meeting is adjourned sine die, the time and place for the adjourned meeting shall be fixed by the board of directors. When a meeting is adjourned for three (3) months or more or for an indefinite period, at least 5 clear days’ notice shall be given of the adjourned meeting. Except as expressly provided by the EXXI bye-laws, it is not necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

THE EPL SPECIAL MEETING

This joint proxy statement/prospectus is being provided to the EPL stockholders as part of a solicitation of proxies by the EPL board of directors for use at the EPL special meeting to be held at the time and place specified below and at any properly convened meeting following an adjournment or postponement thereof. This joint proxy statement/prospectus provides EPL stockholders with information they need to know to be able to vote or instruct their vote to be cast at the EPL special meeting.

Date, Time and Place

The special meeting of EPL stockholders will be held at The Four Seasons Hotel, 1300 Lamar St., Houston, Texas on May 30, 2014, at 9:30 a.m., local time.

Purpose of the EPL Special Meeting

At the EPL special meeting, EPL stockholders will be asked to consider and vote on the following:

•	a proposal to adopt the merger agreement, which is further described in the sections titled “The Merger” and “The Merger Agreement,” beginning on pages 59 and 133, respectively;

•	an advisory (non-binding) proposal to approve the compensation that may be paid or become payable to EPL’s named executive officers that is based on or otherwise relates to the proposed transactions; and

•	a proposal to approve the adjournment of the EPL special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the first proposal listed above.

Completion of the merger is conditioned on the adoption of the merger agreement by the EPL stockholders.

Recommendation of the EPL Board of Directors

At a special meeting held on March 11, 2014, the EPL board of directors adopted and approved the merger agreement and determined that, on the terms and subject to the conditions set forth in the merger agreement, the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to and in the best interests of EPL and its stockholders. Accordingly, the EPL board of directors unanimously recommends that EPL stockholders vote “FOR” the proposal to adopt the merger agreement, “FOR” the approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to EPL’s named executive officers that is based on or otherwise relates to the proposed transactions and “FOR” the proposal to approve the adjournment of the EPL special meeting, if necessary or appropriate, to permit further solicitation of proxies in favor of the proposal to adopt the merger agreement.

EPL stockholders should carefully read this joint proxy statement/prospectus, including any documents incorporated by reference, and the Annexes in their entirety for more detailed information concerning the merger and the other transactions contemplated by the merger agreement.

EPL Record Date; Stockholders Entitled to Vote

The record date for the EPL special meeting is April 21, 2014. Only record holders of shares of EPL common stock at the close of business on such date are entitled to notice of, and to vote at, the EPL special meeting or any adjournment or postponement thereof. At the close of business on the record date, the only outstanding voting securities of EPL were common stock, and 39,206,958 shares of EPL common stock were issued and outstanding. A list of the EPL stockholders of record who are entitled to vote at the EPL special meeting will be available for inspection by any EPL stockholder for any purpose germane to the special meeting during ordinary business hours at EPL’s offices at 919 Milam, Suite 1600, Houston, Texas 77002 for the ten days preceding the EPL special meeting and will also be available at the EPL special meeting for examination by any stockholder present at such meeting.

Each share of EPL common stock outstanding on the record date of the EPL special meeting is entitled to one vote on each proposal and any other matter coming before the EPL special meeting.

Voting by EPL’s Directors and Executive Officers

At the close of business on the record date of the EPL special meeting, EPL directors and executive officers were entitled to vote 342,244 shares of EPL common stock or approximately 0.9% of the shares of EPL common stock outstanding on that date.

Each of the executive officers and directors of EPL have each entered into an agreement with EXXI, OpCo and Merger Sub under which, subject to the terms and conditions of the agreement, each has agreed to vote all of the issued and outstanding EPL shares it holds in favor of the adoption of the merger agreement. As of the date of this joint proxy statement/prospectus, such parties hold in the aggregate approximately 0.9% of the outstanding shares of EPL common stock.

Quorum

No business may be transacted at the EPL special meeting unless a quorum is present. Stockholders who hold shares representing at least a majority of the outstanding voting power of all outstanding classes of stock entitled to vote at the EPL special meeting present in person or represented by proxy constitute a quorum. If a quorum is not present, or if fewer shares are voted in favor of the proposal to adopt the merger agreement than is required, to allow additional time for obtaining additional proxies, the special meeting may be adjourned to solicit additional proxies in favor of the proposal to adopt the merger agreement if the requisite stockholder approval to adjourn the meeting is obtained. If a quorum is not present, EPL’s bylaws permit the Chairman to adjourn the meeting without a stockholder vote. No notice of an adjourned meeting need be given unless the adjournment is for more than 30 days or, if after the adjournment, a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. At any adjourned meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the adjourned meeting.

All shares of EPL common stock represented at the EPL special meeting, including shares that are represented but that vote to abstain, will be treated as present for purposes of determining the presence or absence of a quorum. Broker non-votes will have no effect on determining the presence or absence of a quorum at the EPL special meeting.

Required Vote

The required votes to approve the EPL proposals are as follows:

•	The adoption of the merger agreement requires the affirmative vote of a majority of issued and outstanding shares of EPL common stock that are entitled to vote at the EPL special meeting. Each share of EPL common stock outstanding on the record date of the EPL special meeting is entitled to one vote on this proposal. Failures to vote, broker non-votes and abstentions will have the same effect as a vote “AGAINST” the approval of such proposal.

•	The approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to EPL’s named executive officers that is based on or otherwise relates to the proposed transactions requires the affirmative vote of the holders of a majority of the outstanding voting power of all classes of EPL stock present, in person or by proxy, at the EPL special meeting and entitled to vote on the proposal, which has actually been voted, assuming there is a quorum. Each share of EPL common stock outstanding on the record date of the EPL special meeting is entitled to one vote on this proposal. Failures to vote and broker non-votes and abstentions will have no effect on the vote for this proposal.

•	The adjournment of the EPL special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of a majority of the outstanding voting power of all shares of EPL common stock, present in person or represented by proxy at the EPL special meeting and entitled to vote on the proposal, and which has actually been voted. Each share of EPL common stock outstanding on the record date of the EPL special meeting is entitled to one vote on this proposal. Failures to vote, broker non-votes and abstentions will have no effect on the vote for this proposal. If a quorum is not present, EPL’s bylaws permit the Chairman to adjourn the meeting without a stockholder vote.

Granting of Proxies by Holders of Record

If you were a record holder of EPL stock at the close of business on the record date of the EPL special meeting, a proxy card is enclosed for your use. EPL requests that you submit your proxy as promptly as possible by (i) accessing the internet site listed on the EPL proxy card, (ii) calling the toll-free number listed on the EPL proxy card or (iii) submitting your EPL proxy card by mail by using the provided self-addressed, stamped envelope. Information and applicable deadlines for submitting a proxy through the internet or by telephone are set forth on the enclosed proxy card. When the accompanying proxy is returned properly executed, the shares of EPL common stock represented by it will be voted at the EPL special meeting or any adjournment or postponement thereof in accordance with the instructions contained in the proxy card. Your internet or telephone submission authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

If a proxy is returned without an indication as to how the shares of EPL common stock represented are to be voted with regard to a particular proposal, the EPL common stock represented by the proxy will be voted in accordance with the recommendation of the EPL board of directors and, therefore, “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to EPL’s named executive officers that is based on or otherwise relates to the proposed transactions and “FOR” the proposal to adjourn the EPL special meeting, if necessary or appropriate, to permit further solicitation of proxies in favor of the proposal to adopt the merger agreement.

At the date hereof, the EPL board of directors has no knowledge of any business that will be presented for consideration at the EPL special meeting and that would be required to be set forth in this joint proxy statement/prospectus or the related proxy card other than the matters set forth in EPL’s notice of special meeting of stockholders. If any other matter is properly presented at the EPL special meeting for consideration, it is intended that the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their best judgment on such matter.

Your vote is important. Accordingly, if you were a record holder of EPL common stock on the record date of the EPL special meeting, please sign and return the enclosed proxy card or submit your proxy via the internet or telephone whether or not you plan to attend the EPL special meeting in person. Proxies submitted through the specified internet website or by phone must be received by 11:59 p.m., Eastern Time, on the day before the EPL special meeting.

Shares Held in Street Name

If you hold shares of EPL common stock through a broker, bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” The “record holder” of such shares is your broker, bank or other nominee, and not you, and you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to EPL or by voting in person at the EPL special meeting unless you have a “legal proxy,” which you must obtain from your broker, bank or other nominee. Furthermore, brokers, banks or other nominees who hold shares of EPL common stock on behalf of their customers may not give a proxy to EPL to vote those shares without specific instructions from their customers.

If you are an EPL stockholder and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee may not vote your shares on any of the EPL proposals.

Voting in Person

If you plan to attend the EPL special meeting and wish to vote in person, you will be given a ballot at the special meeting. If you are a registered stockholder, please be prepared to provide proper identification, such as a driver’s license, at the EPL special meeting. If your shares are held in “street name,” you must bring to the special meeting a proxy executed in your favor from the record holder (your broker, bank or other nominee) of the shares authorizing you to vote at the special meeting.

Revocation of Proxies

If you are the record holder of EPL common stock, you can change your vote or revoke your proxy at any time before your proxy is voted at the special meeting. You can do this by:

•	timely delivering a signed written notice of revocation;

•	timely delivering a new, valid proxy bearing a later date (including by telephone or through the internet); or

•	attending the EPL special meeting and voting in person, which will automatically revoke any proxy previously given, or revoking your proxy in person. Simply attending the EPL special meeting without voting will not revoke any proxy that you have previously given or change your vote.

A registered stockholder may revoke a proxy by any of these methods, regardless of the method used to deliver the stockholder’s previous proxy. Written notices of revocation and other communications with respect to the revocation of proxies should be addressed as follows:

EPL Oil & Gas, Inc.

919 Milam St., Suite 1600

Houston, Texas 77002

(713) 228-0711

If your shares are held in “street name” through a broker, bank or other nominee, you may change your voting instructions by submitting new voting instructions to your broker, bank or nominee in accordance with its established procedures. If your shares are held in the name of a broker, bank or other nominee and you decide to change your vote by attending the special meeting and voting in person, your vote in person at the special meeting will not be effective unless you have obtained and present an executed proxy issued in your name from the record holder (your broker, bank or nominee).

Tabulation of Votes

EPL has appointed ComputerShare, Inc. (“ComputerShare”) to serve as the Inspector of Election for the EPL special meeting. ComputerShare will independently tabulate affirmative and negative votes and abstentions.

Solicitation of Proxies

EPL is soliciting proxies for the EPL special meeting from its stockholders. In accordance with the merger agreement, EPL will pay its own cost of soliciting proxies, including the cost of mailing this joint proxy statement/prospectus, from its stockholders. In addition to solicitation of proxies by mail, proxies may be solicited by EPL’s officers, directors and regular employees, without additional remuneration, by personal interview, telephone or other means of communication.

EPL will make arrangements with brokerage houses, custodians, nominees and fiduciaries to forward proxy solicitation materials to beneficial owners of EPL common stock. EPL may reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding the proxy materials.

To help ensure the presence in person or by proxy of the largest number of stockholders possible, EPL has engaged MacKenzie Partners Inc., a proxy solicitation firm (“MacKenzie”), to solicit proxies on EPL’s behalf. EPL has agreed to pay MacKenzie a proxy solicitation fee not to exceed $60,000. EPL will also reimburse MacKenzie for its reasonable out-of-pocket costs and expenses.

Adjournments

Any adjournment of the EPL special meeting may be made from time to time by the affirmative vote of a majority of the voting power of the outstanding shares of EPL common stock, present in person or by proxy at the EPL special meeting and entitled to vote thereon, and which have actually been voted, without further notice other than by an announcement made at the special meeting (unless the adjournment is for more than 30 days or if a new record date is fixed). If a quorum is present at the special meeting but there are not sufficient votes at the time of the special meeting to approve the proposal to issue shares of EPL common stock in connection with the merger, then EPL stockholders may be asked to vote on a proposal to adjourn the EPL special meeting so as to permit the further solicitation of proxies in favor of the proposal to adopt the merger agreement. If a quorum is not present, EPL’s bylaws permit the Chairman to adjourn the meeting without a stockholder vote.

THE MERGER

Effects of the Merger

At the effective time, Merger Sub, an indirect wholly owned subsidiary of EXXI that was formed for the sole purpose of effecting the merger, will merge with and into EPL. EPL will survive the merger and become an indirect wholly owned subsidiary of EXXI.

In the merger, each share of EPL common stock issued and outstanding immediately prior to the effective time will be converted into the right to receive, at the election of the holder but subject to proration with respect to the stock and cash portion so that approximately 65% of the aggregate merger consideration is paid in cash and approximately 35% is paid in EXXI common stock, one of the following:

•	1.669 shares of EXXI common stock;

•	$39.00 in cash without interest; or

•	0.584 of a share of EXXI common stock and $25.35 in cash without interest.

Each holder of shares of EPL common stock converted by virtue of the merger who would otherwise have been entitled to receive a fraction of a share of EXXI common stock will receive, in lieu of such fraction of a share of EXXI common stock, cash, without interest, in United States dollars. The merger consideration, including the exchange ratio used to calculate the stock portion of the merger consideration, is fixed and will not be adjusted to reflect stock price changes prior to the closing of the merger. EXXI shareholders will continue to hold their existing EXXI shares.

Background of the Merger

Since its emergence from Chapter 11 reorganization in September 2009, EPL undertook a number of key initiatives, including meaningful reductions in general and administrative and lease operating expenses, building its staff with highly experienced personnel and reducing plugging and abandonment liability in a cost-effective manner. These initiatives also included developing a focused acquire and exploit strategy and imposing stronger drilling and operating discipline. The successful implementation of these strategies was reflected in the over 350% increase in EPL’s stock price from less than $8 per share in September 2009 to over $29 per share immediately prior to announcement of the execution of the merger agreement on March 12, 2014.

In addition to the implementation of such key initiatives, EPL’s management team and board of directors have periodically reviewed and discussed potential strategic alternatives for EPL, including possible business combination transactions, in order to further enhance stockholder value. However, with the exception of one potential acquirer from Asia that conducted extensive due diligence late in 2010 but decided not to submit a definitive acquisition proposal, these strategic reviews did not lead to any serious discussions with third parties regarding a transaction. This was the case for a number of reasons, including gaps in relative valuation expectations, complications or complexities arising from cross-border transactions and the existence of other anticipated asset acquisition opportunities for EPL.

Nevertheless, EPL’s board has remained vigilant in exploring additional avenues for enhancing stockholder value. Consistent with the EPL board’s direction, Gary C. Hanna, EPL’s chief executive officer, has met occasionally with other oil and gas executives, including John D. Schiller, Jr., the chief executive officer of EXXI, to discuss business opportunities, including possible acquisitions, sales or swaps of properties. Mr. Hanna and Mr. Schiller met on June 5, 2012 at EXXI’s offices to discuss various matters. Mr. Hanna had discussed this meeting with each of EPL’s directors, including EPL’s then-serving non-executive Chairman of the Board. During the course of this meeting, Mr. Hanna inquired as to EXXI’s possible interest in a combination of EPL and EXXI. Mr. Schiller responded that while the timing was not right, there were clearly a number of potential benefits of combining the two companies and would be willing to consider such a transaction in the future.

The two men met again on August 14, 2012 during an industry conference in Denver. Mr. Hanna had also discussed this meeting beforehand with each of EPL’s directors. During the course of the discussion with Mr. Schiller, Mr. Hanna again asked Mr. Schiller to consider whether EXXI was interested in a business combination transaction with EPL. Mr. Schiller discussed the matter with the EXXI board of directors, following which discussion the EXXI board of directors indicated that such an acquisition could make sense at a later date. Mr. Schiller informed Mr. Hanna of this and as a result, those discussions did not go any further at that time. Mr. Hanna informed the EPL board regarding his discussions with Mr. Schiller.

Similar to EPL, EXXI’s management team and board of directors periodically have reviewed and discussed potential strategic alternatives for EXXI, including possible business combination transactions, in order to further enhance shareholder value. In January 2013, the EXXI board held a long-term strategic planning meeting at which the EXXI board, with the assistance of EXXI management and one of its advisors, discussed various strategic alternatives including potential business combination transactions with certain industry participants, including EPL. The EXXI board determined that while EPL generally made the best strategic sense, the EXXI board believed that the relative valuations would improve for the benefit of EXXI going forward and that therefore the timing was not right.

Later in the spring of 2013, EXXI engaged in detailed merger discussions with a similarly situated public company, but those discussions eventually were terminated, primarily due to differences in the valuation expectations of the parties.

On October 21, 2013, Mr. Hanna accepted an invitation from an investment banker to meet with the chief executive officer of the investment banker’s client, Party A. The chief executive officer of Party A explained his exploration and production background to Mr. Hanna and gave a brief overview of the nature of Party A’s business, including Party A’s interest in acquiring a company with cash-flow generating assets to offset Party A’s higher-risk portfolio of international oil and gas assets. The chief executive officer of Party A indicated that Party A had studied the business of EPL and a number of other U.S. exploration and production companies. As a result of that analysis, Party A believed EPL was a very good fit for Party A’s strategic initiatives, and Party A would be interested in acquiring EPL in an all-cash transaction at a “customary” acquisition premium. He also represented to Mr. Hanna that Party A was backed by wealthy individuals in Europe who had experience in investing in exploration and production companies in the U.S. and internationally. Party A’s chief executive officer told Mr. Hanna that he would like to be able to call him from time to time to ask for clarifications about EPL’s publicly-available information, primarily to focus on EPL’s upside potential. As a result, it was agreed that a confidentiality agreement should be prepared.

The following day, on October 22, 2013, Mr. Hanna provided an email update to the EPL board of directors regarding the discussion he had with the chief executive officer of Party A. On October 24, 2013, EPL and Party A executed a mutual confidentiality agreement, which did not include either a standstill provision or exclusivity agreement.

On October 25, 2013, Mr. Hanna, Steve Pully, EPL’s lead independent director, and a representative from the investment banking firm representing Party A spoke by conference call to discuss Party A and its foreign financial sponsors and chief executive officer.

On December 4, 2013, Mr. Hanna met with Party A’s chief executive officer and Party A’s investment banker over dinner to discuss the progress of Party A’s due diligence based on EPL’s publicly-available information. The chief executive officer of Party A acknowledged during this meeting that his foreign colleagues had a lengthy decision-making process, requiring detailed due diligence. He pointed out to Mr. Hanna that this approach would need to be factored into the timeline for any potential transaction.

On December 19, 2013, Mr. Hanna had dinner with Party A’s chief executive officer, Party A’s investment banker and additional representatives of Party A, including its chairman and a Party A director. At the dinner meeting, the parties discussed EPL’s business generally, including EPL’s prospects for growth, capital structure, capital allocation philosophy and management team. The representatives from Party A indicated in this meeting that they hoped to give EPL a strong expression of interest by year-end 2013. To permit Party A to better evaluate a potential acquisition of EPL by Party A, Party A requested additional information regarding EPL’s oil and gas properties, including an updated reserve report.

On December 20, 2013, Mr. Hanna advised Sidley Austin LLP (referred to in this joint proxy statement/prospectus as “Sidley”), its primary outside counsel, of the discussions with Party A, and engaged Sidley to advise on that transaction as well as any other potential strategic alternatives considered by the EPL board of directors. In light of Party A’s request for additional non-public information, Mr. Hanna asked Sidley to prepare a more customary public M&A form of confidentiality agreement. Sidley sent a draft confidentiality agreement to Party A on December 23, 2013. This confidentiality agreement expanded the scope of the existing confidentiality provisions and also included a two-year standstill obligation for Party A and its affiliates.

The Party A confidentiality agreement went through several drafts and was not executed until January 10, 2014, shortly after Party A engaged U.S. outside counsel. On January 15, 2014, some of EPL’s management and operations personnel met with management of Party A to review EPL’s year-end reserve report and to provide a technical overview of EPL’s oil and gas properties.

On January 27, 2014, as a result of one of EPL’s regular internal property reviews, Mr. Hanna emailed Mr. Schiller to gauge his interest in exchanging a small number of oil and gas properties that Mr. Schiller had previously expressed an interest in evaluating as a potential acquisition for EXXI. The two men spoke on the following day to discuss the properties but ultimately no property exchange occurred between the parties.

On January 29, 2014, the EXXI board held a long-term strategic planning board meeting and reviewed a number of potential strategic options, including an acquisition of EPL. EXXI management provided the EXXI board with an internally prepared analysis of EPL. After discussion, the EXXI board concluded that the acquisition of EPL continued to be a viable strategic option.

On February 4, 2014, the board of directors of EPL held a special telephonic meeting to discuss the status of the ongoing discussions with Party A. At this meeting, Sidley gave a presentation to the board regarding its fiduciary duties in connection with a potential sale of the company, as well as the process and timeline for a possible transaction with Party A. This presentation also included a discussion of the timing and transaction risk implications of certain required filings with the Committee on Foreign Investment in the U.S., given Party A’s controlling ownership by foreign persons. The EPL board also expressed concern regarding the possible lack of transparency into Party A’s financing sources, as well as Party A’s relative inexperience with executing an acquisition of a U.S. publicly-traded company such as EPL.

A week after this board meeting, Party A still had not made an acquisition proposal to EPL, but Mr. Hanna’s understanding from Party A’s chief executive officer was that Party A would submit a proposal soon. Also, during the week following the February 4th EPL board meeting, Mr. Hanna and Mr. Pully discussed some of the concerns that the EPL board had raised at that meeting. In order to address those concerns, and after consulting with Mr. Pully and Sidley, Mr. Hanna called Mr. Schiller on February 11, 2014, to inform him that a third party, which Mr. Hanna did not name, had expressed an interest in acquiring EPL in an all-cash transaction and that the third party was currently engaged in performing due diligence on EPL. Mr. Hanna indicated to Mr. Schiller that if EXXI was interested in making a proposal to EPL, EXXI should consider doing so in the near future. Mr. Schiller informed Mr. Hanna that EXXI’s board of directors had, in fact, discussed the possibility of a transaction with EPL at its most recent board meeting. Mr. Schiller also told Mr. Hanna that he would discuss the matter with the EXXI board of directors again and inform Mr. Hanna of EXXI’s decision after such discussion.

Following this meeting, Mr. Schiller met with a representative of Credit Suisse, an investment bank that from time-to-time provided investment banking services to EXXI, and requested that Credit Suisse provide EXXI with certain preliminary financial analyses of EPL based on publicly available data. At Mr. Schiller’s request,

EXXI management also began to update its internal merger analysis of EPL the following day. Credit Suisse was subsequently engaged as one of EXXI’s financial advisors.

The following morning, Mr. Schiller contacted Hill A. Feinberg, the lead independent director of the EXXI board to inform Mr. Feinberg of his discussion with Mr. Hanna. Later that day, Mr. Schiller also discussed the matter with William Colvin, the chairman of EXXI’s audit committee. Each of Messrs. Feinberg and Colvin encouraged Mr. Schiller to further explore with Mr. Hanna the possibility of EXXI’s acquisition of EPL. Throughout the remainder of the process, in addition to the formal board meetings described below, Mr. Schiller had multiple conversations with independent members of the EXXI board to seek their advice and input on the negotiations with EPL.

On February 13, 2014, EXXI management contacted a representative of Citi, an investment banking firm with which EXXI also has an investment banking relationship, and requested that Citi assist EXXI management in its review, from the perspective of a financial buyer, of certain financial matters related to an illustrative leveraged buyout of EPL. Citi also was subsequently engaged as one of EXXI’s financial advisors.

On Saturday, February 15, 2014, Mr. Schiller emailed Mr. Hanna to inform him that EXXI would be interested in exploring the possibility of a transaction with EPL. Mr. Schiller indicated that he believed offering EPL’s stockholders a combination of cash and EXXI common shares would be the best structure for EXXI. Mr. Hanna informed Mr. Pully of EXXI’s interest, and they discussed how to respond. Mr. Hanna and Mr. Schiller agreed that the logical next step would be for the parties to execute a mutual confidentiality agreement to begin exchanging information that would allow both parties to engage in an in-depth evaluation of a possible transaction between EPL and EXXI, with the assurance that such information and discussions between the parties would remain confidential. Mr. Hanna informed the EPL board regarding his discussions with Mr. Schiller.

On February 17, 2014, both Mr. Hanna and Mr. Schiller asked their respective legal counsel to prepare a mutual confidentiality agreement, and the confidentiality agreement was finalized later that day. The confidentiality agreement with EXXI was substantially similar to Party A’s confidentiality agreement, with two exceptions. First, because EXXI was likely to offer EXXI common shares as part of the transaction consideration, the confidentiality agreement was mutual. Second, the EXXI standstill provision contained an exception that would permit EXXI to make acquisition proposals to EPL’s board of directors as long as those acquisition proposals were not made public. The Party A standstill provision did not contain such an exception.

That afternoon, Mr. Hanna and Mr. Schiller had a brief call to discuss the parties’ process for evaluating the transaction as well as to provide an update to each other on the progress of such process.

Also on the afternoon of February 17, 2014, Mr. Schiller and other members of EXXI management held a telephonic meeting with representatives of Citi to discuss certain financial matters pertaining to EPL. Following this meeting, Mr. Schiller updated Mr. Feinberg regarding these discussions.

From February 19, 2014 through March 12, 2014, EXXI and EPL, with the assistance of their respective advisors, conducted due diligence regarding the other party’s business, assets, financial condition and material obligations. In addition, Vinson & Elkins L.L.P. (referred to in this joint proxy statement/prospectus as “Vinson & Elkins”), EXXI’s primary outside counsel, visited EPL’s offices to conduct an on-site review of EPL’s material contracts and Sidley visited EXXI’s offices for a similar purpose.

Later on February 19, 2014, Mr. Schiller and other members of EXXI management met with representatives of Citi to discuss further a possible merger with EPL and related financial matters. Later on February 19, 2014, representatives of EPL, including Mr. Hanna; T.J. Thom, Executive Vice President and Chief Financial Officer; Mac Jensen, Senior Vice President, Business Development; and Andre Broussard, Senior Vice President, Geosciences, met with representatives of EXXI, including Mr. Schiller; West Griffin, Chief Financial Officer;

Ben Marchive, Executive Vice President, Exploration and Development; Antonio de Pinho, Senior Vice President, M&A, Joint Ventures and Technology; and Adam Olszewski, Director, Petro-physics & Technology, to provide each other with technical overviews of their respective reserves and oil and gas properties and potential upside scenarios in connection with a transaction between the two parties. Following this meeting, Mr. Hanna and Mr. Schiller met separately from the other meeting participants and discussed the synergies they believed could be realized from a merger, potential social issues and a preliminary valuation range for the potential merger.

On February 20, 2014, Mr. Schiller and other members of EXXI management met with representatives of Citi to discuss further a possible merger with EPL and related financial matters. Also on February 20, 2014, members of EXXI management met with representatives of Credit Suisse to discuss certain financial aspects of a potential merger with EPL. Separately, EXXI management met with representatives of Credit Suisse and Citi during which EXXI management informed them that EXXI had met with EPL, had exchanged information and were having talks about a potential acquisition. Later that day, EXXI management met with representatives of both Citi and Credit Suisse to discuss, among other things, the potential financing for such transaction. Following this meeting, Mr. Schiller updated Messrs. Feinberg and Colvin regarding these discussions.

On February 21, 2014, the EXXI board held a special meeting, to which certain members of management and a representative from Citi were invited. At this meeting, Citi discussed with the EXXI board certain financial matters pertaining to a potential transaction with EPL. Mr. Schiller requested authority from the EXXI board to make a written acquisition proposal to EPL. After discussion, the EXXI board authorized Mr. Schiller to make a written proposal to acquire EPL for a nominal purchase price of $36.00 per share, consisting of 50% cash and 50% EXXI common stock. Following the meeting, Mr. Schiller advised Vinson & Elkins of the discussions with EPL, and engaged Vinson & Elkins to advise EXXI on the transaction. Mr. Schiller asked Vinson & Elkins to assist in the preparation of a written acquisition proposal for EPL consistent with the EXXI board’s instructions.

On the afternoon of Sunday, February 23, 2014, Mr. Schiller emailed Mr. Hanna with a written proposal to acquire EPL for a nominal purchase price of $36.00 per share, consisting of 50% cash and 50% EXXI common stock. No cash election feature was included in the proposal, and the proposal did not address potential tax consequences of receiving EXXI’s common shares. The email also contained copies of highly confident letters from Credit Suisse and Citi regarding the availability of potential financing for the proposed transaction upon the terms and subject to the conditions set forth in the highly confident letters. Mr. Hanna called Mr. Schiller to confirm that he had received the proposal. Mr. Schiller and Mr. Hanna also discussed that EPL would be announcing its full-year results for 2013 on Thursday, February 27, 2014, and both men agreed that because of the pendency of the EPL earnings announcement, it would be appropriate for EPL to respond to EXXI’s proposal after EPL had made its announcement.

Mr. Hanna notified the EPL board of directors that he had received EXXI’s proposal. EPL was holding its regularly-scheduled board and committee meetings on the following Monday and Tuesday, so the EPL board was already in Houston on Sunday. On Sunday night, the EPL board attended a previously-scheduled dinner meeting with a potential board candidate. After the board candidate had left the dinner, the EPL board convened a special meeting to discuss EXXI’s proposal. Mr. Jensen and a representative from Sidley then joined the meeting in person. The board discussed the proposal, and Sidley presented the EPL board with an illustrative timeline and a list of issues and questions to consider as they were reviewing the proposal. The EPL board also discussed the status of Party A, which had still not made a proposal, but had not ruled out the possibility of doing so at some point in the future. Sidley and the EPL board discussed the board’s fiduciary duties, referring back to the presentation that Sidley had given the board on February 4, 2014 and explaining the impact of the recent developments. Following this discussion, the EPL board authorized EPL management to begin interviewing investment banks to provide financial advisory services in connection with a proposed business combination transaction with EXXI or another counterparty, including Party A. The EPL board emphasized that maintaining confidentiality was of paramount importance and that EPL’s management should discuss the possible engagement with EPL’s first choice for investment banker, to determine whether an acceptable arrangement could be agreed to before contacting other investment banks.

On Monday, February 24, 2014, EPL’s board of directors held its previously-scheduled board committee meetings at EPL’s headquarters. While those meetings were in session, EPL management, Mr. Pully and a representative from Sidley met with representatives from Barclays Capital, Inc. (referred to in this joint proxy statement/prospectus as “Barclays”) to discuss Barclays’ possible engagement. Consistent with the EPL board’s instructions in order to maintain confidentiality, Mr. Hanna and Mr. Pully met with Barclays first, but were prepared to call other qualified investment bankers if they did not believe that Barclays should be engaged after meeting with them. Because of Barclays’ extensive experience with exploration and production mergers and acquisitions and its deep knowledge of both EPL and EXXI, EPL’s management team recommended to the EPL board that Barclays be engaged as EPL’s financial advisor. In light of the possibility that an international acquirer like Party A could make a proposal as well, EPL’s management team also viewed Barclays’ international network as beneficial for this engagement. Barclays was subsequently engaged as EPL’s financial advisor on February 25, 2014.

Later in the evening on February 24, 2014, EPL’s board of directors met for dinner, as it customarily does the night before a regular board meeting. A representative from Sidley was asked to join the meeting so that the board could continue its discussions from the prior evening. The focus of the meeting was on the best process for determining how to value EXXI’s common stock as part of the merger consideration, as well as how to achieve an acceptable level of merger consideration for EPL’s stockholders.

On February 26, 2014, Mr. Hanna provided an email update to the EPL board of directors regarding the engagement of Barclays and the expected timeline of the proposed transaction with EXXI.

On February 27, 2014, EPL released its 2013 financial results. Following the announcement, the board of directors of EPL also held a special meeting by conference call, during which certain members of management and representatives of Sidley were invited to participate, to discuss process and next steps regarding EXXI’s proposal. Afterward, management of EPL, representatives from Barclays, representatives from Sidley and Mr. Pully also participated in organizational calls to discuss Barclays’ role in the transaction and next steps regarding Barclays’ preliminary analysis of the proposal from EXXI. The participants discussed the advantages and disadvantages of a pre-signing market check, including the importance of balancing a broad pre-signing market check versus a targeted and focused market check and the associated confidentiality concerns.

In connection with Sidley’s review of EXXI’s initial proposal, Sidley advised EPL management that the stock portion of the consideration proposed by EXXI may not receive deferred tax treatment because EXXI is a Bermuda company with no material assets outside the United States. On February 28, 2014, Sidley confirmed with Hugh Menown, EXXI’s Senior Vice President, Chief Accounting Officer and Chief Information Officer, that EXXI believed that its proposal would be a fully taxable transaction for EPL’s stockholders, including with respect to the stock portion of the consideration. Sidley informed Ms. Thom and David Cedro, EPL’s Chief Accounting Officer, of this conversation and began reviewing alternative structures that would result in a more favorable tax result for EPL’s stockholders at the time the merger was completed. Sidley also contacted Conyers, Dill & Pearman Limited (referred to in this joint proxy statement/prospectus as “Conyers”) to engage them on behalf of EPL as EPL’s Bermuda local counsel.

Also on February 27, 2014, Mr. Hanna called the chief executive officer of Party A to inquire as to the timing of Party A’s proposal. Mr. Hanna also suggested that Party A provide a written indication of interest or definitive offer with a transparent financing commitment by Saturday, March 1, 2014. During that conversation, Mr. Hanna informed Party A’s chief executive officer that EPL had engaged Barclays to act as its financial advisor in a potential business combination transaction. Mr. Hanna also called Mr. Schiller to provide a general update on EPL’s internal discussions regarding EXXI’s proposal, including the engagement of Barclays as EPL’s financial advisor. During that discussion, Mr. Hanna informed Mr. Schiller that Barclays was performing an evaluation of EXXI based on publicly-available information and that EPL would likely respond to EXXI’s proposal early in the following week.

On Friday, February 28, 2014, Mr. Hanna received an email response from Party A regarding Mr. Hanna’s suggestion that a written indication of interest be provided by March 1, 2014. The response from Party A indicated that Party A was currently in discussions with potential financing sources and was still interested in pursuing a transaction with EPL, but that Party A would not be in a position to provide any formal indication of interest or offer with committed financing for at least another month. After consulting with Mr. Pully and a Sidley representative, Mr. Hanna responded to Party A’s chief executive officer by email, stating that “given the fiduciary obligations that we have to our shareholders, we will of course consider any privately-submitted proposal we are legally permitted to consider, even if it is delivered after Saturday.” Mr. Hanna received no response to this email.

Later that day, at a special meeting of the EPL board of directors, Mr. Hanna notified the board of his email exchange with Party A and provided a general update on the status of discussions with both EXXI and Party A. Sidley was invited to participate in the special board meeting. The compensation committee of the EPL board of directors also met immediately prior to the special board meeting to discuss compensation of EPL’s management in connection with a proposed transaction.

On March 2, 2014, EPL management, Mr. Pully, representatives of Barclays and representatives of Sidley met to discuss Barclays’ presentation of its preliminary analysis to the EPL board as well as potential alternative structures for the proposed transaction that would provide a more favorable tax treatment of the transaction for EPL’s stockholders.

On Monday, March 3, 2014, the EPL board held a special meeting, to which certain members of management, representatives from Barclays and representatives from Sidley were invited. At this meeting, Barclays presented the EPL board with its preliminary analysis of EXXI’s proposal for a transaction between EPL and EXXI. At this meeting, the EPL board and its advisors also discussed the advantages and disadvantages of a pre-signing market check and how broad any pre-signing market check should be. Barclays reviewed with the EPL board a number of potential strategic and financial counterparties that would have both the strategic rationale (including based on geographic focus) and financial resources to consummate an alternative transaction. However, the EPL board determined that maintaining confidentiality was important and needed to be factored into the determination of the number of potential parties that should be approached, and when those parties should be approached. Because of these confidentiality concerns, and because EPL intended to request a go-shop provision from EXXI as part of its initial counterproposal, Barclays was instructed not to initiate a pre-signing market check at that time.

Following the presentation by Barclays, the EPL board discussed the merits of the proposed transaction as well as the factors in favor of continuing EPL’s operations on a standalone basis. The EPL board determined to continue pursuing the transaction with EXXI, but at a higher price pursuant to a structure that would provide more favorable tax treatment to EPL’s stockholders and with three board seats on the combined company’s board of directors, and further discussed the appropriate counterproposal to present to EXXI. Upon conclusion of these discussions, the EPL board authorized Mr. Hanna to make a counterproposal to EXXI at a nominal price of $39.75 per share, consisting of 50% cash and 50% stock. The counterproposal authorized by the EPL board also contemplated a go-shop period after signing with a lower termination fee for alternative transactions resulting from the go-shop and a requirement that the size of EXXI’s board be increased to nine directors, with three seats designated for EPL independent directors. The EPL board also authorized Mr. Hanna to propose to EXXI a revised transaction structure under which the EPL stockholders would not be taxed for the receipt of EXXI common shares. Under this revised structure, even though EXXI would still have been the acquirer, EPL would have technically been the surviving corporation. The EPL board viewed this as an additional benefit, in that EPL’s stockholders would continue to be stockholders of a Delaware corporation instead of a non-U.S. company.

Shortly after the EPL board meeting ended, Mr. Hanna called Mr. Schiller to schedule a meeting to discuss EXXI’s proposal by phone, which was scheduled for Monday afternoon. At that time, Mr. Hanna informed Mr. Schiller of EPL’s counterproposal, as authorized by the EPL board in its special meeting earlier that day.

Mr. Hanna provided copies of a short term sheet reflecting EPL’s counterproposal to Mr. Schiller shortly after that phone conversation. Mr. Schiller told Mr. Hanna that he would discuss EPL’s counterproposal with EXXI’s board. Shortly after this call, Mr. Schiller contacted Mr. Feinberg to inform him of the terms of EPL’s counterproposal.

During the evening on Tuesday, March 4, 2014, Mr. Schiller contacted Mr. Hanna by email to arrange a meeting for the following morning at EXXI’s headquarters. During the course of that email exchange, Mr. Schiller indicated that EXXI had given careful consideration of EPL’s proposed revised structure, but that EXXI was unable to agree to EPL’s proposed alternative structure as it would create future tax inefficiencies for the combined company and possible issues under some of EXXI’s existing financing arrangements.

Early on the morning of Wednesday, March 5, 2014, Mr. Schiller and Mr. Hanna met at EXXI’s offices to discuss EPL’s counterproposal. Mr. Schiller provided Mr. Hanna with a revised proposal and a summary term sheet, as well as a more detailed merger agreement outline that described many of the key terms that would be included in a definitive merger agreement if the parties ultimately were to come to terms. The revised proposal reverted to EXXI’s original structure, meaning that the merger would be fully taxable to EPL’s stockholders. Mr. Schiller proposed an increased nominal price of $38.00 per share, consisting of 40% EXXI common shares and 60% cash, with a cash election feature for EPL’s stockholders. Mr. Schiller also indicated that EXXI would be willing to increase the cash component to 65% if that was EPL’s preference. The modified proposal provided that EPL could designate two independent directors to the EXXI board, but the proposal rejected the go-shop provision.

Shortly following his meeting with Mr. Schiller, Mr. Hanna began discussing EXXI’s counterproposal with representatives from Barclays and Sidley, as well as with Mr. Pully and EPL’s senior management team. At the same time, Sidley began reviewing the detailed merger agreement term sheet to discern what other issues needed to be resolved. Late that morning, the EPL board met telephonically to discuss EXXI’s counterproposal. Senior management, representatives from Barclays and representatives from Sidley participated in the meeting. The EPL board discussed the fact that if there were a cash election feature and the cash component were high enough, the impact of the taxable treatment associated with the EXXI common shares could be minimized. The Sidley representatives summarized the detailed merger agreement outline for the EPL board, focusing on the terms of the non-solicitation provision and the absence of a go-shop provision. The EPL board authorized Mr. Hanna to propose to Mr. Schiller a nominal price of $39.00 share, consisting of 65% cash and 35% EXXI common shares, coupled with the appointment of two EPL directors to the combined company board. The EPL board noted that a transaction with over 60% of the merger consideration in the form of cash would be taxable anyway, even if EXXI were a U.S. corporation. The EPL board also authorized Mr. Hanna to withdraw the request for a go-shop, but only if the terms of the non-solicitation provision and associated termination fees were reasonable and would permit interested third parties to pursue a competing proposal. However, as part of its decision to forgo the go-shop provision, the EPL board authorized Barclays to pursue a targeted market check, which resulted in Barclays’ contacting three financial parties and one strategic party that would likely have the financial resources or strategic rationale to acquire EPL, in order to gauge those parties’ potential interest in acquiring EPL or entering into a business combination transaction with EPL. Shortly thereafter, each of those parties (other than Party B) advised Barclays that it was not interested in pursuing a transaction with EPL.

After the March 5th EPL board meeting ended, Mr. Hanna contacted Mr. Schiller to propose an increased nominal price of $39.00 share, consisting of 65% cash and 35% EXXI common shares, with two EPL directors on the combined company board. Mr. Hanna agreed to withdraw the request for a go-shop provision, but only if the terms of the non-solicitation provision and associated termination fees were reasonable. Mr. Schiller agreed to the $39.00 per share nominal price, but only if the number of EPL directors was reduced to one. He indicated that the EXXI board of directors believed that, at that price, one was the correct number. Mr. Schiller indicated that if the nominal price were $38.50 per share, then the EXXI board of directors was willing to consider two EPL directors. The two chief executive officers also agreed that a 3% termination fee would be acceptable.

On the afternoon of March 5, 2014, at the request of Mr. Hanna, representatives from Sidley called representatives from Vinson & Elkins to discuss certain of the issues raised by the term sheet, particularly those relating to the non-solicitation provision, the fiduciary out, certain closing conditions, and the disproportionate nature of EPL’s representations and interim operating covenants, compared to those to which EXXI would be subject. Sidley informed Vinson & Elkins that it would prepare a detailed mark-up of the merger agreement outline so that both sides would have clarity as to the position of each party on the key issues.

On March 5, 2014, Mr. Schiller had a telephone call with Mr. Feinberg to discuss the impact the potential acquisition of EPL might have on EXXI’s pursuit of an acquisition of oil and gas properties in Malaysia. Mr. Schiller had subsequent conversations concerning Malaysia with Mr. Colvin and Paul Davison, each independent members of the EXXI board.

On March 6, 2014, the EPL board held a telephonic board meeting so that EPL’s senior management and representatives from Sidley could update the EPL board on the status of the transaction. The compensation committee of the board of directors of EPL also held two separate meetings on that day to discuss change of control payments and compensation of EPL employees in connection with the proposed transaction.

On the afternoon of March 6, 2014, Sidley sent a revised version of the detailed term sheet to Vinson & Elkins based on the EPL board’s determination regarding EPL’s response. EPL also sent its business due diligence requests and Sidley’s legal due diligence requests to EXXI that evening. Sidley, on behalf of EPL, also engaged Potter Anderson & Corroon LLP (referred to in this joint proxy statement/prospectus as “Potter Anderson”), at the request of Mr. Pully, to provide legal advice to EPL as Delaware counsel.

At the end of the day on March 6, 2014, Party B, which was a party contacted by Barclays as part of its pre-signing market check, responded to Barclays’ inquiry with a request to receive more detailed information about EPL’s oil and gas assets. Barclays then contacted Sidley to provide a form of confidentiality agreement to Party B.

On March 7, 2014, members of the respective management teams of EPL and EXXI met at Citi’s offices to share due diligence materials and to discuss various business and financial due diligence questions each party had of the other. Representatives of Barclays, Citi, Credit Suisse and Vinson & Elkins also attended the meeting. Later that day, EPL also entered into a unilateral confidentiality agreement with Party B, substantially in the form of the EXXI confidentiality agreement. Party B’s confidentiality agreement contained a standstill provision virtually identical to EXXI’s standstill provision, including the exception that permitted proposals to be made to EPL’s board without public disclosure. EPL provided Party B with certain technical information regarding EPL’s oil and gas assets that Party B had requested. Vinson & Elkins also delivered its legal due diligence request to Sidley.

In response to the detailed merger agreement outline that Sidley had sent on the evening of March 6, 2014, Vinson & Elkins delivered an initial draft of the merger agreement to Sidley early in the morning on Saturday, March 8, 2014. Sidley promptly distributed this draft to EPL’s senior management, its board of directors and its other advisors. Among other things, the draft merger agreement contemplated that EPL’s executive officers and directors, as well as Carlson Capital, L.P. (referred to in this joint proxy statement/prospectus as “Carlson”), would each execute a voting agreement in support of the merger. After an initial review of the merger agreement that morning, a representative from Sidley contacted Mr. Pully, who serves as Carlson’s general counsel. Sidley wanted to confirm that Carlson, which owned 6.4% of EPL’s outstanding common stock, would be willing to sign a voting agreement. Mr. Pully told Sidley that he would need to discuss the matter with Carlson’s chief investment officer.

Later that evening, after a review of the merger agreement and discussions with management and EPL’s other advisors throughout the day regarding key issues raised in the merger agreement, Sidley and Vinson & Elkins discussed several high level issues regarding deal protections, closing conditions and certain interim operating covenants, including cooperation between the parties with respect to renewals of windstorm insurance.

Among the issues discussed was the calculation of the termination fee. Sidley pointed out that the draft merger agreement provided for a $65 million fee, which was 3% of total enterprise value, instead of 3% of equity value, which was Mr. Hanna’s understanding of what had been agreed to with Mr. Schiller during their March 5th negotiation. Vinson & Elkins indicated that Mr. Schiller believed it was an enterprise value calculation. The lawyers agreed to discuss the matter with their respective clients. Following that discussion, Sidley began preparing a revised draft of the merger agreement. In addition, both EPL and EXXI began preparing disclosure schedules and other documents required for execution of the merger agreement.

Later that day, the compensation committee of EPL’s board of directors held a meeting by teleconference to continue discussions regarding change of control payments to EPL’s employees.

Also on March 8, 2014, Mr. Schiller engaged in an extended conversation with Mr. Cornelius Dupré, an independent member of the EXXI board of directors, regarding the status of negotiations and similar matters relating to the proposed merger.

On the morning of Sunday, March 9, 2014, the EXXI board of directors held a teleconference to discuss the potential transaction with EPL. Mr. Schiller advised the EXXI board of a report from Vinson & Elkins regarding its discussion with Sidley concerning the merger agreement. Mr. Schiller and other members of EXXI management presented the EXXI board with management’s analysis of EPL’s assets and potential synergies. Following those discussions, the EXXI board discussed the potential impact of the proposed EPL transaction on EXXI’s pursuit of oil properties in Malaysia. Due in part to the increased debt that would be required for the EPL transaction and the need for EXXI to be focused on integrating the EPL operations with EXXI’s own operations, the EXXI board determined to discontinue its pursuit of Malaysian oil properties if the company entered into a merger agreement with EPL.

Also on March 9, 2014, the compensation committee of EPL’s board of directors held another meeting by teleconference to finalize internal discussions regarding employee compensation matters related to the proposed transaction. The full EPL board also held a telephonic meeting at which Mr. Schiller was invited to attend. Ms. Thom and Mr. Jensen from EPL’s management also participated on the board call, as did representatives from Barclays and Sidley. At the board meeting, Mr. Schiller described EXXI’s reasons for pursuing a transaction with EPL, including the attractiveness of EPL’s geosciences personnel, the two companies’ complementary asset bases and the potential for significant cost savings and synergies resulting from combining the two businesses. The EPL board questioned Mr. Schiller about EXXI’s financial condition, including its debt profile both before and after the consummation of the proposed transaction, the benefits to EXXI’s organization as a Bermuda entity, as well as EXXI’s reserve reporting practices and its exploration joint venture with Freeport-McMoRan.

Following Mr. Schiller’s presentation and a discussion with EPL’s board, Mr. Schiller excused himself from the meeting and the EPL board continued its discussions regarding Mr. Schiller’s presentation and responses to the board’s questions and general discussions regarding the proposed transaction. After much discussion, the EPL board determined to push back on certain deal protection provisions, including the circumstances under which a termination fee would be paid, the amount of the termination fee, certain closing conditions tied to certain minimum levels of EPL’s reserves and EBITDA levels and several of EPL’s representations and warranties. Mr. Pully also informed the EPL board that Carlson was still considering whether it would be willing to execute a voting agreement in favor of the proposed transaction as proposed in the initial draft of the merger agreement.

On Sunday night, March 9, 2014, Sidley delivered a revised draft of the merger agreement to Vinson & Elkins reflecting the EPL board’s responses to the issues raised in Vinson & Elkin’s initial draft (including a $45 million termination fee based on equity value), as well as a proposal that EXXI’s executive officers and directors sign reciprocal voting agreements, which would require the signatories to vote in favor of the issuance of EXXI common shares and the election of EPL’s directors to EXXI’s board in connection with the proposed transaction.

On Monday, March 10, 2014, Party B advised Barclays that it was not interested in pursuing a transaction with EPL.

Also, on March 10, 2014, Mr. Pully and Scott Griffiths, another member of EPL’s compensation committee, participated in a telephone call with Mr. Schiller to discuss compensation and change of control payments for EPL’s management and key employees. Vinson & Elkins also delivered an initial draft of the voting agreement for EPL’s executive officers, directors and Carlson. Later that afternoon, the EPL board of directors held a telephonic meeting, in which representatives of Barclays and Sidley participated, to discuss updates since the meeting held the day before. At the meeting, EPL’s senior management gave the EPL board an update on certain outstanding due diligence questions regarding EXXI, including with respect to EXXI’s reserve reporting practices, EXXI’s gas property joint venture with M21K, LLC, and EXXI’s deepwater strategy, including its exploration joint venture with Freeport-McMoRan. Charles Buckner, a retired Ernst & Young LLP partner and the chairman of EPL’s audit committee, also reported to the EPL board regarding EXXI’s accounting practices. Representatives of Barclays then provided an updated report regarding the proposed merger wherein they reviewed the rationale for the transaction, the benefits to each party’s stockholders, an analysis of the proposed merger consideration and the premium associated therewith, and the various valuation analyses undertaken by Barclays. In light of the proposed transaction and the public attention such a transaction would likely attract, the EPL board received a presentation from Sidley regarding the possibility of amending EPL’s bylaws to designate Delaware as the exclusive forum for stockholder lawsuits relating to fiduciary duties and similar matters. The EPL board discussed the advantages of such a bylaw amendment. During this EPL board meeting, representatives from Sidley also recommended to the board that EPL grant Party A a limited waiver of its standstill so that it could make the same type of non-public proposals to EPL’s board that EXXI and Party B were permitted to make under their standstill provisions. The EPL board authorized Mr. Hanna to grant the limited waiver to Party A, which Sidley delivered on Mr. Hanna’s behalf the following day. During this EPL board meeting, Barclays also advised the EPL board that each of the parties that Barclays had contacted in its market check, including Party B, had elected not to pursue any discussions with EPL regarding a strategic transaction.

On Monday, March 10, 2014, Sidley provided a revised draft of the form of voting agreement for EPL’s executive officers and director to Vinson & Elkins and negotiated the final form of such agreement with Vinson & Elkins. The parties agreed to use the final form as the basis on which to prepare the form of voting agreement for EXXI’s executive officers and directors.

At approximately midnight on March 10, 2014, Vinson & Elkins delivered to Sidley a draft of the commitment letter to be executed by Credit Suisse, Credit Suisse AG, Cayman Islands Branch, and Citi with respect to the financing of the proposed merger, as well as a revised draft of the merger agreement, which Sidley then distributed to EPL and its advisors. The revised draft of the merger agreement reflected a handful of remaining outstanding issues, including execution of a voting agreement by Carlson, the reduction of the number of EPL directors to be elected to the EXXI board from two to one and the financing-related covenants, which Sidley and Barclays continued to review in connection with their review of the commitment letters.

On the morning of March 11, 2014, the EXXI board of directors held an in-person board meeting at EXXI’s offices in Houston. Two members of the EXXI board participated telephonically. Also present at the meeting were certain members of EXXI management, as well as representatives of Citi, Credit Suisse and Vinson & Elkins. At the meeting, EXXI’s senior management gave the EXXI board a report regarding the proposed merger wherein they reviewed the rationale for the transaction. Vinson & Elkins gave a presentation to the EXXI board regarding its fiduciary duties in connection with the potential transaction and summarized the terms of the draft merger agreement, including the remaining open issues in the agreement. Credit Suisse and Citi then each reviewed and discussed with the EXXI board its preliminary financial analysis of the merger consideration.

Later that morning, Sidley delivered to Vinson & Elkins a revised draft form voting agreement for EXXI’s executive officers and directors reflecting their agreement to vote in favor of the issuance of EXXI common shares and the election of EPL’s directors in connection with the proposed transaction. The parties finalized this agreement that evening.

During the afternoon of March 11, 2014, Carlson’s chief investment officer called Mr. Schiller to discuss the transaction and Mr. Schiller’s plans for the combined company. During that conversation, the chief investment officer told Mr. Schiller that he was supportive of the transaction, and that Carlson would be willing to sign the proposed voting agreement if the merger agreement was modified to allow for the EPL board to designate two EPL directors to serve on EXXI’s board of directors. Mr. Schiller responded that EXXI’s position continued to be that there should be only one EPL director on EXXI’s board of directors.

Early in the evening on March 11, 2014, the EPL board held a special meeting by teleconference with certain members of EPL’s management team, as well as with representatives from Sidley and Barclays. At the meeting, the EPL board discussed the remaining issues outstanding in the merger agreement and received an update from management and Sidley on the status of such issues after discussions between Mr. Hanna and Mr. Schiller as well as between Sidley and Vinson & Elkins. At this meeting, both Mr. Hanna and Sidley confirmed to the board that EXXI had conceded a number of the issues raised in the previous draft of the merger agreement, including with respect to the non-solicitation and termination fee provisions, the closing conditions, a significant number of the issues relating to the representations and warranties and interim operating covenants, and the only outstanding issues remaining were the request that Carlson execute a voting agreement and the number of EPL board seats. In addition, representatives of EPL’s and EXXI’s legal advisors and representatives of Barclays, Citi and Credit Suisse were also still discussing terms of the debt commitment letter to be provided by Credit Suisse, Credit Suisse AG, Cayman Islands Branch, and Citi and the financing covenants in the merger agreement. Representatives of Barclays reviewed an update of their financial analyses since the EPL board’s last meeting on March 10th and delivered Barclays’ oral opinion, which opinion was subsequently confirmed by delivery of a written opinion dated March 11, 2014, to the effect that, as of that date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, from a financial point of view, the merger consideration to be offered to the stockholders of EPL in the proposed transaction was fair to such stockholders. A representative from Sidley also reviewed with the board the terms of the merger agreement, including changes to which the parties had agreed since the EPL board’s March 10, 2014 meeting. Following these discussions, the EPL board authorized members of EPL’s senior management to finalize the remaining open items, including with respect to the debt commitment letter, and indicated that, assuming the remaining items could be satisfactorily resolved, they were prepared to approve the transaction.

During the evening of March 11, 2014, representatives of both parties and counsel participated in several phone calls to discuss the final outstanding issues on the merger agreement and the debt commitment letter. In separate conversations, both Mr. Hanna and Mr. Pully had discussions with Carlson’s chief investment officer regarding the voting agreement, which Carlson ultimately determined not to execute. Like the other EPL directors, Mr. Pully did execute a voting agreement. Sidley then distributed a revised draft of the merger agreement to reflect such discussions. Vinson & Elkins circulated a further revised draft of the merger agreement later that night.

In the evening of March 11, 2014, the EXXI board of directors met telephonically. Also present at the meeting were certain members of EXXI’s senior management team and representatives from Citi, Credit Suisse and Vinson & Elkins. Management and Vinson & Elkins provided the EXXI board with a status update on the merger agreement and the related ancillary documents and indicated that all material issues had been resolved. At the request of the EXXI board, each of Citi and Credit Suisse separately updated the EXXI board regarding its financial analysis of the merger consideration. Thereafter, at the request of the EXXI board of directors, each of Citi and Credit Suisse delivered to the EXXI board an oral opinion, confirmed by a written opinion dated March 11, 2014, to the effect that, as of such date and based on and subject to various assumptions made, procedures followed, matters considered and limitations on the review undertaken, (i) in the case of Citi, the merger consideration to be paid by EXXI pursuant to the merger agreement was fair, from a financial point of view, to EXXI, and (ii) in the case of Credit Suisse, the merger consideration to be issued or paid by EXXI in the merger pursuant to the merger agreement was fair, from a financial point of view, to EXXI. Following these discussions, the EXXI board determined that the merger agreement and the transactions contemplated thereby, including the merger, were advisable and in the best interests of EXXI and its subsidiaries and the members present, representing all of the directors of EXXI, unanimously voted to approve the merger agreement and the transactions contemplated thereby. The EXXI board further unanimously (i) approved the voting agreements with the executive officers and directors of EPL, (ii) authorized EXXI to issue shares of EXXI common stock to the EPL stockholders upon consummation of the merger, subject to the approval of the EXXI shareholders, and (iii) resolved to recommend that the EXXI shareholders vote in favor of (A) the issuance of EXXI common stock in the merger and (B) the election of EPL’s designee (subject to approval of such designee by the EXXI nomination committee) as a Class II member of the EXXI board.

Later in the evening of March 11, 2014, the EPL board of directors met telephonically with certain members of EPL’s senior management team and representatives from Barclays and Sidley. Management provided the EPL board with a status update on the merger agreement and the related ancillary documents and indicated that all material issues had been resolved. In connection with consideration by the EPL board of directors of the proposed strategic combination with EXXI, Barclays confirmed that no new information had arisen that would cause it to change its oral opinion rendered at EPL’s board meeting earlier that day to the effect that, based upon and subject to the qualifications, limitations and assumptions stated in Barclays’ written opinion, from a financial point of view, the merger consideration to be offered to the stockholders of EPL in the proposed transaction was fair to such stockholders. Following these discussions, the EPL board adopted the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the merger, were advisable and in the best interests of EPL and its stockholders and the members present, representing all of the directors of EPL, unanimously voted to approve the merger agreement and the transactions contemplated thereby. The EPL board also unanimously voted to approve an amendment to EPL’s bylaws designating Delaware courts as the exclusive forum for stockholder derivative lawsuits.

In the early morning of March 12, 2014, EXXI and EPL senior management and their respective legal counsel, having resolved the remaining open items, finalized and executed the merger agreement and delivered the related voting agreements.

Prior to the market opening on March 12, 2014, EXXI and EPL issued a joint press release announcing the proposed merger and hosted separate conference calls for the investment community to explain the specific details of the proposed merger.

EXXI’s Reasons for the Merger; Recommendation of the EXXI Board of Directors

In evaluating the merger, the EXXI board of directors consulted with members of management and EXXI’s legal, financial and other advisors, and in approving the merger agreement and recommending approval of (i) the issuance of shares of EXXI common stock to EPL shareholders in connection with the merger and (ii) the election of Scott A. Griffiths to serve as a class II to the EXXI board of directors, each in connection with the merger, the EXXI board of directors also considered a wide variety of factors that the EXXI board of directors viewed as bearing on its decisions. The principal factors that the EXXI board of directors viewed as supporting its decisions were:

•	that the merger will establish EXXI as the largest independent public oil and gas producer on the Gulf of Mexico shelf;

•	that the combined company will now operate in seven of the 15 largest oil fields on the Gulf of Mexico shelf;

•	that the merger is expected to be accretive to EXXI’s cash flow per share and earnings per share in the near term;

•	that the combined company will have pro forma production of approximately 65,000 boe per day, approximately 70% of which is oil;

•	that the combined company will have an enterprise value of over $5 billion and this increased scale should provide opportunities to lower financing costs, increase equity market liquidity, lower insurance and windstorm derivatives costs and provide more institutional sponsorship;

•	that the technical teams of both companies have complementary strengths and expertise that should make the combined company a stronger competitor in the Gulf of Mexico;

•	that EXXI will have the opportunity to utilize certain of EPL’s existing infrastructure to more efficiently and timely drill identified prospects;

•	that each of EXXI and EPL has successfully employed an acquire/exploit/growth strategy;

•	that each of EXXI and EPL is principally oil-focused with a low-risk resource base;

•	that the combined company will have a significantly broader asset portfolio and should allow it to better allocate development and exploration dollars to focus on the best opportunities;

•	that EXXI’s and EPL’s overlapping Gulf of Mexico operations will enable the combined company to achieve operating efficiencies and lower costs through optimization of helicopters, vessels and the consolidation of shore bases

•	that the merger should result in lower general and administrative expenses through consolidation of corporate support functions;

•	the terms and conditions of the merger agreement, including the commitments by both EXXI and EPL to complete the merger and certain reciprocal provisions that may have the effect of discouraging competing acquisition proposals involving EXXI or EPL, and the likelihood of completing the merger;

•	the fact that, under certain circumstances more fully described in the section “The Merger Agreement — Changes in Board Recommendations” beginning on page 143, the EXXI board may withdraw or modify its recommendations to EXXI shareholders regarding the merger upon the occurrence of certain intervening events if it determines in good faith (after consultation with outside counsel) that the failure to take such action would be inconsistent with its fiduciary duties under applicable law;

•	the fact that all of the executive officers and directors of both companies were executing voting agreements in support of the merger;

•	the requirement that the EXXI shareholders are required to approve the issuance of the additional EXXI shares in the merger, which vote is a de facto vote on the approval of the merger;

•	the financial analyses reviewed and discussed with the EXXI board of directors by representatives of Credit Suisse as well as the oral opinion of Credit Suisse rendered to the EXXI board of directors on March 11, 2014 (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion addressed to the EXXI board of directors dated the same date) as to, as of March 11, 2014, the fairness, from a financial point of view, to EXXI of the merger consideration to be issued or paid by EXXI in the merger pursuant to the merger agreement as more fully described in the section titled “—Opinions of EXXI’s Financial Advisors—Credit Suisse” beginning on page 74; and

•	the financial presentation and opinion of Citi, dated March 11, 2014, to the EXXI board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to EXXI of the merger consideration to be paid by EXXI pursuant to the merger agreement, which opinion was based on and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken as more fully described in the section titled “—Opinions of EXXI’s Financial Advisors—Citi” beginning on page 83.

In addition to considering the factors above, the EXXI board of directors also considered the following factors:

•	the recommendation of the merger by EXXI management;

•	the EXXI board’s knowledge of EXXI’s business, financial condition, results of operations and prospects, as well as EPL’s business, financial condition, results of operation and prospects, taking into account the results of EXXI’s due diligence review of EPL;

•	the fact that the exchange ratio with respect to the stock portion of the merger consideration is fixed and will not increase or decrease based on changes in the market price of EXXI and EPL common stock between the date of the merger agreement and the date of the completion of the merger;

•	the review by the EXXI board, in consultation with EXXI’s management and advisors, of the structure of the merger and the terms and conditions of the merger agreement;

•	the expectation that the merger will obtain all necessary regulatory approvals without unacceptable conditions; and

•	the likelihood of consummating the merger on the anticipated schedule.

The EXXI board of directors weighed the foregoing against a number of potentially negative factors, including:

•	the risk of not being able to realize the magnitude and timing of all of the anticipated cost savings and operational synergies between EXXI and EPL and the risk that other anticipated benefits might not be realized;

•	the level of indebtedness of the combined company following the merger and the annual debt service costs of such indebtedness;

•	the likelihood that EXXI will be required to assume a portion of EPL’s outstanding indebtedness that contain more restrictive covenants than those governing the indebtedness of EXXI following the merger, and the costs associated with the repayment of that indebtedness in order to remove those restrictions;

•	the risks and contingencies relating to the announcement and pendency of the merger (including the likelihood of litigation brought by or on behalf of EXXI or EPL shareholders challenging the transaction) and the risks and costs to EXXI if the merger does not close in a timely manner or if the merger does not close at all, including potential employee attrition, the impact on EXXI’s relationships with third parties and the effect termination of the merger agreement may have on EXXI’s operating results;

•	the restrictions on the conduct of EXXI’s business during the period between the execution of the merger agreement and the completion of the merger as set forth in the merger agreement;

•	the costs associated with the completion of the merger, including management’s time and energy and potential opportunity cost;

•	the challenges in absorbing the effect of any failure to complete the merger, including potential termination fees and shareholder and market reactions;

•	the fact that forecasts of future financial and operational results of the combined company are necessarily estimates based on assumptions and may vary significantly from future performance; and

•	the risks of the type and nature described under “Risk Factors,” beginning on page 37 and the matters described under “Special Note Regarding Forward-Looking Statements” beginning on page 35.

This discussion of the information and factors considered by the EXXI’s board of directors in reaching its conclusions and recommendation includes the principal factors considered by the board, but is not intended to be exhaustive and may not include all of the factors considered by the EXXI board of directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the other transactions contemplated by the merger agreement, and the complexity of these matters, the EXXI board of directors did not find it useful and did not attempt to quantify, rank or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger and the other transactions contemplated by the merger agreement, and to make its recommendation to EXXI shareholders. Rather, the EXXI board of directors viewed its decisions as based on the totality of the information presented to it and the factors it considered, including its discussions with members of EXXI’s management and outside legal and financial advisors. In addition, individual members of the EXXI board of directors may have assigned different weights to different factors.

The EXXI board of directors has unanimously determined that the merger and the other transactions contemplated by the merger agreement (including the issuance of shares of EXXI common stock to EPL shareholders in connection with the merger) are in the best interests of EXXI and its shareholders. Accordingly the EXXI board of directors has unanimously approved the merger and the merger agreement and unanimously recommends that EXXI shareholders vote “FOR” the proposal to approve the issuance of EXXI common shares to EPL shareholders in connection with the merger and “FOR” the proposal to elect Scott A. Griffiths to serve as a class II director to the EXXI board of directors.

Opinions of EXXI’s Financial Advisors

Credit Suisse

On March 11, 2014, Credit Suisse rendered its oral opinion to the EXXI board of directors (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion addressed to the EXXI board of directors dated the same date) as to, as of March 11, 2014, the fairness, from a financial point of view, to EXXI of the merger consideration to be issued or paid by EXXI in the merger pursuant to the merger agreement. For purposes of Credit Suisse’s analyses and opinion Credit Suisse, with EXXI’s agreement, assumed that all outstanding shares of EPL common stock would be converted into the right to receive the mixed election.

Credit Suisse’s opinion was directed to the EXXI board of directors (in its capacity as such), and only addressed the fairness, from a financial point of view, to EXXI of the merger consideration to be issued or paid by EXXI in the merger pursuant to the merger agreement and did not address any other aspect or implication of the merger. The summary of Credit Suisse’s opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this joint proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Credit Suisse in preparing its opinion. However, neither Credit Suisse’s written opinion nor the summary of its opinion and the related analyses set forth in this joint proxy statement/prospectus are intended to be, and they do not constitute, advice or a recommendation to any holder of EXXI common stock as to how such shareholder should vote or act on any matter relating to the merger.

In arriving at its opinion, Credit Suisse:

•	reviewed a draft, dated March 10, 2014, of the merger agreement;

•	reviewed certain publicly available business and financial information relating to EPL and EXXI, including information regarding EPL’s proved oil and gas reserves included or reflected in certain filings of EPL with the Securities and Exchange Commission (the “SEC”) and other publicly available reports and filings (the “Publicly Available EPL Reserve and Resource Data”) and information regarding EXXI’s proved reserves included or reflected in certain filings of EXXI with the SEC and other publicly available reports and filings (the “Publicly Available EXXI Reserve Data”);

•	reviewed certain other information relating to EPL, including:

•	certain oil and gas reserve reports prepared by EPL’s third-party oil and gas reserves consultants with respect to EPL’s proved and probable oil and gas reserves (the “EPL Reserve Reports”);

•	certain information prepared by management of EPL with respect to EPL’s oil and gas resource potential (the “EPL Resource Potential Information”);

•	riskings for EPL’s proved and probable oil and gas reserves and oil and gas resource potential prepared and provided by management of EXXI (the “EXXI Riskings for EPL”);

•	alternative riskings for EPL’s proved and probable oil and gas reserves and oil and gas resource potential based on publicly available data, including precedent transactions (the “Alternative Riskings for EPL”); and

•	financial forecasts relating to the future financial performance of EPL provided to Credit Suisse by the management of EXXI (the “EXXI Projections for EPL”);

•	reviewed certain other information relating to EXXI, including:

•	certain oil and gas reserve reports prepared by the management of EXXI with respect to EXXI’s proved, probable and possible oil and gas reserves and associated riskings (the “EXXI Reserve Reports”);

•	alternative riskings for EXXI’s proved, probable and possible oil and gas reserves based on publicly available data, including precedent transactions (the “Alternative Riskings for EXXI”); and

•	financial forecasts relating to the future financial performance of EXXI provided to or discussed with Credit Suisse by the management of EXXI with and without giving effect to EXXI’s potential acquisition of certain oil properties in Malaysia (the “EXXI Projections”);

•	reviewed estimates with respect to the cost savings and synergies anticipated to result from the merger prepared and provided to Credit Suisse by the management of EXXI (the “Synergies”);

•	spoke with the managements of EPL and EXXI and certain of their representatives regarding the business and prospects of EPL, EPL’s oil and gas reserves and EPL’s oil and gas resource potential;

•	spoke with the management of EXXI and certain of its representatives regarding the business and prospects of EXXI and EXXI’s oil and gas reserves;

•	reviewed certain publicly available market data and publicly available research reports regarding future oil and gas commodity pricing, as well as certain alternative pricing information provided by management of EXXI (collectively, the “Commodity Pricing Data”);

•	considered certain financial and stock market data of EPL and EXXI, and compared that data with similar data for other companies with publicly traded securities in businesses Credit Suisse deemed similar to those of EPL and EXXI, respectively;

•	considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which had been effected or announced; and

•	considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which Credit Suisse deemed relevant.

In connection with its review, Credit Suisse did not independently verify any of the foregoing information, and Credit Suisse assumed and relied upon such information being complete and accurate in all respects material to its analyses and opinion. With respect to the EXXI Projections for EPL that Credit Suisse used in its analyses, management of EXXI advised Credit Suisse and Credit Suisse assumed that such financial forecasts were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of EXXI as to the future financial performance of EPL. With respect to the EXXI Projections that

Credit Suisse used in its analyses, management of EXXI advised Credit Suisse and Credit Suisse assumed that such financial forecasts were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of EXXI as to the future financial performance of EXXI. With respect to the Synergies, Credit Suisse was advised by the management of EXXI, and Credit Suisse assumed, that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of EXXI as to such cost savings and synergies and assumed that such Synergies would be realized in the amounts and the times indicated thereby. With respect to the EPL Reserve Reports that Credit Suisse reviewed, Credit Suisse assumed that such reports were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of EPL’s third-party oil and gas reserves consultants as to EPL’s proved and probable oil and gas reserves. With respect to the EPL Resource Potential Information that Credit Suisse reviewed, Credit Suisse was advised and assumed that such information had been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of EPL as to EPL’s oil and gas resource potential. With respect to the EXXI Riskings for EPL, Credit Suisse was advised and assumed that they were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of EXXI as to the riskings for EPL’s proved and probable oil and gas reserves and oil and gas resource potential. With respect to the EXXI Reserve Reports, including associated riskings, that Credit Suisse reviewed, Credit Suisse was advised and assumed that such reports were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of EXXI as to EXXI’s proved, probable and possible oil and gas reserves. Credit Suisse expressed no view or opinion with respect to the EXXI Projections for EPL, the EXXI Projections, the Synergies, the EPL Reserve Reports, the EPL Resource Potential Information, the EXXI Riskings for EPL, the Alternative Riskings for EPL, the EXXI Reserve Reports or the Alternative Riskings for EXXI or the assumptions upon which they were based and at the direction of management of EXXI assumed that the Publicly Available EPL Reserve and Resource Data, the Publicly Available EXXI Reserve Data, the EXXI Projections for EPL, the EXXI Projections, the Synergies, the EPL Reserve Reports, the EPL Resource Potential Information, the EXXI Riskings for EPL, the Alternative Riskings for EPL, the EXXI Reserve Reports and the Alternative Riskings for EXXI and the assumptions upon which they were based, as well as the Commodity Pricing Data, were a reasonable basis on which to evaluate EPL, EXXI and the merger and Credit Suisse used and relied upon such information for purposes of its analyses and opinion.

In addition, Credit Suisse relied upon, without independent verification (i) the assessments of the management of EXXI with respect to EXXI’s ability to integrate the businesses of EPL and EXXI and (ii) the assessments of the management of EPL and EXXI as to EPL’s and EXXI’s existing technology and future capabilities with respect to the extraction of EPL’s and EXXI’s oil and gas resource potential and, with EXXI’s consent, assumed that there had been no developments that would adversely affect such management’s views with respect to such technologies and capabilities. Credit Suisse also assumed, with EXXI’s consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on EPL, EXXI or the contemplated benefits of the merger, that the merger would be consummated in accordance with the terms of the merger agreement, without waiver, modification or amendment of any term, condition or agreement thereof material to Credit Suisse’s analyses or opinion. In addition, Credit Suisse was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of EPL, nor was Credit Suisse furnished with any such evaluations or appraisals other than the Publicly Available EPL Reserve and Resource Data, the Publicly Available EXXI Reserve Data, the EPL Reserve Reports, the EPL Resource Potential Information and the EXXI Reserve Reports. With EXXI’s consent Credit Suisse also assumed that the final form of the merger agreement, when executed by the parties thereto, would conform to the draft reviewed by Credit Suisse in all respects material to its analyses.

Credit Suisse’s opinion addressed only the fairness, from a financial point of view, to EXXI of the merger consideration to be issued or paid by EXXI for the outstanding shares of EPL common stock in the merger pursuant to the merger agreement and did not address any other aspect or implication of the merger or any agreement, arrangement or understanding entered into in connection therewith or otherwise, including, without limitation, the fairness of the per share merger consideration to the holders of EPL common stock or any group thereof, or the fairness of the amount or nature of, or any other aspect relating to, any compensation or consideration to be received or otherwise payable to any officers, directors, employees, securityholders or affiliates of any party to the merger, or class of such persons, relative to the merger consideration, the per share merger consideration or otherwise. Furthermore, Credit Suisse did not express any advice or opinion regarding matters that require legal, regulatory, accounting, insurance, tax, environmental, executive compensation or other similar professional advice including, without limitation, any advice regarding the amounts, risking and other aspects of EPL’s or EXXI’s oil and gas reserves or potential or oil and gas resource potential. Credit Suisse assumed that EXXI had or would obtain such advice or opinions from the appropriate professional sources. In addition, Credit Suisse noted that the ability of holders of EPL common stock to make a cash election, stock election or mixed election was subject to certain procedures and limitations set forth in the merger agreement as to which Credit Suisse expressed no view or opinion. The issuance of Credit Suisse’s opinion was approved by an authorized internal committee of Credit Suisse.

Credit Suisse’s opinion was necessarily based upon information made available to Credit Suisse as of the date of its opinion and financial, economic, market and other conditions as they existed and could be evaluated on the date of its opinion. Credit Suisse did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to its attention after the date of its opinion. In addition, as EXXI was aware, the financial projections and estimates that Credit Suisse reviewed relating to the future financial performance of EPL and EXXI reflected certain assumptions regarding the oil and gas industry and future commodity prices associated with that industry that were subject to significant uncertainty and volatility and that, if different than assumed, could have a material impact on Credit Suisse’s analyses and opinion. Credit Suisse’s opinion did not address the relative merits of the merger as compared to alternative transactions or strategies that might be available to EXXI, nor did it address the underlying business decision of the EXXI board of directors or EXXI to proceed with or effect the merger. Credit Suisse did not express any opinion as to what the value of shares of EXXI common stock actually would be when issued pursuant to the merger or the price or range of prices at which EPL common stock or EXXI common stock may be purchased or sold at any time. Credit Suisse was not requested to, and did not, negotiate with EPL with respect to the amount or value of the merger consideration.

In preparing its opinion to the EXXI board of directors, Credit Suisse performed a variety of analyses, including those described below. The summary of Credit Suisse’s financial analyses is not a complete description of the analyses underlying Credit Suisse’s opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaptation and application of those methods to the unique facts and circumstances presented. As a consequence, neither Credit Suisse’s opinion nor the analyses underlying its opinion are readily susceptible to partial analysis or summary description. Credit Suisse arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, analytic method or factor. Accordingly, Credit Suisse believes that its analyses must be considered as a whole and that selecting portions of its analyses, analytic methods and factors, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In performing its analyses, Credit Suisse considered business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company, business or transaction used in Credit Suisse’s analyses for comparative purposes is identical to EXXI, EPL or the proposed transaction. While the results of each analysis were taken into account in reaching its overall conclusion with respect to fairness, Credit Suisse did not make separate or quantifiable judgments regarding individual analyses. The reference ranges indicated by Credit Suisse’s financial analyses are illustrative and not necessarily indicative of actual values nor predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond EXXI’s control and the control of Credit Suisse. Much of the information used in, and accordingly the results of, Credit Suisse’s analyses are inherently subject to substantial uncertainty.

Credit Suisse’s opinion and analyses were provided to the EXXI board of directors (in its capacity as such) in connection with its consideration of the proposed merger and were among many factors considered by the EXXI board of directors in evaluating the proposed merger. Neither Credit Suisse’s opinion nor its analyses were determinative of the merger consideration or the per share merger consideration or of the views of the EXXI board of directors with respect to the proposed merger. Under the terms of its engagement by EXXI, neither Credit Suisse’s opinion nor any other advice or services rendered by it in connection with the proposed merger or otherwise, should be construed as creating, and Credit Suisse should not be deemed to have, any fiduciary duty to the EXXI board of directors, EXXI, EPL, any security holder or creditor of EXXI or EPL or any other person, regardless of any prior or ongoing advice or relationships.

The following is a summary of certain financial analyses reviewed by Credit Suisse with the EXXI board of directors in connection with the rendering of its opinion to the EXXI board of directors on March 11, 2014. The summary does not contain all of the financial data holders of EXXI common stock may want or need for purposes of making an independent determination of fair value. Holders of EXXI common stock are encouraged to consult their own financial and other advisors before making any investment decision in connection with the proposed merger. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Credit Suisse’s analyses.

For purposes of its analyses, Credit Suisse reviewed a number of financial metrics including:

•	Enterprise Value — generally the value as of a specified date of the relevant company’s outstanding equity securities (taking into account its options and other outstanding convertible securities) plus the value as of such date of its net debt (the value of its outstanding indebtedness, preferred stock and capital lease obligations less the amount of cash on its balance sheet).

•	EBITDAX — generally the amount of the relevant company’s earnings before interest, taxes, depreciation and amortization and exploration expense for a specified time period.

Unless the context indicates otherwise, (1) share prices for the selected companies used in the selected companies analysis described below were as of March 11, 2014, (2) the relevant values for the selected transactions analysis described below were calculated on an enterprise value basis based on the consideration proposed to be paid in the selected transactions as of the date of announcement, (3) estimates of future financial performance of EXXI were based on the EXXI Projections and (4) estimates of future financial performance of EPL were based on the EXXI Projections for EPL, which Credit Suisse was authorized to use and rely on for purposes of its analyses and opinion. Estimates of financial performance for the selected companies listed below for the calendar years ending December 31, 2014 and 2015 were based on publicly available research analyst estimates for those companies. For purposes of its analyses and opinion, Credit Suisse calculated an implied value of the per share merger consideration of $39.00 per share of EPL common stock, based on the mixed election of $25.35 in cash and 0.584 of a share of EXXI common stock for each share of EPL common stock and the closing price of EXXI common stock of $23.37 per share as of March 11, 2014. For purposes of the selected companies analysis and the discounted cash flow analysis with respect to EXXI described below, but not with respect to the NAV analysis or the selected transaction analysis with respect to EXXI described below, with EXXI’s consent, Credit Suisse used and relied upon the EXXI Projections giving effect to EXXI’s potential acquisition of certain oil properties in Malaysia. In addition, for purposes of the selected companies analysis with respect to EXXI, Credit Suisse considered the EXXI Projections for 2014 and 2015 on a calendar year basis. Unless the context indicates otherwise, for purposes of Credit Suisse’s analyses, gas reserves were converted to oil reserves on a barrel of oil equivalent or “boe” basis reflecting a 6:1 ratio.

Selected Companies Analyses

Credit Suisse considered certain financial data for EPL, EXXI and selected companies with publicly traded equity securities Credit Suisse deemed relevant. The selected companies were selected because they were deemed to be similar to EPL and EXXI in one or more respects.

The financial data reviewed included:

•	Enterprise Value as a multiple of estimated EBITDAX for the calendar year ended December 31, 2014, or “CY 2014E EBITDAX”;

•	Enterprise Value as a multiple of estimated EBITDAX for the calendar year ended December 31, 2015, or “CY 2015E EBITDAX”;

•	Enterprise Value as a multiple of proved reserves as of December 31, 2013 on a boe basis; and

•	Enterprise Value as a multiple of estimated daily production on a boe per day basis for calendar years 2014E and 2015E.

The selected companies and corresponding financial data were:

				Enterprise Value /
	Enterprise Value / EBITDAX			Proved Reserves ($/Boe)	Daily Production ($/Boe/day)
	CY2014E	CY2015E			CY2014E	CY2015E
EXXI	4.4x	3.9x		$20.48	$74,665	$67,812
Stone Energy Corporation	4.4x	3.6x		16.65	52,587	46,520
W&T Offshore, Inc.	3.8x	3.8x		19.88	47,465	44,869
EPL	3.8x	3.4x		22.12	72,884	68,045
Contango Oil & Gas Company	4.5x	NA	*	19.23	52,930	NA	*

*	Not available.

EPL. Taking into account the results of the selected companies analysis, Credit Suisse applied multiple ranges of 3.75x to 4.50x to EPL’s CY 2014E EBITDAX, 3.50x to 4.00x to EPL’s CY 2015E EBITDAX, $20.00 to $23.00 per Boe to EPL’s current proved reserves as of December 31, 2013, $70,000 to $80,000 per Boe per day to EPL’s estimated daily production for 2014 and $65,000 to $75,000 per Boe per day to EPL’s estimated daily production for 2015. The selected companies analysis indicated an implied reference range of $27.18 to $36.91 per share of EPL common stock, as compared to the implied value of the merger consideration of $39.00 per share of EPL common stock

EXXI. Taking into account the results of the selected companies analysis, Credit Suisse applied multiple ranges of 3.75x to 4.50x to EXXI’s CY 2014E EBITDAX, 3.50x to 4.00x to EXXI’s CY 2015E EBITDAX, $20.00 to $23.00 per Boe to EXXI’s current proved reserves, $70,000 to $80,000 per Boe per day to EXXI’s estimated daily production for 2014, and $65,000 to $75,000 per Boe per day to EXXI’s estimated daily production for 2015.

The selected companies analysis indicated an implied reference range of $17.66 to $27.57 per share of EXXI common stock, as compared to the closing price of $23.37 per share of EXXI common stock on March 11, 2014 used to calculate the implied value of the per share merger consideration.

Net Asset Value Analysis

EPL. Credit Suisse calculated net asset values of EPL’s proved oil and gas reserves (referred to as 1P reserves), proved and probable oil and gas reserves (referred to as 2P reserves) and proved and probable oil and gas reserves and oil and gas resources (referred to as 2P reserves + resources), based on the EPL Reserve Reports and EPL Resource Potential Information. In performing this analysis, Credit Suisse applied discount rates ranging from 9.0% to 11.0% to the projected unlevered after tax free cash flows through 2033 and to the projected unlevered after tax free cash flow from reserves remaining after 2033 based on the weighted average remaining life of production and applied NYMEX forward curve oil and gas pricing as of March 6, 2014. Taking into account the results of the net asset value analysis for EPL, adjustments for certain acquisition and hedging transactions by EPL and corporate adjustments based on EPL’s net debt, the net asset value analysis indicated the implied reference ranges per share of EPL common stock set forth below, as compared to the implied value of the merger consideration of $39.00 per share of EPL common stock

Implied Per Share Reference Range
	Excluding Synergies	Including Synergies
Unrisked 1P Reserves	$24.34-$25.91	$32.57-$35.79
Unrisked 2P Reserves	$40.00-$42.70	$48.23-$52.58
Risked 2P Reserves, EXXI Riskings for EPL	$36.88-$39.36	$45.11-$49.24
Risked 2P Reserves, Alternative Riskings for EPL	$30.73-$32.76	$38.96-$42.64
Risked 2P Reserves + Risked Resources, EXXI Riskings for EPL	$55.44-$61.41	$63.67-$71.29
Risked 2P Reserves + Risked Resources, Alternative Riskings for EPL	$38.15-$42.42	$46.38-$52.30

EXXI. Credit Suisse calculated net asset values of EXXI’s proved oil and gas reserves (referred to as 1P reserves), proved and probable oil and gas reserves (referred to as 2P reserves), proved, probable and possible oil and gas reserves (referred to as 3P reserves) and proved and probable oil and gas reserves and oil and gas resources (referred to as 2P reserves + resources), in each case to the end of their economic life based on the EXXI Reserve Reports. In performing this analysis, Credit Suisse applied discount rates ranging from 9.0% to 11.0% to the projected unlevered after tax free cash flows through 2030 and to the projected unlevered after tax free cash flow from reserves remaining after 2030 based on the weighted average remaining life of production and applied NYMEX forward curve oil and gas pricing as of March 6, 2014. Taking into account the results of the net asset value analysis for EXXI, adjustments for certain hedging transactions by EXXI and corporate adjustments based on EXXI’s net debt, the net asset value analysis indicated the implied reference ranges per share of EXXI common stock set forth below, as compared to the closing price of $23.37 per share of EXXI common stock on March 11, 2014 used to calculate the implied value of the per share merger consideration:

Implied Per Share Reference Range
Unrisked 1P Reserves	$31.54-$34.33
Unrisked 2P Reserves	$53.18-$57.43
Risked 2P Reserves, EXXI Management Riskings	$48.84-$52.79
Risked 2P Reserves, Alternative Riskings for EXXI	$39.66-$42.98
Risked 3P Reserves, EXXI Management Riskings	$62.41-$67.51
Risked 3P Reserves, Alternative Riskings for EXXI	$45.04-$48.82
Risked 2P Reserves + Risked Resources, EXXI Management Riskings	$54.06-$58.51
Risked 2P Reserves + Risked Resources, Alternative Riskings for EXXI	$41.75-$45.27

Selected Transactions Analysis

EPL. Credit Suisse also considered the financial terms of certain business combinations and other transactions that Credit Suisse deemed relevant. The selected transactions were selected because the target companies were deemed to be similar to EPL in one or more respects. The financial data reviewed included the implied Enterprise Value (based on the purchase price paid in the transaction) as a multiple of:

•	EBITDAX for last twelve months, or LTM EBITDAX,

•	Proved reserves; and

•	Daily production.

The selected transactions and corresponding financial data were:

			Enterprise Value
Date Announced	Acquiror	Target	LTM EBITDAX		Proved Reserves ($/Boe)	Daily Production ($/Boe/day)
Selected Corporate Transactions—Gulf of Mexico
12/12	Freeport-McMoRan	McMoRan Exploration	15.7x		$80.05	$150,747
02/12	SandRidge Energy	Dynamic Offshore Resources	4.7x		20.40	51,000
04/10	Apache Corporation	Mariner Energy	7.4x		21.64	65,665
04/08	Stone Energy	Bois d’Arc Energy	4.8x		32.17	93,651
06/06	Anadarko	Kerr-McGee	6.4x		18.26	66,577
01/06	Helix Energy	Remington Oil & Gas	6.2x		28.22	96,240
09/05	Norsk Hydro	Spinnaker Exploration	9.1x		40.90	107,317
Selected Corporate Transactions—Other
11/13	LinnCo	Berry Petroleum	7.4x		$17.64	$117,210
12/12	Freeport-McMoRan	Plains Exploration	5.3x		32.31	100,675
07/12	CNOOC	Nexen	4.1x		19.94	89,699
04/12	Halcon Resources	GeoResources	11.0x		27.55	126,850
01/12	Denver Parent Corporation	Venoco	6.9x		15.31	74,027
10/11	Statoil	Brigham Exploration	17.9x		72.14	287,024
10/11	Sinopec	Daylight Energy	9.4x		31.78	87,024
07/11	CNOOC	OPTI Canada	NM	*	10.64	197,667
07/11	BHP Billiton	Petrohawk	12.4x		26.93	96,154
11/10	Chevron	Atlas Energy	19.2x		30.46	323,648
04/10	Sandridge Energy	Arena Resources	9.9x		20.60	173,597
03/10	CONSOL Energy	CNX Gas	2.6x		12.08	84,567
12/09	Exxon Mobil	XTO Energy	6.0x		11.51	58,783
11/09	Denbury	Encore	11.8x		16.30	79,537
07/08	Royal Dutch Shell	Duvernay Oil	18.8x		60.88	218,766
07/07	Plains Exploration	Pogo Producing	7.1x		17.12	76,400
01/07	Forest Oil	Houston Exploration	4.6x		14.56	46,507
06/06	Anadarko	Western Gas Resources	10.2x		24.66	115,280
04/06	Petrohawk	KCS Energy	5.7x		26.02	79,503
12/05	ConocoPhillips	Burlington Resources	6.3x		17.49	75,639
10/05	Occidental Petroleum	Vintage Petroleum	7.5x		8.88	52,204
04/05	Chevron	Unocal	5.1x		10.17	41,569
01/05	Cimarex Energy	Magnum Hunter	6.6x		12.84	52,536

*	Not meaningful.

Taking into account the results of the selected transactions analysis for EPL, Credit Suisse applied a multiple range of 5.0x to 6.5x to EPL’s calendar year 2013 EBITDAX, $20.00 to $30.00 per Boe to EPL’s proved reserves as of December 31, 2013, and $80,000 to $120,000 per Boe per day to EPL’s daily production for the fourth quarter of 2013. The selected transactions analysis indicated an implied reference range per share of EPL common stock of $29.61 to $53.94 per share, compared to the implied value of the merger consideration of $39.00 per share of EPL common stock.

Discounted Cash Flow Analysis

EXXI. Credit Suisse performed a discounted cash flow analysis of EXXI by calculating the estimated net present value of the projected after-tax, unlevered, free cash flow of EXXI based on the EXXI Projections. Credit Suisse applied a range of terminal value EBITDAX multiples of 3.5x to 4.5x to EXXI’s estimated fiscal year 2017E EBITDAX. The estimated net present value of the projected future cash flow and terminal values were then calculated using discount rates ranging from 9.0% to 11.0%. For purposes of the discounted cash flow analysis, projected future stock-based compensation was treated as a cash expense. The discounted cash flow analysis indicated an implied reference range per share of EXXI common stock of approximately $25.79 to $41.99, as compared to the closing price of $23.37 per share of EXXI common stock on March 11, 2014 used to calculate the implied value of the per share merger consideration.

Pro Forma Combined Company Analysis (including Synergies)

Taking into account the results of the selected companies analysis and the net asset value analysis for both EPL and EXXI and giving effect to the Synergies prepared and provided to Credit Suisse by the management of EXXI, Credit Suisse calculated implied per share reference ranges for the pro forma combined company resulting from the merger. For purposes of the pro forma combined company analysis, Credit Suisse assumed that all of the holders of EPL common stock would elect to receive the mixed election in the merger. The pro forma company analysis indicated the following implied per share reference ranges for the pro forma company, as compared to the corresponding implied per share reference ranges for EXXI on a standalone basis:

Implied Per Share Reference Range
	EXXI Standalone	Pro Forma Combined Company
Selected Companies Analysis	$17.66-$27.57	$21.16-$31.77
Net Asset Value Analyses:
Unrisked 1P Reserves	$31.54-$34.33	$26.67-$30.15
Unrisked 2P Reserves	$53.18-$57.43	$49.76-$54.83
Risked 2P Reserves, EXXI Riskings	$48.84-$52.79	$45.13-$49.88
Risked 2P Reserves, Alternative Riskings	$39.66-$42.98	$35.55-$39.64
Risked 2P Reserves + Risked Resources, EXXI Riskings	$54.06-$58.51	$57.16-$63.81
Risked 2P Reserves + Risked Resources, Alternative Riskings	$41.75-$45.27	$40.36-$45.27

Other Matters

EXXI retained Credit Suisse as its financial advisor in connection with the proposed merger based on Credit Suisse’s qualifications, experience and reputation as an internationally recognized investment banking and financial advisory firm. Pursuant to the engagement letter between EXXI and Credit Suisse, EXXI has agreed to pay Credit Suisse a fee of $4.5 million for its services as financial advisor to EXXI in connection with the merger, $3 million of which became payable to Credit Suisse upon the rendering of its opinion to the EXXI board of directors and the balance of which is contingent upon completion of the merger. In addition, EXXI has agreed to reimburse certain of Credit Suisse’s expenses and to indemnify Credit Suisse and certain related parties for certain liabilities and other items arising out of or related to its engagement.

Credit Suisse and its affiliates may have provided other financial advice and services, and may in the future provide financial advice and services, to EPL, EXXI and their respective affiliates for which Credit Suisse and its affiliates have received, and would expect to receive, compensation including, during the past two years, having acted as senior co-manager of an offering of senior convertible notes by EXXI in November 2013, as bookrunner on an offering of senior notes by EXXI in September 2013 and as lead bookrunner on an offering of senior notes by EPL in October 2012. Credit Suisse is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Credit Suisse and its affiliates may acquire, hold or sell, for its and its affiliates’ own accounts and the accounts of customers, any currency or commodity that may be involved in the merger and equity, debt and other securities and financial instruments (including bank loans and other obligations) of EPL, EXXI and any other company that may be involved in the merger, as well as provide investment banking and other financial services to such companies and their affiliates. Subject to the terms and conditions in the agreement relating thereto, Credit Suisse and certain of its affiliates have agreed to provide or otherwise assist EXXI in obtaining a portion of the financing necessary for the consummation of the merger and certain transaction relating thereto, for which Credit Suisse has received and expects to receive compensation.

Citi

EXXI also has retained Citi as its financial advisor in connection with the proposed merger. In connection with this engagement, EXXI requested that Citi evaluate the fairness, from a financial point of view, to EXXI of the merger consideration to be paid by EXXI pursuant to the merger agreement. On March 11, 2014, at a meeting of the EXXI board of directors held to evaluate the merger, Citi delivered to the EXXI board of directors an oral opinion, confirmed by delivery of a written opinion dated March 11, 2014, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations and qualifications described in its opinion, the merger consideration to be paid by EXXI pursuant to the merger agreement was fair, from a financial point of view, to EXXI.

The full text of Citi’s written opinion, dated March 11, 2014, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached as Annex C to this joint proxy statement/prospectus and is incorporated herein by reference. The description of Citi’s opinion set forth below is qualified in its entirety by reference to the full text of Citi’s opinion. Citi’s opinion was provided for the information of the EXXI board of directors (in its capacity as such) in connection with its evaluation of the merger consideration from a financial point of view to EXXI and did not address any other terms, aspects or implications of the merger. Citi was not requested to consider, and its opinion did not address, the underlying business decision of EXXI to effect the merger, the relative merits of the merger as compared to any alternative business strategies or opportunities that might exist for EXXI or the effect of any other transaction in which EXXI might engage or consider. Under the terms of its engagement, Citi has acted as an independent contractor, not as an agent or fiduciary. Citi’s opinion and analyses are not intended to be and do not constitute a recommendation as to how any shareholder should vote or act on any matters relating to the proposed merger or otherwise.

In arriving at its opinion, Citi:

•	reviewed a draft, dated March 11, 2014, of the merger agreement;

•	held discussions with certain senior officers, directors and other representatives and advisors of EXXI and certain senior officers and other representatives and advisors of EPL concerning the businesses, operations and prospects of EXXI and EPL;

•	reviewed certain publicly available business and financial information relating to EXXI and EPL as well as certain financial forecasts and other information and data relating to EXXI and EPL which were provided to or discussed with Citi by the respective managements of EXXI and EPL, including certain oil and gas reserve reports and data relating to EXXI prepared by the management of EXXI, certain oil and gas reserve reports and data relating to EPL prepared by a third-party consultant to EPL and potential strategic implications and financial and operational benefits anticipated by the management of EXXI to result from the merger;

•	reviewed the financial terms of the merger as set forth in the merger agreement in relation to, among other things: current and historical market prices of EXXI common shares and EPL common stock; the financial condition and historical and projected cash flow and earnings, oil and gas reserves and other operating data of EXXI and EPL; the capitalization of EXXI and EPL; and relative values of EXXI and EPL under alternative pricing and risking scenarios;

•	considered, to the extent publicly available, the financial terms of other transactions which Citi considered relevant in evaluating the merger;

•	analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citi considered relevant in evaluating those of EXXI and EPL;

•	evaluated certain potential pro forma financial effects of the merger on EXXI utilizing financial forecasts and other information and data provided to or discussed with Citi by the managements of EXXI and EPL; and

•	conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citi deemed appropriate in arriving at its opinion.

In rendering its opinion, Citi assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citi and upon the assurances of the managements of EXXI and EPL that they were not aware of any relevant information that was omitted or that remained undisclosed to Citi. As the EXXI board of directors was aware, Citi was not provided with, and Citi did not have access to, long-term corporate-level forecasts and estimates relating to EPL prepared by the management of EPL and, accordingly, Citi was directed to utilize for purposes of its analyses such forecasts and estimates as prepared and provided to Citi by the management of EXXI. With respect to financial forecasts and other information and data (including oil and gas reserves and related data) provided to or otherwise reviewed by or discussed with Citi relating to EXXI and EPL, Citi was advised by managements of EXXI and EPL, as the case may be, and assumed, with EXXI’s consent, that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of such managements as to the future financial performance and oil and gas reserves of EXXI and EPL, the potential pro forma financial effects of the merger, including the potential strategic implications and financial and operational benefits (including the amount, timing and achievability thereof) anticipated by the management of EXXI to result from the merger, and the other matters covered thereby. With respect to third-party reserve reports provided to or otherwise reviewed by or discussed with Citi relating to EPL, Citi assumed, with EXXI’s consent, that such reports were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the preparer thereof and were a reasonable basis on which to evaluate the oil and gas reserves of EPL. Citi assumed, with EXXI’s consent, that the financial results, including with respect to the oil and gas reserves and potential strategic implications and financial and operational benefits anticipated to result from the merger, reflected in such financial forecasts and other information and data would be realized in the amounts and at the times projected. Citi relied, at EXXI’s direction, upon the assessments of the managements of EXXI and EPL as to (i) the ability to integrate the operations of EXXI and EPL and (ii) the potential impact on EXXI and EPL of market trends and prospects of, and regulatory matters relating to, the oil and gas industry, including assumptions of the management of EXXI as to future oil and natural gas commodity prices reflected in the financial forecasts and other information and data utilized in Citi’s analyses, which prices are subject to significant volatility and which, if different than as assumed, could have a material impact on Citi’s analyses or opinion. Citi assumed, with EXXI’s consent, that there would be no developments with respect to any such matters that would have an adverse effect on EXXI, EPL or the merger (including the contemplated benefits thereof) or that would otherwise be meaningful in any respect to its analyses or opinion. Citi also assumed, with EXXI’s consent, that any adjustments to the merger consideration would not in any respect be meaningful to its analyses or opinion.

Citi did not make and, except for certain reserve reports relating to EXXI and EPL, was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of EXXI, EPL or any other entity and nor did it make any physical inspection of the properties or assets of EXXI, EPL or any other entity. Citi is not an expert in the evaluation of oil or gas reserves or properties and Citi expressed no view as to the reserve quantities, or the exploration, development or production (including, without limitation, as to the feasibility or timing thereof), of any oil or natural gas properties of EXXI, EPL or any other entity. Citi assumed, with EXXI’s consent, that the merger would be consummated in accordance with its terms and in compliance with all applicable laws and other requirements, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary governmental, regulatory or third party approvals, consents, releases, waivers and agreements for the merger, no delay, limitation, restriction or condition, including any divestiture requirements, amendments or modifications, would be imposed that would have an adverse effect on EXXI, EPL or the merger (including the contemplated benefits thereof). Citi did not express any view or opinion as to the actual value of EXXI common shares when issued in the merger or the prices at which EXXI common shares or EPL common stock would trade or otherwise be transferable at any time. Representatives of EXXI advised Citi, and Citi further assumed, that the final terms of the merger agreement would not vary materially from those set forth in the draft reviewed by Citi. Citi did not express any opinion with respect to accounting, tax, regulatory, legal or similar matters and relied, with EXXI’s consent, upon the assessments of representatives of EXXI as to such matters.

Citi’s opinion did not address any terms (other than the merger consideration to the extent expressly specified therein) or other aspects or implications of the merger, including, without limitation, the form or structure of the merger, or any voting agreement or other agreement, arrangement or understanding to be entered into in connection with or contemplated by the merger or otherwise. Citi expressed no view as to, and its opinion did not address, the underlying business decision of EXXI to effect the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for EXXI or the effect of any other transaction in which EXXI might engage or consider. Citi also expressed no view as to, and its opinion did not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the merger, or any class of such persons, relative to the merger consideration or otherwise. Citi’s opinion was necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Citi as of the date of its opinion. Citi noted for the EXXI board of directors that the credit, financial and stock markets have experienced, and the industries in which EXXI and EPL operate continue to experience, volatility and Citi expressed no opinion or view as to any potential effects of such volatility on EXXI, EPL or the merger (including the contemplated benefits thereof). The issuance of Citi’s opinion was authorized by Citi’s fairness opinion committee.

In preparing its opinion, Citi performed a variety of financial and comparative analyses, including those described below. The summary of the analyses below is not a complete description of Citi’s opinion or the analyses underlying, and factors considered in connection with, Citi’s opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Citi arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and it did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Citi believes that the analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying such analyses and its opinion.

In its analyses, Citi considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of EXXI. No company, business or transaction reviewed is identical or directly comparable to EXXI, EPL, their respective businesses or the merger and an evaluation of these analyses is not entirely mathematical; rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the companies, business segments or transactions reviewed.

The estimates contained in Citi’s analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the results derived from, Citi’s analyses are inherently subject to substantial uncertainty.

Citi was not requested to, and it did not, recommend the specific consideration payable in the merger. The type and amount of consideration payable in the merger were determined through negotiations between EXXI and EPL and the decision to enter into the merger agreement was solely that of the EXXI board of directors. Citi’s opinion was only one of many factors considered by the EXXI board of directors in its evaluation of the merger and should not be viewed as determinative of the views of such board of directors or the management of EXXI with respect to the merger or the consideration payable in the merger.

The following is a brief summary of the material financial analyses prepared and reviewed with the EXXI board of directors in connection with Citi’s opinion, dated March 11, 2014. The summary set forth below does not purport to be a complete description of the financial analyses performed by, and underlying the opinion of, Citi, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Citi. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary as the tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the financial analyses, could create a misleading or incomplete view of such financial analyses. None of EXXI, EPL, Citi or any other person assumes responsibility if future results are different from those described, whether or not any such difference is material. For purposes of the financial analyses described below, the term “implied merger consideration” refers to an implied consideration of $39.00 per outstanding share of EPL common stock based on the merger consideration of $25.35 in cash and 0.584 of an EXXI common share utilizing, for the stock portion of the consideration, the closing price per EXXI common share on March 11, 2014 of $23.37.

EPL Financial Analyses

Selected Public Companies Analysis

Citi performed a selected public companies analysis of EPL in which Citi reviewed certain financial and stock market information relating to EPL and the following four selected companies that Citi in its professional judgment deemed generally relevant for comparative purposes as publicly traded companies in the oil and gas exploration and production industry, referred to as the EPL selected companies:

•	W&T Offshore, Inc.

•	Stone Energy Corporation

•	Contango Oil & Gas Company

•	Energy XXI (Bermuda) Limited

Citi reviewed, among other things, (i) enterprise values (calculated as implied equity values, based on closing stock prices on March 11, 2014, less cash, plus total debt, plus preferred equity and less investments in unconsolidated affiliates) as a multiple of calendar year 2014 and calendar year 2015 estimated earnings before interest, taxes, depreciation, depletion, amortization and exploration expenses, referred to as EBITDAX, (ii) enterprise values as a multiple of estimated current proved reserves, (iii) enterprise values as a multiple of calendar year 2014 estimated daily production and (iv) closing stock prices on March 11, 2014 as a multiple of calendar year 2014 and calendar year 2015 estimated cash flow per share (calculated as net income, plus depreciation, depletion and amortization, plus exploration expenses and plus deferred taxes divided by the number of shares outstanding), referred to as CFPS.

The overall low to high calendar year 2014 and calendar year 2015 estimated EBITDAX multiples observed for the EPL selected companies were 3.8x to 4.4x (with a mean of 4.2x and median of 4.3x) and 3.6x to 3.7x (with a mean and median of 3.6x), respectively. Citi noted that calendar year 2014 and calendar year 2015 estimated EBITDAX multiples observed for EPL were 3.7x and 3.1x, respectively. The overall low to high estimated current proved reserves multiples observed for the EPL selected companies were $16.65 to $20.91 per barrel of oil equivalent, referred to as boe (with a mean of $18.84 per boe and a median of $18.90 per boe). Citi noted that the estimated current proved reserves multiple observed for EPL was $24.32 per boe. The overall low to high calendar year 2014 estimated daily production multiples observed for the EPL selected companies were $46,402 to $78,587 per barrel of oil equivalent per day, referred to as boed (with a mean of $56,264 per boed and a median of $50,034 per boed). Citi noted that the calendar year 2014 estimated daily production multiple observed for EPL was $76,424 boed. The overall low to high calendar year 2014 and calendar year 2015 estimated CFPS multiples observed for the EPL selected companies were 2.0x to 4.9x (with a mean of 3.2x and a median of 2.9x) and 2.0x to 4.0x (with a mean of 2.7x and a median of 2.4x), respectively. Citi noted that calendar year 2014 and calendar year 2015 estimated CFPS multiples observed for EPL were 2.8x and 2.3x, respectively. Citi then applied the following selected ranges derived from the observed multiples for the EPL selected companies to corresponding data of EPL: (i) calendar year 2014 and calendar year 2015 estimated EBITDAX multiples of 3.7x to 4.4x and 3.1x to 3.7x, respectively; (ii) estimated proved reserves (as of December 31, 2013) multiples of $20.00 to $25.00 per boe; (iii) calendar year 2014 estimated daily production multiples of $65,000 to $79,000 per boed; and (iv) calendar year 2014 and calendar year 2015 estimated CFPS multiples of 2.25x to 3.75x and 2.0x to 3.0x, respectively. Financial data of the EPL selected companies were based on public filings and other publicly available information. Financial data of EPL was based on certain oil and gas reserve reports and data relating to EPL prepared by a third-party consultant to EPL, referred to as the EPL reserve reports, and financial forecasts and other estimates for EPL prepared and provided to Citi by the management of EXXI.

This analysis indicated the following approximate implied per share equity value reference range for EPL as compared to the implied merger consideration:

Implied Per Share Equity Value Reference Range	Implied Merger Consideration
$25.00 – $37.00	$39.00

Selected Precedent Corporate Transactions Analysis

Citi performed a selected precedent corporate transactions analysis of EPL in which Citi reviewed certain financial terms of the following 17 selected corporate transactions that Citi in its professional judgment deemed generally relevant for comparative purposes as transactions involving target companies in the oil and gas exploration and production industry, referred to as the selected corporate transactions:

Announcement Date	Acquiror	Target
November 2013	Linn Energy, LLC	Berry Petroleum Company
December 2012	Freeport-McMoRan Copper & Gold Inc.	Plains Exploration & Production Company
December 2012	Freeport-McMoRan Copper & Gold Inc.	McMoRan Exploration Co.
April 2012	Halcón Resources Corporation	GeoResources, Inc.
October 2011	Statoil ASA	Brigham Exploration Company
July 2011	BHP Billiton Limited	Petrohawk Energy Corporation
November 2010	Chevron Corporation	Atlas Energy, Inc.
June 2010	SandRidge Energy, Inc.	Arena Resources, Inc.
April 2010	Apache Corporation	Mariner Energy, Inc.
December 2009	Exxon Mobil Corporation	XTO Energy Inc.
November 2009	Denbury Resources Inc.	Encore Acquisition Company
January 2007	Forest Oil Corporation	The Houston Exploration Company
June 2006	Anadarko Petroleum Corporation	Kerr-McGee Corporation
April 2006	Petrohawk Energy Corporation	KCS Energy, Inc.
January 2006	Helix Energy Solutions Group, Inc.	Remington Oil & Gas Corporation
September 2005	Norsk Hydro ASA	Spinnaker Exploration Company
December 2004	Noble Energy, Inc.	Patina Oil & Gas Corporation

Citi reviewed, among other things, (i) transaction values (calculated as the enterprise value implied for the target company based on the consideration payable in the selected corporate transaction) as a multiple of the target company’s last 12 months EBITDAX, and (ii) transaction values, as adjusted by the percentage change from the closing date of the applicable selected corporate transaction to March 11, 2014 in one-year forward blended strip prices as reported on the New York Mercantile Exchange, referred to as NYMEX, as multiples of proved reserves and latest daily production.

The overall low to high last 12 months EBITDAX multiples observed for the selected corporate transactions were 5.4x to 22.5x (with a mean of 10.3x and median of 9.1x). The overall low to high proved reserves multiples observed for the selected corporate transactions were $11.06 to $98.53 per boe (with a mean of $29.18 per boe and a median of $23.80 per boe). The overall low to high latest daily production multiples observed for the selected corporate transactions were $35,799 to $332,479 per boed (with a mean of $126,056 per boed and a median of $106,442 per boed). Citi then applied the following selected ranges derived from the observed multiples for the selected corporate transactions to corresponding data of EPL: (i) last 12 months (as of December 31, 2013) EBITDAX multiples of 5.5x to 6.5x; (ii) proved reserves (as of December 31, 2013) multiples of $24.00 to $30.00 per boe; and (iii) latest daily production (as of December 31, 2013) multiples of $80,000 to $105,000 per boed. Financial data of the selected corporate transactions were based on public filings and other publicly available information. Financial data of EPL was based on the EPL reserve reports and financial forecasts and other estimates for EPL prepared and provided to Citi by the management of EXXI.

This analysis indicated the following approximate implied per share equity value reference range for EPL as compared to the implied merger consideration:

Implied Per Share Equity Value Reference Range	Implied Merger Consideration
$34.00 – $46.00	$39.00

Net Asset Value Analysis

Citi performed a net asset value analysis of EPL to calculate the estimated net present value of unlevered cash flows that EPL was projected to generate from the production of its estimated proved and probable oil and gas reserves based on the EPL reserve reports and financial forecasts and estimates of the managements of EPL and EXXI. The present values of such cash flows were calculated using discount rates ranging from 9.5% to 12.0%. In addition, Citi separately calculated the estimated value of EPL’s resource upside assets relating to certain infill drilling inventory and dump flood inventory and certain recently acquired shallow-water central Gulf of Mexico shelf oil and natural gas assets, which were not reflected in the EPL reserve reports but were based on estimates provided by the management of EPL. The aggregate estimated value of all reserves was presented on an after-tax basis, net of capitalized selling, general and administrative expense.

Citi performed its net asset value analysis of EPL under three scenarios using two commodity pricing cases and two reserve risking cases. In each scenario, with respect to EPL’s proved and probable reserves and EPL’s resource upside assets, the relative certainty of such reserve categories was reflected by applying relative probability weightings. The first scenario, referred to as the strip pricing – case 1 risking, was based on, in the case of EPL’s proved developed reserves, proved developed non-producing reserves, proved undeveloped reserves and probable reserves, the forward pricing curve of oil and natural gas commodity prices for calendar years 2014 through 2017 as reported on the NYMEX as of March 6, 2014, with an assumption that such prices would not fluctuate in subsequent calendar years. The second scenario, referred to as the management pricing – case 1 risking, and the third scenario, referred to as the management pricing – case 2 risking, were each based on oil and natural gas commodity prices as estimated by the management of EXXI with respect to such proved and probable reserves. With respect to EPL’s resource upside assets, Citi applied selected ranges of $14.00 to $16.00 per boe in the strip pricing – case 1 risking and $16.00 to $18.00 per boe in both the management pricing – case 1 risking and the management pricing – case 2 risking. With respect to certain shallow-water central Gulf of Mexico shelf oil and natural gas assets recently acquired by EPL, Citi assumed in each scenario an estimated value equal to the purchase price for such assets.

This analysis indicated the following approximate implied per share equity value reference ranges for EPL under the strip pricing – case 1 risking, the management pricing – case 1 risking and the management pricing – case 2 risking as compared to the implied merger consideration:

	Implied Per Share Equity Value Reference Range	Implied Merger Consideration
Strip Pricing – Case 1 Risking	$44.14 – $50.05
Management Pricing – Case 1 Risking	$51.33 – $57.93	$39.00
Management Pricing – Case 2 Risking	$68.69 – $77.42

EXXI Financial Analyses

Selected Public Companies Analysis

Citi performed a selected public companies analysis of EXXI in which Citi reviewed certain financial and stock market information relating to EXXI and the following four selected companies that Citi in its professional judgment deemed generally relevant for comparative purposes as publicly traded companies in the oil and gas exploration and production industry, referred to as the EXXI selected companies:

•	W&T Offshore, Inc.

•	Stone Energy Corporation

•	Contango Oil & Gas Company

•	EPL Oil & Gas, Inc.

Citi reviewed, among other things, (i) enterprise values as a multiple of calendar year 2014 and calendar year 2015 estimated EBITDAX, (ii) enterprise values as a multiple of estimated current proved reserves, (iii) enterprise values as a multiple of calendar year 2014 estimated daily production and (iv) closing stock prices on March 11, 2014 as a multiple of calendar year 2014 and calendar year 2015 estimated CFPS.

The overall low to high calendar year 2014 and calendar year 2015 estimated EBITDAX multiples observed for the EXXI selected companies were 3.7x to 4.4x (with a mean and median of 4.0x) and 3.1x to 3.7x (with a mean of 3.5x and a median of 3.6x), respectively. Citi noted that calendar year 2014 and calendar year 2015 estimated EBITDAX multiples observed for EXXI were 4.2x and 3.6x, respectively. The overall low to high estimated current proved reserves multiples observed for the EXXI selected companies were $16.65 to $24.32 per boe (with a mean of $19.69 per boe and a median of $18.90 per boe). Citi noted that the estimated current proved reserves observed for EXXI was $20.91 per boe. The overall low to high calendar year 2014 estimated daily production multiples observed for the EXXI selected companies were $46,402 to $76,424 per boed (with a mean of $55,723 per boed and a median of $50,034 per boed). Citi noted that the calendar year 2014 estimated daily production multiple observed for EXXI was $78,587 per boed. The overall low to high calendar year 2014 and calendar year 2015 estimated CFPS multiples observed for the EXXI selected companies were 2.0x to 4.9x (with a mean of 3.3x and a median of 3.1x) and 2.0x to 4.0x (with a mean of 2.8x and a median of 2.5x), respectively. Citi noted that calendar year 2014 and calendar year 2015 estimated CFPS multiples observed for EXXI were 2.5x and 2.0x, respectively. Citi then applied the following selected ranges derived from the observed multiples of the EXXI selected companies to corresponding data of EXXI: (i) calendar year 2014 and calendar year 2015 estimated EBITDAX multiples of 3.7x to 4.4x and 3.1x to 3.7x, respectively; (ii) estimated proved reserves (as of December 31, 2013) multiples of $20.00 to $25.00 per boe; (iii) calendar year 2014 estimated daily production multiples of $65,000 to $79,000 per boed; and (iv) calendar year 2014 and calendar year 2015 estimated CFPS multiples of 2.25x to 3.75x and 2.0x to 3.0x, respectively. Financial data of the EXXI selected companies were based on public filings and other publicly available information. Financial data of EXXI was based on financial forecasts and other estimates of EXXI (on a calendar year basis and inclusive of EXXI’s Malaysia Seligi/PM8 project) prepared and provided to Citi by the management of EXXI, referred to as the EXXI management forecasts, and certain oil and gas reserve reports and data relating to EXXI prepared and provided to Citi by the management of EXXI, referred to as the EXXI reserve reports.

This analysis indicated the following approximate implied per share equity value reference range for EXXI as compared to the closing price of EXXI common shares on March 11, 2014:

Implied Per Share Equity Value Reference Range	Closing Price of EXXI Common Shares (on March 11, 2014)
$19.00 – $29.50	$23.37

Net Asset Value Analysis

Citi performed a net asset value analysis of EXXI to calculate the estimated net present value of unlevered cash flows that EXXI was projected to generate from the production of its estimated proved, probable and possible oil and gas reserves based on the EXXI reserve reports and financial forecasts and estimates of the management of EXXI. The present values of such cash flows were calculated using discount rates ranging from 9.4% to 11.9%. The aggregate estimated value of all reserves was presented on an after-tax basis, net of capitalized selling, general and administrative expense.

Citi performed its net asset value analysis of EXXI under three scenarios using two commodity pricing cases and two reserve risking cases. In each scenario, the relative certainty of EXXI’s reserve categories was reflected by applying relative probability weightings. The first scenario, referred to as the strip pricing – case 1 risking, was based on the forward pricing curve of oil and natural gas commodity prices for calendar years 2014 through 2017 as reported on the NYMEX as of March 6, 2014, with an assumption that such prices would not fluctuate in subsequent calendar years. The second scenario, referred to as the management pricing – case 1 risking, and the third scenario, referred to as the management pricing – case 2 risking, were each based on oil and natural gas commodity prices as estimated by the management of EXXI.

This analysis indicated the following approximate implied per share equity value reference ranges for EXXI under the strip pricing – case 1 risking, the management pricing – case 1 risking and the management pricing – case 2 risking as compared to the closing price of EXXI common shares on March 11, 2014:

	Implied Per Share Equity Value Reference Range	Closing Price of EXXI Common Shares (on March 11, 2014)
Strip Pricing – Case 1 Risking	$35.21 – $40.90
Management Pricing – Case 1 Risking	$42.83 – $49.58	$23.37
Management Pricing – Case 2 Risking	$57.44 – $66.30

Implied Merger Consideration Value Based on Relative Net Asset Value Analyses

Citi reviewed the implied value of the merger consideration indicated by the approximate implied per share equity value reference ranges derived for EXXI from the net asset value analysis of EXXI described above under “EXXI Financial Analyses – Net Asset Value Analysis” relative to the approximate implied per share equity value reference ranges derived for EPL from the net asset value analysis of EPL described above under “EPL Financial Analyses – Net Asset Value Analysis.” Applying the merger consideration mix of $25.35 in cash and 0.584 of an EXXI common share to the approximate implied per share equity value reference ranges derived for EXXI under the EXXI strip pricing – case 1 risking, the EXXI management pricing – case 1 risking and the EXXI management pricing – case 2 risking indicated approximate implied per share merger consideration ranges of $45.92 to $49.24, $50.37 to $54.31 and $58.90 to $64.07, respectively. The midpoints of these approximate implied per share merger consideration ranges relative to the approximate implied per share equity value reference ranges derived for EPL under the EPL strip pricing – case 1 risking, the EPL management pricing – case 1 risking and the EPL management pricing – case 2 risking indicated the following:

	Implied Per Share Equity Value Reference Range for EPL	Midpoint of Implied Per Share Merger Consideration Range
EPL Strip Pricing – Case 1 Risking	$44.14 – $50.05	$47.58
EPL Management Pricing – Case 1 Risking	$51.33 – $57.93	$52.34
EPL Management Pricing – Case 2 Risking	$68.69 – $77.42	$61.49

Additional Factors

Citi observed certain additional factors that were not considered part of its financial analyses with respect to its opinion but were referenced for informational purposes, including, among other things, the following:

Accretion/Dilution

Citi reviewed the potential pro forma financial effects of the merger on EXXI’s calendar years 2014 and 2015 estimated CFPS and earnings per share, referred to as EPS, based on financial forecasts and estimates relating to EPL and EXXI prepared and provided to Citi by the management of EXXI. This review was performed both before and after taking into account potential synergies anticipated by the management of EXXI to result from the merger and after taking into account the proposed financing for the merger. Based on an implied merger consideration of $39.00 per share of EPL common stock, this indicated that the merger could be (i) on a CFPS basis, accretive in calendar year 2014 and calendar year 2015 by approximately 25.2% and 31.6%, respectively, with synergies and by approximately 21.9% and 26.2%, respectively, without synergies and (ii) on an EPS basis, accretive in calendar year 2014 and calendar year 2015 by approximately 22.0% and 41.8%, respectively, with synergies and approximately 11.9% and 26.5%, respectively, without synergies. For illustrative purposes, Citi also reflected such potential financial impact after taking into account EXXI’s Malaysia Seligi/PM8 project, which project EXXI management indicated would likely be terminated upon execution of the merger agreement, based on financial forecasts and estimates for such project prepared and provided to Citi by the management of EXXI. Taking into account this project indicated that the merger could be (i) on a CFPS basis, accretive in calendar year 2014 and calendar year 2015 by approximately 14.3% and 12.7%, respectively, with synergies and by approximately 11.2% and 8.0%, respectively, without synergies and (ii) on an EPS basis, dilutive in calendar year 2014 by approximately (1.4)% and accretive in calendar year 2015 by approximately 2.3% with synergies and dilutive in calendar year 2014 and calendar year 2015 by approximately (9.5)% and (8.7)%, respectively, without synergies. Actual results achieved by the combined company may vary from forecasted results and variations may be material.

Other

Citi also noted the following:

•	historical price performance of EXXI common shares during the 52-week period ended March 11, 2014, which indicated a 52-week low to high per share price range for EXXI common shares of $21.44 to $32.93 as compared to the closing price of EXXI common shares on March 11, 2014 of $23.37 per share;

•	historical price performance of EPL common stock during the 52-week period ended March 11, 2014, which indicated a 52-week low to high per share range for EPL common stock of $25.28 to $42.27 as compared to the closing price of EPL common stock on March 11, 2014 of $29.11 per share and the implied merger consideration of $39.00 per share;

•	publicly available research analysts’ price targets for EXXI common shares, which indicated standalone price targets for EXXI common shares of $26.00 to $40.00 (with a mean of $33.55 and a median of $36.00) as compared to the closing price of EXXI common shares on March 11, 2014 of $23.37 per share; and

•	publicly available research analysts’ price targets for EPL common stock, which indicated standalone price targets for EPL common stock of $32.00 to $44.00 (with a mean of $39.09 and a median of $39.00) as compared to the closing price of EPL common stock on March 11, 2014 of $29.11 per share and the implied merger consideration of $39.00 per share.

Miscellaneous

In connection with Citi’s services as EXXI’s financial advisor, EXXI has agreed to pay Citi an aggregate fee of $4.5 million, of which $3.0 million was payable upon delivery of its opinion and the balance is payable contingent upon consummation of the merger. In addition, EXXI has agreed to reimburse Citi for certain expenses, including reasonable fees and expenses of counsel, and to indemnify Citi and certain related parties against liabilities, including liabilities under federal securities laws, arising from Citi’s engagement.

Citi and its affiliates in the past have provided, currently are providing and in the future may provide services to EXXI, EPL and their respective affiliates unrelated to the proposed merger, for which services Citi and its affiliates received and may receive compensation including, during the two-year period prior to the date of its opinion, having acted or acting (i) as lead or joint bookrunner with respect to certain debt offerings of EXXI, including a convertible notes offering in November 2013 and a high-yield offering in September 2013, and (ii) as a lender or administrative agent under certain credit facilities of EXXI and certain related entities. Citi and certain of its affiliates also expect to provide financing in connection with the merger, for which services Citi and such affiliates will receive compensation. In the ordinary course of business, Citi and its affiliates may actively trade or hold the securities of EXXI, EPL and their respective affiliates for its own account or for the account of its customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Citi and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with EXXI, EPL and their respective affiliates.

EXXI selected Citi to act as its financial advisor in connection with the proposed merger based on Citi’s reputation, experience and familiarity with EXXI and its business. Citi is an internationally recognized investment banking firm that regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

EPL’s Reasons for the Merger; Recommendation of the EPL Board of Directors

In adopting and approving the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the merger, and recommending the adoption of the merger agreement by EPL stockholders, the EPL board of directors consulted with EPL’s management, as well as with EPL’s legal and financial advisors, and considered a number of factors. The principal factors that the EPL board of directors viewed as important are:

•	the aggregate value of the merger consideration to be received by the EPL stockholders in the merger, including that the portion of the merger consideration in the form of EXXI common stock provides EPL stockholders who elect to receive such stock with the opportunity to continue to participate in the continuing performance of, and benefit from the synergies created by, the combined company through ownership of EXXI common stock;

•	the combination of stock and cash consideration contemplated by the merger agreement and the ability of EPL’s stockholders to elect to receive the merger consideration in the form of all cash, all stock, or a combination of cash and stock, subject to a proration feature;

•	based on the closing price of EXXI common shares on the NASDAQ of $23.37 on March 11, 2014, the last trading day before the public announcement of the merger agreement, the merger consideration represented a nominal price of $39.00 for each share of EPL common stock, which represented a premium of:

•	approximately 34.0% to the $29.11 per share closing price of EPL common stock on March 11, 2014, the last trading day before the public announcement of the merger agreement; and

•	approximately 34.3% to the $29.04 per share volume-weighted average trading price of EPL common stock for the 30 trading days ended March 11, 2014, the last trading day before the public announcement of the merger agreement;

•	the 65% cash component in the merger consideration gives EPL’s stockholders value certainty and liquidity;

•	each of EXXI and EPL has successfully employed an acquire/exploit/growth strategy;

•	each of EXXI and EPL is principally oil-focused with a low-risk resource base;

•	the combination of EXXI and EPL would create the largest independent pure-play offshore Gulf of Mexico shelf operator, making the combined company more competitive with the remaining offshore Gulf of Mexico shelf operators;

•	the complementary nature of the skillsets for the management and technical teams of EXXI and EPL;

•	the operating synergies attributable to the combination of the two companies, particularly with respect to general and administrative expenses and lease operating expenses;

•	the requirement that EPL stockholder approval be obtained as a condition to consummation of the merger;

•	the fact that EPL’s stockholders who do not vote in favor of the merger are entitled to appraisal rights for their shares for EPL common stock, subject to complying with the procedures described in “The Merger—Appraisal Rights”;

•	the fact that the merger is not conditioned upon EXXI’s obtaining financing, and EXXI’s obligations under the merger agreement are enforceable by specific performance;

•	the obligation of EXXI to use its reasonable best efforts to take all actions necessary to consummate the financing provided for in the financing commitment letter and, if such financing is unavailable, to use its reasonable best efforts to arrange to obtain alternate financing for an equivalent amount of funds on terms no less favorable to EXXI and the EPL board’s belief, based on its review of EXXI’s financial condition, that EXXI will be able to consummate or arrange such financing;

•	the fact that the merger agreement does not preclude a third party from making an unsolicited proposal for a competing transaction with EPL and, under certain circumstances more fully described in the sections “The Merger Agreement—No Solicitation of Competing Proposals” beginning on page 141 and “The Merger Agreement — Changes in Board Recommendations” beginning on page 143, EPL may furnish non-public information to and enter into discussions with such third party regarding the competing transaction and the EPL or EXXI board of directors, as applicable, may withdraw or modify its recommendations to EPL stockholders or EXXI shareholders regarding the merger in response to an unsolicited proposal for a competing transaction;

•	the right of the EPL board of directors to change its recommendation to EPL stockholders regarding the merger upon the occurrence of certain intervening events if it determines in good faith (after consultation with outside counsel) that the failure to take such action would be inconsistent with its fiduciary duties under applicable law;

•	the fact that EXXI has agreed that it will not enter into, participate or engage in or continue discussions with respect to any potential merger or combination, acquisition, partnership or joint venture (involving a material investment) likely to impair EXXI’s, OpCo’s or Merger Sub’s ability to consummate the transactions contemplated by the merger agreement on or before the merger agreement’s outside date of 5:00 p.m., Houston, Texas time, on August 1, 2014 (as the same may be extended in accordance with the terms of the merger agreement);

•	the fact that EPL and Barclays conducted a targeted market check prior to executing the merger agreement, but EPL did not receive any other acquisition proposals prior to that time;

•	the fact that all executive officers and directors of both companies were executing voting agreements in support of the merger and the other transactions contemplated by the merger agreement;

•	the fact that the merger agreement provides as a condition to closing that one EPL independent director designated by EPL’s board of directors must be elected by EXXI’s shareholders to serve on the combined company’s board of directors for the longest available term under EXXI’s Amended and Restated Bye-Laws and such director must be appointed to either the audit committee or the remuneration committee of the combined company’s board of directors;

•	the financial analysis reviewed and discussed with the EPL board of directors by representatives of Barclays, as well as the oral opinion of Barclays rendered to the EPL board of directors on March 11, 2014, which opinion was subsequently confirmed by delivery of a written opinion dated March 11, 2014, to the effect that, as of such date and based upon and subject to the qualifications, limitations, and assumptions stated in its opinion, from a financial point of view, the merger consideration to be offered to the stockholders of EPL in the merger was fair to such stockholders.

In addition to considering the factors above, the EPL board of directors also considered the following factors:

•	the recommendation of the merger by EPL management;

•	the EPL board’s knowledge of EPL’s business, financial condition, results of operations and prospects, as well as EXXI’s business, financial condition, results of operation and prospects, taking into account the results of EPL’s due diligence review of EXXI;

•	the fact that the exchange ratio with respect to the stock portion of the merger consideration is fixed and will not increase or decrease based upon changes in the market price of EPL or EXXI common stock between the date of the merger agreement and the date of completion of the merger;

•	the review by the EPL board of directors, in consultation with EPL’s management and advisors, of the structure of the merger and the terms and conditions of the merger agreement;

•	the expectation that the merger will obtain all necessary regulatory approvals without unacceptable conditions; and

•	the likelihood of consummating the merger on the anticipated schedule.

The EPL board of directors weighed the foregoing against a number of potentially negative factors, including:

•	the restrictions on the conduct of EPL’s business during the period between the execution of the merger agreement and the completion of the merger as set forth in the merger agreement;

•	that the receipt of merger consideration by EPL’s stockholders will be fully taxable, including any portion of the merger consideration that is payable in EXXI common stock;

•	that the merger consideration represents an 8.5% discount to EPL’s 52-week high trading price, which occurred on October 21, 2013;

•	the costs associated with the completion of the merger, including management’s time and energy and potential opportunity cost;

•	the amount of indebtedness of EXXI, including indebtedness incurred to finance the cash portion of the merger consideration, and the annual debt service costs of such indebtedness;

•	the risks and contingencies relating to the announcement and pendency of the merger (including the likelihood of litigation brought by or on behalf of EPL stockholders or EXXI shareholders challenging the merger and the other transactions contemplated by the merger agreement) and the risks and costs to EPL if the closing of the merger is not accomplished in a timely manner or if the merger does not close at all, including the diversion of management and employee attention, potential employee attrition, the impact on EPL’s relationships with third parties and the effect termination of the merger agreement may have on the trading price of EPL’s common stock and EPL’s operating results;

•	that EXXI is a Bermuda exempt company, instead of a U.S. corporation, and that EXXI shareholders have different rights than EPL’s stockholders do;

•	certain risks inherent in EXXI’s business and operations, including the concentration of EXXI’s offshore Gulf of Mexico properties and EXXI’s significant capital investments in deep water Gulf of Mexico wells;

•	that during EXXI’s most recent completed fiscal year, EXXI’s reported reserves increased by approximately 50%, and that was also the first fiscal year that EXXI obtained an audit from its third party engineers, instead of a more customary reserve report;

•	the challenges in absorbing the effect of any failure to complete the merger, including potential termination fees and stockholder and market reactions;

•	the challenges inherent in the combination of two businesses of the size and complexity of EPL and EXXI, including the possible diversion of management attention for an extended period of time;

•	that forecasts of future financial and operational results of the combined company are necessarily estimates based on assumptions and may vary significantly from future performance;

•	the risk of not being able to realize all of the anticipated cost savings and operational synergies between EPL and EXXI and the risk that other anticipated benefits might not be realized;

•	that EXXI’s obligation to close the merger is conditioned on a vote of its stockholders to approve the issuance of EXXI common stock to be used as merger consideration and to elect EPL’s designee for director on the EXXI board of directors;

•	that the interests of EPL’s executive officers and directors with respect to the merger, apart from their interests as EPL stockholders, including the EPL officers who have been named to serve as members of the senior management team of the combined company, may be different from, or in addition to, the interests of EPL stockholders generally, as more fully described under “The Merger — Interests of EPL Directors and Executive Officers in the Merger” beginning on page 114;

•	that the merger consideration payable to grantees of EPL stock options is payable only in cash, and the cash payable to option holders is not subject to the proration mechanism that applies to other EPL stockholders.

•	the terms of the merger agreement relating to non-solicitation provisions and termination fees, and the potential that such provisions might deter alternative bidders that might have been willing to submit a superior proposal to EPL;

•	that, under the terms of the merger agreement, EPL will be required to pay to EXXI a termination fee of $45 million and to reimburse EXXI for up to $6 million of expenses if the merger agreement is terminated under certain circumstances (see “The Merger Agreement—Termination Fees and Expenses” beginning on page 155);

•	that EPL’s representations and interim operating covenants are more expansive and restrictive than EXXI’s representations and interim operating covenants are, thereby giving EXXI more flexibility between signing and closing of the merger agreement;

•	that EXXI is not subject to a “no shop” provision comparable to the “no shop” provision to which EPL is subject;

•	that only one EPL director will serve on the board of directors of the combined company; and

•	the risks of the type and nature described under “Risk Factors,” beginning on page 37 and the matters described under “Special Note Regarding Forward-Looking Statements” beginning on page 35.

This discussion of the information and factors considered by EPL’s board of directors in reaching its conclusions and recommendation includes the principal factors considered by the board of directors, but is not intended to be exhaustive and may not include all of the factors considered by the EPL board of directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the other transactions contemplated by the merger agreement, and the complexity of these matters, the EPL board of directors did not find it useful and did not attempt to quantify, rank or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger and the other transactions contemplated by the merger agreement, and to make its recommendation to EPL stockholders. Rather, the EPL board of directors viewed its decisions as being based on the totality of the information presented to it and the factors it considered, including its discussions with, and questioning of, members of EPL’s management and outside legal and financial advisors. In addition, individual members of the EPL board of directors may have assigned different weights to different factors.

Certain of EPL’s directors and executive officers may have financial interests in the merger that are different from, or in addition to, those of EPL’s stockholders generally. The EPL board of directors was aware of and considered these potential interests, among other matters, in evaluating the merger and in making its recommendation to EPL stockholders. For a discussion of these interests, see “The Merger—Interests of EPL Directors and Executive Officers in the Merger.”

The EPL board of directors unanimously adopted and approved the merger agreement and determined that, on the terms and conditions set forth in the merger agreement, the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to and in the best interests of EPL and its stockholders. The EPL board of directors unanimously recommends that EPL stockholders vote “FOR” the proposal to adopt the merger agreement.

Opinion of EPL’s Financial Advisor

Barclays

EPL engaged Barclays to act as its financial advisor with respect to the merger, pursuant to an engagement letter dated February 25, 2014. On March 11, 2014, Barclays rendered its oral opinion to the EPL board of directors, which opinion was subsequently confirmed by delivery of a written opinion dated March 11, 2014, to the effect that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, from a financial point of view, the merger consideration to be offered to the stockholders of EPL was fair to such stockholders.

The full text of Barclays’ opinion, dated as of March 11, 2014, is attached as Annex D to this joint proxy statement/prospectus. Barclays’ written opinion sets forth, among other things, the procedures followed, factors considered, assumptions made and qualifications and limitations upon the review undertaken by Barclays in rendering its opinion. Holders of EPL common stock are encouraged to read Barclays’ opinion carefully in its entirety. The following is a summary of Barclays’ opinion and the methodology that Barclays’ used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

Barclays’ opinion, the issuance of which was approved by Barclays’ Valuation and Fairness Opinion Committee, is addressed to the EPL board of directors, addresses only the fairness, from a financial point of view, of the merger consideration to be offered to the stockholders of EPL and does not constitute a recommendation to any stockholder of EPL as to what form of consideration such stockholder should elect or how such stockholder should vote or act with respect to any other matter relating to the merger or any other matter. The terms of the merger were determined through arm’s-length negotiations between EPL and EXXI and were unanimously approved by the EPL board of directors. Barclays did not recommend any specific form or amount of consideration to the EPL board of directors or that any specific form or amount of consideration constituted the only appropriate consideration for the merger. Barclays was not requested to address, and its opinion does not in any manner address, EPL’s underlying business decision to proceed with or effect the merger or the likelihood of consummation of the merger. The opinion does not address the relative merits of the merger as compared to any other transaction or business strategy in which EPL might engage. In addition, Barclays expressed no opinion on, and its opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the merger, or any class of such persons, relative to the consideration to be offered to the stockholders of EPL in the merger. No limitations were imposed by The EPL board of directors upon Barclays with respect to the investigations made or procedures followed by it in rendering its opinion.

In arriving at its opinion, Barclays reviewed and analyzed, among other things:

•	a draft of the merger agreement, dated as of March 11, 2014, and the specific terms of the merger;

•	publicly available information concerning EPL and EXXI that Barclays believed to be relevant to its analysis, including, without limitation, EPL’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and EPL’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013, as well as EXXI’s Annual Report on Form 10-K for the fiscal year ended June 30, 2013 and EXXI’s Quarterly Reports on Form 10-Q for the quarters ended September 30, 2013 and December 31, 2013;

•	financial and operating information with respect to the business, operations and prospects of EPL furnished to Barclays by EPL, including financial projections of EPL prepared by the management of EPL, referred to in this joint proxy statement/prospectus as the “EPL Projections”;

•	financial and operating information with respect to the business, operations and prospects of EXXI furnished to Barclays by EXXI, including financial projections of EXXI prepared by the management of EXXI, referred to in this joint proxy statement/prospectus as the “EXXI Projections”;

•	estimates of certain (i) proved and probable reserves, as of December 31, 2013, for EPL as prepared by a third-party reserve engineer, referred to in this joint proxy statement/prospectus as the “EPL Year-End 2013 Fully-Engineered Report” and (ii) additional potential resources, as of December 31, 2013, for EPL as prepared by the management of EPL (the “EPL Unbooked Resources”), (the EPL Year-End 2013 Fully-Engineered Report and the EPL Unbooked Resources are collectively referred to as the “EPL Reserve Reports”);

•	estimates of certain proved, probable and possible reserves, as of December 31, 2013, for EXXI as prepared by the management of EXXI as a roll-forward from EXXI’s June 30, 2013 audited reserve report (the “EXXI Reserve Report”);

•	the trading history of EPL common stock for the period from September 21, 2009 to March 10, 2014;

•	the trading history of EXXI common stock for the period from March 11, 2013 to March 10, 2014;

•	a comparison of the trading histories of EPL common stock and EXXI common stock for the period from March 11, 2013 to March 10, 2014;

•	a comparison of the historical financial results and present financial condition of EPL and EXXI with each other and with those of other companies that Barclays deemed relevant;

•	a comparison of the financial terms of the merger with the financial terms of certain other transactions that Barclays deemed relevant;

•	the potential pro forma impact of the merger on the current and future financial performance of the combined company, including the estimated amounts and timing of the cost savings and operating synergies expected by the management of EPL to result from the merger, referred to in this joint proxy statement/prospectus as the “Expected Synergies”);

•	published estimates by independent equity research analysts with respect to the future financial performance and price targets of EPL and EXXI;

•	commodity price assumptions and the outlook for future commodity prices published by independent information service providers; and

•	the relative contributions of EPL and EXXI to the current and future financial performance of the combined company on a pro forma basis.

In addition, Barclays had discussions with the managements of EPL and EXXI concerning their respective businesses, operations, assets, liabilities, financial condition and prospects and undertook such other studies, analyses and investigations as Barclays deemed appropriate.

In arriving at its opinion, Barclays assumed and relied upon the accuracy and completeness of the financial and other information used by Barclays without any independent verification of such information (and has not assumed any responsibility or liability for any independent verification of such information) and further relied upon the assurances of the managements of EPL and EXXI that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the EPL Projections, upon the advice of EPL, Barclays assumed that such projections had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of EPL as to the future financial performance of EPL and that EPL will perform substantially in accordance with such projections. EPL advised Barclays that, in the ordinary course of business, it does not prepare financial projections for periods other than the then-current fiscal year and, accordingly, Barclays has not been provided with, and did not have any access to, financial projections of EPL prepared by the management of EPL for any fiscal year other than the fiscal year ending December 31, 2014. Accordingly, upon the advice of EPL, Barclays assumed that the published estimates of third party research analysts for the fiscal year ending December 31, 2015 were a reasonable basis upon which to evaluate the future financial performance of EPL for such fiscal year and that EPL will perform substantially in accordance with such estimates. With respect to the EXXI Projections, upon the advice of EPL and EXXI, Barclays assumed that such projections had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of EXXI as to the future financial performance of EXXI and that EXXI will perform substantially in accordance with such projections. Barclays calendarized all EXXI projections to December 31st year-end to compare them to EPL’s projections. Furthermore, upon the advice of EPL, Barclays assumed that the amount and timing of the Expected Synergies are reasonable and that the Expected Synergies will be realized substantially in accordance with such estimates. With respect to the commodity price assumptions, upon the advice of EPL, Barclays assumed that such assumptions were reasonable and Barclays relied upon such assumptions, together with other publicly available commodity price information, in performing its analysis. With respect to the EPL Reserve Reports, Barclays discussed these reports with the management of EPL and upon the advice of EPL, assumed that the EPL Reserve Reports are a reasonable basis upon which to evaluate the proved and probable reserve levels and the resource potential of EPL. With respect to the EXXI Reserve Reports, Barclays discussed these reports with the managements of EPL and EXXI and upon the advice of EPL and EXXI, assumed that the EXXI Reserve Reports were a reasonable basis upon which to evaluate the proved and probable and possible reserve levels and the resource potential of EXXI. Barclays assumed no responsibility for and expressed no view as to any projections or estimates described in this paragraph or the assumptions on which they were based.

In arriving at its opinion, Barclays did not conduct a physical inspection of the properties and facilities of EPL or EXXI and did not make or obtain any evaluations or appraisals of the assets or liabilities of EPL or EXXI. Barclays’ opinion necessarily is based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion letter. Barclays assumed no responsibility for updating or revising its opinion based on events or circumstances that may have occurred after the date of its opinion letter.

Barclays assumed that the executed merger agreement would conform in all material respects to the last draft reviewed by Barclays. In addition, Barclays assumed the accuracy of the representations and warranties contained in the merger agreement and all agreements related thereto. Barclays also assumed, upon the advice of EPL, that all material governmental, regulatory and third party approvals, consents and releases for the merger would be obtained within the constraints contemplated by the merger agreement and that the merger would be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any material term, condition or agreement thereof. Barclays assumed, upon the advice of EPL, that no holders of EPL common stock will exercise appraisal rights with respect to the merger.

Barclays did not express any opinion as to any tax or other consequences that might result from the merger, nor did Barclays’ opinion address any legal, tax, regulatory or accounting matters, as to which Barclays understands that EPL obtained any such advice as EPL deemed necessary from qualified professionals. In addition, Barclays expressed no opinion as to the prices at which shares of (i) EPL common stock or EXXI common stock would trade at any time following the announcement of the merger or (ii) EXXI common stock would trade at any time following the consummation of the merger. Barclays’ opinion should not be viewed as providing any assurance that the market value of the shares of EXXI common stock to be received by EPL stockholders in the merger will be equal to or greater than the market value at any time prior to the announcement or consummation of the merger of the shares of EPL common stock surrendered by such stockholders in exchange for such shares of EXXI common stock.

In connection with rendering its opinion, Barclays performed certain financial, comparative and other analyses as summarized below. In arriving at its opinion, Barclays did not ascribe a specific range of values to the shares of EPL common stock or EXXI common stock, but rather made its determination as to the fairness, from a financial point of view, to EPL’s stockholders of the merger consideration to be offered to such stockholders in the merger on the basis of various financial, comparative and other analyses as summarized below. The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to summary description.

In arriving at its opinion, Barclays did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context and circumstances of the merger. Accordingly, Barclays believes that its analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.

The following is a summary of the material financial analyses used by Barclays in preparing its opinion for the EPL board of directors. Certain financial, comparative and other analyses summarized below include information presented in tabular format. In order to understand fully the methodologies used by Barclays and the results of its financial, comparative and other analyses, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial, comparative and other analyses. In performing its analyses, Barclays made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of EPL, EXXI or any other parties to the merger. None of EPL, EXXI, Barclays or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of the businesses do not purport to be appraisals or to reflect the prices at which the businesses may actually be sold.

Summary of Analyses

The following is a summary of the material financial analyses performed by Barclays with respect to EPL and EXXI in preparing Barclays’ opinion:

•	net asset valuation analysis;

•	comparable company analysis;

•	comparable transaction analysis;

•	in the case of EXXI, discounted cash flow analysis;

•	analysis of equity research analyst price targets; and

•	analysis of equity research analyst net asset value estimates.

These methodologies were used to generate reference enterprise or equity value ranges for each of EPL and EXXI. Based on discussions with the management of EPL, the enterprise value ranges for each company were adjusted for appropriate on-balance sheet and off-balance sheet assets and liabilities including, without limitation, the after-tax estimated net present value of each company’s current commodity hedging portfolio and the net present value of future income tax savings expected to result from any historical net operating losses, in order to arrive at implied equity value ranges (in aggregate dollars) for each company. The implied equity value ranges were then divided by diluted shares outstanding, comprised of outstanding common shares and incorporating the dilutive effect of outstanding options and restricted stock, as appropriate, in order to derive implied equity value ranges per share for each company.

The implied equity value ranges per share of EPL common stock were compared to the implied value, as of March 10, 2014, of the merger consideration of $39.00 per EPL share (based on EXXI common stock closing price as of March 10, 2014) to be offered to EPL’s stockholders. In addition, the implied equity value ranges per share of EXXI common stock were compared to EXXI’s closing stock price of $23.59 per share on March 10, 2014.

In addition to analyzing the value of the common stock of EPL and EXXI, Barclays also analyzed and reviewed: (i) the daily historical closing prices of EPL common stock and EXXI common stock for the period from March 11, 2013 to March 10, 2014; (ii) certain publicly available information related to selected corporate transactions to calculate the amount of the premiums paid by the acquirers to the acquired company’s stockholders; (iii) the relative income statement and cash flow contribution of EPL and EXXI to the pro forma combined company; and (iv) the pro forma impact of the transaction on projected earnings per share (“EPS”) and discretionary cash flow per share (“DCFPS”) for 2014 using (a) the EPL Projections and the EXXI Projections and (b) consensus estimates published by Institutional Broker’s Estimate System “I/B/E/S Estimates”) for EPL and EXXI for 2014 and 2015.

In applying the various valuation methodologies to the particular businesses, operations and prospects of EPL and EXXI, and the particular circumstances of the merger, Barclays made qualitative judgments as to the significance and relevance of each analysis. In addition, Barclays made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of EPL and EXXI. Such qualitative judgments and assumptions of Barclays were made following discussions with the management of each of EPL and EXXI. Accordingly, the methodologies and the implied common equity value ranges per share derived therefrom must be considered as a whole and in the context of the narrative description of the analyses, including the assumptions underlying these analyses. Considering the implied common equity value ranges per share without considering the full narrative description of the analyses, including the assumptions underlying such analyses, could create a misleading or incomplete view of the process underlying, and conclusions represented by, Barclays’ opinion.

The implied equity value ranges per share derived using the various valuation methodologies listed above supported the conclusion that the consideration to be offered to EPL’s stockholders in the merger was fair, from a financial point of view, to EPL’s stockholders.

In the ordinary course of business, EPL does not prepare financial projections for periods other than the then-current fiscal year and, accordingly, Barclays was not provided with, and did not have any access to, financial projections of EPL prepared by the management of EPL for any fiscal year other than the fiscal year ending December 31, 2014. Accordingly, the results of a discounted cash flow analysis on EPL would not have been meaningful and, therefore, Barclays did not perform—nor was it in a position to perform—a discounted cash flow analysis for EPL.

Net Asset Valuation Analysis

With respect to EPL, Barclays estimated the present value of the future after-tax cash flows expected to be generated (i) by EPL per the EPL Reserve Reports, based on reserve, production and capital cost estimates as of December 31, 2013 per the EPL Reserve Reports, (ii) by EPL’s recently-acquired properties in the Eugene Island 258/259 field per EPL’s management, and (iii) by EPL per the estimated value of EPL’s unbooked resources on a $ / barrel of oil equivalent multiple basis, based on the EPL Reserve Reports. With respect to EXXI, Barclays estimated the present value of the future after-tax cash flows expected to be generated per the EXXI Reserve Reports. The present value of the future after-tax cash flows was determined using a range of discount rates and assuming a tax rate of 30% and 40% for EPL and EXXI, respectively. Barclays then adjusted the present values of the cash flows by adding, as applicable: (i) the present value of any net operating losses and mark to market hedges for EPL using discount rate ranges of 10% to 12% and for EXXI using discount rate ranges of 9% to 12%, reflecting estimates of EPL’s and EXXI’s respective weighted average cost of capital and (ii) the value impact of after-tax general and administrative costs for both EPL and EXXI, calculated based on comparable company multiples analysis for each company. The net asset valuation analysis was performed under four commodity price scenarios (Case 1, Case 2, Case 3 and Case 4), which are described below.

Certain of the oil and natural gas price scenarios employed by Barclays were based on New York Mercantile Exchange, or NYMEX, price forecasts (Henry Hub, Louisiana delivery for natural gas and West Texas Intermediate, Cushing, Oklahoma delivery for oil) to which adjustments were made to reflect location and quality differentials. NYMEX gas price quotations stated in heating value equivalents per million British Thermal Units, or MMBtu, were adjusted to reflect the value per thousand cubic feet, or Mcf, of gas. NYMEX oil price quotations are stated in dollars per barrel, or Bbl, of crude oil.

The following table summarizes the oil and natural gas price scenarios Barclays employed to estimate the future after-tax cash flows for each of the reserve categories Barclays considered for EPL and EXXI. Case 4 reflects an approximation of the NYMEX strip as of the close of business on March 10, 2014.

	2014E	2015E	2016E	2017E	2018E	Thereafter
Oil - WTI ($/Bbl)
Case 1 ($85.00 / $3.50)	$85.00	$85.00	$85.00	$85.00	$85.00	$85.00
Case 2 ($90.00 / $4.00)	90.00	90.00	90.00	90.00	90.00	90.00
Case 3 ($95.00 / $4.50)	95.00	95.00	95.00	95.00	95.00	95.00
Case 4 (Strip 3-10-14)	98.65	90.43	85.05	82.09	80.69	80.69

Gas - Henry Hub ($/Mcf)
Case 1 ($85.00 / $3.50)	$3.50	$3.50	$3.50	$3.50	$3.50	$3.50
Case 2 ($90.00 / $4.00)	4.00	4.00	4.00	4.00	4.00	4.00
Case 3 ($95.00 / $4.50)	4.50	4.50	4.50	4.50	4.50	4.50
Case 4 (Strip 3-10-14)	4.62	4.34	4.23	4.32	4.54	4.54

The net asset valuation analyses yielded valuations for EPL that implied an equity value range of $32.00 to $42.68 per share for Case 1, an equity value range of $36.29 to $47.33 per share for Case 2, an equity value range of $40.57 to $51.98 per share for Case 3 and an equity value range of $33.77 to $44.38 per share for Case 4.

The net asset valuation analyses yielded valuations for EXXI that implied an equity value range of $23.89 to $31.06 per share for Case 1, an equity value range of $27.97 to $35.71 per share for Case 2, an equity value range of $32.18 to $40.49 per share for Case 3 and an equity value range of $25.65 to $32.72 per share for Case 4, as compared to EXXI’s closing stock price of $23.59 per share on March 10, 2014.

The value of the merger consideration to be offered to EPL’s stockholders implied by the net asset valuations analyses for EXXI and the implied value, as of March 10, 2014, of the merger consideration of $39.00 per EPL share (based on EXXI’s common stock closing price on March 10, 2014), implied an equity value range of $39.17 to $43.32 per EPL share for Case 1, an equity value range of $41.53 to $46.02 per EPL share for Case 2, an equity value range of $43.97 to $48.78 per EPL share for Case 3 and an equity value range of $40.19 to $44.28 per EPL share for Case 4. Barclays noted that these implied equity value ranges per EPL share were in line with, or in excess of, the implied equity value ranges per EPL share implied by Barclays’ net asset valuation analyses for EPL in each of Cases 1, 2, 3 and 4.

Comparable Company Analysis

In order to assess how the public market values shares of similar publicly traded companies, Barclays reviewed and compared specific financial and operating data relating to EPL and EXXI with selected companies that Barclays deemed comparable to EPL and EXXI, based on its experience in the exploration and production industry.

With respect to EPL, Barclays reviewed the public stock market trading multiples for the following exploration and production companies, which Barclays selected because of their generally similar size and presence in the Gulf of Mexico shelf:

•	EXXI;

•	Stone Energy Corporation;

•	W&T Offshore, Inc.;

•	Swift Energy Co.;

•	Petroquest Energy Inc.; and

•	Contango Oil & Gas Company.

Using publicly available information, Barclays calculated and analyzed enterprise value multiples of each comparable company’s earnings before interest, taxes, depreciation and amortization and exploration expense (“EBITDAX”) for 2014 and 2015 based on I/B/E/S Estimates (calendarized for a December 31st year-end) and proved reserves (on a barrel of oil equivalent (“Boe”) basis assuming a conversion ratio of natural gas to oil of 6 Mcf to 1 Bbl) and latest daily production (on a Boe per day (“Boepd”) basis), pro forma for any acquisition and divestiture activity. The enterprise value of each comparable company was obtained by adding its outstanding debt to the sum of the market value of its common stock using its closing stock price as of March 10, 2014, and the book value of any minority interest minus its cash balance, as appropriate. Barclays calculated the enterprise multiples of proved reserves and latest daily production by dividing each company’s calculated enterprise value by its proved reserves and latest daily production, respectively. In addition, Barclays calculated and analyzed equity value multiples of each comparable company’s DCFPS for 2014 and 2015 based on I/B/E/S Estimates (calendarized for a December 31st year-end). The results of the EPL comparable company analysis are summarized below:

Multiple Range of Comparable Companies of EPL:
	Low	Median	High
Enterprise Value as a Multiple of:
Proved Reserves ($ / Boe)	$7.25	$18.60	$20.29
Latest Daily Production ($ / Boepd)	$41,473	$49,491	$78,062
2014E EBITDAX	3.7x	4.5x	4.8x
2015E EBITDAX	3.5x	3.8x	4.3x

Equity Value as a Multiple of:
2014E DCFPS	1.6x	2.6x	5.2x
2015E DCFPS	1.4x	2.3x	4.2x

Barclays selected the comparable companies listed above because their business and operating profiles are reasonably similar to that of EPL. However, because of the inherent differences between the business, operations and prospects of EPL and those of the selected comparable companies, Barclays believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable company analysis. Accordingly, Barclays also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of EPL and the selected comparable companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degrees of operational risk between EPL and the selected companies included in the comparable company analysis. Based upon these judgments, Barclays selected an enterprise value range for EPL of $1.5 billion to $2.1 billion, which implied an equity value range for EPL of $20.09 to $35.14 per EPL share.

With respect to EXXI, Barclays reviewed the public stock market trading multiples for the following exploration and production companies, which Barclays selected because of their generally similar size and presence in the Gulf of Mexico shelf:

•	EPL;

•	Stone Energy Corporation;

•	W&T Offshore, Inc.;

•	Swift Energy Co.;

•	Petroquest Energy Inc; and

•	Contango Oil & Gas Company.

Using publicly available information, Barclays calculated and analyzed enterprise value multiples of each comparable company’s EBITDAX for 2014 and 2015 based on I/B/E/S Estimates (calendarized for a December 31st year-end) and proved reserves (on a Boe basis assuming a conversion ratio of natural gas to oil of 6 Mcf to 1 Bbl) and latest daily production (on a Boepd basis), pro forma for any acquisition and divestiture activity. The enterprise value of each comparable company was obtained by adding its outstanding debt to the sum of the market value of its common stock using its closing stock price as of March 10, 2014, and the book value of any minority interest minus its cash balance, as appropriate. Barclays calculated the enterprise multiples of proved reserves and latest daily production by dividing each company’s calculated enterprise value by its proved reserves and latest daily production, respectively. In addition, Barclays calculated and analyzed equity value multiples of each comparable company’s DCFPS for 2014 and 2015 based on I/B/E/S Estimates (calendarized for a December 31st year-end). The results of the EXXI comparable company analysis are summarized below:

Multiple Range of Comparable Companies of EXXI:
	Low	Median	High
Enterprise Value as a Multiple of:
Proved Reserves ($ / Boe)	$7.25	$18.61	$22.51
Latest Daily Production ($ / Boepd)	$41,473	$49,491	$90,699
2014E EBITDAX	3.7x	4.4x	4.8x
2015E EBITDAX	3.5x	3.6x	4.3x

Equity Value as a Multiple of:
2014E DCFPS	1.6x	2.6x	5.2x
2015E DCFPS	1.4x	2.2x	4.2x

Barclays selected the comparable companies listed above because their business and operating profiles are reasonably similar to that of EXXI. However, because of the inherent differences between the business, operations and prospects of EXXI and those of the selected comparable companies, Barclays believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable company analysis. Accordingly, Barclays also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of EXXI and the selected comparable companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degrees of operational risk between EXXI and the selected companies included in the comparable company analysis. Based upon these judgments, Barclays selected an enterprise value range for EXXI of $2.8 billion to $3.8 billion, which implied an equity value range for EXXI of $14.44 to $27.16 per EXXI share.

The value of the merger consideration to be offered to EPL’s stockholders implied by the comparable company analysis for EXXI and the implied value, as of March 10, 2014, of the merger consideration of $39.00 per EPL share (based on EXXI’s common stock closing price on March 10, 2014), implied an equity value range of $33.71 to $41.07 per EPL share. Barclays noted that this implied equity value range per EPL share was in excess of the implied equity value range per EPL share yielded by Barclays’ comparable company analysis for EPL.

Comparable Transaction Analysis

Barclays reviewed and compared the purchase prices and financial multiples paid in selected other transactions that Barclays deemed relevant, based on its experience with merger and acquisition transactions. Barclays chose such transactions based on, among other things, the similarity of the applicable target in each transaction to EPL and EXXI with respect to size, location of assets, oil weighting and other characteristics that Barclays deemed relevant. In particular, Barclays selected, from the IHS Herold database, all of the transactions announced since January 1, 2009 with values greater than $50 million and involving acquisitions of Gulf of Mexico shelf assets (excluding minority investments).

The following list sets forth the transactions analyzed based on such characteristics (and the date each transaction was announced):

•	Fieldwood Energy, LLC’s acquisition of assets from SandRidge Energy Inc. (January 7, 2014);

•	EPL’s acquisition of assets from CNOOC Limited (January 2, 2014);

•	Fieldwood Energy, LLC’s acquisition of assets from Apache Corporation (July 18, 2013);

•	PetroQuest Energy Inc.’s acquisition of assets from undisclosed company(ies) (June 19, 2013);

•	Chevron Corporation’s acquisition of assets from EPL (March 6, 2013);

•	Renaissance Offshore, LLC’s acquisition of assets from Black Elk Energy, LLC (March 1, 2013);

•	Freeport-McMoRan Copper & Gold Inc.’s acquisition of McMoRan Exploration Company (December 5, 2012);

•	Northstar Offshore Group, LLC’s acquisition of assets from undisclosed company(ies) (October 18, 2012);

•	EPL’s acquisition of assets from Hilcorp Energy Company (September 17, 2012);

•	Daewoo Securities, Korea Investment Management Co., Ltd. and Samsung Securities Co., Ltd.’s acquisition of assets from Korea National Oil Corporation (February 6, 2012);

•	SandRidge Energy Inc.’s acquisition of Dynamic Offshore Resources, LLC (February 2, 2012);

•	Korea National Oil Corporation, Samchully Co. Ltd, SCL Resources, LLC and STX Energy Co., Ltd.’s acquisition of assets from Northstar Offshore Energy Partners, LLC (December 1, 2011);

•	EIG Global Energy Partners, LLC’s acquisition of assets from Plains Exploration & Production Co. (October 28, 2011);

•	Dynamic Offshore Resources, LLC’s acquisition of assets from Moreno Energy Inc. and SPN Resources, LLC (August 25, 2011);

•	Dynamic Offshore Resources, LLC’s acquisition of assets from ExxonMobil Corporation (July 29, 2011);

•	Tana Exploration Company, LLC’s acquisition of assets from Maritech Resources Inc. (April 7, 2011);

•	Undisclosed company(ies)’s acquisition of assets from National Fuel Gas Company (March 9, 2011);

•	EPL’s acquisition of assets from Anglo-Suisse Offshore Partners, LLC (January 13, 2011);

•	EXXI’s acquisition of assets from ExxonMobil Corporation (November 21, 2010);

•	McMoRan Exploration Company’s acquisition of assets from Plains Exploration & Production Co. (September 20, 2010);

•	Dynamic Offshore Resources, LLC’s acquisition of assets from Samson Resources Company (July 8, 2010);

•	Apache Corporation’s acquisition of assets from Devon Energy Corporation (April 12, 2010);

•	EXXI’s acquisition of assets from MitEnergy Upstream, LLC (November 23, 2009); and

•	Dynamic Offshore Resources, LLC’s acquisition of Bandon Oil and Gas LP (October 14, 2009).

Using publicly available information, Barclays calculated and analyzed enterprise value multiples of proved reserves and latest daily production in the comparable transactions. Barclays calculated the enterprise value multiples of proved reserves and latest daily production by dividing each transaction’s value, adjusted to exclude the value of non-exploration and production assets per the IHS Herold database, by the disclosed proved reserves and daily production, respectively. The results of the comparable transaction analysis are summarized below.

	Multiple Range of Comparable Transactions
	Low	Median	High
Enterprise Value as a Multiple of:
Proved Reserves ( $ / Boe)	$10.84	$19.40	$32.79
Latest Daily Production ( $ / Boepd)	$14,587	$48,307	$128,750

The reasons for and the circumstances surrounding each of the selected comparable transactions analyzed were diverse and there are inherent differences between the businesses, operations, financial conditions and prospects of EPL, EXXI and the companies and assets included in the comparable transaction analysis. Accordingly, Barclays believed that a purely quantitative comparable transaction analysis would not be particularly meaningful in the context of considering the merger. Barclays therefore made qualitative judgments concerning differences between the characteristics of the selected comparable transactions and the merger that would affect the acquisition values of the selected target companies, EPL and EXXI.

Based upon these judgments, Barclays selected enterprise value multiple ranges of $20.00 to $32.50 per proved Boe and $65,000 to $95,000 per Boepd production. Barclays then applied these enterprise value multiple ranges, as appropriate, to EPL’s December 31, 2013 proved reserves, as reflected in EPL’s Form 10-K for the period ended December 31, 2013, pro forma for the January 1, 2014 announced acquisition of the Eugene Island 258/259 field, to imply an equity value range for EPL of $20.09 to $40.15 per share.

Barclays also applied the selected enterprise value multiple ranges of $20.00 to $32.50 per proved Boe and $65,000 to $95,000 per Boepd production, as appropriate, to EXXI’s December 31, 2013 proved reserves, as reflected in EXXI’s Form 10-Q for the period ended December 31, 2013 to imply an equity value range for EXXI of $20.16 to $42.42 per share, as compared to EXXI’s closing stock price of $23.59 per share on March 10, 2014.

The value of the merger consideration to be offered to EPL’s stockholders implied by the comparable transaction analysis for EXXI and the implied value, as of March 10, 2014, of the merger consideration of $39.00 per EPL share (based on EXXI’s common stock closing price on March 10, 2014), implied an equity value range of $37.02 to $49.90 per EPL share. Barclays noted that this implied equity value range per EPL share was in excess of the implied equity value range per EPL share yielded by Barclays’ comparable transaction analysis for EPL.

EXXI Discounted Cash Flow Analysis

In order to estimate the present values of EXXI common stock, Barclays performed a discounted cash flow analysis. A discounted cash flow analysis is a traditional valuation methodology used to derive the valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a range of discount rates that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

To calculate the estimated enterprise value range of EXXI using discounted cash flow analysis, Barclays added (i) projected after-tax unlevered free cash flows for calendar years 2014 through the first half of 2017 based on the EXXI Projections to (ii) the “terminal value” of EXXI, as of June 30, 2017, and discounted such amounts to their net present value using a range of selected discount rates. Specifically, Barclays used a discount rate range of 9.0% to 12.0%. The discount rates were based on Barclays’ analysis in accordance with the capital asset pricing model of the weighted average cost of capital for EXXI as well as the weighted average cost of capital for oil and gas exploration and production companies with similar size and similar credit ratings, as applicable. The residual value of EXXI at the end of the forecast period, or “terminal value”, was estimated by applying one year forward enterprise value-to-EBITDAX multiples ranging from 3.75x to 4.75x to EXXI’s first half 2017 annualized estimated EBITDAX, based on the EXXI Projections. The enterprise value range for EXXI yielded by the discounted cash flow analysis implied an equity value range for EXXI of $29.59 to $46.69 per EXXI share, as compared to EXXI’s closing stock price of $23.59 per share on March 10, 2014.

The value of the merger consideration to be offered to EPL’s stockholders implied by the discounted cash flow analysis for EXXI and the implied value, as of March 10, 2014, of the merger consideration of $39.00 per EPL share (based on EXXI’s common stock closing price on March 10, 2014), implied an equity value range of $42.47 to $52.37 per EPL share.

Analysis of Equity Research Analyst Price Targets

Barclays evaluated the publicly available share price targets of EPL and EXXI published by independent equity research analysts associated with various Wall Street firms. Barclays used these share price targets, where applicable and available, as a reference point to provide background information and perspective. With respect to EPL, Barclays noted that the range of low and high share price targets, where applicable and available, as of March 10, 2014 was $32.00 to $44.00 per EPL share. With respect to EXXI, Barclays noted that the range of low and high share price targets, where applicable and available, as of March 10, 2014 was $26.00 to $40.00 per EXXI share.

The value of the merger consideration to be offered to EPL’s stockholders implied by the analysis of equity research analysts price targets for EXXI and the implied value, as of March 10, 2014, of the merger consideration of $39.00 per EPL share (based on EXXI’s common stock closing price on March 10, 2014), implied an equity value range of $40.39 to $48.50 per EPL share. Barclays noted that this implied equity value range per EPL share was in excess of the implied equity value range per EPL share yielded by Barclays’ analysis of equity research analysts price targets for EPL.

Analysis of Equity Research Analyst Net Asset Value Estimates

Barclays evaluated the publicly available net asset value estimates of EPL and EXXI published by independent equity research analysts associated with various Wall Street firms. Barclays used these research net asset value estimates, where applicable and available, as a reference point to provide background information and perspective. With respect to EPL, Barclays noted that the range of low and high net asset value estimates, where applicable and available at March 10, 2014, was $40.00 to $50.83 per EPL share. With respect to EXXI, Barclays noted that the range of low and high net asset value estimates, where applicable and available at March 10, 2014, was $30.59 to $50.76 per EXXI share.

The value of the merger consideration to be offered to EPL’s stockholders implied by the analysis of equity research analysts net asset value estimates for EXXI and the implied value, as of March 10, 2014, of the merger consideration of $39.00 per EPL share (based on EXXI’s common stock closing price on March 10, 2014), implied an equity value range of $43.05 to $54.72 per EPL share. Barclays noted that this implied equity value range per EPL share was in excess of the implied equity value range per EPL share yielded by Barclays’ analysis of equity research analysts net asset value estimates for EPL.

Historical Common Stock Trading Analysis

To provide background information and perspective with respect to the historical share prices of EPL common stock and EXXI common stock, Barclays reviewed and analyzed the daily historical closing prices of EPL common stock and EXXI common stock for the period from March 11, 2013 to March 10, 2014. With respect to EPL, Barclays noted that the range of low and high trading prices of EPL common stock for the 52-week period ended March 10, 2014 was $25.00 to $42.64 per EPL share. With respect to EXXI, Barclays noted that the range of low and high trading prices of EXXI common stock for the 52-week period ended March 10, 2014 was $20.40 to $33.93 per EXXI share.

Premiums Analysis

Barclays reviewed certain publicly available information related to selected corporate transactions to calculate the amount of the premiums paid by the acquirers to the acquired company’s stockholders. Barclays analyzed all domestic corporate exploration and production transactions announced for the period from May 1, 2001 to March 10, 2014 with total transaction values in excess of $1 billion and with a merger consideration structure that included cash consideration equal to or in excess of 50% of the total merger consideration. For each of the precedent transactions analyzed, Barclays calculated the premiums paid by the acquirer by comparing the per share purchase price in each transaction to the historical stock price of the acquired company as of 1 day, 5 days and 30 days prior to the announcement date, as well as based upon the 52-week high prior to the announcement date. Barclays compared the premiums paid in the precedent transactions to the premium levels in the merger based on the implied value, as of March 10, 2014, of the merger consideration of $39.00 per EPL share (based on EXXI’s common stock closing price on March 10, 2014). The table below sets forth the summary results of the analysis:

		Merger Consideration	E&P Deals ≥ 50% Cash
As of 03/10/2014	EPL	$39.00	Median	Mean	High	Low
Current	$29.92	30.3%	23.8%	29.2%	61.9%	7.8%
5 Days Ago	$31.33	24.5%	31.3%	30.9%	54.3%	1.3%
30 Days Ago	$26.62	46.5%	28.0%	30.0%	64.5%	(5.1%)
52-Wk High (10/21/2013)	$42.64	(8.5%)	7.2%	8.3%	42.5%	(19.4%)
5-Day Average	$30.38	28.4%
30-Day Average	$29.14	33.8%
90-Day Average	$27.96	39.5%
One-Year Average	$31.04	25.7%

Contribution Analysis

Barclays reviewed and analyzed the relative income statement and cash flow contribution of EPL and EXXI to the combined company based on 2014 and 2015 estimated financial data based on I/B/E/S Estimates (calendarized for a December 31st year-end). This analysis was performed prior to the pro forma impact of any merger adjustments and assuming, for comparative purposes, 100% stock consideration in the merger. Barclays noted that this analysis indicated that EPL will contribute 43% of the combined company’s pro forma estimated discretionary cash flow in each of 2014 and 2015. In addition, Barclays noted that this analysis indicated that EPL will contribute 43% and 41% of the combined company’s pro forma estimated net income in 2014 and 2015, respectively. Barclays noted that EPL’s share of the combined company’s total pro forma equity market value assuming EPL’s equity market value at the implied value, as of March 10, 2014, of the merger consideration of $39.00 per EPL share (based on the EXXI closing price on March 10, 2014) and EXXI’s equity market value based on EXXI’s closing share price of $23.59 per EXXI share as of March 10, 2014 was 46%. Barclays also reviewed and analyzed EPL’s contribution of EBITDAX to the combined company’s pro forma estimated total EBITDAX for these same periods. Barclays noted that EPL will contribute 40% and 41% to the combined company’s pro forma estimated EBITDAX in 2014 and 2015, respectively. Barclays noted that the primary shortcoming of contribution analysis is that it treats all cash flow and earnings the same regardless of capitalization, expected growth rates, upside potential, risk profile or credit profile.

Pro Forma Merger Consequences Analysis

Barclays reviewed and analyzed the pro forma impact of the transaction on projected EPS and DCFPS for 2014 using (a) the EPL Projections and the EXXI Projections (the “Pro Forma Management” case), and (b) the I/B/E/S Estimates for EPL and EXXI for 2014 and 2015 (the “Pro Forma Consensus” case). All estimates were calendarized to a December 31st year-end. With respect to the Pro Forma Management case, Barclays noted that pro forma EPS would be accretive to EXXI standalone EPS for 2014. In addition, Barclays noted that pro forma DCFPS would be accretive to standalone EXXI DCFPS in 2014. With respect to the Pro Forma Consensus case, Barclays noted that pro forma EPS would be accretive to standalone EXXI EPS in each of 2014 and 2015 and that pro forma DCFPS would be accretive to standalone EXXI DCFPS in each of 2014 and 2015.

General

Barclays is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The EPL board of directors selected Barclays because of its familiarity with EPL and EXXI, and because of Barclays’ qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions generally, knowledge of the industries in which EPL and EXXI operate, as well as substantial experience in transactions comparable to the merger.

Barclays is acting as financial advisor to EPL in connection with the merger. As compensation for its services in connection with the merger, EPL has paid Barclays, upon delivery of the opinion by Barclays, a fee of $1 million (the “opinion fee”). In addition, EPL will pay Barclays a fee upon completion of the merger (the “success fee”), which will be reduced by the amount of the opinion fee. The success fee will be equal to 0.40% of the consideration involved in the merger. However, if the implied value of the per share consideration paid to the holders of EPL common stock at the closing of the merger is greater than $40.00, then the success fee will be equal to 0.50% of the consideration involved in the merger. The consideration involved in the merger will be calculated as the sum of (i) any cash to be offered to the stockholders of EPL in the merger, (ii) the volume weighted average price, for the five trading days prior to the completion of the merger, of the shares of EXXI common stock to be offered to the stockholders of EPL in the merger, and (iii) the aggregate principal amount of any indebtedness for money borrowed and any capital leases, unfunded pension liabilities and guarantees, if any, of EPL or its subsidiaries at the time of the completion of the merger. For reference, had the merger been completed March 12, 2014, based on the volume weighted average price of EXXI common stock for the five trading days prior to such date and the amount of EPL’s indebtedness as of such date, the success fee would have been equal to approximately $9.2 million. In the event the merger does not occur, Barclays will be entitled to receive a percentage of any break-up, termination or similar fees received by EPL. In addition, EPL has agreed to reimburse Barclays for a portion of its reasonable expenses incurred in connection with the merger and to indemnify Barclays for certain liabilities that may arise out of its engagement by EPL and the rendering of Barclays’ opinion. Aside from its engagement in connection with the merger, Barclays has performed limited investment banking and financial services for EPL and its affiliates in the past, Barclays has not received any investment banking or financial advisory fees from EPL and its affiliates in the past two years.

Barclays has performed various investment banking and financial services for EXXI and its affiliates in the past and has received customary fees for such services. Specifically, in the past two years, Barclays has performed the following investment banking and financial services for EXXI and its affiliates. In November 2013, Barclays acted as Lead Left Bookrunner in EXXI’s $350 million Senior Convertible Notes offering, the net proceeds of which were used primarily for general corporate purposes, including working capital, capital expenditures and/or acquisitions. In September 2013, Barclays acted as Joint Bookrunner in EXXI’s $500 million Senior Unsecured Notes offering of 8-year 7.500% Senior Unsecured Notes (B3/B+) at par to yield 7.500%, the net proceeds of which were used to repay, in full, outstanding borrowings under its revolving credit facility and for general corporate purposes. In addition, Barclays currently has a $45 million commitment to EXXI’s EGC credit facility, as that term is defined below, under “The Merger—Treatment of EXXI and EPL Credit Agreements” beginning on page 124 of this joint proxy statement/prospectus. Unless EPL requests Barclays to do so, Barclays will not increase its commitment to the EGC credit facility in connection with any increase in the size of the facility prior to the consummation of the merger, nor will Barclays participate in any EXXI financing in connection with the merger. Barclays may in the future provide investment banking or financial advisory services to EPL, EXXI and their respective affiliates for which it may receive compensation.

Barclays and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of its business, Barclays and affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of EPL and EXXI and their respective affiliates for Barclays’ own account and for the accounts of Barclays’ customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

Barclays’ opinion, the issuance of which was approved by the Barclays Valuation and Fairness Opinion Committee, is addressed to, and is for the use and benefit of, the EPL board of directors and addresses only the fairness, from a financial point of view, of the consideration to be offered to the stockholders of EPL and does not constitute a recommendation to any stockholder of EPL as to what form of consideration such stockholder should elect or how such stockholder should vote or act with respect to any other matter relating to the merger or any other matter.

Certain Prospective Unaudited Financial and Operating Information of EXXI and EPL

Neither EXXI nor EPL as a matter of course makes public long-term projections as to its future revenues, production, earnings or other results because of, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in connection with the evaluation of the proposed merger, EXXI and EPL are including the following summaries of unaudited prospective financial and operating information, which are included herein because they were reviewed by the EXXI board of directors and the EPL board of directors in connection with their respective evaluations of the merger. This unaudited financial and operating information also was provided to EXXI’s financial advisors, Credit Suisse and Citi, and EPL’s financial advisor, Barclays, which were directed to rely upon such information for purposes of their respective analyses and opinions. The inclusion of this information should not be regarded as an indication that any of EXXI, EPL, their respective affiliates, officers, directors, advisors or other representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results.

The unaudited prospective financial and operating information prepared by the management of EXXI and EPL, respectively, was, in general, prepared solely for their internal use and is subjective in many respects. As a result, there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. Since, in the case of EXXI, the unaudited prospective financial and operating information covers multiple years, such information by its nature becomes less predictive with each successive year. EXXI shareholders and EPL stockholders are urged to review EXXI’s and EPL’s SEC filings for a description of EXXI’s and EPL’s reported financial results and risk factors with respect to EXXI’s business and EPL’s business, respectively, as well as the section of this joint proxy statement/prospectus entitled “Risk Factors” beginning on page 37.

Unaudited Prospective Financial and Operating Information Prepared by the Management of EXXI

The EXXI board of directors and EXXI’s financial advisors received, in connection with the merger, information provided by the management of EXXI concerning estimates of EXXI’s potential future financial and operating performance, which estimates were prepared using a range of assumptions that incorporated proved oil and gas reserves and contributions from oil and gas resource potential. EXXI management also provided the EXXI board of directors and EXXI’s financial advisors with alternative estimates of potential future financial and operating performance of EXXI that included the potential future financial and operating performance of certain oil properties in Malaysia that EXXI was considering acquiring. Due in part to the increased debt that would be required for the EPL transaction and the need for EXXI to be focused on integrating the EPL operations with EXXI’s own operations, the EXXI board determined that EXXI would discontinue its pursuit of Malaysian oil properties if the company entered into a merger agreement with EPL. The prospective oil and gas production, operating expenses, and capital costs for EXXI were based upon the December 31, 2013 internal proved reserve report prepared by EXXI reserve engineers. For purposes of the financial analyses performed in connection with the rendering of their respective opinions, Credit Suisse and Citi also considered certain alternative pricing assumptions and considered certain of EXXI’s prospective financial information on a calendar year basis. The information provided below is provided on the basis of EXXI’s fiscal year ending June 30.

EXXI PROSPECTIVE INFORMATION

	2014E	2015E	2016E	2017E
	($ in millions)
Daily Production (Mboe/d)	44.0	46.0	50.8	57.4
EBITDAX	$723	$847	$916	$1,030
Cash Flow	$565	$674	$723	$837
Key Assumptions
Net Realized Gas Price ($/MMbtu)	$4.35	$4.36	$4.16	$4.16
Net Realized Oil Price ($/Bbl)	$100.60	$100.87	$96.79	$93.47

EXXI PROSPECTIVE INFORMATION

(Including Potential Malaysia Acquisition)

	2014E	2015E	2016E	2017E
	($ in millions)
Daily Production (Mboe/d)	44.4	48.3	55	63.3
EBITDAX	$737	$933	$1,071	$1,240
Cash Flow	$579	$761	$878	$1,048
Key Assumptions
Net Realized Gas Price ($/MMbtu)	$4.35	$4.36	$4.16	$4.16
Net Realized Oil Price ($/Bbl)	$100.60	$100.87	$96.79	$93.47

Unaudited Prospective Financial and Operating Information Prepared by the Management of EPL

The following tables set forth certain summarized estimated prospective operating and financial information regarding EPL for 2014 as provided by EPL’s management to Barclays, which estimates were prepared using a range of assumptions that incorporated proved oil and gas reserves and contributions from oil and gas resource potential. It should be noted that the EPL management’s projections were based on the operational and financial expectations for EPL’s business, using realized commodity prices.

2014E
Production:
Oil (MBbls/day)	20.2
Gas (MMcf/day)	30.2
Pricing:
Oil Realized Prices (including natural gas liquids impact) ($/Bbl)	$96.13
Gas Realized Prices ($/Mcf)	$4.80

(in millions)
Revenues	$762.1
EBITDAX	$487.7
Discretionary Cash Flow(1)	$435.9
Net Income	$78.8

(1)	Discretionary Cash Flow is generally defined as cash flow from operations before changes in working capital and exploration expenditures.

The estimates of prospective operating and financial information regarding EPL for 2014 were adjusted to reflect WTI benchmark oil prices ($/Bbl) and Henry Hub benchmark gas prices ($/Mcf) and these adjusted numbers were used by Barclays in its analysis. These adjustments were discussed with, and acknowledged by, EPL management and the EPL board of directors.

2014E
Production:
Oil (MBbls/day)	20.2
Gas (MMcf/day)	30.2
Pricing:
WTI Benchmark Oil Price ($/Bbl)	$96.92
Henry Hub Benchmark Gas Price ($/Mcf)	$4.67

(in millions)
Revenues	$756
EBITDAX	$490
Discretionary Cash Flow	$439
Net Income	$81

Qualifications Regarding Prospective Financial Information of EXXI and EPL

The EXXI and EPL prospective financial and operating information was prepared by, and is the responsibility of, the management of EXXI and EPL and was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with the published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for the preparation and presentation of financial forecasts or generally accepted accounting principles in the United States, which are referred to herein as GAAP. None of UHY LLP, which is the independent registered public accounting firm for EXXI and is referred to herein as UHY, PricewaterhouseCoopers LLP, which is the independent registered public accounting firm for EPL and is referred to herein as PWC, or any other independent accountants, has compiled, examined or performed any procedures with respect to EXXI’s and EPL’s prospective financial and operating information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial and operating information. The UHY and PWC reports incorporated by reference in this joint proxy statement/prospectus relate to historical financial information for EXXI and EPL, respectively. Such reports do not extend to EXXI’s and EPL’s prospective financial and operating information and should not be read to do so. The summary of EXXI’s and EPL’s prospective financial and operating information is being included in this joint proxy statement/prospectus not to influence your decision whether to vote for the merger proposal, but because the prospective financial and operating information was made available to each of the EXXI and EPL boards of directors and the respective financial advisors to EXXI and EPL in connection with the merger.

While presented herein with numeric specificity, the information set forth in the summary of EXXI’s and EPL’s prospective financial and operating information contained herein was based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of EXXI’s and EPL’s management, including, among others, oil and gas activity, commodity prices, demand for natural gas and crude oil and the availability of financing to fund the exploration and development costs associated with the respective projected drilling programs. None of this prospective financial and operational information reflects any impact of the merger. In addition, since EXXI’s prospective financial and operating information covers multiple years, such information by its nature becomes less predictive with each successive year. In addition, the unaudited prospective financial and operating information requires significant estimates and assumptions that make it inherently less comparable to the similarly-titled GAAP measures in the respective historical GAAP financial statements of EXXI and EPL. Both EXXI and EPL believe the assumptions in the prospective financial and operating information were reasonable at the time the financial information was prepared, given the information both EXXI and EPL had at the time. However, important factors that may affect actual results and cause the results reflected in EXXI’s and EPL’s prospective financial and operating information not to be achieved include, but are not limited to, risks and uncertainties relating to their respective businesses, industry performance, the regulatory environment, general business and economic conditions and other matters described under the section of this joint proxy statement/prospectus entitled “Risk Factors.” See also “Special Note Regarding Forward-Looking Statements” and “Where You Can Find More Information.” The prospective financial and operating information also reflects assumptions as to certain business decisions that are subject to change. As a result, actual results may differ materially from the results reflected in EXXI’s and EPL’s prospective financial and operating information. Accordingly, there can be no assurance that the results reflected in the prospective financial and operating information will be realized.

The inclusion of EXXI’s and EPL’s prospective financial and operating information in this joint proxy statement/prospectus should not be regarded as an indication that any of EXXI, EPL or any of their respective affiliates, officers, directors, advisors or other representatives considered the prospective financial and operating information to be material or predictive of actual future events, and the prospective financial and operating information should not be relied upon as such. None of EXXI, EPL or any of their respective affiliates, officers, directors, advisors or other representatives can give you any assurance that actual results will not differ from the results reflected in the prospective financial and operating information, and no obligation is undertaken to update or otherwise revise or reconcile the prospective financial and operating information to reflect circumstances existing after the dates the prospective financial and operating information was generated or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the prospective financial and operating information are shown to be in error. EXXI and EPL do not intend to make publicly available any update or other revision to the prospective financial and operating information. The prospective financial and operational information for EXXI and EPL does not take into account any circumstances or events occurring after the date such information was prepared. Readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial and operating information set forth above. None of EXXI’s or EPL’s nor any of their respective affiliates, officers, directors, advisors or other representatives has made or makes any representation to any shareholder or stockholder, as applicable, or other person regarding either EXXI’s or EPL’s ultimate performance compared to the information contained in the prospective financial and operating information or that financial or operating results will be achieved. EPL has made no representation to EXXI, in the merger agreement or otherwise, concerning the EPL prospective financial and operating information. Similarly, EXXI has made no representation to EPL, in the merger agreement or otherwise, concerning the EXXI prospective financial and operating information.

EXXI’S AND EPL’S PROSPECTIVE FINANCIAL INFORMATION DOES NOT REPRESENT PROJECTIONS, BUT RATHER POTENTIAL SCENARIOS BASED ON VARYING DEGREES OF SUCCESS. ACCORDINGLY, RESULTS ARE DEPENDENT ON THE OUTCOME OF FUTURE EXPLORATION AND DEVELOPMENT ACTIVITY, WHICH IS SUBJECT TO SIGNIFICANT RISK AND UNCERTAINTY. NEITHER EXXI NOR EPL INTENDS TO UPDATE OR OTHERWISE REVISE THE PROSPECTIVE FINANCIAL AND OPERATING INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN THE INFORMATION WAS GENERATED OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH INFORMATION ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY LAW.

Interests of EXXI Directors and Executive Officers in the Merger

EXXI’s directors and executive officers have no financial interests in the merger that are different from, or in addition to, those of EXXI’s shareholders generally.

Positions with the Combined Company

Following the completion of the merger, it is anticipated that each of the EXXI executive officers will continue in their current positions, and under the same compensation plans and arrangements that were in place prior to the merger. It is also anticipated that each member of the EXXI board of directors prior to the merger will continue to serve as a director of the combined company. See the section titled “The Merger— Board of Directors and Executive Management Following the Merger.”

Equity Awards

EXXI provides equity-based compensation awards to its executive officers and directors under the EXXI Services, LLC 2006 Long-Term Incentive Plan (the “2006 LTIP”). The merger does not trigger any accelerated vesting of equity awards, thus, with respect to equity awards, none of EXXI’s executive officers have financial interests in the merger that are different from, or in addition to, those of EXXI’s shareholders generally.

Other Compensation Agreements

The merger will not result in severance or change in control benefits becoming payable to any executive officer or director under any current employment agreement, severance agreement or other compensation arrangement that EXXI currently maintains with its executive officers or directors.

Merger-Related Compensation

There is no information to report under Item 402(t) of Regulation S-K regarding compensation related to the merger for EXXI’s named executive officers. Under EXXI’s compensation arrangements with its named executive officers, no individual will receive any compensation on account of the merger.

Interests of EPL Directors and Executive Officers in the Merger

In considering the recommendation of the EPL board of directors that you vote to approve the proposals submitted for the EPL stockholder vote set forth in this joint proxy statement/prospectus, you should be aware that some of EPL’s directors and executive officers have financial interests in the merger that are different from, or in addition to, those of EPL’s stockholders generally. The EPL board of directors was aware of and considered these potential interests, among other matters, in evaluating the merger agreement, the merger and the other transactions contemplated by the merger agreement and in recommending to you that you approve the proposals submitted for the EPL stockholder vote set forth in this joint proxy statement/prospectus, with the exception of the matters described below in “Positions with the Combined Company,” which did not occur until seven days after the merger agreement was executed.

Bonuses

The EPL named executive officers are eligible to participate in an annual incentive plan that awards employees with a bonus tied directly to EPL’s achievement of financial, operational, and strategic objectives and the particular employee’s personal performance. The 2014 EPL performance metrics are (i) safety; (ii) growth in average oil production; (iii) target aggregate lease operating expenses; (iv) target aggregate cash general and administrative expenses; (v) growth in discretionary cash flow; (vi) reductions in capital expenditure overages; (vii) total shareholder return; (viii) project finding and development costs; (ix) organic reserve growth and (x) acquisition and divestitures. Each of these metrics was set with minimum, target and stretch amounts that scale an executive’s bonus from 50% to 150% of the target weighting for that metric, except that the range of minimum to stretch amount for the total shareholder return metric was set at 90% to 150%. The metrics, targets and methodologies for EPL’s annual incentive plan are described in more detail in the EPL compensation committee’s “Compensation Discussion and Analysis” included in EPL’s annual report on Form 10-K for the year ended December 31, 2013, as amended, which is incorporated by reference into this joint proxy statement/prospectus.

The EPL annual incentive plan is administered by the compensation committee of the EPL board. In connection with its review of the impact of the merger on EPL’s management team and other employees, the compensation committee discussed that the metrics used for EPL’s annual incentive plan are year-long metrics, and that those metrics would not be possible to measure on a full year basis if the merger occurred during 2014. The EPL compensation committee also discussed that EXXI’s current fiscal year ends on June 30, 2014, which both EPL and EXXI believe would be within the range of the parties’ expectations as to when the merger would be consummated. Furthermore, the EPL compensation committee noted that the goal of the annual incentive plan is to drive value for EPL’s stockholders, and that the merger and the officers and employees in executing and consummating the merger would enhance stockholder value.

Taking these considerations into account, in connection with the March 11, 2014 EPL board meeting at which the EPL board approved the merger agreement, the EPL compensation committee established two cash bonus pools under the EPL annual incentive plan to cover the period from January 1, 2014 until the effective date of the merger. The two bonus pools were established by the EPL compensation committee: a $5 million aggregate bonus pool for EPL’s ten most highly-compensated officers and a $2 million aggregate bonus pool for EPL’s other employees. The $5 million bonus pool was established based upon a calculation of the achievement by the ten most highly-compensated executive officers of 150% of target under the EPL annual incentive plan, and then dividing that calculation in half to take into account the expected mid-year merger consummation date. The $2 million bonus pool for EPL’s other employees was allocated among those employees generally in proportion to the target or three-year average bonus amounts, whichever was higher, for those employees.

In order to receive this payment under the EPL annual incentive plan, a participant must perform services for EPL up through the effective date of the merger. If a participant is not an employee of EPL on the merger effective date, then no annual incentive payment will be made to that participant. Under the EPL annual incentive plan, participants would typically receive their bonus values in a combination of stock options, restricted stock and cash. However, in light of the impact of the merger on EPL’s equity awards, the EPL compensation committee determined that these two bonus pools should consist entirely of cash.

Potential bonuses are disclosed here due to the fact that the merger will modify the manner in which bonuses are calculated and determined as compared to the way bonuses are typically awarded under the EPL incentive bonus plan. It is expected that the bonus payments will be paid contemporaneously with the merger effective date or shortly afterward.

Name	Annual Incentive Plan Partial Year Bonus
Gary C. Hanna	$1,640,000
T. J. Thom	$740,000
Andre J. Broussard	$590,000
W. Mac Jensen	$390,000
Chad E. Williams	$390,000

Treatment of Equity Awards

EPL has previously granted stock options and restricted stock awards to its executive officers and other employees under its 2009 Long Term Incentive Plan. EPL’s non-employee directors are eligible to receive a fixed amount per year under the Board Compensation Program, which they may choose to receive in cash or stock. The Board Compensation Program also provides that, on the date of each annual meeting of EPL stockholders, each EPL director receives a grant of EPL common stock with a specified market value. Under this program, at EPL’s 2013 annual meeting of stockholders, each EPL director received an award of EPL common stock with a value of $100,000 (as measured on the date of the grant and prorated from the date of the grant, if applicable). In early February 2014, the annual stock award amount was increased by the EPL board to $125,000. Because EPL has suspended its plans for an annual meeting of stockholders, pending the closing of the merger, EPL plans to make the annual director grants for non-employee directors on May 1, 2014, the date on which the annual meeting of stockholders had been scheduled to occur. Furthermore, all non-employee directors who choose to defer their director compensation and fees may elect to receive a settlement of their fees in the form of EPL common stock, which will be granted pursuant to the 2009 Long Term Incentive Plan.

The merger agreement provides that each option to purchase shares of EPL common stock that is outstanding immediately prior to the effective date, whether or not then exercisable or vested, will be deemed exercised pursuant to a cashless exercise for that number of shares of EPL common stock (the “net exercise shares”) equal to (i) the number of shares of EPL common stock subject to such stock option immediately prior to the effective date minus (ii) the number of whole and partial shares of EPL common stock subject to such stock option that, when multiplied by $39.00 per share, is equal to the aggregate exercise price of such stock option. Each net exercise share will be deemed to be an outstanding share of EPL common stock. However, only a cash election may be made with respect to each such net exercise share, and the cash elections for those net exercise shares will not be subject to the proration procedure to which other shares of EPL common stock are subject. See “The Merger Agreement—Treatment of EPL Stock Options and Other Stock Based Awards and Programs.”

In addition, the merger agreement provides that each outstanding restricted stock award granted by EPL will become fully vested and each holder will have the right to make the same elections as described above in “The Merger Agreement—Exchange of Shares in the Merger.” However, unlike the treatment of net exercise shares attributable to EPL stock options, holders of shares of restricted stock may also elect to receive cash, EXXI common shares, or a combination of cash and EXXI common shares, and the cash and EXXI common share elections will be subject to proration.

The following table sets forth information concerning options relating to EPL common stock and restricted stock held by EPL named executive officers and directors as of April 11, 2014.

		Stock Options
Name	Title	Number of Shares Underlying Unexercised Options (Both Vested and Unvested)	Option Exercise Price ($)	Number of Unvested Shares of Restricted Stock
Gary C. Hanna	Chairman, President & Chief Executive Officer	68,116	$10.00	56,919
		125,000	$13.59
		62,500	$16.50
		66,372	$13.68
		65,407	$16.45
		53,254	$16.23
		60,445	$23.25
		40,206	$29.60
		25,811	$26.62

T. J. Thom	Executive Vice President and Chief Financial Officer	16,667	$8.90	33,852
		17,500	$16.50
		22,815	$13.68
		15,589	$16.45
		18,306	$16.23
		16,931	$23.25
		16,579	$29.60
		12,030	$26.62

Andre J. Broussard	Senior Vice President, Geosciences	15,000	$16.15	32,885
		9,771	$13.68
		7,703	$16.45
		7,840	$16.23
		9,462	$23.25
		15,019	$29.60
		8,619	$26.62

W. Mac Jensen	Senior Vice President, Business Development	5,000	$17.85	25,131
		4,634	$13.68
		7,122	$16.45
		7,249	$16.23
		6,045	$23.25
		6,466	$29.60
		5,818	$26.62

Chad E. Williams	Senior Vice President, Production	25,000	$8.90	23,674
		15,000	$16.50
		8,481	$13.68
		6,686	$16.45
		6,805	$16.23
		6,168	$23.25
		9,834	$29.60
		5,925	$26.62

Steven J. Pully	Director			1,531

Charles O. Buckner	Director			1,531

Scott A. Griffiths	Director			1,531

William F. Wallace	Director			1,531

Change of Control Severance Plan and Employment Agreement

Change of Control Severance Plan

EPL’s Key Employee Change of Control Severance Plan (referred to in this joint proxy statement/prospectus as the “EPL COC Plan”) provides certain cash payments and other benefits to eligible employees if, under certain circumstances, such employees’ employment is terminated following a change of control. All of EPL’s named executive officers are participants under the EPL COC Plan. The merger will result in a change of control pursuant to the EPL COC Plan.

Treatment of Equity. Upon a change of control under the EPL COC Plan, all equity awards granted to participants will become fully vested, all stock options will become fully exercisable, and all restrictions on restricted shares and restricted share units will lapse. Upon a change of control, a participant receives the benefits described above regardless of whether the participant’s employment is terminated.

Severance Payments. The EPL COC Plan also provides that, if a participant’s employment with EPL terminates within one year of a change of control, either by EPL without cause or by the participant for good reason (referred to in this joint proxy statement/prospectus as a “qualifying termination”), the participant will be eligible to receive certain severance benefits, awarded based on the participant’s designated multiple. The designated multiples for the EPL named executive officers are:

• Gary C. Hanna	2.99x

• T.J. Thom	2.5x

• Andre J. Broussard	2.5x

• W. Mac Jensen	1.5x

• Chad E. Williams	1.5x

If a qualifying termination occurs, a participant is entitled to receive a cash payment within 30 days of termination in an amount equal to (a) that participant’s designated multiple, multiplied by (b) the sum of that participant’s (i) annual rate of base salary for the year of the qualifying termination, plus (ii) average annual bonus for the three preceding years.

Health and Life Insurance Benefits Continuation. In addition, the participant is entitled to receive the same level of medical, dental and life insurance benefits for a certain period following the date of a qualifying termination (referred to in this joint proxy statement/prospectus as the “designated period”) as that participant was receiving immediately prior to the date of the qualifying termination. However, in order to receive these benefits, the participant must pay for the same portion of the required premium for the benefits that the participant was required to pay immediately before termination of employment. The designated period is 12 months for participants with a designated multiple of 1.0, and 18 months for participants with a designated multiple of 1.5, 2.0, 2.5 or 2.99. Accordingly, each of the EPL named executive officers has a designated period of 18 months.

Bonus. Furthermore, if a participant has not yet received a bonus under EPL’s incentive bonus plan for the calendar year preceding the calendar year of such participant’s qualifying termination, the participant shall receive a bonus for that calendar year in an amount equal to the participant’s target bonus. All bonuses under the EPL 2013 annual incentive plan were paid in December 2013, so no additional payments would be due under this provision of the EPL COC Plan if the qualifying termination occurs in 2014.

Excise Taxes. EPL does not provide any named executive officer with a gross-up payment for any taxes that may be assessed against any compensation paid to such executive officer, including any income taxes or any excise tax under Section 4999 of the Internal Revenue Code of 1986. If any payments under the EPL COC Plan are subject to the excise tax on “excess parachute payments” under Section 280G of the Internal Revenue Code of 1986, payments to the participant will be reduced until no amount payable to the participant would constitute an “excess parachute payment,” provided that no such reduction will be made if the net after-tax payment to which the participant would otherwise be entitled without such reduction would be greater than the net after-tax payment, in each case, after taking into account federal, state, local or other income and excise taxes, to the participant resulting from the receipt of such payments with such reduction. Mr. Hanna would have been entitled to benefits under the EPL COC Plan that exceeded his Section 280G safe harbor amount. However, on April 15, 2014, Mr. Hanna irrevocably waived his right to receive any amounts he would be entitled to receive over the Section 280G safe harbor, resulting in a waiver by him of $1,422,573 of his severance payments under the EPL COC Plan. Because the partial-year payments under the annual incentive plan are payments for services rendered and are consistent with past practice, EPL does not believe these payments would be treated as parachute payments under Section 280G of the Internal Revenue Code of 1986.

Employment Agreement

EPL is party to an employment agreement with its President and Chief Executive Officer, Gary Hanna. Upon termination of Mr. Hanna’s employment by EPL in an involuntary termination (i.e., without cause, as defined in the employment agreement) or by Mr. Hanna for good reason (as defined in the employment agreement), or upon Mr. Hanna’s death or disability, Mr. Hanna is entitled to receive:

•	Base salary through the date of termination;

•	Any annual bonus earned but unpaid as of the date of termination for any year completed prior to the date of termination;

•	Reimbursement of any unreimbursed business expenses properly incurred prior to the date of termination;

•	Such other employee benefits, if any, as to which he may be entitled pursuant to the terms governing such employment benefits and any applicable law;

•	A severance amount equal to his aggregate base salary for the lesser of (i) 18 months and (ii) the remainder of the term of his Employment Agreement (referred to in this joint proxy statement/prospectus as the “severance period”); and

•	For the duration of the severance period, Mr. Hanna, his spouse and his dependents shall be entitled to continuation coverage under EPL’s group medical, dental and vision insurance plans comparable to the level of coverage in effect at the time of termination, provided Mr. Hanna, his spouse and such dependents were enrolled in such plans immediately prior to his termination.

However, Mr. Hanna’s employment agreement states that he is not entitled to receive duplicative or overlapping change of control benefits under his employment agreement and the EPL COC Plan. Because the change of control benefits under the EPL COC Plan are more favorable than those under his employment agreement, Mr. Hanna is not entitled to any additional change of control benefits under his employment agreement.

Upon termination of Mr. Hanna’s employment by EPL for cause or by Mr. Hanna without “good reason,” Mr. Hanna is entitled to receive: (i) the amount of his base salary through the date of termination; (ii) any annual bonus earned but unpaid as of the date of termination for any year completed prior to the date of termination; (iii) reimbursement of any unreimbursed business expenses properly incurred prior to the date of termination and (iv) such other employee benefits, if any, as to which he may be entitled pursuant to the terms governing such employment benefits and any applicable law.

Indemnification and Insurance

EPL’s certificate of incorporation and bylaws require EPL, among other things, to indemnify each of the directors and executive officers against certain liabilities that may arise by reason of their status or service as directors or officers. Each of EPL’s directors is also party to an indemnification agreement with EPL that provides additional protections regarding procedures and expenses. In addition, pursuant to the terms of the merger agreement, EPL’s directors and executive officers will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies from the surviving corporation. Such indemnification and insurance coverage is further described in the section entitled “The Merger Agreement—Other Covenants and Agreements.”

Quantification of Potential Merger-Related Compensation

The following table sets forth the information required by Item 402(t) of Regulation S-K regarding certain compensation that is based on or otherwise relates to the merger which the current EPL named executive officers would receive, assuming that the merger is consummated and their employment is terminated. The values below assume that: (i) the merger is consummated on June 3, 2014 and (ii) although it has not yet been determined which of the EPL named executive officers will be terminated in connection with the merger, each of the named executive officers was terminated in connection with the merger. Values shown below do not take into account any increase in compensation that may occur following the date of this joint proxy statement/prospectus or following the merger. Some of the assumptions used in the table below are based upon information not currently available and, as a result, the actual amounts to be received by any of the individuals below may differ from the amounts set forth below. This compensation is referred to as “golden parachute” compensation. The “golden parachute” compensation payable by EPL to these individuals is subject to a non-binding advisory vote of EPL stockholders, as described under “Proposals for the EPL Special Meeting—EPL Proposal 2—Advisory (Non-Binding) Vote on Compensation” on page 160.

Potential Merger-Related Compensation for EPL Named Executive Officers

Name	Cash ($)(1)	Equity ($)(2)	Pension/ NQDC	Perquisites/ Benefits ($)(3)	Tax Reimburse- ment ($)	Other ($)	Total ($)
Gary C. Hanna	$4,081,443	$14,795,251		$19,548		$2,300,000	$21,196,242
T. J. Thom	$2,290,359	$4,133,128		$23,997		$500,000	$6,947,484
Andre J. Broussard	$1,934,984	$2,621,794		$23,868			$4,580,646
W. Mac Jensen	$1,031,574	$1,691,856		$23,436			$2,746,866
Chad E. Williams	$1,029,402	$2,796,681		$23,479			$3,849,562

(1)	For each of the EPL named executive officers, cash payments are composed of two elements: (i) the amount of cash severance payments that would be made under the EPL COC Plan if, within one year after the merger is consummated, that executive officer’s employment is terminated by EXXI without cause or by the executive officer for good reason; and (ii) the EPL annual incentive plan partial year bonus described above under “Bonuses” and in the respective amounts for the named executives officers set forth in the table under that heading.

The amount of cash severance payments for each named executive officer is equal to that executive officer’s “designated multiple,” multiplied by the sum of the current calendar year’s base salary plus the average bonus for the last three calendar years. Cash severance payments would become payable in a single lump sum following a qualifying termination in connection with a change in control, thus, in this situation, the assumption is that both a termination of employment and a change in control have occurred together, resulting in a “double-trigger” payment. Mr. Hanna’s designated multiple is 2.99, and his cash severance payment would be $3,864,016 if payable under the EPL COC Plan, but on April 15, 2014, Mr. Hanna agreed to waive $1,422,573 of this payment as described above under “Change of Control Severance Plan and Employment Agreement—Change of Control Severance Plan—Excise Taxes.” As a result of this waiver, Mr. Hanna’s payment under the EPL COC Plan would be reduced to $2,441,443. Ms. Thom’s and Mr. Broussard’s designated multiple is 2.5, and their cash severance payments would be $1,550,359 and

$1,344,984, respectively, if payable under the EPL COC Plan. Mr. Jensen’s and Mr. Williams’s designated multiple is 1.5, and their cash severance payments would be $641,574 and $639,402, respectively, if payable under the EPL COC Plan.

(2)	The merger agreement provides that each option to purchase shares of EPL common stock that is outstanding immediately prior to the effective date, whether or not then exercisable or vested, will be deemed exercised pursuant to a cashless exercise for that number of shares of EPL common stock (the “net exercise shares”) equal to (i) the number of shares of EPL common stock subject to such stock option immediately prior to the effective date minus (ii) the number of whole and partial shares of EPL common stock subject to such stock option that, when multiplied by $39.00 per share, is equal to the aggregate exercise price of such stock option. Each net exercise share will be deemed to be an outstanding share of EPL common stock. However, only a cash election may be made with respect to each such net exercise share, and the cash elections for those net exercise shares will not be subject to the proration procedure to which other shares of EPL common stock are subject. See “The Merger Agreement—Treatment of EPL Stock Options and Other Stock Based Awards and Programs.” The numbers in the table above reflect an aggregate value of both vested and unvested awards that will become settled in accordance with the merger agreement. With respect to stock options that are unvested as of June 3, 2014, the respective amounts payable to Mr. Hanna, Ms. Thom, Mr. Broussard, Mr. Jensen and Mr. Williams are $3,192,334; $1,070,158; $606,604; $436,077; and $455,683. In addition, the named executive officers also have vested stock options as of that date, and the respective net amounts payable in the merger to Mr. Hanna, Ms. Thom, Mr. Broussard, Mr. Jensen and Mr. Williams for those options are $9,383,076; $1,742,742; $732,675; $340,683; and $1,417,712.

In addition, the merger agreement provides that each outstanding restricted stock award granted by EPL will become fully vested and each holder will have the right to make the same elections as described above in “The Merger Agreement—Exchange of Shares in the Merger.” However, unlike the treatment of net exercise shares attributable to EPL stock options, holders of shares of restricted stock may also elect to receive cash, EXXI common shares, or a combination of cash and EXXI common shares, and the cash and EXXI common share elections will be subject to proration. With respect to shares of restricted stock that are unvested as of June 3, 2014, the respective amounts payable to Mr. Hanna, Ms. Thom, Mr. Broussard, Mr. Jensen and Mr. Williams are $2,219,841; $1,320,228; $1,282,515; $915,096; and $923,286.

Each EPL equity award that becomes vested pursuant to the merger agreement treatment described above will be considered a “single-trigger” payment to the executive, meaning that a termination of employment is not required in connection with the change in control in order for the executive to receive settlement of the equity awards.

(3)	As described above under “Change of Control Severance Plan and Employment Agreement—Change of Control Severance Plan—Health and Life Insurance Benefits Continuation,” the values reflected in this column estimate the value of continuation for 18 months of health, dental and life insurance benefits to each of the named executive officers if his or her employment is terminated by EXXI without cause or if the executive resigns for good reason. Like the cash severance payments, these payments would also be considered “double-trigger” payments.

(4)	As described below under “Positions with the Combined Company,” the values reflected in this column include the amounts payable to Mr. Hanna and Ms Thom during the term of their respective consulting agreements entered into with EXXI on April 15, 2014. Pursuant to these consulting agreements, Mr. Hanna will receive $191,667 per month for twelve months and Ms. Thom will receive $83,333 per month for six months, in each case following the consummation of the merger, assuming that each such EPL named executive officer provides consulting service for the full stated term of his or her consulting agreement.

Positions with the Combined Company

Following the completion of the merger, it is anticipated that Scott A. Griffiths will serve as a director of the combined company, and will serve on the remuneration committee of that board, as described under “The Merger—Board of Directors and Executive Management Following the Merger.” The merger agreement does not specify whether any of EPL’s officers will become officers of the combined company.

On April 15, 2014, Gary Hanna, EPL’s Chairman, President and Chief Executive Officer entered into a consulting agreement with EXXI, agreeing to provide consulting services beginning on the effective date of the merger and continuing for 12 months after that date. On April 15, 2014, T. J. Thom, EPL’s Executive Vice President and Chief Financial Officer, entered into a consulting agreement with EXXI, agreeing to provide consulting services beginning on the effective date of the merger and continuing for six months after that date. Under the terms of these consulting agreements, Mr. Hanna will receive $191,667 per month, payable quarterly, and Ms. Thom will receive $83,333 per month, payable monthly.

Each of Mr. Hanna and Ms. Thom have also agreed to give EXXI a right of first refusal during the terms of their respective consulting agreements on certain business opportunities involving oil and gas exploration or production assets located in the Gulf of Mexico. Their respective consulting agreements also prohibit them from soliciting EXXI’s key employees and engaging or owning equity any entity that engages in oil and gas exploration and production activity in the Gulf of Mexico that is competitive with EXXI’s business. However, both Mr. Hanna and Ms. Thom will still have the ability to serve on the board of directors of a company that engages in oil and gas exploration and production activity in the Gulf of Mexico. Also, companies that have less than 20% of their book value in Gulf of Mexico oil and gas operations are not subject to the restrictions.

Mr. Hanna’s employee non-solicitation provision would apply during the term of his consulting agreement and for a period of 12 months thereafter, and Ms. Thom’s employee non-solicitation provision would apply during the term of her consulting agreement and for a period of six months thereafter. Mr. Hanna’s non-competition provision would be effective during the term of his consulting agreement and for a period of 12 months thereafter and Ms. Thom’s non-competition provision would be effective for six months after the closing of the merger.

Board of Directors and Executive Management Following the Merger

The directors and executive officers of EXXI prior to the merger will continue as the directors and executive officers of EXXI immediately after the merger. In addition, the merger agreement provides that EXXI will take all action necessary, including nominating and recommending for election at the EXXI shareholder meeting a current member of EPL’s board of directors to be designated by EPL, subject to approval by the nomination committee of EXXI’s board of directors, to elect such EPL director to serve as a class II director on the EXXI board of directors following the merger. At or prior to the effective time, the EXXI board of directors will appoint Scott A. Griffiths to serve on the remuneration committee upon his election to the EXXI board of directors.

Set forth below is information concerning EXXI’s current directors and executive officers. EXXI’s directors are elected by the vote of a plurality of EXXI’s shareholders, each to serve until the next annual general meeting for the election of directors of his class and until his successor has been duly elected and qualified or until his earlier removal or resignation. All of EXXI’s executive officers are elected annually by the board and serve one-year terms or until their death, resignation or removal by the board, other than Mr. Schiller and Mr. Griffin, whose service as executive officers is governed by employment agreements with EXXI. The ages set forth below are as of March 28, 2014.

Name	Age	Position
John D. Schiller, Jr.	54	Chairman of the Board and Chief Executive Officer
Cornelius Dupré II	62	Director
Kevin Flannery	69	Director
Paul Davison	61	Director
Hill A. Feinberg	67	Director
William Colvin	56	Director
Scott A. Griffiths	59	Director
D. West Griffin	53	Chief Financial Officer
Ben Marchive	66	Executive Vice President, Exploration and Development
Todd Reid	51	Senior Vice President, Marketing and Risk Management
Hugh A. Menown	55	Senior Vice President, Chief Accounting Officer and Chief Information Officer
Antonio de Pinho	47	Senior Vice President, M&A, Joint Ventures and Technology

As of the date of this joint proxy statement/prospectus and assuming that the merger is consummated, it is anticipated that John D. Schiller, Jr., William Colvin, Paul Davison, Cornelius Dupré II, Hill A. Feinberg, Kevin Flannery, and Scott A. Griffiths will serve in the following roles on the following committees:

Name	Audit	Nomination	Remuneration
John D. Schiller, Jr.
William Colvin	Chairman	Member
Paul Davison	Member		Member
Cornelius Dupré II		Member	Chairman
Hill A. Feinberg		Chairman	Member
Kevin Flannery	Member	Member
Scott A. Griffiths			Member

Regulatory Clearances Required for the Merger

Completion of the transactions contemplated by the merger agreement is subject to the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”). EXXI and EPL have filed the required notification and report forms with the U.S. antitrust authorities on March 26, 2014, and on April 4, 2014, EXXI and EPL were notified by U.S. antitrust authorities that the Hart-Scott-Rodino waiting period had expired.

At any time before or after the effective time, the U.S. antitrust authorities could take action under the antitrust laws, including seeking to prevent the merger, to rescind the merger or to conditionally approve the merger upon the divestiture of assets of EXXI or EPL or subject to other remedies. In addition, U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest including without limitation seeking to enjoin the completion of the merger or permitting completion subject to regulatory concessions or conditions. Private parties may also seek to take legal action under the antitrust laws under some circumstances. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

Pursuant to the terms of the merger agreement, EXXI and EPL have agreed to use their respective reasonable best efforts to obtain all regulatory approvals required to consummate the merger. However, while seeking such approvals, EXXI or EPL are not required by the merger agreement to, among other things, (i) divest any assets or businesses (other than assets or businesses that are not material in the aggregate), (ii) terminate or modify existing relationships, contractual rights or obligations, (iii) terminate any venture or other arrangement, (iv) create any relationship, contractual rights or obligations, or (v) effectuate any change or restructuring of EPL or EXXI. Each of EPL, EXXI, OpCo and Merger Sub has agreed not to take any action with the intention to, or that could reasonably be expected to, hinder or delay the obtaining of any regulatory consent or approval under any merger notification rule or antitrust laws; provided, EXXI may take any reasonable action to resist or reduce the scope of any of the aforementioned divestiture actions, even if it delays such consent or approval to a later date (except that such date may not be beyond the outside date).

Treatment of EPL Stock Options and Other Equity-Based Awards

At or immediately prior to the effective time, the restrictions applicable to each share of restricted EPL common stock outstanding as of the effective time, whether or not subject to service-based or performance-based vesting conditions, issued pursuant to EPL’s 2009 Long Term Incentive Plan, as amended from time to time, will lapse and each such vested share of EPL common stock will become fully vested, and will be treated as a share of EPL common stock for all purposes of the merger agreement, including the right to receive the applicable merger consideration.

At or immediately prior to the effective time, the restrictions applicable to each share of phantom EPL common stock outstanding as of the effective time, whether or not subject to service-based or performance-based vesting conditions, deferred pursuant to the Second Amended and Restated Stock and Deferral Plan for Non-Employee Directors, will lapse and each such EPL phantom share will become fully vested, and will be converted into the right to receive the applicable merger consideration, and such merger consideration will be held within the aforementioned director deferral plan subject to the terms and conditions of the director deferral plan.

At or immediately prior to the effective time, each outstanding option for the purchase of EPL common stock issued pursuant to any EPL stock plan outstanding (whether or not then vested or exercisable), by virtue of the occurrence of the closing and without any action on the part of any holder of any EPL stock option, will be deemed exercised pursuant to a cashless exercise for that number of shares of EPL common stock (the “net exercise shares”) equal to (i) the number of shares of EPL common stock subject to such EPL stock option immediately prior to the effective time minus (ii) the number of whole and partial shares of EPL common stock subject to such EPL stock option that, when multiplied by $39.00 per share, is equal to the aggregate exercise price of such EPL stock option. Each such share will be deemed to be an outstanding share of EPL common stock for purposes of electing the form of consideration; provided, however, that only a cash election may be made in respect of such share.

Treatment of EXXI and EPL Credit Agreements

EXXI currently maintains a secured revolving credit facility through EGC with The Royal Bank of Scotland plc, as administrative agent, and the other lenders and financial institutions party thereto (the “EGC credit facility”). Borrowings under the EGC credit facility are limited to a borrowing base based on oil and gas reserve values which are re-determined on a periodic basis. The borrowing base is currently set at $1,200 million. The facility bears interest based on the borrowing base usage, at the applicable London Interbank Offered Rate (“LIBOR”), plus applicable margins ranging from 1.75% to 2.75% or an alternate base rate, based on the federal funds effective rate plus applicable margins ranging from 0.75% to 1.75%. The revolving credit facility is secured by mortgages on at least 85% of the value of EGC’s proved reserves. The EGC credit facility requires EGC to maintain certain financial covenants. Specifically, EGC may not permit the following under EGC credit facility: (a) EGC’s total leverage ratio to be more than 3.5 to 1.0, (b) EGC’s interest coverage ratio to be less than 3.0 to 1.0, and (c) EGC’s current ratio (in each case as defined in the EGC credit facility) to be less than 1.0 to 1.0, as of the end of each fiscal quarter. In addition, EGC is subject to various other covenants including, but not limited to, those limiting its ability to declare and pay dividends or other payments, the ability to incur debt, restrictions on change of control, the ability to enter into certain hedging agreements, as well as a covenant to maintain John D. Schiller, Jr. in his current executive position, subject to certain exceptions in the event of his death or disability. As of December 31, 2013, EGC was in compliance with all covenants under the EGC credit facility.

We expect that the EGC credit facility will be amended as of the effective time (as amended and restated, the “combined EGC credit facility”) to reflect the consummation of the merger. EGC has obtained commitments from a syndicate of lenders to increase the borrowing base under the EGC credit facility by $587.5 million to $1.675 billion, which reflects the combined company’s proved crude oil and natural gas reserves. The combined EGC credit facility will provide for a sub-facility thereunder for EPL and its subsidiaries, which facility will be in an amount equal to the portion of the $1.675 billion borrowing base allocated to the assets of EPL and its other subsidiaries.

In connection with the merger, we expect additional amendments to the EGC credit facility will be made to, among other things, (i) permit consummation of the merger and the financing contemplated in connection therewith, (ii) allow for the exclusion of EPL and its subsidiaries from the guarantee and collateral requirements of the EGC credit facility except for the portion thereof constituting the subfacility for EPL and its subsidiaries and (iii) permit the obligations of EPL and its subsidiaries under the EPL tranche of the EGC facility to be guaranteed by EGC.

Although EGC has not finalized the terms of any amendment, restatement or replacement of the EGC credit facility (including with respect to interest rates, restrictive covenants, events of default, guarantees and prepayment provisions) to date, extensive discussions have been held with a number of prospective lenders regarding the combined EGC credit facility and lenders appear to view the merger positively and wish to participate in a combined EGC credit facility of the size noted above. However, no assurance may be given that a combined EGC credit facility may be negotiated and completed.

We also anticipate that, at or immediately following the effective time, EPL’s credit facility, amended and restated as of October 31, 2013, with Bank of Montreal, as administrative agent, and the other lenders and financial institutions party thereto (the “EPL credit facility”) will be terminated and any indebtedness thereunder repaid. As of March 27, 2014, EPL had a principal amount of $220.0 million outstanding under the EPL credit facility. The prepayment of indebtedness under the EPL credit facility may be made without premium or penalty, subject to customary breakage costs. The combined company currently plans to fund the repayment of the indebtedness under the EPL credit facility from borrowings under the portion of the combined EGC credit facility constituting the subfacility for EPL and its subsidiaries.

EPL Senior Notes

As of December 31, 2013, EPL had outstanding $510,000,000 aggregate principal amount of EPL senior notes. The indenture governing the EPL senior notes (the “indenture”) requires EPL to make an offer to repurchase the senior notes at 101% of their face amount, plus accrued and unpaid interest, upon the occurrence of a “change of control” transaction. On April 7, 2014, we launched a consent solicitation to amend the indenture so that the consummation of the merger will not constitute a “change of control” thereunder. In the event we are unable to obtain the requisite consents to such an amendment, we intend to make a change of control offer prior to the closing date to repurchase the notes at 101% of their face amount, plus accrued and unpaid interest, in accordance with the terms of the indenture. Upon the terms and subject to the conditions set forth in the debt commitment letter, Citi, on the one hand, and Credit Suisse and Credit Suisse AG, Cayman Islands Branch, on the other hand, have each committed to loan EXXI up to $200 million ($400 million in the aggregate)

which will be used to finance the purchase of EPL senior notes tendered pursuant to a change of control put offer for the EPL senior notes following the consummation of the merger. To the extent the aggregate principal amount of EPL senior notes tendered in connection with a change of control offer exceeds $400,000,000, EXXI intends to fund the remainder of the repurchases with cash on hand or from drawings under its revolving credit facility. Under the merger agreement, EPL has agreed to use its reasonable best efforts to provide reasonable cooperation in connection with any consent solicitation and/or tender offer with respect to the EPL senior notes.

EXXI Dividend Policy

EXXI paid quarterly cash dividends of $0.07 per share to holders of its common stock on September 14, 2012, December 14, 2012 and March 15, 2013 to shareholders of record on August 31, 2012, November 30, 2012 and March 1, 2013, respectively, and paid quarterly cash dividends of $0.12 per share to holders of its common stock on June 14, 2013, September 13, 2013 and December 2013, to shareholders of record on May 31, 2013, August 30, 2013 and November 29, 2013, respectively. On January 30, 2014, the EXXI board of directors approved payment of a quarterly cash dividend of $0.12 per share to holders of its common stock, which was paid on March 14, 2014 to shareholders of record on February 28, 2014.

Any future decisions to pay dividends on EXXI common stock will be at the discretion of the EXXI board and will depend on the earnings, financial condition, capital requirements and other factors that the EXXI board may deem relevant.

Listing of EXXI Common Stock

It is a condition to the completion of the merger that the shares of EXXI common stock to be issued to EPL stockholders pursuant to the merger be authorized for listing on the NASDAQ Global Select Market, subject to official notice of issuance.

De-Listing and Deregistration of EPL Stock

Upon completion of the merger, the EPL common stock currently listed on the NYSE will cease to be listed on the NYSE and will subsequently be deregistered under the Exchange Act.

EPL Stockholders Making Elections

Not less than 30 days prior to the effective time, EPL will mail an election form to each holder of record of EPL common stock (including any restricted shares, and any holders of phantom shares and net exercise shares, but excluding any excluded shares) as of a record date that is five business days prior to the election form mailing date. Any EPL stockholder who became an EPL stockholder after the record date established for the mailing of form of elections, or who did not otherwise receive a form of election, should contact MacKenzie at 105 Madison Avenue, New York, NY 10016; (800) 322-2885 (toll-free), proxy@mackenziepartners.com or their broker, bank or other nominee to obtain a form of election. EPL stockholders who vote against approving the merger agreement are still entitled to make elections with respect to their shares. The form of election allows holders of EPL common stock to make cash, stock or mixed elections for some or all of their shares of EPL common stock or no election for their shares of EPL common stock. Shares of EPL common stock as to which the holder has not made a valid election prior to the election deadline will be treated as though no election has been made. To validly make a cash, stock, mixed or no election, EPL stockholders holders must properly complete, sign and send the form of election to the exchange agent prior to the election deadline.

For information regarding the tax consequences of the transactions, please see “Material U.S. Federal Income Tax Consequences.”

Exchange Agent

Continental Trust is expected to serve as the exchange agent for EXXI’s common stock in the United States and Capita as the exchange agent for EXXI’s common stock in the United Kingdom for purposes of effecting the election and proration procedures.

Election Deadline

The election deadline will be 5:00 p.m., Eastern Time, on the second business day prior to the effective time. EXXI will publicly announce the anticipated election deadline at least five business days prior to the election deadline. If the effective time is delayed to a subsequent date, the election deadline will be similarly delayed to a subsequent date (which will be the second business day prior to the new effective time of the merger), and EXXI will promptly announce any such delay.

EPL stockholders who hold their shares in “street name” may be subject to an earlier deadline. Therefore, EPL stockholders should carefully read any materials received from their broker, bank, trustee or other nominee.

Impact of Selling Shares as to which an Election has Already Been Made

EPL stockholders who have made elections will be unable to sell or otherwise transfer their shares after making the election, unless the election is properly revoked before the election deadline or unless the merger agreement is terminated.

Election Revocation and Changes

An election may be revoked or changed with respect to all or a portion of the EPL shares covered by the election by the holder who submitted the applicable form of election, but only by written notice received by the exchange agent prior to the election deadline. EPL stockholders will not be entitled to revoke or change their elections following the election deadline, unless the merger agreement is thereafter terminated. As a result, EPL stockholders who have made elections will be unable to revoke their elections or sell their EPL shares during the period between the election deadline and the date of completion of the merger or termination of the merger agreement.

EPL stockholders not making a valid election in respect of their shares prior to the election deadline, including as a result of revocation, will be deemed non-electing holders. If it is determined that any purported cash election, share election or mixed election was not properly made, the purported election will be deemed to be of no force or effect and the holder making the purported election will be deemed not to have made an election for these purposes, unless a proper election is subsequently made on a timely basis.

Non-Electing Holders

EPL stockholders who make no election to receive cash consideration, stock consideration or mixed consideration in the merger, whose election forms are not received by the exchange agent by the election deadline, or whose election forms are improperly completed or not signed will be deemed not to have made an election (and such shares referred to as “no election shares”). EPL stockholders not making an election in respect of some or all of their EPL shares will receive mixed consideration, subject to proration in accordance with the terms of the merger agreement, with respect to the EPL shares for which no election has been made. See “The Merger—EPL Stockholders Making Elections—Proration and Adjustment Procedures” below.

Proration and Adjustment Procedures

EPL stockholders should be aware that cash elections or stock elections they make may be subject to the proration and adjustment procedures provided in the merger agreement. As described below, mixed elections are not subject to proration or adjustment, nor are the cash elections that holders of EPL stock options are required to make for their net exercise shares. The proration and adjustment procedures work as follows:

Treatment of Mixed Elections and No Elections

Each share of EPL common stock with respect to which a mixed election is made will receive $25.35 per share in cash and 0.584 of a share of EXXI common stock. These shares are not subject to proration.

Shares of EPL common stock with respect to which no election is made are treated as if a mixed election was made for those shares and will have exactly the same treatment as described in the paragraph above.

Treatment of Provisional Dissenters Shares and Excluded Shares

Excluded shares will be canceled in the merger for no consideration. The “excluded shares” means those shares of EPL common stock held by EPL in treasury, any shares held by EXXI, OpCo or Merger Sub and any shares held by any other subsidiary of EXXI or EPL.

Shares of EPL common stock with respect to which appraisal rights have been properly exercised will not receive any merger consideration. Therefore, no election may be made with respect to those shares. In the event that an EPL stockholder with appraisal shares fails to perfect, withdraws or otherwise loses its right to appraisal, that stockholder’s appraisal shares will no longer be “appraisal shares” and will become no election shares. Any such no election shares will be treated as being subject to a mixed election.

Treatment of Net Exercise Shares Resulting from the Cashless Exercise of Stock Options

Holders of stock option net exercise shares may make only a cash election for those shares. However, net exercise shares are treated differently than other shares of EPL common stock for which a cash election has been made. Specifically, each net exercise share will receive $39.00 per share in cash and will not be subject to the proration and adjustment procedures set forth below.

Stock Election and Cash Election Shares are Subject to Proration

Taken as a whole, the shares of EPL common stock outstanding at the effective time (other than excluded shares) will be converted into a total amount of merger consideration that consists of approximately 65% in cash and approximately 35% in shares of EXXI common stock (valuing the EXXI common stock at a fixed price of $23.37 per share). For example, if there are 40 million shares of EPL common stock outstanding at the effective time, and if there were no excluded shares and no stockholder had perfected appraisal rights, then in the merger EXXI would pay EPL’s stockholders a total of $1,014,000,000 (40,000,000 × $39.00 × 65%) in cash and issue a total of 23,366,000 shares of EXXI common stock (40,000,000 × 1.669 × 35%).

As described above, the mixed election shares and net exercise shares are not subject to proration. Each mixed election share will receive $25.35 per share in cash and 0.584 of a share of EXXI common stock. Furthermore, the net exercise shares issuable with respect to EPL stock options are not subject to proration and will receive $39.00 per share in cash. As a result, any mixed election shares or net exercise shares will reduce the amount of cash or shares of EXXI common stock that can be paid to EPL stockholders who make a stock election or a cash election. Similarly, the perfection by a stockholder of appraisal rights will reduce the amount of cash available in an amount equal to $39.00 per share.

The greater the oversubscription of the stock election, the less stock and more cash an EPL stockholder making the stock election will receive. Reciprocally, the greater the oversubscription of the cash election, the less cash and more stock an EPL stockholder making the cash election will receive. However, in no event will an EPL stockholder who makes the cash election receive less cash and more shares of EXXI common stock than a stockholder who makes the mixed election. Furthermore, in no event will an EPL stockholder who makes the stock election receive fewer shares of EXXI common stock and more cash than a stockholder who makes the mixed election.

Proration Adjustment if Cash Election is Oversubscribed

Shares of EXXI common stock may be issued to EPL stockholders who make cash elections if the cash elections are oversubscribed. Cash elections are oversubscribed if the EPL stockholders elect to receive more cash at $39.00 per share than remains after:

•	$25.35 per share is allocated to each mixed election share;

•	$39.00 per share is allocated to each net exercise share; and

•	$39.00 per share is set aside for each share for which an EPL stockholder has perfect appraisal rights.

If an oversubscription occurs, then those stockholders electing to receive only cash will be prorated and will receive a portion of their merger consideration in the form of EXXI common stock. In that event, each EPL stockholder will receive for each cash election share (other than a net exercise share, which does not count as a cash election share for proration purposes):

•	cash equal to (i) the amount of cash remaining after deducting the cash allocated for mixed election shares, net exercise shares and appraisal shares, divided by (ii) the number of cash election shares; and

•	a number of shares of EXXI common stock (valued at $23.37 per share) equal to (i) $39.00 minus (ii) the prorated cash amount described above.

Example of Oversubscription of Cash Election

Assuming that:

•	there are 40 million shares of EPL common stock outstanding at the effective time, with no excluded shares,

•	the number of cash election shares (other than net exercise shares) is 30 million shares,

•	the number of net exercise shares is 500,000 shares,

•	the number of mixed election shares is 7 million shares,

•	the number of stock election shares is 2.5 million shares, and

•	no stockholder has perfected appraisal rights,

then, a total of $196,950,000 would be paid to holders of mixed election shares and net exercise shares, leaving $817,050,000 available to pay cash to holders who made the cash election. However, it would take a total of $1,170,000,000 to pay $39.00 in cash for each of the 30 million cash election shares. Therefore, the remaining $817,050,000 must be rationed among the 30 million cash election shares, which results in a payment of $27.235 per share. That leaves a shortfall of $11.765 per share ($39.00—$27.235), which will be made up by issuing 0.5035 shares of EXXI common stock (the number of shares of EXXI common stock, valued at $23.37 per share, having a value of $11.765).

Proration Adjustment if Stock Consideration is Oversubscribed

Cash may be issued to EPL stockholders who make stock elections if the stock election is oversubscribed.

Shares of EXXI common stock may be issued to EPL stockholders who make cash elections if the cash elections are oversubscribed. Stock elections are oversubscribed if the EPL stockholders elect to receive more stock at 1.669 shares of EXXI common stock per EPL common share than remains after 0.584 shares of EXXI common stock are allocated to each mixed election share.

If that occurs, then those stockholders electing to receive only stock will be prorated and will receive a portion of their merger consideration in the form of cash. In that event, each EPL stockholder will receive for each stock election share:

•	a number of shares of EXXI common stock equal to (i) the number of shares of EXXI common stock to be issued as merger consideration remaining after deducting the EXXI common shares to be issued upon conversion of mixed election shares, divided by (ii) the number of stock election shares; and

•	an amount of cash equal to (i) $39.00 minus (ii) the value of the prorated share amount described above (valuing those shares at $23.37 per EXXI common share).

Example of Oversubscription of Stock Election

Assuming that the cash election and stock election in the example above are reversed, as follows:

•	there are 40 million shares of EPL common stock outstanding at the effective time, with no excluded shares,

•	the number of cash election shares (other than net exercise shares) is 2.5 million shares,

•	the number of net exercise shares is 500,000 shares,

•	the number of mixed election shares is 7 million shares,

•	the number of stock election shares is 30 million shares, and

•	no stockholder has perfected appraisal rights,

then, a total of 4,088,000 shares of EXXI common stock would be issued to holders of mixed election shares, leaving 19,278,000 shares available for holders who made the stock election. However, it would take a total of 50,070,000 shares of EXXI common stock in order for EXXI to issue 1.669 shares for each of the 30 million stock election shares. Therefore, the remaining 19,278,000 shares must be rationed among the 30 million stock election shares, which results in the issuance of 0.643 shares of EXXI common stock per share of EPL common stock. That leaves a shortfall of 1.026 shares of EXXI common stock per share of EPL common stock (1.669—0.643), which will be made up by paying $23.99 per share in cash (valuing the 1.026 shares of EXXI common stock at $23.37 per share).

None of EPL, EXXI, OpCo or Merger Sub is making any recommendation as to whether EPL stockholders should make a cash election, stock election, mixed election or no election in the transactions. You must make your own decision with respect to such election. No guarantee can be made that you will receive the amount of cash consideration or stock consideration you elect. As a result of the proration procedures and other limitations described in this joint proxy statement/prospectus and in the merger agreement, you may receive stock consideration or cash consideration in amounts that are different from the amounts that you elected to receive. Because the value of the stock consideration and cash consideration may differ, you may receive consideration having an aggregate value less than that you elected to receive. The U.S. federal income tax consequences of the transactions to an EPL stockholder are complex and are dependent on a number of factors specific to each stockholder. Please see the discussion set forth in the section titled “—Material U.S. Federal Income Tax Consequences” for a description of the material U.S. federal income tax consequences of the transactions. You are urged to consult your own independent tax advisor concerning the U.S. federal income tax consequences to you of the transactions, as well as the application of state, local and foreign income and other tax laws.

Exchange of Shares

EXXI expects to appoint Continental as exchange agent for EXXI’s common stock in the United States and Capita as exchange agent for EXXI’s common stock in the United Kingdom for the purpose of:

•	receiving election forms;

•	determining in accordance with the merger agreement (and the election form) the merger consideration to be received by each holder of shares of EPL common stock; and

•	exchanging the applicable merger consideration for certificates formerly representing shares of EPL common stock or for EPL shares represented by book-entry.

Promptly after the closing date of the merger, the exchange agent will send to each record holder of EPL common stock at the effective time who has not submitted an effective form of election a letter of transmittal and instructions for exchanging shares of EPL common stock for the applicable merger consideration.

Appraisal Rights

Under Delaware law, holders of shares of EPL common stock are entitled to appraisal rights in connection with the merger, provided that such holders satisfy all of the requirements set forth in Section 262 of the DGCL. A dissenting stockholder will not be entitled to receive the merger consideration provided by the merger agreement and instead will receive a cash payment of the amount determined by the Delaware Court of Chancery to be the fair value of the stockholder’s shares of EPL common stock at the effective time, together with interest on such amount from the effective time until paid. The fair value of a share of EPL common stock at the effective time as determined by the Delaware Court of Chancery may be more or less than, or the same as, the amount such holders would have received under the merger agreement.

To perfect appraisal rights, a EPL stockholder of record must, among other things, deliver a written demand for appraisal to EPL before the vote on the adoption of the merger agreement at the EPL special meeting, not vote in favor of the proposal to adopt the merger agreement, continuously hold the shares of EPL common stock through the date the merger is completed, and otherwise comply with the procedures set forth in Section 262 of the DGCL. Failure to follow exactly the procedures specified under Delaware law will result in the loss of appraisal rights. If the holders of more than 10% of the outstanding shares of EPL common stock demand appraisal, then EXXI is not required to consummate the merger. A detailed description of the appraisal rights available to holders of EPL common stock and procedures required to exercise statutory appraisal rights is included in the section titled “Appraisal Rights” beginning on page 200.

Litigation Related to the Merger

On March 19, 2014, the Lopez plaintiff filed a class action lawsuit on behalf of EPL stockholders against EPL, its directors, EXXI, OpCo and Merger Sub, as defendants. This lawsuit is styled Antonio Lopez v. EPL Oil & Gas, Inc., et al., C.A. No. 9460, in the Court of Chancery of the State of Delaware. On April 14, 2014, the Lewandoski plaintiff filed a class action lawsuit on behalf of EPL stockholders against EPL, its directors, EXXI, OpCo and Merger Sub, as defendants. This lawsuit is styled David Lewandoski v. EPL Oil & Gas, Inc., et al., C.A. No. 9533, in the Court of Chancery of the State of Delaware.

As of April 16, 2014, plaintiffs allege a variety of causes of action challenging the merger, including that (a) EPL’s directors have allegedly breached fiduciary duties in connection with the merger and (b) EXXI, OpCo, Merger Sub, and EPL have allegedly aided and abetted in these alleged breaches of fiduciary duties. Plaintiffs’ causes of action are based on their allegations that (i) the merger allegedly provides inadequate consideration to EPL stockholders for their shares of EPL common stock; (ii) the merger agreement contains contractual terms—including, among others, the (A) “no solicitation,” (B) “competing proposal,” and (C) “termination fee” provisions—that will allegedly dissuade other potential acquirers from making competing offers for shares of EPL common stock; (iii) certain of EPL’s officers and directors are allegedly receiving benefits—including (A) an offer for one of EPL’s directors to join the EXXI board of directors and (B) the triggering of change-in-control provisions in notes held by EPL’s executive officers—that are not equally shared by EPL’s stockholders; (iv) EXXI required EPL’s officers and directors to agree to vote their shares of EPL common stock in favor of the merger; and (v) EPL provided, and EXXI obtained, non-public information that allegedly allowed EXXI to acquire EPL for inadequate consideration. The Lopez plaintiff also alleges that the Registration Statement filed on Form S-4 by EPL and EXXI on April 1, 2014 omits information concerning, among other things, (i) the events leading up to the merger, (ii) EPL’s efforts to attract offers from other potential acquirors, (iii) EPL’s evaluation of the merger, (iv) negotiations between EPL and EXXI, and (v) Barclays’ analysis.

Based on these allegations, plaintiffs seek to enjoin the defendants from proceeding with or consummating the merger. To the extent that the merger is consummated before injunctive relief is granted, plaintiffs seek to have the merger agreement rescinded. Plaintiffs also seek damages and attorneys’ fees.

Plaintiffs have not yet served the defendants, and the defendants’ date to answer, move to dismiss, or otherwise respond to the lawsuits has not yet been set. Neither EXXI nor EPL can predict the outcome of the lawsuits or any others that might be filed subsequent to the date of the printing of this proxy statement; nor can either EXXI or EPL predict the amount of time and expense that will be required to resolve the lawsuits. The defendants intend to vigorously defend the lawsuits.

THE MERGER AGREEMENT

The following section summarizes material provisions of the merger agreement, which is included in this joint proxy statement/prospectus as Annex A and is incorporated herein by reference in its entirety. The rights and obligations of EXXI and EPL are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this joint proxy statement/prospectus. EXXI shareholders and EPL stockholders are urged to read the merger agreement carefully and in its entirety as well as this joint proxy statement/prospectus before making any decisions regarding the merger, including the proposal to adopt the merger agreement, the approval of the issuance of shares of EXXI common stock to EPL stockholders and the election of the EPL director to the EXXI board of directors in connection with the merger.

The merger agreement is included in this joint proxy statement/prospectus to provide you with information regarding its terms and is not intended to provide any factual information about EXXI or EPL. The merger agreement contains representations and warranties by each of the parties to the merger agreement. These representations and warranties have been made solely for the benefit of the parties to the merger agreement and:

•	may not be intended as statements of fact, but rather as a way of allocating the risk between the parties in the event that the statements therein prove to be inaccurate;

•	have been qualified by certain disclosures that were made between the parties in connection with the negotiation of the merger agreement, which disclosures are not reflected in the merger agreement itself; and

•	may apply standards of materiality in a way that is different from what may be viewed as material by you or other investors.

Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read together with the information provided elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 209.

This summary is qualified in its entirety by reference to the merger agreement.

Terms of the Merger; Merger Consideration

The merger agreement provides that, on the terms and subject to the conditions set forth in the merger agreement, at the effective time, Merger Sub will merge with and into EPL in accordance with provisions of the DGCL. EPL will be the surviving corporation in the merger and will become an indirect wholly owned subsidiary of EXXI.

The merger agreement provides that, at the effective time, each share of EPL common stock issued and outstanding immediately prior to the effective time (excluding shares of EPL common stock held by EPL in treasury, any shares held by EXXI, OpCo or Merger Sub and any shares held by any other subsidiary of EXXI or EPL (the “excluded shares”)) will be converted into and will thereafter represent the right to receive, at the election of the holder but subject to proration with respect to the stock and cash portion so that approximately 65% of the aggregate merger consideration is paid in cash and approximately 35% is paid in EXXI common stock, one of the following:

•	$25.35 in cash without interest and 0.584 of a share of EXXI common stock;

•	$39.00 in cash without interest; or

•	1.669 shares of EXXI common stock.

However, in no event will an EPL stockholder who makes the cash election receive less cash and more shares of EXXI common stock than a stockholder who makes the mixed election. Furthermore, in no event will an EPL stockholder who makes the stock election receive fewer shares of EXXI common stock and more cash than a stockholder who makes the mixed election.

The merger agreement provides that each excluded share will automatically be canceled and cease to exist as of the effective time and no merger consideration will be delivered or deliverable with respect to any excluded share.

Shares of EPL common stock owned by any EPL stockholder who has not voted such shares in favor of the merger and who is entitled to demand and properly demands appraisal of such shares under Delaware law will not be converted into the right to receive merger consideration and will be canceled, and instead will be entitled to the appraisal rights provided under Section 262 of the DGCL. A copy of Section 262 is included as Annex E to this joint proxy statement/prospectus. In the event that any such holder of dissenting shares failed to perfect or has effectively withdrawn or lost its right to appraisal under Delaware law, such holder’s shares will be treated as if they had been converted into and become exchangeable for the right to receive the mixed election consideration.

No fractional shares of EXXI common stock will be issued to any holder of EPL common stock upon the completion of the merger. Instead, each EPL stockholder who otherwise would have been entitled to receive a fraction of a share of EXXI common stock will receive in lieu thereof and, upon surrender of his or her shares of EPL common stock, an amount in cash, without interest, an amount equal to such fractional part of a share of EXXI common stock multiplied by the volume weighted average price of EXXI common stock for the five trading days immediately prior to the closing date, starting with the opening of trading on the first trading day to the closing of the last trading day prior to the closing date, as reported by Bloomberg.

Completion of the Merger

The closing of the merger will take place on the second business day following the day on which the last condition to the closing has been satisfied or waived. However, if at such time (i) certain financing commitments with respect to any bridge facility have not been terminated or reduced to zero and (ii) the marketing period described in the merger agreement has not ended at the time of the satisfaction or waiver of such conditions to closing, the closing will occur instead on (a) the date following the satisfaction or waiver of such conditions that is the earliest to occur of (A) any business day during the marketing period specified by EXXI to EPL on no less than two business days’ written notice, (B) the next business day after the final day of the marketing period, and (C) the next business day after the termination or reduction to zero of such financing commitments with respect to any bridge facility, or (b) such other date, time, or place as agreed to in writing by the parties to the merger agreement. The merger will be effective at the time of filing of the certificate of merger with the Delaware Secretary of State, or at such later time as agreed to by EXXI and EPL and specified in the certificate of merger.

EXXI and EPL currently expect the closing of the merger to occur on or about June 3, 2014. However, as the merger is subject to the satisfaction or waiver of other conditions described in the merger agreement, it is possible that factors outside the control of EXXI and EPL could result in the merger being completed at an earlier time, a later time or not at all.

Exchange Procedures

Prior to the effective time of the merger, EXXI will designate a national bank or trust company reasonably acceptable to EPL to act as exchange agent (the “exchange agent”) for the holders of EPL common stock in connection with the merger to receive the cash necessary to make the cash payments contemplated by the merger agreement. At the effective time, shares of EPL common stock will be converted into the right to receive the applicable merger consideration without the need for any action by the holders of EPL common stock. Promptly after such effective time, EXXI will deposit cash and shares of EXXI common stock with the exchange agent in amounts sufficient to pay the merger consideration to the EPL stockholders.

As soon as reasonably practicable after the effective time, and in any event within five business days thereafter, EPL will cause the exchange agent to mail to each holder of a certificate formerly representing a share of EPL common stock or any corresponding book-entry share of EPL common stock (i) a letter of transmittal specifying, among other things, that delivery will be effected, and risk of loss and title to any certificates representing EPL common stock will pass, only upon proper delivery of such certificates to the exchange agent or, in the case of book-entry shares, upon adherence to the procedures set forth in such letter and (ii) instructions explaining the procedure for surrendering EPL stock certificates or book-entry shares in exchange for the merger consideration. Each holder of EPL stock certificates or book-entry shares may thereafter until the first anniversary of the effective time of the merger surrender such certificates or book-entry shares to the exchange agent, as agent for such holder, under cover of the letter of transmittal.

After the effective time, shares of EPL common stock will no longer be outstanding, will be automatically canceled and will cease to exist and each certificate, if any, that previously represented shares of EPL common stock will represent only the right to receive the merger consideration as described above and any cash in lieu of fractional shares of EXXI common stock.

Representations and Warranties

The merger agreement contains representations and warranties made by each party to the merger agreement regarding aspects of such party’s business, financial condition, structure and other facts pertinent to the merger. Each of EXXI and EPL have made representations and warranties regarding, among other things:

•	organization, standing and power;

•	capital structure;

•	corporate authority with respect to the execution, delivery and performance of the merger agreement, and the due and valid execution and delivery and enforceability of the merger agreement;

•	absence of conflicts with, or violations of, organizational documents, other contracts, permits and applicable laws;

•	required regulatory filings and consents and approvals of governmental entities;

•	SEC documents and financial statements;

•	corporate governance;

•	absence of untrue statements or omissions of material fact in merger-related SEC filings;

•	absence of certain changes and events since December 31, 2013;

•	compliance with laws;

•	absence of certain litigation;

•	oil and gas matters;

•	environmental matters;

•	absence of undisclosed related party transactions; and

•	no additional representations.

EPL has also made additional representations and warranties relating to:

•	absence of undisclosed liabilities;

•	certain required permits;

•	taxes;

•	compensation and benefits;

•	labor matters;

•	intellectual property;

•	personal property;

•	real property;

•	insurance;

•	material contracts;

•	anti-corruption and anti-money laundering laws, and export control laws;

•	capital expenditures;

•	derivative transactions;

•	opinion of financial advisor;

•	brokers’ fees;

•	anti-takeover statutes; and certificate restrictions; and

•	regulatory matters.

Additional representations and warranties made only by EXXI and/or Merger Sub relate to, among other things, financing of the transactions, availability of funds, the absence of business conduct by Merger Sub and ownership of EPL common stock.

Many of the representations and warranties in the merger agreement are qualified by a “materiality” or “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would, as the case may be, be material or have a material adverse effect). For purposes of the merger agreement, a “material adverse effect” means, with respect to a party, a state of facts, change, event, effect or occurrence (when taken together with all other states of fact, changes, events, effects or occurrences), that is or could reasonably be expected to be materially adverse to (a) the financial condition, results of operations, prospects, properties, assets or liabilities of that party and its subsidiaries, taken as a whole; provided, however, that no state of facts, change, event, effect or occurrence arising or related to any of the following will be deemed to constitute, and none of the following will be taken into account in determining whether there has been a material adverse effect (except in the case of the first four bullet points below, such state of facts, change, event, effect or occurrence disproportionately affects the party and its subsidiaries, taken as whole, as compared to other persons or businesses engaging principally in the industry in which the party or its subsidiaries operate):

•	national or international business, economic or political conditions, including the engagement by the United States of America in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States of America;

•	financial, banking or securities markets;

•	the oil and gas exploration, development and production industry (including changes in oil, gas or other commodity prices and general market prices and changes in costs of supplies, oil field services or other operating costs);

•	changes in law or GAAP or the interpretation thereof; or

•	the failure to meet or exceed any projection or forecast (it being understood that the underlying circumstances giving rise to such failure may be taken into account in determining whether there has been a material adverse effect unless otherwise excluded herein).

or (b) the ability of a party to consummate the transactions by the outside date of August 1, 2014 (as such date may be extended per the merger agreement); provided, however, that for the avoidance of doubt, notwithstanding anything to the contrary set forth above, any blowout, spill, explosion or similar occurrence with respect to any well, pipeline or equipment operated by the party or any of its subsidiaries may be taken into account in determining whether there has been a material adverse effect.

Conduct of Business

Each of EXXI and EPL has agreed to certain covenants in the merger agreement restricting the conduct of its business between the date of the merger agreement and the effective time. In general, each of EXXI and EPL has agreed to conduct its business in the ordinary course, consistent with past practice and use all commercially reasonable efforts to preserve intact its present business organization, retain its officers and key employees, and preserve its relationships with its customers and suppliers and other persons having significant business dealings with it. EPL has also agreed to comply, in all material respects, with all applicable law and the terms and provisions of all material contracts, oil and gas leases and oil and gas contracts, and to not voluntarily resign, transfer or relinquish any right as operator of its oil and gas properties.

In addition, EPL has agreed to specific restrictions relating to the conduct of its business between the date of the merger agreement and the effective time, including, but not limited to, the following (subject, in each case, to exceptions specified below and in the merger agreement or previously disclosed in writing to EXXI as provided in the merger agreement or as consented to in advance by EXXI or as required by law):

•	declare, set aside or pay dividends on, or make any other distributions in respect of any outstanding capital stock of, or other equity interests in, itself or any of its subsidiaries (other than dividends and distributions by a direct or indirect wholly owned subsidiary to EPL or to another subsidiary of EPL);

•	split, combine or reclassify any capital stock of, or other equity interests in, EPL or any of its subsidiaries;

•	repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, EPL or any of its subsidiaries, except as required by the terms of any capital stock of, or other equity interests in, EPL or any of its subsidiaries outstanding on the date of the merger agreement or as contemplated by any existing director compensation plan, employee benefit plan, company stock plan or employment agreement of EPL, in each case, as such terms, plans or arrangements are in effect as of the date of the merger agreement;

•	offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, EPL or any of its subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than:

•	the issuance of EPL common stock pursuant to awards granted under any of the EPL stock plans and outstanding on the date of the merger agreement;

•	upon the expiration of any restrictions on any EPL restricted shares granted under any of the EPL stock plans and outstanding on the date of the merger agreement; or

•	issuances by a wholly owned subsidiary of EPL of such subsidiary’s capital stock or other equity interests to EPL or any other wholly owned subsidiary of EPL;

•	amend or propose to amend its or its subsidiaries’ articles of incorporation, bylaws or other comparable organizational documents;

•	merge, consolidate or amalgamate with any person other than a wholly owned subsidiary of EPL;

•	acquire or agree to acquire (including by amalgamating, merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner), any business or any corporation, partnership, association or other business organization or division thereof (other than acquisitions of federal lease blocks as to which the purchase price is not in excess of $12,000,000 in the aggregate); or

•	make any loans, advances or capital contributions to, or investments in, any person (other than EPL or its wholly owned subsidiaries and other than certain loans, advances and capital contributions disclosed to EXXI on the date of the merger agreement or in the form of trade credit granted to customers in the ordinary course of business consistent with past practices);

•	provided, with respect to the three preceding bullet points, EPL shall not, and shall not permit its subsidiaries to, merge with any person, any acquisition of any other person or business or make any loan, advance or capital contribution to, or other investment in, any other person that would reasonably be expected to prevent, materially impede or materially delay the consummation of the merger or the transactions contemplated by the merger agreement;

•	sell, lease, license, transfer, exchange, swap, pledge, subject to any encumbrance or otherwise dispose of, or agree to sell, lease, license, transfer, exchange, swap, pledge, subject to any encumbrance or otherwise dispose of, any of its (or their, respectively), corporations, partnerships, other business organizations or division or any of its or their assets or properties (including its or their oil and gas properties or non-cash assets) or any assets of or equity interests in any of the foregoing (other than any sale, lease, license, transfer, exchange, swap, pledge, encumbrance or disposition of any of the foregoing assets and properties that

•	are of obsolete or worthless equipment or hydrocarbons, crude oil and/or refined products and are made in the ordinary course of business;

•	were previously disclosed to EXXI; or

•	do not involve the sale, lease, license, transfer, exchange, swap, pledge, subject to encumbrance or other disposition of any pipeline, production facility or portion of any oil and gas property and are disposed of for fair market value not to exceed $1,000,000 in the aggregate;

•	consummate, authorize, recommend, propose or announce an intention to adopt, a plan of complete or partial liquidation, dissolution, recapitalization, scheme of arrangement or other reorganization;

•	change in any material respect its accounting principles or methods and policies for the preparation of financial statements included in reports or registrations statements filed with the SEC, except as required by GAAP or statutory accounting requirements;

•	maintain (with insurance companies substantially as financially responsible as its existing insurers) insurance in at least such amounts and against at least such risks and losses as are consistent in all material respects with such entities’ past practice;

•	undertake or permit any compromise or settlement of any proceeding arising under any of its respective insurance policies where the losses claimed are in excess of $1,000,000;

•	only expand, extend or otherwise encumber EPL or any of its subsidiaries pursuant to any insurance policy, whether new or renewed, with respect to wind storms, hurricanes or similar occurrences, prior to June 15, 2014, if that insurance policy permits EPL to cancel the policy unilaterally without the payment of any premium beyond the first three months and without any termination or cancellation fee and, with respect to wind derivatives, with the consent of EXXI unless after June 1, 2014, EPL determines that the closing of the merger will not likely occur;

•	make or rescind any material election relating to taxes (including any election for any joint venture, partnership, limited liability company or other investment where EPL has the capacity to make such binding election, but excluding any election that EPL or any of its subsidiaries is contractually obligated to make or any election that must be made periodically and is made consistent with past practice);

•	settle or compromise any material proceeding relating to taxes;

•	change in any material respect any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns that have been filed for prior taxable years;

•	grant any increases in the compensation (including bonuses) or benefits payable or to become payable to any of its directors, officers or key employees (which for purposes of this provision, “key employee” will mean any employee whose annual base salary is equal to or greater than $100,000), except for increases in the compensation or benefits of such directors, officers or key employees required by any existing director compensation plan, employee benefit plan, EPL stock plan or employment agreement of EPL, in each case, as such terms, plans or agreements were in effect on the date of the merger agreement;

•	grant any increases in the compensation (including bonuses) or benefits payable or to become payable to any of its employees who are not key employees, except for increases in the compensation or benefits of such employees made in the ordinary course of business consistent with past practice;

•	pay or agree to pay to any director, officer or key employee, whether past or present, any material pension, retirement allowance or other employee benefit not required by any employee benefit plan existing on the date of the merger agreement;

•	enter into any new, or amend any existing employee benefit plan;

•	establish or become obligated under any collective bargaining agreement or employee benefit plan that was not in existence or approved by the EPL board of directors prior to the date of the merger agreement;

•	fund (or agree to fund) any compensation or benefits under any employee benefit plan, including through a “rabbi” or similar trust, not required by any employee benefit plan existing on the date of the merger agreement;

•	hire any new employee or independent contractor or terminate the employment or service relationship of any employee or independent contractor, other than where such hiring or termination is in the ordinary course of business consistent with past practice;

•	transfer, assign, pledge, convey or grant any ownership interest or exclusive license or right to any material intellectual property owned or used by EPL or its subsidiaries in the ownership or operation of its oil and gas properties, except in the ordinary course of business;

•	grant any material nonexclusive license to any material intellectual property owned or used by EPL or its subsidiaries in the ownership or operation of its oil and gas properties, except in the ordinary course of business;

•	take any action that would, or fail to take any action the failure of which would, directly or indirectly cause any of the material intellectual property owned or used by EPL or its subsidiaries in the ownership or operation of its oil and gas properties to enter the public domain or result in the abandonment, unenforceability or invalidity of any such intellectual property;

•	extend, amend or modify any person’s license rights to any material intellectual property owned or used by EPL or its subsidiaries in the ownership or operation of its oil and gas properties, other than in the ordinary course of business;

•	enter into or amend in any material manner any contract with any former or present director or officer of such party or any of its subsidiaries or with any affiliate of any of the foregoing persons or any other person covered under Item 404 of Regulation S-K under the Securities Act, except permitted under the merger agreement;

•	incur, create or assume any indebtedness, or create any encumbrances on any property or assets of EPL or any of its subsidiaries, other than permitted encumbrances, other than:

•	the incurrence of indebtedness under EPL’s revolving credit facility in the ordinary course of business or for purposes permitted by the merger agreement;

•	indebtedness incurred in the ordinary course of business related to working capital lines of credit, letters of credit, overdraft facilities, hedging transactions, bank guarantees, insurance premium financings (subject to the other restrictions contained in the merger agreement), factoring transactions and other ordinary course forms of indebtedness to the extent permitted by EPL’s revolving credit facility, in an amount not to exceed $5,000,000 in the aggregate;

•	indebtedness incurred by EPL that is owed to a wholly owned subsidiary of EPL or by a wholly owned subsidiary of EPL that is owed to EPL or another wholly owned subsidiary of EPL;

•	trade credit provided to customers in the ordinary course of business consistent with past practice; or

•	the incurrence of capital lease obligations in the ordinary course of business consistent with past practice not to exceed $1,000,000; or

•	the creation of any encumbrances securing any indebtedness permitted to be incurred by the five preceding bullet points.

•	enter into any contract that would be a material contract;

•	terminate, amend, modify or waive any material provision right or benefit of or under any material contract or any EPL permit;

•	enter into:

•	any new contract to sell hydrocarbons other than in the ordinary course of business, consistent with past practice, but in no event that is not terminable on 60 days’ or less notice without the incurrence of a fee or other penalty, and

•	any contract with respect to the license or purchase of seismic data, other than any such contracts that are entered into in the ordinary course of business, consistent with past practice and under which the transactions contemplated by the merger agreement and the merger (including the consummation thereof) will not trigger any re-licensing fee, transfer fee or other fee or penalty and will not result in a breach (with notice or lapse of time or both) thereof;

•	authorize or make capital expenditures that are, on an individual basis, in excess of $500,000 of the amount of such capital expenditure as scheduled to be made in EPL’s capital expenditure budget as provided to EXXI, except for reasonable capital expenditures to repair damage resulting from casualty events for which there is a reasonable basis for a claim for insurance made in response to any emergency, whether caused by war, terrorism, weather events, public health events, outages or otherwise, or as may be necessary for EPL, its subsidiaries and its and their business and operations to comply with a change in applicable law occurring after the date of the merger agreement;

•	settle or offer or propose to settle, any proceeding involving the payment of monetary damages by EPL or any of its subsidiaries of any amount exceeding $1,000,000 in the aggregate, and notwithstanding the foregoing, neither EPL nor any of its subsidiaries may settle or compromise any proceeding if such settlement or compromise:

•	involves a material conduct remedy or material injunctive or similar relief;

•	involves an admission of criminal wrongdoing by EPL or any of its subsidiaries; or

•	has a material restrictive impact on the business of EPL or any of its subsidiaries;

•	make or assume any hedges;

•	write off any accounts or notes receivable other than in the ordinary course of business consistent with past practice or as required by GAAP; or

•	agree in writing or otherwise to take any action inconsistent with the foregoing.

In addition, EXXI has agreed to specific restrictions relating to the conduct of its business between the date of the merger agreement and the effective time, including, but not limited to, the following (subject, in each case, to exceptions specified below and in the merger agreement or previously disclosed in writing to EPL as provided in the merger agreement or as consented to in advance by EPL or as required by law):

•

declare, set aside or pay dividends on, or make any other distributions in respect of any outstanding capital stock of, or other equity interests in, itself or any of its subsidiaries (other than dividends and distributions by a direct or indirect wholly owned subsidiary to EXXI or to another subsidiary of EXXI and other than quarterly cash dividends on shares of EXXI common stock consistent with past practice and distributions on EXXI preferred shares in accordance with their terms);

•	split, combine or reclassify any capital stock of, or other equity interests in, EXXI or any of its subsidiaries;

•	offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, such party or any of its subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than:

•	the issuance of shares of EXXI common stock pursuant to awards granted under any of the EXXI stock plans and outstanding on the date of the merger agreement;

•	upon the expiration of any restrictions on any EXXI restricted shares granted under any of the EXXI stock plans and outstanding on the date of the merger agreement; or

•	issuances by a wholly owned subsidiary of EXXI of such subsidiary’s capital stock or other equity interests to EXXI or any other wholly owned subsidiary of EXXI; or

•	the issuance of shares of EXXI common stock or securities convertible into shares of EXXI common stock not exceeding 10% of the issued and outstanding shares of EXXI common stock on the date of the merger agreement, other than as contemplated by the merger agreement;

•	amend or propose to amend its or its subsidiaries’ articles of incorporation, bylaws or other comparable organizational documents;

•	consummate, authorize, recommend, propose or announce an intention to adopt, a plan of complete or partial liquidation, dissolution, recapitalization, scheme of arrangement or other reorganization;

•	except in the ordinary course of business, enter into or amend in any material manner any contract with any former or present director or officer of such party or any of its subsidiaries or with any affiliate of any of the foregoing persons or any other person covered under Item 404 of Regulation S-K under the Securities Act;

•	enter into, participate or engage in or continue any discussions or negotiations with respect to:

•	a merger, consolidation, combination or amalgamation with any person other than another wholly owned subsidiary of EXXI;

•	an acquisition or agreement to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner), any business or any corporation, partnership, association or other business organization or division thereof; or

•	the entry into any partnership, joint venture or similar arrangement involving a material investment or expenditure of funds by EXXI or any of its subsidiaries,

•	with respect to each of the three preceding bullets, in each case if such action would reasonably be likely to impair or impede EXXI’s, OpCo’s or Merger Sub’s ability to consummate or finance the transactions contemplated by the merger agreement on or prior to August 1, 2014 (as the same may be extended) (each of the events in three preceding bullet points, an “extraordinary transaction”).

•	agree in writing or otherwise to take any action inconsistent with the foregoing.

No Solicitation of Competing Proposals

Except as permitted below or required by applicable law, EPL will, and will direct and use commercially reasonable efforts to cause its directors, officers, partners, employees, investment bankers, financing sources, financial advisors, attorneys, accountants or other advisors, agents or other representatives (collectively, the “representatives”) to, cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any persons conducted with respect to any actual or potential competing proposal. Except as permitted below, EPL will not, and EPL will cause its subsidiaries or any of its or and their respective representatives not to (i) initiate, solicit, facilitate or knowingly encourage (including by furnishing or providing information) any inquiries, proposals or offers that constitute, or could reasonably be expected to lead to a competing proposal, (ii) enter into, participate or engage in or continue any discussions or negotiations with any person with respect to a competing proposal or any inquiry or indication of interest that could reasonably be expected to lead to a competing proposal, (iii) furnish or provide any non-public information regarding EPL or its subsidiaries or provide access to any person to properties, assets or employees of EPL or its subsidiaries in connection with or in response to a competing proposal or any inquiry or indication of interest that could reasonably be expected to lead to a competing proposal, (iv) approve or recommend to EPL’s stockholders any competing proposal, or (v) approve or recommend to EPL’s stockholders or execute or enter into, any letter of intent or agreement in principle or any other contract (other than an acceptable confidentiality agreement) contemplating or otherwise relating to a competing proposal.

A “competing proposal” means any contract, proposal, offer or indication of interest relating to any transaction or series of related transactions (other than transactions with EXXI or any of its subsidiaries) involving (i) any merger, amalgamation, share exchange, recapitalization, consolidation, liquidation or dissolution involving EPL the business of which constitutes 15% or more of EPL’s consolidated net revenue or earnings before interest, taxes, depreciation and amortization for the preceding twelve months; (ii) any direct or indirect acquisition (by asset purchase, stock purchase, merger, or otherwise) by any person or “group” (as defined under Section 13(d) of the Exchange Act) of any business or assets of EPL or any of its subsidiaries (including capital stock of or ownership interest in any subsidiary) that generated 15% or more of EPL’s consolidated net revenue or earnings before interest, taxes, depreciation and amortization for the preceding twelve months, or any license, lease or long-term supply agreement having a similar economic effect; or (iii) any direct or indirect acquisition of beneficial ownership (as defined under Section 13(d) of the Exchange Act) by any person or “group” of 15% or more of the voting stock of EPL or any tender or exchange offer that, if consummated, would result in any person or group beneficially owning 15% or more of the voting stock of EPL.

Notwithstanding the restrictions described above, prior to the adoption of the merger agreement by EPL’s stockholders, EPL may (i) enter into, participate or engage in or continue any discussions or negotiations with any person with respect to a competing proposal or any inquiry or indication of interest that could reasonably be expected to lead to a competing proposal, or (ii) furnish or provide any non-public information regarding EPL or its subsidiaries or provide access to any person to the properties, assets or employees of EPL or its subsidiaries in connection with or in response to a competing proposal or any inquiry or indication of interest that could reasonably be expected to lead to a competing proposal, in each case with any person who has made a bona fide written competing proposal that did not result from a material violation of the restrictions described above; provided, however, that (A) no non-public information may be furnished to such person until EPL enters into an executed acceptable confidentiality agreement with such person; provided further, that any such acceptable confidentiality agreement may not contain provisions that prohibit EPL from complying with the provisions of the merger agreement regarding non-solicitation and EPL will simultaneously provide to EXXI any information concerning EPL or its subsidiaries provided to any other person in connection with a competing proposal that was not previously provided to EXXI; (B) at least one business day prior to engaging in any activities described in clause (i) or (ii) of this paragraph, EPL provides EXXI with written notice of the identity of such person and of EPL’s intention to take such action; and (C) prior to taking any such actions, the EPL board of directors will have reasonably determined in good faith, after consultation with its outside legal counsel and independent financial advisors, that such competing proposal is, or is reasonably likely to result in, a superior proposal, and after consultation with its outside counsel, the EPL board of directors reasonably determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties under applicable law.

A “superior proposal” means an unsolicited, bona fide written offer by any person or “group” (other than EXXI or any of its controlled affiliates) to acquire, directly or indirectly, the businesses or assets of EPL that generated 50% or more of EPL’s consolidated net revenue or earnings before interest, taxes, depreciation and amortization for the preceding twelve months, or 50% or more of EPL capital stock, in each case whether by way of merger, amalgamation, share exchange, tender offer, exchange offer, recapitalization, consolidation, sale of assets or otherwise, that, after taking into account relevant legal, financial, regulatory, estimated timing of consummation and other aspects of such proposal and the person or group making such proposal, (i) would, if consummated in accordance with its terms, result in a transaction more favorable, from a financial point of view, to EPL’s stockholders than the merger, (ii) is reasonably likely to be consummated and (iii) includes fully committed financing that is reasonably likely to be obtained.

The merger agreement requires that EPL advise EXXI, orally and in writing as promptly as practicable (but in no event more than 24 hours of the receipt thereof) of, among other things, any competing proposal, any request for material non-public information relating to EPL or any of its subsidiaries made by any person, and any inquiry or request for discussions or negotiations with EPL or its representatives relating to a competing proposal or that is reasonably likely to lead to a competing proposal. Any such notification will include the identity of each person that makes the competing proposal or request and a copy of any such competing proposal or request (or, where no such copy is available, an accurate and reasonably complete description of any such competing proposal or request). EPL will keep EXXI reasonably informed on a prompt basis of the status of any such competing proposal or request (including the identity of the parties and price involved and any material change to any terms and conditions thereof and any other material development with respect thereto), and provide EXXI as promptly as reasonably practicable, and in any event within 24 hours, with copies of all substantive correspondence and other substantive written material sent or received in connection with any such competing proposal or request.

Changes in Board Recommendations

The board of directors of EPL has unanimously resolved to recommend that EPL’s stockholders adopt the merger agreement. An “EPL adverse recommendation change” means (i) the failure to make the recommendation that its stockholders vote in favor of the adoption of the merger agreement within ten days after request by EXXI to do so, (ii) making any change, qualification, withholding, withdrawal or modification, or publicly propose to change, modify, withhold, withdraw or modify, in a manner adverse to EXXI, the recommendation by the EPL board of directors, (iii) any failure to recommend against acceptance of any tender offer or exchange offer for EPL’s common stock within ten business days after commencement of any such offer, (iv) taking any action or making any recommendation or public statement in connection with any such tender or exchange offer other than a recommendation against acceptance of any such tender or exchange offer, (v) adopting, approving or recommending, or publicly proposing to approve or recommend a competing proposal or any letter of intent, agreement in principle, acquisition agreement or similar contract relating to any “competing proposal” (other than an acceptable confidentiality agreement), (vi) making any public statement inconsistent with the EPL board’s recommendation described in clause (i) above or (vii) resolving or agreeing to take any action described in (i) through (vi) above.

At any time prior to obtaining the EPL stockholder approval, the board of directors of EPL may (i) make an EPL adverse recommendation change or terminate the merger agreement if the EPL board of directors has reasonably determined in good faith, in consultation with its outside legal counsel and independent financial advisors, that such competing proposal constitutes a superior proposal and the failure of the EPL board of directors to take such action would be inconsistent with the directors’ fiduciary duties under applicable law; or (ii) in the absence of a competing proposal, and solely in response to an EPL intervening event, make an EPL adverse recommendation change if the EPL board of directors has reasonably determined in good faith, after consultation with its outside legal counsel, that the failure of the EPL board of directors to make such EPL adverse recommendation change in response to such EPL intervening event would be inconsistent with the directors’ fiduciary duties under applicable law. The EPL board of directors may not make an EPL adverse recommendation change pursuant to clause (i) above or terminate the merger agreement unless prior to taking such action (A) EPL has given EXXI prior written notice (which notice will (1) include a copy of the proposed transaction agreements with the person making such superior proposal, (2) specify the material terms and conditions of any such superior proposal (including the identity of the person making such superior proposal), (3) include a representation by EPL that such superior proposal was not, after the date hereof, initiated, solicited, facilitated or knowingly encouraged by EPL, any of its subsidiaries or any of its or their representatives in any manner not permitted by the merger agreement, and (4) inform EXXI that EPL intends to take such action at the end of the superior proposal notice period) (such notice being referred to herein as a “superior proposal notice”); (B) EPL has negotiated, and has caused its representatives to negotiate, in good faith with EXXI, to the extent EXXI wishes to negotiate and so long as EXXI negotiates in good faith, during the period starting on the first business day following EXXI’s receipt of the superior proposal notice and ending at 11:59 p.m., Houston, Texas time on the third business day following such receipt (such time, a “superior proposal notice period”), to enable EXXI to revise the terms of the merger agreement such that it would cause such competing proposal to no longer constitute a superior proposal; (C) none of EPL or any of its representatives will have breached in any material respect any of the non-solicitation provisions in a manner related to such superior proposal; and (D) at the end of such superior proposal notice period, the EPL board of directors will have reasonably determined in good faith, after consultation with its outside legal counsel and independent financial advisors and taking into account any changes to the terms and conditions of the merger agreement proposed by EXXI in response to such competing proposal, that such competing proposal remains a superior proposal compared to EXXI’s revised proposal. The parties agreed that any amendment to the financial terms or other material terms of a superior proposal following the delivery of a superior proposal notice in respect of such superior proposal will require delivery of another superior proposal notice and another superior proposal notice period in respect of such amended superior proposal, except that if the only change to the superior proposal is a change in price, then the superior proposal notice period will be the greater of the remaining time of the superior proposal notice period in effect prior to the delivery of such new superior proposal notice and the period starting on the first business day following EXXI’s receipt of such new superior proposal notice and ending at 11:59 p.m., Houston, Texas time on the second business day following such receipt. The EPL board of directors may not make an EPL adverse recommendation change pursuant to clause (ii) above unless prior to taking such action, (A) EPL has given EXXI prior written notice (which notice will (1) provide a detailed description of the EPL intervening event and (2) inform EXXI that EPL intends to make such EPL adverse recommendation change at the end of the EPL intervening event notice period) (such notice being referred to herein as an “EPL intervening event notice”); (B) EPL has negotiated, and has caused its representatives to negotiate, in good faith with EXXI, to the extent EXXI wishes to negotiate, during the period starting on the first business day following EXXI’s receipt of the EPL intervening event notice and ending at 11:59 p.m., Houston, Texas time on the third business day following such receipt (such time, an “EPL intervening event notice period”), to enable EXXI to revise the terms of the merger agreement in such a manner that would obviate the need for taking such action as a result of such EPL intervening event; and (C) following the end of such EPL intervening event notice period, the EPL board of directors has considered in good faith any changes to the merger agreement proposed in writing by EXXI, and will have determined in good faith, after consultation with its outside legal counsel, that notwithstanding such proposed changes, failure to take such actions in response to an EPL intervening event would be inconsistent with the directors’ fiduciary duties under applicable law.

An “EPL intervening event” means a material event or circumstance on the business, results of operations or financial condition of either (i) EPL and its subsidiaries, taken as a whole, or (ii) EXXI and its subsidiaries, taken as a whole (provided that such event or circumstance constitutes an EXXI material adverse effect), in each case, that was not known to the EPL board of directors on the date of the merger agreement (or if known, the consequences of which were not known or reasonably foreseeable by the EPL board as of the date of the merger agreement), which event or circumstance, or any material consequences thereof, becomes known to the EPL board of directors prior to the effective time. In no event will the receipt, existence or terms of a competing proposal or any matter relating thereto or consequence thereof constitute an EPL intervening event.

An “EXXI adverse recommendation change” means (i) the failure to make the recommendation that its shareholders vote to approve the issuance of the EXXI common shares in the merger and the election of the EPL director, (ii) making any change, qualification, withholding, withdrawal or modification, or publicly propose to change, modify, withhold, withdraw or modify, in a manner adverse to EPL, the recommendation by the EXXI board of directors or (iii) resolving or agreeing to take any action described in (i) and (ii) above.

At any time prior to obtaining the EXXI shareholder approval, and in the absence of an extraordinary transaction, the board of directors of EXXI may, solely in response to an EXXI intervening event make an EXXI adverse recommendation change if the EXXI board of directors has reasonably determined in good faith, after consultation with its outside legal counsel, that, the failure of the EXXI board of directors to make such EXXI adverse recommendation change in response to such EXXI intervening event would be inconsistent with the directors’ fiduciary duties under applicable law. The EXXI board of directors may not make an EXXI adverse recommendation change as described above unless prior to taking such action (A) EXXI has given EPL prior written notice (which notice will (1) provide a detailed description of the EXXI intervening event, and (2) inform EPL that EXXI intends to make such EXXI adverse recommendation change at the end of the EXXI intervening event notice period) (such notice being referred to herein as a “EXXI intervening notice”); (B) EXXI has negotiated, and has caused its representatives to negotiate, in good faith with EPL, to the extent EPL wishes to negotiate, during the period starting on the first business day following EPL’s receipt of the EXXI intervening notice and ending at 11:59 p.m., Houston, Texas time on the fifth business day following such receipt (such time, a “EXXI intervening event notice period”), to enable EPL to revise the terms of the merger agreement such that it would obviate the need for taking such action as a result of such EXXI intervening event; and (C) at the end of such EXXI intervening event notice period, the EXXI board of directors will have considered in good faith any changes to the merger agreement proposed in writhing by EPL, and will have determined in good faith, after consultation with its outside legal counsel, that failure to take such actions in response to an EXXI intervening event would be inconsistent with the directors’ fiduciary duties under applicable law.

An “EXXI intervening event” means a material event or circumstance on the business, results of operations or financial condition of (i) EXXI and its subsidiaries, taken as a whole, or (ii) EPL and its subsidiaries, taken as a whole (provided that such event or circumstance constitutes an EPL material adverse effect), in each case, that was not known to the EXXI board of directors on the date of the merger agreement (or if known, the consequences of which were not known or reasonably foreseeable by the EXXI board of directors as of the date of the merger agreement), which event or circumstance, or any material consequences thereof, becomes known to the EXXI board of directors prior to the effective time. In no event will an extraordinary transaction or any matter relating thereto or consequence thereof constitute an EXXI intervening event.

Efforts to Obtain Required Shareholder Votes

EPL will take all action necessary to duly give notice of, convene and hold a stockholders meeting as soon as reasonably practicable after the clearance of the joint proxy statement/prospectus by the SEC for the purpose of obtaining stockholder approval of the adoption of the merger agreement, the merger and the transactions contemplated by the merger agreement. EPL’s obligation to duly give notice of, convene and hold a stockholders meeting will not be affected by the commencement proposal, disclosure or announcement of a competing proposal or change in EPL’s board’s recommendation. The board of directors of EPL has, by resolution, (i) approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement, (ii) resolved to recommend adoption of the merger agreement, the merger and the other transactions contemplated by the merger agreement to the EPL stockholders, and (iii) directed that the merger agreement be submitted to the EPL stockholders for adoption.

Notwithstanding anything to the contrary contained in the merger agreement, EPL shall be required to adjourn or postpone the EPL stockholders meeting (i) to the extent necessary to ensure that any required supplement or amendment to the joint proxy statement is provided to EPL’s stockholders or (ii) if, as of the time for which the EPL stockholders meeting is scheduled, there are insufficient shares of EPL common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such EPL stockholders meeting or to obtain the EPL stockholder approval; provided, however, that unless otherwise agreed to by the parties, the EPL stockholders meeting shall not be adjourned or postponed to a date that is more than 20 business days after the date for which the meeting was previously scheduled (it being understood that such EPL stockholder meeting shall be adjourned or postponed every time the circumstances described in the foregoing clauses (i) and (ii) exist); and provided further that the EPL stockholders meeting shall not be adjourned or postponed to a date on or after two business days prior to the outside date (as defined below).

EXXI will take all action necessary to duly give notice of, convene and hold a shareholders meeting as soon as reasonably practicable after the clearance of the joint proxy statement/prospectus by the SEC for the purpose of obtaining shareholder approval for the issuance of shares of EXXI common stock constituting merger consideration to EPL stockholders in connection with the merger (the “EXXI share issuance”). EXXI’s obligation to duly give notice of, convene and hold a shareholder meeting will not be affected by a change in EXXI’s board’s recommendation. The EXXI board of directors has, by resolution, (i) approved and declared advisable the merger agreement, the merger, the EXXI share issuance, and the other transactions contemplated by the merger agreement and (ii) resolved to recommend approval of the EXXI share issuance to the EXXI shareholders.

Notwithstanding anything to the contrary contained in the merger agreement, EXXI shall be required to adjourn or postpone the EXXI shareholders meeting (i) to the extent necessary to ensure that any required supplement or amendment to the joint proxy statement is provided to EXXI’s shareholders or (ii) if as of the time for which the EXXI shareholders meeting is scheduled there are insufficient shares of EXXI common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such EXXI shareholder meeting or to obtain the EXXI shareholder approval; provided, however, that unless otherwise agreed to by the parties, the EXXI shareholder meeting shall not be adjourned or postponed to a date that is more than 20 business days after the date for which the meeting was previously scheduled (it being understood that such EXXI shareholder meeting shall be adjourned or postponed every time the circumstances described in the foregoing clauses (i) and (ii) exist); and provided further that the EXXI shareholder meeting shall not be adjourned or postponed to a date on or after two business days prior to the outside date.

Efforts to Complete the Merger; Consents and Regulatory Approvals

The parties to the merger agreement have each agreed to use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper and advisable to consummate and make effective, in the most expeditious manner practicable, the merger, including:

•	the obtaining of all necessary consents and the taking of all reasonable steps as may be necessary to obtain a consent from, or to avoid any proceeding by, any governmental authorities;

•	the obtaining of all consents from any third persons as reasonably requested by EXXI, and the persons set forth in the applicable schedule of EXXI’s disclosure schedule, including the exercise or use, upon the reasonable request by EXXI, by EPL of all rights and remedies necessary or available under the contract under which the consent is sought (but excluding the initiation of any proceeding unless EXXI and EPL mutually agree), to procure the waivers or consents to assignment set forth in such schedule of EXXI’s disclosure schedule; provided, however, that, notwithstanding the foregoing, in connection with obtaining the consents referred to above, EPL will not, without the prior written consent of EXXI, pay or commit to pay to any person whose consent is being solicited any cash or other consideration (other than any de minimis amounts), nor incur or agree to incur any non-de minims liability for the benefit of such person in connection therewith, and none of EXXI, OpCo, Merger Sub or any of their respective subsidiaries will be required prior to the closing to pay or commit to pay to any person whose consent is being solicited any cash or other consideration (other than any de minimis amounts), nor incur or agree to incur any non-de minimis liability for the benefit of such person in connection therewith); and

•	the execution and delivery of any additional instruments reasonably necessary to consummate the merger and to fully carry out the purposes of the merger agreement; provided however, that the parties acknowledge that certain of EPL’s or its subsidiaries’ seismic licenses may require the payment of transfer, consent or similar fees (including related expenses) in connection with the consummation of the transactions contemplated by the merger agreement, and (i) the restrictions set forth in the proviso in the preceding bullet point will not apply to any such payments, (ii) EXXI and EPL will use commercially reasonable efforts to cooperate with each other in connection with any transfer, consent or similar fees and (iii) any such required payments will be paid when due by EXXI, OpCo, Merger Sub or, after the closing, the surviving corporation.

As promptly as reasonably practicable following the execution of the merger agreement, the parties will make all premerger notification filings required under the HSR Act (which shall be made no later than ten business days after the date of the merger agreement). Each of EXXI and EPL will:

•	cooperate fully with each other and will furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filings under the HSR Act;

•	keep the other party reasonably informed of any communication received by such party from, or given by such party to, any antitrust authority, and of any communication received or given in connection with any proceeding by a private person;

•	to the extent permitted by law and to the extent practicable, permit the other party to review and incorporate the other party’s reasonable comments in any communication given by it to any antitrust authority or in connection with any proceeding by a private person related to any antitrust law with any other person, in each case regarding the merger and in a manner that protects attorney-client privilege or attorney work-product doctrine;

•	unless otherwise agreed, use reasonable best efforts to ensure the prompt expiration of any applicable waiting period under the HSR Act and obtain consent by the relevant antitrust authority as promptly as reasonably practicable; provided, however, that any reasonable action by EXXI to resist or reduce the scope of a divestiture action (as defined below) will be deemed consistent with such reasonable best efforts, even if it delays such expiration to a later date (except that such date may not be beyond the outside date);

•	use reasonable best efforts to respond to and comply with any request for information regarding the merger or filings under the HSR Act from any antitrust authority;

•	consult with each other and jointly determine all strategy and tactics regarding the direction of any proceedings or negotiations with any antitrust authority or other person relating to the merger or filings under the HSR Act, including any communications with any antitrust authority relating to any contemplated or proposed divestiture action; provided, however, that in the event EXXI and EPL cannot agree on any particular tactic or strategy after good faith consultations, EXXI will have the right to make the final determination; and

•	not initiate, or participate in any meeting or discussion with any governmental authority with respect to any filings, applications, investigation, or other inquiry regarding the merger or filings under the HSR Act without giving the other party reasonable prior notice of the meeting or discussion and, to the extent permitted by the relevant governmental authority, the opportunity to attend and participate (which, at the request of either party, may be limited to outside antitrust counsel only); provided, however, that neither EPL nor EXXI will engage in any substantive communication with any governmental authority with respect to any proposed divestiture action without the consent of the other party.

Notwithstanding anything herein to the contrary, the parties to the merger agreement agree that the reasonable best efforts of any party to the merger agreement will not be deemed to include (i) selling or otherwise disposing of, or holding separate and agreeing to sell or otherwise dispose of, assets, categories of assets or businesses of EPL or EXXI or their respective subsidiaries (other than assets, categories or businesses that are not material in the aggregate); (ii) terminating, entering into or modifying existing relationships, contractual rights or obligations of EPL or EXXI or their respective subsidiaries; (iii) terminating any venture or other arrangement; (iv) creating any relationship, contractual rights or obligations of EPL or EXXI or their respective subsidiaries or (v) effectuating any other change or restructuring of EPL or EXXI or their respective subsidiaries (and, in each case, to enter into agreements or stipulate to the entry of an order or decree or file appropriate applications with any antitrust authority in connection with any of the foregoing) (each a “divestiture action”).

EPL will cooperate with EXXI and will use its reasonable best efforts to assist EXXI in resisting and reducing any divestiture action. The parties will take their reasonable best efforts to share information protected from disclosure under the attorney-client privilege, attorney work-product doctrine, joint defense privilege or any other privilege pursuant to this section so as to preserve any applicable privilege or doctrine.

EPL, EXXI, OpCo and Merger Sub and any of their respective affiliates will not take any action with the intention to, or that could reasonably be expected to, hinder or delay the obtaining of any consent of any antitrust authority under any merger notification rule or antitrust law or the expiration of the required waiting period under the HSR rules or any other antitrust law; provided, however, that EXXI may take any reasonable action to resist or reduce the scope of a divestiture action, even if it delays such expiration to a later date (except that such date may not be beyond the outside date).

Governance Matters After the Merger

At or prior to the effective time, EXXI will take all required action necessary, including nominating and recommending for election at the EXXI shareholder meeting one member of EPL’s existing board of directors who has been designated by EPL’s existing board of directors prior to the clearance of the definitive joint proxy statement by the SEC, subject to consent by the nomination committee of EXXI (the “EPL director”), which EPL director will be designated as a class II director of EXXI.

At or prior to the effective time, the EXXI board of directors will appoint Scott A. Griffiths to serve on the remuneration committee upon his election to the EXXI board of directors. The remuneration committee was the committee designated by the EPL board of directors on March 29, 2014 in accordance with the merger agreement.

Employee Benefits Matters

EXXI will take such action as may be necessary so that at the effective time, and for one year thereafter, for the officers and employees who are employed by EPL or any of its subsidiaries as of the effective time (collectively, the “employees”) and who remain employed after the closing of the merger by EXXI or any of its affiliates, including EPL or its subsidiaries (collectively, the “EXXI Group”), are provided base salary, base wages and annual and incentive compensation opportunities and employee benefits (excluding defined benefit, retiree health and equity-based compensation arrangements) that, in the aggregate, are substantially comparable to those made available by EPL or its applicable subsidiary to such officers and employees immediately prior to the effective time. To the extent not duplicative of benefits, for purposes of eligibility to participate, calculation of benefits and vesting in all benefits provided by the EXXI Group to the employees, the employees will be credited under any applicable EXXI Group employee benefit plan with their years of benefits eligibility service with EPL and its subsidiaries and any predecessors thereof to the extent such service was so recognized under analogous employee benefit plans of EPL and its subsidiaries prior to the effective time. The eligibility of any employee to participate in any welfare benefit plan or program of the EXXI Group will not be subject to any exclusions for any pre-existing conditions if such individual had met the participation requirements of similar benefit plans and programs of EPL and its subsidiaries prior to the effective time. Amounts paid before the effective time by employees under any health plans of EPL or its subsidiaries will, after the effective time, be taken into account in applying deductible and out-of-pocket limits applicable under the health plans of the EXXI Group to the same extent as if such amounts had, when paid, been paid under such health plans of the EXXI Group.

EPL will cooperate with EXXI in respect of any material contributions, other than in the ordinary course of business consistent with past practice, that may be required or requested by applicable plan trustees or other applicable governmental authorities to any employee benefit plan, such cooperation to include providing EXXI with access to all meetings of or with the persons requesting such contribution. EPL will, as promptly as reasonably practicable, notify EXXI of any such request for contribution or meeting or any other notice received from a governmental authority in respect of any employee benefit plan.

The provisions contained in the first paragraph of this section are included for the sole benefit of the parties to the merger agreement and will not create any right in any other person, including any employee, former employee, or any participant in any employee benefit plan (or beneficiary thereof), including any right to continued (or resumed) employment with EXXI, the surviving corporation or any of their respective subsidiaries for any specified period of any nature or kind whatsoever. No provision in the first paragraph of this section will constitute an amendment of, or an undertaking to amend, any employee benefit plan or any employee benefit plan of the EXXI Group, or limit EXXI’s or the surviving corporation’s power to amend or terminate any particular employee benefit plan or any employee benefit plan of the EXXI Group or require (and EPL will take no action that would require) EXXI or surviving corporation to continue any particular employee benefit plan or any employee benefit plan of the EXXI Group.

Treatment of EPL Equity Awards

At or immediately prior to the effective time, the restrictions applicable to each share of restricted EPL common stock outstanding as of the effective time, whether or not subject to service-based or performance-based vesting conditions, issued pursuant to EPL’s 2009 Long Term Incentive Plan, as amended from time to time, will lapse and each such EPL restricted share will become fully vested, and will be treated as a share of EPL common stock for all purposes of the merger agreement, including the right to receive the applicable merger consideration.

At or immediately prior to the effective time, the restrictions applicable to each share of phantom EPL common stock outstanding as of the effective time, whether or not subject to service-based or performance-based vesting conditions, deferred pursuant to the Second Amended and Restated Stock and Deferral Plan for Non-Employee Directors, will lapse and each such EPL phantom share will become fully vested, and will be converted into the right to receive the applicable merger consideration, and such merger consideration will be held within the aforementioned director deferral plan subject to the terms and conditions of the director deferral plan.

At or immediately prior to the effective time, each outstanding option for the purchase of EPL common stock issued pursuant to any EPL stock plan outstanding (whether or not then vested or exercisable), by virtue of the occurrence of the closing of the merger and without any action on the part of any holder of any EPL stock option, will be deemed exercised pursuant to a cashless exercise for that number of shares of EPL common stock equal to (i) the number of shares of EPL common stock subject to such EPL stock option immediately prior to the effective time minus (ii) the number of whole and partial shares of EPL common stock subject to such EPL stock option that, when multiplied by $39.00 per share, is equal to the aggregate exercise price of such EPL stock option. Each such share will be deemed to be an outstanding share of EPL common stock for purposes of electing the form of consideration; provided, however, that only a cash election may be made in respect of such share.

Prior to the effective time of the merger, EPL will take all actions necessary such that, as of the effective date of the merger, each outstanding EPL restricted share, EPL phantom share and EPL stock option will be canceled in exchange for the applicable equity award consideration (if any), including (i) obtaining any consents from holders of EPL equity awards that are required under the terms of the applicable EPL stock plan, and (ii) amending, to the extent necessary and to the extent such amendment is permitted by the terms of such EPL equity award or EPL stock plan, the terms of such EPL equity awards or EPL stock plan to give effect to the transactions contemplated by this section. Notwithstanding any other provision of this section, payment may be withheld in respect of any EPL equity award until any required consent of the holder of such EPL equity award is obtained.

All payments of equity award consideration will be made through the surviving corporation’s payroll system, and the surviving corporation will be entitled to deduct and withhold from the consideration otherwise payable to any holder of EPL equity awards pursuant to the merger agreement any amount required to be deducted and withheld with respect to the making of such payment under applicable law, including taxes. To the extent that amounts are so properly deducted and withheld by the surviving corporation, such amounts will be treated for all purposes of the merger agreement as having been paid to the holder of EPL equity awards in respect of which such deduction and withholding was made by the surviving corporation. No interest will be paid or accrue on the amounts payable pursuant to this section in respect of any EPL equity award.

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including covenants relating to:

•	confidentiality and, subject to applicable law, reasonable access to information about EPL and its subsidiaries, including but not limited to, their employees, properties, offices and other facilities, as well as their books, records, contracts and documents;

•	cooperation between EXXI and EPL in the preparation of this joint proxy statement/prospectus;

•	the cooperation and use of each party’s reasonable best efforts to defend against and respond to any proceeding that questions the validity or legality of the transactions or seeks damages in connection therewith;

•	the issuing of any press release or other public statements with respect to the merger agreement or transactions, including, subject to applicable law and stock exchange listing requirements, requiring consultation with the other party;

•	subject to applicable law, the obligation to confer with the other party, report on operational matters and promptly advise the other party of any change or event having, or that would reasonably be expected to have, individually or in the aggregate, a material adverse effect with respect to any party;

•	the use of EXXI’s reasonable best efforts to (i) take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, advisable or proper to consummate and obtain the financing necessary to consummate the transactions contemplated by the merger agreement on the terms and conditions described in the debt commitment letter (the “debt commitment letter”) by the closing, including the taking of specific action described in the merger agreement, or (ii) if any portion of such financing becomes unavailable on the terms and conditions described in the debt commitment letter, to arrange and obtain alternative financing in an amount sufficient and on terms and condition not less favorable to EXXI than those described in the debt commitment letter to enable EXXI to fund the payment of cash consideration;

•

EXXI’s obligation to not, and to not permit OpCo or Merger Sub to, agree to or permit any termination, amendment, replacement, supplement or other modification of, or waive any of its material rights under, the debt commitment letter or the debt financing agreements without EPL’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided that EXXI, OpCo and Merger Sub may, without EPL’s prior written consent (i) enter into any amendment, replacement, supplement or other modification to or waiver of any provision of the debt commitment letter or the debt financing agreements that does not (a) reduce the aggregate amount of net cash proceeds from the financing below the amounts otherwise required to be paid by EXXI, OpCo or Merger Sub hereunder in cash, (b) impose new or additional conditions to the funding of the financing, (c) adversely impact the ability of EXXI or Merger Sub to enforce its rights against the other parties to the debt commitment letter or the debt financing agreements or (d) otherwise contain any provisions that would reasonably be expected to prevent, materially delay or materially impede the consummation of the financing or the transactions contemplated by the merger agreement; and (ii) amend the debt commitment letter to add lenders, lead arrangers, book runners, syndication agents or similar entities who had not executed the debt commitment letter as of the date of the merger agreement so long as any such addition would not reasonably be expected to prevent, materially delay or materially impede the consummation of the financing or the transactions contemplated by the merger agreement. For the avoidance of doubt, each of EXXI, OpCo or Merger Sub may, if it so determines in its discretion, arrange for alternative financing for the transactions contemplated by the merger agreement from a third party or parties on terms and conditions not less favorable to EXXI (taken as a whole), if such alternative financing does not contain any provisions that would otherwise be prohibited by the proviso to the immediately preceding sentence;

•	the use of EPL’s, its subsidiaries’ and its representatives’ reasonable best efforts to provide EXXI, OpCo and Merger Sub all cooperation reasonably requested by EXXI that is customary in connection with the arrangement of the financing or any alternative financing, including to the extent specifically described in the merger agreement;

•	EPL’s obligation to use reasonable best efforts to provide, and to cause its subsidiaries and their respective representatives to provide, reasonable cooperation or take actions reasonably requested by EXXI in connection with EXXI’s decision to commence a tender offer or consent solicitation or redemption of EPL’s outstanding senior notes;

•	EPL’s obligation, to the extent permitted by the applicable indenture, and if requested by EXXI in writing, in lieu of EXXI, OpCo or Merger Sub commencing or closing a debt offer, to take any actions reasonably requested by EXXI to facilitate the redemption, satisfaction and/or discharge of the applicable EPL senior notes pursuant to the applicable indenture at the effective time; provided, however, that prior to EPL being required to issue any irrevocable notice of redemption with respect to any such series of EPL senior notes, which redemption cannot be conditioned upon the occurrence of the closing of the merger, EXXI shall have, or shall have caused to be, deposited with the trustee under such applicable indenture sufficient funds to effect such redemption, satisfaction and discharge, and if a conditional notice is given, EXXI shall ensure that at the effective time the surviving corporation has all funds necessary in connection with any such redemption or satisfaction and discharge;

•	EXXI, OpCo and Merger Sub acknowledge and agree that neither the pendency nor the consummation of any such redemption, defeasance or satisfaction and discharge is a condition to EXXI’s, OpCo’s or Merger Sub’s obligations under the merger agreement;

•	all reasonable fees and expenses (and all other fees and expenses consented to by EXXI) incurred by EPL in connection with the activities set forth relating to debt offers shall be paid by EXXI, and EXXI shall indemnify and hold harmless EPL, its subsidiaries and its and their respective representatives for and against any and all losses, damages, claims, costs or expenses suffered or incurred by them in connection with the debt offer and any information contained in the offer documents in connection therewith, except (i) with respect to information supplied by EPL, its subsidiaries and its and their representatives specifically for inclusion or incorporation by reference in any offering document or (ii) to the extent such losses and damages arise from gross negligence or willful misconduct of EPL, its subsidiaries or any of its or their representatives;

•

EPL’s obligation not to adopt any shareholder rights plan, “poison pill,” anti-takeover plan or other similar device unless EPL takes all necessary action to render such device inapplicable to the merger agreement, the EPL voting agreements and the transactions contemplated by the merger agreement. If any “fair price,” “moratorium,” “control share acquisition,” “interested shareholder,” “business combination,” anti-takeover or other similar statute, rule or regulation enacted under state or federal laws in the United States may become or may purport to be applicable to EPL is applicable to the merger agreement, the EPL voting agreements or the transactions contemplated by the merger agreement, each of EPL and EXXI shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated by the merger agreement may be consummated as promptly as practicable on the terms contemplated in the merger agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated by the merger agreement;

•	the listing on the NASDAQ Global Select Market of the shares of EXXI common stock to be issued in the merger;

•	EPL’s obligation to give prompt notice to EXXI, and EXXI, OpCo or Merger Sub’s obligation to give prompt notice to EPL, upon becoming aware of any condition, event or circumstance that will result in any of the conditions precedent to the completion of the merger not being met, or the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under the merger agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under the merger agreement; and

•	the cooperation of the parties with respect to insurance policies to be effective after the closing for wind storms, hurricanes or similar occurrences.

EXXI has also agreed not to, for six years after the effective time, repeal or otherwise modify the surviving corporation’s certificate of incorporation or bylaws in any manner that would affect adversely the rights of any indemnified person to indemnification, exculpation and advancement except to the extent required by law. EXXI has further agreed to maintain officers’ and directors’ liability insurance, on behalf of EPL’s current and former directors and officers, in an amount and scope at least as favorable as EPL’s existing director and officer liability policies. Notwithstanding the foregoing, EXXI will not be required to pay more than 300% of the last annual premium paid by EPL for the six years of coverage; however, if the cost of that director and officer insurance exceeds the 300% cap, EXXI will purchase as much coverage as is reasonably obtainable for a premium equal to or less than the cap.

Conditions to Completion of the Merger

The obligations of EXXI, EPL, OpCo and Merger Sub to consummate the merger are subject to the satisfaction or waiver of the following conditions on or prior to the closing date, any or all of which may be waived jointly by the parties to the merger agreement, in whole or in part, to the extent permitted by applicable law:

•	the adoption of the merger agreement by the affirmative vote of holders of a majority of the outstanding shares of EPL common stock;

•	the approval, by a majority of the votes cast at a duly called meeting of the shareholders of EXXI at which a quorum is present, of (i) the issuance of EXXI common stock to EPL stockholders in connection with the merger and (ii) the election of Scott A. Griffiths to serve as class II director on the EXXI board of directors;

•	the expiration of any waiting periods or the receipt of any approvals required to be obtained for the consummation of the merger and the other transactions contemplated by the merger agreement under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (on April 4, 2014, EXXI and EPL were notified by U.S. antitrust authorities that the Hart-Scott-Rodino waiting period had expired);

•	the absence of any laws, temporary restraining orders, preliminary or permanent injunctions or other orders that have the effect of making the merger illegal or otherwise prohibiting consummation of the merger;

•	the effectiveness of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part and the absence of a stop order or proceedings pending before the SEC for that purpose; and

•	authorization for the listing on the NASDAQ Global Select Market of the shares of EXXI common stock to be issued in the merger.

In addition, the obligations of EXXI and Merger Sub to consummate the merger are further subject to the satisfaction or waiver of the following conditions at the closing date:

•	each of the representations and warranties of EPL set forth in the merger agreement being true and correct as of the date of the merger agreement and as of the closing date as though made on and as of the closing date, unless otherwise specified, except for (i) such failures to be true and correct (without regard to qualification or exceptions contained therein as to materiality or material adverse effect) that has not had and could not be reasonably expected to have, individually or in the aggregate, a material adverse effect; provided, however, that the foregoing clause (i) shall not apply to EPL’s representations and warranties regarding (A) organization, standing and power, (B) information supplied, (C) absence of certain changes since December 31, 2013, (D) brokers, (E) anti-takeover statutes and certificate restrictions and (F) related party transactions; and (ii) failures to be true and correct in respect of the representations and warranties contained in EPL’s capital structure representation that would result in the payment of not more than $1,000,000 of additional merger consideration and equity award consideration in the aggregate;

•	EPL having performed or complied with, in all material respects, all obligations required to be performed or complied with by it under the merger agreement;

•	absence of any event, change or development after the date of the merger agreement that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect;

•	absence of any proceeding by any governmental authority in which such governmental authority is (i) challenging or seeking to make illegal, to delay materially or otherwise restrain or prohibit the consummation of the transaction, (ii) seeking to prohibit or limit in any material respect EXXI’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to EPL capital stock, or (iii) seeking to compel EPL, EXXI or any of their subsidiaries to dispose of or hold separate any material assets as a result of any of the transactions contemplated by the merger agreement;

•	the aggregate number of shares of EPL common stock properly demanding appraisal not exceeding 10% of the shares of EPL common stock outstanding as of the record date for the EPL stockholders meeting;

•	EPL’s EBITDAX for the four consecutive fiscal quarter periods ending prior to the closing date for which financial information is available not being less than 70% of EPL’s EBITDAX for the year ended December 31, 2013, and EPL having furnished EXXI with a certificate dated the closing date, signed on its behalf by its chief executive officer or chief financial officer, certifying that the condition set forth in this bullet point has been satisfied and setting forth EPL’s calculation of EPL’s EBITDAX, which calculation will be presented in the form of Exhibit C to the merger agreement; and

•	the receipt of a certificate executed by EPL’s chief executive officer or chief financial officer as to the satisfaction of the conditions described in the preceding six bullets.

In addition, the obligation of EPL to consummate the merger is subject to the satisfaction or waiver of the following conditions at the closing date:

•	each of the representations and warranties of EXXI, OpCo and Merger Sub set forth in the merger agreement being true and correct as of the date of the merger agreement and as of the closing date as though made on and as of the closing date, unless otherwise specified, except for such failures to be true and correct (without regard to qualification or exceptions contained therein as to materiality or material adverse effect) that have not had and could not be reasonably expected to have, individually or in the aggregate, a material adverse effect;

•	EXXI and Merger Sub each having performed or complied with, in all material respects, all obligations required to be performed by it under the merger agreement;

•	absence of any event, change or development after the date of the merger agreement that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect; and

•	the receipt of a certificate executed by EXXI’s chief executive officer or chief financial officer as to the satisfaction of the conditions described in the preceding three bullets.

Termination of the Merger Agreement

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time, whether before or after the receipt of the required shareholder approvals, under the following circumstances:

•	by mutual written consent of EXXI and EPL;

•	by either EXXI or EPL:

•	if any governmental authority has (i) issued any order or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the merger and such order or other action has become final and nonappealable or (ii) any law has been adopted that makes consummation of the merger illegal or otherwise prohibited; provided, however, that the foregoing right to terminate the merger agreement will not be available to any party whose failure to comply with any material covenant or agreement under the merger agreement has been the cause of or resulted in the action or event described in clauses (i) and (ii), above, occurring;

•	if the EPL stockholders meeting has concluded and the EPL stockholder approval has not been obtained;

•	if the EXXI shareholders meeting has concluded and the EXXI shareholder approval have not been obtained;

•	if the merger has not been consummated by 5:00 pm, Houston, Texas time on August 1, 2014 (the “outside date”); provided, however, that if, as of August 1, 2014, all of the conditions to the completion of the merger other than the conditions set forth in the first six bullet points of the “Conditions to Completion of Merger” section above have been satisfied, have been waived by the applicable party or are capable of being satisfied on such date, either EPL or EXXI may elect to extend the outside date to September 12, 2014; provided further that the foregoing right to terminate the merger agreement will not be available to any party whose failure to comply with any material covenant or agreement under the merger agreement has been the cause of or resulted in the failure of the merger to occur on or before such outside date;

•	upon a breach by the other party of any representation, warranty, covenant or other agreement contained in the merger agreement that would result in the failure of one of certain conditions to such other party’s obligations to complete the merger, if such breach is (i) continuing as of the closing date and (ii) cannot be cured, or if curable, has not been cured within 30 days after written notice thereof to the breaching party (any such breach a “terminable breach”); provided that a party may not terminate the merger agreement pursuant to another party’s terminable breach if such party is then in terminable breach of any representation, warranty, covenant or other agreement in the merger agreement;

•	by EXXI if the board of directors of EPL makes an EPL adverse recommendation;

•	by EPL if the board of directors of EXXI makes an EXXI adverse recommendation; and

•	by EPL, prior to receipt of the EPL stockholder approval, if (i) in order to enter into a definitive agreement with respect to a superior proposal in accordance with the applicable provisions of the merger agreement and (ii) EPL has tendered to EXXI payment in full of the termination fee on or prior to such termination.

Effect of Termination

If the merger agreement is terminated by any party in accordance with its terms, the merger agreement will become void and there will be no liability or obligation on the part of any party thereto, except with respect to: (i) the provision setting forth the effect of termination; (ii) breaches of the confidentiality agreement between EPL and EXXI and the unauthorized use of information for purposes unrelated to the transactions under the merger agreement; (iii) the payment of any termination fees or expenses; and (iv) the general provisions of the merger agreement governing, among other things, choice of law, waiver of jury trial and the rights of the parties to specific performance. However, neither any such termination nor any provision of the merger agreement will relieve any party from liability for any damages for a willful and material breach of the merger agreement.

Termination Fees and Expenses

In the following circumstances, a termination fee may be owed either by EXXI or EPL to the other party. Except as otherwise set forth below, the “termination fee” will be $45,000,000 and the “reimbursement amount” will mean reasonable expenses incurred by either EPL or EXXI, OpCo and Merger Sub, as applicable, in each case in connection with the merger agreement and in an amount not to exceed $6,000,000.

•	In the event that EPL terminates the merger agreement prior to the receipt of EPL stockholder approval in order to enter into a definitive agreement with respect to a superior proposal, EPL will pay the termination fee to EXXI.

•	In the event that (i) there has been a publicly announced, bona fide competing proposal (substituting for this purpose “50%” for “15%” in the definition thereof) at or prior to the date of the EPL stockholders meeting, (ii) the merger agreement is terminated due to the failure of EPL to obtain the EPL stockholder approval at the EPL stockholders meeting and (iii) within 12 months after such termination, EPL enters into a definitive agreement with respect to any competing proposal, then upon signing of such definitive agreement EPL will pay EXXI the termination fee.

•	In the event the merger agreement is terminated by EXXI as a result of EPL’s terminable breach of any representation, warranty, covenant or other agreement, then EPL will pay EXXI an amount equal to the reimbursement amount.

•	In the event the merger agreement is terminated by EPL as a result of EXXI’s terminable breach of any representation, warranty, covenant or other agreement, then EXXI will pay EPL an amount equal to the reimbursement amount.

•	In the event EXXI terminates the merger agreement because, prior to obtaining the approval of the EPL stockholders, the board of directors of EPL makes an EPL adverse recommendation change (including in connection with a superior proposal), then EPL will pay EXXI the termination fee.

•	In the event EPL terminates the merger agreement because, prior to obtaining the approval of the EXXI shareholders, the board of directors of EXXI makes an EXXI adverse recommendation change adverse to EPL, then EXXI will pay EPL the termination fee.

In no event shall EXXI or EPL, as applicable, be entitled to receive more than one payment of a termination fee and one payment of a reimbursement amount. Except as provided above, each party to the merger agreement will pays its own costs and expenses in connection with negotiating the merger agreement and consummating the transaction contemplated thereby.

Amendments, Extensions and Waivers

Prior to obtaining EPL stockholder approval, the merger agreement may be amended at any time by all parties thereto. Following the obtaining of EPL stockholder approval, no amendment to the merger agreement will be effective if such amendment would require by law the further approval by the EPL stockholders without first obtaining such further approval. The merger agreement may not be amended except by an instrument in writing signed on behalf of each of the parties thereto.

At any time prior to the effective time, the parties to the merger agreement, by action taken or authorized by their respective boards of directors, may, to the extent permitted by applicable law, (a) extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement; (b) waive any inaccuracies in the representations and warranties contained in or in any document delivered pursuant to the merger agreement; and (c) waive compliance with any of the agreements, covenants or conditions contained in the merger agreement. Any agreement by a party to the merger agreement to any such extension or waiver will be valid only if set forth in a written instrument signed on behalf of such party.

No Third Party Beneficiaries

While the merger agreement is not intended to confer upon you or any person other than EPL, EXXI, OpCo and Merger Sub any rights or remedies under or by reason of the merger agreement, it provides limited exceptions. EPL and any of its subsidiaries’ directors and officers will continue to have the right to indemnification and liability insurance coverage for a period of time after the completion of the merger and these rights may be enforced by such officers and directors. Furthermore, the parties providing financing to support the transaction are third party beneficiaries to both this provision of the merger agreement as well as the governing law, venue, waiver of jury trial and service of process provision, and these two sections may not be amended in any way adverse to such parties without their consent.

Specific Performance

The parties to the merger agreement agreed that irreparable damage would occur in the event that any of the provisions of the merger agreement were not performed in accordance with the terms thereof or were otherwise breached. Each party agreed that, in the event of any breach or threatened breach of the merger agreement, the non-breaching party will be entitled, in addition to any other remedy that may be available to it whether in law or equity, including monetary damages (but only to the extent expressly limited by the merger agreement) to seek and obtain in the courts (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (ii) an injunction restraining such breach or threatened breach. Each party further agreed not to assert that any of the foregoing remedies is unenforceable, invalid, contrary to law or inequitable for any reason, nor to object to such a remedy on the basis that a remedy of monetary damages would provide an adequate remedy for any such breach. Each party further acknowledged and agreed that the right to seek and obtain specific performance in the event of a breach of the merger agreement is an integral part of the transactions of the merger agreement and that, without such right, the other parties would not have entered into the merger agreement.

Shareholder Voting Agreements

EPL Voting Agreements

In connection with the execution of the merger agreement, EXXI, OpCo and Merger Sub concurrently entered into a voting agreement, dated as of March 12, 2014, with each of (a) Charles O. Buckner, Scott A. Griffiths, Steven J. Pully and William F. Wallace, each of whom is a director on the board of directors of EPL and (b) Gary C. Hanna, Tiffany J. Thom, David Cedro, Andre J. Broussard, W. Mac Jensen and Chad E. Williams, each of whom is an executive officer of EPL (collectively, the “EPL voting agreements”). The shares of EPL common stock outstanding with respect to which such directors and executive officers of EPL have voting power represent, in the aggregate, approximately 0.9% of EPL’s outstanding common stock as of the date of this document. Under, and subject to the terms of the EPL voting agreements, each signatory director and executive officer of EPL agrees to vote the shares it beneficially owns (i) in favor of the merger and the merger agreement and any other transactions contemplated thereby and (ii) against (a) any other competing proposal, (b) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of EPL, and (c) any other action, proposal or agreement that would reasonably be expected to interfere with or delay the consummation of the merger. The EPL voting agreements terminate at the earliest of the effective time, the termination of the merger agreement in accordance with its terms or any reduction or change in form of the merger consideration.

EXXI Voting Agreements

In connection with the execution of the merger agreement, EPL concurrently entered into a voting agreement, dated as of March 12, 2014, with each of West Griffin, Rick Fox, Kevin Flannery, Hill A. Feinberg, Cornelius Dupré, II, Paul Davison, William Colvin, Bo Boyd, Granger Anderson, Keith Acker, John D. Schiller, Perrin Roller, Todd Reid, Antonio de Pinho, Tom O’Donnell, Hugh Menown, Kerry McDonough, Ben Marchive and Stewart Lawrence (collectively, the “EXXI voting agreements”) who, in the aggregate, beneficially own approximately 3.9% of EXXI’s outstanding common stock as of the date of this document. Under, and subject to the terms of the EXXI voting agreements, each signatory executive officer and director of EXXI agrees to vote their shares of EXXI’s common stock (i) in favor of the merger and the merger agreement and any other transactions and matters contemplated thereby and (ii) against any other action that (a) is an agreement or arrangement constituting or related to any transaction that would reasonably be likely to impair or impede EXXI’s, OpCo’s or Merger Sub’s ability to consummate or finance the transactions of the merger agreement on or prior to the outside date, (b) would result in a liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of EXXI, (c) would result in a failure to elect the EPL director to the EXXI board of directors as a class II director or the removal of such director from such board prior to the 2016 EXXI annual general meeting and (d) any other action, proposal or agreement that would reasonably be expected to interfere with or delay the consummation of the merger. The EXXI voting agreements terminate at the earliest of the effective time, the termination of the merger agreement in accordance with its terms or any reduction of the merger consideration.

PROPOSALS FOR THE EXXI SPECIAL MEETING

EXXI Proposal 1 — Issuance of Shares of EXXI Common Stock

For a summary and detailed information regarding this proposal, see the information about the merger and issuance of EXXI common shares in connection with the merger contained throughout this joint proxy statement/prospectus, including the information set forth in the sections titled “The Merger” beginning on page 59.

A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.

Under the merger agreement, approval of this proposal is a condition to the completion of the merger. If the proposal is not approved, the transactions will not be completed even if the other proposals related to the transactions are approved.

Under the NASDAQ rules, the EXXI share issuance requires the affirmative vote of holders of a majority of the outstanding EXXI common shares voted at the EXXI special meeting.

EXXI’s board of directors has unanimously approved the merger and the merger agreement and unanimously recommends that EXXI shareholders vote “FOR” the proposal to approve the issuance of EXXI common shares to EPL stockholders in connection with the merger.

EXXI Proposal 2 — Election of Scott A. Griffiths to Serve as a Class II Director on the EXXI Board of Directors

Under the merger agreement, EXXI has agreed to take all action necessary to nominate and recommend for election at the EXXI shareholder meeting a current member of EPL’s board of directors to be designated by EPL, subject to approval by the nomination committee of EXXI’s board of directors, to elect such EPL director to serve on the EXXI board of directors following the merger. EPL has designated Scott A. Griffiths to stand for election to serve as a class II director on the EXXI board of directors and the nomination committee of EXXI’s board of directors has approved Mr. Griffiths to stand for election as a class II director.

Assuming the approval of Proposal 2, our full board of directors will consist of seven (7) directors, with class I having two directors, class II having three directors and class III having two directors. The directors in each class serve a three-year term. The terms of each class expire at successive annual general meetings so that the shareholders elect one class of directors at each annual general meeting. If elected, Mr. Griffiths will serve on the EXXI board of directors as a class II director until the EXXI 2016 annual general meeting, or until his successor is duly elected and qualified or until his earlier resignation or removal in accordance with the EXXI bye-laws.

Certain general information about the director nominee, Mr. Griffiths, and the individual qualifications and skills that Mr. Griffiths would contribute to the EXXI board of directors’ effectiveness as a whole is described below in his biographical information under “Information About the Director Nominee.”

Under Bermuda law and the EXXI bye-laws, approval of election of Mr. Griffiths to serve as a class II director on the EXXI board of directors requires the affirmative vote of holders of a majority of the outstanding EXXI common shares voted at the EXXI special meeting.

The EXXI board of directors unanimously recommends that EXXI shareholders vote “FOR” the proposal to elect Scott A. Griffiths to serve as a class II director on the EXXI board of directors.

INFORMATION ABOUT THE DIRECTOR NOMINEE

The following sets forth information concerning the nominees for election to the EXXI board of directors as a class II director, including his name, age, principal occupation or employment for at least the past five years. There are no family relationships among any of the EXXI directors, the director nominee or executive officers. The following describes the experiences, qualifications, attributes and skills that caused the nomination committee and board of directors to determine that the person nominated as a class II director to serve until the 2016 annual general meeting should be so nominated.

Nominee for Election as Class II Director

Scott A. Griffiths, age 59, has been an EPL director since September 2009. Mr. Griffiths has almost 30 years of experience in the energy sector. Mr. Griffiths served as Senior Vice President and Chief Operating Officer of Hydro Gulf of Mexico, L.L.C. from December 2005 to December 2006. Subsequent to leaving Hydro Gulf of Mexico, Mr. Griffiths has been involved in certain energy investments for his own account. From 2003 through December 2005, Mr. Griffiths served as Executive Vice President and Chief Operating Officer of Spinnaker Exploration Company. From 2002 to 2003, Mr. Griffiths served as Senior Vice President, Worldwide Exploration for Ocean Energy, Inc. Mr. Griffiths joined Ocean following the 1999 merger of Ocean and Seagull Energy Corporation, where he began working in 1997. At Seagull, Mr. Griffiths served as Vice President, Domestic Exploration. From 1984 to 1997, Mr. Griffiths was with Global Natural Resources, Inc. where he served in various capacities, including Vice President for Domestic Exploration, before Global merged with Seagull in 1997. Mr. Griffiths was also an Exploration Geologist with Shell Oil Company from 1981 to 1984. Mr. Griffiths is a director of Enlink Midstream GP, LLC. Mr. Griffiths served as a director of Copano Energy, LLC from 2002 until 2013 when Copano Energy, LLC was sold to Kinder Morgan. He holds a B.S. in Geology from the University of New Mexico, an M.A. in Geology from Indiana University and completed the Advanced Management Program at Harvard Business School.

In light of Mr. Griffiths’ almost 30 years of experience in the energy industry, the EXXI board determined that Mr. Griffiths’ business and board experience, particularly his extensive experience in the operations aspects of the oil and gas business, will make him a valuable member of EXXI’s board.

Vote Required for Approval

If the nominee receives the affirmative vote of holders of a majority of the outstanding EXXI common shares voted at the EXXI special meeting, he will be elected to the EXXI board of directors as a class II director to serve until EXXI’s 2016 annual general meeting or until his successor has been elected and qualified or until his earlier removal or resignation from the EXXI board of directors. Abstentions and broker non-votes will not be counted and will not affect the outcome of the vote on this proposal.

PROPOSALS FOR THE EPL SPECIAL MEETING

EPL Proposal 1 — Merger Agreement

For a summary and detailed information regarding this proposal, see the information about the merger agreement throughout this joint proxy statement/prospectus, including the information set forth in section titled “The Merger Agreement” beginning on page 133. A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus.

Under the merger agreement, approval of this proposal is a condition to the completion of the merger. If the proposal is not approved, the merger with EXXI and the transactions will not be completed even if the other proposals related to the transactions are approved.

Adoption of the merger agreement requires the affirmative vote, in person or by proxy, of the holders of a majority of the issued and outstanding shares of EPL common stock that are entitled to vote at the EPL special meeting. Failures to vote, broker non-votes and abstentions will have the same effect as a vote “AGAINST” the approval of such proposal.

EPL’s board of directors has unanimously adopted the merger agreement, has determined that the merger and the transactions contemplated thereby are in the best interests of the EPL stockholders and unanimously recommends that EPL stockholders vote “FOR” the proposal to adopt the merger agreement.

EPL Proposal 2 — Advisory (Non-Binding) Vote on Compensation

Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires EPL to provide its stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to EPL’s named executive officers that is based on or otherwise relates to the merger and the other transactions contemplated by the merger agreement, including the compensation table and the related narrative named executive officer compensation disclosures set forth in “The Merger—Interests of EPL Directors and Executive Officers in the Merger” beginning on page 114. This vote is commonly referred to as a “golden parachute say on pay” vote. Accordingly, EPL’s stockholders are being provided with the opportunity to cast an advisory vote on these change of control payments.

Because the vote is advisory, the vote on this proposal is not binding on EPL or the EPL board of directors. Furthermore, approval of this proposal is not a condition to completion of the proposed transactions.

EPL is seeking approval of the following resolution at the special meeting:

“RESOLVED, that EPL’s stockholders approve, on an advisory (non-binding) basis, the compensation of EPL’s named executive officers that is based on or otherwise relates to the proposed transactions, as disclosed pursuant to Item 402(t) of Regulation S-K under the heading “The Merger — Interests of EPL Directors and Executive Officers in the Merger” (which disclosure includes the compensation table and related narrative named executive officer compensation disclosures required pursuant to Item 402(t) of Regulation S-K).”

Approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to EPL’s named executive officers that is based on or otherwise relates to the proposed transactions requires the affirmative vote of the holders of a majority of the outstanding voting power of all classes of EPL’s stock present, in person or by proxy, at the special meeting and entitled to vote thereon which has actually been voted, assuming there is a quorum. Failures to vote, abstentions and broker non-votes will have no effect on the vote for this proposal.

EPL’s board of directors unanimously recommends that you vote “FOR” approval on an advisory (non-binding) basis, of the compensation that may be paid or become payable to EPL’s named executive officers that is based on or otherwise relates to the proposed transactions.

EPL Proposal 3 — Possible Adjournment of the EPL Special Meeting

If EPL fails to receive a sufficient number of votes to approve EPL Proposal 1, EPL may propose to adjourn the special meeting, if a quorum is present, for the purpose of soliciting additional proxies to approve EPL Proposal 1. EPL currently does not intend to propose adjournment of the EPL special meeting if there are sufficient votes to approve EPL Proposal 1. The proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the approval of a majority of the outstanding voting power of all shares of EPL’s common stock present, in person or by proxy, at the special meeting and entitled to vote thereon which has actually been voted. Failures to vote, abstentions and broker non-votes will have no effect on the vote for this proposal. If a quorum is not present, EPL’s bylaws permit the Chairman to adjourn the meeting without a stockholder vote.

EPL’s board of directors unanimously recommends that you vote “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

MATERIAL BERMUDA TAX CONSEQUENCES

As a Bermuda exempted company and under current Bermuda law, EXXI is not subject to tax on profits, income or dividends, nor is there any capital gains tax, estate duty or death duty applicable to EXXI in Bermuda. Distributions EXXI receives from its subsidiaries also are not subject to any Bermuda tax. Profits can be accumulated and it is not obligatory for a company to pay dividends. There is currently no Bermuda income, corporation or profits tax, withholding tax, capital gains tax, capital transfer tax, or estate duty or inheritance tax payable by non-residents of Bermuda in respect of capital gains realized on a disposition of shares of EXXI common stock or in respect of distributions shareholders receive from EXXI with respect to shares of its common stock. Note that the foregoing and subsequent analysis does not apply to the taxation of persons ordinarily resident in Bermuda, who may be subject to import duties, stamp duty, payroll tax or other taxes. Bermuda shareholders are encouraged to consult their own tax advisors regarding possible Bermuda taxes with respect to dispositions of, and distributions on, shares of EXXI common stock.

Furthermore, EXXI has received an assurance from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966 (as amended), that in the event that Bermuda enacts any legislation imposing tax computed on profits, income, any capital asset, gain or appreciation or any tax in the nature of estate duty or inheritance tax, EXXI and any of its operations and its shares, debentures or other obligations shall be exempt from the imposition of such tax until March 31, 2035, provided that such exemption shall not prevent the application of any tax payable in accordance with the provisions of the Land Tax Act, 1967 or otherwise payable in relation to land in Bermuda leased to or owned by EXXI.

EXXI, like all Bermuda exempted companies, is required to pay an annual government fee, which is determined on a sliding scale by reference to the amount of the company’s authorized share capital and share premium account.

In Bermuda, stamp duty is not chargeable in respect of the incorporation, registration, licensing of an exempted company or, subject to certain minor exceptions, on their transactions. Accordingly no stamp duty will be payable on the issue of any shares by EXXI in connection with the merger; nor are there currently any other Bermuda taxes that would be applicable on the issuance of any shares by EXXI in connection with the merger.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of (i) the material U.S. federal income tax consequences of the merger to “U.S. holders” (as defined below) and “non-U.S. holders” (as defined below) of EPL common stock whose shares are converted into the right to receive the merger consideration pursuant to the merger and (ii) the material U.S. federal income tax consequences of the ownership and disposition of EXXI common stock by U.S. holders and non-U.S. holders who receive EXXI common stock pursuant to the merger. No rulings have been or will be sought from the Internal Revenue Service (the “IRS”) with respect to any of the U.S. federal income tax issues discussed in this section, however, and, as a result, there can be no assurance that the IRS will not successfully challenge the conclusions reached in this section. The following discussion, to the extent it relates to the material U.S. federal income tax consequences of the ownership and disposition of EXXI common stock by U.S. holders and non-U.S. holders who receive EXXI common stock pursuant to the merger, is the opinion of Vinson & Elkins L.L.P., U.S. counsel to EXXI.

This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury Regulations, judicial opinions, and administrative rulings and published positions of the IRS, each as in effect as of the date hereof. These authorities are subject to change, possibly on a retroactive basis, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax imposed pursuant to Section 1411 of the Code, nor does it address any tax considerations under state, local or foreign tax laws or U.S. federal laws other than those pertaining to U.S. federal income tax (e.g., U.S. estate or gift tax laws).

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of EPL common stock that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust that (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

A “non-U.S. holder” means a beneficial owner of EPL common stock that is an individual, corporation, estate or trust that is not a U.S. holder.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of EPL common stock, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Partners of partnerships holding shares of EPL common stock are encouraged to consult their tax advisors.

This discussion applies only to holders of EPL common stock that hold such shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder of EPL common stock in light of its particular circumstances, or that may apply to a holder of EPL common stock that is subject to special treatment under the U.S. federal income tax laws, including, for example, insurance companies; controlled foreign corporations; passive foreign investment companies; holders who will, after the merger, own (actually or under applicable constructive ownership rules) 10% or more of the common stock of EXXI; dealers or brokers in securities or foreign currencies; traders in securities who elect the mark-to-market method of accounting; holders subject to the alternative minimum tax; holders that have a functional currency other than the U.S. dollar; tax-exempt organizations, retirement plans, individual retirement accounts and other tax-deferred accounts; governmental agencies or instrumentalities; banks and certain other financial institutions; mutual funds; regulated investment companies; real estate investment trusts; persons who are former citizens or former long-term residents of the United States (U.S. expatriates); partnerships, S corporations, or other pass-through entities or investors in partnerships or such other entities; holders who hold shares of EPL common stock as part of a hedge, straddle, constructive sale, conversion transaction or other risk reduction transaction; or holders who acquired their shares of EPL common stock through the exercise of employee stock options or other compensation arrangements.

U.S. Holders

Tax Consequences of the Merger to U.S. Holders

The receipt of the merger consideration by U.S. holders in exchange for shares of EPL common stock pursuant to the merger will be a fully taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder who receives the merger consideration in exchange for shares of EPL common stock pursuant to the merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between (i) the sum of the fair market value as of the effective time of any EXXI common stock received and the amount of any cash received and (ii) the U.S. holder’s adjusted tax basis in its shares of EPL common stock.

If a U.S. holder’s holding period in the shares of EPL common stock it surrenders in the merger is greater than one year as of the effective time, the gain or loss will be long-term capital gain or loss. Long-term capital gains of certain non-corporate holders, including individuals, are generally subject to U.S. federal income tax at reduced preferential rates. The deductibility of capital losses is subject to limitations. If a U.S. holder acquired different blocks of EPL common stock at different times and different prices, such U.S. holder must determine its adjusted tax basis and holding period separately with respect to each block of EPL common stock.

A U.S. holder’s aggregate tax basis in any EXXI common stock received in the merger will equal the fair market value of such stock as of the effective time. The holding period of any EXXI common stock received in the merger will begin on the day after the merger.

Tax Consequences of Holding EXXI Common Stock to U.S. Holders

Taxation of Distributions from EXXI

Subject to the passive foreign investment company, or PFIC, rules discussed below, distributions made by EXXI to a U.S. holder with respect to its common stock will generally be treated as dividends to the extent paid out of EXXI’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent those distributions exceed EXXI’s current and accumulated earnings and profits, the distributions will be treated as a non-taxable return of capital to the extent of the U.S. holder’s tax basis in its shares of EXXI common stock (and will reduce (but not below zero) the U.S. holder’s tax basis accordingly) and thereafter as capital gain from the sale or exchange of such common stock. See “—U.S. Holders – Tax Consequences of Holding EXXI Common Stock to U.S. Holders – Taxation of Sale, Exchange or Other Taxable Disposition of EXXI Common Stock”. U.S. holders that are corporations will not be entitled to claim a dividends-received deduction with respect to distributions treated as dividends they receive from EXXI. EXXI intends to calculate its earnings and profits under U.S. federal income tax principles, so that U.S. holders can determine the portion of dividends on its common stock that will be treated as a dividend.

If (a) U.S. persons own 50% or more of the shares of EXXI stock, by vote or value, and (b) at least 10% of EXXI’s earnings and profits are attributable to sources within the United States, then, for purposes of computing a U.S. holder’s foreign tax credit limitation, a portion of any distributions treated as dividends paid with respect to shares of EXXI common stock would be treated as derived from sources within the United States. Otherwise, any dividends paid by EXXI would be treated as foreign-source “passive category income” for purposes of computing allowable foreign tax credits for U.S. foreign tax credit purposes. Assuming, however, that U.S. persons own 50% or more of the shares of EXXI stock and at least 10% of EXXI’s earnings and profits are attributable to sources within the United States, the portion of any dividend paid by EXXI treated as from U.S. sources would be equal to the amount of such dividend multiplied by the percentage which EXXI’s earnings and profits from sources within the United States for such taxable year bears to the total amount of EXXI’s earnings and profits for such taxable year. The rules governing foreign tax credits are complex and are not described completely herein. U.S. holders are encouraged to consult their own tax advisors regarding the availability of foreign tax credits in their particular circumstances.

Distributions treated as dividends received from EXXI by a U.S. holder that is an individual, trust or estate (a “U.S. individual holder”) generally will be treated as “qualified dividend income,” which is currently taxable to such U.S. individual holder at preferential capital gain tax rates, provided that (i) EXXI is a “qualified foreign corporation”; (ii) EXXI is not a PFIC for the taxable year during which the dividend is paid or the immediately preceding taxable year (see “—U.S. Holders—Tax Consequences of Holding EXXI Common Stock to U.S. Holders – PFIC Status and Significant Tax Consequences”); (iii) the U.S. individual holder has owned its EXXI common stock for more than 60 days during the 121-day period beginning 60 days before the date on which the common stock become ex-dividend (and has not entered into certain risk limiting transactions with respect to such common stock); and (iv) the U.S. individual holder is not under an obligation to make related payments with respect to positions in substantially similar or related property. A foreign corporation is treated as a qualified foreign corporation with respect to dividends paid by that corporation on shares that are readily tradable on an established securities market in the United States. U.S. Treasury Department guidance indicates that shares of EXXI common stock, which are listed on the NASDAQ, will be readily tradable on an established securities market in the United States as a result of such listing. However, there can be no assurance that EXXI common stock will be considered readily tradable on an established securities market in later years. Any dividends paid on EXXI common stock that are not eligible for these preferential rates will generally be taxed as ordinary income to a U.S. individual holder.

Taxation of Sale, Exchange or Other Taxable Disposition of EXXI Common Stock

Subject to the PFIC rules discussed below, upon the sale, exchange or other taxable disposition of a share of EXXI common stock, a U.S. holder generally will recognize capital gain or loss equal to the difference between the amount realized upon the sale, exchange or other disposition and such U.S. holder’s adjusted tax basis in the share. The U.S. holder’s adjusted tax basis in the share of common stock generally will equal the fair market value of such share as of the effective time, reduced by any dividends treated as a tax-free return of capital as discussed above under “—U.S. Holders—Tax Consequences of Holding EXXI Common Stock to U.S. Holders—Taxation of Distributions from EXXI”. Such gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the share of EXXI common stock exceeds one year on the date of the sale or disposition. Certain U.S. holders (including individuals) may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. A U.S. holder’s ability to deduct capital losses is subject to limitations. Such capital gain or loss generally will be treated as U.S.-source income or loss, as applicable, for U.S. foreign tax credit purposes.

PFIC Status and Significant Tax Consequences

The foregoing discussion assumes that EXXI is not and will not become a PFIC for U.S. federal income tax purposes. In general, a non-U.S. corporation is a PFIC for any taxable year in which either:

•	at least 75% of its gross income (including its proportionate share of the gross income of any other corporation in which it owns, directly or indirectly, 25% or more (by value) of such corporation’s stock) for such taxable year consists of certain types of passive income (e.g., dividends, interest, capital gains, royalties and, the excess of gains over losses from sales of commodities); or

•	at least 50% of the average value of its assets (including its proportionate share of the assets of any other corporation in which it owns, directly or indirectly, 25% or more (by value) of such corporation’s stock) is attributable to assets that produce, or are held for the production of, passive income.

Based on EXXI’s current and currently anticipated method of operation, EXXI does not believe it is a PFIC, and it does not expect to become a PFIC in the future. However, because PFIC status is determined annually and depends on the composition of a company’s income and assets and the fair market value of its assets, no assurance can be given that EXXI will not be a PFIC in the future.

If EXXI were a PFIC for any year in which a U.S. holder held EXXI common stock, certain adverse U.S. federal income tax consequences would apply to such U.S. holder, including a recharacterization of any capital gain recognized on a sale or other disposition of shares of EXXI common stock as ordinary income, ineligibility for any preferential tax rate otherwise applicable to any “qualified dividend income”, a material increase in the amount of tax that such U.S. holder would owe and the possible imposition of interest charges, an imposition of tax earlier than would otherwise be imposed, and additional tax filing and reporting requirements. A U.S. holder owning shares in a PFIC might be able to avoid or mitigate the adverse tax consequences of PFIC status by making certain elections, including “qualified electing fund” or “mark-to-market” elections, if deemed appropriate based on guidance provided by its own tax advisor.

The PFIC rules are very complex and are not described completely herein. U.S. holders are encouraged to consult their own tax advisors regarding the PFIC rules.

Information Reporting and Backup Withholding Applicable to U.S. Holders

In General

Payments made in cash to a U.S. holder of EPL common stock pursuant to the merger or payments made after the merger with respect to any EXXI common stock a U.S. holder of EPL common stock received in the merger, in each case that are made within the United States or through certain U.S.-related financial intermediaries, may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 28%). Backup withholding will not apply, however, to a U.S. holder that (i) is a corporation or entity that is otherwise exempt from backup withholding (which, when required, certifies as to its status) or (ii) furnishes a correct taxpayer identification number and makes any other required certification on IRS Form W-9.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a holder’s U.S. federal income tax liability, if any, provided that such holder furnishes the required information to the IRS in a timely manner.

Tax Return Disclosure Requirement

Individual citizens or residents of the United States who hold certain “specified foreign financial assets” that exceed certain thresholds (the lowest being holding specified foreign financial assets with an aggregate value in excess of: (1) $50,000 on the last day of the tax year, or (2) $75,000 at any time during the tax year) are required to report information relating to such assets unless those assets are held in an account at a financial institution. Under certain circumstances, an entity may be treated as an individual for purposes of these rules. The definition of “specified foreign financial assets” includes stocks and securities issued by non-U.S. persons and interests in foreign entities. Accordingly, U.S. holders who receive EXXI common stock in the merger may be required to file IRS Form 8938 (Statement of Specified Foreign Financial Assets) unless their EXXI common stock is held in an account at a financial institution. Significant penalties may apply for failure to satisfy the reporting obligations described above. U.S. holders are encouraged to consult with their own tax advisors regarding their reporting obligations, if any, as a result of their ownership or disposition of EXXI common stock.

Non-U.S. Holders

Tax Consequences of the Merger to Non-U.S. Holders

The receipt of the merger consideration by non-U.S. holders in exchange for shares of EPL common stock pursuant to the merger generally will not be subject to U.S. federal income tax unless:

•	the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year of the merger and certain other conditions are met;

•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States); or

•	EPL is or has been a United States real property holding corporation, or “USRPHC”, for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the merger or the period that the non-U.S. holder holds shares of EPL common stock.

A non-U.S. holder described in the first bullet point above generally will be subject to U.S. federal income tax at a flat rate of 30% (unless an applicable income tax treaty provides an exemption or lower rate), on any gain recognized, which may be offset by U.S.-source capital losses.

A non-U.S. holder whose gain is described in the second bullet point above generally will be taxed on such gain on a net income basis at the same graduated rates generally applicable to U.S. holders. If the non-U.S. holder is a corporation, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits attributable to such gain, as adjusted for certain items.

With respect to the third bullet point above, generally, a corporation is a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. EPL believes that it currently is a USRPHC for U.S. federal income tax purposes. However, provided its common stock is ‘‘regularly traded on an established securities market’’ at the effective time, a non-U.S. holder will be taxable on gain recognized pursuant to the merger as a result of EPL’s status as a USRPHC only if the non-U.S. holder actually or constructively owns, or owned at any time during the five-year period ending on the date of the merger or, if shorter, the non-U.S. holder’s holding period for its EPL common stock, more than 5% of the shares of EPL common stock. EPL believes that shares of its common stock are considered to be regularly traded on an established securities market for purposes of the foregoing rules.

Tax Consequences of Holding EXXI Common Stock to Non-U.S. Holders

Taxation of Dividends from EXXI

Non-U.S. Holders generally will not be subject to U.S. federal income tax on dividends received from EXXI with respect to its common stock unless that income is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States).

Taxation of Sale, Exchange or Other Taxable Disposition of EXXI Common Stock

Non-U.S. holders generally will not be subject to U.S. federal income tax on any gain realized upon the sale, exchange or other taxable disposition of EXXI common stock, unless:

•	the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year of the disposition and certain other conditions are met; or

•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States).

A non-U.S. holder described in the first bullet point above generally will be subject to U.S. federal income tax at a flat rate of 30% (unless an applicable income tax treaty provides an exemption or lower rate), on any gain recognized, which may be offset by U.S.-source capital losses.

A non-U.S. holder whose gain is described in the second bullet point above generally will be taxed on such gain on a net income basis at the same graduated rates generally applicable to U.S. holders. If the non-U.S. holder is a corporation, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits attributable to such gain, as adjusted for certain items.

Information Reporting and Backup Withholding Applicable to Non-U.S. Holders

Payments made in cash to a non-U.S. holder of EPL common stock pursuant to the merger by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (currently at a rate of 28%) unless the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on IRS Form W-8BEN (or another appropriate version of IRS Form W-8) and certain other conditions are met, or the non-U.S. holder otherwise establishes an exemption. Payments effected through a non-U.S. office of a U.S. broker or a non-U.S. broker with substantial U.S. ownership or operations generally will be treated in a manner similar to payments effected through a U.S. office of a broker.

A non-U.S. holder of EXXI common stock may be required to establish its exemption from information reporting and backup withholding with respect to dividends or other taxable distributions paid after the merger with respect to EXXI common shares by certifying its status on an applicable IRS Form W-8BEN (or another appropriate version of IRS Form W-8).

If a non-U.S. holder sells its EXXI common shares to or through a U.S. office of a broker, the payment of the proceeds will be subject to both backup withholding and information reporting unless the non-U.S. holder certifies, under penalties of perjury, that it is a non-U.S. person, or it otherwise establish an exemption. If a non-U.S. holder sells its EXXI common shares through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid outside of the United States, then information reporting and backup withholding generally will not apply to that payment. However, information reporting requirements, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if a non-U.S. holder sells its EXXI common shares through a non-U.S. office of a U.S. broker or a non-U.S. broker with substantial U.S. ownership or operations. Such information reporting requirements will not apply, however, if the broker has documentary evidence in its records that the non-U.S. holder is not a U.S. person and certain other conditions are met, or the non-U.S. holder otherwise establishes an exemption.

Backup withholding is not an additional tax and will be creditable against a non-U.S. holder’s U.S. federal income tax liability (if any), provided the required information is given to the IRS in a timely manner. If backup withholding results in an overpayment of tax, a non-U.S. holder may obtain a refund by filing a U.S. federal income tax return in a timely manner. Non-U.S. holders are encouraged to consult their tax advisors as to qualifications for exemption from backup withholding and the procedure for obtaining the exemption.

Holders of EPL common stock are encouraged to consult their own tax advisors to determine the specific tax consequences to them of the merger and of the ownership and disposition of EXXI common stock, including the effect of any federal, state, local, foreign or other tax laws.

ACCOUNTING TREATMENT

EXXI prepares its financial statements in accordance with GAAP. The merger will be accounted for using the acquisition method of accounting with EXXI being considered the acquirer of EPL for accounting purposes. This means that EXXI will allocate the purchase price to the fair value of EPL’s tangible and intangible assets and liabilities at the acquisition date, with the excess purchase price being recorded as goodwill. Under the acquisition method of accounting, goodwill is not amortized but is tested for impairment at least annually.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

On March 12, 2014, Energy XXI (Bermuda) Limited (“EXXI”) together with Energy XXI Gulf Coast, Inc., an indirect wholly owned subsidiary of Energy XXI (“OpCo”), Clyde Merger Sub, Inc., a wholly owned subsidiary of OpCo (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with EPL Oil & Gas, Inc., a Delaware corporation (“EPL”). Upon the terms and conditions set forth in the Merger Agreement, Merger Sub will be merged with and into EPL Oil & Gas (the “Merger”), and the separate existence of Merger Sub will cease with EPL continuing as the surviving corporation and as a wholly owned subsidiary of OpCo. Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of EPL common stock, par value $0.001 per share issued and outstanding (“EPL common stock”), will be converted into the right to receive, at the election of the holder, but subject to proration with respect to the stock and cash portion so that approximately 65% of the aggregate merger consideration is paid in cash and approximately 35% in common shares of Energy XXI, par value $0.005 per share (“EXXI Common Stock”): (i) (x) 0.584 of a share of EXXI Common Stock and (y) $25.35 in cash without interest; (ii) $39.00 cash without interest; or (iii) 1.669 shares of EXXI Common Stock (collectively, the “merger consideration”). EXXI expects to finance the acquisition through issuance of EXXI Common Stock, additional borrowings under EXXI’s new revolving credit facility, and the issuance of $300 million of new senior notes.

The unaudited pro forma condensed combined balance sheet at December 31, 2013 is based on the unaudited condensed consolidated balance sheet of EXXI as of December 31, 2013 and the audited condensed consolidated balance sheet of EPL as of December 31, 2013, adjusted to reflect the following items as though they had occurred on December 31, 2013: (i) EXXI’s acquisition of all outstanding EPL common stock in exchange for the merger consideration, (ii) $614.8 million of additional borrowings under EXXI’s revolving credit facility and the issuance of $300 million of new senior notes and the use of proceeds from these financings to fund the cash portion of the merger consideration and transaction expenses, and (iii) EPL’s acquisition on January 15, 2014 of certain shallow-water central Gulf of Mexico shelf oil and natural gas assets for $70.4 million.

The unaudited pro forma condensed combined statements of operations for the six months ended December 31, 2013 and the year ended June 30, 2013 are based on the historical financial information of EXXI and EPL, recast to match the accounting periods to those of EXXI as discussed below, and to give effect to the adjustments described below as if they occurred on July 1, 2012.

The EPL historical information included in the unaudited pro forma condensed combined statement of operations for the twelve months ended June 30, 2013 was derived by adding EPL’s audited statement of operations for the twelve months ended December 31, 2012 to its unaudited condensed consolidated statement of operations for the six months ended June 30, 2013, and then subtracting its unaudited condensed consolidated statement of operations for the six months ended June 30, 2012.

The EPL historical information included in the unaudited pro forma condensed combined statement of operations for the six months ended December 31, 2013 was derived by adding EPL’s audited statement of operations for the twelve months ended December 31, 2013 and then subtracting its unaudited condensed consolidated statement of operations for the six months ended June 30, 2013.

The unaudited pro forma condensed combined statements of operations for the year ended June 30, 2013 and the six months ended December 31, 2013 have been adjusted to reflect the following items as though they had occurred on July 1, 2012: (i) EXXI’s acquisition of all outstanding shares of EPL common stock in exchange for the merger consideration, (ii) $614.8 million of additional borrowings under EXXI’s revolving credit facility and the issuance of $300 million of new senior notes and the use of proceeds from these financings to fund the cash portion of the merger consideration and transaction expenses and (iii) certain acquisitions and dispositions completed by EPL subsequent to July 1, 2012 described in greater detail in the notes to the unaudited pro forma condensed combined statement of operations (the “Other EPL GOM Transactions”).

The pro forma financial statements have been prepared using the acquisition method of accounting for business combinations under accounting principles generally accepted in the United States (“US GAAP”), with EXXI treated as the acquirer. Under the acquisition method of accounting, EXXI will record all assets acquired and liabilities assumed at their respective acquisition-date fair values at the effective time of closing. The acquisition method of accounting is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measure. The sources and amounts of actual financing used to fund the merger consideration and merger transaction expenses may also differ from that assumed in the following pro forma adjustments. Accordingly, the pro forma adjustments are preliminary, have been made solely for the purpose of providing pro forma financial statements, and are subject to revision based on a final determination of fair value and sources and uses of financing as of the date of acquisition. Differences between these preliminary estimates and the final acquisition accounting may have a material impact on the accompanying pro forma financial statements and the combined company’s future results of operations and financial position.

The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and are not intended to represent or be indicative of the results of operations or financial position of the combined company that would have been recorded had the merger or the Other EPL GOM Transactions been completed as of the dates presented and should not be taken as representative of future results of operations or financial position of the combined company. The unaudited pro forma condensed combined financial statements do not reflect the impacts of any potential operational efficiencies, asset dispositions, cost savings or economies of scale that the combined company may achieve with respect to the combined operations.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes contained in EXXI’s and EPL’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, which are incorporated in this joint proxy statement/prospectus by reference. See “Where You Can Find More Information” beginning on page 209.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 31, 2013

(Unaudited)

(in thousands)

The unaudited pro forma condensed combined balance sheet at December 31, 2013 is based on the unaudited condensed consolidated balance sheet of EXXI as of December 31, 2013 and the audited condensed consolidated balance sheet of EPL as of December 31, 2013 with EXXI as acquiror, and reflects the following items as though they had occurred on December 31, 2013: (i) EXXI’s acquisition of all outstanding EPL common stock in exchange for the merger consideration, (ii) $614.8 million of additional borrowings under EXXI’s new revolving credit facility and the issuance of $300 million of new senior notes and the use of proceeds from these financings to fund the cash portion of the merger consideration and transaction expenses, and (iii) EPL’s acquisition on January 15, 2014 of certain shallow-water central Gulf of Mexico shelf oil and natural gas assets for $70.4 million. Non-recurring expenses have been omitted.

	EXXI Historical		Pro Forma Adjustments				EXXI Pro Forma Combined
		EPL Historical	Acquisition Adjustments		Financing and Transaction Cost Adjustments
Assets
Current Assets
Cash and Equivalents	$357,828	$8,812	(1,016,146)	(1)	914,759	(7)	$212,456
			(16,113)	(1)	(9,715)	(8)
			(21,500)	(1)	(5,469)	(9)
Restricted Cash	746	—					746
Accounts Receivable	143,469	70,707					214,176
Fair Value of Commodity Derivative Instruments	7,731	501					8,232
Deferred Income Taxes	—	8,949	33,535	(5)			42,484
Prepaid Expenses	45,603	6,868					52,471

Total Current Assets	$555,377	$95,837	($1,020,224)		$899,575		$530,565
Property and Equipment, net	3,540,463	1,736,431	1,070,406	(2)			6,347,300
Goodwill	—	—	315,645	(2)			315,645
Deposit for Nexen Acquisition	—	7,040	(7,040)	(2)			—
Equity Investments and Restricted Cash	18,440	6,023					24,463
Fair Value of Commodity Derivative Instruments	501	238					739
Debt Issuance Costs, net	46,927	10,106	(10,106)	(3)	9,715	(8)	56,642
Other Assets	—	2,156					2,156

Total Assets	$4,161,708	$1,857,831	$348,681		$909,290		$7,277,510

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts Payable	$196,652	$59,431					$256,083
Accrued Expenses	77,411	131,125					208,536
Asset Retirement Obligations	29,911	51,601	38,789	(4)			120,301
Fair Value of Commodity Derivative Instruments	1,820	29,636					31,456
Notes Payable	10,288	—					10,288
Current Portion of Long-Term Debt	12,843	—					12,843

	EXXI Historical		Pro Forma Adjustments				EXXI Pro Forma Combined
		EPL Historical	Acquisition Adjustments		Financing and Transaction Cost Adjustments
Total Current Liabilities	$328,925	$271,793	$38,789		$—		$639,507
Long-Term Debt
Revolving Credit Facility	$152,307	$130,000			614,759	(7)	897,066
9.25% Senior Notes 2017	750,000						750,000
8.25% Senior Notes Due 2018		497,355	55,230	(3)			552,585
7.75% Senior Notes Due 2019	250,000						250,000
7.5% Senior Notes Due 2021	500,000						500,000
New Senior Notes					300,000	(7)	300,000
3.0% Senior Convertible Notes Due 2018, Net of Original Issue Discount	337,873						337,873
4.14% Promissory Note Due 2017	4,980						4,980
Derivative Instrument Premium Financing	15,576						15,576
Capital Lease Obligation	1,193						1,193
Less Current Maturities	(12,843)						(12,843)

Total Long-Term Debt	$1,999,086	$627,355	$55,230		$914,759		3,596,430

Asset Retirement Obligations	277,173	203,849	25,597	(4)			506,619
Deferred Income Taxes	177,497	122,812	349,180	(5)			649,489
Fair Value of Commodity Derivative Instruments	932	2,136					3,068
Other Long-Term Liabilities	11,907	673					12,580

Total Liabilities	$2,795,520	$1,228,618	$468,796		$914,759		$5,407,693

Preferred Stock, par value	$1	$—					$1
Common Stock, par value	398	41	117	(1)			515
			(41)	(6)
Additional Paid-in Capital	1,581,664	519,114	(519,114)	(6)			2,101,312
			519,648	(1)
Treasury Stock	(212,158)	(31,157)	31,157	(6)			(212,158)
Accum. Other Comprehensive (Loss)	(4,456)	—					(4,456)
Retained Earnings (Deficit)	739	141,215	(141,215)	(6)	(5,469)	(9)	(15,397)
			(10,667)	(1)

Total Stockholders’ Equity	$1,366,188	$629,213	($120,115)		($5,469)		$1,869,817

Total Liabilities and Stockholders’ Equity	$4,161,708	$1,857,831	$348,681		$909,290		$7,277,510

(1)	Preliminary Estimated Purchase Price and Other Transaction Expenses:

EXXI has agreed to acquire EPL for, at the election of each individual holder of EPL common stock, but subject to proration with respect to the stock and cash portion so that approximately 65% of the aggregate merger consideration is paid in cash and approximately 35% in EXXI Common Stock, par value $0.005 per share: (i) (x) 0.584 of a share of EXXI Common Stock and (y) $25.35 in cash without interest; (ii) $39.00 cash without interest; or (iii) 1.669 shares of EXXI Common Stock. Unexercised employee stock options with a fair value of $32.6 million will be paid in cash. However, this cash payment will be considered in the proration calculation so that the overall consideration, including the $32.6 million in options, is approximately 65% cash and approximately 35% EXXI Common Stock. The cash payment for employee stock options is included in the estimated preliminary purchase price below and related proration calculation. For purposes of the pro forma financial statements, the preliminary estimated purchase price assumes per-share consideration of 0.584 shares of EXXI Common Stock and $25.35 in cash (in millions).

EXXI acquisition of EPL:
EXXI stock consideration (i)	$520
Cash consideration (ii)	$1,016

Total preliminary estimated purchase price:	$1,536

(i)	The estimated value of EXXI’s common stock to be issued in the proposed merger is as follows (in millions, except exchange ratio and closing share price):

Estimated number of EPL shares to be acquired	40.085
Exchange ratio of EXXI Common Stock for each EPL share	0.584

Shares of EXXI Common Stock to be issued	23.410
Closing share price of EXXI Common Stock at April 11, 2014	$22.20

EXXI stock consideration	$520

The final value of EXXI stock consideration will be determined based on the actual number of EXXI shares issued and the market price of EXXI Common Stock as of the date of acquisition. A five percent increase or decrease in the closing price of EXXI’s Common Stock, compared to the April 11, 2014, closing price of $22.20, would increase or decrease the value of EXXI stock consideration by approximately $26 million.

(ii)	The estimated value of the cash consideration with respect to EXXI’s acquisition of EPL was calculated as follows (in millions, except per share cash amount):

Estimated number of EPL shares to be acquired	40.085
Per share cash amount	$25.35

EXXI cash consideration	$1,016

Also reflects $16.1 million in executive and employee severance payments, $10.8 million of EPL’s share of transaction costs and $10.7 million of EXXI’s share of transaction costs. EXXI’s share of transaction costs are expensed and have been charged to retained earnings in the unaudited pro forma condensed combined balance sheet. EXXI is assuming the liabilities pertaining to EPL’s share of transaction costs; consequently, it impacts the purchase price allocation.

(2)	Acquisition Method Adjustments:

The pro forma financial statements have been prepared based on the acquisition method of accounting for business combinations. Under the acquisition method of accounting, the estimated purchase price (see Note 1) is allocated on a preliminary basis to the assets acquired and the liabilities assumed based on their estimated fair values. The acquisition method of accounting is dependent upon certain valuations and other studies that have not yet been finalized. Accordingly, the pro forma fair value adjustments are preliminary and have been made solely for the purpose of providing pro forma financial statements. The actual fair values of the assets acquired and liabilities assumed may differ materially from the amounts presented in the below purchase price allocation as further analysis is completed. Accordingly, the final allocation of the purchase price may result in different adjustments than those shown in the unaudited pro forma condensed combined statements of income, and these differences may have a material impact on the accompanying pro forma financial statements and the combined company’s future results of operations and financial position.

Following are the pro forma adjustments to reflect the fair value of EPL’s reported net assets as presented in the unaudited pro forma condensed combined balance sheet at December 31, 2013 (in thousands):

EPL’s net assets at December 31, 2013	$629,213
Adjustment to fair value EPL’s oil and gas properties in excess of historical cost
Subject to depletion (i)	396,774
Not subject to depletion (ii)	673,632
EPL investment banking and legal fees	(10,833)
EPL severance payments	(16,113)
Adjustment to fair value assumed EPL debt obligations	(55,230)
Adjustment to eliminate assumed EPL debt-deferred financing fees	(10,106)
Adjustment to fair value EPL’s asset retirement obligations	(64,386)
Adjustment to deferred taxes to reflect fair value adjustments	(315,645)
Adjustment to eliminate Nexen Acquisition deposit	(7,040)

Identifiable net assets at December 31, 2013	$1,220,266
Residual goodwill (iii)	315,645

Total preliminary estimated purchase price	$1,535,911

(i)	EXXI follows the full cost method of accounting for oil and gas properties whereby all costs associated with property acquisition, exploration and development activities are capitalized and amortized over total proved reserves, with capitalized costs subject to a full cost ceiling limitation. This adjustment reflects the estimated fair values of EPL’s proved oil and gas properties based on discounted cash flow estimates using oil and gas forward prices.
(ii)	EPL’s unproved oil and gas properties are excluded from amortization until the properties are evaluated. Costs will be transferred into the amortization base as the properties are evaluated and proved reserves are established, or impairment is determined. This adjustment reflects the estimated fair value of EPL’s unproved oil and gas properties based on risk-adjusted discounted cash flow estimates related to probable and possible reserves using oil and gas forward prices. Transfers of these costs into the amortization base will impact future depreciation, depletion and amortization expense and the full cost ceiling limitation on capitalized costs.
(iii)	Residual goodwill recorded in connection with the merger will not be deductible for income tax purposes.

(3)	To record the fair value of EPL’s 8.25% Senior Notes to be assumed by EXXI, which was calculated based on the current market value, and eliminate EPL’s historical deferred financing fees of $10.1 million.
(4)	To adjust EPL’s Asset Retirement Obligations (“ARO”) using the current estimated abandonment costs, escalated at 3% to the date of abandonment and discounted at 9%, which represents at that date EXXI’s credit adjusted risk-free rate, to conform to EXXI’s policy.

(5)	To record adjustment to non-current deferred tax liability related to property carrying value for which there was no corresponding increase in tax basis due to the form of the transaction. In this adjustment, we are recording a current and non-current deferred tax asset for on-balance sheet asset retirement obligation balances and deferred tax assets for the tax-effect of the write-up of target debt to fair market value.
(6)	To eliminate EPL’s historical stockholders’ equity accounts.
(7)	To adjust for additional borrowings of $614.8 million under EXXI’s new revolving credit facility and $300 million issued in new senior notes at par at an assumed interest rate of 7.5% per annum to fund the cash portion of the merger consideration.
(8)	To record $4.4 million of estimated debt issue costs for fees related to increasing commitments under EXXI’s new revolving credit facility and $5.3 million of estimated debt issue costs related to the new senior notes.
(9)	To reflect $4 million in costs relating to obtaining a bridge loan commitment and $1.5 million in costs related to a commitment to increase the size of the revolving credit facility to $1.675 billion. EXXI received a commitment from Citigroup, Credit Suisse and Credit Suisse AG, Cayman Islands Branch, subject to certain funding conditions, for a proposed increase in the size of the revolving credit facility to $1.675 billion and a $400 million bridge facility that will be available to the extent that the EPL noteholders exercise their option to put EPL’s 8.25% Senior Notes due 2018 at 101% pursuant to a change in control feature in the indenture.

Pro Forma Condensed Combined Statement of Operations

For the Year Ended June 30, 2013

(Unaudited)

(in thousands, except per share amounts)

The unaudited pro forma condensed combined statement of operations for the year ended June 30, 2013 reflects the following items as though they had occurred on July 1, 2012: (i) EXXI’s acquisition of all of the outstanding common stock of EPL in exchange for the merger consideration, (ii) $614.8 million of additional borrowings under EXXI’s revolving credit facility and the issuance of $300 million of new senior notes and the use of proceeds from these financings to fund the cash portion of the merger consideration and transaction expenses and (iii) the Other EPL GOM Transactions.

	Energy XXI Historical	EPL Historical	Adjustments							Pro Forma Year Ended June 30, 2013
			Other EPL GOM Transactions		EPL Acquisition Adjustments		Financing and Transaction Cost Adjustments		Tax
Revenue
Oil Sales	$1,080,982	$552,490	115,591	(1)						$1,749,063
Natural Gas Sales	127,863	36,003	10,796	(1)						174,662
Other	—	3,510								3,510

Total Revenue	1,208,845	592,003	126,387		—		—		—	1,927,235

Costs and Expenses
Lease Operating	337,163	142,150	68,837	(1)						548,150
Transportation	24,168	1,708								25,876
Exploration Expenditures and Dry Hole Costs	—	10,366			(10,366)	(2)				—
Impairments	—	5,346			(5,346)	(2)				—
Depreciation, Depletion and Amortization	376,224	161,613			98,895	(3)				636,732
Accretion of Liability for Asset Retirement Obligations	30,885	21,204			8,799	(4)				60,888
General and Administrative	71,598	26,711								98,309
Production and Other Taxes Not on Earnings	5,246	11,961								17,207
Gain on Sales of Assets	—	(26,856)			26,856	(2)				—
Loss on Derivative Instruments	1,756	569								2,325
Other	—	7,603								7,603

Total Costs and Expenses	847,040	362,375	68,837		118,838		—		—	1,397,090

Income from Operations	361,805	229,628	57,550		(118,838)		—		—	530,145

Other Income (Expenses)
Loss from Equity Method Investees	(6,397)	—								(6,397)
Interest Income	1,965	75								2,040
Interest Expense	(108,659)	(44,794)					6,772	(5)		(183,772)
							(1,684)	(6)

	Energy XXI Historical	EPL Historical	Adjustments						Pro Forma Year Ended June 30, 2013
			Other EPL GOM Transactions	EPL Acquisition Adjustments	Financing and Transaction Cost Adjustments		Tax
					(38,395	)(7)
					2,988	(8)

Total Other Expense	(113,091)	(44,719)	—	—	(30,319)		—		(188,129)

Income Before Income Taxes	248,714	184,909	57,550	(118,838)	(30,319)		—		342,016
Current Income Tax Expense		(150)							(150)
Deferred Income Tax Expense	(86,633)	(64,237)					32,062	(9)	(118,808)

Net Income	162,081	120,522	57,550	(118,838)	(30,319)		32,062		223,058

Preferred Stock Dividends	11,496	—							11,496

Net Income Available for Common Stockholders	$150,585	$120,522	$57,550	$(118,838)	$(30,319)		$32,062		$211,562

Net Income per Share Attributable to Common Stockholders
Basic	$1.90	$3.08							$2.06
Diluted	$1.86	$3.05							$2.02
Weighted-Average Common Shares Outstanding
Basic	79,063	39,175							102,473	(10)
Diluted	87,263	39,493							110,673	(10)

(1)	EPL completed the Other EPL GOM Transactions subsequent to July 1, 2012:

a.	On October 31, 2012, EPL acquired 100% of the membership interests of Hilcorp Energy GOM, LLC, which owned certain shallow water Gulf of Mexico shelf oil and natural gas interests for $550 million.

b.	On April 2, 2013, EPL sold certain shallow water Gulf of Mexico shelf oil and natural gas interests located within the non-operated Bay Marchand field for total consideration of $62.8 million.

c.	On September 26, 2013, EPL acquired an asset package consisting of certain Gulf of Mexico shelf oil and natural gas interests in the West Delta 29 field for $21.8 million.

d.	On January 15, 2014, EPL acquired from Nexen Petroleum Offshore U.S.A., Inc. (“Nexen”) 100% working interest of certain shallow-water central Gulf of Mexico shelf oil and natural gas assets for $70.4 million.

The adjustments reflect the pro forma effects of the Other EPL GOM Transactions as if the transactions had occurred on July 1, 2012, including:

a.	Adjustment to reflect incremental revenues related to the Other EPL GOM Transactions from July 1, 2012 to the date of such transactions.

b.	Adjustment to reflect incremental lease operating and other direct operating expenses related to the Other EPL GOM Transactions from July 1, 2012 to the date of such transactions.

The unaudited revenues less direct operating expenses of each of the Other EPL GOM Transactions listed above was derived from the records of the applicable seller provided to EPL in connection with the acquisitions and from EPL’s records for the disposition. The unaudited revenues less direct operating expenses of each of the Other EPL GOM Transactions listed above do not include all items of expense that would be included in full financial statements such as general and administrative expenses. These pro forma adjustments do not purport to represent what EPL’s actual consolidated results of operations would have been if the Other EPL GOM Transactions had occurred on July 1, 2012.

(2)	To eliminate EPL’s exploration costs, impairment expense and gain on sales of assets accounted for under the successful efforts method of accounting to correspond with EXXI’s full cost method of accounting.
(3)	To adjust depreciation, depletion and amortization (“DD&A”) expense for the EPL Properties and property acquisitions and disposition that occurred in the Other EPL GOM Transactions. The EPL pro forma DD&A for the year ended June 30, 2013 was calculated based on the value of proved oil and gas properties acquired from EPL giving effect to the fair value adjustment to proved properties as a result of acquisition accounting and the estimated DD&A rate for the twelve months ended June 30, 2013. The EXXI and EPL combined value of evaluated oil and gas properties plus the combined estimated future development costs were divided by total combined proved reserves to determine a DD&A rate which was multiplied by the pro forma combined production volumes. Included in the EPL Properties costs subject to DD&A expense are $640 million of future development costs related to the proved oil and natural gas reserves and $320 million in ARO. Combined production is 24.3 MMBOE for the year ended June 30, 2013.
(4)	To adjust accretion on assumed ARO of $320 million. The EPL ARO at December 31, 2013 was adjusted to current estimated abandonment costs (including properties acquired from Nexen in January 2014) escalated at 3% to the abandonment date and discounted at 9%, which represents EXXI’s credit adjusted risk-free rate at that date, to conform to EXXI’s policy.
(5)	To adjust non-cash interest expense associated with the $510 million of EPL’s 8.25% Senior Notes due to the adjustment to fair value of the assumed EPL debt obligations ($12.2 million decrease). Also to adjust interest expense for the increased borrowings and related interest expense under EPL’s Senior Notes to $510 million at July 1, 2012 ($5.4 million increase).
(6)	To amortize debt issuance costs of $5.3 million related to the issuance of $300 million of EXXI’s new 7.5% eight year senior notes over the life of the new senior notes and to amortize debt issuance costs of $4.4 million related to the $614.8 million of additional borrowings under EXXI’s new revolving credit facility due April 2018 over the life of the facility.
(7)	To record interest expense on the $300 million 7.5% Senior Notes due 2022 ($22.8 million annually) and the interest on the $614.8 million of additional borrowings under EXXI’s revolving credit facility due April 2018 ($15.6 million annually). The senior notes are assumed to be issued at par with a 7.5% per annum interest rate. Interest on the revolving credit facility is a floating rate based on LIBOR plus the estimated applicable margin of 2.25%. Each percentage increase or decrease in the interest rate related to the $300 million 7.5% Senior Notes would cause interest to change by $3 million annually.
(8)	To eliminate interest expense associated with amortization of debt issue costs related to EPL’s $510 million 8.25% Senior Notes.
(9)	To record income tax effect of the pro forma adjustments based on the U.S. federal statutory tax rate of 35%.
(10)	Pro forma basic and diluted common shares outstanding adjusted for the issuance of 23.4 million shares of EXXI Common Stock and the retirement of EPL common stock.

Pro Forma Condensed Combined Statement of Operations

For the Six Months Ended December 31, 2013

(Unaudited)

(in thousands, except per share amounts)

The unaudited pro forma condensed combined statement of operations for the six months ended December 31, 2013 reflects the following items as though they had occurred on July 1, 2012: (i) EXXI’s acquisition of all of the outstanding common stock of EPL in exchange for the merger consideration, (ii) 614.8 million of additional borrowings under EXXI’s revolving credit facility and the issuance of $300 million of new senior notes and the use of proceeds from these financings to fund the cash portion of the merger consideration and transaction expenses and (iii) the Other EPL GOM Transactions.

	Energy XXI Historical	EPL Historical	Adjustments						Pro Forma Six Months Ended December 31, 2013
			Other EPL GOM Transactions		EPL Acquisition Adjustments		Financing and Transaction Cost Adjustments	Tax
Revenue
Oil Sales	$551,459	$303,030	24,932	(1)					$879,421
Natural Gas Sales	69,949	21,728	499	(1)					92,176
Other	—	1,844							1,844

Total Revenue	621,408	326,602	25,431		—		—	—	973,441

Costs and Expenses
Lease Operating	179,552	81,469	15,360	(1)					276,381
Transportation	11,323	2,225							13,548
Exploration Expenditures and Dry Hole Costs	—	18,092			(18,092)	(2)			—
Impairments	—	766			(766)	(2)			—
Depreciation, Depletion and Amortization	203,729	100,501			30,080	(3)			334,310
Accretion of Liability for Asset Retirement Obligations	14,751	16,101			74	(4)			30,926
General and Administrative	41,370	13,636							55,006
Production and Other Taxes Not on Earnings	2,587	5,891							8,478
Gain on Sales of Assets	—	(1,825)			1,825	(2)			—
Loss on Derivative Instruments	7,163	55,340							62,503
Other	—	28,399							28,399

Total Costs and Expenses	460,475	320,595	15,360		13,121		—	—	809,551

Income from Operations	160,933	6,007	10,071		(13,121)		—	—	163,890

	Energy XXI Historical	EPL Historical	Adjustments						Pro Forma Six Months Ended December 31, 2013
			Other EPL GOM Transactions	EPL Acquisition Adjustments	Financing and Transaction Cost Adjustments		Tax
Other Income (Expenses)
Loss from Equity Method Investees	(4,414)	—							(4,414)
Interest Income	1,435	72							1,507
Interest Expense	(68,326)	(26,175)			7,326	(5)			(105,878)
					(842)	(6)
					(19,355)	(7)
					1,494	(8)

Total Other Expense	(71,305)	(26,103)	—	—	(11,377)		—		(108,785)

Income Before Income Taxes	89,628	(20,096)	10,071	(13,121)	(11,377)		—		55,105
Current Income Tax Expense	—	150							150
Deferred Income Tax Expense	(35,994)	6,604					5,049	(9)	(24,341)

Net Income (loss)	53,634	(13,342)	10,071	(13,121)	(11,377)		5,049		30,914

Preferred Stock Dividends	5,745	—	—	—	—		—		5,745

Net Income (loss) Available for Common Stockholders	$47,889	$(13,342)	$10,071	$(13,121)	$(11,377)		$5,049		$25,169

Net Income (loss) per Share Attributable to Common Stockholders
Basic	$0.64	$(0.35)							$0.26
Diluted	$0.64	$(0.35)							$0.26
Weighted-Average Common Shares Outstanding
Basic	74,873	38,615							98,283	(10)
Diluted	74,956	38,615							98,366	(10)

(1)	EPL closed on the Other EPL GOM Transactions subsequent to July 1, 2013:

a.	On September 26, 2013, EPL acquired an asset package consisting of certain Gulf of Mexico shelf oil and natural gas interests in the West Delta 29 field for $21.8 million.

b.	On January 15, 2014, EPL acquired from Nexen 100% working interest of certain shallow-water central Gulf of Mexico shelf oil and natural gas assets for $70.4 million.

The adjustments reflect the pro forma effects of the Other EPL GOM Transactions as if the transactions had occurred on July 1, 2013, including:

a.	Adjustment to reflect incremental revenues related to the Other EPL GOM Transactions from July 1, 2013 to the date of such transactions.

b.	Adjustment to reflect incremental lease operating and other direct operating expenses related to the Other EPL GOM Transactions from July 1, 2013 to the date of such transaction.

(2)	To eliminate EPL’s exploration costs, impairment expense and gain on sale of assets accounted for under the successful efforts method of accounting to correspond with EXXI’s full cost method of accounting.

(3)	To adjust DD&A expense for the EPL Properties and property acquisitions that occurred in the Other EPL GOM Transactions. The EXXI and EPL combined value of evaluated oil and gas properties plus the combined estimated future development costs were divided by total combined proved reserves to determine a DD&A rate which was multiplied by the pro forma combined production volumes. For the six months ended December 31, 2013, we amortized $119 million of EPL’s unevaluated costs to evaluated to conform to EXXI’s accounting policy. Included in the EPL Properties costs subject to DD&A expense are $638 million of future development costs related to the proved oil and natural gas reserves and $320 million in ARO. Combined production is 12.6 MMBOE for the six months ended December 31, 2013.
(4)	To adjust accretion on assumed ARO of $320 million. The EPL ARO at December 31, 2013 was adjusted to current estimated abandonment costs (including properties acquired from Nexen in January 2014) escalated at 3% to the abandonment date and discounted at 9%, which represents EXXI’s credit adjusted risk-free rate at that date, to conform to EXXI’s policy.
(5)	To adjust non-cash interest expense associated with the $510 million of EPL’s 8.25% Senior Notes due to the adjustment to fair value of the assumed EPL debt obligations.
(6)	To amortize debt issuance costs of $5.3 million related to the issuance of $300 million of EXXI’s new 7.5% eight year senior notes over the life of the senior notes and to amortize debt issuance costs of $4.4 million related to the $614.8 million of additional borrowings under EXXI’s revolving credit facility due April 2018 over the life of the facility.
(7)	To record interest expense on the $300 million 7.5% Senior Notes due 2022 ($11.5 million for the six months ended December 31, 2013) and the interest on the $614.8 million of additional borrowings under EXXI’s revolving credit facility due April 2018 assuming a 2.5% interest rate ($7.9 million for the six months ended December 31, 2013). Interest on EXXI’s revolving credit facility is a floating rate based on LIBOR plus the estimated applicable margin of 2.25%. Each percentage increase or decrease in the interest rate related to the $300 million 7.5% senior notes would cause interest to change by $1.5 million for the six month period ended December 31, 2013.
(8)	To eliminate interest expense associated with amortization of debt issue costs related to EPL’s $510 million 8.25% Senior Notes.
(9)	To record income tax effect of the pro forma adjustments based on the U.S. federal statutory tax rate of 35%.
(10)	Pro forma basic and diluted common shares outstanding adjusted for the issuance of 23.4 million shares of EXXI Common Stock and the retirement of EPL common stock.

COMPARATIVE STOCK PRICE DATA AND DIVIDENDS

Stock Prices

Shares of EXXI common stock are listed for trading on the NASDAQ under the symbol “EXXI.” Shares of EPL common stock are listed for trading on the NYSE under the symbol “EPL.” The following table sets forth the closing sales prices per share of EXXI common stock and EPL common stock, on an actual and equivalent per share basis, on the NASDAQ and NYSE, respectively, on the following dates:

•	March 11, 2014, the last full trading day prior to the public announcement of the merger, and

•	April 16, 2014, the last trading day for which this information could be calculated prior to the printing of this joint proxy statement/prospectus.

	EXXI Common Stock	EPL Common Stock	EPL Equivalent Per Share(1)
March 11, 2014	$23.37	$29.11	$39.00
April 16, 2014	$23.46	$38.78	$39.15

(1)	The equivalent per share data for EPL common stock has been determined by multiplying one share of EXXI common stock on each of the dates by the 1.669 shares of EXXI common stock into which one share of EPL common stock is converted under the stock election, assuming no proration.

The following table sets forth, for the periods indicated, the high and low sales prices per share of EXXI common stock and EPL common stock on the NASDAQ and NYSE composite transaction reporting system, respectively. For current price information, you should consult publicly available sources.

Calendar Period

	EXXI		EPL
	High	Low	High	Low
Year ended December 31, 2012
First Quarter	$39.65	$31.32	$18.49	$14.72
Second Quarter	38.50	26.20	17.53	14.56
Third Quarter	37.90	28.98	21.99	16.01
Fourth Quarter	36.12	30.01	23.28	19.31
Year ending December 31, 2013
First Quarter	$35.10	$26.32	$29.18	$22.53
Second Quarter	27.42	21.49	35.14	26.05
Third Quarter	30.65	22.35	38.32	28.75
Fourth Quarter	33.93	25.06	42.64	25.00
Year ending December 31, 2014
First Quarter	$27.00	$20.40	$39.26	$25.18
Second Quarter (through April 16, 2014)	$24.00	$22.07	$38.91	$37.78

Dividends

EXXI paid quarterly cash dividends of $0.07 per share to holders of its common stock on September 14, 2012, December 14, 2012 and March 15, 2013 to shareholders of record on August 31, 2012, November 30, 2012 and March 1, 2013, respectively, and paid quarterly cash dividends of $0.12 per share to holders of EXXI common stock on June 14, 2013, September 13, 2013 and December 2013, to shareholders of record on May 31, 2013, August 30, 2013 and November 29, 2013, respectively. On January 30, 2014, the EXXI board of directors approved payment of a quarterly cash dividend of $0.12 per share to the holders of EXXI common stock, which was paid on March 14, 2014 to shareholders of record on February 28, 2014.

EPL has never declared dividends on its common stock.

COMPARISON OF RIGHTS OF EXXI SHAREHOLDERS AND EPL STOCKHOLDERS

	EPL	EXXI
Authorized Capital

EPL has authority to issue 75,000,000 shares of common stock, par value $0.001 per share, and 1,000,000 shares of preferred stock, par value $.001 per share.

As of the record date, EPL had 39,206,958 shares of common stock and no shares of preferred stock issued and outstanding.

EXXI’s authorized capital is 200,000,000 shares of common stock, par value $0.005 per share, and 7,500,000 shares of preferred stock, par value $0.001 per share.

As of the record date, EXXI had 70,340,943 shares of common stock and 820,760 shares of preferred stock issued and outstanding.

EXXI currently expects to issue up to 23,409,438 shares of EXXI common stock to EPL stockholders pursuant to the merger agreement, assuming a maximum of 40,084,655 shares of EPL common stock that will be exchanged pursuant to the exchange ratio provided for in the merger agreement.

Preferred Stock	EPL’s board of directors is authorized to provide for the issuance of shares of preferred stock, in one or more series, to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences, and relative, participating, optional and other special rights, if any, of each such series, and the qualifications, limitations and restrictions thereof.	EXXI’s board of directors is authorized, subject to the limitations prescribed by the Bye Laws and to the extent of EXXI’s authorized capital, to provide for the issuance of shares of preferred stock, in one or more series, to establish from time to time the number of shares to be included in each such series and to fix the designations, voting powers, preferences, rights and qualifications, limitations or restrictions of the shares of the preferred stock of each such series.

Voting Rights	Each holder of EPL common stock has one vote for each share of EPL common stock held by such holder on all matters voted upon by the stockholders of EPL	Each holder of EXXI common stock will have one vote for each share of EXXI common stock held by such holder on all matters voted upon by the shareholders of EXXI.

Dividends

EPL’s bylaws provide that EPL’s board of directors may from time to time declare dividends on its outstanding shares, subject to applicable law and EPL’s certificate of incorporation.

Under the DGCL, the directors of a corporation may declare and pay dividends upon the shares of its capital stock either out of its surplus or, if there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

EXXI’s bye-laws provide that EXXI’s board of directors may from time to time declare dividends on its outstanding shares subject to the Companies Act 1981 (the “Act”).

Under the Act, the directors of a company may declare and pay dividends provided there are no reasonable grounds for believing that after so doing, the company would not be able to pay its liabilities as they become due, or that the realizable value of the company’s assets would be less than its liabilities. The board of directors of EXXI will have to

	EPL	EXXI
ensure that the payment of dividends does not result in an unlawful reduction of share capital or share premium.

Number and Qualification of Directors

EPL’s bylaws provide that the number of directors at any one time is set by resolution passed by a majority of EPL’s board. EPL currently has five directors. EPL’s bylaws provide for the annual election of directors. EPL does not have a classified board. At each annual meeting of stockholders, EPL’s directors will be elected for a one-year term and serve until their respective successors have been elected and qualified.

Under Delaware law, directors need not be stockholders of EPL or residents of Delaware.

EXXI’s bye-laws provide for a board of directors of not less than three directors divided into three classes elected at staggered intervals. Each class of director holds office for three year terms, or until his or her successor is elected, or until his or her earlier resignation or removal. EXXI currently has six directors, plus one vacancy.

The merger agreement provides that, as a condition to closing, one director designated by EPL will be elected to serve on the EXXI board of directors in class II.

Under Bermuda law, directors need not be shareholders of EXXI or residents of Bermuda.

Election of Directors	EPL’s bylaws provide that directors are elected by a plurality of the votes of the shares of common stock present or represented by proxy and entitled to vote.	EXXI’s bye-laws provide that directors are elected by a majority of the votes cast at the relevant general meeting.

Removal of Directors	Under Delaware law, EPL’s directors may be removed with or without cause by the holders of a majority of the shares then entitled to vote at an election of directors at any meeting of EPL’s stockholders called for that purpose.	EXXI’s bye-laws exempt the company from a provision of the Act that permits shareholders to remove directors in certain circumstances. However, the bye-laws provide that a director’s position shall be vacated if he resigns, becomes of unsound mind, becomes bankrupt, ceases to be director by virtue of law or if the board of directors resolves to remove him due to the director and his alternate having been absent for more than six consecutive months from meetings of the Board held in that period.

Vacancies on the Board of Directors	EPL’s bylaws provide that any vacancy occurring in the board of directors created on account of death, resignation, disqualification, removal or other causes, or resulting from an increase in the authorized number of directors, will be filled by a majority of the directors then in office, although less than a quorum. Any director chosen in this manner will hold office for the remainder of the full	EXXI’s bye-laws provide that any vacancy occurring in the board of directors created on account of death, resignation, retirement, disqualification removal or other causes, or resulting from an increase in the authorized number of directors or failure to fill a place at an annual general meeting, may be filled by a majority of the directors then in office, although not less than a

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	term of such directorship and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation or removal.	quorum. If the new director is replacing an existing director, he will be considered a member of the same class as the director he replaced and will hold office for a term for the remainder of the full term of such class. Directors appointed to vacancies occurring through an increase in the size of the board of directors or through failure to fill the place at an annual general meeting shall only serve until the next annual general meeting after such appointment.

Stockholder Action by Written Consent	Under Section 228 of the DGCL, stockholders are generally entitled to act by written consent unless otherwise provided in the certificate of incorporation. EPL’s certificate of incorporation does not contain a prohibition on taking action by written consent of the stockholders.	Under the Act and EXXI’s bye-laws, any action required or permitted by the Act to be taken by shareholders of EXXI may be effected by written resolution in lieu of a meeting, except the removal of EXXI’s auditors or a director.

Advance Notice Requirements for Stockholder Nominations and Other Proposals

Annual Meetings

EPL’s bylaws provide that for a stockholder proposal to be properly brought before an annual meeting by a stockholder, such notice must be received by the secretary of EPL at EPL’s principal executive offices not later than the 60th day nor earlier than the 90th day before the anniversary date of the immediately preceding annual meeting of stockholders. However, in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder to be timely must be received no earlier than the 90th day before the meeting and not later than the close of business on the later of (x) the 60th day before the meeting and (y) the 10th day following EPL’s public announcement of the date of the annual meeting.

Such notice with respect to any business (other than nominations) must set forth as to each such matter such stockholder proposes to bring before the annual meeting (A) a brief description in reasonable detail of the business desired to be brought before the annual meeting, the text of the proposal, and the reasons

Annual Meetings

EXXI’s bye-laws provide that for a shareholder proposal (not relating to the election of a director) to be properly brought before an annual meeting by a shareholder, the shareholder must deliver notice to the secretary of EXXI at EXXI’s principal executive offices not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting, provided however, that in the event that the date of the annual meeting is not within 30 days before or after, the anniversary of the preceding year’s meeting, then written notice must be delivered not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or public announcement of the date of such meeting is first made.

Such shareholder’s notice shall set forth (i) a brief description of the business desired to be brought before the annual general meeting and the reasons for conducting such business at the annual general meeting, (ii) the name and record address of such shareholder, (iii) the class

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why such stockholder or any other proposing person believes that the taking of the action or actions proposed to be taken would be in the best interests of EPL and its stockholders, (B) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (C) the class or series and number of shares of capital stock of EPL that are owned by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, (D) a description in reasonable detail of all arrangements between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person in connection with the proposal, (E) a description in reasonable detail of any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made, and (F) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting. These requirements are deemed satisfied if the stockholder has notified EPL such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 under the Exchange Act, and such stockholder has complied with the requirements for inclusion of such proposal in a proxy statement for such annual meeting.

Such notice with respect to nominations of directors at the annual meeting must set forth (i) as to each person whom the stockholder proposes to nominate for election as a director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of capital stock of EPL that are owned beneficially or of record by the person and (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other or series and number of Shares of company stock which are owned beneficially or of record by such shareholder, (iv) a description of all arrangements or understandings between such shareholder and any other person or persons (including their names) in connection with the proposal of such business by such shareholder and any material interest of such shareholder in such business and (v) a representation that such shareholder intends to appear in person or by proxy at the annual general meeting to bring such business before the meeting

Where the proposal relates to the election of a director, the following applies: not less than one hundred twenty (120) days nor more than one hundred fifty (150) days before the date of the company’s proxy statement released to shareholders in connection with the prior year’s annual general meeting, a notice executed by a shareholder (not being the person to be proposed) has been received by the secretary of EXXI of the intention to propose such person for appointment, setting forth as to each person whom the shareholder proposes to nominate for election or re-election as a director:

(i) the name, age, business address and residence address of such person; (ii) the principal occupation or employment of such person; (iii) the class, series and number of shares of company stock which are beneficially owned by such person; (iv) particulars which would, if he were so appointed, be required to be included in the company’s register of directors and officers; (v) a letter from such person indicating that they are willing to be considered for election as a director; and (vi) all other information relating to such person that is required to be disclosed in solicitations for proxies for the election of directors pursuant to the Rules and Regulations of the Securities and Exchange Commission under Section 14 of the Securities Exchange Act of 1934 of the United

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filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and (ii) as to the stockholder giving the notice (A) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the nomination is made, (B) the class or series and number of shares of capital stock of EPL that are owned beneficially and of record by such stockholder and the beneficial owner, if any, on whose behalf the nomination is made, (C) a description of all arrangements or understandings relating to the nomination to be made by such stockholder among such stockholder, the beneficial owner, if any, on whose behalf the nomination is made, each proposed nominee and any other person or persons (including their names), (D) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (E) any other information relating to such stockholder and the beneficial owner, if any, on whose behalf the nomination is made that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

Special Meetings

EPL’s bylaws provide that special meetings of the stockholders may be called by the chairman of the board or the president or pursuant to a written request from directors constituting a majority of the board. The only business that can be conducted at a special meeting is that business included in the notice for that

States of America (as amended), together with notice executed by such person of his willingness to serve as a director if so elected; provided, however, that no shareholder shall be entitled to propose any person to be appointed, elected or re-elected director at any special meeting

Special Meetings

EXXI’s bye-laws provide that special meetings of the shareholders may be called at any time by a majority of the board of directors. A special meeting may also be requisitioned pursuant to the Act by shareholders representing at least 10% of the outstanding voting stock, and upon receipt of such requisition made in conformity with the Act, the directors must call a special meeting within 21 days or the requisitionists are empowered to do so. Only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting pursuant to the notice of meeting.

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meeting. Nominations of persons for election to the board may be made at a special meeting at which directors are to be elected pursuant to the notice of meeting, which is subject to the same requirements as discussed above under “— Annual Meetings,” except that, to be timely, such notice in the case of a special meeting of stockholders called for the purpose of electing directors must be received by the secretary no later than the 10th day following EPL’s public announcement of the date of the special meeting.

Amendments to the Certificate of Incorporation

Pursuant to Section 242 of the DGCL, the EPL board of directors must adopt a resolution setting forth a proposed amendment to EPL’s certificate of incorporation. A meeting of shareholders will then be called to vote on the amendment. The amendment must be approved by both a majority of the outstanding stock entitled to vote, as well as a majority of the outstanding stock of each class entitled to vote as a class.

Under certain circumstances, Section 242(b)(2) of the DGCL entitles the holders of the outstanding shares of each class to vote as a class on a proposed amendment, regardless of whether entitled to vote on that amendment by the certificate of incorporation.

The memorandum of association of EXXI may be amended by a majority resolution of the shareholders.

Under certain circumstances (particularly where the proposed amendment would result in a variation of the rights of a class of shares), the Act entitles the holders of the outstanding shares of each class to vote as a class on a proposed amendment, whether or not such class is ordinarily entitled to vote The required majority of such class to approve the variation is a simple majority of the class present and voting at a special meeting where the quorum is two or more persons holding or representing by proxy the majority of the shares of the relevant class, or 75% of the issued shares of that class in a written resolution.

Amendments to Bylaws/Bye-Laws	EPL’s bylaws provide that adopting, amending, altering or repealing the bylaws requires the affirmative vote of either (i) a majority of the directors present at a board of directors meeting at which a quorum is present or (ii) a majority of the votes cast by the shareholders entitled to vote thereon, if a quorum is present.	Subject to certain exceptions, amendment of EXXI’s bye-laws requires (i) approval of a majority of the board of directors and (ii) the affirmative vote of a majority of the shareholders present and voting at a general meeting or of the outstanding common shares in a written resolution.

Quorum	EPL’s bylaws provide that the holders of shares of a majority of the outstanding voting power of all classes of stock entitled to vote thereat, present in person or represented by proxy constitutes a quorum for the transaction of business at that meeting. However, when specific	EXXI’s bye-laws provide that at least two holders of 33-1/3% of the voting power of EXXI’s outstanding shares entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders.

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business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of that class or series constitutes a quorum of that class or series for the transaction of that business.

Interested Directors

Under Section 144 of the DGCL, no contract or transaction between the corporation and one or more directors or officers, or between the corporation and any other entity in which the corporation’s directors or officers are directors or officers or have a financial interest will be void or voidable solely for that reason if (1) the material facts as to such interested director’s relationship or interests are disclosed or known to the board and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, even though less than a quorum, (2) such material facts are disclosed or known to the shareholders entitled to vote on such transaction and the transaction is specifically approved in good faith by the shareholders, or (3) the transaction is fair as to the corporation as of the time it is authorized, approved or ratified.

Furthermore, EPL’s certificate of incorporation provides that EPL renounces any interest or expectancy of EPL in, or in being offered an opportunity to participate in, any matter, transaction, or interest that is presented to, or acquired, created or developed by, or that otherwise comes into the possession of:

(i) any director of EPL who is not an employee of EPL or any of its subsidiaries, or

(ii) any EPL stockholder or any partner, member, director, stockholder, employee or agent of any such EPL stockholder, other than someone who is an employee of EPL or any of its subsidiaries, unless such matter, transaction or interest is presented to, or acquired, created or

Bermuda law provides that, if a director has an interest in a material contract or proposed material contract with the company or any of its subsidiaries or has a material interest in any person that is a party to such a contract, the director must disclose the nature of that interest at the first opportunity either at a meeting of directors or in writing to the directors.

Subject to certain exceptions, EXXI’s bye-laws provide that, after a director has made such a declaration of interest, he is allowed to be counted for purposes of determining whether a quorum is present and to vote on a transaction in which he has an interest.

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developed by, or otherwise comes into the possession of, any such non-employee expressly and solely in the person’s capacity as a director of EPL.

Shareholder Approval of Certain Transactions

Shareholder approval of business combinations: Under Delaware law, there is no statutory restriction on a Delaware corporation’s ability to acquire the business of another corporation. However, a merger or consolidation, sale, lease, exchange or other disposition of all or substantially all of the property of EPL not in the usual and regular course of EPL’s business, or a dissolution of EPL, generally must be approved by the holders of a majority of the shares entitled to vote thereon unless the certificate of incorporation provides otherwise. EPL’s certificate of incorporation does not provide otherwise.

Absence of required vote for certain mergers: Under Delaware law, no vote of the shareholders of a corporation surviving a merger is required to approve a merger if: (1) the agreement of merger does not amend the charter of EPL; (2) each share of stock of EPL outstanding immediately prior to the merger is to be an identical outstanding or treasury share of the surviving corporation thereafter; and (3) the number of shares of common stock of EPL to be issued in the merger, if any, does not exceed 20% of the number of shares outstanding immediately prior to the merger.

The Act is silent on whether a company’s shareholders are required to approve a sale, lease or exchange of all or substantially all of a company’s property and assets. Bermuda law does require, however, that shareholders approve certain forms of mergers and reconstructions.

Takeovers: If the acquiring party is a company it may compulsorily acquire all the shares of the target Bermuda company by acquiring pursuant to a tender offer 90% of the shares or class of shares not already owned by, or by a nominee for, the acquiring party (the offeror), or any of its subsidiaries. If an offeror has, within four months after the making of an offer for all the shares or a class of shares not owned by, or by a nominee for, the offeror, or any of its subsidiaries, obtained the approval of the holders of 90% or more of all the shares to which the offer relates, the offeror may, at any time within two months beginning with the date on which the approval was obtained, require by notice any nontendering shareholder to transfer its shares on the same terms as the original offer. In those circumstances, nontendering shareholders will be compelled to sell their shares unless the Supreme Court of Bermuda (on application made within a one-month period from the date of the offeror’s notice of its intention to acquire such shares) orders otherwise.

Amalgamations and mergers: Pursuant to Bermuda law, the amalgamation or merger of a Bermuda company with another company or corporation (other than certain affiliated companies) requires the amalgamation or merger agreement to be approved by EXXI’s Board of Directors and by its shareholders. Unless EXXI’s bye-laws

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provide otherwise, the approval of 75% of the shareholders voting at such meeting is required to approve the amalgamation or merger agreement, and the quorum for such meeting must be not less than two persons holding or representing more than one-third of the issued shares of EXXI. The required vote of shareholders may be reduced by a company’s bye-laws. EXXI’s bye-laws provide that an amalgamation must be approved by a majority of the Board and either a majority of the shares voted at a shareholders meeting or unanimously by the shareholders in a written resolution. For purposes of approval of an amalgamation or merger, all shares, whether or not otherwise entitled to vote, carry the right to vote. A separate vote of a class of shares is required if the rights of such class would be altered by virtue of the amalgamation or merger. Any shareholder who does not vote in favor of the amalgamation or merger and who is not satisfied that he has been offered fair value for his shares may, within one month of receiving EXXI’s notice of shareholder meeting to consider the amalgamation, apply to the court to appraise the fair value of his shares. If a merger or amalgamation proceeds prior to the appraisal and the amount paid to the dissenting shareholder is less than that appraised by the court the amalgamated or surviving company shall, within one month of such appraisal, pay to such shareholder the difference between the amount already paid and that appraised by the court. No appeal will lie from an appraisal by the court. The costs of any application to the court shall be in the discretion of the court.

Appraisal Rights/Dissenters’ Rights	Under the DGCL, in certain situations, appraisal rights may be available in connection with a merger or a consolidation. In addition, no appraisal rights are available under Delaware law to holders of shares of any class of or series of stock that is either listed on a national securities exchange or held of record by more than 2,000 shareholders.

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Notwithstanding the above, appraisal rights will be available to those shareholders who are required by the terms of the merger or consolidation to accept for that stock anything other than:

•   shares of stock of EPL surviving or resulting from the merger or consolidation, or depository receipts in respect thereof;

•   shares of stock of another corporation, or

•   depository receipts in respect thereof, which, as of the effective time of the merger or consolidation, are listed on a national securities exchange or held of record by more than 2,000 shareholders;

•   cash in lieu of fractional shares or fractional depository receipts in the foregoing paragraphs; or

•   any combination of the items listed above.

Inspection of Books and Records; Shareholder Lists

Under the DGCL, any shareholder may inspect EPL’s books and records for a proper purpose.

Under Section 219 of the DGCL, the officer who has charge of the stock ledger of a corporation shall prepare and make, at least 10 days before every meeting of shareholders, a complete list of shareholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each shareholder and the number of registered shares in the name of each shareholder. Such list shall be open to the examination of any shareholder for any purpose germane to the meeting for a period of at least 10 days prior to the meeting: (1) on a reasonably accessible network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (2) during normal business hours, at the principal place of business of EPL.

Members of the general public have a right to inspect the public documents of a company available at the office of the Registrar of Companies in Bermuda. These documents include EXXI’s memorandum of association, including its objects and powers, and certain alterations to the memorandum of association.

The register of members of a company is also open to inspection by shareholders without charge, and by members of the general public upon payment of a fee. The register of members is required to be open for inspection for not less than two hours in any business day (subject to the ability of a company to close the register of members for not more than thirty days in a year). A company is required to maintain its share register in Bermuda but may, subject to the provisions of the Act, establish a branch register outside of Bermuda. A company

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Under the DGCL, a complete list of shareholders entitled to vote at any meeting of shareholders, arranged in alphabetical order showing the address of each such shareholder and the number of shares registered in such shareholder’s name, shall be open to the examination of any such shareholder, for any purpose germane to the meeting, during normal business hours for a period of at least 10 days prior to the meeting, on a reasonably available electronic network where information required to access the network is provided in the notice of meeting or during ordinary business hours at the corporation’s principal place of business.

The shareholders list shall also be kept at the place of the meeting during the whole time thereof and shall be open to the examination of any shareholder who is present. Under the DGCL, this list is the only evidence as to who are the shareholders entitled by this section to examine the list or to vote in person or by proxy at any shareholder meeting.

is required to keep at its registered office a register of directors and officers that is open for inspection for not less than two hours in any business day by members of the public without charge.

The shareholders have the additional rights to inspect the minutes of general meetings and EXXI’s audited financial statements, which must be presented to the annual general meeting. The Act requires every company to maintain minutes of all its general meetings and to make them open for inspection for not less than two hours each day, subject to such reasonable restrictions as EXXI may impose. Any shareholder is entitled to be furnished with a copy of such minutes within seven days of requesting in that behalf to EXXI and on the payment of a reasonable charge.

Additionally, a shareholder may require EXXI to send him or her a copy including all alterations of the memorandum and bye-laws of EXXI, subject to the payment by the member of the cost thereof.

Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

Shareholders’ Suits and Derivative Suits	The DGCL requires that the shareholder bringing a derivative suit must have been a shareholder at the time of the wrong complained of or that he received the stock by operation of law from a person who was such a shareholder. In addition, the shareholder must remain a shareholder throughout the litigation. Furthermore, a shareholder may not sue derivatively unless he or she first makes a demand on EPL that it bring suit and such demand has been refused, unless it is shown that the demand would have been futile.	The rights of shareholders under Bermuda law are generally not as extensive as the rights of shareholders in many U.S. jurisdictions. Class actions and derivative actions are generally not available to shareholders under the laws of Bermuda in most circumstances. Notwithstanding the foregoing, the Bermuda courts ordinarily would be expected to follow English case law as precedent, which would permit a shareholder to commence a derivative action in EXXI’s name to remedy a wrong done to EXXI where an act is alleged to be beyond its corporate power, is illegal or would result in the violation of its memorandum of association or bye-laws. Furthermore, consideration would

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be given by the court to acts that are alleged to constitute a fraud against the minority shareholders or where an act requires the approval of a greater percentage of EXXI’s shareholders than actually approved it.

When the affairs of a company are being conducted in a manner which is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the court, which may make such order as it sees fit, including an order regulating the conduct of EXXI’s affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by EXXI.

Limitation of Personal Liability of Directors

The DGCL permits the adoption of a provision in the certificate of incorporation limiting or eliminating the monetary liability of a director to a corporation or its shareholders by reason of a director’s breach of the fiduciary duty of care. However, the law does not permit any limitation of the liability of a director for:

•    breaching the duty of loyalty to EPL or its shareholders;

•    facts or omissions not in good faith or that involve intentional misconduct or knowing violations of the law;

•    any transaction from which the director derived an improper personal benefit; or

•    paying a dividend or approving a stock repurchase that was illegal under Delaware law.

Under EPL’s certificate of incorporation, to the fullest extent permitted by Delaware law, a director of EPL will not be liable to EPL or its shareholders for monetary breach of fiduciary duty as a director.

EXXI’s bye-laws provide that each shareholder and EXXI agree to waive any claim or right of action he or it may at any time have, whether individually or by or in the right of EXXI against any director on account of any action taken by such director or the failure of such director to take any action in the performance of his duties with or for EXXI, provided however that such waiver shall not apply to any claims or rights of action arising out of the fraud of such director or to recover any gain, personal profit or advantage to which such director is not legally entitled.

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Indemnification of Directors and Officers

EPL’s certificate of incorporation require EPL to indemnify its officers, directors, employees and agents to the fullest extent authorized or permitted by applicable law as it presently exists or may hereafter be amended.

EPL’s bylaws require EPL to indemnify and hold harmless, to the fullest extent authorized or permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made a party to or is threatened to be made a party to, or is otherwise involved in, any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director of EPL or, while a director of EPL, is or was serving at the request of EPL as a director, officer, employee, or agent of another corporation or of a partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan (“covered person”), whether the basis of such proceeding is alleged action in an official capacity serving as a director, officer, employee or agent, or in any other capacity while serving as such, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection with the proceeding. However, except as to proceedings to enforce rights to indemnification, EPL is required to indemnify a covered person in connection with a proceeding initiated by that person only if that proceeding was authorized by the board.

EPL will pay the expenses (including attorneys’ fees) incurred in defending, testifying, or otherwise participating in any such proceeding in advance of its final disposition. However, the DGCL requires EPL to advance expenses incurred by such person in his or her capacity as a director or officer of EPL only if that person delivers to EPL an undertaking to repay all amounts so

The bye-laws of EXXI provide that directors and officers be indemnified and held harmless out of the assets of the company against all liabilities, loss, damage or expense (including but not limited to liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) incurred or suffered by him by or by reason of any act done, conceived in or omitted in the conduct of EXXI’s business or in the discharge of his duties, provided that the indemnity shall not extend to any matter which would render it void pursuant to the Act (namely acts of fraud or dishonesty).

Further, directors and officers shall be indemnified out of the assets of EXXI against all liabilities incurred by him by or by reason of any act done, conceived in or omitted in the conduct of EXXI’s business or in the discharge of his duties, in defending any proceedings, whether civil or criminal, in which judgement is given in his favour, or in which he is acquitted, or in connection with any application under the Act in which relief from liability is granted to him by the court

Subject to the restrictions set by the Act, expenses incurred in defending any civil or criminal action or proceeding for which indemnification is required pursuant to the bye-laws shall be paid by EXXI in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified pursuant to the bye-laws provided that no monies shall be paid unless payment shall be authorised in the specific case upon a determination that indemnification of the director or officer would be proper in the circumstances because he has met the standard of conduct which would entitle him to the indemnification thereby provided and such determination shall be

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advanced if it is ultimately determined that person is not entitled to indemnification.

If a claim for indemnification or payment of expenses is not paid in full within 60 days, or, in the case of claims for advancement of expenses, 20 days, after a written claim therefor has been received by EPL, such person may file suit to recover the unpaid amount of the claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any suit brought to enforce a right to indemnification or advancement of expenses, or by EPL to recover an advancement of expenses, the burden of proving that such person is not entitled to be indemnified or to advancement of expenses shall be on EPL.

The rights conferred on any such person by the indemnification provisions of the certificate of incorporation or the bylaws are not exclusive of any other rights that such person may have or acquire.

EPL may maintain insurance at its expense to protect itself and/or any director, officer, employee or agent of EPL or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not EPL would have the power to indemnify such person against such expense liability, or loss under the DGCL.

The indemnification provisions of EPL’s certificate of incorporation and bylaws do not limit the right of EPL, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than those specifically identified as covered persons when and as authorized by appropriate corporate action.

Any repeal or amendment of the indemnification provisions of EPL’s certificate of incorporation and bylaws, or the adoption of any provision inconsistent therewith, will not diminish made (i) by the board of directors, by a majority vote at a meeting duly constituted by a quorum of directors not party to the proceedings or matter with regard to which the indemnification is, or would be, claimed; or (ii) in the case such a meeting cannot be constituted by lack of a disinterested quorum, by independent legal counsel in a written opinion; or (iii) by a majority vote of the shareholders.

The rights conferred on any indemnitee by the indemnification provisions of the bye-laws are not exclusive of any other rights which such person may have or acquire.

The board of directors of EXXI has the power to purchase and maintain insurance for or for the benefit of any officer or director or any persons who are or were at any time officers or directors of EXXI, or in which EXXI has any interest whether direct or indirect or which is in any way allied to or associated with EXXI, or of any subsidiary undertaking of EXXI or any such other company, or who are or were at any time trustees of any pension fund in which employees of EXXI or any such other company or subsidiary undertaking are interested, including (without prejudice to the generality of the foregoing) insurance against any liability incurred by such persons in respect of any act or omission in the actual or purported execution or discharge of their duties or in the exercise or purported exercise of their powers or otherwise in relation to their duties, powers or offices in relation to EXXI or any such other company, subsidiary undertaking or pension fund.

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or adversely affect any right or protection thereunder of any covered person in respect of any act or omission occurring prior to the time of such repeal, amendment or adoption of such inconsistent provision.

The rights provided to covered persons pursuant to the indemnification provisions of EPL’s bylaws are contract rights, and such rights will continue as to a covered person who has ceased to be a director, officer, agent or employee and shall inure to the benefit of such person’s heirs, executors, and administrators.

Certain Business Combination Restrictions

Under Section 203 of the DGCL, a corporation is prohibited for a three-year period following the time a shareholder becomes an interested shareholder, from engaging in any business combination with an interested shareholder who, together with its affiliates or associates, owns, or who is an affiliate or associate of EPL and within a three-year period did own, 15% or more of EPL’s voting stock, unless:

•    prior to the time the shareholder became an interested shareholder, the board of directors of EPL approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder;

•    the interested shareholder owned at least 85% of the voting stock of EPL, excluding specified shares, upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder; or

•    at or subsequent to the time the shareholder became an interested shareholder, the business combination is approved by the board of directors of EPL and authorized by the affirmative vote, at an

There is no equivalent concept under Bermuda law.

EPL	EXXI

annual or special meeting and not by written consent, of at least 66 2/3% of the outstanding voting shares of EPL, excluding shares held by that interested shareholder.

A business combination generally includes:

•    mergers, consolidations and sales or other dispositions of 10% or more of the assets of a corporation to or with an interested shareholder;

•    specified transactions resulting in the issuance or transfer to an interested shareholder of any capital stock of EPL or its subsidiaries; and

•    other transactions resulting in a disproportionate financial benefit to an interested shareholder.

A corporation may elect not to be governed by Section 203 of the DGCL. Neither EPL’s certificate of incorporation nor its bylaws contain an election to opt out of Section 203’s provisions. Therefore, Section 203 of the DGCL applies to EPL.

APPRAISAL RIGHTS

Under Delaware law, holders of shares of EPL common stock are entitled to appraisal rights in connection with the merger, provided that such holders comply with the requirements set forth in Section 262 of the DGCL. If the merger is completed, holders of shares of EPL common stock immediately prior to the effective time who did not vote in favor of the merger and who otherwise comply with the requirements set forth in Section 262 of the DGCL will be entitled to appraisal rights in connection with the merger under Section 262 of the DGCL.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, which is attached to this joint proxy statement/prospectus as Annex E and incorporated herein by reference. All references in Section 262 of the DGCL and in this summary to a “stockholder” are to the record holder of shares of EPL common stock immediately prior to the effective time of the merger as to which appraisal rights are asserted. A person having a beneficial interest in shares held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to properly demand and perfect appraisal rights. Stockholders should carefully review the full text of Section 262 of the DGCL set forth in Annex E as well as the information discussed below.

Under the DGCL, if the merger is completed, holders of shares of EPL common stock immediately prior to the effective time who (i) did not cast their vote in favor of the merger; (ii) follow the procedures set forth in Section 262 of the DGCL; and (iii) do not thereafter withdraw their demand for appraisal of such shares or otherwise lose their appraisal rights, in each case, in accordance with the DGCL, will be entitled to have such shares appraised by the Delaware Court of Chancery and to receive payment of the “fair value” of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by such court, together with interest, if any, to be paid upon the amount determined to be the fair value. The “fair value” could be greater than, less than or the same as the merger consideration.

Under Section 262 of the DGCL, EPL is required not less than 20 days before the special meeting to vote on the merger to notify each of the holders of any class or series of its stock who are entitled to appraisal rights that appraisal rights are available for any or all of such shares, and is required to include in such notice a copy of Section 262. This joint proxy statement/prospectus constitutes a formal notice of appraisal rights under Section 262 of the DGCL. Any holder of shares of EPL common stock who wishes to exercise such appraisal rights, or who wishes to preserve such holder’s right to do so, should review the following discussion and Annex E carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.

Any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise such rights.

If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 set forth in Annex E to this joint proxy statement/prospectus and consult your legal advisor. If you fail to timely and properly comply with the requirements of Section 262, your appraisal rights may be lost. To exercise appraisal rights with respect to your shares of EPL common stock, you must:

•	deliver to EPL a written demand for appraisal of your shares before the taking of the vote on the proposal to adopt the merger agreement at the special meeting, as described further below under “—Written Demand by the Record Holder,” beginning on page 201;

•	NOT vote your shares of EPL common stock in favor of the merger;

•	continuously hold your shares of EPL common stock through the date the merger is completed; and

•	otherwise comply with the procedures set forth in Section 262.

Written Demand by the Record Holder

All written demands for appraisal should be addressed to EPL Oil & Gas, Inc., 919 Milam St., Houston, Suite 1600, Texas 77002, Attention: Corporate Secretary. Such demand will be sufficient if it reasonably informs EPL of the identity of the stockholder and that the stockholder intends thereby to demand appraisal of such stockholder’s shares. Under Section 262 of the DGCL, a proxy or vote against the merger does not constitute such a demand.

The written demand for appraisal must be executed by or for the record holder of shares, fully and correctly, as such holder’s name appears on the certificate(s) for the shares of EPL common stock owned by such holder. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand must be made in that capacity, and if the shares are owned of record by more than one person, such as in a joint tenancy or a tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a holder of record. However, the agent must identify the record owner(s) and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record owner(s).

A beneficial owner of shares of EPL common stock held in “street name” who wishes to exercise appraisal rights should take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record holder of the shares. If the shares are held through a brokerage firm, bank or other nominee who in turn holds the shares through a central securities depository nominee, such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as the record holder. Any beneficial owner who wishes to exercise appraisal rights and holds shares through a nominee holder is responsible for ensuring that the demand for appraisal is timely made by the record holder. The beneficial holder of the shares should instruct the nominee holder that the demand for appraisal should be made by the record holder of the shares, which may be a central securities depository nominee if the shares have been so deposited.

Filing a Petition for Appraisal

Within 120 days after the effective time, but not thereafter, the surviving corporation (which, in this case, will be EPL), or any holder of shares of EPL common stock who has complied with Section 262 of the DGCL and is entitled to appraisal rights under Section 262, may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all holders who did not adopt the merger and demanded appraisal of such shares. If no such petition is filed within that 120-day period, appraisal rights will be lost for all holders of shares who had previously demanded appraisal of their shares. EPL is under no obligation to, and has no present intention to, file a petition, and holders should not assume that EPL will file a petition or that it will initiate any negotiations with respect to the fair value of shares of EPL common stock. Accordingly, it is the obligation of the holders of shares to initiate all necessary action to perfect their appraisal rights in respect of the shares within the period prescribed in Section 262 of the DGCL.

Within 120 days after the effective time, any holder of shares of EPL common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement must be mailed within 10 days after a written request therefor has been received by the surviving corporation or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. Notwithstanding the requirement that a demand for appraisal must be made by or on behalf of the record owner of shares, a person who is the beneficial owner of shares held either in a voting trust or by a nominee on behalf of such person, and as to which demand has been properly made and not effectively withdrawn, may, in such person’s own name, file a petition for appraisal or request from the surviving corporation the statement described in this paragraph.

Upon the filing of such petition by any such holder of shares, service of a copy thereof must be made upon the surviving corporation, which will then be obligated within 20 days after such service to file with the Register in Chancery of the Court of Chancery of the State of Delaware (which we refer to as the “Delaware Register in Chancery”) a duly verified list (which we refer to as the “verified list”) containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares has not been reached. Upon the filing of any such petition, the Delaware Court of Chancery may order that notice of the time and place fixed for the hearing on the petition be mailed to the surviving corporation and all of the stockholders shown on the verified list. Such notice will also be published at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware or in another publication determined by the Delaware Court of Chancery. The costs of these notices are borne by the surviving corporation.

After notice to the stockholders as required by the Delaware Court of Chancery, the Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights thereunder. The Court of Chancery may require the stockholders who demanded payment for their shares of EPL common stock to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceeding, and, if any stockholder fails to comply with the direction, the Court of Chancery may dismiss the proceedings as to that stockholder.

Determination of Fair Value

After the Delaware Court of Chancery determines which stockholders are entitled to appraisal, the appraisal proceeding will be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through the appraisal proceeding, the Court of Chancery will determine the fair value of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time and the date of payment of the judgment.

In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the Court of Chancery must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion that does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders considering appraisal should be aware that the fair value of their shares of EPL common stock as so determined could be more than, the same as or less than the merger consideration and that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the merger, is not an opinion as to, and does not otherwise address, “fair value” under

Section 262 of the DGCL. Although EPL believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery. Neither EXXI nor EPL anticipates offering more than the merger consideration to any stockholder exercising appraisal rights, and EXXI and EPL reserve the right to assert, in any appraisal proceeding, that for purposes of Section 262 of the DGCL, the fair value of a share of EPL common stock is less than the merger consideration.

Upon application by the surviving corporation or by any holder of shares of EPL common stock entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any holder of shares of EPL common stock whose name appears on the verified list and, if such shares are represented by certificates and if so required, who has submitted such stockholder’s certificates of stock to the Delaware Register in Chancery, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights. The Court of Chancery will direct the payment of the fair value of the shares of EPL common stock, together with interest, if any, by the surviving corporation to the stockholders entitled thereto. Payment will be so made to each such stockholder upon the surrender to the surviving corporation of such stockholder’s certificates. The Court of Chancery’s decree may be enforced as other decrees in such Court may be enforced.

The costs of the action (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Court of Chancery deems equitable. Upon application of a stockholder, the Court of Chancery may order all or a portion of the expenses incurred by a stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, to be charged pro rata against the value of all the shares of EPL common stock entitled to appraisal. In the absence of an order, each party bears its own expenses.

Any stockholder who has duly demanded and perfected appraisal rights for shares of EPL common stock in compliance with Section 262 of the DGCL will not, after the effective time, be entitled to vote such shares for any purpose or be entitled to the payment of dividends or other distributions thereon, except dividends or other distributions payable to holders of record of shares of EPL common stock as of a date or time prior to the effective time.

At any time within 60 days after the effective time, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered in the merger. After this period, the stockholder may withdraw such stockholder’s demand for appraisal only with the consent of EPL. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the effective time, stockholders’ rights to appraisal shall cease, and all holders of shares of EPL common stock will be entitled to receive the merger consideration. Inasmuch as EPL has no obligation to file such a petition and has no present intention to do so, any holder of shares of EPL common stock who desires such a petition to be filed is advised to file it on a timely basis. Any stockholder may withdraw such stockholder’s demand for appraisal by delivering to EPL a written withdrawal of its demand for appraisal and acceptance of the merger consideration, except that (i) any such attempt to withdraw made more than 60 days after the effective time will require written approval of EPL and (ii) no appraisal proceeding in the Delaware Court of Chancery shall be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just. Notwithstanding the foregoing, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw such stockholder’s demand for appraisal and accept the terms offered upon the merger within 60 days after the effective time.

If you wish to exercise your appraisal rights, you must not vote your shares of EPL common stock in favor of the merger, and you must comply with the procedures set forth in Section 262 of the DGCL. If you fail to take any required step in connection with the exercise of appraisal rights, it will result in the termination or waiver of your appraisal rights.

The foregoing summary of the rights of EPL stockholders to seek appraisal rights under Delaware law does not purport to be a complete statement of the procedures to be followed by EPL stockholders desiring to exercise any appraisal rights available thereunder and is qualified in its entirety by reference to Section 262 of the DGCL. The proper exercise of appraisal rights requires adherence to the applicable provisions of the DGCL. A copy of Section 262 of the DGCL is included as Annex E to this joint proxy statement/prospectus.

LEGAL MATTERS

The validity of the shares of EXXI common stock to be issued pursuant to the merger and certain matters relating to Bermuda taxation will be passed upon by Appleby (Bermuda) Limited. Certain matters relating to U.S. federal income taxation will be passed upon by Vinson & Elkins L.L.P., Houston, Texas.

EXPERTS

EXXI

The audited consolidated financial statements of EXXI appearing in EXXI’s Annual Report on Form 10-K for the year ended June 30, 2013, and the effectiveness of EXXI’s internal control over financial reporting as of June 30, 2013 have been audited by UHY LLP, an independent registered public accounting firm, as set forth in its reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Certain estimates of proved oil and gas reserves for EXXI incorporated by reference herein were based in part upon reports by NSAI, an independent petroleum engineering firm. These estimates are included and incorporated herein in reliance on the authority of such firms as experts in such matters.

EPL

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of EPL for the year ended December 31, 2013, incorporated in this joint proxy statement/prospectus by reference to EPL’s Annual Report on Form 10-K for the year ended December 31, 2013, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Certain estimates of proved oil and gas reserves for EPL incorporated by reference herein were based in part upon a report prepared by NSAI, an independent petroleum engineering firm. These estimates are included and incorporated herein in reliance on the authority of such firm as an expert in such matters.

FUTURE SHAREHOLDER PROPOSALS

EXXI

EXXI will hold a regular annual meeting in 2014 regardless of whether the merger is completed.

For inclusion in the proxy statement and form of proxy relating to the EXXI 2014 annual meeting, shareholder proposals submitted pursuant to Rule 14a-8 of the Exchange Act must be received by EXXI’s Secretary not later than June 9, 2014 and must otherwise comply with the requirements of Rule 14a-8. Pursuant to EXXI’s bye-laws, a shareholder must deliver notice, mailed to and received at the principal executive offices of EXXI, not less than 60 calendar days nor more than 90 calendar days before the anniversary date of the preceding year’s annual meeting. In accordance with these provisions, shareholders must deliver notice to EXXI no earlier than August 7, 2014 and no later than September 6, 2014 for their proposals to be considered at the EXXI 2014 annual meeting. However, if the date of the annual meeting is not within 30 days before or after such anniversary date, a shareholder’s notice must be so delivered not later than the 10th calendar day following the day on which such notice of the date of the meeting was made or public announcement of which was made

In addition to the requirements in EXXI’s bye-laws regarding shareholder proposals generally, the bye-laws also provide that a shareholder may nominate a person for election to the EXXI board of directors by delivering timely notice in writing to EXXI’s Secretary. Such shareholder’s notice to EXXI’s Secretary shall set forth (i) as to each person whom the shareholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of such person; (ii) the principal occupation or employment of such person; (iii) the class, series and number of shares of Company stock which are beneficially owned by such person; (iv) particulars which would, if he were so appointed, be required to be included in the Company’s register of Directors and Officers; (v) a letter from such person indicating that they are willing to be considered for election as a Director; and (vi) all other information relating to such person that is required to be disclosed in solicitations for proxies for the election of Directors pursuant to the Rules and Regulations of the Securities and Exchange Commission under Section 14 of the Securities Exchange Act of 1934 of the United States of America (as amended), together with notice executed by such person of his willingness to serve as a Director if so elected; provided, however, that no shareholder shall be entitled to propose any person to be appointed, elected or re-elected Director at any special general meeting.

EPL

It is not expected that EPL will hold an annual meeting for 2014 unless the merger is not completed. If the merger is not completed, EPL’s stockholders will continue to be entitled to attend and participate in EPL stockholder meetings.

EPL stockholders may submit proposals on matters appropriate for stockholder action at meetings of EPL stockholders in accordance with Rule 14a-8 of the Exchange Act. To be submitted for inclusion in the proxy statement for the 2014 annual meeting, stockholder proposals must have satisfied all applicable requirements of Rule 14a-8 and must have been received by the Corporate Secretary of EPL no later than the close of business on November 21, 2013. Nothing in this paragraph shall be deemed to require EPL to include in its proxy statement and proxy relating to the 2014 annual meeting any stockholder proposal that may be omitted from the proxy materials of EPL under applicable regulations of the Exchange Act in effect at the time such proposal is received.

Any stockholder proposals received outside of the Rule 14a-8 procedure for consideration at the EPL’s 2014 annual meeting must have been delivered to the Corporate Secretary of the EPL no later than March 1, 2014, but no earlier than January 30, 2014. If, however, the date of the 2014 annual meeting is changed by more than 30 days from the anniversary date of EPL’s 2013 annual meeting, the stockholder notice described above will be deemed timely if it is received not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of (i) the 60th day prior to such annual meeting and (ii) the 10th day after public announcement of the date of such meeting. For special meetings, a stockholder must submit notice of a proposal no earlier than the 90th day prior to such special meeting and no later than the close of business on the later of (i) the 60th day prior to such special meeting and (ii) the 10th day following public announcement of such meeting. If timely notice of a stockholder proposal is not given, the proposal may not be brought by the proposing stockholder or any other person. If timely notice is given but is not accompanied by a written statement to the extent required by applicable securities laws, the EPL may exercise discretionary voting authority over proxies with respect to such proposal, if presented at the meeting.

In addition to the timely notice requirements, a stockholder’s proposal for nominees for directors must comply with Section 2.12 of the EPL’s Third Amended and Restated Bylaws, as further amended and supplemented (the “EPL bylaws”). Stockholder proposals related to other business must comply with Section 2.11 of the EPL bylaws. Furthermore, any stockholder proposal must comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder.

OTHER MATTERS PRESENTED AT THE MEETINGS

As of the date of this joint proxy statement/prospectus, neither the EXXI board of directors nor the EPL board of directors knows of any matters that will be presented for consideration at either the EXXI special meeting or the EPL special meeting, respectively, other than as described in this joint proxy statement/prospectus. If any other matters come before either the EXXI special meeting or the EPL special meeting or any adjournment or postponement thereof and shall be voted upon, the proposed proxy will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by the proxy as to any matters that fall within the purposes set forth in the notice of special meeting. It is intended that the persons named in the enclosed proxy and acting thereunder will vote in accordance with their best judgment on such matters.

WHERE YOU CAN FIND MORE INFORMATION

EXXI and EPL each file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an internet website that contains reports, proxy and information statements, and other information regarding issuers, including EXXI and EPL, who file electronically with the SEC. The address of that site is www.sec.gov.

Investors may also consult EXXI’s or EPL’s website for more information about EXXI or EPL, respectively. EXXI’s website is www.energyxxi.com. EPL’s website is www.eplweb.com. Information included on these web sites is not incorporated by reference into this joint proxy statement/prospectus.

EXXI has filed with the SEC a registration statement of which this joint proxy statement/prospectus forms a part. The registration statement registers the shares of EXXI common stock to be issued to EPL stockholders pursuant to the merger. The registration statement, including the attached exhibits, contains additional relevant information about EXXI and EXXI common stock. The rules and regulations of the SEC allow EXXI and EPL to omit certain information included in the registration statement from this joint proxy statement/prospectus.

In addition, the SEC allows EXXI and EPL to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this joint proxy statement/prospectus.

This joint proxy statement/prospectus incorporates by reference the documents listed below that EXXI has previously filed with the SEC (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K). These documents contain important information about EXXI, its financial condition or other matters.

•	Annual Report on Form 10-K for the fiscal year ended June 30, 2013.

•	Proxy Statement on Schedule 14A filed October 7, 2013.

•	Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2013 and December 31, 2013.

•	Current Reports on Form 8-K, filed September 26, 2013, September 27, 2013, November 6, 2013, November 22, 2013, March 13, 2014 and April 7, 2014.

•	The description of EXXI common stock contained in EXXI’s registration statement on Form S-3 filed with the SEC under Section 5 of the Securities Act on January 9, 2004, including any subsequently filed amendments and reports updating such description.

In addition, EXXI incorporates by reference any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the date of the EXXI special meeting (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein). Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed.

You can obtain any of these documents from the SEC through the SEC’s website at the address described above, or EXXI will provide you with copies of these documents, without charge, upon written or oral request to:

Energy XXI (Bermuda) Limited

1021 Main, Suite 2626

Houston, Texas 77002

(713) 351-3000

This joint proxy statement/prospectus also incorporates by reference the documents listed below that EPL has previously filed with the SEC (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K). These documents contain important information about EPL, its financial condition or other matters.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as amended by a Form 10-K/A filed on April 15, 2014.

•	Current Reports on Form 8-K, both filed on March 13, 2014.

•	Current Report on Form 8-K, filed on March 21, 2014.

In addition, EPL incorporates by reference any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the date of the EPL special meeting (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein). Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed.

You can obtain any of these documents from the SEC, through the SEC’s website at the address described above, or EPL will provide you with copies of these documents, without charge, upon written or oral request to:

EPL Oil & Gas, Inc.

919 Milam Street, Suite 1600

Houston, Texas 77002

(713) 228-0711

In the event of conflicting information in this joint proxy statement/prospectus in comparison to any document incorporated by reference into this joint proxy statement/prospectus, or among documents incorporated by reference, the information in the latest filed document controls.

You should rely only on the information contained or incorporated by reference into this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/ prospectus is dated April 21, 2014. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this joint proxy statement/prospectus is accurate as of any date other than the date of such incorporated document. Neither our mailing of this joint proxy statement/prospectus to EXXI shareholders or EPL stockholders nor the issuance by EXXI of shares of common stock pursuant to the merger will create any implication to the contrary.

This joint proxy statement/prospectus contains a description of the representations and warranties that each of EXXI and EPL made to the other in the merger agreement. Representations and warranties made by EXXI, EPL and other applicable parties are also set forth in contracts and other documents (including the merger agreement) that are attached or filed as exhibits to this joint proxy statement/prospectus or are incorporated by reference into this joint proxy statement/prospectus. These materials are included or incorporated by reference only to provide you with information regarding the terms and conditions of the agreements and not to provide any other factual information regarding EXXI, EPL or their businesses. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the other information provided elsewhere in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

ENERGY XXI (BERMUDA) LIMITED,

ENERGY XXI GULF COAST, INC.,

CLYDE MERGER SUB, INC.

and

EPL OIL & GAS, INC.

Dated as of March 12, 2014

i

EXHIBITS:

Exhibit A	Surviving Corporation Certificate of Incorporation
Exhibit B	Surviving Corporation Bylaws
Exhibit C	Form of EBITDAX Calculation

INDEX OF DEFINED TERMS

2009 LTIP	2.4(a)

Acceptable Confidentiality Agreement	4.3(f)

Affiliate	8.1

Aggregate Mixed Consideration Cash Amount	2.1(c)(ii)

Agreement	Preamble

Alternative Financing	5.10(c)

Anti-Money Laundering Laws	3.1(w)(ii)

Antitrust Authority	8.1

Antitrust Law	8.1

Appraisal Shares	2.3

Available Cash Election Amount	2.1(c)(ii)

Available Financing	5.10(d)

BOEM	8.1

Book-Entry Share	2.5(b)(i)

Business Day	8.1

Cap Amount	5.6(b)

Capitalization Reference Date	3.1(c)

Cash Election	2.1(c)(ii)

Cash Election Amount	2.1(c)(ii)

Cash Election Share	2.1(c)(iii)

Cash Fraction	2.1(c)(ii)

Certificate of Merger	1.1

Certificates	2.5(b)(i)

Closing	1.1

Closing Date	1.2

Code	8.1

Company	Preamble

Company Adverse Recommendation Change	4.3(f)

Company Board	8.1

Company Board Recommendation	3.1(d)(i)

Company Bylaws	8.1

Company Capital Stock	3.1(c)

Company Certificate of Incorporation	8.1

Company Common Stock	2.1(c)

Company Directors	5.15(a)

Company Disclosure Schedule	3.1

Company EBITDAX	8.1

Company Equity Award(s)	2.4(d)

Company Financial Statements	3.1(f)(ii)

Company Intervening Event	8.1

Company Intervening Event Notice	4.3(c)

Company Intervening Event Notice Period	4.3(c)

Company Material Adverse Effect	8.1

Company Permits	3.1(k)(ii)

Company Phantom Shares	2.4(b)

Company Preferred Stock	3.1(c)

Company Reserve Reports	3.1(s)(i)

Company Restricted Share	2.4(a)

Company Revolving Credit Facility	8.1

Company SEC Documents	3.1(f)(i)

Company Senior Notes	8.1

Company Stock Option	2.4(c)

Company Stock Plan	2.4(b)

Company Stockholder Approval	3.1(d)(iii)

Company Stockholders Meeting	3.1(d)(i)

Company Voting Agreements	Recitals

Competing Proposal	4.3(f)

Compliant	8.1

Confidentiality Agreement	8.1

Consent	8.1

Contract	8.1

Creditor’s Rights	3.1(d)(i)

Debt Commitment Letter	3.2(n)(i)

Debt Financing Agreements	5.10(a)

Debt Offer	5.11(a)

Deferred Share Consideration	2.4(b)

Derivative Transaction	8.1

DGCL	1.1

Director Deferral Plan	2.4(b)

Divestiture Action	5.4(b)

Effective Time	1.1

Election Deadline	2.2(b)

Election Form	2.2(a)

Election Form Record Date	2.2(a)

Election Period	2.2(b)

Employee Benefit Plan	8.1

Employees	5.5(a)

Encumbrances	8.1

Environmental Law	8.1

Equity Award Consideration	2.4(c)

ERISA	8.1

Exchange Act	8.1

Exchange Agent	2.5(a)

Exchange Fund	2.5(a)

Exchange Ratio	2.1(c)(iii)

Excluded Shares	2.1(b)

Export Control Laws	3.1(v)(iii)

FERC	8.1

Financing	3.2(n)(i)

Financing Source Parties	8.1

Financing Sources	8.1

Form S-4	3.1(h)

GAAP	3.1(f)(ii)

good and defensible title	3.1(s)(i)

Governmental Authority	8.1

Hazardous Materials	8.1

HSR Act	3.1(e)

Hydrocarbons	8.1

Indebtedness	8.1

Indemnified Person	5.6(e)

Information Technology	8.1

v

Intellectual Property	8.1

IRS	3.1(n)(i)(D)

Joint Proxy Statement	3.1(e)

knowledge or known	8.1

Law	8.1

Leased Real Property	3.1(r)(i)

Mailing Date	2.2(a)

Marketing Period	8.1

Material Company Insurance Policies	3.1(u)

Material Contract	3.1(v)(i)

Merger	Recitals

Merger Consideration	2.1(c)

Merger Notification Rules	5.4(b)

Merger Sub	Preamble

Mixed Consideration Election Share	2.1(c)(i)

Mixed Election	2.1(c)(i)

Mixed Election Stock Exchange Ratio	2.1(c)(i)

Net Exercise Shares	2.4(c)

No Election Share	2.2(b)

NSAI	3.1(s)(i)

NYSE	3.1(e)

Offer Documents	5.11(a)

Oil and Gas Contracts	8.1

Oil and Gas Leases	8.1

Oil and Gas Properties	8.1

OpCo	Preamble

Option Consideration	2.4(c)

Order	8.1

Other Party	8.1

Outside Date	7.1(b)(iii)

Owned Real Property	3.1(r)(i)

Parent	Preamble

Parent Adverse Recommendation Change	4.4(b)

Parent Board	8.1

Parent Board Recommendation	3.2(b)

Parent Bye-Laws	8.1

Parent Capital Stock	3.2(d)

Parent Common Stock	2.1(c)(i)

Parent Disclosure Schedule	3.2

Parent Equity Awards	8.1

Parent Financial Statements	3.2(e)(ii)

Parent Group	5.5(a)

Parent Intervening Event	8.1

Parent Intervening Event Notice	4.4

Parent Intervening Event Notice Period	4.4

Parent Material Adverse Effect	8.1

Parent Memorandum of Association	8.1

Parent Notes	8.1

Parent Preferred Stock	3.2(d)

Parent Restricted Share	8.1

Parent Revolving Credit Facility	8.1

Parent SEC Documents	3.2(e)(i)

Parent Shareholder Approval	3.2(b)(i)

Parent Shareholder Meeting	3.2(b)(i)

Parent Stock Plans	8.1

Parent Stock Price	8.1

Parent Voting Agreements	Recitals

Per Share Cash Amount	2.1(c)(i)

Per Share Cash Election Consideration	2.1(c)(ii)

Per Share Mixed Consideration	2.1(c)(i)

Per Share Stock Consideration	2.1(c)(iii)

Permitted Encumbrances	8.1

Person or person	8.1

Proceeding	8.1

Production Burdens	8.1

Provisional Appraisal Holders Cash Amount	2.1(c)(ii)

PwC	3.1(f)(ii)

Release	8.1

Reimbursement Amount	8.1

Representatives	8.1

Required Information	5.10(d)

Restricted Share Consideration	2.4(a)

SEC	3.1(f)(i)

Secretary of State	1.1

Securities Act	8.1

Stock Election	2.1(c)(iii)

Stock Election Share	2.1(c)(iii)

Subsidiary	8.1

Superior Proposal	4.3(f)

Superior Proposal Notice	4.3(c)

Superior Proposal Notice Period	4.3(c)

Surviving Corporation	1.3

Surviving Corporation Bylaws	1.4

Surviving Corporation Certificate of Incorporation	1.4

Systems	8.1

Tax Returns	8.1

Taxes	8.1

Terminable Breach	7.1(b)(iv)

Termination Fee	8.1

Transactions	8.1

Transfer Taxes	8.1

UHY	3.2(e)(ii)

Voting Debt	8.1

WARN Act	3.1(o)(vii)

Willful and Material Breach	8.1

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of March 12, 2014 (this “Agreement”), among ENERGY XXI (BERMUDA) LIMITED, an exempted company formed under the laws of Bermuda (“Parent”), ENERGY XXI GULF COAST, INC., a Delaware corporation and wholly-owned Subsidiary of Parent (“OpCo”), CLYDE MERGER SUB, INC., a Delaware corporation and a wholly-owned subsidiary of OpCo (“Merger Sub”), and EPL OIL & GAS, INC., a Delaware corporation (the “Company”).

WHEREAS, the respective boards of directors of the Company, OpCo, Parent and Merger Sub have approved and declared advisable this Agreement and the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation in such merger as an indirect wholly-owned subsidiary of Parent (the “Merger”), on the terms and subject to the conditions provided for in this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s, OpCo’s and Merger Sub’s entering into this Agreement and incurring the obligations set forth herein, each of the executive officers and directors of the Company is executing and delivering a voting agreement with Parent, dated of the date hereof (each a “Company Voting Agreement” and collectively, the “Company Voting Agreements”), pursuant to which, among other things, each such Person has agreed to vote the shares of Company Common Stock of which such Person is the record or beneficial owner in favor of the approval of this Agreement and the Merger;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s entering into this Agreement and incurring the obligations set forth herein, each of the executive officers and directors of Parent is executing and delivering a voting agreement with the Company, dated of the date hereof (each a “Parent Voting Agreement” and collectively, the “Parent Voting Agreements”), pursuant to which, among other things, each such Person has agreed to vote the shares of Parent Common Stock of which such Person is the record or beneficial owner in favor of the (x) the issuance of Parent Common Stock in the Merger and (y) the election of the Company Director in accordance with Section 5.15; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties to this Agreement agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger; Effective Time of the Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with provisions of the Delaware General Corporation Law (the “DGCL”). As soon as practicable after the closing of the Merger (the “Closing”), a certificate of merger prepared and executed in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”) shall be filed with the Secretary of State of the State of Delaware (the “Secretary of State”). The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State, or at such later time as agreed upon by Parent and the Company and specified in the Certificate of Merger (the date and time at which the Merger becomes effective to be referred to as the “Effective Time”).

1.2 Closing. The Closing shall take place at 9:00 a.m., Houston, Texas time, on a date that is the second Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver in accordance with this Agreement of all of the conditions set forth in (other than those conditions that by their nature can be

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satisfied only at the Closing, but subject to the satisfaction or waiver of those conditions at such time) (such date being, the “Closing Date”) at the offices of Vinson & Elkins L.L.P. in Houston, Texas, or such other place as Parent and the Company may agree upon in writing; provided, however, that notwithstanding the satisfaction or waiver of the conditions set forth in Article VI, if at such time the commitments under the Debt Commitment Letter in respect of the Bridge Facility (as defined in the Debt Commitment Letter) have not been terminated or reduced to zero and the Marketing Period has not ended at the time of the satisfaction or waiver of such conditions (other than those conditions that by their nature can be satisfied only at the Closing, but subject to the satisfaction or waiver of those conditions at such time), the Closing shall occur instead on (a) the date following the satisfaction or waiver of such conditions that is the earliest to occur of (i) any Business Day during the Marketing Period specified by Parent to the Company on no less than two Business Days’ written notice to the Company, (ii) the next Business Day after the final day of the Marketing Period and (iii) the next Business Day after the termination or reduction to zero of the commitments under the Debt Commitment Letter in respect of the Bridge Facility, but subject, in each case, to the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time) at such time or (b) such other date, time, or place as agreed to in writing by the parties hereto.

1.3 Effect of the Merger. At the Effective Time, Merger Sub shall be merged with and into the Company and the separate existence of Merger Sub shall cease and the Company shall continue its existence under the laws of the State of Delaware as the surviving corporation (in such capacity, the Company is sometimes referred to herein as the “Surviving Corporation”). The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.

1.4 Certificate of Incorporation and Bylaws. At the Effective Time, (a) the Company Certificate of Incorporation shall be amended and restated as set forth in Exhibit A and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation (the “Surviving Corporation Certificate of Incorporation”), until thereafter duly amended as provided therein and by applicable Law, and (b) the Company Bylaws shall be amended and restated as set forth in Exhibit B and, as so amended and restated, shall be the bylaws of the Surviving Corporation (the “Surviving Corporation Bylaws”), until thereafter duly amended as provided therein and by applicable Law.

1.5 Directors and Officers. From and after the Effective Time, the directors and officers of Merger Sub shall be the directors and officers of the Surviving Corporation, and such directors and officers shall serve until their successors have been duly elected or appointed and qualified or until their death, resignation or removal in accordance with the Surviving Corporation Certificate of Incorporation and the Surviving Corporation Bylaws.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK

OF THE COMPANY AND MERGER SUB

2.1 Effect of the Merger on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any party or the holder of any of their securities:

(a) Capital Stock of Merger Sub. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and shall represent one share of common stock, par value $0.001 per share, of the Surviving Corporation, so that, immediately after the Effective Time, OpCo shall be the holder of all of the issued and outstanding shares of the Surviving Corporation’s capital stock.

(b) Cancellation of Excluded Shares. Any shares of Company Common Stock held immediately prior to the Effective Time by (A) the Company, as treasury shares, or any of its Subsidiaries, or (B) by Parent, OpCo, Merger Sub or any of their respective Subsidiaries (clauses (A) and (B) collectively, the “Excluded Shares”), in each case, shall automatically be canceled and cease to exist as of the Effective Time and no Merger Consideration shall be delivered or deliverable therefor.

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(c) Conversion of Capital Stock of the Company. Subject to the other provisions of this Article II, each share of common stock of the Company, par value $0.001 per share (the “Company Common Stock”), issued and outstanding immediately prior to the Effective Time (including any Company Restricted Shares and any Net Exercise Shares, but excluding any Excluded Shares and any Appraisal Shares) shall be converted into and shall thereafter represent the right, at the election of such share’s holder pursuant to the procedures set forth in Section 2.2, to receive any the following forms of consideration (the “Merger Consideration”):

(i) Mixed Election Shares. Each share of Company Common Stock with respect to which an election to receive a combination of stock and cash (a “Mixed Election”) has been properly made and not been properly revoked (each, a “Mixed Consideration Election Share”) and, except to the extent provided in Section 2.2, each No Election Share shall be converted into the right to receive the combination (which combination shall hereinafter be referred to as the “Per Share Mixed Consideration”) of (x) $25.35 in cash without interest (the “Per Share Cash Amount”) and (y) 0.584 of a share of validly issued, fully paid and nonassessable shares of common stock, par value $0.005 per share, of Parent (“Parent Common Stock,” and such fraction of a share, the “Mixed Election Stock Exchange Ratio”), subject to adjustment in accordance with Section 2.6.

(ii) Cash Election Shares. Each Net Exercise Share shall be automatically deemed, without any action by the holder thereof, to have made a Cash Election (as defined below) and shall be converted into the right to receive $39.00 in cash without interest, and without being subject to any adjustment set forth in Section 2.1(c)(ii) or Section 2.6. Each share of Company Common Stock (excluding the Net Exercise Shares) with respect to which an election to receive cash (a “Cash Election”) has been properly made and not been properly revoked (each, a “Cash Election Share”) shall be converted (provided that the Available Cash Election Amount equals or exceeds the Cash Election Amount) into the right to receive (x) $39.00 in cash without interest (the “Per Share Cash Election Consideration”), subject to adjustment in accordance with Sections 2.1(c)(ii) and 2.6; provided, however, that if (A) the product of the number of Cash Election Shares and the Per Share Cash Election Consideration (such product, the “Cash Election Amount”) exceeds (B) (w) the product of the Per Share Cash Amount and the total number of shares of Company Common Stock (other than the Excluded Shares, but including, for the avoidance of doubt, Company Restricted Shares, Net Exercise Shares and Company Phantom Shares pursuant to the terms and conditions of Section 2.4) issued and outstanding immediately prior to the Effective Time minus (x) the product of the number of Mixed Consideration Election Shares (provided that No Election Shares shall be deemed to be Mixed Consideration Election Shares for purposes of this Section 2.1(c)(ii)) and the Per Share Cash Amount (the “Aggregate Mixed Consideration Cash Amount”) minus (y) the Provisional Appraisal Holders Cash Amount minus (z) the aggregate Option Consideration (such result of the calculations in this clause (B) being the “Available Cash Election Amount”), then each Cash Election Share (other than any Net Exercise Shares) shall be converted into a right to receive (1) an amount of cash (without interest) equal to the product of (p) the Per Share Cash Election Consideration and (q) a fraction, the numerator of which shall be the Available Cash Election Amount and the denominator of which shall be the Cash Election Amount (such fraction being the “Cash Fraction”) and (2) a number of validly issued, fully paid and nonassessable shares of Parent Common Stock equal to the product of (r) the Exchange Ratio and (s) one (1) minus the Cash Fraction. The “Provisional Appraisal Holders Cash Amount” means the product of (x) the number of Appraisal Shares and (y) the Per Share Cash Election Consideration.

(iii) Stock Election Shares. Each share of Company Common Stock with respect to which an election to receive stock consideration (a “Stock Election”) has been properly made and not been properly revoked (each, a “Stock Election Share”) shall be converted (provided that the Cash Election Amount equals or exceeds the Available Cash Election Amount), into the right to receive 1.669 shares (the “Exchange Ratio”) of validly issued, fully paid and nonassessable shares of Parent Common Stock, subject to adjustment in accordance with Sections 2.1(c)(iii) and 2.6 (the “Per Share Stock Consideration”); provided, however, that if the Available Cash Election Amount exceeds the Cash Election Amount, then each Stock Election Share shall be converted into the right to receive (1) an amount of cash (without interest) equal to the amount of such excess divided by the number of Stock Election Shares and (2) a number of validly issued, fully paid and nonassessable shares of Parent Common Stock equal to the product of (x) the Exchange Ratio and (y) a fraction, the numerator of which

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shall be the Per Share Cash Election Consideration minus the amount calculated in clause (1) of this paragraph and the denominator of which shall be the Per Share Cash Election Consideration.

(iv) Proration Limitation. Notwithstanding anything to the contrary in this Agreement, in no event will a holder of Company Common Stock who properly makes the Cash Election receive less cash than a holder of Company Common Stock who properly makes the Mixed Election as a result of the proration provisions of this Section 2.1(c). Parent shall be responsible for the payment of any additional cash to holders of Company Common Stock who properly make the Cash Election in order to ensure compliance with this Section 2.1(c)(iv).

(d) All shares of Company Common Stock shall, when so converted, cease to be outstanding and shall automatically be canceled and cease to exist. Each holder of a certificate previously representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive (x) the Merger Consideration to be issued or paid in consideration therefor upon the surrender of such certificates in accordance with Section 2.5 and (y) any cash to be paid in lieu of fractional shares of Parent Common Stock in accordance with Section 2.6.

(e) Impact of Stock Splits, etc. In the event of any change in the number of shares of Parent Common Stock, Company Common Stock or Company Equity Awards between the date of this Agreement and the Effective Time by reason of any stock split, stock dividend, subdivision, reclassification, recapitalization, combination, or exchange of shares, the Merger Consideration to be paid for each share of Company Common Stock and Equity Award Consideration to be paid for each Company Equity Award as provided in this Agreement shall be appropriately adjusted.

2.2 Election Procedures.

(a) Election Form. Not less than thirty (30) days prior to the anticipated Effective Time (the “Mailing Date”), the Company shall mail an election form, reasonably acceptable to all parties (the “Election Form”), to each holder of record of shares of Company Common Stock (including any Company Restricted Shares, Company Phantom Shares and Net Exercise Shares, but excluding any Excluded Shares) as of a record date that is five (5) Business Days prior to the Mailing Date (the “Election Form Record Date”).

(b) Choice of Election. Each Election Form shall permit the holder (or the beneficial owner through customary documentation and instructions), other than holders of Appraisal Shares, or holders of Net Exercise Shares who shall automatically be deemed to have elected to receive only cash, to specify (i) the number of shares of such holder’s Company Common Stock with respect to which such holder elects to receive the Per Share Mixed Consideration, (ii) the number of shares of such holder’s Company Common Stock with respect to which such holder elects to receive the Per Share Stock Consideration, (iii) the number of shares of such holder’s Company Common Stock with respect to which such holder elects to receive the Per Share Cash Election Consideration or (iv) that such holder makes no election with respect to such holder’s Company Common Stock. For the avoidance of doubt, each holder of a Company Equity Award shall receive the Equity Award Consideration described in Section 2.4. Any shares of Company Common Stock (other than Appraisal Shares) with respect to which the Exchange Agent does not receive a properly completed Election Form during the period (the “Election Period”) from the Mailing Date to 5:00 p.m., New York time, on the second (2nd) Business Day prior to the Effective Time (the “Election Deadline”) shall be deemed to be No Election Shares. Parent shall publicly announce the anticipated Election Deadline at least five (5) Business Days prior to the Election Deadline. If the Effective Time is delayed to a subsequent date, the Election Deadline shall be similarly delayed to a subsequent date (which shall be the second (2nd) Business Day prior to the Effective Time), and Parent shall promptly announce any such delay and, when determined, the rescheduled Election Deadline. For the purposes of this Agreement, “No Election Share” means each share of Company Common Stock for which no election to receive Per Share Mixed Consideration, Per Share Cash Election Consideration or Per Share Stock Consideration has been properly made in accordance with the terms of this Section 2.2 or for which such election has been properly revoked in accordance with the terms of this Section 2.2.

(c) New Holders. Parent shall make available one or more Election Forms as may reasonably be requested from time to time by all persons who become holders or beneficial owners of Company Common Stock, Company Restricted Shares or Company Phantom Shares during the Election Period, and the Company shall provide the Exchange Agent all information reasonably necessary for it to perform its duties as specified herein.

4

(d) Revocations; Exchange Agent. Any election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form during the Election Period. After a Cash Election, a Stock Election or a Mixed Election has been properly made with respect to any shares of Company Common Stock, any subsequent transfer of such shares of Company Common Stock shall automatically revoke such election. Any Election Form may be revoked or changed by the person submitting it, by written notice received by the Exchange Agent during the Election Period. In the event an Election Form is revoked during the Election Period, the shares of Company Common Stock represented by such Election Form shall be deemed to be No Election Shares, except to the extent a subsequent election is properly made during the Election Period. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. None of Parent or the Company or the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

2.3 Appraisal Rights. Notwithstanding any other provision contained in this Agreement, any shares of Company Common Stock that are issued and outstanding as of the Effective Time and that are held by a stockholder who has not voted such shares in favor of the Merger and who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, and has otherwise taken all of the steps required by, Section 262 of the DGCL to properly perfect such stockholder’s appraisal rights under Section 262 of the DGCL (“Appraisal Shares”) shall not be converted into the right to receive the Merger Consideration and instead shall be cancelled and shall be entitled to receive the amount determined pursuant to Section 262 of the DGCL; provided, however, that in the event that a stockholder of the Company fails to perfect, withdraws or otherwise loses its right to appraisal under Section 262 of the DGCL, the shares of Company Common Stock held by such stockholder shall be deemed to be No Election Shares and converted into and represent only the right to receive the Per Share Mixed Consideration pursuant to Section 2.1(c)(i). The Company shall give Parent (i) prompt notice of any written notices to exercise appraisal rights in respect of any shares of Company Common Stock, attempted withdrawals of such notices, and any other instruments served pursuant to applicable Law that are received by the Company with respect to stockholders’ appraisal rights, and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands for payment of fair value under the DGCL. The Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle any such demands for payment of fair value under the DGCL.

2.4 Treatment of Company Equity Awards.

(a) At or immediately prior to the Effective Time, the restrictions applicable to each share of restricted Company Common Stock outstanding as of the Effective Time, whether or not subject to service-based or performance-based vesting conditions (each, a “Company Restricted Share” and together, the “Company Restricted Shares”), issued pursuant to the Company’s 2009 Long Term Incentive Plan, as amended from time to time (the “2009 LTIP”), shall lapse and each such Company Restricted Share shall become fully vested, and, subject to Section 2.4(e), shall be treated as a share of Company Common Stock for all purposes of this Agreement, including the right to receive the Merger Consideration in accordance with Section 2.1 (the “Restricted Share Consideration”).

(b) At or immediately prior to the Effective Time, the restrictions applicable to each share of phantom Company Common Stock outstanding as of the Effective Time, whether or not subject to service-based or performance-based vesting conditions (each, a “Company Phantom Share” and together, the “Company Phantom Shares”), deferred pursuant to the Second Amended and Restated Stock and Deferral Plan for Non-Employee Directors (the “Director Deferral Plan” and together with the 2009 LTIP, the “Company Stock Plans”), shall lapse and each such Company Phantom Share shall become fully vested, and, subject to Section 2.4(e) and the terms and conditions of the Director Deferral Plan, shall be converted into the right to receive the Merger Consideration in accordance with Section 2.1 (the “Deferred Share Consideration”), and such Deferred Share Consideration shall be held within the Director Deferral Plan subject to the terms and conditions of the Director Deferral Plan.

(c) At or immediately prior to the Effective Time, each outstanding option for the purchase of Company Common Stock issued pursuant to any Company Stock Plan (a “Company Stock Option”) outstanding

5

(whether or not then vested or exercisable), by virtue of the occurrence of the Closing and without any action on the part of any holder of any Company Stock Option, will be deemed exercised pursuant to a cashless exercise for that number of shares of Company Common Stock (the “Net Exercise Shares”) equal to (i) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time minus (ii) the number of whole and partial shares of Company Common Stock subject to such Company Stock Option that, when multiplied by $39.00 per share, is equal to the aggregate exercise price of such Company Stock Option. Each Net Exercise Share shall be deemed to be an outstanding share of Company Common Stock for purposes of Sections 2.1(c) and 2.2; provided, however, that only a Cash Election may be made in respect of such share (any Merger Consideration received for such Net Exercise Shares being hereinafter referred to as the “Option Consideration” and, together with the Restricted Share Consideration and the Deferred Share Consideration, the “Equity Award Consideration”).

(d) Prior to the Effective Time, the Company shall take all actions necessary such that, effective as of the Effective Time, each outstanding Company Restricted Share, Company Phantom Share and Company Stock Option (each a “Company Equity Award” and together, the “Company Equity Awards”) shall be canceled in exchange for the applicable Equity Award Consideration (if any), including (i) obtaining any consents from holders of Company Equity Awards that are required under the terms of the applicable Company Stock Plan, and (ii) amending, to the extent necessary and to the extent such amendment is permitted by the terms of such Company Equity Award or Company Stock Plan, the terms of such Company Equity Awards or Company Stock Plan to give effect to the transactions contemplated by this Section 2.4. Notwithstanding any other provision of this Section 2.4, payment may be withheld in respect of any Company Equity Award until any required consent of the holder of such Company Equity Award is obtained.

(e) All payments of Equity Award Consideration shall be made through the Surviving Corporation’s payroll system, and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Equity Awards pursuant to this Agreement any amount required to be deducted and withheld with respect to the making of such payment under applicable Law, including Taxes. To the extent that amounts are so properly deducted and withheld by the Surviving Corporation, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Equity Awards in respect of which such deduction and withholding was made by the Surviving Corporation. No interest shall be paid or accrue on the amounts payable pursuant to this Section 2.4 in respect of any Company Equity Award.

2.5 Payment; Surrender of Shares; Stock Transfer Books.

(a) Exchange Agent; Exchange Fund. Prior to the Effective Time, Parent will designate a national bank or trust company, that is reasonably satisfactory to the Company, to act as agent for the holders of Company Common Stock in connection with the Merger (the “Exchange Agent”) to receive the cash necessary to make the cash payments contemplated by Section 2.1(c). Promptly after the Effective Time and in any event not later than two Business Days following the Effective Time, Parent or the Surviving Corporation shall deposit, or cause to be deposited, in trust with the Exchange Agent in a separate account for the benefit of holders of Company Common Stock (the “Exchange Fund”) the aggregate cash and the aggregate number of shares of Parent Common Stock to which such holders shall be entitled at the Effective Time pursuant to Section 2.1(c). If for any reason the cash or the shares of Parent Common Stock in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made by the Exchange Agent hereunder (including the payment of any cash to be paid in lieu of any fractional share of Parent Common Stock in accordance with Section 2.6), the Surviving Corporation shall promptly deposit cash or Parent Common Stock, as applicable, into the Exchange Fund in an amount that is equal to the deficiency in the amount of cash or Parent Common Stock, as applicable, required to fully satisfy such payment obligations.

(b) Exchange Procedures.

(i) As soon as reasonably practicable after the Effective Time, and in any event within five Business Days thereafter, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a certificate formerly representing a share of Company Common Stock (“Certificates”) or any corresponding book-entry share of Company Common Stock (“Book-Entry Share”) whose shares of Company

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Common Stock were converted into the right to receive the Merger Consideration (A) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to the Exchange Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal, and such letter of transmittal will be in customary form) and (B) instructions for use in effecting the surrender of the Certificates or, in the case of Book-Entry Shares, the surrender of such Book-Entry Shares in exchange for the Merger Consideration. Each holder of Certificates or Book-Entry Shares may thereafter until the first anniversary of the Effective Time surrender such Certificates or Book-Entry Shares to the Exchange Agent, as agent for such holder, under cover of the letter of transmittal. Upon delivery of a duly completed and validly executed letter of transmittal and the surrender of Certificates or Book-Entry Shares on or before the first anniversary of the Effective Time, Parent shall cause the Exchange Agent to pay the holder of such Certificates or Book-Entry Shares, in exchange for the Certificates or Book-Entry Shares, (X) the number of shares of Parent Common Stock representing, in the aggregate, the whole number of shares of Parent Common Stock that such holder has the right to receive, and (Y) cash or a check in an amount equal to the amount such holder is entitled to receive pursuant to this Article II, plus cash payable in lieu of fractional shares of Parent Common Stock pursuant to Section 2.6. Until so surrendered, Certificates or Book-Entry Shares (other than shares of Company Common Stock held by Parent, Merger Sub, or any direct or indirect wholly owned Subsidiary of Parent, direct or indirect wholly owned Subsidiary of the Company or direct or indirect wholly owned Subsidiary of Merger Sub, and shares of Company Common Stock held in the treasury of the Company) will represent solely the right to receive the aggregate Merger Consideration relating to the shares of Company Common Stock represented by such Certificates or Book-Entry Shares. The Exchange Agent will, within five Business Days of any surrender of Certificates or Book-Entry Shares pursuant to this Section 2.5(b)(i), notify Parent of such surrender, whereupon Parent will, in accordance with its normal procedures for issuance of new shares, make the appropriate entries in Parent’s shareholders register in respect of the number of shares of Parent Common Stock issuable upon such surrender of Certificates or Book-Entry Shares pursuant to Section 2.1(c), taking into account (to the extent applicable) the provisions of Section 2.5(b)(ii) below.

(ii) If all or any portion of the Cash Consideration, or all or any portion of the shares of Parent Common Stock issuable pursuant to Section 2.1(c), in each case in respect of cancelled shares of Company Common Stock is to be paid or issued to a Person other than the Person in whose name surrendered Certificates are registered, it will be a condition to such payment that (A) the Certificates so surrendered will be properly endorsed or otherwise be in proper form for transfer and that (B) the Person requesting payment of Cash Consideration, or issuance of shares of Parent Common Stock, to a person other than the Person in whose name the relevant surrendered Certificates are registered, shall have paid any transfer and other Taxes required by reason of such payment of Cash Consideration, or issuance of shares of Parent Common Stock, to a person other than the registered holder of the Certificates surrendered, or shall have established to the satisfaction of the Exchange Agent and Parent that such Tax is not applicable. The Merger Consideration paid upon the surrender for exchange of Certificates in accordance with the terms of this Article II, including shares of Parent Common Stock issued pursuant to Section 2.1(c), will be deemed to have been paid in full satisfaction of all rights pertaining to the shares theretofore represented by such Certificates.

(iii) At the Effective Time, the stock transfer books of the Company will be closed and there will not be any further registration of transfers of any shares of the Company Common Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates and Book-Entry Shares will cease to have any rights with respect to any shares of Company Common Stock, except as otherwise provided for in this Agreement or by applicable Law. If, after the Effective Time, Certificates or Book-Entry Shares (other than Certificates or Book-Entry Shares representing shares of Company Common Stock held by Parent, Merger Sub or any direct or indirect wholly owned Subsidiary of Parent, direct or indirect wholly owned Subsidiary of the Company or direct or indirect wholly owned Subsidiary of Merger Sub, and shares of Company Common Stock held in the treasury of the Company) are presented to the Surviving Corporation, they will be cancelled and exchanged for Merger Consideration, including shares of Parent Common Stock issuable pursuant to Section 2.1(c), as provided in this Article II. No interest will accrue or be paid on any cash payable upon the surrender of Certificates or Book-Entry Shares that immediately before the Effective Time represented shares of Company Common Stock.

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(iv) Promptly following the date that is one year after the Effective Time, the Surviving Corporation will be entitled to require the Exchange Agent to deliver to it any cash, including any interest received with respect to such cash, Certificates and other documents in its possession relating to the Merger and the other Transactions, which had been made available to the Exchange Agent and which have not been disbursed to holders of Certificates or Book-Entry Shares or previously delivered to the Surviving Corporation, and thereafter such holders will be entitled to look to (A) the Surviving Corporation (subject to abandoned property, escheat or similar Laws) only as general creditors of the Surviving Corporation with respect to the Cash Consideration payable upon due surrender of their Certificates or Book-Entry Shares, without any interest on such Cash Consideration and (B) to Parent, with respect to the shares of Parent Common Stock issuable pursuant to Section 2.1(c) upon surrender of their Certificates or Book-Entry Shares. Notwithstanding the foregoing, none of Parent, the Surviving Corporation, any Subsidiary of Parent or the Exchange Agent will be liable to any holder of Certificates or Book-Entry Shares for Merger Consideration delivered to a Governmental Authority pursuant to any applicable abandoned property, escheat or similar Law. The obligation of Parent to issue shares of Parent Common Stock pursuant to this Agreement to any former holder of shares of Company Common Stock shall absolutely and finally terminate and expire, without any limitation or restriction whatsoever, at such time as such former holder of shares of Company Common Stock, as a result of abandoned property, escheat or similar Laws applicable within the United States, or for any other reason based on Laws applicable within the United States, ceases to be entitled to receive from the Surviving Corporation the Cash Consideration in respect of such holder’s shares of Company Common Stock.

(v) Notwithstanding any provision in this Agreement to the contrary, Parent, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from cash amounts payable under this Agreement, such amounts as are required to be withheld or deducted under the Code, the rules and regulations promulgated thereunder, or any provision of state or local Law with respect to the making of such payment. To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Authority, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made.

(vi) If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as Parent or the Surviving Corporation may direct as indemnity against any action that may be made against it with respect to such Certificate, the Exchange Agent shall (A) pay, in exchange for such lost, stolen or destroyed Certificate, the Cash Consideration to be paid in respect of the shares of Company Common Stock represented by such Certificates as contemplated by this Article II and (B) notify the Parent of such payment, whereupon the Parent will issue to the holder of the relevant lost, stolen or destroyed Certificate, in the manner set forth in Section 2.1(c), the appropriate number of shares of Parent Common Stock issuable in respect of the shares of Parent Common Stock represented by such lost, stolen or destroyed Certificate as set forth in Section 2.1(c).

2.6 Fractional Shares. No certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or with respect to Book-Entry Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted by virtue of the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock, shall receive, in lieu of such fraction of a share of Parent Common Stock, cash, without interest, in United States dollars in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the Parent Stock Price.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Company. Except (i) as disclosed in the Company SEC Documents filed prior to the date hereof (excluding any disclosures set forth in any such Company SEC

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Documents in any risk factor section, any forward-looking disclosure in any section relating to forward-looking statements or any other statements that are non-specific, predictive or primarily cautionary in nature other than historical facts included therein), where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation is reasonably apparent on the face of such disclosure or (ii) as set forth on the disclosure schedule dated as of the date of this Agreement and delivered by the Company to Parent and Merger Sub on or prior to the date of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Merger Sub as follows:

(b) Organization, Standing and Power. Each of the Company and its Subsidiaries is (i) a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, (ii) has all requisite corporate, partnership or limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and (iii) is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify or be in good standing would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has heretofore made available to Parent complete and correct copies of the Company Certificate of Incorporation and the Company Bylaws, in each case effective as of the date hereof. The respective jurisdictions of incorporation or organization of each Subsidiary of the Company are identified on Schedule 3.1(a) of the Company Disclosure Schedule.

(c) Capital Structure. As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 75,000,000 shares of Company Common Stock and (ii) 1,000,000 shares of preferred stock, par value $0.001 per share (“Company Preferred Stock” and, together with the Company Common Stock and any other capital stock of the Company, the “Company Capital Stock”). At the close of business on March 11, 2014 (the “Capitalization Reference Date”), (A) 39,206,958 shares of Company Common Stock were issued and outstanding, including 472,379 shares of Company Restricted Shares, (B) no shares of Preferred Stock were issued and outstanding, (C) 2,460,041 shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Plans, (D) options to purchase 1,596,287 shares of Company Common Stock were issued and outstanding under the Company Stock Plans, (E) 40,472 shares of Company Phantom Shares and (F) no Voting Debt was issued and outstanding. All outstanding shares of Company Common Stock are validly issued, fully paid and non-assessable and are not subject to any preemptive rights or other statutory rights. Schedule 3.1(b)(i) of the Company Disclosure Schedule sets forth, as of the Capitalization Reference Date, all outstanding options, warrants, rights (including preemptive rights), Contracts to which the Company or any Subsidiary of the Company is a party or by which it is bound in any case obligating the Company or any Subsidiary of the Company to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of Company Capital Stock or any Voting Debt, or obligating the Company or any Subsidiary of the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement, excluding Company Equity Awards. Schedule 3.1(b)(ii) of the Company Disclosure Schedule sets forth, as of the Capitalization Reference Date, a complete and correct list of all securities of the Company or any Subsidiary of the Company convertible into or exchangeable or exercisable for shares of Company Capital Stock or Voting Debt, excluding Company Equity Awards. Schedule 3.1(b)(iii) of the Company Disclosure Schedule sets forth, as of the Capitalization Reference Date, a complete and correct list of all outstanding Company Equity Awards, including the holder, date of grant, exercise price (if applicable) and number of shares of Company Capital Stock subject thereto. All outstanding shares of capital stock of the Subsidiaries of the Company are owned by the Company, or a direct or indirect wholly-owned Subsidiary of the Company, free and clear of any Encumbrances other than Encumbrances described in clause (g) of the definition of “Permitted Encumbrances”. Except as set forth in this Section 3.1(b), and except for changes since the Capitalization Reference Date resulting from the exercise or vesting of Company Equity Awards granted in accordance with Section 4.1(b), (1) there are no outstanding shares of Company Capital Stock, (2) there is no Voting Debt, (3) there are no securities of the Company or any Subsidiary of the Company convertible into or exchangeable or exercisable for shares of Company Capital Stock or Voting Debt, and (4) there are no options, warrants, calls, rights (including preemptive rights), Contracts to which the Company or any Subsidiary of the

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Company is a party or by which it is bound in any case obligating the Company or any Subsidiary of the Company to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of Company Capital Stock or any Voting Debt, or obligating the Company or any Subsidiary of the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are no stockholder agreements, voting trusts or other Contracts to which the Company is a party or by which it is bound relating to the voting of any shares of Company Capital Stock. Schedule 3.1(b)(iv) of the Company Disclosure Schedule contains a complete and accurate list of the name, jurisdiction of organization, capitalization and schedule of stockholders of each Subsidiary of the Company. The Company has no joint venture or other similar material equity interests in any Person or obligations, whether contingent or otherwise, to consummate any material additional investment in any Person other than its Subsidiaries and the joint ventures listed on Schedule 3.1(b)(v) of the Company Disclosure Schedule. Except as set forth in Schedule 3.1(b)(vi) of the Company Disclosure Schedule, as of the date of this Agreement, none of the Company or any of its Subsidiaries has any Indebtedness other than intercompany indebtedness owed to the Company or one of its wholly-owned Subsidiaries.

(d) Authority; No Violations.

(i) The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the Company Stockholder Approval, to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject, with respect to the consummation of the Transactions, to the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding obligation of Parent and Merger Sub, constitutes a valid and binding obligation of the Company enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity, regardless of whether such enforceability is considered in a Proceeding in equity or at law (collectively, “Creditor’s Rights”). The Company Board has unanimously (A) resolved to recommend that the Company’s stockholders adopt this Agreement (the “Company Board Recommendation”), (B) determined that this Agreement and the Merger are advisable and fair to and in the best interests of the Company’s stockholders, (C) approved this Agreement and the Merger, and (D) directed that the adoption of this Agreement be submitted to a vote at a meeting of the stockholders of the Company to be held in connection with the Merger to consider the adoption of this Agreement (the “Company Stockholders Meeting”).

(ii) The execution and delivery of this Agreement does not, and the consummation of the Transactions will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or acceleration of any material obligation or the loss, suspension, limitation or impairment of a material benefit under (or right of the Company or any of its Subsidiaries to own or use any assets or properties required for the conduct of their respective businesses, including any of the Oil and Gas Properties owned or held by them), or result in (or give rise to) the creation of any Encumbrance or any rights of termination, cancellation, first offer or first refusal, in each case, with respect to any of the properties or assets of the Company or any of its Subsidiaries (including, for the avoidance of doubt, any of their Oil and Gas Properties) under, any provision of (A) the Company Certificate of Incorporation, the Company Bylaws or any comparable organizational documents of any of the Company or any of its Subsidiaries; (B) any loan or credit Contract, note, bond, indenture, security agreement, guarantee, pledge, mortgage, lease (including, for the avoidance of doubt, any Oil and Gas Lease) or other Contract (including, for the avoidance of doubt, any Oil and Gas Contract), permit, franchise or license (including, for the avoidance of doubt, any Company Permit) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or their respective properties or assets are bound, including any documents pertaining to the Company Revolving Credit Facility or the Company Senior Notes; or (C) assuming the Consents referred to in Section 3.1(d) are duly and timely obtained or made and the Company Stockholder Approval has been obtained, any Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (B) and (C), any such violations, defaults, acceleration, losses, or Encumbrances that are set forth on Schedule 3.1(c)(ii) of the

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Company Disclosure Schedule or that would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(iii) The affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon in accordance with the DGCL, the Company Certificate of Incorporation and Company Bylaws (the “Company Stockholder Approval”) is the only vote of the holders of Company Capital Stock necessary to approve and adopt this Agreement and the Merger and the other Transactions.

(e) Consents. No Consent is required to be obtained by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the Transactions, except for (i) the filing of a premerger notification report by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and the expiration or termination of the applicable waiting period with respect thereto; (ii) any such Consents required in connection with the Financing; (iii) the filing with the SEC of (A) a joint proxy statement in preliminary and definitive form (the “Joint Proxy Statement”) relating to the Company Stockholders Meeting and (B) such reports under the Exchange Act and such other compliance with the Exchange Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the Transactions; (iv) the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware; (v) filings with the New York Stock Exchange, Inc. (“NYSE”); (vi) any such Consents as may be required by any applicable state securities or “blue sky” or takeover laws; and (vii) any such Consents set forth on Schedule 3.1(d) of the Company Disclosure Schedule and any such Consents the failure to obtain of which would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f) SEC Documents; Financial Statements.

(i) The reports, schedules, forms, statements and other documents filed by the Company with, or furnished by the Company to, the United States Securities and Exchange Commission (the “SEC”) pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the date of this Agreement that the Company filed with the SEC since January 1, 2012 and prior to the date of this Agreement (the “Company SEC Documents”) are all the documents (other than preliminary material) that the Company was required to file with the SEC since January 1, 2012 and prior to the date of this Agreement. As of their respective dates, each of such Company SEC Documents, as amended, complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act and the rules and regulations of the SEC thereunder, and none of such Company SEC Documents contained, when filed or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to the disclosures so amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has made all certifications and statements required by Sections 302 and 906 of the Sarbanes-Oxley Act and the related rules and regulations promulgated thereunder with respect to the Company SEC Documents. Neither the Company nor any of its officers has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents. To the knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review or investigation. None of the Company’s Subsidiaries is, or has been at any time, subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(ii) The financial statements of the Company included in the Company SEC Documents, including all notes and schedules thereto (the “Company Financial Statements”), complied as to form in all material respects with Regulation S-X of the SEC, were prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present, in all material respects, the financial position of the Company and its consolidated Subsidiaries as of their respective dates and the results of operations and the cash flows of the

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Company and its consolidated Subsidiaries for the periods presented therein. The books and records of the Company and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Price Waterhouse Coopers (“PwC”) is an independent public accounting firm with respect to the Company and has not resigned or been dismissed as independent public accountants of the Company and, to the knowledge of the Company, the independence of PwC with respect to the Company has not been challenged or questioned by any Person.

(g) Corporate Governance.

(i) As of the date of this Agreement, based on its most recent evaluation of internal controls prior to the date hereof, the Company has disclosed to the Company’s auditors and the Company Board’s audit committee (A) all known significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report its consolidated financial information and (B) any known fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Since January 1, 2012, neither the Company nor any of its Subsidiaries has made or permitted to remain outstanding any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) or prohibited loans to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any of its Subsidiaries.

(ii) The Company and its consolidated Subsidiaries have established and maintain “disclosure controls and procedures” (as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). To the knowledge of the Company, such disclosures controls and procedures are effective (A) to ensure that material information relating to the Company and its Subsidiaries is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; and (B) in timely alerting the Company’s principal executive officer and its principal financial officer to material information required to be included in the Company’s reports required under the Exchange Act.

(iii) Since January 1, 2012, (A) neither the Company nor any of the Company’s Subsidiaries, nor any director or executive officer of the Company or any of the Company’s Subsidiaries has, and, to the knowledge of the Company, no other officer, employee or accountant of the Company or any of the Company’s Subsidiaries has, received any complaint, allegation, assertion or claim, in writing (or, to the knowledge of the Company, orally) that the Company or any of its Subsidiaries has engaged in improper, illegal or fraudulent accounting or auditing practices; and (B) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of any securities Law, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company.

(iv) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K under the Securities Act)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving the Company or any of its Subsidiaries in the Company’s consolidated financial statements.

(h) Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger (including any amendments or supplements, the “Form S-4”) will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) the

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Joint Proxy Statement will, at the date mailed to stockholders of the Company and the shareholders of Parent or at the time of Company Stockholders Meeting and the Parent Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement and the Form S-4, each to the extent it relates to the Company or its Subsidiaries or other information supplied by the Company for inclusion therein, will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

(i) Absence of Certain Changes or Events.

(i) Since December 31, 2013, there has not been any event, change, effect or development that, individually or in the aggregate, had or would be reasonably likely to have a Company Material Adverse Effect.

(ii) From December 31, 2013 through the date of this Agreement, the businesses (and properties) of the Company and its Subsidiaries have been conducted (and operated, respectively) in the ordinary course of business consistent with past practice.

(iii) Except as set forth in Schedule 3.1(h)(iii) of the Company Disclosure Schedule, since December 31, 2013, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of any of Sections 4.1(a), (b), (c), (d), (e), (f), (g), (h), (i), (k), (l) or (p).

(j) No Undisclosed Liabilities. There are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (i) liabilities adequately provided for on the balance sheet of the Company dated as of December 31, 2013 (including the notes thereto) contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013; (ii) liabilities incurred in the ordinary course of business subsequent to December 31, 2013 and prior to the date of this Agreement; (iii) liabilities for fees and expenses incurred in connection with the Transactions that are set forth in Schedule 3.1(i)(iii) of the Company Disclosure Schedule; (iv) liabilities incurred as permitted under Section 4.1(m); and (v) liabilities that would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(k) Permits; Compliance with Law.

(i) The Company and its Subsidiaries are in compliance with, and are not in default under or in violation of, any Law, except where such non-compliance, default or violation have not had and would not have, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 2012, neither the Company nor any of its Subsidiaries has received any written notice or, to the Company’s knowledge, other communication from any Governmental Authority regarding any actual or possible violation of, or failure to comply with, any Law, except as would not have, individually or in the aggregate, a Company Material Adverse Effect.

(ii) The Company and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications and registrations and Orders of all applicable Governmental Authorities and all rights under each Material Contract with any Governmental Authorities, and have filed all tariffs, reports, notices and other documents with all Governmental Authorities necessary under Law for the Company and its Subsidiaries to own, lease and operate their properties and assets (including their Oil and Gas Properties) and to carry on their businesses as they are now being conducted (the “Company Permits”) except where the failure to so possess or have filed any of the Company Permits would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, and there has been no default under any such Company Permits, except any defaults that would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries are, and at all times since January 1, 2012 have been, in compliance with the terms and requirements of the Company Permits, except where the failure so to comply would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material

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Adverse effect, (A) the Company Permits are valid and in full force and effect and are not subject to any administrative or judicial proceeding that could result in modification, termination or revocation thereof, (B) none of the Company Permits will be terminated or become terminable, in whole or in part, as a result of the Transactions and (C) no suspension or cancellation of any of the Company Permits, in whole or in part, is pending or, to the knowledge of the Company, threatened.

(iii) Each of the Company and its Subsidiaries and, to the knowledge of the Company, each third party operator of the Oil and Gas Properties of the Company and its Subsidiaries (with respect thereto) is, and at all times since January 1, 2012 has been, in compliance with all applicable Law, except for such non-compliance that would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, neither the Company nor any of its Subsidiaries is under investigation, whether public or non-public, with respect to any material violation of any applicable Laws.

(iv) Neither the Company nor any of its Subsidiaries has received any notice from the BOEM (A) revoking, or threatening to revoke, the Company’s or any Subsidiary’s waiver of supplemental bonding requirements as an owner or operator of federal oil and gas leases, rights–of-use and easements or rights-of-way, or (B) imposing on the Company or any of its Subsidiaries any such supplemental bonding obligations or other similar credit or security obligation.

(v) There is no regulatory Proceeding pending involving the Company or its Subsidiaries, and, to the Company’s knowledge, there is no material ongoing, pending or threatened regulatory action to which the Oil and Gas Properties would be subject.

(vi) For the avoidance of doubt, the provisions of this Section 3.1(j) do not apply to Environmental Laws, Environmental Permits or Hazardous Materials, as representations and warranties made by the Company and its Subsidiaries with regard to all environmental matters, including Environmental Laws, Environmental Permits and Hazardous Materials are solely and exclusively made in Section 3.1(s).

(l) Litigation. There are no Proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, other than any such Proceedings that would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is no Order outstanding against the Company or any of its Subsidiaries, in either case that would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, no officer or director of the Company or any Subsidiary of the Company is a defendant in any Proceeding in connection with his or her status as an officer or director of the Company or any Subsidiary of the Company. Neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is or are subject to any Order, except for those Orders that would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(m) Taxes.

(i) All material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been duly and timely filed and each such Tax Return is true correct and complete in all material respects. All material Taxes owed by the Company or any of its Subsidiaries, or for which the Company or any of its Subsidiaries may be liable, that are or have become due have been paid in full. All material Tax withholding and deposit requirements imposed on or with respect to the Company or any of its Subsidiaries have been satisfied. There are no material Encumbrances (other than Permitted Encumbrances) on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

(ii) There are no pending claims against the Company or any of its Subsidiaries for any material Taxes, and no material assessment, deficiency, or adjustment has been asserted, proposed or, to the knowledge of the Company, threatened with respect to any Taxes or Tax Returns of or with respect to the Company or any of its Subsidiaries. No Tax audits or administrative or judicial proceedings are being conducted, pending or, to the knowledge of the Company, threatened with respect to the Company or any of its Subsidiaries. No written claim has ever been made by an authority in a jurisdiction where the Company or any of its Subsidiaries, as applicable,

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does not file Tax Returns or pay Taxes that the Company or any such Subsidiary is or may be subject to taxation in that jurisdiction.

(iii) There is not in force any waiver or agreement for any extension of time for the assessment or payment of any material Tax of or with respect to the Company or any of its Subsidiaries.

(iv) The Tax Returns of the Company and its Subsidiaries through the Tax year ended December 31, 2009, have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under applicable Law, after giving effect to extensions or waivers, has expired.

(v) Schedule 3.1(l) of the Company Disclosure Schedule contains a list of all jurisdictions (whether foreign or domestic) in which the Company or any of its Subsidiaries currently files Tax Returns. The Company has made available to Parent true, correct and complete copies of all income Tax Returns, franchise Tax Returns, and other material Tax Returns filed by the Company or any of its Subsidiaries during the past three years.

(vi) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (1) change in method of accounting made prior to the Closing under Section 481(c) of the Code (or any corresponding or similar provision of applicable Law relating to Taxes), or (2) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of applicable Law relating to Taxes) executed prior to the Closing.

(vii) Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury regulations Section 1.1502-6 (or any corresponding provisions of state, local or foreign Law), or as a transferee or successor, or by Contract (other than a Contract the principal subject of which is not Taxes).

(viii) Neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (1) in the two years prior to the date of this Agreement or (2) as part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(ix) Neither the Company nor any of its Subsidiaries has entered into or has any liability in respect of, or any filing obligations with respect to, any transaction that constitutes a “listed transaction,” as defined in Section 1.6011-4(b)(2) of the Treasury regulations.

(x) No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect the Company or any of its Subsidiaries after the Closing.

(xi) To the knowledge of the Company, all of the Company’s property (including any property of any Subsidiary of the Company) that is subject to property Tax has been properly listed and described on the property tax rolls of the appropriate taxing jurisdiction for all periods (or portions thereof) prior to Closing, and no portion of any such property constitutes omitted property for property Tax purposes.

(n) Compensation; Benefits.

(i) Set forth on Schedule 3.1(m) of the Company Disclosure Schedule is a list of all Employee Benefit Plans. With respect to each Employee Benefit Plan, the Company has furnished or made available to Parent true and complete copies of each of the following documents, as applicable: (A) each plan document (or, if not written, a written summary of its material terms) and any amendments, (B) all summary plan descriptions, (C) the most recent annual report (Form 5500 series or equivalent if required under applicable Law), including all exhibits and attachments thereto, (D) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service (the “IRS”) and any pending request for such a letter, (E) any material correspondence with, and all non-routine filings made within the past three years with, any Governmental Authority, (F) the most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto, and (G) all related administrative service agreements.

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(ii) No Employee Benefit Plan is a “multiemployer plan” (as defined in Section 3(37) of ERISA), and the Company, its Subsidiaries and the Company ERISA Affiliates have no unpaid or unsatisfied obligation with respect to any withdrawal liability (within the meaning of Section 4201 of ERISA).

(iii) No Employee Benefit Plan is subject to Title IV or ERISA, Section 302 of ERISA or Section 412 of the Code.

(iv) Except for such failures that would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(A) Each Employee Benefit Plan has been maintained in compliance with applicable Law and in accordance with its terms.

(B) There are no Proceedings pending or, to the knowledge of the Company, threatened against, or with respect to, any of the Employee Benefit Plans or their assets.

(C) All contributions required to be made to the Employee Benefit Plans (or related trusts, insurance contracts or funds) pursuant to their terms and applicable Law have been timely made.

(D) There are no unfunded benefit obligations under the Employee Benefit Plans that have not been properly accrued for in the Company’s financial statements or disclosed in the notes thereto in accordance with GAAP.

(E) Each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter or opinion letter from the IRS as to its qualification under Section 401(a) of the Code and to the effect that each such trust is exempt from taxation under Section 501(a) of the Code, and nothing has occurred since the date of such determination letter or opinion letter that has had an adverse impact on such qualification or tax-exempt status.

(F) Neither the Company nor any of its Subsidiaries is or could be reasonably subject to a liability, penalty or Tax pursuant to Section 409 of ERISA, Section 502 of ERISA or Chapter 43 of Subtitle D of the Code.

(G) Except as required under Section 601 et seq. of ERISA, no Employee Benefit Plan provides health, disability or life insurance benefits following retirement of other termination of employment.

(v) Neither the Company nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any plan or agreement that under certain circumstances could obligate it to make any payments that would not be deductible under Sections 280G (determined without regard to the exceptions contained in Sections 280G(b)(4) and 280G(b)(5)) or 404 of the Code.

(vi) None of the Company, any of its Subsidiaries or any Company ERISA Affiliate is a party to any agreement with the Pension Benefit Guaranty Corporation respecting any Employee Benefit Plan or respecting any employee pension benefit plan, within the meaning of Section 3(2) of ERISA, that is not an Employee Benefit Plan, which agreement contains obligations or covenants respecting the Company, any of its Subsidiaries or any Company ERISA Affiliate that continue beyond the date of this Agreement.

(vii) Except as set forth on Schedule 3.1(m) of the Company Disclosure Schedule, the execution and delivery by the Company of this Agreement do not, and the consummation of the Merger and compliance with the terms hereof (whether alone or in combination with any other event) will not, (A) entitle any current or former employee or director of the Company or any Subsidiary of the Company to severance pay, unemployment compensation or any other payment; (B) except as expressly required by this Agreement, accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Employee Benefit Plan or any other compensatory arrangement to which the Company or any of its Subsidiaries is a party; (C) result in any breach or violation of, or a default under, any Employee Benefit Plan or any other compensatory arrangement to which the Company or any of its Subsidiaries is a party; or (D) otherwise give rise to any material

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liability under an Employee Benefit Plan or any other compensatory arrangement to which the Company or any of its Subsidiaries is a party.

(o) Labor Matters.

(i) Neither the Company nor any of its Subsidiaries is a party to, or bound by, the terms of any collective bargaining agreement or any other Contract with any labor union or representative of employees, and no such agreements are being negotiated. As of the date of this Agreement, (A) there is no pending union representation question involving employees of the Company or any of its Subsidiaries and (B) the Company does not have knowledge of any activity or attempt of any labor organization (or representative thereof) or employee group (or representative thereof) to organize any such employees.

(ii) There is no strike, dispute, slowdown, work stoppage or lockout pending, or, to the knowledge of the Company, threatened, against or involving the Company or any of its Subsidiaries.

(iii) Within the three-year period prior to the date of this Agreement there has been no unfair labor practice grievance, charge or complaint or unlawful employment practice charge or complaint against the Company or any of its Subsidiaries or, to the knowledge of the Company, pending or threatened, before (A) the National Labor Relations Board, (B) the Equal Employment Opportunity Commission, (C) the Department of Labor, including OSHA, or (D) any similar Governmental Authority responsible for the prevention of unlawful labor and employment practices, other than, in each case, such matters that would not be reasonably expected to have a Company Material Adverse Effect.

(iv) The Company and its Subsidiaries are not subject to any settlement agreement, conciliation agreement, letter of commitment, order, deficiency letter or consent decree with any present or former employee or applicant for employment, labor union or other employee representative, or any Governmental Authority or arbitrator relating to claims of unfair labor practices, employment discrimination, wage practices or other claims with respect to employment and labor practices and policies, and no Governmental Authority or arbitrator has issued a judgment, order, decree, injunction, decision, award or finding with respect to the employment and labor practices or policies of the Company or its Subsidiaries that has any present material effect (or could have any future material effect) on the Company or its Subsidiaries or the employment and labor practices and policies of the Company or its Subsidiaries. The Company and its Subsidiaries have no contracts with the United States federal government or any other Governmental Authority.

(v) All employees of the Company and its Subsidiaries are lawfully authorized to work in the United States according to federal immigration Laws. All present and former employees and contractors of the Company and its Subsidiaries have been provided, or as of the Effective Time will have been provided, all wages, compensation and other sums owed as of the Effective Time.

(vi) Each of the Company and its Subsidiaries is, and for the past three years has been, in material compliance with all applicable Laws regarding labor and employment practices, including all such Laws regarding terms and conditions of employment, wages and hours, overtime pay, employee and contractor classification, immigration, recordkeeping, occupational safety and health, employment discrimination and retaliation, sexual harassment, disability rights or benefits, employee leave, equal opportunity, workers’ compensation, employee benefits, employment-related taxes and unemployment insurance and related matters.

(vii) Within the one-year period prior to the date of this Agreement, neither the Company nor any of its Subsidiaries have effected (A) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act of 1989, as amended (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries, or (B) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of its Subsidiaries; nor has the Company or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Law. Within the one-year period prior to the date of this Agreement, all employment terminations and reductions of workforce, if any, have been carried out in accordance with all applicable Law,

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except for such failures that would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(p) Intellectual Property.

(i) Except as, individually or in the aggregate, would not be reasonably expected to have a Company Material Adverse Effect, (A) to the Company’s knowledge, the Company or one of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Encumbrances, other than Permitted Encumbrances), all Intellectual Property used in its business as currently conducted; (B) to the Company’s knowledge, the conduct of its business as currently conducted, including the use of any Intellectual Property by the Company and its Subsidiaries, does not infringe on, misappropriate or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which the Company or any Subsidiary acquired the right to use any Intellectual Property; (C) to the Company’s knowledge, no Person is challenging, infringing on, misappropriating or otherwise violating any right of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by the Company or its Subsidiaries; and (D) to the Company’s knowledge, neither the Company nor any of its Subsidiaries has received any written notice or otherwise has knowledge of any pending claim, Order or Proceeding with respect to any Intellectual Property used by the Company and its Subsidiaries and to its knowledge no Intellectual Property owned by the Company or its Subsidiaries is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property.

(ii) Except as set forth in Schedule 3.1(o)(ii) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is, or as a result of the execution and delivery of this Agreement or the consummation of the Transactions will be (or become, as applicable), in violation of, obligated to pay any fee or other monetary penalty (including any licensing or re-licensing fee) under, or lose any rights pursuant to, any license or other Contract to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any Intellectual Property. The Company and its Subsidiaries have taken commercially reasonable steps to maintain in confidence all material trade secrets and confidential information owned or used by the Company or its Subsidiaries. All Persons who have contributed to the development of any material Intellectual Property owned or used (and not licensed from a third Person) by the Company or its Subsidiaries either (A) have been a party to an enforceable written agreement according exclusive ownership of such Intellectual Property to Company or its Subsidiaries or (B) have executed a written assignment granting exclusive ownership of such Intellectual Property to Company or its Subsidiaries.

(iii) Except as set forth on Schedule 3.1(o)(iii) of the Company Disclosure Schedule or as would not be reasonably expected to have a Company Material Adverse Effect, as of the Closing (A) the Company and its Subsidiaries own or have the right to use, and from and after the Closing Date shall own or have the right to use, all Information Technology used in the conduct of the business of the Company and its Subsidiaries in essentially the same manner as presently conducted (B) the Company and its Subsidiaries have a sufficient number and scope of licenses to any Information Technology such that no use by Company or its Subsidiaries is in breach of any license or infringes any Intellectual Property and (C) all Information Technology licenses are in full force and effect and are the legal, valid and binding obligations of Company and its Subsidiaries, none of which are in default or breach thereof, and no party to any such licenses has exercised any right of termination with respect thereto.

(q) Personal Property. The Company and its Subsidiaries have good and valid title to, or valid leasehold interests in, all of the material personal properties and assets, tangible and intangible reflected in the Company’s most recent consolidated balance sheet included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC, but excluding any such personal property or assets that are no longer used or useful for the conduct of the business of the Company and its Subsidiaries as presently conducted or that have been disposed of in the ordinary course of business consistent with past practices.

(r) Real Property.

(i) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one of its Subsidiaries, as the case may be, (A) holds good

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and valid title to all of the properties and assets reflected in the December 31, 2013 balance sheet included in the Company SEC Documents as being owned by the Company or one of its Subsidiaries or acquired after the date thereof that are material to the Company’s business on a consolidated basis (except for properties and assets sold or otherwise disposed of since the date thereof in the ordinary course of business) (collectively, with respect to real property, the “Owned Real Property”), free and clear of all Encumbrances, except for Permitted Encumbrances; (B) holds the Owned Real Property, or any portion thereof or interest therein, free of any outstanding options or rights of first refusal or offer to purchase or lease; (C) is the lessee or permittee of all leasehold estates reflected in the December 31, 2013 financial statements included in the Company SEC Documents or acquired after the date thereof that are material to the Company’s business on a consolidated basis (except for leases that have expired by their terms since the date thereof or been assigned, terminated or otherwise disposed of in the ordinary course of business) (collectively, with respect to real property, the “Leased Real Property”); (D) is in possession of the Leased Real Property, and each lease underlying the Leased Real Property is valid and in full force and effect, constitutes a valid and binding obligation of the Company or the applicable Subsidiary of the Company, subject to Creditors’ Rights; and (E) has not received any written notice of termination or cancellation of or of a breach or default in connection with the Leased Real Property.

(ii) For the avoidance of doubt, the provisions of this Section 3.1(q) do not apply to the Oil and Gas Properties of the Company or its Subsidiaries, as representations and warranties made by the Company and its Subsidiaries with regard to all oil and gas matters are solely and exclusively made in Section 3.1(r).

(s) Oil and Gas Matters.

(i) Except as would not reasonably be expected to have a Company Material Adverse Effect and except for property (A) sold or otherwise disposed of in the ordinary course of business since the dates of the reserve reports prepared by Netherland, Sewell & Associates, Inc. (“NSAI”) relating to the Company interests referred to therein as of December 31, 2013 (the “Company Reserve Reports”) or (B) reflected in the Company Reserve Reports or in the Company SEC Documents as having been sold or otherwise disposed of, as of the date hereof, the Company and its Subsidiaries have good and defensible title to all Oil and Gas Properties forming the basis for the reserves reflected in the Company Reserve Reports and in each case as attributable to interests owned by the Company and its Subsidiaries, free and clear of any Encumbrances, except for (1) Production Burdens and (2) Permitted Encumbrances. For purposes of the foregoing sentence, “good and defensible title” means that the Company’s or one or more of its Subsidiaries’, as applicable, title (as of the date hereof and as of the Closing) to each of the Oil and Gas Properties held or owned by them (or purported to be held or owned by them) (I) entitles the Company (or one or more of its Subsidiaries, as applicable) to receive (after satisfaction of all Production Burdens applicable thereto), not less than the net revenue interest share shown in the Company Reserve Reports of all Hydrocarbons produced from such Oil and Gas Properties throughout the life of such Oil and Gas Properties, (II) obligates the Company (or one or more of its Subsidiaries, as applicable) to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, such Oil and Gas Properties, of not greater than the working interest shown on the Company Reserve Reports for such Oil and Gas Properties (other than any positive differences in such percentage) and the applicable working interest shown on the Company Reserve Reports for such Oil and Gas Properties that are accompanied by a proportionate (or greater) net revenue interest in such Oil and Gas Properties and (III) is free and clear of all Encumbrances (other than Permitted Encumbrances).

(ii) The factual, non-interpretive data supplied to NSAI relating to the Company interests referred to in the Company Reserve Reports, by or on behalf of the Company and its Subsidiaries that was material to such firm’s estimates of proved oil and gas reserves attributable to the Oil and Gas Properties of the Company and its Subsidiaries in connection with the preparation of the Company Reserve Reports was, as of the time provided, accurate in all material respects. The oil and gas reserve estimates of the Company set forth in the Company Reserve Reports are derived from reports that have been prepared by NSAI, and such reserve estimates fairly reflect, in all material respects, the oil and gas reserves of the Company at the dates indicated therein and are in accordance with SEC guidelines applicable thereto applied on a consistent basis throughout the periods involved. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, there has been no change

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in respect of the matters addressed in the Company Reserve Reports that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(iii) Except as would not be material to the Company and its Subsidiaries, taken as a whole, all proceeds from the sale of Hydrocarbons produced from the Oil and Gas Properties of the Company and its Subsidiaries forming the basis for the reserves reflected in the Company Reserve Reports are being received by them in a timely manner and no proceeds from the sale of Hydrocarbons produced from any such Oil and Gas Properties are being held in suspense (by the Company, any of its Subsidiaries, any third party operator thereof or any other Person or individual) for any reason other than awaiting preparation and approval of division order title opinions for recently drilled wells.

(iv) Except as set forth in Schedule 3.1(r)(iv) of the Company Disclosure Schedule or as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (A) each Oil and Gas Lease to which the Company or any of its Subsidiaries is a party is in good standing, valid and in full force and effect, (B) all rentals, shut-ins and similar payments (and all Production Burdens) owed to any Person or individual under (or otherwise with respect to) any such Oil and Gas Leases have been properly and timely paid, (C) all royalties, minimum royalties, overriding royalties and other Production Burdens with respect to any Oil and Gas Properties owned or held by the Company or any of its Subsidiaries have been timely and properly paid, (D) none of the Company or any of its Subsidiaries (and, to the Company’s knowledge, no third party operator) has violated any provision of, or taken or failed to take any act that, with or without notice, lapse of time, or both, would constitute a default under the provisions of any Oil and Gas Lease (or entitle the lessor thereunder to cancel or terminate such Oil and Gas Lease) included in the Oil and Gas Properties owned or held by the Company or any of its Subsidiaries and (E) none of the Company or any of its Subsidiaries (or, to the Company’s knowledge, any third party operator) has received written notice from any other party to any such Oil and Gas Lease (1) that the Company or any of its Subsidiaries (or such third party operator, as the case may be) has breached, violated or defaulted under any such Oil and Gas Lease or (2) threatening to terminate, cancel, rescind or procure judicial reformation of any such Oil and Gas Lease. Schedule 3.1(r)(iv) of the Company Disclosure Schedule sets forth all the Oil and Gas Leases included in the Company’s (or any Subsidiary’s) Oil and Gas Properties that are scheduled to expire (in whole or in part) at any time in the twelve (12) month period immediately following the execution of this Agreement.

(v) All Oil and Gas Properties forming the basis for the reserves reflected in the Company Reserve Reports operated by the Company or any of its Subsidiaries have been operated in accordance with reasonable, prudent oil and gas field practices and in material compliance with the applicable Oil and Gas Leases, Oil and Gas Contracts and Law, except where the failure to so operate would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(vi) None of the Oil and Gas Properties of the Company or any of its Subsidiaries forming the basis for the reserves reflected in the Company Reserve Reports is subject to any preferential purchase preemptive, consent (including any Consent) or similar right that would become operative as a result of the entry into (or the consummation of) the Transactions, except for any such preferential purchase, consent or similar rights that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(vii) Except as would not reasonably be expected to have a Company Material Adverse Effect, (A) all of the wells located on the Oil and Gas Leases or on (or otherwise associated with) any other Oil and Gas Properties of the Company or any of its Subsidiaries forming the basis for the reserves reflected in the Company Reserve Reports have been drilled, completed and operated in accordance with all applicable Law and the terms and conditions of all applicable Oil and Gas Leases and Oil and Gas Contracts, (B) all drilling and completion (and the plugging and abandonment) of all such wells and all related development, production and other operations have been conducted in compliance with all applicable Law and the terms and conditions of all applicable Oil and Gas Leases and Oil and Gas Contracts and (C) neither the Company, nor any of its Subsidiaries, has elected not to participate in any operation or activity proposed with respect to any of the Oil and Gas Properties owned or held by it (or them, as applicable) forming the basis for the reserves reflected in the

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Company Reserve Reports that could result in a penalty or forfeiture as a result of such election not to participate in such operation or activity. The Company Reserve Reports accurately reflect, in all material respects, any payout balances applicable to any well included in the Oil and Gas Properties held or owned by the Company or any of its Subsidiaries forming the basis for the reserves reflected in the Company Reserve Reports.

(viii) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, with respect to the Company’s (and its Subsidiaries’) Oil and Gas Properties forming the basis for the reserves reflected in the Company Reserve Reports, all currently producing wells and all tangible equipment included therein, used in connection with the operation thereof or otherwise primarily associated therewith (including, for the avoidance of doubt, all buildings, plants, structures, platforms, pipelines, machinery, vehicles and other rolling stock) are in a good state of repair and are adequate and sufficient to maintain normal operations in accordance with past practices (ordinary wear and tear accepted).

(ix) Except as would not reasonably be expected to have a Company Material Adverse Effect, neither the entry into (nor the consummation of) the Transactions will result in a breach of the terms of, or give rise to any right of cancellation, termination or forfeiture under, any Oil and Gas Contract included in any of the Company’s (or any of its Subsidiaries’) Oil and Gas Properties forming the basis for the reserves reflected in the Company Reserve Reports.

(t) Environmental Matters. Except for those matters that would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) The Company and its Subsidiaries and their respective assets and operations are and, since January 1, 2012, have been, in compliance with Environmental Law (which compliance includes the possession by the Company and each of its Subsidiaries of all Company Permits required under applicable Environmental Laws and compliance by the Company and each of its Subsidiaries with the terms and conditions thereof).

(ii) Neither the Company nor any of its Subsidiaries (or any of their respective assets and properties) is subject to any pending or, to the Company’s knowledge, threatened claims, inquiries or Proceedings under Environmental Law.

(iii) Neither the Company nor its Subsidiaries (or, to the knowledge of the Company, any third party operators of the Company’s or any of its Subsidiaries’ assets) have received any written notice asserting a violation of, or any alleged liability or obligation under, any Environmental Law that remains outstanding in any material respect.

(iv) To the Company’s knowledge, there have been no Releases of Hazardous Materials from any property owned, operated or otherwise used by the Company or any of its Subsidiaries, or in connection with the operations of the Company or any of its Subsidiaries, which have resulted or are reasonably likely to result in liability to the Company or any of its Subsidiaries under Environmental Law.

(v) To the Company’s knowledge, there has been no exposure of any Person or property to Hazardous Materials in connection with the properties or operations of the Company or any of its Subsidiaries that could reasonably be expected to form the basis of a claim for damages or compensation against the Company or any of its Subsidiaries.

(vi) Except as set forth on Schedule 3.1(s) of the Company Disclosure Schedule, there are no wells, pipelines, facilities, Systems, platforms or other equipment included in (or located on or otherwise attributable to) any of the Company’s or any of its Subsidiaries’ Oil and Gas Properties that are currently required to be plugged, abandoned and/or dismantled (whether pursuant to applicable Law or any applicable Oil and Gas Lease or Oil and Gas Contract) by the Company or any of its Subsidiaries that have not been plugged and abandoned (and/or dismantled) in material compliance therewith.

(u) Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each of insurance policy under which the Company or any of its Subsidiaries is an insured or a principal beneficiary of coverage (collectively, the “Material Company Insurance Policies”) is in full force and effect and there is no existing default or event that, with the giving of notice or

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lapse of time or both, would constitute a default by any insured thereunder, (ii) all premiums payable under the Material Company Insurance Policies prior to the date of this Agreement have been duly and timely paid and (iii) no written notice of cancellation or termination has been received with respect to any Material Company Insurance Policy.

(v) Material Contracts.

(i) For all purposes of and under this Agreement, a “Material Contract” shall mean:

(A) any agreement that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or that would be required to be disclosed under Item 404 of Regulations S-K under the Securities Act;

(B) any Contract between the Company or any of its Subsidiaries, on the one hand, and any of their respective officers, directors or principals (or any such Person’s Affiliates) on the other hand;

(C) any Contract under which, upon the consummation of the Transactions (either alone or upon the occurrence of any additional acts or events, including the passage of time), any payment or benefit (whether of severance pay or otherwise) would become due, or any right to any payment or benefits, from Parent, Merger Sub, the Company or any of their respective Subsidiaries to any officer, director, consultant or employee of any of the foregoing would accelerate or vest;

(D) any Contract that limits or otherwise restricts in any material respect the Company or any of its Subsidiaries (or, after the Effective Time, will restrict the Company, Parent or any of their respective Subsidiaries) from (1) engaging or competing in any line of business, in any geographical location or with any Person, (2) selling any products or services of or to any other Person or in any geographic region, or (3) obtaining products or services from any Person or in any geographic region;

(E) any Contract (1) relating to the license, disposition or acquisition (directly or indirectly) by the Company or any of its Subsidiaries of any assets or properties other than any such Contracts that are no longer executory, (2) pursuant to which the Company or any of its Subsidiaries will acquire any material interest in any other Person, other business enterprise (other than the Company’s Subsidiaries) or any real or personal property, or (3) for the acquisition or disposition of any business containing any profit sharing arrangements or “earn-out,” farm-in or farm-out arrangements, indemnification obligations or other contingent payment obligations to the extent the same are executory, in each case with respect to clauses (1), (2) and (3), involving a purchase price or obligations in excess of $7,500,000;

(F) any Contract that relates to the formation, creation, operation, management or control of any (1) joint venture or (2) partnership, collaboration, limited liability company, joint marketing, distribution or similar arrangement that is not terminable without penalty or subject to cancellation within 60 days without penalty and that, in the case of clause (2), is material to the Company and its Subsidiaries, taken as a whole, or pursuant to which the Company or any of its Subsidiaries has an obligation (contingent or otherwise) to make an investment in or extension of credit to any Person in an amount exceeding $7,500,000;

(G) any Contract or series of related Contracts for the purchase of materials, supplies, goods, services, equipment or other assets pursuant to which the Company and the Company’s Subsidiaries has made or expects to make payments of $7,500,000 or more in the twelve months following January 1, 2014;

(H) any Contract under which (1) any Person (other than the Company or any of the Company’s Subsidiaries) has directly or indirectly guaranteed any liabilities or other obligations (other than Indebtedness) of the Company or any of the Company’s Subsidiaries or (2) the Company or any of the Company’s Subsidiaries has directly or indirectly guaranteed any liabilities or other obligations (other than Indebtedness) of any other Person (other than the Company or any of the Company’s Subsidiaries), in each case, in excess of $7,500,000;

(I) any Contract that involves or relates to any Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) in excess of $7,500,000 outside the ordinary course of business consistent

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with past practice (other than (1) Contracts solely among the Company or any of the Company’s Subsidiaries or (2) any Contracts related to Indebtedness explicitly included in the consolidated financial statements in the Company SEC Documents);

(J) any Contract providing for the sale by the Company or any of its Subsidiaries of Hydrocarbons which contains a “take-or-pay” clause or any similar prepayment or forward sale arrangement or obligation (excluding “gas balancing” arrangements associated with customary joint operating agreements) to delivery Hydrocarbons at some future time without then or thereafter receiving full payment therefore;

(K) any Contract that involves the transportation of Hydrocarbons;

(L) any Contract that could prevent, materially delay or materially impede the consummation of any of the Transactions;

(M) any Contract providing for the sale by the Company or any of its Subsidiaries of Hydrocarbons that has a remaining term of greater than 60 days and does not allow the Company or such Subsidiary to terminate it without penalty on 60 days’ or less notice; and

(N) any Contract, or group of Contracts, the termination or breach of which would reasonably be expected to have a Company Material Adverse Effect and is not disclosed pursuant to clauses (A) through (M) above.

(ii) Schedule 3.1(u)(ii) of the Company Disclosure Schedule contains a complete and accurate list of all Material Contracts to or by which the Company or any of its Subsidiaries is a party or is bound as of the date of this Agreement. Prior to the date hereof, true and complete copies of all Material Contracts (including all exhibits and schedules and all amendments, supplements and other modifications thereto) have been made available to Parent.

(iii) Except, in each case, as would not reasonably be expected to have a Company Material Adverse Effect, (A) each Material Contract is valid and binding on the Company or each Subsidiary of the Company party thereto and, to the knowledge of the Company, each other party thereto, and is in full force and effect, enforceable against the Company or each Subsidiary of the Company party thereto in accordance with its terms, except that such enforceability is subject to Creditors’ Rights generally, (B) neither the Company nor any of its Subsidiaries that is a party to any Material Contract, nor, to the knowledge of the Company, any other party thereto, is in breach of, or default under, any such Material Contract, (C) no event has occurred that with notice or lapse of time or both would constitute a breach or default thereunder by the Company or any of its Subsidiaries or party thereto, or, to the knowledge of the Company, any other party thereto and (D) neither the entry into (nor the consummation of) the Transactions will result in a breach of the terms of, or give rise to any right of cancellation, termination or forfeiture under, any Material Contract.

(w) Anti-Corruption and Anti-Money Laundering Laws; Export Control Laws.

(i) Since January 1, 2011, none of the Company, any of its Subsidiaries or, to the knowledge of the Company, any of its or their representatives, any joint venture partner, joint interest owner, consultant, agent or Representative acting on behalf of the Company or any of its Subsidiaries, in the course of its actions for, or on behalf of, the Company or any of its Subsidiaries, has directly or indirectly, offered, paid, authorized, or ratified any bribe, kickback, or other illicit payment in violation of any applicable Law, including (A) the U.S. Foreign Corrupt Practices Act of 1977, as amended, (B) any applicable Law prohibiting commercial bribery, or (C) any other applicable anti-corruption Law (collectively, the “Anti-Corruption Laws”).

(ii) The Company and its Subsidiaries are in compliance with, and have not knowingly violated since January 1, 2011, the USA Patriot Act of 2001 and all other applicable U.S. and non-U.S. anti-money laundering Laws, including the Laws, regulations and Executive Orders and sanctions programs administered by the U.S. Office of Foreign Assets Control, including (A) Executive Order 13224 of September 23, 2001 entitled “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism” (66 Fed. Reg. 49079 (2001)); and (B) any regulations contained in 31 C.F.R., Subtitle B, Chapter V (collectively, the “Anti-Money Laundering Laws”).

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(iii) None of the Company or any of its Subsidiaries, or to the knowledge of the Company, any of its or their Representatives, has since January 1, 2011 received any notice from any Governmental Authority concerning any Proceeding regarding a potential violation the Anti-Corruption Laws or Anti-Money Laundering Laws by the Company or any of its Subsidiaries, nor is the Company aware of any impending notice or inquiry from any Governmental Authority regarding any Proceeding regarding any potential violation of the Anti-Corruption Laws or Anti-Money Laundering Laws by the Company or any of its Subsidiaries.

(iv) The Company and its Subsidiaries are in compliance with all, and have not knowingly and materially violated since January 1, 2011, any export control Laws applicable to the Company and its Subsidiaries, including those Laws under the authority of the U.S. Department of Commerce (Bureau of Industry and Security) codified at 15 C.F.R. Parts 730-799 (The Export Administration Regulations), the U.S. Department of State (Directorate of Defense Trade Controls) codified at 22 C.F.R. Parts 103, 120-130; the U.S. Department of Treasury (Office of Foreign Assets Control) codified at 31 C.F.R. Parts 500-599; and the U.S. Department of Homeland Security (Customs and Border Protection) codified at 19 C.F.R. Parts 1-199, and the equivalent Laws in any jurisdiction in which the Company or any of its Subsidiaries operate (collectively, the “Export Control Laws”). Neither the Company nor any of its Subsidiaries has received any written notification since January 1, 2011 alleging that it is not in compliance with any Export Control Law, and, to the knowledge of the Company, neither the Company nor any of its Subsidiaries is under investigation with respect to any violation of any Export Control Law.

(x) Capital Expenditures. As of the date of this Agreement, Schedule 3.1(w) of the Company Disclosure Schedule accurately sets forth in all material respects, for each of the Company’s construction, repair, modification, life extension, overhaul or conversion capital expenditure programs, the capital expenditures for all such programs that were forecasted to be incurred in 2014 on a quarterly basis, as previously provided to Parent.

(y) Derivative Transactions. Schedule 3.1(x) of the Company Disclosure Schedule contains a complete and accurate list of all Derivative Transactions (including each outstanding commodity or financial hedging position) entered into by the Company or any of its Subsidiaries or for the account of any of its customers as of the date of this Agreement.

(z) Opinion of Financial Advisor. The Company Board has received the opinion of Barclays Capital Inc. addressed to the Company Board to the effect that, as of the date of this Agreement, from a financial point of view, the Merger Consideration to be offered to the stockholders of the Company in the Merger is fair to such stockholders.

(aa) Brokers. Except for the fees and expenses payable to Barclays Capital Inc., no broker, investment banker, or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

(bb) Anti-Takeover Statutes; Certificate Restrictions. Assuming the accuracy of the representations set forth in Section 3.2(q), the Company has taken all necessary action such that no “fair price,” “moratorium,” “control share acquisition,” “interested stockholder,” “business combination,” anti-takeover or other similar statute, rule or regulation enacted under state or federal Laws in the United States that is applicable to the Company, is applicable to this Agreement, the Company Voting Agreements or the Transactions.

(cc) Related Party Transactions. Neither the Company nor any of its Subsidiaries is a party to any Contract with (i) any direct or indirect beneficial owner of 5% or more of the Company Capital Stock or (ii) any director, officer or other Affiliate of such Persons or any relative of any of the foregoing, except for employment or compensation agreements, arrangements with directors and officers, and director and officer indemnity agreements, in each case made in the ordinary course of business consistent with past practice.

(dd) Regulatory Matters.

(i) Neither the Company nor any of its Subsidiaries is (A) an “investment company” or a company “controlled” by an “investment company” within the meaning of the U.S. Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder or (B) a “holding company,” a “subsidiary

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company” of a “holding company,” an affiliate of a “holding company,” a “public utility” or a “public-utility company” as each such term is defined in the U.S. Public Utility Holding Company Act of 2005.

(ii) All natural gas pipeline Systems and related facilities owned by the Company or any of its Subsidiaries are (A) “gathering facilities” that are exempt from regulation by the U.S. Federal Energy Regulatory Commission under the Natural Gas Act of 1938, as amended, and (B) not subject to rate regulation or comprehensive nondiscriminatory access regulation under the laws of any state or other local jurisdiction.

(ee) No Additional Representations.

(i) Except for the representations and warranties made in this Section 3.1, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) in connection with this Agreement or the Transactions, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to Parent, Merger Sub, or any of their Affiliates or representatives with respect to (A) any financial projection, forecast, estimate, budget or prospect information relating to the Company or any of its Subsidiaries or their respective businesses; or (B) except for the representations and warranties made by the Company in this Section 3.1, any oral or written information presented to Parent, Merger Sub or any of their Affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the Transactions.

(ii) Notwithstanding anything contained in this Agreement to the contrary, the Company acknowledges and agrees that none of Parent, OpCo, Merger Sub or any other Person has made or is making any representations or warranties relating to Parent or its Subsidiaries (including Merger Sub) whatsoever, express or implied, beyond those expressly given by Parent and Merger Sub in Section 3.2, including any implied representation or warranty as to the accuracy or completeness of any information regarding Parent furnished or made available to the Company, or any of its representatives. Without limiting the generality of the foregoing, the Company acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to the Company or any of its representatives.

3.2 Representations and Warranties of Parent, OpCo and Merger Sub. Except (i) as disclosed in the Parent SEC Documents filed prior to the date hereof (excluding any disclosures set forth in any such Parent SEC Documents in any risk factor section, any forward-looking disclosure in any section relating to forward-looking statements or any other statements that are non-specific, predictive or primarily cautionary in nature other than historical facts included therein), where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation is reasonably apparent on the face of such disclosure or (ii) as set forth on the disclosure schedule dated as of the date of this Agreement and delivered by Parent, OpCo and Merger Sub to the Company on or prior to the date of this Agreement (the “Parent Disclosure Schedule”), Parent, OpCo and Merger Sub, jointly and severally, represent and warrant to the Company as follows:

(a) Organization, Standing and Power. Parent is an exempted company incorporated with limited liability and existing under the laws of Bermuda. Parent possesses the capacity to sue and be sued in its own name and is in good standing under the laws of Bermuda. Each of OpCo and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent, OpCo and Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify or be in good standing would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has heretofore made available to the Company complete and correct copies of the Parent Memorandum of Association and the Parent Bye-Laws, in each case effective as of the date hereof. The respective jurisdictions of incorporation or organization of each Subsidiary of Parent are identified on Schedule 3.2(a) of the Parent Disclosure Schedule.

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(b) Authority; No Violations.

(i) Each of Parent, OpCo and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the approval of (A) the issuance of Parent Common Stock in the Merger and (B) the election of the Company Director in accordance with Section 5.15, each by a majority of the votes cast at a duly called meeting of the shareholders of Parent (the “Parent Shareholder Meeting”) at which a quorum is present (the “Parent Shareholder Approval”), to consummate the Transactions. The execution and delivery of this Agreement by Parent, OpCo and Merger Sub and the consummation by Parent, OpCo and Merger Sub of the Transactions have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub, subject, with respect to the consummation of the Transactions, to the Parent Shareholder Approval. This Agreement has been duly executed and delivered by each of Parent, OpCo and Merger Sub, and, assuming this Agreement constitutes the valid and binding obligation of the Company, constitutes a valid and binding obligation of each of Parent, OpCo and Merger Sub enforceable in accordance with its terms, subject, as to enforceability, to Creditor’s Rights. The Parent Board has unanimously resolved to recommend that the shareholders of Parent vote in favor of the issuance of Parent Common Stock in the Merger (the “Parent Board Recommendation”). The Board of Directors of OpCo has approved and declared advisable this Agreement and the Merger.

(ii) The execution and delivery of this Agreement does not, and the consummation of the Transactions will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or acceleration of any material obligation or the loss, suspension, limitation or impairment of a material benefit under (or right of Parent or any of its Subsidiaries to own or use any assets or properties required for the conduct of their respective businesses, including any of the Oil and Gas Properties owned or held by them), or result in (or give rise to) the creation of any Encumbrance or any rights of termination, cancellation, first offer or first refusal, in each case, with respect to any of the properties or assets of Parent or any of its Subsidiaries (including, for the avoidance of doubt, any of their Oil and Gas Properties) under any provision of (A) the Parent Memorandum of Association, Parent Bye-laws or similar organization documents of Parent, OpCo, Merger Sub or any of their respective Subsidiaries; (B) any loan or credit Contract, note, bond, indenture, security agreement, guarantee, pledge, mortgage, lease (including, for the avoidance of doubt, any Oil and Gas Lease) or other Contract (including, for the avoidance of doubt, any Oil and Gas Contract), permit, franchise or license to which Parent or any of its Subsidiaries is a party or by which Parent, OpCo or Merger Sub or any of their respective Subsidiaries or their respective properties or assets are bound, including any documents pertaining to the Parent Revolving Credit Facility or the Parent Notes; or (C) assuming the Consents referred to in Section 3.2(c) are duly and timely obtained or made and the Parent Shareholder Approval has been obtained, any Law applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (B) and (C), any such violations, defaults, acceleration, losses or Encumbrances that are set forth on Schedule 3.2(b)(ii) of the Parent Disclosure Schedule or that would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(iii) Other than the Parent Shareholder Approval, no vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement, the Merger or the other Transactions.

(c) Consents. No Consent is required to be obtained by Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent, OpCo and Merger Sub or the consummation by Parent, OpCo and Merger Sub of the Transactions, except for (i) the filing of a premerger notification report by Parent under the HSR Act, and the expiration or termination of the applicable waiting period with respect thereto; (ii) any such Consents required in connection with the Financing; (iii) the filing with the SEC of (A) the Joint Proxy Statement relating to the Parent Shareholder Meeting, (B) the Form S-4 and (C) such reports under the Exchange Act and such other compliance with the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement and the Transactions; (iv) the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware; (v) filings with the NASDAQ Global Select Market; (vi) any such Consents as may be required by any applicable state securities or “blue sky” or takeover laws; and (vii) any such Consents set forth on Schedule 3.2(c) of the Parent Disclosure Schedule and any such

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Consent the failure to obtain of which would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d) Capital Structure. As of the date of this Agreement, the authorized capital stock of Parent consists of (i) 200,000,000 shares of Parent Common Stock, par value $0.005 per share and (ii) 7,500,000 shares of preferred stock, par value $.001 per share (“Parent Preferred Stock,” and, together with the Parent Common Stock and any other capital stock of the Company, the (“Parent Capital Stock”). At the close of business on the Capitalization Reference Date, (A) 70,338,913 shares of Parent Common Stock were issued and outstanding, including no restricted shares of Parent Common Stock, (B) 820,760 shares of Parent Preferred Stock were issued and outstanding, (C) 200,000 options to purchase shares of Parent Common Stock were issued and outstanding under the Parent Stock Plans and (D) no Voting Debt was issued and outstanding. All outstanding shares of Parent Common Stock are validly issued, fully paid and non-assessable and are not subject to any preemptive rights or other statutory rights. Schedule 3.2(d)(i) of the Parent Disclosure Schedule sets forth, as of the Capitalization Reference Date, all outstanding options, warrants, rights (including preemptive rights), Contracts to which the Parent or any Subsidiary of the Parent is a party or by which it is bound in any case obligating the Parent or any Subsidiary of the Parent to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of Parent Capital Stock or any Voting Debt, or obligating the Parent or any Subsidiary of the Parent to grant, extend or enter into any such option, warrant, call, right, commitment or agreement, excluding Parent Equity Awards. Schedule 3.2(d)(ii) of the Parent Disclosure Schedule sets forth, as of the Capitalization Reference Date, a complete and correct list of all securities of Parent or any Subsidiary of Parent convertible into or exchangeable or exercisable for shares of Parent Capital Stock or Voting Debt, excluding Parent Equity Awards. Schedule 3.2(d)(iii) of the Parent Disclosure Schedule sets forth, as of the Capitalization Reference Date, a complete and correct list of all outstanding Parent Equity Awards, including the holder, date of grant, exercise price (if applicable), vesting schedule and number of shares of Parent Capital Stock subject thereto. All outstanding shares of capital stock of the Subsidiaries of the Parent are owned by the Parent, or a direct or indirect wholly-owned Subsidiary of the Parent, free and clear of any Encumbrances other than Permitted Encumbrances. OpCo is an indirect wholly-owned Subsidiary of Parent, and Merger Sub is a wholly-owned Subsidiary of OpCo. Except as set forth in this Section 3.1(d), and except for changes since the Capitalization Reference Date resulting from the exercise or vesting of Parent Equity Awards, (1) there are no outstanding shares of Parent Capital Stock, (2) there is no Voting Debt, (3) there are no securities of the Parent or any Subsidiary of the Parent convertible into or exchangeable or exercisable for shares of Parent Capital Stock or Voting Debt, and (4) there are no options, warrants, calls, rights (including preemptive rights), Contracts to which the Parent or any Subsidiary of the Parent is a party or by which it is bound in any case obligating the Parent or any Subsidiary of the Parent to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of Parent Capital Stock or any Voting Debt, or obligating the Parent or any Subsidiary of the Parent to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are no stockholder agreements, voting trusts or other Contracts to which Parent is a party or by which it is bound relating to the voting of any shares of Parent Capital Stock. Schedule 3.1(d)(iv) of the Parent Disclosure Schedule contains a complete and accurate list of the name, jurisdiction of organization, capitalization and schedule of stockholders of each Subsidiary of Parent. Parent has no joint venture or other similar material equity interests in any Person or obligations, whether contingent or otherwise, to consummate any material additional investment in any Person other than its Subsidiaries and the joint ventures listed on Schedule 3.1(d)(v) of the Parent Disclosure Schedule.

(e) SEC Documents; Financial Statements.

(i) The reports, schedules, forms, statements and other documents filed by Parent with, or furnished by Parent to, the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the date of this Agreement that Parent filed with the SEC since January 1, 2012 and prior to the date of this Agreement (the “Parent SEC Documents”) are all the documents (other than preliminary material) that Parent was required to file with the SEC since January 1, 2012 and prior to the date of this Agreement. As of their respective dates, each of such Parent SEC Documents, as amended, complied as to form in all material respects with the

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applicable requirements of the Securities Act or the Exchange Act and the rules and regulations of the SEC thereunder, and none of such Parent SEC Documents contained, when filed or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to the disclosures so amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent has made all certifications and statements required by Sections 302 and 906 of the Sarbanes-Oxley Act and the related rules and regulations promulgated thereunder with respect to the Parent SEC Documents. Neither Parent nor any of its officers has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the Parent SEC Documents. To the knowledge of Parent, none of the Parent SEC Documents is the subject of ongoing SEC review or investigation. Except as set forth on Schedule 3.2(e)(i) of the Parent Disclosure Schedule, none of Parent’s Subsidiaries is, or has been at any time, subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(ii) The financial statements of Parent included in the Parent SEC Documents, including all notes and schedules thereto (the “Parent Financial Statements”), complied as to form in all material respects with Regulation S-X of the SEC, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present, in all material respects, the financial position of Parent and its consolidated Subsidiaries as of their respective dates and the results of operations and the cash flows of Parent and its consolidated Subsidiaries for the periods presented therein. The books and records of Parent and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. UHY LLP (“UHY”) is an independent public accounting firm with respect to Parent and has not resigned or been dismissed as independent public accountants of Parent and, to the knowledge of Parent, the independence of UHY with respect to Parent has not been challenged or questioned by any Person.

(f) Corporate Governance.

(i) As of the date of this Agreement, based on its most recent evaluation of internal controls prior to the date hereof, Parent has disclosed to Parent’s auditors and Parent Board’s audit committee (A) all known significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report its consolidated financial information and (B) any known fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting. Since January 1, 2012, neither Parent nor any of its Subsidiaries has made or permitted to remain outstanding any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) or prohibited loans to any executive officer of Parent (as defined in Rule 3b-7 under the Exchange Act) or director of Parent or any of its Subsidiaries.

(ii) Parent and its consolidated Subsidiaries have established and maintain “disclosure controls and procedures” (as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). To the knowledge of Parent, such disclosures controls and procedures are effective (A) to ensure that material information relating to Parent and its Subsidiaries is made known to Parent’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; and (B) in timely alerting the Company’s principal executive officer and its principal financial officer to material information required to be included in the Company’s reports required under the Exchange Act.

(iii) Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among Parent or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or

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Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K under the Securities Act)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving Parent or any of its Subsidiaries in Parent’s consolidated financial statements.

(g) Information Supplied. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) the Joint Proxy Statement will, at the date mailed to stockholders of the Company or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement, insofar as it relates to the Parent or its Subsidiaries or other information supplied by the Parent for inclusion therein, and the Form S-4, other than the portion thereof based on information supplied by the Company for inclusion or incorporation by reference therein, with respect to which representation is made by Parent, will each comply as to form in all material respects with the provisions of the Exchange Act and the Securities Act and the rules and regulations thereunder.

(h) Absence of Certain Changes or Events.

(i) Since December 31, 2013, there has not been any event, change, effect or development that, individually or in the aggregate, had or would be reasonably likely to have a Parent Material Adverse Effect.

(ii) From December 31, 2013 through the date of this Agreement, the businesses (and properties) of Parent and its Subsidiaries have been conducted (and operated, respectively) in all material respects in the ordinary course of business consistent with past practice.

(iii) Except as set forth in Schedule 3.2(h)(iii) of the Parent Disclosure Schedule, since December 31, 2013, there has not been any action taken by Parent or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without the Company’s consent, would constitute a breach of Section 4.2.

(i) Compliance with Law. Parent and its Subsidiaries are in compliance with, and are not in default under or in violation of, any Law, except where such non-compliance, default or violation have not had and would not have, individually or in the aggregate, a Parent Material Adverse Effect. Since January 1, 2012, neither Parent nor any of its Subsidiaries has received any written notice or, to Parent’s knowledge, other communication from any Governmental Authority regarding any actual or possible violation of, or failure to comply with, any Law, except as would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(j) Litigation. There are no Proceedings pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, other than any such Proceedings that would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect. There is no Order outstanding against Parent or any of its Subsidiaries , in either case that would be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect. To the knowledge of Parent, no officer or director of the Company or any Subsidiary of the Company is a defendant in any Proceeding in connection with his or her status as an officer or director of Parent or any Subsidiary of Parent. Neither Parent nor any of its Subsidiaries nor any of their respective properties or assets is or are subject to any Order, except for those Orders that would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(k) Oil and Gas Matters.

(i) Except as would not reasonably be expected to have a Parent Material Adverse Effect and except for property (A) sold or otherwise disposed of in the ordinary course of business since the dates of the reserve reports prepared by Parent and evaluated by NSAI relating to Parent interests referred to therein as of June 30, 2013 (the “Parent Reserve Reports”) or (B) reflected in the Parent Reserve Reports or in Parent SEC Documents as having been sold or otherwise disposed of, as of the date hereof, Parent and its Subsidiaries have

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good and defensible title to all Oil and Gas Properties forming the basis for the reserves reflected in the Parent Reserve Reports and in each case as attributable to interests owned by Parent and its Subsidiaries, free and clear of any Encumbrances, except for (1) Production Burdens and (2) Permitted Encumbrances. For purposes of the foregoing sentence, “good and defensible title” means that Parent’s or one or more of its Subsidiaries’, as applicable, title (as of the date hereof and as of the Closing) to each of the Oil and Gas Properties held or owned by them (or purported to be held or owned by them) (I) entitles Parent (or one or more of its Subsidiaries, as applicable) to receive (after satisfaction of all Production Burdens applicable thereto), not less than the net revenue interest share shown in the Parent Reserve Reports of all Hydrocarbons produced from such Oil and Gas Properties throughout the life of such Oil and Gas Properties, (II) obligates Parent (or one or more of its Subsidiaries, as applicable) to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, such Oil and Gas Properties, of not greater than the working interest shown on the Parent Reserve Reports for such Oil and Gas Properties (other than any positive differences in such percentage) and the applicable working interest shown on the Parent Reserve Reports for such Oil and Gas Properties that are accompanied by a proportionate (or greater) net revenue interest in such Oil and Gas Properties and (III) is free and clear of all Encumbrances (other than Permitted Encumbrances).

(ii) The factual, non-interpretive data supplied to NSAI relating to Parent interests referred to in the Parent Reserve Reports, by or on behalf of Parent and its Subsidiaries that was material to such firm’s estimates of proved oil and gas reserves attributable to the Oil and Gas Properties of Parent and its Subsidiaries in connection with the evaluation of the Parent Reserve Reports was, as of the time provided, accurate in all material respects. The oil and gas reserve estimates of Parent and its Subsidiaries set forth in the Parent Reserve Reports are derived from reports that have been prepared internally by Parent’s management and evaluated by NSAI, and such reserve estimates fairly reflect, in all material respects, the oil and gas reserves of Parent and its Subsidiaries at the dates indicated therein and are in accordance with SEC guidelines applicable thereto applied on a consistent basis throughout the periods involved. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, there has been no change in respect of the matters addressed in the Parent Reserve Reports that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(iii) Except as would not be material to Parent and its Subsidiaries, taken as a whole, all proceeds from the sale of Hydrocarbons produced from the Oil and Gas Properties of Parent and its Subsidiaries forming the basis for the reserves reflected in the Parent Reserve Reports are being received by them in a timely manner and no proceeds from the sale of Hydrocarbons produced from any such Oil and Gas Properties are being held in suspense (by Parent, any of its Subsidiaries, any third party operator thereof or any other Person or individual) for any reason other than awaiting preparation and approval of division order title opinions for recently drilled wells.

(iv) Except as set forth in Schedule 3.2(k)(iv) of the Parent Disclosure Schedule or as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (A) each Oil and Gas Lease to which Parent or any of its Subsidiaries is a party is in good standing, valid and in full force and effect, (B) all rentals, shut-ins and similar payments (and all Production Burdens) owed to any Person or individual under (or otherwise with respect to) any such Oil and Gas Leases have been properly and timely paid, (C) all royalties, minimum royalties, overriding royalties and other Production Burdens with respect to any Oil and Gas Properties owned or held by Parent or any of its Subsidiaries have been timely and properly paid, (D) none of Parent or any of its Subsidiaries (and, to Parent’s knowledge, no third party operator) has violated any provision of, or taken or failed to take any act that, with or without notice, lapse of time, or both, would constitute a default under the provisions of any Oil and Gas Lease (or entitle the lessor thereunder to cancel or terminate such Oil and Gas Lease) included in the Oil and Gas Properties owned or held by Parent or any of its Subsidiaries and (E) none of Parent or any of its Subsidiaries (or, to Parent’s knowledge, any third party operator) has received written notice from any other party to any such Oil and Gas Lease (1) that Parent or any of its Subsidiaries (or such third party operator, as the case may be) has breached, violated or defaulted under any such Oil and Gas Lease or (2) threatening to terminate, cancel, rescind or procure judicial reformation of any such Oil and Gas Lease. Schedule 3.2(k)(iv) sets forth all the Oil and Gas Leases included in Parent’s (or any

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Subsidiary’s) Oil and Gas Properties that are scheduled to expire (in whole or in part) at any time in the twelve (12) month period immediately following the execution of this Agreement

(v) All Oil and Gas Properties forming the basis for the reserves reflected in the Parent Reserve Reports operated by Parent or any of its Subsidiaries have been operated in accordance with reasonable, prudent oil and gas field practices and in material compliance with the applicable Oil and Gas Leases, Oil and Gas Contracts and Law, except where the failure to so operate would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(vi) None of the Oil and Gas Properties of Parent or any of its Subsidiaries forming the basis for the reserves reflected in the Parent Reserve Reports is subject to any preferential purchase preemptive, consent (including any Consent) or similar right that would become operative as a result of the entry into (or the consummation of) the Transactions, except for any such preferential purchase, consent or similar rights that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(vii) Except as would not reasonably be expected to have a Parent Material Adverse Effect, (A) all of the wells located on the Oil and Gas Leases or on (or otherwise associated with) any other Oil and Gas Properties of Parent or any of its Subsidiaries forming the basis for the reserves reflected in the Parent Reserve Reports have been drilled, completed and operated in accordance with all applicable Law and the terms and conditions of all applicable Oil and Gas Leases and Oil and Gas Contracts, (B) all drilling and completion (and the plugging and abandonment) of all such wells and all related development, production and other operations have been conducted in compliance with all applicable Law and the terms and conditions of all applicable Oil and Gas Leases and Oil and Gas Contracts and (C) neither Parent, nor any of its Subsidiaries, has elected not to participate in any operation or activity proposed with respect to any of the Oil and Gas Properties owned or held by it (or them, as applicable) forming the basis for the reserves reflected in the Parent Reserve Reports that could result in a penalty or forfeiture as a result of such election not to participate in such operation or activity. The Parent Reserve Reports accurately reflect, in all material respects, any payout balances applicable to any well included in the Oil and Gas Properties held or owned by Parent or any of its Subsidiaries forming the basis for the reserves reflected in the Parent Reserve Reports.

(viii) Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, with respect to Parent’s (and its Subsidiaries’) Oil and Gas Properties forming the basis for the reserves reflected in the Parent Reserve Reports, all currently producing wells and all tangible equipment included therein, used in connection with the operation thereof or otherwise primarily associated therewith (including, for the avoidance of doubt, all buildings, plants, structures, platforms, pipelines, machinery, vehicles and other rolling stock) are in a good state of repair and are adequate and sufficient (in all material respects) to maintain normal operations in accordance with past practices (ordinary wear and tear accepted).

(ix) Except as would not reasonably be expected to have a Company Material Adverse Effect, neither the entry into (nor the consummation of) the Transactions will result in a breach of the terms of, or give rise to any right of cancellation, termination or forfeiture under, any Oil and Gas Contract included in any of Parent’s (or any of its Subsidiaries’) Oil and Gas Properties forming the basis for the reserves reflected in the Parent Reserve Reports.

(l) Environmental Matters. Except for those matters that would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(i) Parent and its Subsidiaries and their respective assets and operations are and, since January 1, 2012, have been, in compliance with Environmental Law (which compliance includes the possession by Parent and each of its Subsidiaries of all permits required under applicable Environmental Laws and compliance by Parent and each of its Subsidiaries with the terms and conditions thereof).

(ii) Neither Parent nor any of its Subsidiaries (or any of their respective assets and properties) is subject to any pending or, to Parent’s knowledge, threatened claims, inquiries or Proceedings under Environmental Law.

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(iii) Neither Parent nor its Subsidiaries (or, to the knowledge of Parent, any third party operators of Parent’s or any of its Subsidiaries’ assets) have received any written notice asserting a violation of, or any alleged liability or obligation under, any Environmental Law that remains outstanding in any material respect.

(iv) To Parent’s knowledge, there have been no Releases of Hazardous Materials from any property owned, operated or otherwise used by Parent or any of its Subsidiaries, or in connection with the operations of Parent or any of its Subsidiaries, that have resulted or are reasonably likely to result in liability to Parent or any of its Subsidiaries under Environmental Law.

(v) To Parent’s knowledge, there has been no exposure of any Person or property to Hazardous Materials in connection with the properties or operations of Parent or any of its Subsidiaries that could reasonably be expected to form the basis of a claim for damages or compensation against Parent or any of its Subsidiaries.

(vi) Except as set forth on Schedule 3.2(l) of the Parent Disclosure Schedule, there are no wells, pipelines, facilities, Systems, platforms or other equipment included in (or located on or otherwise attributable to) any of Parent’s or any of its Subsidiaries’ Oil and Gas Properties that are currently required to be plugged, abandoned and/or dismantled (whether pursuant to applicable Law or any applicable Oil and Gas Lease or Oil and Gas Contract) by Parent or any of its Subsidiaries that have not been plugged and abandoned (and/or dismantled) in material compliance therewith.

(m) Related Party Transactions. Neither Parent nor any of its Subsidiaries is a party to any Contract with (i) any direct or indirect beneficial owner of 5% or more of Parent Common Stock or (ii) any director, officer or other Affiliate of such Persons or any relative of any of the foregoing, except for employment or compensation agreements, arrangements with directors and officers, and director and officer indemnity agreements, in each case made in the ordinary course of business consistent with past practice.

(n) Financing.

(i) Parent has delivered to the Company a true and complete copy of the executed Debt Commitment Letter, dated as of the date of this Agreement, of the Financing Sources providing for debt financing as described by such Debt Commitment Letter (such Debt Commitment Letter, including all exhibits, schedules, annexes and amendments thereto and each fee letter referred to therein (such fee letter redacted only for confidential economic terms), collectively, the “Debt Commitment Letter”), pursuant to which, upon the terms and subject to the conditions set forth therein, certain of the Financing Sources have agreed to lend the amounts set forth therein (the “Financing”) for the purpose of funding the Transactions, including for the purposes set forth in Section 3.2(o).

(ii) As of the date of this Agreement, the Debt Commitment Letter is in full force and effect and is a valid and binding obligation of Parent and, to the knowledge of Parent, the other parties thereto enforceable in accordance with their respective terms, and are not subject to any conditions precedent or other contingencies related to the funding of the net proceeds of the Financing that are not set forth (on an unredacted basis) in the copies of the Debt Commitment Letter provided to the Company. Neither Parent nor any of its Affiliates has entered into any agreement, side letter or other arrangement relating to the financing of the Transactions, other than as set forth in the Debt Commitment Letter that could affect the availability of the Financing on the Closing Date.

(iii) The Debt Commitment Letter has not been amended or modified on or prior to the date of this Agreement (and no such amendment or modification is contemplated) and the respective commitments contained therein have not been terminated, reduced, withdrawn or rescinded on or prior to the date of this Agreement.

(iv) As of the date of this Agreement, none of the Financing Sources has notified Parent of its (and Parent is not otherwise aware of any Financing Source’s) intention to terminate the Debt Commitment Letter or not to provide the Financing.

(v) Parent is not in default or breach under any term or condition of the Debt Commitment Letter and no event has occurred which, with or without notice, lapse of time or both, would constitute a default or

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breach by Parent under any term or condition of the Debt Commitment Letter. As of the date of this Agreement, Parent has no reason to believe that (x) it or any other party thereto will be unable to satisfy on a timely basis any of the conditions to the Financing to be satisfied pursuant to the Debt Commitment Letter on the Closing Date or (y) the Financing will not be made available to Parent, OpCo or Merger Sub on the Closing Date.

(vi) Parent or an Affiliate thereof on its behalf has fully paid any and all commitment or other fees required by the Debt Commitment Letter to be paid by the date hereof.

(vii) Notwithstanding anything to the contrary herein, in no event shall the receipt or availability of any funds or financing by Parent or any of its Affiliates be a condition to any of Parent’s, OpCo’s or Merger Sub’s obligations hereunder.

(o) Available Funds. Assuming the Financing is funded, Parent and/or Merger Sub will have available at the Effective Time, cash in an aggregate amount sufficient to (i) pay the aggregate Cash Consideration, (ii) pay the aggregate Equity Award Consideration, (iii) the other payment obligations of Parent and Merger Sub hereunder, (iv) perform all of their respective obligations hereunder and effect the Closing on the terms contemplated by this Agreement, (v) to refinance any Indebtedness under the Company’s Amended and Restated Credit Agreement dated as of October 31, 2012 (as amended and in effect prior to the Closing Date) and (vi) to pay for the full exercise of the change of control put under the indenture governing the Company Senior Notes, and there is no restriction on the use of such cash for such purposes.

(p) No Business Conduct. Merger Sub was incorporated on March 10, 2014. Since its incorporation, Merger Sub has not engaged in any activity, other than such actions in connection with (i) its organization and (ii) the preparation, negotiation and execution of this Agreement and the Transactions. Merger Sub has no operations, has not generated any revenues and has no liabilities other than those incurred in connection with the foregoing and in association with the Merger as provided in this Agreement.

(q) Ownership of Company Common Stock. Neither Parent nor any of its Affiliates is, nor at any time during the last three years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.

(r) No Additional Representations.

(i) Except for the representations and warranties made in this Section 3.2, none of Parent, OpCo, Merger Sub or any other Person makes any express or implied representation or warranty with respect to Parent or its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) in connection with this Agreement or the Transactions, and Parent, OpCo and Merger Sub hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, none of Parent, OpCo, Merger Sub or any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or representatives with respect to (A) any financial projection, forecast, estimate, budget or prospect information relating to Parent or any of its Subsidiaries or their respective businesses; or (B) except for the representations and warranties made by Parent, OpCo and Merger Sub in this Section 3.2, any oral or written information presented to the Company or any of its Affiliates or representatives in the course of their due diligence investigation of Parent and its Subsidiaries, the negotiation of this Agreement or in the course of the Transactions.

(ii) Notwithstanding anything contained in this Agreement to the contrary, Parent, OpCo and Merger Sub acknowledge and agree that neither the Company nor any other Person has made or is making any representations or warranties relating to the Company or its Subsidiaries whatsoever, express or implied, beyond those expressly given by the Company in Section 3.1, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent or any of its representatives. Without limiting the generality of the foregoing, Parent, OpCo and Merger Sub acknowledge that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Parent or any of its representatives.

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ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGER

4.1 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, prior to the Effective Time, except as except as (i) set forth on Schedule 4.1 of the Company Disclosure Schedule, (ii) expressly contemplated by this Agreement, (iii) required by Law or (iv) as consented to by Parent in writing, the Company shall and shall cause each of its Subsidiaries to (1) conduct its businesses in the ordinary course, consistent with past practice and use all commercially reasonable efforts to preserve intact its present business organization, retain its officers and key employees, and preserve its relationships with its customers and suppliers and other Persons having significant business dealings with it, in each case, to the end that its goodwill and ongoing business shall not be impaired in any material respect, (2) comply, in all material respects, with all applicable Law and the terms and provisions of all Material Contracts, Oil and Gas Leases and Oil and Gas Contracts and (3) not voluntarily resign, transfer or relinquish any right as operator of any of their Oil and Gas Properties. Without limiting the generality of the foregoing, the Company covenants and agrees that, prior to the Effective Time:

(a) Dividends; Changes in Capital Stock. Except for transactions solely among the Company and its wholly-owned Subsidiaries, the Company shall not, and shall not permit any of its Subsidiaries to, (i) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, the Company or its Subsidiaries; (ii) split, combine or reclassify any capital stock of, or other equity interests in, the Company or any of its Subsidiaries; or (iii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, the Company or any of its Subsidiaries, except as required by the terms of any capital stock of, or other equity interests in, the Company or any of its Subsidiaries outstanding on the date of this Agreement or as contemplated by any existing director compensation plan, Employee Benefit Plan, Company Stock Plan or employment agreement of the Company, in each case, as such terms, plans or agreements are in effect as of the date hereof.

(b) Issuance of Securities. The Company shall not, and shall not permit any of its Subsidiaries to, offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, the Company or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than (i) the issuance of Company Common Stock pursuant to awards granted under any of the Company Stock Plans and outstanding on the date hereof; (ii) upon the expiration of any restrictions on any Company Restricted Shares granted under any of the Company Stock Plans and outstanding on the date hereof, or (iii) issuances by a wholly-owned Subsidiary of the Company of such Subsidiary’s capital stock or other equity interests to the Company or any other wholly-owned Subsidiary of the Company.

(c) Governing Documents. The Company shall not (i) amend or propose to amend the Company Certificate of Incorporation, the Company Bylaws or other similar organizational documents, and (ii) permit any of its Subsidiaries to amend or propose to amend its certificate of incorporation, bylaws or other similar organizational documents.

(d) Mergers; Acquisitions; Investments. The Company shall not, and shall not permit any of its Subsidiaries to, (i) merge, consolidate, combine or amalgamate with any Person other than another wholly-owned Subsidiary of the Company; (ii) acquire or agree to acquire (including by amalgamating, merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner), any business or any corporation, partnership, association or other business organization or division thereof, other than acquisitions of federal lease blocks as to which the purchase price is not in excess of $12,000,000 in the aggregate; or (iii) make any loans, advances or capital contributions to, or investments in, any Person (other than the Company or any of its wholly-owned Subsidiaries), except for loans, advances or capital contributions (A) set forth on Schedule 4.1(d) of the Company Disclosure Schedule or (B) in the form of trade credit granted to customers in the ordinary course of business consistent with past practices; provided, however, that, notwithstanding the foregoing, the Company shall not, and shall not permit any of its Subsidiaries to, merge with any other Person, make any acquisition of any other Person or business or make any loan, advance or capital

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contribution to, or other investment in, any other Person that would reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger or the Transactions.

(e) No Dispositions. The Company shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, transfer, exchange, swap, pledge, subject to any Encumbrance or otherwise dispose of, or agree to sell, lease, license, transfer, exchange, swap, pledge, subject to any Encumbrance (other than a Permitted Encumbrance) or otherwise dispose of, any of its (or their, respectively) corporations, partnerships, other business organizations or divisions or any of its or their assets and properties (including, for the avoidance of doubt, its or their Oil and Gas Properties or non-cash assets) or any assets of or equity interests in any of the foregoing, other than any sale, lease, license, transfer, exchange, swap, pledge, Encumbrance or disposition of any of the foregoing assets and properties that (i) are of obsolete or worthless equipment or Hydrocarbons, crude oil and/or refined products and are made in the ordinary course of business, (ii) are set forth on Schedule 4.1(e) of the Company Disclosure Schedule, or (iii) do not involve the sale, lease, license, transfer, exchange, swap, pledge, subject to Encumbrance or other disposition of any pipeline, production facility or portion of any Oil and Gas Property and are disposed of for fair market value not to exceed $1,000,000 in the aggregate.

(f) No Dissolution, Etc. The Company shall not, and shall not permit any of its Subsidiaries to, consummate, authorize, recommend, propose, or announce an intention to adopt, a plan of complete or partial liquidation, dissolution, recapitalization, scheme of arrangement or other reorganization.

(g) Accounting. The Company shall not, and shall not permit any of its Subsidiaries to, change in any material respect their accounting principles or methods and policies for the preparation of financial statements included in reports or registration statements filed with the SEC, except as required by GAAP or statutory accounting requirements.

(h) Insurance.

(i) The Company shall, and shall cause its Subsidiaries to, (A) maintain (with insurance companies substantially as financially responsible as its existing insurers) insurance in at least such amounts and against at least such risks and losses as are consistent in all material respects with such entities’ past practice and (B) not undertake or permit any compromise or settlement of any Proceeding arising under any of its respective insurance policies where the losses claimed are in excess of $1,000,000.

(ii) The Company shall expand, extend or otherwise encumber the Company or any of its Subsidiaries pursuant to any insurance policy, whether new or renewed, with respect to wind storms, hurricanes or similar occurrences, prior to June 15, 2014 only in accordance with Section 5.17.

(i) Tax Matters. Neither the Company nor any of its Subsidiaries shall (i) make or rescind any material election relating to Taxes (including any election for any joint venture, partnership, limited liability company or other investment where the Company has the capacity to make such binding election, but excluding any election that the Company or any of its Subsidiaries is contractually obligated to make or any election that must be made periodically and is made consistent with past practice), (ii) settle or compromise any material Proceeding relating to Taxes, or (iii) change in any material respect any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income Tax Returns that have been filed for prior taxable years.

(j) Employee Matters. The Company shall not, and shall not permit any of its Subsidiaries to, (i) grant any increases in the compensation (including bonuses) or benefits payable or to become payable to any of its directors, officers or key employees (which for purposes of this Section 4.1(j), “key employee” shall mean any employee whose annual base salary is equal to or greater than $100,000), except for increases in the compensation or benefits of such directors, officers or key employees required by any existing director compensation plan, Employee Benefit Plan, Company Stock Plan or employment agreement of the Company, in each case, as such terms, plans or agreements are in effect as of the date hereof; (ii) grant any increases in the compensation (including bonuses) or benefits payable or to become payable to any of its employees who are not key employees, except for increases in the compensation or benefits of such employees made in the ordinary course of business consistent with past practice; (iii) pay or agree to pay to any director, officer or key employee,

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whether past or present, any material pension, retirement allowance or other employee benefit not required by any Employee Benefit Plan existing on the date of this Agreement; (iv) enter into any new, or amend any existing Employee Benefit Plan; (v) establish or become obligated under any collective bargaining agreement or Employee Benefit Plan that was not in existence or approved by the Company Board prior to the date of this Agreement; (vi) fund (or agree to fund) any compensation or benefits under any Employee Benefit Plan, including through a “rabbi” or similar trust, not required by any Employee Benefit Plan existing on the date of this Agreement; or (vii) hire any new employee or independent contractor or terminate the employment or service relationship of any employee or independent contractor, other than where such hiring or termination is in the ordinary course of business consistent with past practice.

(k) Intellectual Property The Company shall not, nor shall the Company permit any of its Subsidiaries to, (i) transfer, assign, pledge, convey or grant any ownership interest or exclusive license or right to any material Intellectual Property owned or used by the Company or its Subsidiaries in the ownership or operation of its Oil and Gas Properties, except in the ordinary course of business; (ii) grant any material nonexclusive license to any material Intellectual Property owned or used by the Company or its Subsidiaries in the ownership or operation of its Oil and Gas Properties, except in the ordinary course of business; (iii) take any action that would, or fail to take any action the failure of which would, directly or indirectly cause any of the material Intellectual Property owned or used by the Company or its Subsidiaries in the ownership or operation of its Oil and Gas Properties to enter the public domain or result in the abandonment, unenforceability or invalidity of any such Intellectual Property; or (iv) extend, amend or modify any Person’s license rights to any material Intellectual Property owned or used by the Company or its Subsidiaries in the ownership or operation of its Oil and Gas Properties, other than in the ordinary course of business.

(l) Related Party Agreements. The Company shall not enter into or amend in any material manner any Contract with any former or present director or officer of the Company or any of its Subsidiaries or with any Affiliate of any of the foregoing Persons or any other Person covered under Item 404 of Regulation S-K under the Securities Act, except permitted under Section 4.1(j) above.

(m) Indebtedness; Encumbrances. The Company shall not, and shall not permit any of its Subsidiaries to, (i) incur, create or assume any Indebtedness, or (ii) create any Encumbrances on any property or assets of the Company or any of its Subsidiaries, other than Permitted Encumbrances. Notwithstanding the foregoing, the immediately preceding sentence shall not restrict (A)(1) the incurrence of Indebtedness under the Revolving Credit Facility in the ordinary course of business or for purposes permitted by this Agreement; (2) Indebtedness incurred in the ordinary course of business related to working capital lines of credit, letters of credit, overdraft facilities, hedging transactions, bank guarantees, insurance premium financings (subject to Section 4.1(h)(ii)), factoring transactions and other ordinary course forms of indebtedness to the extent permitted by the Revolving Credit Facility, in an amount not to exceed $5,000,000 in the aggregate; (3) indebtedness incurred by the Company that is owed to a wholly-owned Subsidiary of the Company or by a wholly-owned Subsidiary of the Company that is owed to the Company or another wholly-owned Subsidiary of the Company, (4) trade credit provided to customers in the ordinary course of business consistent with past practice, or (5) the incurrence of capital lease obligations in the ordinary course of business consistent with past practice not to exceed $1,000,000; or (B) the creation of any Encumbrances securing any Indebtedness permitted to be incurred by clause (A) above.

(n) Material Contracts; Company Permits. Except as otherwise permitted under this Section 4.1, the Company shall not, nor shall the Company permit any of its Subsidiaries to, (i) enter into any Contract that would be a Material Contract or (ii) terminate, amend, modify or waive any material provision right or benefit of or under any Material Contract or any Company Permit. In addition to the foregoing, the Company shall not, and shall not permit any of its Subsidiaries to, enter into (A) any new Contract to sell Hydrocarbons other than in the ordinary course of business, consistent with past practice, but in no event that is not terminable on 60 days’ or less notice without the incurrence of a fee or other penalty and (B) any Contract with respect to the license or purchase of seismic data, other than any such Contracts that are entered into in the ordinary course of business, consistent with past practice and under which the Transactions (including the consummation thereof) will not trigger any re-licensing fee, transfer fee or other fee or penalty and will not result in a breach (with notice or lapse of time or both) thereof.

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(o) Capital Expenditures. The Company shall not, and shall not permit its Subsidiaries to, authorize or make capital expenditures that are, on an individual basis, in excess of $500,000 of the amount of such capital expenditure as scheduled to be made in the Company’s capital expenditure budget for the period indicated as set forth in Schedule 4.1(o) of the Company Disclosure Schedule, except for reasonable capital expenditures to repair damage resulting from casualty events for which there is a reasonable basis for a claim for insurance made in response to any emergency, whether caused by war, terrorism, weather events, public health events, outages or otherwise, or as may be necessary for the Company, its Subsidiaries and its and their business and operations to comply with a change in applicable Law occurring after the date of this Agreement.

(p) Settlement of Claims. The Company shall not, nor shall the Company permit any of its Subsidiaries to, settle or offer or propose to settle, any Proceeding involving the payment of monetary damages by the Company or any of its Subsidiaries of any amount exceeding $1,000,000 in the aggregate; provided, however, that neither the Company nor any of its Subsidiaries shall settle or compromise any Proceeding if such settlement or compromise (i) involves a material conduct remedy or material injunctive or similar relief, (ii) involves an admission of criminal wrongdoing by the Company or any of its Subsidiaries, or (iii) has a material restrictive impact on the business of the Company or any of its Subsidiaries.

(q) Hedges. The Company shall not, nor shall the Company permit any of its Subsidiaries to, make or assume any Hedges.

(r) Receivables. Company shall not, nor shall the Company permit any of its Subsidiaries to, write off any accounts or notes receivable other than in the ordinary course of business consistent with past practice or as required by GAAP.

(s) Agreements. The Company shall not, nor shall the Company permit any of its Subsidiaries to, agree in writing or otherwise to take any action inconsistent with this Section 4.1.

Notwithstanding anything to the contrary set forth in this Section 4.1, if neither the Company nor any of its Subsidiaries is the operator of a particular portion of its (or their, as applicable) Oil and Gas Properties, then the obligations of the Company in this Section 4.1 with respect to such Oil and gas Properties and that have reference to operations or activities that pursuant to existing Oil and Gas Contracts are carried out by the operator, shall be construed to require only that the Company (or its applicable Subsidiary) vote (to the extent permitted) or elect in favor of taking or not taking, as applicable (and use its commercially reasonable efforts to cause the operator of such portion of such Oil and Gas Properties to take or not take, as applicable) the actions set forth in this Section 4.1.

4.2 Conduct of Business by Parent Pending the Merger. The Parent covenants and agrees that, prior to the Effective Time, except as (i) set forth on Schedule 4.2 of the Parent Disclosure Schedule, (ii) expressly contemplated by this Agreement, (iii) required by Law or (iv) as consented to by the Company in writing, Parent and each of its Subsidiaries shall conduct its businesses in the ordinary course and shall use all commercially reasonable efforts to preserve intact its present business organization and all of its material permits, retain its key officers and key employees, and preserve its relationships with its customers and suppliers and other Persons having significant business dealings with it. Without limiting the generality of the foregoing, the Company covenants and agrees that, prior to the Effective Time:

(a) Dividends; Changes in Capital Stock. Except for transactions solely among the Parent and its wholly-owned Subsidiaries or among the Parent’s wholly-owned Subsidiaries, the Parent shall not, and shall not permit any of its Subsidiaries to, (i) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, the Parent or its Subsidiaries, other than the payment by Parent of (A) quarterly cash dividends on shares of Parent Common Stock consistent with past practice and (B) distributions on Parent Preferred Stock in accordance with the terms thereof; or (ii) split, combine or reclassify any capital stock of, or other equity interests in, Parent.

(b) Issuance of Securities. Parent shall not, and shall not permit any of its Subsidiaries to, offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other

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equity interests in, Parent or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than (i) the issuance of Parent Common Stock pursuant to awards granted under any of the Parent Stock Plans and outstanding on the date hereof; (ii) upon the expiration of any restrictions on any Parent Restricted Shares granted under any of the Parent Stock Plans and outstanding on the date hereof; (iii) issuances by a wholly-owned Subsidiary of Parent of such Subsidiary’s capital stock or other equity interests to Parent or any other wholly-owned Subsidiary of Parent; or (iv) the issuance of shares of Parent Common Stock or securities convertible into Parent Common Stock not exceeding 10% of the issued and outstanding shares of Parent Common Stock as of the date of this Agreement, other than as contemplated by this Agreement.

(c) Governing Documents. Parent shall not (i) amend or propose to amend the Parent Memorandum of Association, the Parent Bye-Laws or other similar organizational documents, or (ii) permit any of its Subsidiaries to amend or propose to amend its certificate of incorporation, bylaws or other similar organizational documents, in each case, in any manner that would adversely affect the consummation of the Merger and the other Transactions or adversely affect the holders of Company Common Stock relative to the holders of Parent Common Stock.

(d) No Dissolution, Etc. Parent shall not consummate, authorize, recommend, propose, or announce an intention to adopt, a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization.

(e) Related Party Agreements. Except as in the ordinary course of business, Parent shall not enter into or amend in any material manner any Contract with any former or present director or officer of the Company or any of its Subsidiaries or with any Affiliate of any of the foregoing Persons or any other Person covered under Item 404 of Regulation S-K under the Securities Act.

(f) Extraordinary Transactions. Parent shall not, and shall not permit any of its Subsidiaries to, enter into, participate or engage in or continue any discussions or negotiations with respect to (i) a merger, consolidation, combination or amalgamation with any Person other than another wholly-owned Subsidiary of Parent; (ii) an acquisition or agreement to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner), any business or any corporation, partnership, association or other business organization or division thereof; or (iii) entry into any partnership, joint venture or similar arrangement involving a material investment or expenditure of funds by Parent or any of its Subsidiaries, in each case if such action would reasonably be likely to impair or impede Parent’s, OpCo’s or Merger Sub’s ability to consummate or finance the Transactions on or prior to the Outside Date.

(g) Agreements. Parent shall not, nor shall the Parent permit any of its Subsidiaries to, agree in writing or otherwise to take any action inconsistent with this Section 4.2.

4.3 No Solicitation; Company Change in Recommendation.

(a) Except as permitted by this Section 4.3, the Company shall, and the Company shall direct and use commercially reasonable efforts to cause its Representatives to, immediately cease, and cause to be terminated, any solicitation, encouragement, discussion or negotiation with any Persons conducted heretofore by the Company or any of its Representatives with respect to any actual or potential Competing Proposal. Except as otherwise specifically permitted by this Section 4.3, the Company shall not, and shall cause its Subsidiaries or any of its or their Representatives not to, (A) initiate, solicit, facilitate or knowingly encourage (including by furnishing or providing information) any inquiries, proposals or offers with respect to, or the making of, any proposal or offer that constitutes, or could reasonably be expected to lead to a Competing Proposal; (B) enter into, participate or engage in or continue any discussions or negotiations with any Person with respect to a Competing Proposal or any inquiry or indication of interest that could reasonably be expected to lead to a Competing Proposal; (C) furnish or provide any non-public information regarding the Company or its Subsidiaries to any Person, or provide access to any Person to the properties, assets or employees of the Company or its Subsidiaries in connection with or in response to a Competing Proposal or any inquiry or indication of interest that could reasonably be expected to lead to a Competing Proposal; (D) approve or

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recommend to the Company’s stockholders any Competing Proposal; or (E) approve or recommend to the Company’s stockholders, or execute or enter into, any letter of intent or agreement in principle, or any other Contract contemplating or otherwise relating to a Competing Proposal (other than an Acceptable Confidentiality Agreement as provided in Section 4.3(b)(ii)). Any violation of the foregoing restrictions by any of the Company’s or its Subsidiaries’ Representatives shall be deemed to be a breach of this Agreement by the Company.

(b) Notwithstanding anything to the contrary in this Section 4.3:

(i) to the extent required by applicable Law, the Company may comply with Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act; provided, however, that the Company shall not, except as expressly permitted by Section 4.3(c), make any Company Adverse Recommendation Change in any disclosure document or communication filed or publicly issued or made in conjunction with the compliance with such requirements; and

(ii) prior to the adoption of this Agreement by the Company’s stockholders, the Company may engage in the activities described in Section 4.3(a)(B) and Section 4.3(a)(C) with any Person who has made a bona fide written Competing Proposal that did not result from a material violation of Section 4.3(a); provided, however, that (A) no non-public information may be furnished to such Person until the Company enters into an executed Acceptable Confidentiality Agreement with such Person; provided further that any such Acceptable Confidentiality Agreement may not contain provisions that prohibit the Company from complying with the provisions of this Section 4.3 and the Company shall simultaneously provide to Parent any information concerning the Company or its Subsidiaries provided to any other Person in connection with a Competing Proposal that was not previously provided to Parent; (B) at least one Business Day prior to engaging in any activities described in Section 4.3(a)(B) or Section 4.3(a)(C), the Company provides Parent with written notice of the identity of such Person and of the Company’s intention to take such action; and (C) prior to taking any such actions, the Company Board shall have reasonably determined in good faith, after consultation with its outside legal counsel and independent financial advisors, that such Competing Proposal is, or is reasonably likely to result in, a Superior Proposal, and after consultation with its outside counsel, the Company Board reasonably determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law.

(c) Notwithstanding anything to the contrary in this Section 4.3, prior to the obtaining of the Company Stockholder Approval, the Company Board may (i) in the case of a Competing Proposal, make a Company Adverse Recommendation Change or terminate this Agreement pursuant to Section 7.1(e) if the Company Board shall have reasonably determined in good faith, after consultation with its outside legal counsel and independent financial advisors, that such Competing Proposal constitutes a Superior Proposal and the failure of the Company Board to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law; or (ii) in the absence of a Competing Proposal, and solely in response to a Company Intervening Event, make a Company Adverse Recommendation Change if the Company Board shall have reasonably determined in good faith, after consultation with its outside legal counsel, that the failure of the Company Board to make such Adverse Recommendation Change in response to such Company Intervening Event would be inconsistent with the directors’ fiduciary duties under applicable Law. The Company Board shall not make a Company Adverse Recommendation Change pursuant to Section 4.3(c)(i) or terminate this Agreement pursuant to Section 7.1(e) unless prior to taking such action (A) the Company has given Parent prior written notice (which notice shall (1) include a copy of the proposed transaction agreements with the Person making such Superior Proposal, (2) specify the material terms and conditions of any such Superior Proposal (including the identity of the Person making such Superior Proposal), (3) include a representation by the Company that such Superior Proposal was not, after the date hereof, initiated, solicited, facilitated or knowingly encouraged by the Company, any of its Subsidiaries or any of its or their Representatives in any manner not permitted by this Agreement, and (4) inform Parent that the Company intends to take such action at the end of the Superior Proposal Notice Period) (such notice being referred to herein as a “Superior Proposal Notice”); (B) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent, to the extent Parent wishes to negotiate and so long as Parent negotiates in good faith, during the period starting on the first Business Day following Parent’s

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receipt of the Superior Proposal Notice and ending at 11:59 p.m., Houston, Texas time on the third Business Day following such receipt (such time, a “Superior Proposal Notice Period”), to enable Parent to revise the terms of this Agreement such that it would cause such Competing Proposal to no longer constitute a Superior Proposal; (C) none of the Company or any of its Representatives shall have breached in any material respect any of the provisions set forth in Section 4.3 in a manner related to such Superior Proposal; and (D) at the end of such Superior Proposal Notice Period, the Company Board shall have reasonably determined in good faith, after consultation with its outside legal counsel and independent financial advisors and taking into account any changes to the terms and conditions of this Agreement proposed by Parent in response to such Competing Proposal, that such Competing Proposal remains a Superior Proposal compared to Parent’s revised proposal. The parties agree that any amendment to the financial terms or other material terms of a Superior Proposal following the delivery of a Superior Proposal Notice in respect of such Superior Proposal shall require delivery of another Superior Proposal Notice and another Superior Proposal Notice Period in respect of such amended Superior Proposal, except that if the only change to the Superior Proposal is a change in price, then the Superior Proposal Notice Period shall be the greater of the remaining time of the Superior Notice Period in effect prior to the delivery of such new Superior Proposal Notice and the period starting on the first Business Day following Parent’s receipt of such new Superior Proposal Notice and ending at 11:59 p.m., Houston, Texas time on the second Business Day following such receipt. The Company Board shall not make a Company Adverse Recommendation Change pursuant to Section 4.3(c)(ii) unless prior to taking such action, (A) the Company has given Parent prior written notice (which notice shall (1) provide a detailed description of the Company Intervening Event and (2) inform Parent that the Company intends to make such Company Adverse Recommendation Change at the end of the Company Intervening Event Notice Period) (such notice being referred to herein as a “Company Intervening Event Notice”); (B) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent, to the extent Parent wishes to negotiate, during the period starting on the first Business Day following Parent’s receipt of the Company Intervening Event Notice and ending at 11:59 p.m., Houston, Texas time on the third Business Day following such receipt (such time, a “Company Intervening Event Notice Period”), to enable Parent to revise the terms of this Agreement in such a manner that would obviate the need for taking such action as a result of such Company Intervening Event; and (C) following the end of such Company Intervening Event Notice Period, the Company Board shall have considered in good faith any changes to this Agreement proposed in writing by Parent, and shall have determined in good faith, after consultation with its outside legal counsel, that notwithstanding such proposed changes, failure to take such actions in response to a Company Intervening Event would be inconsistent with the directors’ fiduciary duties under applicable Law.

(d) The Company shall advise Parent, orally and in writing as promptly as practicable (but in no event more than 24 hours of the receipt thereof) of (i) any Competing Proposal, (ii) any request for material non-public information relating to the Company or any of its Subsidiaries made by any Person, and (iii) any inquiry or request for discussions or negotiations with the Company or any of its Representatives relating to a Competing Proposal or that is reasonably likely to lead to a Competing Proposal. The Company shall provide to Parent, within such 24 hour time period, the identity of each Person that makes any such Competing Proposal or request and a copy of any such Competing Proposal or request (or, where no such copy is available, an accurate and reasonably complete description of any such Competing Proposal or request). The Company shall (A) keep Parent reasonably informed on a prompt basis of the status of any such Competing Proposal or request (including the identity of the parties and price involved and any material change to any terms and conditions thereof and any other material development with respect thereto) and (B) provide Parent as promptly as reasonably practicable, and in any event within 24 hours, with copies of all substantive correspondence and other substantive written material sent or received in connection with any such Competing Proposal or request.

(e) The Company shall not, and shall not permit any of its Subsidiaries to terminate, amend, modify or waive, and shall seek to enforce to the fullest extent permitted under applicable Law, any provision of any confidentiality agreement or standstill agreement to which it or any of its Subsidiaries is a party (other than the Confidentiality Agreement).

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(f) For purposes of this Agreement, the following terms shall have the following meanings: (i) “Acceptable Confidentiality Agreement” shall mean a confidentiality and standstill agreement on terms that, taken as a whole, are no less favorable to the Company than those contained in the Confidentiality Agreement; (ii) “Company Adverse Recommendation Change” shall mean (A) any failure to make the Company Board Recommendation within 10 days after request by Parent to do so, (B) making any change, qualification, withholding, withdrawal or modification, or publicly proposing to change, qualify, withhold, withdraw or modify, in a manner adverse to Parent, the Company Board Recommendation, (C) any failure to recommend against acceptance of any tender offer or exchange offer for the shares of Company Common Stock within 10 Business Days after commencement of any such offer, (D) taking any action or making any recommendation or public statement in connection with any such tender or exchange offer other than a recommendation against acceptance of any such tender or exchange offer, (E) adopting, approving or recommending, or publicly proposing to approve or recommend a Competing Proposal or any letter of intent, agreement in principle, acquisition agreement or similar Contract relating to any Competing Proposal (other than an Acceptable Confidentiality Agreement), (F) making any public statement inconsistent with the Company Board Recommendation, except as permitted by Section 4.2(b)(i), or (G) resolving or agreeing to take any of the actions contained in clauses (A) through (F) above; (iii) “Competing Proposal” shall mean any Contract, proposal, offer or indication of interest relating to any transaction or series of related transactions (other than transactions with Parent or any of its Subsidiaries) involving (A) any merger, amalgamation, share exchange, recapitalization, consolidation, liquidation or dissolution involving the Company the business of which constitutes 15% or more of the Company’s consolidated net revenue or earnings before interest, taxes, depreciation and amortization for the preceding twelve months; (B) any direct or indirect acquisition (by asset purchase, stock purchase, merger, or otherwise) by any Person or “group” (as defined under Section 13(d) of the Exchange Act) of any business or assets of the Company or any of its Subsidiaries (including capital stock of or ownership interest in any Subsidiary) that generated 15% or more of the Company’s consolidated net revenue or earnings before interest, taxes, depreciation and amortization for the preceding twelve months, or any license, lease or long-term supply agreement having a similar economic effect; or (C) any direct or indirect acquisition of beneficial ownership (as defined under Section 13(d) of the Exchange Act) by any Person or “group” of 15% or more of the voting stock of the Company or any tender or exchange offer that, if consummated, would result in any person or group beneficially owning 15% or more of the voting stock of the Company; and (iv) “Superior Proposal” shall mean an unsolicited, bona fide written offer by any Person or “group” (other than Parent or any of its controlled Affiliates) to acquire, directly or indirectly, the businesses or assets of the Company that generated 50% or more of the Company’s consolidated net revenue or earnings before interest, taxes, depreciation and amortization for the preceding twelve months, or 50% or more of the Company Capital Stock, in each case whether by way of merger, amalgamation, share exchange, tender offer, exchange offer, recapitalization, consolidation, sale of assets or otherwise, that, after taking into account relevant legal, financial, regulatory, estimated timing of consummation and other aspects of such proposal and the Person or group making such proposal, (A) would, if consummated in accordance with its terms, result in a transaction more favorable, from a financial point of view, to the Company’s stockholders than the Merger, (B) is reasonably likely to be consummated and (C) includes fully committed financing that is reasonably likely to be obtained.

4.4 Parent Change in Recommendation.

(a) Except as permitted in this Section 4.4(a), Parent may not make a Parent Adverse Recommendation Change. Prior to the obtaining of the Parent Shareholder Approval, in the absence of any action by Parent or its Subsidiaries prohibited by Section 4.2(f), and solely in response to a Parent Intervening Event make a Parent Adverse Recommendation Change if the Parent Board shall have reasonably determined in good faith, after consultation with its outside legal counsel, that, the failure of the Parent Board to make such Adverse Recommendation Change would be inconsistent with the directors’ fiduciary duties under applicable Law. The Parent Board shall not make a Company Adverse Recommendation Change unless prior to taking such action, (A) Parent has given the Company prior written notice (which notice shall (1) provide a detailed description of the Parent Intervening Event and (2) inform the Company that Parent intends to make such Parent Adverse Recommendation Change at the end of the Parent Intervening Event Notice Period (defined below)) (such notice being referred to herein as an “Parent Intervening Event Notice”); (B) Parent has negotiated, and has caused its

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Representatives to negotiate, in good faith with the Company, to the extent the Company wishes to negotiate, during the period starting on the first Business Day following the Company’s receipt of the Parent Intervening Event Notice and ending at 11:59 p.m., Houston, Texas time on the fifth Business Day following such receipt (such time, a “Parent Intervening Event Notice Period”), to enable the Company to revise the terms of this Agreement in such a manner that would obviate the need for taking such action as a result of such Parent Intervening Event; and (C) following the end of such Parent Intervening Event Notice Period, the Parent Board shall have considered in good faith any changes to this Agreement proposed in writing by the Company, and shall have determined in good faith, after consultation with its outside legal counsel, that notwithstanding such proposed changes, failure to take such actions in response to a Parent Intervening Event would be inconsistent with the directors’ fiduciary duties under applicable Law.

(b) For purposes of this Agreement, “Parent Adverse Recommendation Change” shall mean (i) any failure to make the Parent Board Recommendation, (ii) making any change, qualification, withholding, withdrawal or modification, or publicly proposing to change, qualify, withhold, withdraw or modify, in a manner adverse to the Company, the Parent Board Recommendation, or (iii) resolving or agreeing to take any of the actions contained in clauses (i) and (ii).

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Access to Information. The Company shall, and shall cause each of its Subsidiaries to, afford to Parent and its Representatives reasonable access, at reasonable times upon reasonable prior notice, to the officers, key employees, agents, properties (including, for the avoidance of doubt, the Company’s and its Subsidiaries’ Oil and Gas Properties), offices and other facilities of the Company and its Subsidiaries and to their books, records, contracts and documents and shall, and shall cause each of its Subsidiaries to, furnish as promptly as reasonably practicable to Parent and its Representatives such information concerning the Company’s and its Subsidiaries’ business, properties (including, for the avoidance of doubt, the Company’s and its Subsidiaries’ Oil and Gas Properties), contracts, records and personnel as may be reasonably requested, from time to time, by or on behalf of the Parent. Parent and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries and there shall be no invasive environmental testing without the prior consent of the Company. Notwithstanding the foregoing, (i) the Company shall not be required to, or to cause any of its Subsidiaries to, grant access or furnish information to Parent or any of its Representatives to the extent that such information is subject to an attorney-client privilege or attorney work-product doctrine (other than title opinions relating to the Company’s and its Subsidiaries’ Oil and Gas Properties) or that such access or the furnishing of such information is prohibited by Law; and (ii) Parent shall not have access to personnel records of the Company or any of its Subsidiaries relating to individual medical histories or other information the disclosure of which could subject the Company or any of its Subsidiaries to risk of significant liability. Parent agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 5.1 for any purpose unrelated to the Transactions. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder.

5.2 Preparation of Joint Proxy Statement; Form S-4.

(a) Each of the Company and Parent shall cooperate with each other in the preparation of the preliminary and the definitive Joint Proxy Statement, including all amendments or supplements to the preliminary Joint Proxy Statement, and the Form S-4. The Company shall use its reasonable best efforts to prepare and file with the SEC the preliminary Joint Proxy Statement and Parent shall prepare and file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus, and each party will use its respective reasonable best efforts to do so no later than 21 days following the date of this Agreement. No filing of, or amendment or supplement to, the Form S-4 or Joint Proxy Statement will be made by Parent or the Company, as applicable, without the Other Party’s prior consent (which shall not be reasonably withheld,

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conditioned or delayed) and without providing the Other Party a reasonable opportunity to review and comment thereon. The Company or Parent, as applicable, shall notify the Other Party of the receipt of any comments of the SEC with respect to the preliminary Joint Proxy Statement or the Form S-4 and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to the Other Party, as promptly as reasonably practicable, copies of all written correspondence between the Parent, Company or any Representative of the Parent or Company, as applicable, and the SEC with respect to the preliminary or definitive Joint Proxy Statement or the Form S-4. If any comments are received from the SEC with respect to the preliminary Joint Proxy Statement or Form S-4, the Company and Parent shall respond as promptly as reasonably practicable to such comments. Parent and the Company shall, as promptly as reasonably practicable, provide each other with such information as may be required to be included in the Joint Proxy Statement or Form S-4 or as may be reasonably required to respond to any comment of the SEC. After all comments received from the SEC have been cleared by the SEC and all information required to be contained in the Joint Proxy Statement and the Form S-4 has been included therein, each of Parent and the Company shall use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as reasonably practicable and to keep the Form S-4 effective as long as necessary to consummate the Merger and the other Transactions. The Company shall file the definitive Joint Proxy Statement with the SEC and cause such definitive Joint Proxy Statement to be mailed (including by electronic delivery if permitted) as promptly as reasonably practicable after the Form S-4 is declared effective under the Securities Act, to its stockholders of record, as of a record date reasonably established by the Company Board in accordance with applicable Law.

5.3 Stockholders Meeting.

(a) The Company shall take all action necessary in accordance with applicable Laws and the Company Certificate of Incorporation and the Company Bylaws to duly give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval, to be held as promptly as reasonably practicable following the clearance of the Joint Proxy Statement/Prospectus by the SEC. The Company’s obligation to give notice of, convene and hold such Company Stockholders Meeting in accordance with this Section 5.3(a) shall not be affected by (i) the commencement, proposal, disclosure, or announcement of any Competing Proposal or (ii) any Company Adverse Recommendation Change. Except as permitted by Section 4.3(c), (A) the Company Board shall recommend that the stockholders of the Company vote in favor of the adoption of this Agreement at the Company Stockholders Meeting and the Company Board shall solicit from stockholders of the Company proxies in favor of the adoption of this Agreement and (B) the Joint Proxy Statement shall include a statement to the effect that the Company Board has recommended that the Company’s stockholders vote in favor of adoption of this Agreement at the Company Stockholders Meeting. The Company shall not submit to the vote of its stockholders any Competing Proposal. Notwithstanding anything to the contrary contained in this Agreement, the Company shall be required to adjourn or postpone the Company Stockholders Meeting (1) to the extent necessary to ensure that any required supplement or amendment to the Joint Proxy Statement is provided to the Company’s stockholders or (2) if, as of the time for which the Company Stockholders Meeting is scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such Company Stockholders Meeting or to obtain the Company Stockholder Approval; provided, however, that unless otherwise agreed to by the parties, the Company Stockholders Meeting shall not be adjourned or postponed to a date that is more than 20 Business Days after the date for which the meeting was previously scheduled (it being understood that such Company Stockholder Meeting shall be adjourned or postponed every time the circumstances described in the foregoing clauses (1) and (2) exist); and provided further that the Company Stockholders Meeting shall not be adjourned or postponed to a date on or after two Business Days prior to the Outside Date.

(b) Parent shall take all action necessary in accordance with applicable Laws and the Parent Memorandum of Association and the Parent Bye-Laws to duly give notice of, convene and hold a meeting of its shareholders for the purpose of obtaining the Parent Shareholder Approval, to be held as promptly as reasonably practicable following the clearance of the Joint Proxy Statement/Prospectus by the SEC. Parent’s obligation to call, convene and hold such Parent Shareholders Meeting in accordance with this Section 5.3(b) shall not be affected by any Parent Adverse Recommendation Change. Except as permitted by Section 4.4(a), (i) the Parent Board shall recommend that the shareholders of Parent vote in favor of the issuance of Parent Common Stock in

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the Merger and the Parent Board shall solicit from shareholders of Parent proxies in favor of such issuance of Parent Common Stock in the Merger and (ii) the Joint Proxy Statement shall include a statement to the effect that the Parent Board has recommended that the Parent shareholders vote in favor of the issuance of Parent Common Stock in the Merger at the Parent Shareholders Meeting. Notwithstanding anything to the contrary contained in this Agreement, Parent shall be required to adjourn or postpone the Parent Shareholders Meeting (1) to the extent necessary to ensure that any required supplement or amendment to the Joint Proxy Statement is provided to the Parent’s stockholders or (2) if as of the time for which the Parent Shareholders Meeting is scheduled there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such Parent Shareholder Meeting or to obtain the Parent Shareholder Approval; provided, however, that unless otherwise agreed to by the parties, the Parent Shareholder Meeting shall not be adjourned or postponed to a date that is more than 20 Business Days after the date for which the meeting was previously scheduled (it being understood that such Parent Shareholder Meeting shall be adjourned or postponed every time the circumstances described in the foregoing clauses (1) and (2) exist); and provided further that the Parent Shareholder Meeting shall not be adjourned or postponed to a date on or after two Business Days prior to the Outside Date.

5.4 Consents; Regulatory Approvals.

(a) Except to the extent that the parties’ obligations are specifically set forth elsewhere in this Article V, upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the Other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger, including (i) the obtaining of all necessary Consents and the taking of all reasonable steps as may be necessary to obtain a Consent from, or to avoid an any Proceeding by, any Governmental Authorities; (ii) the obtaining of all consents from (A) any third Persons as reasonably requested by Parent and (B) the Persons set forth on Schedule 5.4(a) of the Parent Disclosure Schedule, including the exercise or use, upon the reasonable request by Parent, by the Company of all rights and remedies necessary or available under the Contract under which the consent is sought (but excluding the initiation of any Proceeding unless Parent and the Company mutually agree), to procure the waivers or consents to assignment set forth in such Schedule 5.4(a) of the Parent Disclosure Schedule; provided, however, that, notwithstanding the foregoing, in connection with obtaining the consents referred to in clauses (A) and (B), (1) the Company shall not, without the prior written consent of Parent, pay or commit to pay to any Person whose consent is being solicited any cash or other consideration (other than any de minimis amounts), nor incur or agree to incur any non-de minimis liability for the benefit of such Person in connection therewith, and (2) none of Parent, OpCo, Merger Sub or any of their respective Subsidiaries shall be required prior to the Closing to pay or commit to pay to any person whose consent is being solicited any cash or other consideration (other than any de minimis amounts), nor incur or agree to incur any non-de minimis liability for the benefit of such Person in connection therewith); and (iii) the execution and delivery of any additional instruments reasonably necessary to consummate the Merger and to fully carry out the purposes of this Agreement; provided further that the parties acknowledge that certain of the Company’s or its Subsidiaries’ seismic licenses may require the payment of transfer, consent or similar fees (including related expenses) in connection with the consummation of the Transactions, and (x) the restrictions set forth in the foregoing proviso will not apply to any such payments, (y) Parent and the Company shall use commercially reasonable efforts to cooperate with each other in connection with any transfer, consent or similar fees and (z) any such required payments shall be paid when due by Parent, OpCo, Merger Sub or, after the Closing, the Surviving Corporation.

(b) As promptly as reasonably practicable following the execution of this Agreement, the parties shall make all premerger notification filings required under (i) the HSR Act (which shall be made no later than ten Business Days after the date hereof) and (ii) the jurisdictions outside of the United States in which the Antitrust Laws require a notification to an Antitrust Authority identified in Schedule 5.4(b) of the Company Disclosure Schedule and Schedule 5.4(b) of the Parent Disclosure Schedule (together with the HSR Act, the “Merger Notification Rules”). Each of Parent and the Company shall (A) cooperate fully with each other and shall furnish to the other such necessary information and reasonable assistance as the other may reasonably request in

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connection with its preparation of any filings under the Merger Notification Rules; (B) keep the Other Party reasonably informed of any communication received by such party from, or given by such party to, any Antitrust Authority, and of any communication received or given in connection with any Proceeding by a private Person; and (C) to the extent permitted by Law and to the extent practicable, permit the Other Party to review and incorporate the Other Party’s reasonable comments in any communication given by it to any Antitrust Authority or in connection with any Proceeding by a private Person related to any Antitrust Law with any other Person, in each case regarding the Merger and in a manner that protects attorney-client privilege or attorney work-product doctrine. Unless otherwise agreed and without limiting the obligations stated in this Section 5.4(b), Parent and the Company shall each use its reasonable best efforts to ensure the prompt expiration of any applicable waiting period under any Merger Notification Rules and obtain Consent by any relevant Antitrust Authority as promptly as reasonably practicable; provided, however, that any reasonable action by Parent to resist or reduce the scope of a Divestiture Action shall be deemed consistent with such reasonable best efforts, even if it delays such expiration to a later date (except that such date may not be beyond the Outside Date). Further, without limiting the obligations stated in this Section 5.4(b), Parent and the Company shall each use its reasonable best efforts to respond to and comply with any request for information regarding the Merger or filings under any Merger Notification Rules from any Antitrust Authority. Parent and the Company shall consult with each other and jointly determine all strategy and tactics regarding the direction of any Proceedings or negotiations with any Antitrust Authority or other Person relating to the Merger or filings under any Merger Notification Rules, including any communications with any Antitrust Authority relating to any contemplated or proposed Divestiture Action; provided, however, that in the event Parent and Company cannot agree on any particular tactic or strategy after good faith consultations, Parent shall have the right to make the final determination. Neither party shall initiate, or participate in any meeting or discussion with any Governmental Authority with respect to any filings, applications, investigation, or other inquiry regarding the Merger or filings under any Merger Notification Rules without giving the Other Party reasonable prior notice of the meeting or discussion and, to the extent permitted by the relevant Governmental Authority, the opportunity to attend and participate (which, at the request of either party, may be limited to outside antitrust counsel only); provided, however, that neither the Company nor Parent shall engage in any substantive communication with any Governmental Authority with respect to any proposed Divestiture Action without the consent of the Other Party. Notwithstanding anything herein to the contrary, the parties hereto agree that the reasonable best efforts of any party hereto shall not be deemed to include (i) selling or otherwise disposing of, or holding separate and agreeing to sell or otherwise dispose of, assets, categories of assets or businesses of the Company or Parent or their respective Subsidiaries (other than assets, categories or businesses that are not material in the aggregate); (ii) terminating, entering into or modifying existing relationships, contractual rights or obligations of the Company or Parent or their respective Subsidiaries; (iii) terminating any venture or other arrangement; (iv) creating any relationship, contractual rights or obligations of the Company or Parent or their respective Subsidiaries or (v) effectuating any other change or restructuring of the Company or Parent or their respective Subsidiaries (and, in each case, to enter into agreements or stipulate to the entry of an order or decree or file appropriate applications with any Antitrust Authority in connection with any of the foregoing) (each a “Divestiture Action”). The Company shall cooperate with Parent and shall use its reasonable best efforts to assist Parent in resisting and reducing any Divestiture Action. The parties shall take their reasonable best efforts to share information protected from disclosure under the attorney-client privilege, attorney work-product doctrine, joint defense privilege or any other privilege pursuant to this Section 5.4 so as to preserve any applicable privilege or doctrine.

(c) The Company, Parent, OpCo and Merger Sub and any of their respective Affiliates shall not take any action with the intention to, or that could reasonably be expected to, hinder or delay the obtaining of any Consent of any Antitrust Authority under any Merger Notification Rule or Antitrust Law or the expiration of the required waiting period under the Merger Notification Rules or any other Antitrust Law; provided, however, that Parent may take any reasonable action to resist or reduce the scope of a Divestiture Action, even if it delays such expiration to a later date (except that such date may not be beyond the Outside Date).

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5.5 Employee Matters.

(a) Parent shall take such action as may be necessary so that at the Effective Time, and for one year thereafter, for the officers and employees who are employed by the Company or any of its Subsidiaries as of the Effective Time (collectively, the “Employees”) and who remain employed after the Closing by Parent or any of its Affiliates, including the Company or its Subsidiaries (collectively, the “Parent Group”), are provided base salary, base wages and annual and incentive compensation opportunities and employee benefits (excluding defined benefit, retiree health and equity-based compensation arrangements) that, in the aggregate, are substantially comparable to those made available by the Company or its applicable Subsidiary to such officers and employees immediately prior to the Effective Time. To the extent not duplicative of benefits, for purposes of eligibility to participate, calculation of benefits and vesting in all benefits provided by the Parent Group to the Employees, the Employees will be credited under any applicable Parent Group employee benefit plan with their years of benefits eligibility service with the Company and its Subsidiaries and any predecessors thereof to the extent such service was so recognized under analogous Employee Benefit Plans of the Company and its Subsidiaries prior to the Effective Time. The eligibility of any Employee to participate in any welfare benefit plan or program of the Parent Group shall not be subject to any exclusions for any pre-existing conditions if such individual had met the participation requirements of similar benefit plans and programs of the Company and its Subsidiaries prior to the Effective Time. Amounts paid before the Effective Time by Employees under any health plans of the Company or its Subsidiaries shall, after the Effective Time, be taken into account in applying deductible and out-of-pocket limits applicable under the health plans of the Parent Group to the same extent as if such amounts had, when paid, been paid under such health plans of the Parent Group.

(b) The Company shall cooperate with Parent in respect of any material contributions, other than in the ordinary course of business consistent with past practice, that may be required or requested by applicable plan trustees or other applicable Governmental Authorities to any Employee Benefit Plan, such cooperation to include providing Parent with access to all meetings of or with the Persons requesting such contribution. The Company shall, as promptly as reasonably practicable, notify Parent of any such request for contribution or meeting or any other notice received from a Governmental Authority in respect of any Employee Benefit Plan.

(c) The provisions contained in Section 5.5(a) are included for the sole benefit of the respective parties hereto and shall not create any right in any other person, including any employee, former employee, or any participant in any Employee Benefit Plan (or beneficiary thereof), including any right to continued (or resumed) employment with Parent, the Surviving Corporation or any of their respective Subsidiaries for any specified period of any nature or kind whatsoever. No provision in Section 5.5(a) shall (i) constitute an amendment of, or an undertaking to amend, any Employee Benefit Plan or any employee benefit plan of the Parent Group, or (ii) limit Parent’s or the Surviving Corporation’s power to amend or terminate any particular Employee Benefit Plan or any employee benefit plan of the Parent Group or require (and the Company shall take no action that would require) the Parent or Surviving Corporation to continue any particular Employee Benefit Plan or any employee benefit plan of the Parent Group.

5.6 Directors’ and Officers’ Insurance.

(a) Notwithstanding Section 1.4, Parent and the Surviving Corporation shall not, for six years after the Effective Time, amend, repeal or otherwise modify the Surviving Corporation Certificate of Incorporation or Surviving Corporation Bylaws of the Surviving Corporation in any manner that would affect adversely the rights thereunder or under the Company Certificate of Incorporation or Company Bylaws of any Indemnified Person to indemnification, exculpation and advancement except to the extent required by Law. Parent shall, and shall cause the Surviving Corporation to, fulfill and honor any indemnification or exculpation agreements between the Company and any of its directors, officers or employees existing immediately prior to the Effective Time that are set forth on Schedule 5.6(a) of the Company Disclosure Schedule.

(b) Immediately prior to the Effective Time, Parent and the Surviving Corporation will cause to be put in place, and Parent shall fully prepay the premiums of a “tail” insurance policy or policies providing insurance coverage in an amount and scope at least as favorable as the Company’s existing director and officer liability policies disclosed on Schedule 5.6(b) of the Company Disclosure Schedule for matters, acts or omissions existing

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or occurring at or prior to the Effective Time, with a claims period of at least six years from the Effective Time, and from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier providing such insurance; provided, however, that in no event shall Parent be required to spend more than 300% (the “Cap Amount”) of the last annual premium paid by the Company prior to the date hereof (the amount of such premium being set forth in Schedule 5.6(b) of the Company Disclosure Schedule) for the six years of coverage under such tail policy; provided further that if the cost of such insurance exceeds the Cap Amount, Parent shall purchase as much coverage as is reasonably obtainable for the Cap Amount.

(c) In the event that Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.6.

(d) The provisions of this Section 5.6 are intended to be for the benefit of, and shall be enforceable by, the parties hereto and each Person entitled to indemnification or insurance coverage or expense advancement pursuant to this Section 5.6, and such Person’s heirs and representatives.

(e) For the purposes of this Agreement, “Indemnified Person” shall mean each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries or who acts as a fiduciary under any Employee Benefit Plan of the Company or any of its Subsidiaries.

5.7 Agreement to Defend; Stockholder Litigation. In the event any Proceeding by any Governmental Authority or other Person is commenced that questions the validity or legality of the Transactions or seeks damages in connection therewith, the parties hereto agree to cooperate and use their respective reasonable best efforts to defend against and respond thereto; provided, however, that nothing in this Section 5.7 shall limit the parties’ obligations under Section 5.4 hereof. The Company shall give Parent reasonable opportunity to participate in the defense or settlement of any stockholder litigation against the Company and its directors relating to any of the Transactions; provided, however, that no such settlement shall be agreed to without Parent’s prior written consent (which consent may not be unreasonably withheld, delayed or conditioned).

5.8 Public Announcements. The parties hereto shall consult with each other before issuing, and shall provide each other reasonable opportunity to review and comment upon, any press release and, to the extent practicable, other public statements with respect to this Agreement or the Transactions, and shall not issue any such press release or, to the extent practicable, make any other public statement prior to such consultation, except as Parent, OpCo, Merger Sub or the Company may be required by applicable Law or by their listing agreement with the NYSE or the NASDAQ Global Select Market or as permitted by Section 4.3, in which case such party will, to the extent reasonably practicable, promptly inform the Other Parties hereto in writing in advance of such disclosure.

5.9 Advice of Certain Matters; Control of Business. Subject to compliance with all applicable Law, the Company and Parent, as the case may be, shall confer on a regular basis with each other, report on operational matters and shall promptly advise each other orally and in writing of any change or event having, or that would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be. The Company and Parent shall promptly provide each other (or their respective counsel) copies of all filings made by such party or its Subsidiaries with the SEC or any other Governmental Authority in connection with this Agreement and the Transactions. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of the Company’s operations.

5.10 Financing.

(a) Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, advisable or proper to consummate and obtain the Financing on the terms and conditions described in the Debt Commitment Letter by the Closing, including using reasonable best efforts to (i) maintain in effect and comply in all material respects with its obligations under the Debt Commitment

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Letter, (ii) satisfy on a timely basis all conditions to the funding of the Financing set forth in the Debt Commitment Letter or the definitive financing agreements and (iii) negotiate and enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Debt Commitment Letter (including after giving effect to any “market flex” provisions in connection with the Financing) or, if available, on other terms that are acceptable to Parent and would not adversely affect in any material respect (including with respect to timing and conditionality) the ability of Parent, OpCo and Merger Sub to consummate the transactions contemplated herein (the “Debt Financing Agreements”). Parent shall keep the Company informed on a regular basis and in reasonable detail of the status of its efforts to arrange the Financing. Without limiting the effect of the foregoing, Parent shall give the Company prompt notice of (i) any material breach or default by any other party to the Debt Commitment Letter or the Debt Financing Agreements of which Parent becomes aware, (ii) the receipt of any written notice or other written communication with respect to any actual or potential breach, default, termination or repudiation by any party to the Debt Commitment Letter or any Debt Financing Agreement or any provision thereof or any material dispute or disagreement between or among any parties to the Debt Commitment Letter or any Debt Financing Agreement with respect to the obligations to fund the Financing or the amount of the Financing to be funded at the Closing, and (iii) the expiration or termination for any reason of the Debt Commitment Letter or the commitments thereunder or if for any reason all or any portion of the Financing becomes unavailable.

(b) Parent shall not, and shall not permit OpCo or Merger Sub to, agree to or permit any termination, amendment, replacement, supplement or other modification of, or waive any of its material rights under, the Debt Commitment Letter or the Debt Financing Agreements without the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided that Parent, OpCo and Merger Sub may, without the Company’s prior written consent (i) enter into any amendment, replacement, supplement or other modification to or waiver of any provision of the Debt Commitment Letter or the Debt Financing Agreements that does not (w) reduce the aggregate amount of net cash proceeds from the Financing below the amounts otherwise required to be paid by Parent, OpCo or Merger Sub hereunder in cash, (x) impose new or additional conditions to the funding of the financing, (y) adversely impact the ability of Parent or Merger Sub to enforce its rights against the other parties to the Debt Commitment Letter or the Debt Financing Agreements or (z) otherwise contain any provisions that would reasonably be expected to prevent, materially delay or materially impede the consummation of the Financing or the Transactions; and (ii) amend the Debt Commitment Letter to add lenders, lead arrangers, book runners, syndication agents or similar entities who had not executed the Debt Commitment Letter as of the date of this Agreement so long as any such addition would not reasonably be expected to prevent, materially delay or materially impede the consummation of the Financing or the Transactions. For the avoidance of doubt, each of Parent, OpCo or Merger Sub may, if it so determines in its discretion, arrange for alternative financing for the Transactions from a third party or parties (and thereafter the “Debt Commitment Letter” and “Financing” as defined herein shall refer to such financing commitment) on terms and conditions not less favorable to Parent (taken as a whole), if such alternative financing does not contain any provisions that would otherwise be prohibited by the proviso to the immediately preceding sentence.

(c) In the event any portion of the Financing becomes unavailable on the terms and conditions described in or contemplated by the Debt Commitment Letter (including after giving effect to any “market flex” provisions in connection with the Financing) for any reason, Parent shall use its reasonable best efforts to arrange and obtain alternative financing from the same or alternative sources (the “Alternative Financing”) in an amount sufficient and on terms and conditions not less favorable to Parent (taken as a whole) and Company (with respect to the timing of closing and conditions to funding) than those described in the Debt Commitment Letter to enable Parent to fund the payment of Cash Consideration. If an Alternative Financing is required in accordance with this Section 5.10(c), Parent shall provide the Company with a copy of any new financing commitment and any related fee letter (such fee letter may be redacted only for confidential economic terms) that provides for such Alternative Financing, and thereafter the “Debt Commitment Letter” as defined herein shall refer to such financing commitment in respect of the Alternative Financing, such Alternative Financing shall constitute the “Financing” hereunder, the “Financing Sources” shall include the providers of the Alternative Financing and the “Debt Financing Agreements” shall refer to the definitive documents for the Alternative Financing.

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(d) Prior to the Closing Date, the Company shall use its reasonable best efforts to provide to Parent, OpCo and Merger Sub, and shall cause each of its Subsidiaries to use its reasonable best efforts to provide, and shall use its reasonable best efforts to cause its Representatives, including legal and accounting, to provide, in each case at Parent’s sole expense, all cooperation reasonably requested by Parent that is customary in connection with the arrangement of the Financing, the Alternative Financing or any permitted replacement, amended, modified or alternative financing (collectively with the Financing, the “Available Financing” it being understood that for purposes of this Section 5.10, for the avoidance of doubt, Available Financing shall include any offering of debt securities or incurrence of loans contemplated by the Debt Commitment Letter) (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), which reasonable best efforts shall include (i) furnishing Parent, OpCo and Merger Sub and their Financing Sources, as promptly as reasonably practicable following Parent’s request, with such pertinent and customary information, including pursuant to Paragraph 12 of Exhibit D to the Debt Commitment Letter (other than financial information, which is covered by clause (ii) below), to the extent reasonably available to the Company, regarding the Company and its Subsidiaries as may be reasonably requested in writing by Parent to consummate the offerings of debt securities and/or the incurrence of loans contemplated by the Available Financing at the time during the Company’s fiscal year such offerings or incurrences of loans will be made, (ii) furnishing all financial statements, information to assist in the preparation of pro forma financial statements and other financial data and financial information of the Company and its Subsidiaries that is required under paragraphs 6, 7 and 12 of Exhibit D to the Debt Commitment Letter (as in effect on the date of this Agreement) (all such information in clauses (i) and (ii), the “Required Information”); (iii) to the extent reasonably requested by Parent and subject to the limitations of the other clauses of this paragraph (d), participating in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers, bookrunners or agents for, and prospective lenders and purchasers of, the Available Financing (and using reasonable best efforts to cause senior management and Representatives of the Company, with appropriate seniority and expertise, to participate), presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the Available Financing, (iv) to the extent reasonably requested by Parent and subject to the limitations of the other clauses of this paragraph (d), assisting with the preparation of materials for rating agency presentations, offering documents, bank information memoranda, and similar documents required in connection with the Available Financing; provided, however, that none of the foregoing shall be issued by the Company or any of its Subsidiaries, and any rating agency presentations, offering documents, bank information memoranda, and similar documents required in connection with the Available Financing shall contain disclosure reflecting the Surviving Corporation and/or its Subsidiaries as the obligors thereunder, (v) using reasonable best efforts to obtain from the Company’s independent auditors customary comfort letters (including negative assurance letters) and consents to the use of audit reports reasonably requested by Parent, (vi) to the extent the same are required as conditions to funding under the Debt Commitment Letter, using commercially reasonable efforts to assist in delivery of inventory appraisals and field audits and obtain surveys and title insurance reasonably requested by Parent in connection with the Available Financing, (vii) executing and delivering any customary pledge and security documents (subject to occurrence of the Effective Time) and customary closing certificates (including borrowing base certificates) and documents as may be reasonably requested by Parent and required by the terms of the Debt Commitment Letter, (viii) assisting in (A) the preparation and execution of one or more credit agreements, indentures, purchase agreements, currency or interest hedging agreements or (B) the amendment of any of the Company’s or its Subsidiaries’ currency or interest hedging agreements, in each case, on terms that are reasonably requested by Parent in connection with the Available Financing, provided that no obligation of the Company or any of its Subsidiaries under any such agreements or amendments shall be effective until the Effective Time, (ix) using commercially reasonable efforts to cooperate with the Financing Sources in their efforts to benefit from the existing lending relationships of the Company and its Subsidiaries’ and (x) arranging for customary payoff letters, lien terminations and instruments of discharge to be delivered at Closing providing for the payoff, discharge and termination on the Closing Date of the indebtedness under the Company’s Amended and Restated Credit Agreement dated as of October 31, 2012 (as amended and in effect prior to the Closing Date) to be paid off, discharged and terminated on the Closing Date (it being understood that Parent, OpCo and/or Merger Sub shall arrange for the cash collateralization, replacement or back-stopping of any outstanding letters of credit

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thereunder on the Closing Date). Notwithstanding anything in this Section 5.10(d) to the contrary, (x) no obligation of the Company or any of its Subsidiaries or Representatives under any agreement, certificate, document or instrument shall be effective until the Effective Time, (y) none of the Company or any of its Subsidiaries or Representatives shall be required to pay any commitment or other fee or incur any other liability in connection with the Available Financing prior to the Effective Time and (z) none of the Company, any of its Subsidiaries or any of their Representatives shall be required to pass or adopt resolutions or consents to approve or authorize the execution of the Financing or the Debt Financing Agreements prior to the Closing and the constitution of the post-closing board of directors (or similar governing body) by Parent or to take any action which would cause it to violate an existing agreement or document, or to change, terminate or modify any existing agreement, document or certificate that is in effect prior to the Closing (other than as expressly provided herein on the Closing Date). The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Available Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries. Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 5.10 and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing, any information used in connection therewith, except with respect to any information provided by the Company or any of its Subsidiaries, and any action taken by them at the request of Parent, OpCo, Merger Sub or their respective Representatives under this Section 5.10(d).

5.11 Debt Offers.

(a) If, prior to the Closing Date, Parent, OpCo or Merger Sub decides to commence a tender offer and/or consent solicitation in respect of some or all of the outstanding Company Senior Notes (each, a “Debt Offer”), Parent shall prepare all necessary and appropriate documentation in connection with such Debt Offers, including the offers to purchase and consent solicitation statements, letters of transmittal and other related documents (collectively, the “Offer Documents”). The Company agrees to use reasonable best efforts to provide, and shall cause its Subsidiaries and its and their respective Representatives to provide, reasonable cooperation in connection with the preparation of the Offer Documents and the consummation of such Debt Offers, including with respect to the Company’s execution of supplemental indentures (either at the Effective Time or, if earlier, conditioned upon the occurrence of the Effective Time) reflecting amendments to the indentures applicable to the Company Senior Notes subject to any Debt Offer, to the extent approved by any required consents of holders of such Company Senior Notes. All mailings to the holders of the Company Senior Notes in connection with the Debt Offers shall be subject to the prior review and comment by the Company and Parent and shall be reasonably acceptable to each of them. If at any time prior to the completion of any Debt Offer any information in the applicable Offer Documents should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Offer Documents, so that such Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the Other Party, and an appropriate amendment or supplement describing such information shall be disseminated by Parent to the holders of the applicable Company Senior Notes. To the extent that the provisions of any applicable Law conflict with this Section 5.11, Parent and the Company shall comply with the applicable Law and shall not be deemed to have breached its obligations hereunder by such compliance. Parent, OpCo and Merger Sub acknowledge and agree that neither the pendency nor the consummation of any such Debt Offer is a condition to Parent’s, OpCo’s or Merger Sub’s obligations hereunder.

(b) If requested by Parent in writing, in lieu of Parent, OpCo or Merger Sub commencing or closing a Debt Offer for any series of Company Senior Notes, the Company shall, to the extent permitted by the indentures

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under which the Company Senior Notes were issued, take any actions reasonably requested by Parent to facilitate the redemption, satisfaction and/or discharge or such series of Company Senior Notes pursuant to such applicable indenture at the Effective Time; provided, however, that prior to the Company being required to issue any irrevocable notice of redemption with respect to any such series of Company Senior Notes, which redemption cannot be conditioned upon the occurrence of the Closing, Parent shall have, or shall have caused to be, deposited with the trustee under such applicable indenture sufficient funds to effect such redemption, satisfaction and discharge. If a conditional notice is given, Parent shall ensure that at the Effective Time the Surviving Corporation has all funds necessary in connection with any such redemption or satisfaction and discharge. Parent, OpCo and Merger Sub acknowledge and agree that neither the pendency nor the consummation of any such redemption, defeasance or satisfaction and discharge is a condition to Parent’s, OpCo’s or Merger Sub’s obligations hereunder.

(c) All reasonable fees and expenses (and all other fees and expenses consented to by Parent) incurred by the Company in connection with the activities set forth in this Section 5.11 shall be paid by Parent. Parent shall indemnify and hold harmless the Company, its Subsidiaries and its and their respective Representatives for and against any and all losses, damages, claims, costs or expenses suffered or incurred by them in connection with the Debt Offer and any information contained in the Offer Documents in connection therewith, except (i) with respect to information supplied by the Company, its Subsidiaries and its and their Representatives specifically for inclusion or incorporation by reference in any Offering Document or (ii) to the extent such losses and damages arise from gross negligence or willful misconduct of the Company, its Subsidiaries or any of its or their Representatives. All Transfer Taxes incurred in connection with the Transactions shall be paid when due by Parent, OpCo, Merger Sub or, after the Closing, the Surviving Corporation.

5.12 Rule 16b-3. Prior to the Effective Time, the Company may take such actions as may be necessary to cause dispositions of equity securities of the Company (including derivative securities) pursuant to the Transactions by any officer or director of the Company who is subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with the procedures set forth in such Rule 16b-3 and the Skadden, Arps, Slate, Meagher & Flom LLP SEC No-Action Letter (January 12, 1999).

5.13 Stockholder Rights Plans; Anti-Takeover Statutes. The Company agrees that it shall not adopt any stockholder rights plan, “poison pill,” anti-takeover plan or other similar device unless the Company takes all necessary action to render such device inapplicable to this Agreement, the Company Voting Agreements and the Transactions. If any “fair price,” “moratorium,” “control share acquisition,” “interested stockholder,” “business combination,” anti-takeover or other similar statute, rule or regulation enacted under state or federal Laws in the United States may become or may purport to be applicable to the Company is applicable to this Agreement, the Company Voting Agreements or the Transactions, each of the Company and Parent shall grant such approvals and take such actions as are reasonably necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the Transactions.

5.14 Listing of Shares of Parent Common Stock. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger or reserved for issuance in connection with the Merger to be approved for listing on the NASDAQ Global Select Market, subject, if applicable, to official notice of issuance, prior to the Closing.

5.15 Certain Matters Relating to Parent.

(a) At or prior to the Effective Time, Parent shall take all required action to (i) increase the size of the Parent Board to seven directors and (ii) nominate and recommend for election at the Parent Shareholder Meeting one member of the Company’s existing board of directors who has been designated by the Company’s existing board of directors prior to the clearance of the definitive Joint Proxy Statement by the SEC, subject to consent by the Nomination Committee of Parent (the “Company Director”), which Company Director will be designated as a Class II director of Parent.

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(b) At or prior to the Effective Time, Parent shall take all required action to appoint the Company Director to (as designated by the Company’s existing board of directors) either the Audit Committee or the Remuneration Committee of the Parent Board.

5.16 Notifications. The Company shall give prompt notice to Parent, and Parent, OpCo or Merger Sub shall give prompt notice to the Company, upon becoming aware of (i) any condition, event or circumstance that will result in any of the conditions in Article VI not being met, or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

5.17 Cooperation Regarding Wind Storm Items. The Company and Parent will cooperate with each other with respect to insurance policies to be effective after the Closing with respect to wind storms, hurricanes or similar occurrence. Notwithstanding the foregoing, the Company is permitted to extend, renew or acquire the insurance policy for the Company and any of its Subsidiaries with respect to wind storms, hurricanes or similar occurrences; provided, however, that any such policy must permit the Company to cancel such policy unilaterally without the payment of any premium beyond the premium for the first three months of the life of the policy and without any termination or cancellation fee. With respect to wind derivatives, the Company will not enter into new wind derivative contracts without Parent’s consent unless after June 1, 2014, the Company determines in good faith, that the Closing is not likely to occur on or before July 1, 2014.

ARTICLE VI

CONDITIONS PRECEDENT

6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to consummate the Merger is subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived jointly by the parties hereto, in whole or in part, to the extent permitted by applicable Law:

(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) Parent Shareholder Approval. The Parent Shareholder Approval shall have been obtained.

(c) Approvals. The waiting periods and Consents applicable to the Transaction pursuant to the premerger notification rules identified in Schedule 6.1(c) of the Parent Disclosure Schedule shall have expired or been terminated or been obtained, as applicable, from the applicable Antitrust Authorities.

(d) No Injunctions or Restraints. No Governmental Authority having jurisdiction over any party hereto shall have issued any Order that is still in effect restraining, enjoining or otherwise prohibiting the consummation of the Merger, and no Law shall have been adopted or enacted by a Governmental Authority having jurisdiction over any party hereto that is still in effect that makes consummation of the Merger illegal or otherwise prohibited.

(e) Form S-4. The Form S-4 shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or be threatened by the SEC that have not been withdrawn.

(f) Listing. The shares of Parent Common Stock to be issued in the Merger shall have been authorized for listing on the NASDAQ Global Select Market.

6.2 Additional Conditions to Obligations of Parent, OpCo and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are further subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived exclusively by Parent, in whole or in part:

(a) Representations and Warranties of the Company. Each of the representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the

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Closing Date as though made on and as of the Closing Date (except that, in each case, representations and warranties that speak as of a specified date shall have been true and correct only as of such date), except for (i) such failures to be true and correct (without regard to qualification or exceptions contained therein as to materiality or Parent Material Adverse Effect) that has not had and could not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided, however, that the foregoing clause (i) shall not apply to any of the representations and warranties contained in Section 3.1(a), Section 3.1(g), Section 3.1(h)(i), Section 3.1(z), Section 3.1(aa) or Section 3.1(bb); and (ii) failures to be true and correct in respect of the representations and warranties contained in Section 3.1(b) that would result in the payment of not more than $1,000,000 of additional Merger Consideration and Equity Award Consideration, in the aggregate.

(b) Performance of Obligations of the Company. The Company shall have performed, or complied with, in all material respects, all obligations required to be performed or complied with by it under this Agreement.

(c) Absence of Company Material Adverse Effect. There shall not have occurred after the date of this Agreement any event, change, effect or development that has had or is reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) No Government Litigation. There shall not have been pending any Proceeding by any Governmental Authority in which such Governmental Authority is (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the Transaction, (ii) seeking to prohibit or limit in any material respect Parent’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to Company Capital Stock, or (iii) seeking to compel the Company, Parent or any of their Subsidiaries to dispose of or hold separate any material assets as a result of any of the Transactions.

(e) Appraisal Shares. The aggregate number of Appraisal Shares shall not exceed 10% of the shares of Company Common Stock outstanding as of the record date for the Company Stockholders Meeting.

(f) Minimum EBITDAX. The Company EBITDAX for the four (4) consecutive fiscal quarter periods ending prior to the Closing Date for which quarterly financial information shall then be available (it being understood and agreed that the Company shall make available such financial information no more than 40 days after the end of the applicable quarter) shall not be less than 70% of Company EBITDAX for the year ended December 31, 2013, and the Company shall have furnished Parent with a certificate dated the Closing Date, signed on its behalf by its chief executive officer and its chief financial officer, certifying that the condition set forth in this Section 6.2(f) has been satisfied and setting forth the Company’s calculation of Company EBITDAX, which calculation shall be presented in the form of Exhibit C hereto.

(g) Compliance Certificate. Parent shall have received a certificate of the Company signed by its Chief Executive Officer or Chief Financial Officer, dated the Closing Date, confirming that the conditions in this Section 6.2 have been satisfied.

6.3 Additional Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived exclusively by the Company, in whole or in part:

(a) Representations and Warranties of Parent, OpCo and Merger Sub. Each of the representations and warranties of Parent, OpCo and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that, in each case, representations and warranties that speak as of specified date shall have been true and correct only as of such date), except for such failures to be true and correct (without regard to qualification or exceptions contained therein as to materiality or Parent Material Adverse Effect) that has not had and could not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent, OpCo and Merger Sub. Parent and Merger Sub each shall have performed or complied with in all material respects all obligations required to be performed by it under this Agreement.

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(c) Compliance Certificate. The Company shall have received a certificate of Parent signed by its Chief Executive Officer or Chief Financial Officer, dated the Closing Date, confirming that the conditions in this Section 6.3 have been satisfied.

(d) Absence of Parent Material Adverse Effect. There shall not have occurred after the date of this Agreement any event, change, effect or development that has had or is reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

ARTICLE VII

TERMINATION

7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after any Company Stockholder Approval and/or Parent Shareholder Approval:

(a) by mutual written consent of the Company and Parent;

(b) by either the Company or Parent:

(i) if (A) any Governmental Authority having jurisdiction over any Party hereto shall have issued any Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such Order or other action shall have become final and nonappealable; or (B) any Law shall have been adopted that makes consummation of the Merger illegal or otherwise prohibited; provided, however, that, in each case of clause (A) or (B), the foregoing right to terminate this Agreement shall not be available to any Party whose failure to comply with any material covenant or agreement under this Agreement has been the cause of or resulted in the action or event described in this Section 7.1(b)(i) occurring;

(ii) if (A) the Company Stockholders Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Stockholder Approval shall not have been obtained; or (B) the Parent Shareholders Meeting (including any adjournments or postponements thereof) shall have concluded and the Parent Shareholder Approval shall not have been obtained;

(iii) if the Merger shall not have been consummated on or before 5:00 p.m., Houston, Texas time on August 1, 2014 (such date, as extended as per the first proviso below, being the “Outside Date”); provided, however, that if, as of August 1, 2014, all of the conditions set forth in Article VI other than the conditions set forth in Section 6.1 have been satisfied, shall have been duly waived by the applicable Party protected thereby or shall be capable of being satisfied on such date, either the Company or Parent may, by written notice delivered to the Other Party no later than 11:59 p.m. on August 1, 2014, elect to extend the “Outside Date” to 5:00 p.m., Houston, Texas on September 12, 2014; provided further that the foregoing right to terminate this Agreement shall not be available to any Party whose failure to comply with any material covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such Outside Date; or

(iv) in the event of a breach by the Other Party of any representation, warranty, covenant or other agreement contained in this Agreement that (A) would give rise to the failure of a condition set forth in Section 6.2 or Section 6.3, as applicable, if it was continuing as of the Closing Date, and (B) cannot be cured, or if capable of being cured has not been cured within 30 days of the giving of written notice to the breaching party of such breach, which notice shall describe the basis for such notice (any breach fulfilling the requirements of the foregoing clauses (A) and (B), a “Terminable Breach”); provided, however, that a Party may not terminate this Agreement pursuant to this paragraph (iv) if such Party is then in Terminable Breach of any representation, warranty, covenant or other agreement contained in this Agreement;

(c) by Parent if the Company Board has made a Company Adverse Recommendation;

(d) By the Company if the Parent Board has made a Parent Adverse Recommendation; or

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(e) by the Company, prior to receipt of the Company Stockholder Approval, if (i) in order to enter into a definitive agreement with respect to a Superior Proposal in a manner permitted by Section 4.3 (which definitive agreement shall be entered into concurrently with, or promptly following, the termination of this Agreement pursuant to this Section 7.1(e)) and (ii) the Company shall have tendered to Parent payment in full of Termination Fee, in cash, by wire transfer of immediately available funds to an account designated by Parent on or prior to such termination pursuant to this Section 7.1(e).

7.2 Notice of Termination; Effect of Termination.

(a) A terminating Party shall provide written notice of termination to the Other Party specifying with particularity the reason for such termination.

(b) In the event of termination of this Agreement by any Party hereto pursuant to Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any Party hereto, except with respect to this Section 7.2, the last two sentences of Section 5.1, Section 7.3 and Article VIII; provided, however, that neither any such termination nor any provision of this Agreement shall relieve any Party from liability for any damages by any of the parties hereto for a Willful and Material Breach hereunder.

7.3 Expenses, Termination Fee and Other Payments.

(a) Except as explicitly otherwise provided in this Agreement, each Party hereto shall bear pay its own costs and expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Transactions, whether or not the Merger shall be consummated.

(b) If either Parent or the Company terminates this Agreement pursuant to Section 7.1(b)(ii)(A) (i) at or prior to the date of the Company Stockholders Meeting there shall have been publicly announced a bona fide Competing Proposal (substituting for this purpose “50%” for “15%” in the definition thereof) and (ii) within 12 months after the date of such termination, the Company enters into a definitive agreement with respect to a Competing Proposal, then upon signing of such definitive agreement the Company shall pay Parent the Termination Fee, in cash, by wire transfer of immediately available funds to an account designated by Parent.

(c) If Parent terminates this Agreement pursuant to Section 7.1(b)(iv), the Company shall pay to Parent an amount equal to the Reimbursement Amount, not later than three Business Days following the date of termination.

(d) If the Company terminates this Agreement pursuant to Section 7.1(b)(iv), Parent shall pay to the Company an amount equal to the Reimbursement Amount, not later than three Business Days following the date of termination.

(e) If Parent terminates this Agreement pursuant to Section 7.1(c), then, within three Business Days following notice of such termination, the Company shall pay to Parent the Termination Fee, in cash, by wire transfer of immediately available funds to an account designated by Parent.

(f) If the Company terminates this Agreement pursuant to Section 7.1(d), Parent shall promptly pay to the Company an amount equal to the Termination Fee in cash, by wire transfer of immediately available funds to an account designated by the Company. Such amount shall be paid no later than one Business Day after notice of termination of this Agreement.

(g) In no event shall Parent be entitled to receive more than one payment of a Termination Fee and one payment of a Reimbursement Amount. In no event shall the Company be entitled to receive more than one payment of a Termination Fee and one payment of a Reimbursement Amount. The parties agree that the agreements contained in this Section 7.3 are an integral part of the Transactions, and that, without these agreements, the parties would not enter into this Agreement. If a Party fails to promptly pay the amount due by it pursuant to this Section 7.3, interest shall accrue on such amount from the date such payment was required to be paid pursuant to the terms of this Agreement until the date of payment at the rate of 8% per annum. If, in order to obtain such payment, the Other Party commences a Proceeding that results in judgment for such Party for such amount, the defaulting Party shall pay the Other Party its reasonable out-of-pocket costs and expenses (including

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reasonable attorneys’ fees and expenses) incurred in connection with such Proceeding. The parties agree that the monetary remedies set forth in Section 7.1(e) and this Section 7.3 and the specific performance remedies set forth in Section 8.10 shall be the sole and exclusive remedies of (A) the Company and its Subsidiaries against Parent, OpCo and Merger Sub and any of their respective former, current or future general or limited partners, shareholders, managers, members, Representatives or Affiliates for any loss suffered as a result of the failure of the Merger to be consummated except in the case of a Willful and Material Breach (in which case only Parent shall be liable for damages for such Willful and Material Breach), and upon payment of such amount, none of Parent, OpCo or Merger Sub or any of their respective former, current or future general or limited partners, shareholders, managers, members, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby, except for the liability of Parent in the case of a Willful and Material Breach; and (B) Parent, OpCo and Merger Sub against the Company and its Subsidiaries and any of their respective former, current or future general or limited partners, shareholders, managers, members, Representatives or Affiliates for any loss suffered as a result of the failure of the Merger to be consummated except in the case of a Willful and Material Breach (in which case only the Company shall be liable for damages for such Willful and Material Breach), and upon payment of such amount, none of the Company and its Subsidiaries or any of their respective former, current or future general or limited partners, shareholders, managers, members, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby, except for the liability of the Company in the case of a Willful and Material Breach.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” shall have the meaning set forth in Rule 405 of the Securities Act, unless otherwise expressly stated herein.

“Antitrust Authority” shall mean any Governmental Authority charged with enforcing, applying, administering, or investigating any Antitrust Law, including the Federal Trade Commission, the Department of Justice, any attorney general of any state of the United States, the European Commission, the Bureau of Competition in Canada or any other competition authority of any jurisdiction.

“Antitrust Law” shall mean any Law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization, restraining trade or creating or abusing a dominant position or any Law requiring the making of any filing to an Antitrust Authority relating to any transaction including a merger, acquisition or joint venture.

“BOEM” shall mean the Bureau of Ocean Energy Management, Regulation and Enforcement, the Bureau of Ocean Energy Management and/or the Bureau of Safety and Environmental Enforcement, and any successor to any of the foregoing.

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which banks are authorized or required to be closed in Houston, Texas or in New York, New York.

“Code” shall mean the Internal Revenue Code of 1986.

“Company Board” shall mean the board of directors of the Company (including any committee thereof to which such board of directors delegated some or all of its powers in the matter in question).

“Company Bylaws” shall mean the Company’s Amended and Restated Bylaws in effect as the date hereof.

“Company Certificate of Incorporation” shall mean the Company’s Amended and Restated Certificate of Incorporation dated as of January 10, 2005.

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“Company EBITDAX” shall mean net income (loss) before income taxes, net interest expense, depreciation, depletion, amortization and accretion, impairments, exploration expenditures and dry hole costs, loss on abandonment activities, amortization of weather derivative premium, and gain on sale of assets, and further deducts the unrealized gain or loss on derivative instruments, calculated in accordance with past practice of the Company.

“Company Intervening Event” shall mean a material event or circumstance on the business, results of operations or financial condition of either (i) the Company and its Subsidiaries, taken as a whole, or (ii) Parent and its Subsidiaries, taken as a whole (provided that such event or circumstance constitutes a Parent Material Adverse Effect), in each case, that was not known to the Company Board on the date of this Agreement (or if known, the consequences of which were not known or reasonably foreseeable by the Company Board as of the date hereof), which event or circumstance, or any material consequences thereof, becomes known to the Company Board prior to the Effective Time; provided, however, that in no event shall the receipt, existence or terms of a Competing Proposal or any matter relating thereto or consequence thereof constitute a Company Intervening Event.

“Company Material Adverse Effect” shall mean a state of facts, change, event, effect or occurrence (when taken together with all other states of fact, changes, events, effects or occurrences), that is or could reasonably be expected to be materially adverse to (a) the financial condition, results of operations, prospects, properties, assets or liabilities of the Company and its Subsidiaries, taken as a whole; provided, however, that no state of facts, change, event, effect or occurrence arising or related to any of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been a “Company Material Adverse Effect” (except in the case of the following clauses (i), (ii), (iii) and (iv), such state of facts, change, event, effect or occurrence disproportionately affects the Company and its Subsidiaries, taken as whole, as compared to other Persons or businesses engaging principally in the industry in which the Company or its Subsidiaries operate): (i) national or international business, economic or political conditions, including the engagement by the United States of America in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States of America; (ii) financial, banking or securities markets; (iii) the oil and gas exploration, development and production industry (including changes in oil, gas or other commodity prices and general market prices and changes in costs of supplies, oil field services or other operating costs); (iv) changes in Law or GAAP or the interpretation thereof; or (v) the failure to meet or exceed any projection or forecast (it being understood that the underlying circumstances giving rise to such failure may be taken into account in determining whether there has been a Company Material Adverse Effect unless otherwise excluded in this definition), or (b) the ability of the Company to consummate the Transactions by the Outside Date; provided, however, that for the avoidance of doubt, notwithstanding anything to the contrary set forth above in this definition, any blowout, spill, explosion or similar occurrence with respect to any well, pipeline or equipment operated by the Company or any of its Subsidiaries may be taken into account in determining whether there has been a Company Material Adverse Effect.

“Company Revolving Credit Facility” shall mean the Company’s revolving credit facility under the Company’s Amended and Restated Credit Agreement dated as of October 31, 2012, as amended by that First Amendment to Amended and Restated Credit Agreement dated as of July 24, 2013.

“Company Senior Notes” shall mean the Company’s 8.25% Senior Notes, due 2018, issued pursuant to an indenture (as supplemented) dated as of February 14, 2011, with U.S. Bank National Association, as trustee.

“Compliant” means, with respect to the Required Information, that (i) such Required Information does not, when taken as a whole, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Information not misleading, (ii) the Company’s auditors have not withdrawn any audit opinion with respect to any financial statements contained in the Required Information, (iii) the Company’s auditors have delivered drafts of customary comfort letters, including, without limitation, customary negative assurance comfort with respect to periods following the end of the latest fiscal year or fiscal quarter for which historical financial statements are included in the offering documents, and such auditors have

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confirmed they are prepared to issue any such comfort letter upon pricing throughout the Marketing Period and (iv) the financial statements included in the Required Information are (and remain) sufficiently current on any day during such five consecutive Business Day period to permit a registration statement using such financial statements (subject to the exceptions set forth in paragraph 12 of Exhibit D to the Debt Commitment Letter) to be declared effective by the SEC on the last day of such five consecutive Business Day period.

“Confidentiality Agreement” shall mean the letter agreement between the Company and Parent dated as of February 17, 2014.

“Consent” shall mean any consent, approval, Order or authorization of, or registration, declaration or filing with, notice to or license or permit from, any Governmental Authority.

“Contract” shall mean any contract, subcontract, agreement, commitment, note, bond, mortgage, indenture, lease, license, sublicense or other instrument, obligation or binding arrangement or understanding of any kind or character, whether oral or in writing (other than, in each case, any Oil and Gas Lease).

“Derivative Transaction” shall mean any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“Employee Benefit Plan” shall mean any “employee benefit plan” within the meaning of Section 3(3) of ERISA, and any bonus, deferred compensation, incentive compensation, equity ownership, equity purchase, equity option, phantom equity, vacation, fringe benefit, severance, disability, death benefit, hospitalization, insurance plan, employment agreement, retention agreement, change of control agreement, consulting agreement, collective bargaining or other employee benefit plan, program or Contract providing benefits to any present or former employee, director or contractor of the Company, its Subsidiaries or any Company ERISA Affiliate maintained or contributed to by the Company or such entity, or with respect to which the Company or such entity could have any liability (current, contingent, prospective or otherwise).

“Encumbrances” shall mean liens, pledges, charges, hypothecations, claims, mortgages, deeds of trust, security interests, leases, restrictions of any nature (including any restrictions on transfer or the profession, exercise or transfer of any other attribute or ownership of any asset), rights of first refusal, preemptive rights, community property interests, defects and other imperfections in title, burdens, options or other encumbrances of any kind.

“Environmental Law” shall mean any and all applicable Law pertaining to prevention of pollution, remediation of contamination or restoration of environmental quality, or protection of the environment (including natural resources).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“Exchange Act” shall mean the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

“FERC” shall mean the Federal Energy Regulatory Commission.

“Financing Source Parties” shall mean the Financing Sources and any other entities that have directly or indirectly committed to provide or otherwise entered into agreements in connection with the Financing and their respective Affiliates, and their and their Affiliates’ former, current and future partners, security holders, managers, members, directors, officers, employees, representatives, assignees or agents.

“Financing Sources” shall mean Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and Credit Suisse AG, Cayman Islands Branch and any other entities that have directly or indirectly committed to

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provide or otherwise entered into agreements in connection with the Financing, including the parties to any Debt Commitment Letter and any joinder agreements or Debt Financing Agreements relating thereto.

“Governmental Authority” shall mean any court, governmental bodies (including, but not limited to, federal, state, local, tribal or foreign governmental bodies), regulatory or administrative agency or commission or other governmental authority body, entity or instrumentality, domestic or foreign, including, for the avoidance of doubt, the BOEM.

“Hazardous Materials” shall mean any chemical, product, substance, waste, pollutant, contaminant or material regulated, defined, designated, classified or listed as hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance or that is otherwise regulated under any Environmental Law, including asbestos or asbestos-containing materials, whether in a friable or non-friable condition, polychlorinated biphenyls, naturally occurring radioactive materials or radon, urea formaldehyde insulation, hydrogen sulfide and any petroleum, Hydrocarbon, petroleum by-products, petroleum substances, crude oil, natural gas, natural gas liquids and any components, fractions, or derivatives thereof.

“Hydrocarbons” means crude oil, natural gas, casinghead gas, condensate, drip gas and gasoline and natural gas liquids and all other liquids and gaseous hydrocarbons and all products, by-products and other substances (including minerals) produced, derived, refined or separated therefrom or otherwise associated therewith.

“Indebtedness” shall mean any indebtedness for borrowed money or guarantee of any such indebtedness of another Person, including any debt securities or rights to acquire any debt securities of the Company or any of its Subsidiaries or guarantee of any debt securities of another Person.

“Information Technology” shall mean each of the tangible or digital databases, computer software programs, computer hardware, and telecommunications systems owned, licensed or leased by the Company or any of its Subsidiaries, that is, whether individually or in operation together with others, material to the business of the Company or any of its Subsidiaries, including any such databases, computer software programs, computer hardware or telecommunications systems, the absence of which would be reasonably likely to cause a disruption (other than a de minimis disruption) to the operations of the Company or any of its Subsidiaries as presently conducted and a replacement or substantially functionally equivalent database or computer software program is not immediately available pursuant to a shrink-wrap or click-wrap license, or, in the instance of computer hardware or telecommunications systems, through purchase, license, or lease. “Intellectual Property” is expressly excluded from “Information Technology.”

“Intellectual Property” shall mean the following, and all rights arising out of or associated therewith, throughout the world: (a) all inventions and discoveries, invention disclosures, patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, non-provisionals, continuations and continuations-in-part thereof, including any utility and design patents, industrial designs, and equivalent or similar statutory rights in inventions; (b) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto, including moral rights; (c) trademarks, service marks, logos, slogans, designs, product configurations, trade dress, trade names, domain names and registrations thereof, corporate names, assumed names, and all registrations and applications for registration thereof, and the goodwill associated therewith; and (d) all trade secrets and confidential information regarding confidential information, know-how, software, improvements, trade secrets, technology, technical data, customer information, supplier information, manufacturer information, blueprints, drawings, manuals, rights in databases, and all documentation relating to the foregoing.

“knowledge” or “known” shall mean, with respect to any Person, the actual knowledge of the matter in question of such Person’s officers that are listed on Schedule 8.1 of the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, in each case after reasonable inquiry.

“Law” shall mean any law, rule, regulation, directive, ordinance, code, governmental determination, Order, treaty, convention, governmental certification requirement or other legally enforceable requirement of any Governmental Authority or similar provisions having the force or effect of law.

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“Marketing Period” means the first period of five consecutive Business Days after the date of this Agreement beginning on the later of the first day on which (a) Parent shall have the Required Information the Company is required to provide pursuant to Section 5.10, and such Required Information is Compliant; provided, that if the Company shall in good faith reasonably believe it has provided the Required Information and such Required Information is Compliant, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the Company shall be deemed to have complied with clause (a) above unless Parent in good faith reasonably believes the Company has not completed the delivery of the Required Information or that the Required Information is not Compliant and, within two Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with specificity which Required Information the Company has not delivered or is not Compliant) and (b) the conditions set forth in Sections 6.1(a), (b) and (d) have been satisfied and nothing has occurred and no condition exists that would cause any of such conditions not to be satisfied assuming Closing, as the case may be, were to be scheduled for any time during such five consecutive Business Day period. Notwithstanding the foregoing, the “Marketing Period” shall not commence and shall be deemed not to have commenced if, on or prior to the completion of such five Business Day period, (x) the Company shall have publicly announced any intention to restate any material financial information included in the Required Information or that any such restatement is under consideration, in which case the Marketing Period shall be deemed not to commence unless and until such restatement has been completed and the applicable Required Information has been amended or the Company has announced that it has concluded that no restatement shall be required, and the requirements in clauses (a) and (b) above would be satisfied on the first day, throughout and on the last day of during such new five Business Day period or (y) the Required Information would not be Compliant at any time during such five Business Day period, in which case a new five Business Day period shall commence upon Parent and its Financing Sources receiving updated Required Information that would be Compliant.

“Oil and Gas Contracts” means any of the following Contracts to which the Company and/or any of the Subsidiaries, or Parent or any of its Subsidiaries, as applicable, is a party (other than, in each case, an Oil and Gas Lease): all farm-in and farm-out agreements, areas of mutual interest agreements, joint venture agreements, development agreements, production sharing agreements, operating agreements, unitization, pooling and communitization agreements, declarations and orders, division orders, transfer orders, royalty deeds, oil and gas sales agreements, exchange agreements, gathering and processing Contracts and agreements, drilling, service and supply Contracts, geophysical and geological Contracts, land broker, title attorney and abstractor Contracts and all other Contracts relating to Hydrocarbons or revenues therefrom and claims and rights thereto, and, in each case, all rights, titles and interests thereunder.

“Oil and Gas Leases” means all leases, subleases, licenses or other occupancy or similar agreements under which the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries, as applicable, leases, subleases or licenses or otherwise acquires or obtains operating rights in and to Hydrocarbons or any other real property.

“Oil and Gas Properties” means (a) direct and indirect interests in and rights with respect to Hydrocarbons and related properties and assets of any kind and nature, direct or indirect, including working, leasehold interests and operating rights and royalties, overriding royalties, production payments, net profit interests and other non-working interests and non-operating interests; (b) all interests in and all rights with respect to Hydrocarbons and all revenues therefrom; (c) all Oil and Gas Leases and the leasehold estates created thereby and the lands covered by the Oil and Gas Leases or included in the units with which the Oil and Gas Leases may have been pooled or unitized, (d) all Oil and Gas Contracts, (e) all surface interests, fee interests, reversionary interests, reservations and concessions, (f) all easements, rights of way, surface use agreements, licenses and permits and other similar interests associated with, appurtenant to, or necessary for the operation or development of any of Oil and Gas Leases, the drilling of wells or the production, gathering, processing, storage, disposition, transportation or sale of Hydrocarbons produced from (or otherwise attributable to) any Oil and Gas Leases (or lands unitized or pooled therewith); (g) all rights and interests in, under or derived from unitization and pooling agreements in effect with respect to the assets, properties and interests described in clauses (a) and (c) above and the units created thereby that accrue or are attributable to the interest of the holder thereof, (h) all interests in machinery, equipment (including wells, well equipment and well machinery), oil and gas production, gathering, transmission, treating, processing and storage facilities (including tanks, tank batteries, pipelines, flow lines,

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gathering Systems and metering equipment), pumps, water plants, electric plants, gasoline and gas platforms, processing plants, separation plants, refineries and testing and monitoring equipment, in each case, to the extent associated with, appurtenant to or necessary for the operation or development of any of the Oil and Gas Leases, the drilling of wells or the production, gathering, processing, storage, disposition, transportation or sale of Hydrocarbons produced from (or otherwise attributable to) any Oil and Gas Leases (or lands unitized or pooled therewith) and (i) all other interests of any kind or character associated with, appurtenant to, or necessary for the development and/or operation of any of the assets, properties and/or interests described in clauses (a) and (c) above and/or the units created thereby that accrue or are attributable to the interest of the holder thereof.

“Order” shall mean any order, writ, assessment, decision, injunction, decree, ruling, judgment or similar action, whether temporary, preliminary or permanent, of a Governmental Authority or arbitrator.

“Other Party” shall mean, unless the context otherwise requires, (i) with respect to the Company, Parent, OpCo and Merger Sub; and (ii) with respect to Parent, OpCo or Merger Sub, the Company.

“Parent Board” shall mean the board of directors of Parent (including any committee thereof to which such board of directors delegated some or all of its powers in the matter in question).

“Parent Bye-Laws” shall mean the Parent’s Bye-Laws dated as of November 8, 2011.

“Parent Equity Awards” means all restricted stock units, performance units, options to purchase Parent Common Stock and other awards granted under any Parent Stock Plan.

“Parent Intervening Event” shall mean a material event or circumstance on the business, results of operations or financial condition of Parent and its Subsidiaries, taken as a whole, or the Company and its Subsidiaries, taken as a whole (provided that such event or circumstance constitutes a Company Material Adverse Effect), in each case, that was not known to the Parent Board on the date of this Agreement (or if known, the consequences of which were not known or reasonably foreseeable by the Parent Board as of the date hereof), which event or circumstance, or any material consequences thereof, becomes known to the Parent Board prior to the Effective Time; provided, however, that in no event shall any action described in Section 4.2(f) or any matter relating thereto or consequence thereof constitute a Parent Intervening Event.

“Parent Material Adverse Effect” shall mean a state of facts, change, event, effect or occurrence (when taken together with all other states of fact, changes, events, effects or occurrences) that is or could reasonably be expected to be materially adverse to (a) the financial condition, results of operations, prospects, properties, assets or liabilities of Parent and its Subsidiaries, taken as a whole; provided, however, that no state of facts, change, event, effect or occurrence arising or related to any of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been a “Parent Material Adverse Effect” (except in the case of the following clauses (i), (ii), (iii) and (iv), such state of facts, change, event, effect or occurrence disproportionately affects the Company and its Subsidiaries, taken as whole, as compared to other Persons or businesses engaging principally in the industry in which Parent or its Subsidiaries operate): (i) national or international business, economic or political conditions, including the engagement by the United States of America in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States of America; (ii) financial, banking or securities markets; (iii) the oil and gas exploration, development and production industry (including changes in oil, gas or other commodity prices and general market prices and changes in costs of supplies, oil field services or other operating costs); (iv) changes in Law or GAAP or the interpretation thereof; or (v) the failure to meet or exceed any projection or forecast (it being understood that the underlying circumstances giving rise to such failure may be taken into account in determining whether there has been a Parent Material Adverse Effect unless otherwise excluded in this definition), or (b) the ability of Parent, OpCo or Merger Sub to consummate the Transactions by the Outside Date; provided, however, that for the avoidance of doubt, notwithstanding anything to the contrary set forth above in this definition, any blowout, spill, explosion or similar occurrence with respect to any well, pipeline or equipment operated by Parent or any of its Subsidiaries may be taken into account in determining whether there has been a Parent Material Adverse Effect.

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“Parent Memorandum of Association” shall mean the Parent’s altered Memorandum of Association last altered on November 7, 2011.

“Parent Notes” shall mean (a) Parent’s 3.0% Senior Convertible Notes due 2018, issued pursuant to an indenture (as supplemented) dated as of November 22, 2013, with Wells Fargo Bank, National Association, as trustee; (b) Energy XXI Gulf Coast, Inc.’s 7.50% Senior Unsecured Notes due 2021, issued pursuant to an indenture (as supplemented) dated as of September 26, 2013, with Wells Fargo Bank, National Association, as trustee; (c) Energy XXI Gulf Coast, Inc.’s 7.75% Senior Unsecured Notes due 2019, issued pursuant to an indenture (as supplemented) dated as of February 25, 2011, with Wells Fargo Bank, National Association, as trustee and (d) Energy XXI Gulf Coast, Inc.’s 9.25% Senior Unsecured Notes due 2017, issued pursuant to an indenture (as supplemented) dated as of December 17, 2010, with Wells Fargo Bank, National Association, as trustee.

“Parent Restricted Share” shall mean each share of Parent Common Stock that is restricted, whether or not subject to service-based or performance-based vesting conditions.

“Parent Revolving Credit Facility” shall mean Parent’s revolving credit facility under Parent’s Second Amended and Restated First Lien Credit Agreement dated as of May 5, 2011, as amended by that First Amendment to Second Amended and Restated First Lien Credit Agreement dated as of October 4, 2011, as further amended by that Second Amendment to Second Amended and Restated First Lien Credit Agreement dated as of May 24, 2012, as further amended by that Third Amendment to Second Amended and Restated First Lien Credit Agreement dated as of October 19, 2012, as further amended by that Fourth Amendment to Second Amended and Restated First Lien Credit Agreement dated as of April 9, 2013, as further amended by that Fifth Amendment to Second Amended and Restated First Lien Credit Agreement dated as of May 1, 2013, as further amended by that Sixth Amendment to Second Amended and Restated First Lien Credit Agreement dated as of September 27, 2013.

“Parent Stock Plans” mean The Energy XXI Services, LCC 2006 Long-Term Incentive Plan, the Energy XXI Services, LLC 2008 Fair Market Value Stock Purchase Plan and the Energy XXI Services, LLC Employee Stock Purchase Plan.

“Parent Stock Price” means the volume weighted average price of Parent Common Stock for the five (5) trading days immediately prior to the Closing Date, starting with the opening of trading on the first trading day to the closing of the last trading day prior to the Closing Date, as reported by Bloomberg.

“Permitted Encumbrances” shall mean any (a) Encumbrances for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings; (b) Encumbrances in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar Encumbrances arising by operation of Law or Contract and that secure liabilities not yet due and payable or that are being contested in good faith by appropriate proceedings; (c) minor Encumbrances (for other than borrowed money) that do not materially detract from the value of the specific asset affected or the present or future use or ownership of such asset; (d) Encumbrances affecting the interest of the grantor of any easements benefitting owned real property and Encumbrances of record attaching to real property, fixtures or leasehold improvements, that would not materially impair the use of the real property in the operation of the business thereon, (e) Encumbrances, exceptions, defects or irregularities in title, easements, imperfections of title, claims, charges, security interests, rights-of-way, covenants, restrictions and other similar matters that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the assets to which they relate in the business of such entity and its Subsidiaries as presently conducted, (f) Encumbrances created under any Oil and Gas Contract that secure liabilities not yet due and payable or that are being contested in good faith by appropriate proceedings; and (g) Encumbrances existing pursuant to the Company Revolving Credit Facility or the Parent Revolving Credit Facility, as applicable.

“Person” or “person” shall mean any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Authority, or any group comprised of two or more of the foregoing.

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“Proceeding” shall mean any action, suit, arbitration proceeding, administrative or regulatory investigation, review, audit, proceeding, citation, summons or subpoena of any nature (civil, criminal, regulatory or otherwise) in law or in equity.

“Production Burdens” means all royalty interests, overriding royalty interests, production payments, net profits interests or other similar interests that constitute a burden on, and are measured by or are payable out of, the production of Hydrocarbons or the proceeds realized from the sale or other disposition thereof other than Taxes and assessments of Governmental Authorities.

“Release” shall mean any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, emitting, discharging, injecting, escaping, leaching, dumping, or disposing or otherwise releasing into the environment.

“Reimbursement Amount” shall mean the reasonable expenses incurred by (i) the Company, or (ii) Parent, OpCo and Merger Sub, as applicable, in each case in connection with this Agreement and the Transactions in an amount not to exceed $6,000,000.

“Representatives” shall mean, in respect of any Person, such Person’s officers, directors, employees, consultants, agents, advisors, controlled Affiliates and other representatives.

“Securities Act” shall mean the Securities Act of 1933 and the rules and regulations promulgated thereunder.

“Subsidiary” shall have the meaning ascribed set forth in Rule 1-02 of Regulation S-X under the Securities Act, unless otherwise expressly stated herein.

“Systems” means the refined petroleum product, crude oil, natural gas, liquefied natural gas, natural gas liquid and other pipelines, lateral lines, pumps, pump stations, storage facilities, terminals, processing plants and other related operations, assets, machinery and equipment that are owned by the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries, as applicable, and are used for the conduct of the business of the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as applicable, as presently conducted.

“Tax Returns” shall mean any return, report, statement, information return, claim for refund, or other document (including any related or supporting information) filed or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or administration of any Taxes or the administration of any laws, regulations or administrative requirements relating to any Taxes.

“Taxes” shall mean (a) any taxes, assessments, fees, unclaimed property and escheat obligations and other governmental charges imposed by any Governmental Authority, including income, franchise, profits, gross receipts, modified gross receipts, net proceeds, alternative or add on minimum, ad valorem, value added, turnover, sales, use, property, environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, social contributions, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of a combined, unitary or consolidated group for any period, and (c) any liability of for the payment of any amounts of the type described in clause (a) or (b) as a result of the operation of Law or any obligation to indemnify any other Person.

“Termination Fee” shall mean $45,000,000.

“Transactions” shall mean the transactions contemplated by this Agreement, the Company Voting Agreements and the Parent Voting Agreements, including the Merger.

“Transfer Taxes” shall mean all sales, use, value added, documentary, stamp duty, stock transfer, registration, conveyance, excise, recording, license and other similar taxes and fees, including any interest, penalties, additions to tax or additional amounts in respect of the foregoing.

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“Voting Debt” shall mean any bonds, debentures, notes or other indebtedness having the right to vote, or convertible into securities having the right to vote, on any matters on which stockholders of the Company or any its Subsidiaries may vote.

“Willful and Material Breach” shall mean a material breach that is a consequence of an act undertaken by the breaching party with the actual knowledge that the taking of such act would constitute a breach of this Agreement.

8.2 Nonsurvival of Representations, Warranties and Agreements. The representations, warranties, and covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate and be of no further force and effect as of the Effective Time; provided, however, that this Section 8.2 shall not limit any covenant or agreement of the parties hereto that by its terms contemplates performance after the Effective Time.

8.3 Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, faxed, sent by overnight mail via a reputable overnight carrier, sent by certified or registered mail, postage prepaid, or emailed and shall be deemed to be given and received (a) when so delivered personally, (b) upon receipt of an appropriate electronic answerback or confirmation when so delivered by fax (to such number specified below or another number or numbers as such Person may subsequently designate by notice given hereunder), (c) two Business Days after the date of mailing to the address below or to such other address or addresses as such Person may hereafter designate by notice given hereunder or (d) upon receipt of an appropriate electronic answerback or confirmation when so delivered by email (to such email address specified below or another email address or addresses as such Person may subsequently designate by notice given hereunder):

(i)	if to Parent, OpCo or Merger Sub, to:

Energy XXI (Bermuda) Limited

1021 Main, Suite 2626

Houston, Texas 77002

Fax: (337) 351-3396

Email: bboyd@energyxxi.com and hmenown@energyxxi.com

Attention: Bo C. Boyd & Hugh A. Menown

with a required copy to (which copy shall not constitute notice):

Vinson & Elkins L.L.P.

1001 Fannin Street, Suite 2500

Houston, Texas 77002

Fax: (713) 615-5956

Email: mkelly@velaw.com and sgill@velaw.com

Attention: T. Mark Kelly & Stephen M. Gill

(ii)	if to the Company, to:

EPL Oil & Gas, Inc.

919 Milam St., Suite 1600

Houston, Texas 77002

Fax: (713) 425-2739

Email: ghanna@eplweb.com

Attention: Gary C. Hanna

with a required copy to (which copy shall not constitute notice):

Sidley Austin LLP

1000 Louisiana St., Suite 6000

Houston, Texas 77002

Fax: (713) 495-7799

Email: mmetts@sidley.com and anna.ha@sidley.com

Attention: J. Mark Metts & E. Anna Ha

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8.4 Rules of Construction.

(a) Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the parties shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of Law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted it is of no application and is hereby expressly waived.

(b) All references in this Agreement to Exhibits, Schedules, Articles, Sections and clauses refer to the corresponding Exhibits, Schedules, Articles, Sections and clauses of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections or clauses of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section,” “this clause” and words of similar importance, refer only to the Article, Section or clause hereof in which such words occur. The word “including” (in its various forms) means “including, without limitation.” Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Unless the context otherwise requires, all references to a specific time shall refer to Houston, Texas time.

8.5 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the Other Parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page of this Agreement by facsimile or other customary means of electronic transmission (e.g., “pdf”) shall be effective as delivery of a manually executed counterpart hereof.

8.6 Entire Agreement; No Third Party Beneficiaries. This Agreement (together with the Confidentiality Agreement and any other documents and instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except (a) as provided in Section 5.6, which is intended for the benefit of the Indemnified Persons; and (b) for Section 8.6 and Section 8.7 with respect to the Financing Source Parties who shall be third party beneficiaries of such Sections and without whose consent such Sections may not be amended in any way adverse to the Financing Source Parties.

8.7 Governing Law; Venue; Waiver of Jury Trial; Service of Process.

(a) This Agreement and all actions, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, and any of the Transactions or the actions of Parent, OpCo, Merger Sub or the Company in the negotiation, administration, performance and enforcement hereof and thereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law thereof.

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(b) THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE (OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR THE DELAWARE SUPREME COURT DETERMINES THAT, NOTWITHSTANDING SECTION 111 OF THE DELAWARE GENERAL CORPORATION LAW, THE COURT OF CHANCERY DOES NOT HAVE OR SHOULD NOT EXERCISE SUBJECT MATTER JURISDICTION OVER SUCH MATTER, THE SUPERIOR COURT OF THE STATE OF DELAWARE) AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY AND ANY AND ALL CLAIMS OR CAUSES OF ACTION ARISING THEREUNDER OR RELATING THERETO, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IS NOT SUBJECT THERETO OR THAT SUCH PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS AND CAUSES OF ACTION WITH RESPECT TO SUCH PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH PROCEEDING IN THE MANNER PROVIDED IN SECTION 8.3 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (iii) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY, AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.7.

(d) THE COMPANY AGREES, ON BEHALF OF ITSELF AND STOCKHOLDERS AND REPRESENTATIVES (COLLECTIVELY, THE “COMPANY RELATED PARTIES”), THAT THE FINANCING SOURCE PARTIES SHALL BE SUBJECT TO NO LIABILITY OR CLAIMS BY THE COMPANY RELATED PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE DEBT FINANCING OR THE TRANSACTIONS OR IN CONNECTION WITH THE DEBT FINANCING, OR THE PERFORMANCE OF SERVICES BY THE FINANCING SOURCE PARTIES WITH RESPECT TO THE FOREGOING.

8.8 Severability; No Remedy in Certain Circumstances. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby, unless the foregoing inconsistent action or the failure to take an action constitutes a material breach of this Agreement or makes this Agreement impossible to perform, in which case this Agreement shall terminate. Except as otherwise contemplated by this Agreement, to the extent

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that a party hereto took an action inconsistent with this Agreement or failed to take action consistent with this Agreement or required by this Agreement pursuant to an Order, such party shall not incur any liability or obligation unless such party did not in good faith seek to resist or object to the imposition or entering of such Order.

8.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the Other Parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns. Any purported assignment in violation of this Section 8.9 shall be void.

8.10 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Each party agrees that, in the event of any breach or threatened breach by any Other Party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled, in addition to any other remedy that may be available to it whether in law or equity, including monetary damages (but only to the extent expressly permitted by Section 7.2(b) or Section 7.3) to seek and obtain in the courts contemplated by Section 8.7, (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. Each party further agrees not to assert that any of the foregoing remedies is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to object to such a remedy on the basis that a remedy of monetary damages would provide an adequate remedy for any such breach. Each party further acknowledges and agrees that the agreements contained in this Section 8.10 are an integral part of the Transactions and that, without these agreements, the Other Party would not enter into this Agreement.

8.11 Amendment. Prior to obtaining the Company Stockholder Approval, this Agreement may be amended at any time by all parties hereto. Following the obtaining the Company Stockholder Approval, no amendment to this Agreement shall be effective if such amendment would require by Law the further approval by the holders of Company Common Stock without first obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.12 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective boards of directors, may, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or other acts of the Other Parties hereto; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements, covenants or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

[Signature Page to Follow]

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IN WITNESS WHEREOF, each party has caused this Agreement to be signed by its respective officer thereunto duly authorized, all as of the date first written above.

ENERGY XXI (BERMUDA) LIMITED

By:	/s/ John D. Schiller, Jr.
Name:	John D. Schiller, Jr.
Title:	Chairman and Chief Executive Officer

ENERGY XXI GULF COAST, INC.

By:	/s/ Ben Marchive
Name:	Ben Marchive
Title:	President

CLYDE MERGER SUB, INC.

By:	/s/ Ben Marchive
Name:	Ben Marchive
Title:	President

EPL OIL & GAS, INC.

By:	/s/ Gary C. Hanna
Name:	Gary C. Hanna
Title:	President, Chairman of the Board and Chief
Executive Officer

[SIGNATURE PAGE TO MERGER AGREEMENT]

Exhibit A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

[SURVIVING CORPORATION]

FIRST: The name of the corporation is [Surviving Corporation] (the “Corporation”).

SECOND: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801 in New Castle County, Delaware. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

FOURTH: The total number of shares of all classes of stock which the corporation shall have authority to issue is One Thousand (1,000) shares of Common Stock, par value $0.01 per share.

FIFTH: The name of the incorporator is Robert Wilson and his address is 1001 Fannin Street, Suite 2500, Houston, Texas 77002.

SIXTH: Unless and except to the extent that the bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot. The number of directors which shall constitute the entire Board of Directors of the Corporation (the “Board”) shall be fixed from time to time by a majority of the directors then in office. Each director shall hold office until his or her successor shall have been duly elected and qualified or until his or her earlier death, resignation or removal.

SEVENTH: In furtherance of, and not in limitation of, the powers conferred by statute, the bylaws of the Corporation may be altered, amended or repealed and new bylaws may be adopted by the Board, unless the bylaws of the Corporation limit or eliminate the Board’s power to amend, alter or repeal the bylaws or to adopt new bylaws.

EIGHTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under Section 291 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under Section 279 of the DGCL order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

NINTH: (a) No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

(b) Indemnification and Insurance.

(i) Right to Indemnification. (A) Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative, is or was or has agreed to become a director or officer of the Corporation or is or was serving or has agreed to serve, at the request of the Corporation, in any capacity, with any corporation, partnership or other entity in which the Corporation has a partnership or other interest, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving or having agreed to serve as a director or officer of the Corporation, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to serve in the capacity which initially entitled such person to indemnity hereunder and shall inure to the benefit of his or her heirs, executors and administrators, and (B) the Corporation shall indemnify and hold harmless in such manner any person designated by the Board, or any committee thereof, as a person subject to this indemnification provision, and who was or is made a party or is threatened to be made a party to a proceeding by reason of the fact that he, she or a person of whom he or she is the legal representative, is or was serving at the request of the Board as a director, officer, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise whether such request is made before or after the acts taken or allegedly taken or events occurring or allegedly occurring which give rise to such proceeding; provided, however, that except as provided in subsection (b)(ii) of this Article NINTH, the Corporation shall indemnify any such person seeking indemnification pursuant to this subsection in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board. The right to indemnification conferred herein shall be a contract right based upon an offer from the Corporation which shall be deemed to have been made to a person subject to subsection (b)(i)(A) on the date this Certificate of Incorporation is effective and to a person subject to subsection (b)(i)(B) on the date designated by the Board, shall be deemed to be accepted, (i) in the case of a person subject to subsection (b)(i)(A) by such person’s service or continued service as a director or officer of the Corporation for any period after the offer is made and (ii) in the case of a person subject to subsection (b)(i)(B), by such person’s continued service in such capacity as such person was serving when designated as subject to subsection (b)(i)(B) by the Board, or any committee thereof, or if such person is no longer serving in such capacity, by such person’s written acceptance and, in each case, shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided further, however, that if the DGCL requires, the payment of such expenses incurred by a current, former or proposed director or officer in his or her capacity as a director or officer or proposed director or officer (and not in any other capacity in which service was or is or has been agreed to be rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such indemnified person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified person is not entitled to be indemnified under this Article NINTH or otherwise. The Corporation may, by action of the Board, provide indemnification or advancement to employees or agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

(ii) Right of Claimant to Bring Suit. If a claim under Section (b)(i) of this Article NINTH is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim to the fullest extent permitted by law. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(iii) Nonexclusivity of Rights. The right to indemnification and the advancement and payment of expenses conferred in this Article NINTH shall not be exclusive of any other right which any person may have acquired or hereafter acquires under any law (common or statutory), provision of this Certificate of Incorporation, bylaw, agreement (including any indemnification agreement or employment agreement with the Corporation), vote of stockholders or disinterested directors or otherwise.

(iv) Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any person who is or was serving as a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

(v) Nature of Rights. The rights conferred upon indemnitees in this Article NINTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article NINTH that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit, eliminate, or impair any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

(vi) Savings Clause. If this Article NINTH or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify and hold harmless each current or former director and officer of the Corporation, as to costs, charges and expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by any applicable portion of this Article NINTH that shall not have been invalidated and to the fullest extent permitted by applicable law.

TENTH: The Corporation shall have the right, subject to any express provisions or restrictions contained in this Certificate of Incorporation or bylaws of the Corporation, from time to time, to amend this Certificate of Incorporation or any provision hereof in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon a director or stockholder of the Corporation by this Certificate of Incorporation or any amendment hereof are subject to such right of the Corporation.

I, the undersigned, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring that this is my act and deed and that the facts herein stated are true, and accordingly have hereunto set my hand this [10]th day of March, 2014.

Robert Wilson, Incorporator

Exhibit B

AMENDED AND RESTATED

BYLAWS

OF

[SURVIVING CORPORATION]

A Delaware Corporation

Date of Adoption:

March [     ], 2014

BYLAWS

OF

[SURVIVING CORPORATION]

ARTICLE I

OFFICES

Section 1. Registered Office. The registered office of [Surviving Corporation] (the “Corporation”) required by the General Corporation Law of the State of Delaware (the “DGCL”) to be maintained in the State of Delaware, shall be the registered office named in the original Certificate of Incorporation of the Corporation (as the same may be amended and restated from time to time, the “Certificate of Incorporation”), or such other office as may be designated from time to time by the Board of Directors in the manner provided by law. Should the Corporation maintain a principal office within the State of Delaware such registered office need not be identical to such principal office of the Corporation.

Section 2. Other Offices. The Corporation may have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine or as the business of the Corporation may require.

ARTICLE II

STOCKHOLDERS

Section 1. Place of Meetings. All meetings of the stockholders shall be held at the principal office of the Corporation, or at such other place within or without the State of Delaware as shall be specified or fixed in the notices or waivers of notice thereof.

Section 2. Quorum; Adjournment of Meetings. Unless otherwise required by law or provided in the Certificate of Incorporation or these bylaws, the holders of shares of stock with a majority of the voting power entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at any meeting of stockholders for the transaction of business and the act of the holders of a majority of the voting power of such stock so represented at any meeting of stockholders at which a quorum is present shall constitute the act of the meeting of stockholders. The stockholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Shares of its own stock belonging to the Corporation or to another corporation, if such shares of stock represent a majority of the voting power entitled to vote in the election of directors of such other corporation are held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any subsidiary of the Corporation to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity.

Notwithstanding the other provisions of the Certificate of Incorporation or these bylaws, the chairman of the meeting or the holders of shares of stock with a majority of the voting power present in person or represented by proxy at any meeting of stockholders, whether or not a quorum is present, shall have the power to adjourn such meeting from time to time, without any notice other than announcement at the meeting of the time and place of the holding of the adjourned meeting; provided, however, if the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at such meeting. At any such adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the meeting as originally called.

Section 3. Annual Meetings. An annual meeting of the stockholders, for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, within or without the State of Delaware, on such date, and at such time as the Board of Directors shall fix and set forth in the notice of the meeting, which date shall be within thirteen (13) months subsequent to the later of the date of incorporation or the last annual meeting of stockholders.

Section 4. Special Meetings. Unless otherwise provided in the Certificate of Incorporation, special meetings of the stockholders for any purpose or purposes may be called at any time by the Chairman of the Board (if any), by the chief executive officer or by a majority of the Board of Directors, or by a majority of the executive committee (if any), and shall be called by the Chairman of the Board (if any), by the chief executive officer or the Secretary upon the written request therefor, stating the purpose or purposes of the meeting, delivered to such officer, signed by the holder(s) of at least 75 percent (75%) of the issued and outstanding stock entitled to vote at such meeting.

Section 5. Record Date. For the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders, or any adjournment thereof, or entitled to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors of the Corporation may fix, in advance, a date as the record date for any such determination of stockholders, which date shall not be more than sixty (60) days nor less than ten (l0) days before the date of such meeting, nor more than sixty (60) days prior to any other action.

If the Board of Directors does not fix a record date for any meeting of the stockholders, the record date for determining stockholders entitled to notice of or to vote at such meeting shall be at the close of business on the day next preceding the day on which notice is given, or, if in accordance with Article VIII, Section 3 of these bylaws notice is waived, at the close of business on the day next preceding the day on which the meeting is held. If, in accordance with Section 12 of this Article II, corporate action without a meeting of stockholders is to be taken, the record date for determining stockholders entitled to express consent to such corporate action in writing, when no prior action by the Board of Directors is necessary, shall be the day on which the first written consent is expressed. The record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

Section 6. Notice of Meetings. Written notice of the place, date and hour of all meetings, and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be given by or at the direction of the Chairman of the Board (if any) or the chief executive officer, the Secretary or the other person(s) calling the meeting to each stockholder entitled to vote thereat and shall be delivered not less than ten (10) nor more than sixty (60) days before the date of the meeting, personally, by electronic transmission or by mail. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at his or her address as it appears on the records of the Corporation. The Corporation may provide stockholders with notice of a meeting by electronic transmission provided such stockholders have consented to receiving electronic notice.

Section 7. Stock List. A complete list of stockholders entitled to vote at any meeting of stockholders, arranged in alphabetical order for each class of stock and showing the address of each such stockholder and the number of shares registered in the name of such stockholder, shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, either on a reasonably accessible electronic network, provided that the information required to gain access to the list is provided with the notice of the meeting, or during ordinary business hours, at the principal place of business of the Corporation. The stock list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

Section 8. Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to a corporate action in writing without a meeting may authorize another person or persons to act for him by proxy. Proxies for use at any meeting of stockholders shall be filed with the Secretary, or such other officer as the Board of Directors may from time to time determine by resolution, before or at the time of the meeting. All proxies shall be received and taken charge of and all ballots shall be received and canvassed by the secretary of the meeting who shall decide all questions touching upon the qualification of voters, the validity of the proxies, and the acceptance or rejection of votes, unless an inspector or inspectors shall have been appointed by the chairman of the meeting, in which event such inspector or inspectors shall decide all such questions.

No proxy shall be valid after three (3) years from its date, unless the proxy provides for a longer period. Each proxy shall be revocable unless expressly provided therein to be irrevocable and coupled with an interest sufficient in law to support an irrevocable power.

Should a proxy designate two or more persons to act as proxies, unless such instrument shall provide the contrary, a majority of such persons present at any meeting at which their powers thereunder are to be exercised shall have and may exercise all the powers of voting or giving consents thereby conferred, or if only one be present, then such powers may be exercised by that one; or, if an even number attend and a majority do not agree on any particular issue, each proxy so attending shall be entitled to exercise such powers in respect of the same portion of the shares as he or she is of the proxies representing such shares.

Section 9. Voting; Elections; Inspectors. Unless otherwise required by law or provided in the Certificate of Incorporation, each stockholder shall have one vote for each share of stock entitled to vote which is registered in his or her name on the record date for the meeting. Shares registered in the name of another corporation, domestic or foreign, may be voted by such officer, agent or proxy as the bylaw (or comparable instrument) of such corporation may prescribe, or in the absence of such provision, as the Board of Directors (or comparable body) of such corporation may determine. Shares registered in the name of a deceased person may be voted by his or her executor or administrator, either in person or by proxy.

All voting, except as required by the Certificate of Incorporation or where otherwise required by law, may be by a voice vote; provided, however, that upon demand therefor by stockholders holding shares of stock representing a majority of the voting power present in person or by proxy at any meeting a written ballot vote shall be taken. All elections for directors shall be by written ballot unless otherwise provided in the Certificate of Incorporation. Unless otherwise provided in the Certificate of Incorporation or these bylaws, directors shall be elected by a plurality of the votes cast by the holders of shares of stock entitled to vote in the election of directors at a meeting of stockholders at which a quorum is present. All other elections and questions presented to the stockholders at a meeting at which a quorum is present shall, unless otherwise provided by the Certificate of Incorporation, these by-laws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law or pursuant to any regulation applicable to the Corporation or its securities, be decided by the affirmative vote of the holders of a majority in voting power of the shares of stock of the Corporation which are present in person or by proxy and entitled to vote thereon. Every stock vote shall be taken by written ballots, each of which shall state the name of the stockholder or proxy voting and such other information as may be required under the procedure established for the meeting.

At any meeting at which a vote is taken by ballots, the chairman of the meeting may appoint one or more inspectors, each of whom shall subscribe an oath or affirmation to execute faithfully the duties of inspector at such meeting with strict impartiality and according to the best of his or her ability. Such inspector shall ascertain the number of shares of capital stock of the Corporation outstanding and the voting power of each such share, determine the shares of capital stock of the Corporation represented at the meeting and the validity of proxies and ballots, count all votes and ballots, determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and certify their determination of the number of shares of capital stock of the Corporation represented at the meeting and such inspectors’ count of all votes and ballots. Such certification and report shall specify such other information as may be required by law. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the Corporation, the inspectors may consider such information as is permitted by applicable law. The chairman of the meeting may appoint any person to serve as inspector, except no candidate for the office of director shall be appointed as an inspector.

Unless otherwise provided in the Certificate of Incorporation, cumulative voting for the election of directors shall be prohibited.

Section 10. Conduct of Meetings. The meetings of the stockholders shall be presided over by the Chairman of the Board (if any), or if he or she is not present, by the chief executive officer, or if neither the Chairman of the Board (if any), nor chief executive officer is present, by a chairman elected at the meeting. The Secretary of the Corporation, if present, shall act as secretary of such meetings, or if he or she is not present, an Assistant Secretary shall so act; if neither the Secretary nor an Assistant Secretary is present, then a secretary shall be appointed by the chairman of the meeting. The chairman of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seem to him in order. Unless the chairman of the meeting of stockholders shall otherwise determine, the order of business shall be as follows:

(a)	Calling of meeting to order.

(b)	Election of a chairman and the appointment of a secretary if necessary.

(c)	Presentation of proof of the due calling of the meeting.

(d)	Presentation and examination of proxies and determination of a quorum.

(e)	Reading and settlement of the minutes of the previous meeting.

(f)	Reports of officers and committees.

(g)	The election of directors if an annual meeting, or a meeting called for that purpose.

(h)	Unfinished business.

(i)	New business.

(j)	Adjournment.

Section 11. Treasury Stock. The Corporation shall not vote, directly or indirectly, shares of its own stock owned by it or any other corporation, if a majority of shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly by the Corporation and such shares shall not be counted for quorum purposes.

Section 12. Action Without Meeting. Unless otherwise provided in the Certificate of Incorporation, any action permitted or required by law, the Certificate of Incorporation or these bylaws to be taken at a meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than a unanimous written consent shall be given by the Secretary to those stockholders who have not consented in writing.

ARTICLE III

BOARD OF DIRECTORS

Section 1. Power; Number; Term of Office. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, and subject to the restrictions imposed by law or the Certificate of Incorporation, they may exercise all the powers of the Corporation.

The number of directors of the Corporation shall be determined from time to time by resolution of the Board of Directors, unless the Certificate of Incorporation fixes the number of directors, in which case a change in the number of directors shall be made only by amendment of the Certificate of Incorporation. Each director shall hold office for the term for which he or she is elected, and until his or her successor shall have been elected and qualified or until his or her earlier death, resignation or removal.

Unless otherwise provided in the Certificate of Incorporation, directors need not be stockholders nor residents of the State of Delaware.

Section 2. Quorum. Unless otherwise provided in the Certificate of Incorporation, a majority of the total number of directors shall constitute a quorum for the transaction of business of the Board of Directors and the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

Section 3. Place of Meetings; Order of Business. The directors may hold their meetings and may have an office and keep the books of the Corporation, except as otherwise provided by law, in such place or places, within or without the State of Delaware, as the Board of Directors may from time to time determine by resolution. At all meetings of the Board of Directors business shall be transacted in such order as shall from time to time be determined by the Chairman of the Board (if any), or in his or her absence by the chief executive officer, or by resolution of the Board of Directors.

Section 4. First Meeting. Each newly elected Board of Directors may hold its first meeting for the purpose of organization and the transaction of business, if a quorum is present, immediately after and at the same place as the annual meeting of the stockholders. Notice of such meeting shall not be required.

Section 5. Regular Meetings. Regular meetings of the Board of Directors shall be held at such times and places as shall be designated from time to time by resolution of the Board of Directors. Notice of such regular meetings shall not be required.

Section 6. Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board (if any), the chief executive officer or, on the written request of any two directors, by the Secretary, in each case on at least twenty-four (24) hours personal or written notice or on at least twenty-four (24) hours notice by electronic transmission to each director. Such notice, or any waiver thereof pursuant to Article VII, Section 3 hereof, need not state the purpose or purposes of such meeting, except as may otherwise be required by law or provided for in the Certificate of Incorporation or these bylaws.

Section 7. Removal. Any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors; provided that, unless the Certificate of Incorporation otherwise provides, if the Board of Directors is classified, then the stockholders may effect such removal only for cause; and provided further that, if the Certificate of Incorporation expressly grants to stockholders the right to cumulate votes for the election of directors and if less than the entire Board of Directors is to be removed, no director may be removed without cause if the votes cast against his or her removal would be sufficient to elect him or her if then cumulatively voted at an election of the entire Board of Directors, or, if there be classes of directors, at an election of the class of directors of which such director is a part.

Section 8. Vacancies; Increases in the Number of Directors. Unless otherwise provided in the Certificate of Incorporation, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or a sole remaining director; and any director so chosen shall hold office until the next annual election and until his or her successor shall be duly elected and shall qualify, unless sooner displaced.

If the directors of the Corporation are divided into classes, any directors elected to fill vacancies or newly created directorships shall hold office until the next election of the class for which such directors shall have been chosen, and until their successors shall be duly elected and shall qualify.

Section 9. Compensation. Unless otherwise restricted by the Certificate of Incorporation, the Board of Directors shall have the authority to fix the compensation of directors.

Section 10. Action Without a Meeting; Telephone Conference Meeting. Unless otherwise restricted by the Certificate of Incorporation, any action required or permitted to be taken at any meeting of the Board of Directors, or any committee designated by the Board of Directors, may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee. Such consent shall have the same force and effect as a unanimous vote at a meeting, and may be stated as such in any document or instrument filed with the Secretary of State of Delaware.

Unless otherwise restricted by the Certificate of Incorporation, subject to the requirement for notice of meetings, members of the Board of Directors, or members of any committee designated by the Board of Directors, may participate in a meeting of such Board of Directors or committee, as the case may be, by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in such a meeting shall constitute presence in person at such meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

Section 11. Approval or Ratification of Acts or Contracts by Stockholders. The Board of Directors in its discretion may submit any act or contract for approval or ratification at any annual meeting of the stockholders, or at any special meeting of the stockholders called for the purpose of considering any such act or contract, and any act or contract that shall be approved or be ratified by the vote of the holders of shares of stock representing a majority of the voting power entitled to vote and present in person or by proxy at such meeting (provided that a quorum is present), shall be as valid and as binding upon the Corporation and upon all the stockholders as if it has been approved or ratified by every stockholder of the Corporation. In addition, any such act or contract may be approved or ratified by the written consent of the holders of shares of stock representing a majority of the voting power entitled to vote and such consent shall be as valid and as binding upon the Corporation and upon all the stockholders as if it had been approved or ratified by every stockholder of the Corporation.

ARTICLE IV

COMMITTEES

Section 1. Designation; Powers. The Board of Directors may, by resolution passed by a majority of the whole board, designate one or more committees, including, if they shall so determine, an executive committee, each such committee to consist of one or more of the directors of the Corporation. Any such designated committee shall have and may exercise such of the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation as may be provided in such resolution, except that no such committee shall have the power or authority of the Board of Directors in reference to amending the Certificate of Incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders an agreement of merger, recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation’s property and assets, recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution of the Corporation, or amending, altering or repealing the bylaws or adopting new bylaws for the Corporation and, unless such resolution or the Certificate of Incorporation expressly so provides, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock. Any such designated committee may authorize the seal of the Corporation to be affixed to all papers which may require it. In addition to the above, such committee or committees shall have such other powers and limitations of authority as may be determined from time to time by resolution adopted by the Board of Directors.

Section 2. Procedure; Meetings; Quorum. Any committee designated pursuant to Section 1 of this Article shall choose its own chairman, shall keep regular minutes of its proceedings and report the same to the Board of Directors when requested, shall fix its own rules or procedures, and shall meet at such times and at such place or places as may be provided by such rules, or by resolution of such committee or resolution of the Board of Directors. At every meeting of any such committee, the presence of a majority of all the members thereof shall constitute a quorum and the affirmative vote of a majority of the members present shall be necessary for the adoption by it of any resolution.

Section 3. Substitution of Members. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of the absent or disqualified member.

ARTICLE V

OFFICERS

Section 1. Number, Titles and Term of Office. The officers of the Corporation shall be a chief executive officer and a Secretary and, if the Board of Directors so elects, a Chairman of the Board, one or more Vice Presidents (any one or more of whom may be designated Executive Vice President or Senior Vice President), a Treasurer and such other officers as the Board of Directors may from time to time elect or appoint. Each officer shall hold office until his or her successor shall be duly elected and shall qualify or until his or her death or until he or she shall resign or shall have been removed in the manner hereinafter provided. Any number of offices may be held by the same person, unless the Certificate of Incorporation provides otherwise. Except for the Chairman of the Board, if any, no officer need be a director.

Section 2. Salaries. The salaries or other compensation of the officers and agents of the Corporation shall be fixed from time to time by the Board of Directors.

Section 3. Removal. Any officer or agent elected or appointed by the Board of Directors may be removed, either with or without cause, by the vote of a majority of the whole Board of Directors at a special meeting called for the purpose, or at any regular meeting of the Board of Directors. Election or appointment of an officer or agent shall not of itself create contract rights.

Section 4. Vacancies. Any vacancy occurring in any office of the Corporation may be filled by the Board of Directors.

Section 5. Powers and Duties of the Chief Executive Officer. The President shall be the chief executive officer of the Corporation unless the Board of Directors designates the Chairman of the Board or any other officer as chief executive officer. Subject to the control of the Board of Directors and the executive committee (if any), the chief executive officer shall have general executive charge, management and control of the properties, business and operations of the Corporation with all such powers as may be reasonably incident to such responsibilities; he or she may agree upon and execute all leases, contracts, evidences of indebtedness and other obligations in the name of the Corporation and may sign all certificates for shares of capital stock of the Corporation; and shall have such other powers and duties as designated in accordance with these bylaws and as from time to time may be assigned to him by the Board of Directors.

Section 6. Powers and Duties of the Chairman of the Board. If elected, the Chairman of the Board shall preside at all meetings of the stockholders and of the Board of Directors; shall have such other powers and duties as designated in these bylaws and as from time to time may be assigned to him by the Board of Directors.

Section 7. Powers and Duties of the President. Unless the Board of Directors otherwise determines, the President shall have the authority to agree upon and execute all leases, contracts, evidences of indebtedness and other obligations in the name of the Corporation; and, unless the Board of Directors otherwise determines, he or she shall, in the absence of the Chairman of the Board or if there be no Chairman of the Board, preside at all meetings of the stockholders and (should he or she be a director) of the Board of Directors; and he or she shall have such other powers and duties as designated in accordance with these bylaws and as from time to time may be assigned to him or her by the Board of Directors.

Section 8. Vice Presidents. In the absence of the chief executive officer, or in the event of his or her inability or refusal to act, a Vice President designated by the Board of Directors shall perform the duties of the chief executive officer, and when so acting shall have all the powers of and be subject to all the restrictions upon the chief executive officer. In the absence of a designation by the Board of Directors of a Vice President to perform the duties of the chief executive officer, or in the event of his or her absence or inability or refusal to act, the Vice President who is present and who is senior in terms of time as a Vice President of the Corporation shall so act. The Vice Presidents shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

Section 9. Treasurer. The Treasurer, if any, shall have responsibility for the custody and control of all the funds and securities of the Corporation, and he or she shall have such other powers and duties as designated in these bylaws and as from time to time may be assigned to him or her by the Board of Directors. He or she shall perform all acts incident to the position of Treasurer, subject to the control of the chief executive officer and the Board of Directors; and he or she shall, if required by the Board of Directors, give such bond for the faithful discharge of his or her duties in such form as the Board of Directors may require.

Section 10. Assistant Treasurers. Each Assistant Treasurer, if any, shall have the usual powers and duties pertaining to his or her office, together with such other powers and duties as designated in these bylaws and as from time to time may be assigned to him or her by the chief executive officer or the Board of Directors. The Assistant Treasurers shall exercise the powers of the Treasurer during that officer’s absence or inability or refusal to act.

Section 11. Secretary. The Secretary shall keep the minutes of all meetings of the Board of Directors, committees of directors and the stockholders, in books provided for that purpose; he or she shall attend to the giving and serving of all notices; he or she may in the name of the Corporation affix the seal of the Corporation to all contracts of the Corporation and attest the affixation of the seal of the Corporation thereto; he or she may sign with the other appointed officers all certificates for shares of capital stock of the Corporation; he or she shall have charge of the certificate books, transfer books and stock ledgers, and such other books and papers as the Board of Directors may direct, all of which shall at all reasonable times be open to inspection of any director upon application at the office of the Corporation during business hours; he or she shall have such other powers and duties as designated in these bylaws and as from time to time may be assigned to him or her by the Board of Directors or the chief executive officer; and he or she shall in general perform all acts incident to the office of Secretary, subject to the control of the chief executive officer and the Board of Directors.

Section 12. Assistant Secretaries. Each Assistant Secretary, if any, shall have the usual powers and duties pertaining to his or her office, together with such other powers and duties as designated in these bylaws and as from time to time may be assigned to him or her by the chief executive officer or the Board of Directors. The Assistant Secretaries shall exercise the powers of the Secretary during that officer’s absence or inability or refusal to act.

Section 13. Action with Respect to Securities of Other Corporations. Unless otherwise directed by the Board of Directors, the chief executive officer shall have power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of security holders of or with respect to any action of security holders of any other corporation in which this Corporation may hold securities and otherwise to exercise any and all rights and powers which this Corporation may possess by reason of its ownership of securities in such other corporation.

ARTICLE VI

CAPITAL STOCK

Section 1. Certificates of Stock. Except as provided in this Section 1 of Article VI, the certificates for shares of the capital stock of the Corporation shall be in such form, not inconsistent with that required by law and the Certificate of Incorporation, as shall be approved by the Board of Directors. The Chairman of the Board (if any), chief executive officer or a Vice President shall cause to be issued to each stockholder one or more certificates, under the seal of the Corporation or a facsimile thereof if the Board of Directors shall have provided for such seal, and signed by the Chairman of the Board (if any), chief executive officer or a Vice President and the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer certifying the number of shares (and, if the stock of the Corporation shall be divided into classes or series, the class and series of such shares) owned by such stockholder in the Corporation; provided, however, that any of or all the signatures on the certificate may be facsimile. The stock record books and the blank stock certificate books shall be kept by the Secretary, or at the office of such transfer agent or transfer agents as the Board of Directors may from time to time by resolution determine. In case any officer, transfer agent or registrar who shall have signed or whose facsimile signature or signatures shall have been placed upon any such certificate or certificates shall have ceased to be such officer, transfer agent or registrar before such certificate is issued by the Corporation, such certificate may nevertheless be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. The stock certificates shall be consecutively numbered and shall be entered in the books of the Corporation as they are issued and shall exhibit the holder’s name and number of shares. The Board of Directors may deem that any outstanding shares of the Corporation will be uncertificated and registered in such form on the stock books of the Corporation.

Section 2. Transfer of Shares. Subject to the provisions of the Certificate of Incorporation regarding the transfer of stock, the shares of stock of the Corporation shall be transferable only on the books of the Corporation by the holders thereof in person or by their duly authorized attorneys or legal representatives upon surrender and cancellation of certificates for a like number of shares. Subject to the provisions of the Certificate of Incorporation and any other applicable agreements regarding the transfer of stock, upon surrender to the Corporation or a transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

Section 3. Ownership of Shares. The Corporation shall be entitled to treat the holder of record of any share or shares of capital stock of the Corporation as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

Section 4. Regulations Regarding Certificates. The Board of Directors shall have the power and authority to make all such rules and regulations as they may deem expedient concerning the issue, transfer and registration or the replacement of certificates for shares of capital stock of the Corporation.

Section 5. Lost or Destroyed Certificates. The Board of Directors may determine the conditions upon which a new certificate of stock may be issued in place of a certificate which is alleged to have been lost, stolen or destroyed; and may, in their discretion, require the owner of such certificate or his or her legal representative to give bond, with sufficient surety, to indemnify the Corporation and each transfer agent and registrar against any and all losses or claims which may arise by reason of the issue of a new certificate in the place of the one so lost, stolen or destroyed.

ARTICLE VII

MISCELLANEOUS PROVISIONS

Section 1. Fiscal Year. The fiscal year of the Corporation shall be such as established from time to time by the Board of Directors.

Section 2. Corporate Seal. The Board of Directors may provide a suitable seal, containing the name of the Corporation. The Secretary shall have charge of the seal (if any). If and when so directed by the Board of Directors or a committee thereof, duplicates of the seal may be kept and used by the Treasurer or by the Assistant Secretary or Assistant Treasurer.

Section 3. Notice and Waiver of Notice. Whenever any notice is required to be given by law, the Certificate of Incorporation or under the provisions of these bylaws, said notice shall be deemed to be sufficient if given by electronic transmission or by deposit of the same in a post office box in a sealed prepaid wrapper addressed to the person entitled thereto at his or her post office address, as it appears on the records of the Corporation, and such notice shall be deemed to have been given on the day of such transmission or mailing, as the case may be.

Whenever notice is required to be given by law, the Certificate of Incorporation or under any of the provisions of these bylaws, a written waiver thereof, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the grounds that the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors, or members of a committee of directors need be specified in any written waiver of notice unless so required by the Certificate of Incorporation or these bylaws.

Section 4. Resignations. Any director, member of a committee or officer may resign at any time. Such resignation shall be made in writing or by electronic transmission and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the chief executive officer or Secretary. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

Section 5. Facsimile Signatures. In addition to the provisions for the use of facsimile signatures elsewhere specifically authorized in these bylaws, facsimile signatures of any officer or officers of the Corporation may be used whenever and as authorized by the Board of Directors.

Section 6. Reliance upon Books, Reports and Records. Each director and each member of any committee designated by the Board of Directors shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or reports made to the Corporation by any of its officers, or by an independent certified public accountant, or by an appraiser selected with reasonable care by the Board of Directors or by any such committee, or in relying in good faith upon other records of the Corporation.

Section 7. Form of Records. Any records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device or method, provided that the records so kept can be converted into clearly legible paper form within a reasonable time.

ARTICLE VIII

AMENDMENTS

If provided in the Certificate of Incorporation of the Corporation, the Board of Directors shall have the power to adopt, amend and repeal from time to time bylaws of the Corporation, subject to the right of the stockholders entitled to vote with respect thereto to amend or repeal such bylaws as adopted or amended by the Board of Directors.

Exhibit C

Minimum EBITDAX Exhibit

Company EBITDAX (a) ($000s)
Quarter Ended 3/31/13	123,613
Quarter Ended 6/30/13	132,875
Quarter Ended 9/30/13	127,532
Quarter Ended 12/31/13	88,798

Year Ended 12/31/13	$472,818
Threshold	70%
Minimum EBITDAX (b)	$330,973

(a) EBITDAX is defined as: net income (loss) before income taxes, net interest expense, depreciation, depletion, amortization and accretion, impairments, exploration expenditures and dry hole costs, loss on abandonment activities, amortization of weather derivative premium, and gain on sale of assets, and further deducts the unrealized gain or loss on derivative instruments.

(b) The Company EBITDAX for the four (4) consecutive fiscal quarter periods ending prior to the Closing Date for which quarterly financial information shall then be available shall not be less than 70% of the Company EBITDAX for the year ended December 31, 2013.

Annex B

[LETTERHEAD OF CREDIT SUISSE SECURITIES (USA) LLC]

March 11, 2014

Energy XXI (Bermuda) Limited

1021 Main, Suite 2626

Houston, Texas 77002

Attention: Board of Directors

Members of the Board:

You have asked us to advise you in your capacity as the Board of Directors of Energy XXI (Bermuda) Limited (the “Acquiror”) with respect to the fairness, from a financial point of view, to the Acquiror of the Merger Consideration (as defined below) to be paid and issued by the Acquiror in the Merger (as defined below) pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) to be entered into among the Acquiror, Energy XXI Gulf Coast, Inc., a wholly owned subsidiary of the Acquiror, Clyde Merger Sub, Inc., a wholly owned subsidiary of the Acquiror (“Merger Sub”), and EPL Oil & Gas, Inc. (the “Company”). The Merger Agreement provides for, among other things, the merger (the “Merger”) of the Company with Merger Sub pursuant to which the Company will become a wholly owned subsidiary of the Acquiror and each outstanding share of common stock, par value $0.001 per share (“Company Common Stock”), of the Company will be converted into the right to receive, at the election of the holder thereof (i) $25.35 in cash (the “Per Share Mixed Election Cash Consideration”) and 0.584 (the “Per Share Mixed Election Stock Consideration” and, together with the Per Share Mixed Election Cash Consideration, the “Per Share Mixed Election Consideration”) of a share of common stock, par value $0.005 per share (“Acquiror Common Stock”), of the Acquiror, (ii) $39.00 in cash (the “Per Share Cash Election Consideration”) or (iii) 1.669 shares of Acquiror Common Stock (the “Per Share Stock Election Consideration” and, collectively with the Per Share Mixed Election Consideration and the Per Share Cash Election Consideration, as applicable, the “Per Share Merger Consideration”). The ability of holders of Company Common Stock to elect to receive the Per Share Cash Election Consideration and the Per Share Stock Election Consideration are subject to certain procedures and limitations set forth in the Merger Agreement as to which we express no view or opinion. The aggregate Per Share Mixed Election Consideration, Per Share Cash Election Consideration and Per Share Stock Election Consideration to be paid and issued by the Acquiror in the Merger pursuant to the Merger Agreement is referred to herein as the “Merger Consideration” and, for purposes of our analyses and this opinion we have, with the Acquiror’s agreement, assumed that all outstanding shares of Company Common Stock will be converted into the right to receive the per share Mixed Election Consideration.

In arriving at our opinion, we have reviewed a draft, dated March 10, 2014, of the Merger Agreement and certain publicly available business and financial information relating to the Company and the Acquiror, including information regarding the Company’s proved oil and gas reserves included or reflected in certain filings of the Company with the Securities and Exchange Commission (the “SEC”) and other publicly available reports and filings (the “Publicly Available Company Reserve and Resource Data”) and information regarding the Acquiror’s proved reserves included or reflected in certain filings of the Acquiror with the SEC and other publicly available reports and filings (the “Publicly Available Acquiror Reserve Data”). We have also reviewed certain other information relating to the Company, including certain oil and gas reserve reports prepared by the Company’s third-party oil and gas reserves consultants with respect to the Company’s proved and probable oil and gas reserves (the “Company Reserve Reports”), certain information prepared by management of the Company with respect to the Company’s oil and gas resource potential (the “Company Resource Potential Information”), riskings for the Company’s proved and probable oil and gas reserves and oil and gas resource potential prepared and provided by management of the Acquiror (the “Acquiror Riskings for the Company”), alternative riskings for the Company’s proved and probable oil and gas reserves and oil and gas resource potential based on publicly available data, including precedent transactions (the “Alternative Riskings for the Company”), and financial forecasts relating to the future financial performance of the Company provided to us by the management of the Acquiror (the “Acquiror Projections for the Company”). We have also reviewed certain other information relating to the Acquiror, including certain oil and gas reserve reports prepared by the management of the Acquiror with respect to the Acquiror’s proved, probable and possible oil and gas reserves and associated riskings (the “Acquiror Reserve Reports”), alternative riskings for the Acquiror’s proved, probable and possible oil and gas reserves based on publicly available data, including precedent transactions (the “Alternative Riskings for the Acquiror”), and financial forecasts relating to the future financial performance of the Acquiror provided to or discussed with us by the management of the Acquiror (the “Acquiror Projections”). We have also reviewed estimates with respect to the cost savings and synergies anticipated to result from the Merger prepared and provided to us by the management of the Acquiror (the “Synergies”). We have also spoken with the managements of the Company and the Acquiror and certain of their representatives regarding the business and prospects of the Company, the Company’s oil and gas reserves and the Company’s oil and gas resource potential. In addition, we have spoken with the management of the Acquiror and certain of its representatives regarding the business and prospects of the Acquiror and the Acquiror’s oil and gas reserves. We have also reviewed certain publicly available market data and publicly available research reports regarding future oil and gas commodity pricing, as well as certain alternative pricing information provided by management of the Acquiror (collectively, the “Commodity Pricing Data”). We have also considered certain financial and stock market data of the Company and the Acquiror, and we have compared that data with similar data for other companies with publicly traded securities in businesses we deemed similar to those of the Company and the Acquiror, respectively, and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have been effected or announced. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not independently verified any of the foregoing information, and we have assumed and relied upon such information being complete and accurate in all respects material to our analyses and this opinion. With respect to the Acquiror Projections for the Company that we have used in our analyses, management of the Acquiror has advised us and we have assumed that such financial forecasts have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of the Acquiror as to the future financial performance of the Company. With respect to the Acquiror Projections that we have used in our analyses, management of the Acquiror has advised us and we have assumed that such financial forecasts have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of the Acquiror as to the future financial performance of the Acquiror. With respect to the Synergies, we have been advised by the management of the Acquiror, and we have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Acquiror as to such cost savings and synergies and have assumed that such Synergies will be realized in the amounts and the times indicated thereby. With respect to the Company Reserve Reports that we have reviewed, we have assumed that such reports have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the Company’s third-party oil and gas reserves consultants as to the Company’s proved and probable oil and gas reserves. With respect to the Company Resource Potential Information that we have reviewed, we have been advised and have assumed that such information has been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of the Company as to the Company’s oil and gas resource potential. With respect to the Acquiror Riskings for the Company, we have been advised and have assumed that they have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of the Acquiror as to the riskings for the Company’s proved and probable oil and gas reserves and oil and gas resource potential. With respect to the Acquiror Reserve Reports, including associated riskings, that we have reviewed, we have been advised and have assumed that such reports have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of the Acquiror as to the Acquiror’s proved, probable and possible oil and gas reserves. We express no view or opinion with respect to the Acquiror Projections for the Company, the Acquiror Projections, the Synergies, the Company Reserve Reports, the Company Resource Potential Information, the Acquiror Riskings

for the Company, the Alternative Riskings for the Company, the Acquiror Reserve Reports or the Alternative Riskings for the Acquiror or the assumptions upon which they are based and at the direction of management of the Acquiror have assumed that the Publicly Available Company Reserve and Resource Data, the Publicly Available Acquiror Reserve Data, the Acquiror Projections for the Company, the Acquiror Projections, the Synergies, the Company Reserve Reports, the Company Resource Potential Information, the Acquiror Riskings for the Company, the Alternative Riskings for the Company, the Acquiror Reserve Reports and the Alternative Riskings for the Acquiror and the assumptions upon which they are based, as well as the Commodity Pricing Data, are a reasonable basis on which to evaluate the Company, the Acquiror and the Merger and we have used and relied upon such information for purposes of our analyses and this opinion.

In addition, we have relied upon, without independent verification (i) the assessments of the management of the Acquiror with respect to the Acquiror’s ability to integrate the businesses of the Company and the Acquiror and (ii) the assessments of the management of the Company and the Acquiror as to the Company’s and the Acquiror’s existing technology and future capabilities with respect to the extraction of the Company’s and the Acquiror’s oil and gas resource potential and, with your consent, have assumed that there have been no developments that would adversely affect such management’s views with respect to such technologies and capabilities. We also have assumed, with your consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, the Acquiror or the contemplated benefits of the Merger, that the Merger will be consummated in accordance with the terms of the Merger Agreement, without waiver, modification or amendment of any term, condition or agreement thereof that is material to our analyses or this opinion. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals other than the Publicly Available Company Reserve and Resource Data, the Publicly Available Acquiror Reserve Data, the Company Reserve Reports, the Company Resource Potential Information and the Acquiror Reserve Reports. With your consent we have also assumed that the final form of the Merger Agreement, when executed by the parties thereto, will conform to the draft reviewed by us in all respects material to our analyses.

Our opinion addresses only the fairness, from a financial point of view, to the Acquiror of the Merger Consideration to be issued or paid by the Acquiror for the outstanding shares of Company Common Stock in the Merger pursuant to the Merger Agreement and does not address any other aspect or implication of the Merger or any agreement, arrangement or understanding entered into in connection therewith or otherwise, including, without limitation, the fairness of the Per Share Merger Consideration to the holders of Company Common Stock or any group thereof, or the fairness of the amount or nature of, or any other aspect relating to, any compensation or consideration to be received or otherwise payable to any officers, directors, employees, securityholders or affiliates of any party to the Merger, or class of such persons, relative to the Merger Consideration, the Per Share Merger Consideration or otherwise. Furthermore, we are not expressing any advice or opinion regarding matters that require legal, regulatory, accounting, insurance, tax, environmental, executive compensation or other similar professional advice including, without limitation, any advice regarding the amounts, risking and other aspects of the Company’s or the Acquiror’s oil and gas reserves or potential or oil and gas resource potential. We have assumed that the Acquiror has or will obtain such advice or opinions from the appropriate professional sources. The issuance of this opinion was approved by our authorized internal committee.

Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof. In addition, as you are aware, the financial projections and estimates that we have reviewed relating to the future financial performance of the Company and the Acquiror reflect certain assumptions regarding the oil and gas industry and future commodity prices associated with that industry that are subject to significant uncertainty and volatility and that, if different than assumed, could have a material impact on our analyses and this opinion. Our opinion does not address the relative merits of the Merger as compared to alternative transactions or strategies that might be available to the Acquiror, nor does it address the underlying business decision of the Board of Directors of the Acquiror (the “Board”) or the Acquiror to proceed with or effect the Merger. We are not expressing any opinion as to what the value of shares of Acquiror Common Stock actually will be when issued pursuant to the Merger or the price or range of prices at which Company Common Stock or Acquiror Common Stock may be purchased or sold at any time. We were not requested to, and did not, negotiate with the Company with respect to the amount or value of the Merger Consideration.

We have acted as financial advisor to the Board in connection with the Merger and will receive a fee for our services, a portion of which became payable to us upon the rendering of our opinion and a portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain liabilities and other items arising out of or related to our engagement. We and our affiliates may have provided other financial advice and services, and may in the future provide financial advice and services, to the Company, the Acquiror and their respective affiliates for which we and our affiliates have received, and would expect to receive, compensation including, during the past two years, having acted as senior co-manager of an offering of senior convertible notes by the Acquiror in November 2013, as bookrunner on an offering of senior notes by the Acquiror in September 2013 and as lead bookrunner on an offering of senior notes by the Company in October 2012. We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates’ own accounts and the accounts of customers, any currency or commodity that may be involved in the Merger and equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company, the Acquiror and any other company that may be involved in the Merger, as well as provide investment banking and other financial services to such companies and their affiliates.

It is understood that this letter is for the information of the Board (in its capacity as such) in connection with its consideration of the Merger and does not constitute a recommendation to the Board with respect to the proposed Merger or advice or a recommendation to any holder of Acquiror Common Stock as to how such holder should vote or act on any matter relating to the proposed Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be issued or paid by the Acquiror for the outstanding shares of Company Common Stock in the Merger pursuant to the Merger Agreement is fair, from a financial point of view, to the Acquiror.

Very truly yours,

/s/ CREDIT SUISSE SECURITIES (USA) LLC

CREDIT SUISSE SECURITIES (USA) LLC

Annex C

[LETTERHEAD OF CITIGROUP GLOBAL MARKETS INC.]

March 11, 2014

The Board of Directors

Energy XXI (Bermuda) Limited

1021 Main (One City Centre), Suite 2626

Houston, Texas 77002

The Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to Energy XXI (Bermuda) Limited (“Energy XXI”) of the Merger Consideration (defined below) to be paid by Energy XXI pursuant to the terms and subject to the conditions set forth in an Agreement and Plan of Merger (the “Agreement”) proposed to be entered into among Energy XXI, Energy XXI Gulf Coast, Inc., a wholly owned subsidiary of Energy XXI (“OpCo”), Clyde Merger Sub, Inc., a wholly owned subsidiary of OpCo (“Merger Sub”), and EPL Oil & Gas, Inc. (“EPL”). As more fully described in the Agreement, (i) Merger Sub will be merged with and into EPL (the “Merger”) and (ii) each outstanding share of the common stock, par value $0.001 per share, of EPL (“EPL Common Stock”) will be converted into the right to receive, at the election of the holder thereof, (a) mixed consideration of (i) $25.35 in cash and (ii) 0.584 of a common share, par value $0.005 per share, of Energy XXI (“Energy XXI Common Shares”), or (b) all cash consideration of $39.00 in cash, or (c) all stock consideration of 1.669 Energy XXI Common Shares (such consideration payable in the Merger, the “Merger Consideration”), subject to certain proration and allocation procedures set forth in the Agreement (as to which we express no opinion) such that the aggregate cash portion of the Merger Consideration will constitute 65% of the total Merger Consideration.

In arriving at our opinion, we reviewed a draft, dated March 11, 2014, of the Agreement and held discussions with certain senior officers, directors and other representatives and advisors of Energy XXI and certain senior officers and other representatives and advisors of EPL concerning the businesses, operations and prospects of Energy XXI and EPL. We reviewed certain publicly available business and financial information relating to Energy XXI and EPL as well as certain financial forecasts and other information and data relating to Energy XXI and EPL which were provided to or discussed with us by the respective managements of Energy XXI and EPL, including certain oil and gas reserve reports and data relating to Energy XXI prepared by the management of Energy XXI, certain oil and gas reserve reports and data relating to EPL prepared by a third-party consultant to EPL and potential strategic implications and financial and operational benefits anticipated by the management of Energy XXI to result from the Merger. We reviewed the financial terms of the Merger as set forth in the Agreement in relation to, among other things: current and historical market prices of Energy XXI Common Shares and EPL Common Stock; the financial condition and historical and projected cash flow and earnings, oil and gas reserves and other operating data of Energy XXI and EPL; the capitalization of Energy XXI and EPL; and relative values of Energy XXI and EPL under alternative pricing and risking scenarios. We considered, to the extent publicly available, the financial terms of other transactions which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Energy XXI and EPL. We also evaluated certain potential pro forma financial effects of the Merger on Energy XXI utilizing financial forecasts and other information and data provided to or discussed with us by the managements of Energy XXI and EPL. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion. The issuance of our opinion has been authorized by our fairness opinion committee.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise

The Board of Directors

Energy XXI (Bermuda) Limited

March 11, 2014

reviewed by or discussed with us and upon the assurances of the managements of Energy XXI and EPL that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. As you are aware, we have not been provided with, and we did not have access to, long-term corporate-level forecasts and estimates relating to EPL prepared by the management of EPL and, accordingly, we have been directed to utilize for purposes of our analyses such forecasts and estimates as prepared and provided to us by the management of Energy XXI. With respect to financial forecasts and other information and data (including oil and gas reserves and related data) provided to or otherwise reviewed by or discussed with us relating to Energy XXI and EPL, we have been advised by the managements of Energy XXI and EPL, as the case may be, and we have assumed, with your consent, that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of such managements as to the future financial performance and oil and gas reserves of Energy XXI and EPL, the potential pro forma financial effects of the Merger, including the potential strategic implications and financial and operational benefits (including the amount, timing and achievability thereof) anticipated by the management of Energy XXI to result from the Merger, and the other matters covered thereby. With respect to the third-party reserve reports provided to or otherwise reviewed by or discussed with us relating to EPL, we have assumed, with your consent, that such reports have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the preparer thereof and are a reasonable basis on which to evaluate the oil and gas reserves of EPL. We have assumed, with your consent, that the financial results, including with respect to the oil and gas reserves and potential strategic implications and financial and operational benefits anticipated to result from the Merger, reflected in such financial forecasts and other information and data will be realized in the amounts and at the times projected. We have relied, at your direction, upon the assessments of the managements of Energy XXI and EPL as to (i) the ability to integrate the operations of Energy XXI and EPL and (ii) the potential impact on Energy XXI and EPL of market trends and prospects of, and regulatory matters relating to, the oil and gas industry, including assumptions of the management of Energy XXI as to future oil and natural gas commodity prices reflected in the financial forecasts and other information and data utilized in our analyses, which prices are subject to significant volatility and which, if different than as assumed, could have a material impact on our analyses or opinion. We have assumed, with your consent, that there will be no developments with respect to any such matters that would have an adverse effect on Energy XXI, EPL or the Merger (including the contemplated benefits thereof) or that would otherwise be meaningful in any respect to our analyses or opinion. We also have assumed, with your consent, that any adjustments to the Merger Consideration will not in any respect be meaningful to our analyses or opinion.

We have not made or, except for certain reserve reports relating to Energy XXI and EPL, been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Energy XXI, EPL or any other entity nor have we made any physical inspection of the properties or assets of Energy XXI, EPL or any other entity. We are not experts in the evaluation of oil or gas reserves or properties and we express no view as to the reserve quantities, or the exploration, development or production (including, without limitation, as to the feasibility or timing thereof), of any oil or natural gas properties of Energy XXI, EPL or any other entity. We have assumed, with your consent, that the Merger will be consummated in accordance with its terms and in compliance with all applicable laws and other requirements, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary governmental, regulatory or third party approvals, consents, releases, waivers and agreements for the Merger, no delay, limitation, restriction or condition, including any divestiture requirements, amendments or modifications, will be imposed that would have an adverse effect on Energy XXI, EPL or the Merger (including the contemplated benefits thereof). We are not expressing any view or opinion as to the actual value of Energy XXI Common Shares when issued in the Merger or the prices at which Energy XXI Common Shares or EPL Common Stock will trade or otherwise be transferable at any time. Representatives of Energy XXI have advised us, and we

The Board of Directors

Energy XXI (Bermuda) Limited

March 11, 2014

further have assumed, that the final terms of the Agreement will not vary materially from those set forth in the draft reviewed by us. We are not expressing any opinion with respect to accounting, tax, regulatory, legal or similar matters and we have relied, with your consent, upon the assessments of representatives of Energy XXI as to such matters.

Our opinion does not address any terms (other than the Merger Consideration to the extent expressly specified herein) or other aspects or implications of the Merger, including, without limitation, the form or structure of the Merger, or any voting agreement or other agreement, arrangement or understanding to be entered into in connection with or contemplated by the Merger or otherwise. We express no view as to, and our opinion does not address, the underlying business decision of Energy XXI to effect the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for Energy XXI or the effect of any other transaction in which Energy XXI might engage or consider. We also express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the Merger Consideration or otherwise. Our opinion is necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to us as of the date hereof. As you are aware, the credit, financial and stock markets have experienced, and the industries in which Energy XXI and EPL operate continue to experience, volatility and we express no opinion or view as to any potential effects of such volatility on Energy XXI, EPL or the Merger (including the contemplated benefits thereof).

Citigroup Global Markets Inc. has acted as financial advisor to Energy XXI in connection with the proposed Merger and will receive a fee for such services, a substantial portion of which is contingent upon consummation of the Merger. We also will receive a fee in connection with the delivery of this opinion. We and our affiliates in the past have provided, currently are providing and in the future may provide services to Energy XXI, EPL and their respective affiliates unrelated to the proposed Merger, for which services we and our affiliates have received and may receive compensation including, during the past two years, having acted or acting (i) as lead or joint bookrunner with respect to certain debt offerings of Energy XXI, including a convertible notes offering in November 2013 and a high-yield offering in September 2013, and (ii) as a lender or administrative agent under certain credit facilities of Energy XXI and certain related entities. As you are aware, we and certain of our affiliates also expect to provide financing in connection with the Merger, for which services we and such affiliates will receive compensation. In the ordinary course of business, we and our affiliates may actively trade or hold the securities of Energy XXI, EPL and their respective affiliates for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Energy XXI, EPL and their respective affiliates.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Energy XXI (in its capacity as such) in its evaluation of the proposed Merger. Our opinion is not intended to be and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act on any matters relating to the proposed Merger or otherwise.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Merger Consideration to be paid by Energy XXI pursuant to the Agreement is fair, from a financial point of view, to Energy XXI.

Very truly yours,

/s/ Citigroup Global Markets Inc.

CITIGROUP GLOBAL MARKETS INC.

Annex D

745 Seventh Avenue New York, NY 10019 United States

March 11, 2014

Board of Directors

EPL Oil & Gas, Inc.

919 Milam Street, Suite 1600

Houston, Texas 77002

Members of the Board of Directors:

We understand that EPL Oil & Gas, Inc. (“EPL” or the “Company”) intends to enter into a transaction (the “Proposed Transaction”) with Energy XXI (Bermuda) Limited (“Energy XXI”) and Energy XXI Gulf Coast, Inc. (“OpCo”), a wholly-owned subsidiary of Energy XXI, pursuant to which (i) Clyde Merger Sub, Inc. (“Merger Sub”), a wholly-owned subsidiary of OpCo, will merge with and into EPL, with EPL surviving the merger and (ii) upon the effectiveness of the merger, each share of common stock, par value $0.001 per share, of the Company (“EPL Common Stock”) then issued and outstanding (other than shares as to which appraisal rights are perfected and not withdrawn and any shares held by the Company, Energy XXI or any of their respective subsidiaries) will be converted into the right to receive, at the election of the holder and subject to certain limitations and proration procedures as set forth in the Agreement (as defined below), as to which procedures we express no opinion, one of the following: (a) $39.00 per share in cash, (b) 1.669 shares (the “Exchange Ratio”) of the common stock, par value $0.005 per share, of Energy XXI (“Energy XXI Common Stock”), or (c) 0.584 of a share of Energy XXI Common Stock and $25.35 in cash (collectively (a), (b) and (c) referred to as the “Merger Consideration”). The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger to be entered into by and among Energy XXI, OpCo, Merger Sub and the Company (the “Agreement”). The summary of the Proposed Transaction set forth above is qualified in its entirety by the terms of the Agreement.

We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company’s stockholders of the Merger Consideration to be offered to such stockholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Proposed Transaction or the likelihood of consummation of the Proposed Transaction. Our opinion does not address the relative merits of the Proposed Transaction as compared to any other transaction or business strategy in which the Company might engage. In addition, we express no opinion on, and our opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Proposed Transaction, or any class of such persons, relative to the Merger Consideration to be offered to the stockholders of the Company in the Proposed Transaction.

In arriving at our opinion, we reviewed and analyzed: (1) a draft of the Agreement, dated as of March 11, 2014, and the specific terms of the Proposed Transaction; (2) publicly available information concerning EPL and Energy XXI that we believe to be relevant to our analysis, including, without limitation, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013, as well as Energy XXI’s Annual Report on Form 10-K for the fiscal year ended June 30, 2013 and Energy XXI’s Quarterly Reports on Form 10-Q for the quarters ended September 30, 2013 and December 31, 2013; (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including financial projections of the Company prepared by management of the Company;

(4) financial and operating information with respect to the business, operations and prospects of Energy XXI furnished to us by Energy XXI, including financial projections of Energy XXI prepared by management of Energy XXI; (5) estimates of certain (i) proved and probable reserves, as of December 31, 2013, for the Company as prepared by a third-party reserve engineer (the “EPL Year-End 2013 Engineered Report”) and (ii) additional potential resources, as of December 31, 2013, for the Company as prepared by the management of EPL (the “EPL Unbooked Resources”), (the EPL Year-End 2013 Engineered Report and the EPL Unbooked Resources, collectively, the “EPL Total Resources Estimates”); (6) estimates of certain proved, probable and possible reserves as of December 31, 2013, for Energy XXI prepared by the management of Energy XXI as a roll-forward from the Energy XXI June 30, 2013 audited reserve report (the “Energy XXI Reserve Report”); (7) the trading history of EPL Common Stock for the period from September 21, 2009 to March 10, 2014; (8) the trading history of Energy XXI Common Stock for the period from March 11, 2013 to March 10, 2014; (9) a comparison of the trading histories of EPL Common Stock and Energy XXI Common Stock for the period from March 11, 2013 to March 10, 2014; (10) a comparison of the historical financial results and present financial condition of the Company and Energy XXI with each other and with those of other companies that we deemed relevant; (11) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant; (12) the potential pro forma impact of the Proposed Transaction on the current and future financial performance of the combined company, including the estimated amounts and timing of the cost savings and operating synergies expected by the management of EPL to result from the Proposed Transaction (the “Expected Synergies”); (13) published estimates by independent equity research analysts with respect to the future financial performance and price targets of EPL and Energy XXI; (14) commodity price assumptions and the outlook for future commodity prices published by independent information service providers; and (15) the relative contributions of EPL and Energy XXI to the current and future financial performance of the combined company on a pro forma basis. In addition, we have had discussions with the managements of the Company and Energy XXI concerning their respective businesses, operations, assets, liabilities, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information) and have further relied upon the assurances of the management of the Company that it is not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company for the fiscal year ending December 31, 2014, upon the advice of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform substantially in accordance with such projections. The Company has advised us that, in the ordinary course of business, it does not prepare financial projections for periods other than the then-current fiscal year and, accordingly, we have not been provided with, and did not have any access to, financial projections of the Company prepared by management of the Company for any fiscal year other than the fiscal year ending December 31, 2014. Accordingly, upon the advice of the Company, we have assumed that the published estimates of third party research analysts for the Company’s fiscal year ending December 31, 2015 are a reasonable basis upon which to evaluate the future financial performance of the Company for such fiscal year and that the Company will perform substantially in accordance with such estimates. With respect to the financial projections of Energy XXI, upon the advice of Energy XXI and the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Energy XXI as to the future financial performance of Energy XXI and that Energy XXI will perform substantially in accordance with such projections. Furthermore, upon the advice of the Company, we have assumed that the amounts and timing of the Expected Synergies are reasonable and that the

Expected Synergies will be realized substantially in accordance with such estimates. With respect to the commodity price assumptions, upon the advice of the Company, we have assumed that such assumptions are reasonable and we have relied upon such assumptions, together with other publicly available commodity price information in performing our analysis. With respect to the EPL Total Resources Estimates, we have discussed these estimates with the management of EPL and, upon the advice of EPL, we have assumed that these estimates are a reasonable basis upon which to evaluate the proved and probable reserve levels and the resource potential of EPL. With respect to the Energy XXI Reserve Report, we have discussed these estimates with the managements of EPL and Energy XXI and upon the advice of EPL and Energy XXI, we have assumed that the Energy XXI reserve and resource estimates are a reasonable basis upon which to evaluate the proved and probable and possible reserve levels and the resource potential of Energy XXI. We assume no responsibility for and we express no view as to any projections or estimates described in this paragraph or the assumptions on which they are based. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We assume no responsibility for updating or revising our opinion based on events or circumstances that may occur after the delivery of this letter. We express no opinion as to the prices at which shares of Energy XXI Common Stock or EPL Common Stock will trade following the announcement of the Proposed Transaction or shares of Energy XXI Common Stock will trade following the consummation of the Proposed Transaction. Our opinion should not be viewed as providing any assurance that the market value of one share of Energy XXI Common Stock multiplied by the Exchange Ratio will be equal to or greater than the market value of one share of EPL Common Stock at any time prior to the announcement or consummation of the Proposed Transaction.

We have assumed that the executed Agreement will conform in all material respects to the last draft reviewed by us. In addition, we have assumed the accuracy of the representations and warranties contained in the Agreement and all agreements related thereto. We have also assumed, upon the advice of the Company, that all material governmental, regulatory and third party approvals, consents and releases for the Proposed Transaction will be obtained within the constraints contemplated by the Agreement and that the Proposed Transaction will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. We have assumed, upon the advice of the Company, that no holders of EPL Common Stock will exercise appraisal rights with respect to the Proposed Transaction. We do not express any opinion as to any tax or other consequences that might result from the Proposed Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Merger Consideration to be offered to the stockholders of the Company in the Proposed Transaction is fair to such stockholders.

We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive fees for our services, a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to reimburse a portion of our expenses and indemnify us for certain liabilities that may arise out of our engagement. We have performed various investment banking and financial services for Energy XXI and its affiliates in the past and have received customary fees for such services. Specifically, in the past two years, we have performed the following investment banking and financial services for Energy XXI and its affiliates: (i) in November 2013, Barclays acted as Lead Left Bookrunner in Energy XXI’s $350 million Senior Convertible Notes offering and (ii) in September 2013, Barclays acted as Joint Bookrunner in Energy XXI’s $500 million

Senior Unsecured Notes offering of 8-year 7.500% Senior Unsecured Notes. In addition, we currently have a commitment to Energy XXI’s existing revolving credit facility. Unless the Company requests us to do so, we will not increase our commitment to Energy XXI’s existing revolving credit facility in connection with any increase in the size of the facility prior to the consummation of the Proposed Transaction, nor will we participate in any Energy XXI financing in connection with the Proposed Transaction. We have performed limited investment banking and financial services for EPL and its affiliates in the past for which we have not received any investment banking or financial advisory fees in the past two years. We may in the future provide investment banking or financial advisory services to EPL, Energy XXI and their respective affiliates for which we may receive compensation.

Barclays Capital Inc. and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of our business, we and our affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of the Company, Energy XXI and their respective affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

This opinion, the issuance of which has been approved by our Valuation and Fairness Opinion Committee, is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to what form of consideration such stockholder should elect or how such stockholder should vote or act with respect to any other matter relating to the Proposed Transaction.

Very truly yours,

/s/ BARCLAYS CAPITAL INC.
BARCLAYS CAPITAL INC.

Annex E

Section 262 of the General Corporation Law of the State of Delaware

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that-, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either-: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation”, and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation”.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to

§ 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

YOUR Vote by VOTE Internet IS IMPORTANT. or Telephone –PLEASE QUICK VOTE TODAY. EASY IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail ENERGY XXI (BERMUDA) LIMITED Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on May 29, 2014. INTERNET/MOBILE –www.cstproxyvote.com Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares. PHONE – 1 (866) 894-0537 Use a touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares. MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided. PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE. FOLD HERE DO NOT SEPARATE INSERT IN ENVELOPE PROVIDED Please mark your votes like this PROXY THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1 AND “FOR” PROPOSAL 2. FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN 1. Approval of the issuance of shares 1. Election of Class II Director: of EXXI common stock to EPL Scott A. Griffiths. stockholders in connection with the merger. COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER: Signature Signature Date , 2014. Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership or limited liability company, please sign in partnership or limited liability company name (as applicable) by authorized person.

Important Notice Regarding the Availability of Proxy Materials for the Special General Meeting of Shareholders to be held May 30, 2014. The Proxy Statement is available at: http://www.cstproxy.com/energyxxi/2014 FOLD HERE DO NOT SEPARATE INSERT IN ENVELOPE PROVIDED PROXY ENERGY XXI (BERMUDA) LIMITED PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE SPECIAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD MAY 30, 2014 Please date, sign and mail this proxy card in the postage-paid return-addressed envelope provided as soon as possible The person signing on the reverse by this proxy appoints John Daniel Schiller, Jr. and David West Griffin, and each of them (with full power to designate substitutes), proxies to represent, vote and act with respect to all Common Shares of Energy XXI (Bermuda) Limited held of record by the undersigned at the close of business on April 21, 2014 at Energy XXI (Bermuda) Limited’s special general meeting of shareholders to be held on May 30, 2014 and at any adjournments or postponement thereof. The proxies may vote and act upon the matters designated on the reverse side and upon such other matters as may properly come before the meeting (including a motion to adjourn the meeting), according to the number of votes the undersigned might cast and with all powers the undersigned would possess if personally present. This proxy, when properly executed, will be voted in accordance with the instructions given above. If no instructions are given, this proxy will be voted “FOR” proposal 1 and “FOR” proposal 2. Printed Name of Shareholder as it Exists in the Shareholder Registry: Signature: Printed Name and Authority of the Person Signing If Not Shareholder Named in Shareholder Registry (e.g., person signing for corporate or fund shareholder): (Continued, and to be marked, dated and signed, on the other side)